BEAR STEARNS ASSET BACKED SECURITIES I LLC

Depositor

EMC MORTGAGE CORPORATION

Seller, Master Servicer and Company

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

Trustee

____________________

POOLING AND SERVICING AGREEMENT

Dated as of June 1, 2007

________________________________________

BEAR STEARNS ASSET BACKED SECURITIES I TRUST 2007-AC5

ASSET-BACKED CERTIFICATES, SERIES 2007-AC5

ARTICLE I DEFINITIONS

Section 1.01	Defined Terms.
Section 1.02	Allocation of Certain Interest Shortfalls.
ARTICLE II CONVEYANCE OF TRUST FUND REPRESENTATIONS AND WARRANTIES
Section 2.01	Conveyance of Trust Fund.
Section 2.02	Acceptance of the Mortgage Loans.
Section 2.03	Representations, Warranties and Covenants of the Company, the Master Servicer, the Trustee and the Seller.
Section 2.04	Representations and Warranties of the Depositor.
Section 2.05	Delivery of Opinion of Counsel in Connection with Substitutions and Repurchases.
Section 2.06	Countersignature and Delivery of Certificates.
Section 2.07	Purposes and Powers of the Trust.
ARTICLE III ADMINISTRATION AND SERVICING OF EMC MORTGAGE LOANS BY COMPANY
Section 3.01	The Company.
Section 3.02	Due-on-Sale Clauses; Assumption Agreements.
Section 3.03	Subservicers.
Section 3.04	Documents, Records and Funds in Possession of Company To Be Held for Trustee.
Section 3.05	Maintenance of Hazard Insurance.
Section 3.06	Presentment of Claims and Collection of Proceeds.
Section 3.07	Maintenance of the Primary Mortgage Insurance Policies.
Section 3.08	Fidelity Bond, Errors and Omissions Insurance.
Section 3.09	Realization Upon Defaulted Mortgage Loans; Determination of Excess Liquidation Proceeds and Realized Losses; Repurchases of Certain Mortgage Loans.
Section 3.10	Servicing Compensation.
Section 3.11	REO Property.
Section 3.12	Liquidation Reports.
Section 3.13	Books and Records.
ARTICLE IV ADMINISTRATION AND MASTER SERVICING OF MORTGAGE LOANS BY MASTER SERVICER
Section 4.01	Master Servicer.
Section 4.02	REMIC-Related Covenants.
Section 4.03	Monitoring of Company and Servicer.
Section 4.04	Fidelity Bond.
Section 4.05	Power to Act; Procedures.
Section 4.06	Due-on-Sale Clauses; Assumption Agreements.
Section 4.07	Release of Mortgage Files.
Section 4.08	Documents, Records and Funds in Possession of Master Servicer, Company and Servicer To Be Held for Trustee.
Section 4.09	Standard Hazard Insurance and Flood Insurance Policies.
Section 4.10	Presentment of Claims and Collection of Proceeds.
Section 4.11	Maintenance of the Primary Mortgage Insurance Policies.
Section 4.12	Trustee to Retain Possession of Certain Insurance Policies and Documents.
Section 4.13	Realization Upon Defaulted Mortgage Loans.
Section 4.14	Compensation for the Master Servicer.
Section 4.15	REO Property.
Section 4.16	Annual Statement as to Compliance.
Section 4.17	Assessments of Compliance and Attestation Reports.
Section 4.18	Reports Filed with Securities and Exchange Commission.
Section 4.19	Intention of the Parties and Interpretation.
Section 4.20	UCC.
Section 4.21	Optional Purchase of Certain Mortgage Loans.
ARTICLE V ACCOUNTS
Section 5.01	Collection of Mortgage Loan Payments; Protected Account.
Section 5.02	Permitted Withdrawals From the Protected Account.
Section 5.03	Reports to Master Servicer.
Section 5.04	Collection of Taxes; Assessments and Similar Items; Escrow Accounts.
Section 5.05	Servicer Protected Accounts.
Section 5.06	Master Servicer Collection Account.
Section 5.07	Permitted Withdrawals From the Master Servicer Collection Account.
Section 5.08	Distribution Account.
Section 5.09	Permitted Withdrawals and Transfers from the Distribution Account.
ARTICLE VI DISTRIBUTIONS AND ADVANCES
Section 6.01	Advances.
Section 6.02	Compensating Interest Payments.
Section 6.03	REMIC Distributions.
Section 6.04	Distributions.
Section 6.05	Allocation of Realized Losses.
Section 6.06	Monthly Statements to Certificateholders.
Section 6.07	REMIC Designations and REMIC Distributions.
Section 6.08	Class P Certificate Account.
ARTICLE VII THE CERTIFICATES
Section 7.01	The Certificates.
Section 7.02	Certificate Register; Registration of Transfer and Exchange of Certificates.
Section 7.03	Mutilated, Destroyed, Lost or Stolen Certificates.
Section 7.04	Persons Deemed Owners.
Section 7.05	Access to List of Certificateholders’ Names and Addresses.
Section 7.06	Book-Entry Certificates.
Section 7.07	Notices to Depository.
Section 7.08	Definitive Certificates.
Section 7.09	Maintenance of Office or Agency.
ARTICLE VIII THE COMPANY AND THE MASTER SERVICER
Section 8.01	Liabilities of the Depositor, the Company and the Master Servicer.
Section 8.02	Merger or Consolidation of the Depositor, the Company or the Master Servicer.
Section 8.03	Indemnification of the Master Servicer.
Section 8.04	Limitations on Liability of the Depositor, the Company, the Master Servicer and Others.
Section 8.05	Master Servicer and Company Not to Resign.
Section 8.06	Successor Master Servicer.
Section 8.07	Sale and Assignment of Master Servicing.
ARTICLE IX DEFAULT; TERMINATION OF MASTER SERVICER; TERMINATION OF COMPANY
Section 9.01	Events of Default.
Section 9.02	Trustee to Act; Appointment of Successor.
Section 9.03	Notification to Certificateholders and Rating Agencies.
Section 9.04	Waiver of Defaults.
Section 9.05	Company Default.
Section 9.06	Waiver of Company Defaults.
ARTICLE X CONCERNING THE TRUSTEE
Section 10.01	Duties of Trustee.
Section 10.02	Certain Matters Affecting the Trustee.
Section 10.03	Trustee Not Liable for Certificates or Mortgage Loans.
Section 10.04	Trustee May Own Certificates.
Section 10.05	Trustee’s Fees and Expenses.
Section 10.06	Eligibility Requirements for Trustee.
Section 10.07	Insurance.
Section 10.08	Resignation and Removal of Trustee.
Section 10.09	Successor Trustee.
Section 10.10	Merger or Consolidation of Trustee.
Section 10.11	Appointment of Co-Trustee or Separate Trustee.
Section 10.12	Tax Matters.
Section 10.13	Indemnification of the Trustee.
Section 10.14	Limitations on Liability of the Trustee.
ARTICLE XI TERMINATION
Section 11.01	Termination upon Liquidation or Repurchase of all Mortgage Loans.
Section 11.02	Final Distribution on the Certificates.
Section 11.03	Additional Termination Requirements.
ARTICLE XII MISCELLANEOUS PROVISIONS
Section 12.01	Amendment.
Section 12.02	Recordation of Agreement; Counterparts.
Section 12.03	Governing Law.
Section 12.04	Intention of Parties.
Section 12.05	Notices.
Section 12.06	Severability of Provisions.
Section 12.07	Assignment.
Section 12.08	Limitation on Rights of Certificateholders.
Section 12.09	Inspection and Audit Rights.
Section 12.10	Certificates Nonassessable and Fully Paid.

EXHIBITS

Exhibit A-1	Form of Class A Certificates
Exhibit A-2	Form of Class X Certificates
Exhibit A-3	Form of Class PO Certificates
Exhibit A-4	Form of Class R Certificates
Exhibit A-5	Form of Class B Certificates
Exhibit A-6	Form of Class P Certificates
Exhibit B	Mortgage Loan Schedule
Exhibit C	Form of Transferee Affidavit and Agreement
Exhibit D	Form of Transferor Certificate
Exhibit E	Form of Investment Letter (Non-Rule 144A)
Exhibit F	Form of Rule 144A and Related Matters Certificate
Exhibit G	Form of Request for Release
Exhibit H	DTC Letter of Representations
Exhibit I	Schedule of Mortgage Loans with Lost Notes
Exhibit J	Form of Custodial Agreement
Exhibit K	Form of Back-Up Certification to Form 10-K Certificate
Exhibit L	Form of Mortgage Loan Purchase Agreement
Exhibit M	[Reserved]
Exhibit N	Servicing Criteria to Be Addressed in Assessment of Compliance
Exhibit O	Form 10-D, Form 8-K and Form 10-K Reporting Responsibility
Exhibit P	Additional Disclosure Notification
Exhibit Q-1	Bank of America Servicing Agreement
Exhibit Q-2	Branch Banking Servicing Agreement
Exhibit Q-3	Fifth Third Servicing Agreement
Exhibit Q-4	GreenPoint Servicing Agreement
Exhibit Q-5	HSBC Servicing Agreement
Exhibit Q-6	Mid America Servicing Agreement
Exhibit Q-7	National City Servicing Agreement
Exhibit R-1	Form of Bank of America Assignment Agreement
Exhibit R-2	Form of Branch Banking Assignment Agreement
Exhibit R-3	Form of Fifth Third Assignment Agreement
Exhibit R-4	Form of GreenPoint Assignment Agreement
Exhibit R-5	Form of HSBC Assignment Agreement
Exhibit R-6	Form of Mid America Assignment Agreement
Exhibit R-7	Form of National City Assignment Agreement
Exhibit S	Remittance Overview Report
Exhibit T	Remittance Summary Report
Exhibit U	Calculation of Gain-Loss Delinquent Loans
Exhibit V	Form of Certification to be provided by the Trustee to the Depositor
Exhibit W	[Reserved]
Exhibit X	Claims Submitted
Exhibit Y	Default Overview Report
Exhibit Z	Delinquent Summary Report
Exhibit AA	Loss Severity Summary Report
Exhibit BB	Modified Loans Report
Exhibit CC	Form of Transferor Affidavit
Exhibit DD	Trustee Certification of Exchange Act reporting

POOLING AND SERVICING AGREEMENT, dated as of June 1, 2007, among BEAR STEARNS ASSET BACKED SECURITIES I LLC, a Delaware limited liability company, as depositor (the “Depositor”), EMC MORTGAGE CORPORATION, a Delaware corporation, as seller (in such capacity, the “Seller”), as master servicer (in such capacity, the “Master Servicer”) and as company (in such capacity, the “Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

PRELIMINARY STATEMENT

The Depositor is the owner of the Trust Fund that is hereby conveyed to the Trustee in return for the Certificates.

REMIC I

As provided herein, the Trustee shall elect to treat the segregated pool of assets consisting of the Mortgage Loans and certain other related assets subject to this Agreement (other than any Prepayment Charge Waiver Amounts) as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC I”. The Class R-1 Certificates will represent the sole class of Residual Interests in REMIC I for purposes of the REMIC Provisions. The following table irrevocably sets forth the designation, the Uncertificated REMIC I Pass-Through Rate, the initial Uncertificated Principal Balance and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC I Regular Interests. None of the REMIC I Regular Interests will be certificated.

Designation	Initial Uncertificated Principal Balance	Uncertificated REMIC I Pass-Through Rate	Related Subgroup	Latest Possible Maturity Date(1)
PO	$ 1,037,274.14	0.000%	Subgroup 1	July 25, 2037
1-Sub	$ 16,289.98	6.000%	Subgroup 1	July 25, 2037
1-ZZZ	$ 196,964,690.73	6.000%	Subgroup 1	July 25, 2037
2-Sub	$ 20,831.11	7.000%	Subgroup 2	July 25, 2037
2-ZZZ	$ 251,865,276.37	7.000%	Subgroup 2	July 25, 2037
R-2/R-3	$ 100.00	0.000%	N/A	July 25, 2037
P	$ 100.00	0.000%	N/A	July 25, 2037
X	(3)	(2)	Subgroup 2	July 25, 2037
___________________________
(1)
For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date in the month following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each REMIC I Regular Interest.

(2)	Calculated in accordance with the definition of “Uncertificated REMIC I Pass-Through Rate” herein.

(3)
REMIC I Regular Interest X will not have an Uncertificated Principal Balance but will accrue interest on its uncertificated notional amount calculated in accordance with the definition of “Uncertificated Notional Amount” herein.

REMIC II

As provided herein, the Trustee shall elect to treat the segregated pool of assets consisting of the REMIC I Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC II”. The Class R-2 Certificates will represent the sole class of Residual Interests in REMIC II for purposes of the REMIC Provisions. The following table irrevocably sets forth the designation, the Uncertificated REMIC II Pass-Through Rate, the initial Uncertificated Principal Balance and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC II Regular Interests. None of the REMIC II Regular Interests will be certificated.

Designation	Initial Uncertificated Principal Balance	Uncertificated REMIC II Pass-Through Rate	Latest Possible Maturity Date(1)
A-1	$ 141,766,000.00	6.000%	July 25, 2037
A-2	$ 20,856,000.00	6.000%	July 25, 2037
A-3	$ 15,305,000.00	6.000%	July 25, 2037
A-4	$ 2,764,000.00	6.000%	July 25, 2037
A-5	$ 226,630,000.00	7.000%	July 25, 2037
A-7	$ 4,425,000.00	7.000%	July 25, 2037
B-1	$ 13,947,000.00	(2)	July 25, 2037
B-2	$ 7,873,000.00	(2)	July 25, 2037
B-3	$ 4,949,000.00	(2)	July 25, 2037
B-4	$ 3,150,000.00	(2)	July 25, 2037
B-5	$ 1,800,000.00	(2)	July 25, 2037
B-6	$ 5,402,088.19	(2)	July 25, 2037
PO	$ 1,037,274.14	0.000%	July 25, 2037
X	(4)	(2)(3)	July 25, 2037
R-3	$ 50.00	0.000%	July 25, 2037
P	$ 100.00	0.000%	July 25, 2037
___________________________
(1)
For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date in the month following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each REMIC II Regular Interest.

(2)	Calculated in accordance with the definition of “Uncertificated REMIC II Pass-Through Rate” herein.
(3)
For federal income tax purposes, REMIC II Regular Interest X will not have an Uncertificated REMIC II Pass-Through Rate, but will be entitled to 100% of the amounts distributed on REMIC I Regular Interest X.

(4)
For federal income tax purposes, REMIC II Regular Interest X will not have an Uncertificated Principal Balance, but will have an uncertificated notional amount equal to the Uncertificated Notional Amount of REMIC I Regular Interest X.

REMIC III

As provided herein, the Trustee shall elect to treat the segregated pool of assets consisting of the REMIC II Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC III”. The Class R-3 Certificates will represent the sole class of Residual Interests in REMIC III for purposes of the REMIC Provisions.

The following table irrevocably sets forth the designation, Pass-Through Rate, Initial Certificate Principal Balance and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each Class of Certificates that represents ownership of Regular Interests in REMIC III created hereunder and the Class R Certificates.

Designation	Initial Certificate or Uncertificated Principal Balance	Pass-Through Rate	Latest Possible Maturity Date(1)
A-1	$ 141,766,000.00	Class A-1 Pass-Through Rate	July 25, 2037
A-2	$ 20,856,000.00	Class A-2 Pass-Through Rate	July 25, 2037
A-3	$ 15,305,000.00	Class A-3 Pass-Through Rate	July 25, 2037
A-4	$ 2,764,000.00	Class A-4 Pass-Through Rate	July 25, 2037
A-5	$ 226,630,000.00	Class A-5 Pass-Through Rate	July 25, 2037
A-6	(2)	Class A-6 Pass-Through Rate	July 25, 2037
A-7	$ 4,425,000.00	Class A-7 Pass-Through Rate	July 25, 2037
X	(3)	Class X Pass-Through Rate	July 25, 2037
PO	$ 1,037,274.14	0.00%(4)	July 25, 2037
R-1	$ 50.00	N/A(4)	July 25, 2037
R-2	$ 50.00	N/A(4)	July 25, 2037
R-3	$ 50.00	N/A(4)	July 25, 2037
B-1	$ 13,947,000.00	Class B Pass-Through Rate	July 25, 2037
B-2	$ 7,873,000.00	Class B Pass-Through Rate	July 25, 2037
B-3	$ 4,949,000.00	Class B Pass-Through Rate	July 25, 2037
B-4	$ 3,150,000.00	Class B Pass-Through Rate	July 25, 2037
B-5	$ 1,800,000.00	Class B Pass-Through Rate	July 25, 2037
B-6	$ 5,402,088.19	Class B Pass-Through Rate	July 25, 2037
P	$ 100.00	0.00%(4)	July 25, 2037
___________________
(1)
For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date in the month following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each Class of Certificates other than the Class R Certificates.

(2)
The Class A-6 Certificates do not have a Certificate Principal Balance but will accrue interest on a Notional Amount which shall be equal the aggregate Certificate Principal Balance of the Class A-5 Certificates and Class A-7 Certificates. For federal income tax purposes, the Notional Amount of the Class A-6 Certificates will be an amount equal to the aggregate Uncertificated Principal Balance of REMIC II Regular Interests A-5 and A-7.

(3)
The Class X Certificates do not have a Certificate Principal Balance but will accrue interest on a Notional Amount which shall be equal the aggregate Stated Principal Balance of the Mortgage Loans in Subgroup 2 that have Net Mortgage Rates greater than or equal to 7.000% per annum. For federal income tax purposes, the Notional Amount of the Class X Certificates will be an amount equal to the Uncertificated Notional Amount of REMIC II Regular Interest X.

(4)	The Class PO, Class R and Class P Certificates are not entitled to distributions of interest.

The Trust Fund shall be named, and may be referred to as, the “Bear Stearns Asset Backed Securities I Trust 2007-AC5.” The Certificates issued hereunder may be referred to as “Asset-Backed Certificates Series 2007-AC5” (including for purposes of any endorsement or assignment of a Mortgage Note or Mortgage).

In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Seller, the Company and the Trustee agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

Accepted Master Servicing Practices: With respect to any Mortgage Loan, those customary mortgage servicing practices of prudent mortgage servicing institutions that master service mortgage loans of the same type and quality as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, to the extent applicable to the Trustee or the Master Servicer (except in its capacity as successor to Servicer).

Accepted Servicing Practices: With respect to each EMC Mortgage Loan, the procedures, including prudent collection and loan administration procedures, and the standard of care (i) employed by prudent mortgage servicers which service mortgage loans of the same type as the EMC Mortgage Loans in the jurisdictions in which the related Mortgaged Properties are located or (ii) in accordance with the Fannie Mae Guide or Freddie Mac Guide, subject to any variances negotiated with Fannie Mae or Freddie Mac and subject to the express provisions of this Agreement.  Such standard of care shall not be lower than that the Company customarily employs and exercises in servicing and administering similar mortgage loans for its own account and shall be in full compliance with all federal, state, and local laws, ordinances, rules and regulations.

Accrued Certificate Interest: With respect to any Class of Certificates (other than the Class PO, Class P and Class R Certificates) for any Distribution Date, means an amount equal to the interest accrued during the related Interest Accrual Period at the applicable Pass-Through Rate on the Certificate Principal Balance or Notional Amount of such Certificate immediately prior to such Distribution Date less (i) in the case of any such Senior Certificate, such Certificate’s share of any Net Interest Shortfalls from the related Mortgage Loans and, after the Cross-Over Date, the interest portion of any Realized Losses on the related Mortgage Loans and (ii) in the case of a Subordinate Certificate, such Certificate’s share of any Net Interest Shortfalls and the interest portion of any Realized Losses on the Mortgage Loans. Such Net Interest Shortfalls will be allocated among the Certificates in proportion to the amount of Accrued Certificate Interest that would have been allocated thereto in the absence of such shortfalls. No Accrued Certificates Interest is payable to the Class PO, Class P or Class R Certificates. Accrued Certificate Interest with respect to the Class A, Class X and Class B Certificates will be based on a 360-day year that consists of twelve 30-day months. No Accrued Certificate Interest will be payable with respect to any Class of Certificates after the Distribution Date on which the outstanding Certificate Principal Balance or Notional Amount of such Certificate has been reduced to zero.

Account: The Distribution Account, the Master Servicer Collection Account and any Protected Account.

Additional Disclosure: As defined in Section 4.18.

Additional Form 10-D Disclosure: As defined in Section 4.18.

Additional Form 10-K Disclosure: As defined in Section 4.18.

Adjustable Rate Mortgage Loan:  Each of the Mortgage Loans identified in the Mortgage Loan Schedule as having a Mortgage Rate that is subject to adjustment.

Adjustment Date:  With respect to each Adjustable Rate Mortgage Loan, the first day of the month in which the Mortgage Rate of an Adjustable Rate Mortgage Loan changes pursuant to the related Mortgage Note. The first Adjustment Date following the Cut-off Date as to each Adjustable Rate Mortgage Loan is set forth in the Mortgage Loan Schedule.

Advance: An advance of delinquent payments of principal or interest in respect of a Mortgage Loan required to be made by the Company as provided in Section 6.01(a) hereof, by the related Servicer in accordance with the related Servicing Agreement or by the Master Servicer as provided in Section 6.01(b) hereof.

Agreement: This Pooling and Servicing Agreement and any and all amendments or supplements hereto made in accordance with the terms herein.

Allocable Share: With respect to any Class of Subordinate Certificates on any Distribution Date will generally equal such Class’s pro rata share (based on the Certificate Principal Balance of each Class entitled thereto) of the sum of each of the components of the definition of Subordinate Optimal Principal Amount for each Subgroup; provided that, except as described in the second succeeding sentence, no Class of Subordinate Certificates (other than the Class of Subordinate Certificates outstanding with the lowest numerical designation) shall be entitled on any Distribution Date to receive distributions pursuant to clauses (2), (3) and (5) of the definition of Subordinate Optimal Principal Amount unless the Class Prepayment Distribution Trigger for the related Class is satisfied for such Distribution Date. The “Class Prepayment Distribution Trigger” for a Class of Subordinate Certificates for any Distribution Date is satisfied if the fraction (expressed as a percentage), the numerator of which is the aggregate Certificate Principal Balance of such Class and each Class subordinated thereto, if any, and the denominator of which is the aggregate Stated Principal Balance of all of the Mortgage Loans as of the related Due Date, equals or exceeds such percentage calculated as of the Closing Date. If on any Distribution Date the Certificate Principal Balance of any Class of Subordinate Certificates for which the related Class Prepayment Distribution Trigger was satisfied on such Distribution Date is reduced to zero, any amounts distributable to such Class pursuant to clauses (2), (3) and (5) of the definition of Subordinate Optimal Principal Amount, to the extent of such Class’s remaining Allocable Share, shall be distributed to the remaining Classes of Subordinate Certificates in reduction of their respective Certificate Principal Balances, sequentially, in the order of their numerical Class designations. If the Class Prepayment Distribution Trigger is not satisfied for any Class of Subordinate Certificates on any Distribution Date, this may have the effect of accelerating the amortization of more senior Classes of Subordinate Certificates.

Amounts Held for Future Distribution: As to any Distribution Date, the aggregate amount held in the Company’s or the related Servicer’s Protected Accounts on any date of determination on account of (i) all Scheduled Payments or portions thereof received in respect of the Mortgage Loans due after the related Due Period and (ii) Principal Prepayments received in respect of such Mortgage Loans after the last day of the related Prepayment Period, (iii) Liquidation Proceeds and Insurance Proceeds received in respect of such Mortgage Loans after the last day of the calendar month immediately preceding such Distribution Date.

Annual Statement of Compliance: As defined in Section 4.16.

Appraised Value: With respect to any Mortgage Loan originated in connection with a refinancing, the appraised value of the Mortgaged Property based upon the appraisal made at the time of such refinancing or, with respect to any other Mortgage Loan, the lesser of (x) the appraised value of the Mortgaged Property based upon the appraisal made by a fee appraiser at the time of the origination of the related Mortgage Loan, and (y) the sales price of the Mortgaged Property at the time of such origination.

Assignment Agreement: Shall mean any of the Bank of America Assignment Agreement, Branch Banking Assignment Agreement, Fifth Third Assignment Agreement, GreenPoint Assignment Agreement, HSBC Assignment Agreement, Mid America Assignment Agreement or National City Assignment Agreement.

Assessment of Compliance: As defined in Section 4.17.

Attesting Party: As defined in Section 4.17.

Attestation Report: As defined in Section 4.17.

Available Funds: Shall mean the sum of Interest Funds and Principal Funds relating to the Mortgage Loans plus the Class R Deposit.

Bank of America:  Bank of America, National Association.

Bank of America Assignment Agreement:  The Assignment, Assumption and Recognition Agreement, dated as of June 29, 2007, by and among the Seller, Bank of America and the Trustee evidencing the assignment of the Bank of America Servicing Agreement to the Trust, attached hereto as Exhibit R-1.

Bank of America Servicing Agreement:  The Second Amended and Restated Flow Mortgage Loan Sale and Servicing Agreement, dated as of February 1, 2006, between the Seller and Bank of America, as amended by Regulation AB Compliance Addendum to Second Amended and Restated Flow Mortgage Loan Sale and Servicing Agreement, dated as of February 1, 2006, attached hereto as Exhibit Q-1, as modified by the Bank of America Assignment Agreement.

Bankruptcy Code: Title 11 of the United States Code.

Book-Entry Certificates: Any of the Certificates that shall be registered in the name of the Depository or its nominee, the ownership of which is reflected on the books of the Depository or on the books of a person maintaining an account with the Depository (directly, as a “Depository Participant”, or indirectly, as an indirect participant in accordance with the rules of the Depository and as described in Section 7.06). As of the Closing Date, each Class of Offered Certificates constitutes a Class of Book-Entry Certificates.

Branch Banking:  Branch Banking and Trust Company.

Branch Banking Assignment Agreement:  The Assignment, Assumption and Recognition Agreement, dated as of June 29, 2007, by and among the Seller, Branch Banking and the Trustee evidencing the assignment of the Bank of America Servicing Agreement to the Trust, attached hereto as Exhibit R-2.

Branch Banking Servicing Agreement:  The Purchase, Warranties and Servicing Agreement, dated as of March 1, 2007, between the Seller and Branch Banking, attached hereto as Exhibit Q-2, as modified by the Branch Banking Assignment Agreement.

Business Day:  Any day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in the City of New York, New York, Columbia, Maryland, Minneapolis, Minnesota or the city in which the Corporate Trust Office of the Trustee or the principal office of the Company or the Master Servicer is located are authorized or obligated by law or executive order to be closed.

Capitalization Reimbursement Amount: With respect to any Distribution Date, the aggregate of amounts added to the Stated Principal Balance of the Mortgage Loans during the preceding calendar month representing reimbursements to the related Servicer on or prior to such Distribution Date in connection with the modification of such Mortgage Loan.

Certificate: Any one of the certificates of any Class executed and authenticated by the Trustee in substantially the forms attached hereto as Exhibits A-1 through A-6.

Certificateholder or Holder: The person in whose name a Certificate is registered in the Certificate Register (initially, Cede & Co., as nominee for the Depository, in the case of any Book-Entry Certificates).

Certificate Owner: With respect to a Book-Entry Certificate, the Person that is the beneficial owner of such Book-Entry Certificate.

Certificate Principal Balance: As to any Certificate (other than the Class A-6 Certificates or Class X Certificates) and as of any Distribution Date, the Initial Certificate Principal Balance of such Class, less the sum of (i) all amounts in respect of principal distributed to such Class on previous Distribution Dates, and (ii) any Realized Losses allocated to such Class on previous Distribution Dates; provided that, the Certificate Principal Balance of any class of Certificates (other than the Class A-6, Class X, Class R and Class P Certificates) with the highest payment priority to which Realized Losses have been allocated will be increased by the amount of any Subsequent Recoveries received on the Mortgage Loans in the related Subgroup not previously allocated, but not by more than the amount of Realized Losses previously allocated to reduce the Certificate Principal Balance of that Certificate.

Certificate Register: The register maintained pursuant to Section 7.02 hereof.

Class: All Certificates bearing the same Class designation as set forth in Section 7.01 hereof.

Class A Certificate: Any of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-6 and Class A-7 Certificates.

Class A-1 Certificate:  Any Certificate designated as a “Class A-1 Certificate” on the face thereof, in the form of Exhibit A-1 hereto, representing the right to the Percentage Interest of distributions provided for the Class A-1 Certificates as set forth herein and evidencing a Regular Interest in REMIC III.

Class A-1 Pass-Through Rate: Shall mean on any Distribution Date, a fixed rate equal to 6.000% per annum.

Class A-2 Certificate:  Any Certificate designated as a “Class A-2 Certificate” on the face thereof, in the form of Exhibit A-1 hereto, representing the right to the Percentage Interest of distributions provided for the Class A-2 Certificates as set forth herein and evidencing a Regular Interest in REMIC III.

Class A-2 Pass-Through Rate: Shall mean on any Distribution Date, a fixed rate equal to 6.000% per annum.

Class A-3 Certificate:  Any Certificate designated as a “Class A-3 Certificate” on the face thereof, in the form of Exhibit A-1 hereto, representing the right to the Percentage Interest of distributions provided for the Class A-3 Certificates as set forth herein and evidencing a Regular Interest in REMIC III.

Class A-3 Pass-Through Rate: Shall mean on any Distribution Date, a fixed rate equal to 6.000% per annum.

Class A-4 Certificate:  Any Certificate designated as a “Class A-3 Certificate” on the face thereof, in the form of Exhibit A-1 hereto, representing the right to the Percentage Interest of distributions provided for the Class A-3 Certificates as set forth herein and evidencing a Regular Interest in REMIC III.

Class A-4 Pass-Through Rate: Shall mean on any Distribution Date, a fixed rate equal to 6.000% per annum.

Class A-5 Certificate:  Any Certificate designated as a “Class A-5 Certificate” on the face thereof, in the form of Exhibit A-1 hereto, representing the right to the Percentage Interest of distributions provided for the Class A-5 Certificates as set forth herein and evidencing a Regular Interest in REMIC III.

Class A-5 Pass-Through Rate: Shall mean on any Distribution Date, One-Month LIBOR plus 0.450% per annum, subject to a maximum rate of 7.000% per annum and a minimum rate of 0.450% per annum.

Class A-6 Certificate:  Any Certificate designated as a “Class A-6 Certificate” on the face thereof, in the form of Exhibit A-1 hereto, representing the right to the Percentage Interest of distributions provided for the Class A-6 Certificates as set forth herein and evidencing a Regular Interest in REMIC III.

Class A-6 Pass-Through Rate: Shall mean on any Distribution Date, 6.550% per annum minus One-Month LIBOR, subject to a maximum rate of 6.550% per annum and a minimum rate of 0.000% per annum.

Class A-7 Certificate:  Any Certificate designated as a “Class A-7 Certificate” on the face thereof, in the form of Exhibit A-1 hereto, representing the right to the Percentage Interest of distributions provided for the Class A-7 Certificates as set forth herein and evidencing a Regular Interest in REMIC III.

Class A-7 Pass-Through Rate: Shall mean on any Distribution Date, One-Month LIBOR plus 0.450% per annum, subject to a maximum rate of 7.000% per annum and a minimum rate of 0.450% per annum.

Class B Certificates: Any of the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates.

Class B Pass-Through Rate: With regard to the Class B Certificates and any Distribution Date, the weighted average of 6.000% per annum and 7.000% per annum, weighted in proportion to the results of subtracting from the aggregate Stated Principal Balance of the Mortgage Loans in Subgroup 1 and Subgroup 2, respectively (other than the PO Percentage of the principal balance of any of such Mortgage Loans), the aggregate Certificate Principal Balance of the related Class or Classes of Senior Certificates, other than the Class PO Certificates. For federal income tax purposes, the Class B Pass-Through Rate for any Distribution Date shall be the equivalent of the foregoing expressed as a per annum rate equal to the weighted average of the Uncertificated REMIC II Pass-Through Rates for REMIC II Regular Interest B-1, REMIC II Regular Interest B-2, REMIC II Regular Interest B-3, REMIC II Regular Interest B-4, REMIC II Regular Interest B-5 and REMIC II Regular Interest B-6, weighted on the basis of the Uncertificated Principal Balances of each such REMIC II Regular Interest immediately prior to such Distribution Date.

Class B-1 Certificate:  Any Certificate designated as a “Class B-1 Certificate” on the face thereof, in the form of Exhibit A-5 hereto, representing the right to its Percentage Interest of distributions provided for the Class B-1 Certificates as set forth herein and evidencing a Regular Interest in REMIC III.

Class B-2 Certificate:  Any Certificate designated as a “Class B-2 Certificate” on the face thereof, in the form of Exhibit A-5 hereto, representing the right to its Percentage Interest of distributions provided for the Class B-2 Certificates as set forth herein and evidencing a Regular Interest in REMIC III.

Class B-3 Certificate:  Any Certificate designated as a “Class B-3 Certificate” on the face thereof, in the form of Exhibit A-5 hereto, representing the right to its Percentage Interest of distributions provided for the Class B-3 Certificates as set forth herein and evidencing a Regular Interest in REMIC III..

Class B-4 Certificate:  Any Certificate designated as a “Class B-4 Certificate” on the face thereof, in the form of Exhibit A-5 hereto, representing the right to its Percentage Interest of distributions provided for the Class B-4 Certificates as set forth herein and evidencing a Regular Interest in REMIC III.

Class B-5 Certificate:  Any Certificate designated as a “Class B-5 Certificate” on the face thereof, in the form of Exhibit A-5 hereto, representing the right to its Percentage Interest of distributions provided for the Class B-5 Certificates as set forth herein and evidencing a Regular Interest in REMIC III.

Class B-6 Certificate:  Any Certificate designated as a “Class B-6 Certificate” on the face thereof, in the form of Exhibit A-5 hereto, representing the right to its Percentage Interest of distributions provided for the Class B-6 Certificates as set forth herein and evidencing a Regular Interest in REMIC III.

Class P Certificate: Any Certificate designated as a “Class P Certificate” on the face thereof, in the form of Exhibit A-6 hereto, representing the right to its Percentage Interest of distributions provided for the Class P Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC III and (ii) the right to receive any Prepayment Charge Waiver Amounts.

Class P Certificate Account: The account established and maintained by the Trustee pursuant to Section 6.08 hereof.

Class PO Certificate: Any Certificate designated as a “Class PO Certificate” on the face thereof, in the form of Exhibit A-3 hereto, representing the right to the Percentage Interest of distributions provided for the Class PO Certificates as set forth herein and evidencing a Regular Interest in REMIC III.

Class PO Certificate Deferred Payment Writedown Amount:  With respect to any Distribution Date and the Class PO Certificates, the amount distributed to the Class PO Certificates on such Distribution Date pursuant to priority fourth under Section 6.04 herein. The Class PO Certificate Deferred Payment Writedown Amount will be allocated to the Classes of Subordinate Certificates in inverse order of their numerical class designations, until the Certificate Principal Balance of each such Class has been reduced to zero.

Class PO Certificate Principal Distribution Amount:  With respect to each Distribution Date and the Class PO Certificates, means an amount equal to the sum of the following (but in no event greater than the aggregate Certificate Principal Balance of the Class PO Certificates immediately prior to such Distribution Date):

(i)           the PO Percentage of the principal portion of all monthly payments due on the Discount Mortgage Loan in Subgroup 1 on the related Due Date, as specified in the amortization schedule at the time applicable thereto (after adjustment for previous principal prepayments but before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period);

(ii)           the PO Percentage of the Stated Principal Balance of each Discount Mortgage Loan in Subgroup 1 which was the subject of a prepayment in full received by the related servicer during the applicable Prepayment Period;

(iii)           the PO Percentage of all partial prepayments allocated to principal received during the applicable Prepayment Period with respect to any Discount Mortgage Loan in Subgroup 1;

(iv)           the lesser of (a) the PO Percentage of the sum of (A) all Net Liquidation Proceeds allocable to principal received in respect of each Discount Mortgage Loan in Subgroup 1 which became a Liquidated Loan during the related Prepayment Period (other than a Discount Mortgage Loan described in the immediately following clause (B)) and all Subsequent Recoveries received in respect of each defaulted Discount Mortgage Loan in Subgroup 1 during the related Due Period and (B) the Stated Principal Balance of each such Discount Mortgage Loan in Subgroup 1 purchased by an insurer from the trustee during the related Prepayment Period pursuant to the related primary mortgage insurance policy, if any, or otherwise; and (b) the PO Percentage of the sum of (A) the Stated Principal Balance of each Discount Mortgage Loan in Subgroup 1 which became a Liquidated Loan during the related Prepayment Period (other than a Discount Mortgage Loan described in the immediately following clause (B)) and (B) the Stated Principal Balance of each such Discount Mortgage Loan that was purchased by an insurer from the trustee during the related Prepayment Period pursuant to the related primary mortgage insurance policy, if any or otherwise; and

(v)           the PO Percentage of the sum of (a) the Stated Principal Balance of each Discount Mortgage Loan in Subgroup 1 which was repurchased by the seller in connection with such Distribution Date and (b) the excess, if any, of the Stated Principal Balance of each Discount Mortgage Loan in Subgroup 1 that has been replaced by the seller with a substitute Mortgage Loan pursuant to this Agreement in connection with such Distribution Date over the Stated Principal Balance of each such substitute Discount Mortgage Loan.

Class R Certificate: Any of the Class R-1, Class R-2 or Class R-3 Certificates.

Class R Deposit: The $150 deposit into the Distribution Account by the Depositor on the Closing Date to pay the Class R Certificates in accordance with Section 6.04(f) on the Distribution Date occurring in July 2007.

Class R-1 Certificate:  Any Certificate designated a “Class R-1 Certificate” on the face thereof, in the form set forth in Exhibit A-4 hereto, evidencing the Residual Interest in REMIC I and representing the right to the Percentage Interest of distributions provided for the Class R-1 Certificates as set forth herein.

Class R-2 Certificate:  Any Certificate designated a “Class R-2 Certificate” on the face thereof, in the form set forth in Exhibit A-4 hereto, evidencing the Residual Interest in REMIC II and representing the right to the Percentage Interest of distributions provided for the Class R-2 Certificates as set forth herein.

Class R-3 Certificate:  Any Certificate designated a “Class R-3 Certificate” on the face thereof, in the form set forth in Exhibit A-4 hereto, evidencing the Residual Interest in REMIC III and representing the right to the Percentage Interest of distributions provided for the Class R-3 Certificates as set forth herein.

Class X Certificate: Any Certificate designated as a “Class X Certificate” on the face thereof, in the form of Exhibit A-2 hereto, representing the right to its Percentage Interest of distributions provided for the Class X Certificates as set forth herein and evidencing a Regular Interest in REMIC III.

Class X Pass-Through Rate: With respect to the Class X Certificates and to any Distribution Date, the excess, if any, of (a) the weighted average net mortgage rate of the Mortgage Loans in Subgroup 2 with Net Mortgage Rates greater than or equal to 7.000% per annum over (b) 7.000% per annum. For federal income tax purposes, the Class X Certificates shall not have a Pass-Through Rate, but shall be entitled to receive 100% of the interest payable with respect to REMIC II Regular Interest X.

Closing Date: June 29, 2007.

Code: The Internal Revenue Code of 1986, including any successor or amendatory provisions.

Commission:  The Securities and Exchange Commission.

Company: EMC.

Company Information: As defined in Section 4.18(b).

Compensating Interest: An amount, not to exceed the Servicing Fee, to be deposited in the Distribution Account by the Company or the related Servicer with respect to the payment of a Prepayment Interest Shortfall on a Mortgage Loan subject to this Agreement.

Corporate Trust Office:  With respect to the Trustee, the designated corporate trust office of the Trustee where at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this agreement is located at 9062 Old Annapolis Road, Columbia, MD 21045, Attention: Corporate Trust Services, BSABS I 2007-AC5.  For purposes of certificate transfer purposes, such term shall mean the office or agency of the Trustee located at Wells Fargo Bank, N.A., Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services, BSABS I 2007-AC5.

Corresponding Certificate:  With respect to each REMIC II Regular Interest (other than REMIC II Regular Interest P), the Certificate with the corresponding designation.

Cross-Over Date: The Distribution Date on which the aggregate Certificate Principal Balance of the Subordinate Certificates has been reduced to zero (giving effect to all related distributions for such Distribution Date).

Current Report:  The Current Report pursuant to Section 13 or 15(d) of the Exchange Act.

Custodial Agreement: An agreement, dated as of June 29, 2007, among the Depositor, the Company as a seller, Master Funding as a seller, the Trustee, the Master Servicer and the Custodian, in substantially the form of Exhibit J hereto.

Custodian: Wells Fargo Bank, National Association, or any successor custodian appointed pursuant to the provisions hereof and the Wells Fargo Custodial Agreement.

Cut-off Date: June 1, 2007.

Cut-off Date Principal Balance: As to any Mortgage Loan, the unpaid principal balance thereof on the Cut-off Date after application of all Principal Prepayments received prior to the Cut-off Date and scheduled payments of principal due on or before the Cut-off Date, whether or not received, but without giving effect to any installments of principal received in respect of Due Dates after the Cut-off Date. The aggregate Cut-off Date Principal Balance of the Mortgage Loans is $449,904,362.33.

Debt Service Reduction: With respect to any Mortgage Loan, a reduction by a court of competent jurisdiction in a proceeding under the Bankruptcy Code in the Scheduled Payment for such Mortgage Loan that became final and non-appealable, except such a reduction resulting from a Deficient Valuation or any other reduction that results in a permanent forgiveness of principal.

Deficient Valuation: With respect to any Mortgage Loan, a valuation by a court of competent jurisdiction of the Mortgaged Property in an amount less than the then outstanding indebtedness under such Mortgage Loan, or any reduction in the amount of principal to be paid in connection with any Scheduled Payment that results in a permanent forgiveness of principal, which valuation or reduction results from an order of such court that is final and non-appealable in a proceeding under the Bankruptcy Code.

Definitive Certificates: As defined in Section 7.06.

Deleted Mortgage Loan: A Mortgage Loan replaced or to be replaced by a Replacement Mortgage Loan.

Delinquent: The delinquency method used for calculations with respect to the Mortgage Loans will be in accordance with the methodology used by lenders regulated by the Office of Thrift Supervision. Under this method, a mortgage loan is considered “30 days or more Delinquent” if the borrower fails to make a scheduled payment prior to the close of business on the mortgage loan’s first succeeding due date.  For example, if a securitization had a closing date occurring in August and a cut-off date of August 1, a mortgage loan with a payment due on July 1 that remained unpaid as of the close of business on July 31 would not be described as 30 days delinquent as of the cut-off date. Such mortgage loan with a payment due on June 1 that remained unpaid as of the close of business on July 31 would be described as 30 days delinquent as of the cut-off date. A mortgage loan would be considered “60 days or more Delinquent” with respect to such scheduled payment if such scheduled payment were not made prior to the close of business on the mortgage loan’s second succeeding due date  (or, in the preceding example, if the mortgage loan with a payment due on May 1 remained unpaid as of the close of business on July 31). Similarly for “90 days or more Delinquent” and so on.  Unless otherwise specified, with respect to any date of determination, determinations of delinquency are made as of the last day of the prior calendar month.  This method of determining delinquencies is referred to as the OTS method.

Denomination: With respect to each Certificate, the amount set forth on the face thereof as the “Initial Certificate Principal Balance” or the “Initial Certificate Notional Amount”.

Depositor: Bear Stearns Asset Backed Securities I LLC, a Delaware limited liability company, or its successor in interest.

Depositor Information: As defined in Section 4.18(b).

Depository: The initial Depository shall be The Depository Trust Company (“DTC”), the nominee of which is Cede & Co., or any other organization registered as a “clearing agency” pursuant to Section 17A of the Securities Exchange Act of 1934, as amended. The Depository shall initially be the registered Holder of the Book-Entry Certificates. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(a)(5) of the Uniform Commercial Code of the State of New York.

Depository Agreement: With respect to the Class of Book-Entry Certificates, the agreement between the Issuing Entity and the initial Depository, dated as of the Closing Date, substantially in the form of Exhibit H.

Depository Participant: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

Determination Date: With respect to any Distribution Date, the 15th day of the month of such Distribution Date or, if such 15th day is not a Business Day, the immediately preceding Business Day.

Discount Mortgage Loan: With respect to Subgroup 1, any Mortgage Loan with a Net Mortgage Rate less than 6.000% per annum.

Distribution Account Deposit Date: The Business Day prior to each Distribution Date.

Distribution Account: The separate Eligible Account created and maintained by the Trustee pursuant to Section 5.08 in the name of the Trustee for the benefit of the Certificateholders and designated “Wells Fargo Bank, National Association, in trust for registered Holders of Bear Stearns Asset Backed Securities I LLC, Asset-Backed Certificates, Series 2007-AC5” shall be held in trust for the Certificateholders for the uses and purposes set forth in this Agreement.

Distribution Date: The 25th day of each calendar month after the initial issuance of the Certificates, or if such 25th day is not a Business Day, the next succeeding Business Day, commencing in July 2007.

Distribution Report:  The Asset-Backed Issuer Distribution Report pursuant to Section 13 or 15(d) of the Exchange Act.

Due Date: As to any Mortgage Loan, the date in each month on which the related Scheduled Payment is due, as set forth in the related Mortgage Note.

Due Period: With respect to any Distribution Date, the period from the second day of the calendar month preceding the calendar month in which such Distribution Date occurs through close of business on the first day of the calendar month in which such Distribution Date occurs.

EDGAR: As defined in Section 4.18.

Eligible Account: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody’s is not a Rating Agency) are rated by each Rating Agency in one of its two highest long-term and its highest short-term rating categories respectively, at the time any amounts are held on deposit therein; provided, that following a downgrade, withdrawal, or suspension of such institution's rating  as set forth above, each account shall promptly (and in any case within not more than 30 calendar days) be moved to one or more segregated trust accounts in the trust department of such institution, or to an account at another institution that complies with the above requirements, or (ii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iii) any other account acceptable to the Rating Agencies, as evidenced in writing. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.  Notwithstanding Section 12.01, this Agreement may be amended to reduce the rating requirements in clause (i) above, without the consent of any of the Certificateholders, provided that the Person requesting such amendment obtains a letter from each Rating Agency stating that such amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates.

EMC: EMC Mortgage Corporation, a Delaware corporation, and its successors and assigns.

EMC Flow Loans: The Mortgage Loans purchased by EMC pursuant to a flow loan purchase agreement.

EMC Mortgage Loans: Those Mortgage Loans serviced by the Company pursuant to the terms of this Agreement.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

ERISA Restricted Certificates: Any of the Class C, Class P and Residual Certificates.

Event of Default: As defined in Section 9.01 hereof.

Excess Liquidation Proceeds: To the extent not required by law to be paid to the related Mortgagor, the excess, if any, of any Liquidation Proceeds with respect to a Mortgage Loan over the Stated Principal Balance of such Mortgage Loan and accrued and unpaid interest at the related Mortgage Rate through the last day of the month in which the Mortgage Loan has been liquidated.

Exchange Act:  Securities Exchange Act of 1934, as amended.

Exchange Act Reports:  Any reports required to be filed pursuant to Section 4.18 of this Agreement.

Exemption: Prohibited Transaction Exemption 90-30, as amended from time to time.

Fannie Mae: Fannie Mae (formerly, Federal National Mortgage Association), or any successor thereto.

Fannie Mae Guide:   The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

Fifth Third:  Fifth Third Mortgage Company.

Fifth Third Assignment Agreement:  The Assignment, Assumption and Recognition Agreement, dated as of June 29, 2007, by and among the Seller, Fifth Third and the Trustee evidencing the assignment of the Fifth Third Servicing Agreement to the Trust, attached hereto as Exhibit R-3.

Fifth Third Servicing Agreement:  The Purchase, Warranties and Servicing Agreement, dated as of September 1, 2002, between the Seller and Fifth Third, as amended by Amendment Number One, dated as of April 1, 2006, attached hereto as Exhibit Q-3, as modified by the Fifth Third Assignment Agreement.

Final Recovery Determination: With respect to any defaulted Mortgage Loan or any REO Property (other than a Mortgage Loan or REO Property purchased by EMC (on its own behalf as Seller and on behalf of Master Funding) pursuant to or as contemplated by Section 2.03(f) or Section 11.01), a determination made by the Company pursuant to this Agreement or the applicable Servicer pursuant to the related Servicing Agreement that all Insurance Proceeds, Liquidation Proceeds and other payments or recoveries which the Company or such Servicer, in its reasonable good faith judgment, expects to be finally recoverable in respect thereof have been so recovered. The Master Servicer shall maintain records, based solely on information provided by the Company and each Servicer, of each Final Recovery Determination made thereby.

Final Scheduled Distribution Date:  With respect to the Certificates, July 25, 2037.

Fiscal Quarter: December 1 to February 29 (or the last day in such month), March 1 to May 31, June 1 to August 31, or September to November 30, as applicable.

Form 8-K Disclosure Information: As defined in Section 4.18(a)(ii)(A).

Freddie Mac: Freddie Mac (formerly, The Federal Home Loan Mortgage Corporation), or any successor thereto.

Freddie Mac Guide:   The Freddie Mac Selling Guide and the Freddie Mac Servicing Guide and all amendments or additions thereto.

Global Certificate: Any Private Certificate registered in the name of the Depository or its nominee, beneficial interests in which are reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly or as an indirect participant in accordance with the rules of such depository).

GreenPoint:  GreenPoint Mortgage Funding, Inc.

GreenPoint Assignment Agreement:  The Assignment, Assumption and Recognition Agreement, dated as of June 29, 2007, by and among the Seller, GreenPoint and the Trustee evidencing the assignment of the GreenPoint Servicing Agreement to the Trust, attached hereto as Exhibit R-4.

GreenPoint Servicing Agreement:  The Purchase, Warranties and Servicing Agreement, dated as of September 1, 2003, between the Seller and GreenPoint, as amended by Amendment Number One, dated as of January 1, 2006, attached hereto as Exhibit Q-4, as modified by the GreenPoint Assignment Agreement.

Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage set forth in the related Mortgage Note that is added to the Index on each Adjustment Date in accordance with the terms of the related Mortgage Note used to determine the Mortgage Rate for such Mortgage Loan.

HSBC:  HSBC Mortgage Corporation (USA).

HSBC Assignment Agreement:  The Assignment, Assumption and Recognition Agreement, dated as of June 29, 2007, by and among the Seller, HSBC and the Trustee evidencing the assignment of the HSBC Servicing Agreement to the Trust, attached hereto as Exhibit R-5.

HSBC Servicing Agreement:  The Amended and Restated Purchase, Warranties and Servicing Agreement, dated as of September 1, 2005, between EMC and HSBC, as amended by Amendment Reg AB, dated as of November 7, 2005, attached hereto as Exhibit Q-5, as modified by the HSBC Assignment Agreement.

Indemnified Persons: The Trustee, the Master Servicer, the Company and the Trust Fund and their officers, directors, agents and employees and, with respect to the Trustee, any separate co-trustee and its officers, directors, agents and employees.

Individual Certificate:  Any Private Certificate registered in the name of the Holder other than the Depository or its nominee.

Initial Certificate Principal Balance: With respect to any Certificate (other than the Class X Certificates and Class A-5 Certificates), the Certificate Principal Balance of such Certificate or any predecessor Certificate on the Closing Date.

Insurance Policy: With respect to any Mortgage Loan included in the Trust Fund, any insurance policy or LPMI Policy, including all riders and endorsements thereto in effect with respect to such Mortgage Loan, including any replacement policy or policies for any Insurance Policies.

Insurance Proceeds: Proceeds paid in respect of the Mortgage Loans pursuant to any Insurance Policy or any other insurance policy covering a Mortgage Loan, to the extent such proceeds are payable to the mortgagee under the Mortgage, the Company, the related Servicer or the Trustee under the deed of trust and are not applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that the Company or the related Servicer would follow in servicing mortgage loans held for its own account, in each case other than any amount included in such Insurance Proceeds in respect of Insured Expenses.

Insured Expenses: Expenses covered by an Insurance Policy or any other insurance policy with respect to the Mortgage Loans.

Interest Accrual Period: With respect to the Class A (other than the Class A-5, Class A-6 and Class A-7 Certificates), Class X and Class B Certificates and any Distribution Date, the calendar month immediately preceding such Distribution Date.  With respect to the Class A-5, Class A-6 and Class A-7 Certificates and any Distribution Date, the period from and including the 25th day of the calendar month preceding the month in which such Distribution Date occurs to and including the 24th day of the calendar month in which such Distribution Date occurs. The Class PO, Class R and Class P Certificates are not entitled to distributions of interest and do not have an Interest Accrual Period. All calculations of interest on the Class A, Class X and Class B Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months.

Interest Determination Date: Shall mean the second LIBOR Business Day preceding the commencement of each Interest Accrual Period.

Interest Funds: For any Distribution Date for each Subgroup, (i) the sum, without duplication, of (a) all scheduled interest during the related Due Period with respect to the related Mortgage Loans less the Servicing Fee, the Trustee Fee and the LPMI Fee, if any, (b) all Advances relating to interest with respect to the related Mortgage Loans remitted by the related Servicer, the Company or Master Servicer, as applicable, on or prior to the related Remittance Date, (c) all Compensating Interest with respect to the related Mortgage Loans required to be remitted by the Company pursuant to this Agreement or the related Servicer pursuant to the related Servicing Agreement with respect to such Distribution Date, (d) Net Liquidation Proceeds, Insurance Proceeds and Subsequent Recoveries with respect to the related Mortgage Loans collected during the prior calendar month (to the extent such Net Liquidation Proceeds, Insurance Proceeds and Subsequent Recoveries relate to interest), (e) all amounts relating to interest with respect to each Mortgage Loan repurchased by the Seller pursuant to Sections 2.02 and 2.03 and by EMC (on its own behalf as Seller and on behalf of Master Funding) pursuant to Section 4.21 and (f) the interest portion of any proceeds received from the exercise of an Optional Termination with respect to the Mortgage Loans in the related Subgroup pursuant to Section 11.01 minus (ii) all amounts required to be reimbursed pursuant to Sections 5.02, 5.05, 5.07 and 5.09 or as otherwise set forth in this Agreement.

Interest Only Certificates: The Class A-6 Certificates and Class X Certificates.

Interest Shortfall: With respect to any Distribution Date, the aggregate shortfall, if any, in collections of interest (adjusted to the related Net Mortgage Rates) on the Mortgage Loans resulting from (a) prepayments in full received during the related Prepayment Period, (b) partial prepayments received during the related Prepayment Period to the extent applied prior to the Due Date in the month of the Distribution Date and (c) interest payments on certain of the Mortgage Loans being limited pursuant to the provisions of the Relief Act or similar state or local laws.

Issuing Entity: Bear Stearns Asset Backed Securities I Trust 2007-AC5.

Latest Possible Maturity Date:  July 25, 2037, which is the Distribution Date in the month following the final scheduled maturity date of the Mortgage Loan in the Trust Fund having the latest scheduled maturity date as of the Cut-off Date. For purposes of the Treasury regulations under Sections 860A through 860G of the Code, the latest possible maturity date of each Regular Interest issued by REMIC I, REMIC II and REMIC III shall be the Latest Possible Maturity Date.

LIBOR Business Day: Shall mean a day on which banks are open for dealing in foreign currency and exchange in London and New York City.

LIBOR Certificates: Any of the Class A-5, Class A-6 and Class A-7 Certificates.

Liquidated Loan: With respect to any Distribution Date, a defaulted Mortgage Loan that has been liquidated through deed-in-lieu of foreclosure, foreclosure sale, trustee’s sale or other realization as provided by applicable law governing the real property subject to the related Mortgage and any security agreements and as to which the Company or the related Servicer has made a Final Recovery Determination with respect thereto.

Liquidation Proceeds: Amounts, other than Insurance Proceeds, received in connection with the partial or complete liquidation of a Mortgage Loan, whether through trustee’s sale, foreclosure sale or otherwise, or in connection with any condemnation or partial release of a Mortgaged Property and any other proceeds received with respect to an REO Property.

Loan-to-Value Ratio: The fraction, expressed as a percentage, the numerator of which is the original principal balance of the related Mortgage Loan and the denominator of which is the Appraised Value of the related Mortgaged Property.

Loss Allocation Limitation: The meaning specified in Section 6.05 hereof.

LPMI Fee: Shall mean the fee payable to the insurer for each Mortgage Loan subject to an LPMI Policy as set forth in such LPMI Policy and on the Mortgage Loan Schedule.

LPMI Policy: A policy of mortgage guaranty insurance issued by an insurer meeting the requirements of Fannie Mae and Freddie Mac in which the Company or the related Servicer of the related Mortgage Loan is responsible for the payment of the LPMI Fee thereunder from collections on the related Mortgage Loan.

Master Funding: Master Funding LLC, a Delaware limited liability company, and its successors and assigns, in its capacity as the seller of the Master Funding Mortgage Loans to the Depositor.

Master Funding Mortgage Loans:  The Mortgage Loans identified as such on the Mortgage Loan Schedule for which Master Funding is the applicable seller.

Master Servicer: As of the Closing Date, EMC Mortgage Corporation and, thereafter, its respective successors in interest who meet the qualifications of the Servicing Agreements and this Agreement.

Master Servicer Collection Account: The trust account or accounts created and maintained pursuant to Section 5.01, which shall be denominated “EMC Mortgage Corporation, as Master Servicer for the benefit of the Wells Fargo Bank, National Association, in trust for registered Holders of Bear Stearns Asset Backed Securities I LLC, Asset-Backed Certificates, Series 2007-AC5 – Master Servicer Collection Account.” The Master Servicer Collection Account shall be an Eligible Account.

Master Servicer Information: As defined in Section 4.18(b).

Master Servicing Compensation: For any Distribution Date, any amounts earned on the investment of funds on deposit in the Master Servicer Collection Account.

Maximum Mortgage Rate: With respect to each Adjustable Rate Mortgage Loan, the percentage set forth in the related Mortgage Note as the maximum Mortgage Rate thereunder.

MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS® System: The system of recording transfers of Mortgages electronically maintained by MERS.

Mid America: Mid America Bank, fsb.

Mid America Assignment Agreement:  The Assignment, Assumption and Recognition Agreement, dated as of June 29, 2007, by and among the Seller, Mid America and the Trustee evidencing the assignment of the Mid America Servicing Agreement to the Trust, attached hereto as Exhibit R-6.

Mid America Servicing Agreement:  The Purchase, Warranties and Servicing Agreement, dated as of February 1, 2006, between the Seller and Mid America, as amended by Amendment No. 1, dated as of February 1, 2006, attached hereto as Exhibit Q-6, as modified by the Mid America Assignment Agreement.

MIN: The Mortgage Identification Number for Mortgage Loans registered with MERS on the MERS® System.

Minimum Mortgage Rate: With respect to each Adjustable Rate Mortgage Loan, the percentage set forth in the related Mortgage Note as the minimum Mortgage Rate thereunder.

MOM Loan: With respect to any Mortgage Loan, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof.

Monthly Statement: The statement delivered pursuant to Section 6.06.

Moody’s:  Moody’s Investors Service, Inc., and any successor thereto.

Mortgage: The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in an estate in fee simple in real property securing a Mortgage Note.

Mortgage File: The mortgage documents listed in Section 2.01 hereof pertaining to a particular Mortgage Loan and any additional documents delivered to the Trustee or the Custodian on its behalf to be added to the Mortgage File pursuant to this Agreement.

Mortgage Loans: Such of the Mortgage Loans transferred and assigned to the Trustee pursuant to the provisions hereof, as from time to time are held as a part of the Trust Fund (including any REO Property), the mortgage loans so held being identified in the Mortgage Loan Schedule, notwithstanding foreclosure or other acquisition of title of the related Mortgaged Property. Any mortgage loan that was intended by the parties hereto to be transferred to the Trust Fund as indicated by such Mortgage Loan Schedule which is in fact not so transferred for any reason including, without limitation, a breach of the representation contained in Section 2.03(b)(v) hereof, shall continue to be a Mortgage Loan hereunder until the Purchase Price with respect thereto has been paid to the Trust Fund.

Mortgage Loan Purchase Agreement: Shall mean the Mortgage Loan Purchase Agreement, dated as of June 29, 2007, among EMC, as a seller, Master Funding, as a seller and the Depositor, as purchaser in the form attached hereto as Exhibit L.

Mortgage Loan Purchase Price: The price, calculated as set forth in Section 11.01, to be paid in connection with the repurchase of the Mortgage Loans pursuant to Section 11.01.

Mortgage Loan Schedule: The list of Mortgage Loans (as from time to time amended by the Trustee to reflect the deletion of Deleted Mortgage Loans and the addition of Replacement Mortgage Loans pursuant to the provisions of this Agreement) transferred to the Trustee as part of the Trust Fund and from time to time subject to this Agreement, the initial Mortgage Loan Schedule being attached hereto as Exhibit B, setting forth the following information with respect to each Mortgage Loan:

(a)  the city, state and zip code of the Mortgaged Property;

(b)  the property type;

(c)  the Mortgage Interest Rate;

(d)  the Servicing Fee Rate;

(e)  [reserved];

(f)  the LPMI Fee, if applicable;

(g)  the Trustee Fee Rate, if applicable;

(h)  the Net Rate;

(i)  the maturity date;

(j)  the stated original term to maturity;

(k)  the stated remaining term to maturity;

(l)  the original Principal Balance;

(m)  the first payment date;

(n)  the principal and interest payment in effect as of the Cut-off Date;

(o)  the unpaid Principal Balance as of the Cut-off Date;

(p)  the Loan-to-Value Ratio at origination;

(q)  the insurer of any Primary Mortgage Insurance Policy;

(r)  the MIN with respect to each MOM Loan;

(s)  the Gross Margin, if applicable;

(t)  the next Adjustment Date, if applicable;

(u)  the Maximum Mortgage Rate, if applicable;

(v)  the Minimum Mortgage Rate, if applicable;

(w)  the Periodic Rate Cap, if applicable;

(x)  the Loan Group, if applicable;

(y)  a code indicating whether the Mortgage Loan is negatively amortizing;

(z)  which Mortgage Loans adjust after an initial fixed-rate period of one, two, three, five, seven or ten years or any other period;

(aa)  the Prepayment Charge, if any;

(bb)  lien position (e.g., first lien or second lien);

(cc)  a code indicating whether the Mortgage Loan is has a balloon payment;

(dd)  a code indicating whether the Mortgage Loan is an interest-only loan;

(ee)  the interest-only term, if applicable;

(ff)  the Mortgage Loan Seller; and

(gg)  the original amortization term.

Such schedule also shall set forth for all of the Mortgage Loans, the total number of Mortgage Loans, the total of each of the amounts described under (n) and (o) above, the weighted average by principal balance as of the Cut-off Date of each of the rates described under (c) through (h) above, and the weighted average remaining term to maturity by unpaid principal balance as of the Cut-off Date.

Mortgage Loan Seller:  EMC or Master Funding, as applicable.

Mortgage Note: The original executed note or other evidence of indebtedness of a Mortgagor under a Mortgage Loan.

Mortgage Rate: The annual rate of interest borne by a Mortgage Note.

Mortgaged Property: The underlying property securing a Mortgage Loan.

Mortgagor: The obligors on a Mortgage Note.

National City:  National City Mortgage Co.

National City Assignment Agreement:  The Assignment, Assumption and Recognition Agreement, dated as of June 29, 2007, by and among the Seller, National City and the Trustee evidencing the assignment of the National City Servicing Agreement to the Trust, attached hereto as Exhibit R-7.

National City Servicing Agreement:  The Amended and Restated Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001, between the Seller and National City, as amended by Amendment Reg AB dated as of March 1, 2006, attached hereto as Exhibit Q-7, as modified by the National City Assignment Agreement.

Net Interest Shortfalls: The Interest Shortfalls net of payments by the related Servicer in respect of Compensating Interest, together with Interest Shortfalls due to the application of the Relief Act or similar state or local laws.

Net Liquidation Proceeds: Amounts, other than Insurance Proceeds, received in connection with the partial or complete liquidation of a Mortgage Loan, whether through trustee’s sale, foreclosure sale or otherwise, or in connection with any condemnation or partial release of a Mortgaged Property and any other proceeds received with respect to an REO Property, less the sum of related unreimbursed Advances, Servicing Fees and Servicing Advances and all expenses of liquidation, including property protection expenses and foreclosure and sale costs, including court and reasonable attorneys fees reimbursable to the Master Servicer pursuant to this Agreement and the related Servicer pursuant to the related Servicing Agreement.

Net Mortgage Rate: As to each Mortgage Loan, and at any time, the per annum rate equal to the Mortgage Rate less the sum of (i) the related Servicing Fee Rate, (ii) the Trustee Fee Rate and (iii) the rate at which the LPMI Fee is calculated, if any.

Non-Book-Entry Certificate: Any Certificate other than a Book-Entry Certificate.

Non-Discount Mortgage Loan: Any Mortgage Loan with a Net Mortgage Rate greater than or equal to 6.000% per annum.

Non-PO Percentage: With respect to any Mortgage Loan with a Net Mortgage Rate less than 6.000% per annum, a fraction, expressed as a percentage, (x) the numerator of which is equal to the related Net Mortgage Rate, and (y) the denominator of which is equal to 6.000% per annum. With respect to any Non-Discount Mortgage Loan, 100%.

Nonrecoverable Advance: Any portion of an Advance previously made or proposed to be made by the Company or the Master Servicer pursuant to this Agreement or the related Servicer pursuant to the related Servicing Agreement, that, in the good faith judgment of the Company, the Master Servicer or the related Servicer, will not or, in the case of a proposed advance, would not, be ultimately recoverable by it from the related Mortgagor, related Liquidation Proceeds, Insurance Proceeds or otherwise.

Notional Amount: As of any Determination Date and (i) with respect to the Class A-6 Certificates and any Distribution Date, an amount equal to the aggregate Certificate Principal Balance of the Class A-5 Certificates and Class A-7 Certificates for such Distribution Date and (ii) with respect to the Class X Certificates, the aggregate Stated Principal Balance of the Mortgage Loans in Subgroup 2 with Net Mortgage Rates greater than or equal to 7.000% per annum. For federal income tax purposes, the Notional Amount of the Class A-6 Certificates shall be an amount equal to the aggregate Uncertificated Principal Balance of REMIC II Regular Interests A-5 and A-7, and the Notional Amount of the Class X Certificates shall be an amount equal to the Uncertificated Notional Amount of REMIC II Regular Interest X.

Offered Certificates: Any of the Class A, Class PO, Class X, Class R, Class B-1, Class B-2 and Class B-3 Certificates.

Officer’s Certificate: A certificate (i) signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Vice President (however denominated), an Assistant Vice President, the Treasurer, the Secretary, or one of the assistant treasurers or assistant secretaries of the Depositor, the Seller, any Servicer or the Master Servicer (or any other officer customarily performing functions similar to those performed by any of the above designated officers and also to whom, with respect to a particular matter, such matter is referred because of such officer’s knowledge of and familiarity with a particular subject) or (ii), if provided for in this Agreement, signed by a Servicing Officer, as the case may be, and delivered to the Depositor, the Seller, Master Funding, the Master Servicer and/or the Trustee, as the case may be, as required by this Agreement.

One-Month LIBOR: With respect to any Interest Accrual Period and the LIBOR Certificates, the rate determined by the Trustee on the related Interest Determination Date on the basis of the rate for U.S. dollar deposits for one month that appears on Bloomberg Terminal Telerate Successor Page 3750, as of 11:00 a.m. (London time) on such Interest Determination Date. If such rate does not appear on such page (or such other page as may replace that page on that service, or if such service is no longer offered, such other service for displaying One-Month LIBOR or comparable rates as may be reasonably selected by the Trustee), One-Month LIBOR for the applicable Interest Accrual Period will be the Reference Bank Rate. If no such quotations can be obtained by the Trustee and no Reference Bank Rate is available, One-Month LIBOR shall be One-Month LIBOR applicable to the preceding Interest Accrual Period. The establishment of One-Month LIBOR on each Interest Determination Date by the Trustee and the Trustee’s calculation of the rate of interest applicable to the LIBOR Certificates for the related Interest Accrual Period shall, in the absence of manifest error, be final and binding. One-Month LIBOR for the initial Interest Accrual Period will be 5.320% per annum with regard to the Class A-5, Class A-6 and Class A-7 Certificates.

Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, the Depositor, the Company, the Trustee or the Master Servicer, reasonably acceptable to each addressee of such opinion; provided that with respect to Section 2.05, 8.05, 8.07 or 12.01, or the interpretation or application of the REMIC Provisions, such counsel must (i) in fact be independent of the Seller, the Depositor, the Company, the Trustee and the Master Servicer, (ii) not have any direct financial interest in the Seller, Depositor, the Company, the Trustee or the Master Servicer or in any affiliate of either, and (iii) not be connected with the Seller, Depositor, the Company, the Trustee or the Master Servicer as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

Optional Termination: The termination of the Trust created hereunder as a result of the purchase of all of the assets of the Trust and any related REO Property pursuant to Section 11.01.

Optional Termination Date:  The Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is equal to or less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

Original Value: The value of the property underlying a Mortgage Loan based, in the case of the purchase of the underlying Mortgaged Property, on the lower of an appraisal or the sales price of such property or, in the case of a refinancing, on an appraisal.

Originator: With respect to each Mortgage Loan, shall mean the originator set forth in the Mortgage Loan Schedule for such Mortgage Loan.

OTS: The Office of Thrift Supervision.

Outstanding: With respect to the Certificates as of any date of determination, all Certificates theretofore executed and authenticated under this Agreement except:

(a)           Certificates theretofore canceled by the Trustee or delivered to the Trustee for cancellation; and

(b)           Certificates in exchange for which or in lieu of which other Certificates have been executed and delivered by the Trustee pursuant to this Agreement.

Outstanding Mortgage Loan: As of any date of determination, a Mortgage Loan with a Stated Principal Balance greater than zero that was not the subject of a Principal Prepayment in full, and that did not become a Liquidated Loan, prior to the end of the related Prepayment Period.

Ownership Interest: As to any Certificate, any ownership interest in such Certificate including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial.

Pass-Through Rate:  With respect to each Class of Certificates, the Class A-1 Pass-Through Rate, Class A-2 Pass-Through Rate, Class A-3 Pass-Through Rate, Class A-4 Pass-Through Rate, Class A-5 Pass-Through Rate, Class A-6 Pass-Through Rate, Class A-7 Pass-Through Rate, Class X Pass-Through Rate or Class B Pass-Through Rate, as applicable.

With respect to the Class P, Class R and Class PO Certificates, 0.00% per annum.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of mortgage loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans.

Percentage Interest: With respect to any Certificate of a specified Class, the Percentage Interest set forth on the face thereof or the percentage obtained by dividing the Denomination of such Certificate by the aggregate of the Denominations of all Certificates of the such Class.

Periodic Rate Cap:  With respect to each Adjustable Rate Mortgage Loan and any Adjustment Date therefor, the fixed percentage set forth in the related Mortgage Note, which is the maximum amount by which the Mortgage Rate for such Mortgage Loan may increase or decrease (without regard to the Maximum Mortgage Rate or the Minimum Mortgage Rate) on such Adjustment Date from the Mortgage Rate in effect immediately prior to such Adjustment Date.

Permitted Investments: At any time, any one or more of the following obligations and securities:

(i)  obligations of the United States or any agency thereof, provided such obligations are backed by the full faith and credit of the United States;

(ii)  general obligations of or obligations guaranteed by any state of the United States or the District of Columbia receiving the highest long-term debt rating of each Rating Agency, or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates by each Rating Agency;

(iii)  commercial or finance company paper which is then receiving the highest commercial or finance company paper rating of each Rating Agency, or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates by each Rating Agency;

(iv)  certificates of deposit, demand or time deposits, or bankers’ acceptances issued by any depository institution or trust company incorporated under the laws of the United States or of any state thereof and subject to supervision and examination by federal and/or state banking authorities (including the Trustee in its commercial banking capacity), provided that the commercial paper and/or long term unsecured debt obligations of such depository institution or trust company are then rated one of the two highest long-term and the highest short-term ratings of each such Rating Agency for such securities, or such lower ratings as will not result in the downgrading or withdrawal of the rating then assigned to the Certificates by any Rating Agency;

(v)  guaranteed reinvestment agreements issued by any bank, insurance company or other corporation containing, at the time of the issuance of such agreements, such terms and conditions as will not result in the downgrading or withdrawal of the rating then assigned to the Certificates by any such Rating Agency;

(vi)  repurchase obligations with respect to any security described in clauses (i) and (ii) above, in either case entered into with a depository institution or trust company (acting as principal) described in clause (iv) above;

(vii)  securities (other than stripped bonds, stripped coupons or instruments sold at a purchase price in excess of 115% of the face amount thereof) bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States or any state thereof which, at the time of such investment, have one of the two highest long term ratings of each Rating Agency (except if the Rating Agency is Moody’s, such rating shall be the highest commercial paper rating of Moody’s for any such securities), or such lower rating as will not result in the downgrading or withdrawal of the rating then assigned to the Certificates by any Rating Agency, as evidenced by a signed writing delivered by each Rating Agency;

(viii)  interests in any money market fund (including any such fund managed or advised by the Trustee or any affiliate thereof) which at the date of acquisition of the interests in such fund and throughout the time such interests are held in such fund has the highest applicable long term rating by each Rating Agency rating such fund or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates by each Rating Agency;

(ix)  short term investment funds sponsored by any trust company or banking association incorporated under the laws of the United States or any state thereof (including any such fund managed or advised by the Trustee or any affiliate thereof) which on the date of acquisition has been rated by each Rating Agency in their respective highest applicable rating category or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates by each Rating Agency; and

(x)  such other investments having a specified stated maturity and bearing interest or sold at a discount acceptable to each Rating Agency as will not result in the downgrading or withdrawal of the rating then assigned to the Certificates by any Rating Agency, as evidenced by a signed writing delivered by each Rating Agency;

provided, that no such instrument shall be a Permitted Investment if such instrument (i) evidences the right to receive interest only payments with respect to the obligations underlying such instrument, (ii) is purchased at a premium or (iii) is purchased at a deep discount; provided further that no such instrument shall be a Permitted Investment (A) if such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations, or (B) if it may be redeemed at a price below the purchase price (the foregoing clause (B) not to apply to investments in units of money market funds pursuant to clause (viii) above); provided further that no amount beneficially owned by any REMIC may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the Trustee shall receive an Opinion of Counsel, at the expense of the Trustee, to the effect that such investment will not adversely affect the status of any such REMIC as a REMIC under the Code or result in imposition of a tax on any such REMIC. Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

Permitted Transferee: Any Person (x) other than (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing, (ii) a foreign government, International Organization or any agency or instrumentality of either of the foregoing, (iii) an organization (except certain farmers’ cooperatives described in Section 521 of the Code) that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to any Residual Certificate, (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code or (v) an electing large partnership within the meaning of Section 775(a) of the Code, (y) that is a citizen or resident of the United States, a corporation, partnership (other than a partnership that has any direct or indirect foreign partners) or other entity (treated as a corporation or a partnership for federal income tax purposes), created or organized in or under the laws of the United States, any State thereof or the District of Columbia, an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or if it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person and (z) other than any other Person so designated by the Trustee based upon an Opinion of Counsel addressed to the Trustee (which shall not be an expense of the Trustee) that states that the Transfer of an Ownership Interest in a Residual Certificate to such Person may cause REMIC I, REMIC II or REMIC III to fail to qualify as a REMIC at any time that any Certificates are Outstanding. The terms “United States,” “State” and “International Organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions. A corporation will not be treated as an instrumentality of the United States or of any State or political subdivision thereof for these purposes if all of its activities are subject to tax and, with the exception of Freddie Mac, a majority of its board of directors is not selected by such government unit.

Person: Any individual, corporation, partnership, joint venture, association, joint- stock company, limited liability company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

PO Percentage: With respect any related Discount Mortgage Loan a fraction, expressed as a percentage, (x) the numerator of which is equal to 6.000% per annum minus the Net Mortgage Rate thereof and (y) the denominator of which is equal to 6.000% per annum.

Prepayment Assumption: The applicable rate of prepayment, as described in the Prospectus Supplement.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Prepayment Charge Waiver Amount:  Any amount paid by the Company or related Servicer to the Master Servicer in respect of waived Prepayment Charges pursuant to Section 5.01(a) of this Agreement or the related Servicing Agreement.

Prepayment Interest Excess: With respect to any Distribution Date, for each EMC Mortgage Loan that was the subject of a Principal Prepayment in full during the portion of the related Prepayment Period occurring between the first day of the calendar month in which such Distribution Date occurs and the Determination Date of the calendar month in which such Distribution Date occurs, an amount equal to interest (to the extent received) at the applicable Net Mortgage Rate on the amount of such Principal Prepayment for the number of days commencing on the first day of the calendar month in which such Distribution Date occurs and ending on the last date through which interest is collected from the related Mortgagor.

Prepayment Interest Shortfall: With respect to any Distribution Date, for each Mortgage Loan that was the subject of a partial Principal Prepayment during the related Prepayment Period, or a Principal Prepayment in full during the related Prepayment Period, or that became a Liquidated Loan during the prior calendar month, (other than a Principal Prepayment in full resulting from the purchase of a Mortgage Loan pursuant to Section 2.02, 2.03, 4.21 or 11.01 hereof), the amount, if any, by which (i) one month’s interest at the applicable Net Mortgage Rate on the Stated Principal Balance of such Mortgage Loan immediately prior to such prepayment (or liquidation) or in the case of a partial Principal Prepayment on the amount of such prepayment (or Liquidation Proceeds) exceeds (ii) the amount of interest paid or collected in connection with such Principal Prepayment or such Liquidation Proceeds less the sum of (a) the related Servicing Fee, (b) the Trustee Fee Rate and (c) the LPMI Fee, if any.

Prepayment Period: As to any Distribution Date (except the first Distribution Date) and each EMC Mortgage Loan, for each Principal Prepayment in full, the period commencing on the 16th day of the month prior to the month in which the related Distribution Date occurs and ending on the 15th day of the month in which such Distribution Date occurs (as to the first Distribution Date and any Mortgage Loan, the period commencing on the Cut-off Date and ending on the 15th day of the month in which such Distribution Date occurs) and for each partial Principal Prepayment, the calendar month prior to the month in which such Distribution Date occurs. As to any Distribution Date and each Mortgage Loan that is not an EMC Mortgage Loan, in accordance with the related Servicing Agreement

Primary Mortgage Insurance Policy: Any primary mortgage guaranty insurance policy issued in connection with a Mortgage Loan which provides compensation to a Mortgage Note holder in the event of default by the obligor under such Mortgage Note or the related security instrument, if any or any replacement policy therefor through the related Interest Accrual Period for such Class relating to a Distribution Date.

Principal Funds: With respect to any Distribution Date and for each Subgroup, (i) the sum, without duplication, of (a) all scheduled principal collected on the related Mortgage Loans during the related Due Period, (b) all Advances relating to principal made with respect to the related Mortgage Loans remitted by the related Servicer or Master Servicer, as applicable, on or prior to the Remittance Date, (c) Principal Prepayments with respect to the related Mortgage Loans exclusive of Prepayment Charges or penalties collected during the related Prepayment Period, (d) the Stated Principal Balance of each related Mortgage Loan that was repurchased by the Seller pursuant to Sections 2.02 or 2.03 or by EMC (on its own behalf as Seller and on behalf of Master Funding) pursuant to Section 4.21, (e) the aggregate of all Substitution Adjustment Amounts with respect to the related Mortgage Loans for the related Determination Date in connection with the substitution of related Mortgage Loans pursuant to Section 2.03(f), (f) Net Liquidation Proceeds, Insurance Proceeds and Subsequent Recoveries with respect to the Mortgage Loans collected during the prior calendar month (to the extent such Net Liquidation Proceeds, Insurance Proceeds and Subsequent Recoveries relate to principal) and remitted by the Company or the related Servicer to the Master Servicer Collection Account pursuant to this Agreement or the related Servicing Agreement and (g) amounts in respect of principal paid by the Depositor or its designee with respect to the Mortgage Loans in the related Subgroup pursuant to Section 11.01 minus (ii) the sum of (a) all related amounts required to be reimbursed pursuant to Sections 5.02, 5.05, 5.07 and 5.09 or as otherwise set forth in this Agreement and (b) any Capitalization Reimbursement Amount to the extent such amount related to any Mortgage Loan in the related Subgroup.

Principal Prepayment: Any Mortgagor payment or other recovery of (or proceeds with respect to) principal on a Mortgage Loan (including loans purchased or repurchased under Sections 2.02, 2.03, 4.21 and 11.01 hereof) that is received in advance of its scheduled Due Date and is not accompanied by an amount as to interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment. Partial Principal Prepayments shall be applied by the Company or the related Servicer, as appropriate, in accordance with the terms of the related Mortgage Note.

Priority Amount:  For any Distribution Date the product of (i) the Shift Percentage and (ii) the sum of (x) the Scheduled Principal Payment Amount for such Distribution Date and (y) the Unscheduled Principal Payment Amount for such Distribution Date.

Private Certificates: Any of the Class B-4, Class B-5, Class B-6 and Class P Certificates.

Prospectus Supplement: The Prospectus Supplement dated June 28, 2007 relating to the public offering of the Offered Certificates.

Protected Account: Each account established and maintained by the Company with respect to receipts on the Mortgage Loans and REO Property in accordance with Section 5.01 hereof or by the related Servicer in accordance with the related Servicing Agreement.

PUD: A Planned Unit Development.

Purchase Price: With respect to any Mortgage Loan (x) to be purchased pursuant to the applicable provisions of this Agreement or (y) that EMC has a right to purchase pursuant to Section 4.21 hereof,  an amount equal to the sum of (i) 100% of the outstanding principal balance of the Mortgage Loan as of the date of such purchase plus (ii) accrued interest thereon at the applicable Mortgage Rate through the first day of the month in which the Purchase Price is to be distributed to Certificateholders, reduced by any portion of the Servicing Fee, Servicing Advances and Advances payable to the purchaser of the Mortgage Loan (iii) amounts advanced by the Company or the related Servicer in respect of such repurchased Mortgage Loan which are being held in the Master Servicer Collection Account for remittance to the Trustee and (iv) any costs and damages (if any) incurred by the Trust in connection with any violation of such Mortgage Loan of any predatory lending laws.

Rating Agency: Each of Moody’s and S&P. If any such organization or its successor is no longer in existence, “Rating Agency” shall be a nationally recognized statistical rating organization, or other comparable Person, designated by the Depositor, notice of which designation shall be given to the Trustee. References herein to a given rating category of a Rating Agency shall mean such rating category without giving effect to any modifiers.

Realized Loss: With respect to each Mortgage Loan as to which a Final Recovery Determination has been made, an amount (not less than zero) equal to (i) the unpaid principal balance of such Mortgage Loan as of the commencement of the calendar month in which the Final Recovery Determination was made, plus (ii) accrued interest from the Due Date as to which interest was last paid by the Mortgagor or advanced through the end of the calendar month in which such Final Recovery Determination was made, calculated in the case of each calendar month during such period (A) at an annual rate equal to the annual rate at which interest was then accruing on such Mortgage Loan and (B) on a principal amount equal to the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date during such calendar month, minus (iii) the proceeds, if any, received in respect of such Mortgage Loan during the calendar month in which such Final Recovery Determination was made, net of amounts that are payable therefrom to the Master Servicer pursuant to this Agreement which have not been previously reimbursed.  With respect to each Mortgage Loan which is the subject of a Servicing Modification during the calendar month immediately preceding the related Distribution Date, the sum of (a) the total amount of interest and principal which is forgiven with respect to the related Mortgage Loan and (b) the amount of any Advances and Servicing Advances, to the extent forgiven, made by the Master Servicer or the related Servicer with respect to such Mortgage Loan which are reimbursable from the Trust to the Master Servicer or the related Servicer with respect to that Servicing Modification, subject to the terms of this Agreement or the related Servicing Agreement, as applicable; provided that the amounts expressed in clause (a) above shall not include the amounts expressed in clause (b) above. In addition, to the extent the Master Servicer receives Subsequent Recoveries with respect to any Mortgage Loan, the amount of the Realized Losses with respect to that Mortgage Loan will be reduced to the extent such recoveries are distributed to any Class of Certificates.

With respect to any REO Property as to which a Final Recovery Determination has been made, an amount (not less than zero) equal to (i) the unpaid principal balance of the related Mortgage Loan as of the date of acquisition of such REO Property on behalf of REMIC I, plus (ii) accrued interest from the Due Date as to which interest was last paid by the Mortgagor in respect of the related Mortgage Loan through the end of the calendar month immediately preceding the calendar month in which such REO Property was acquired, calculated in the case of each calendar month during such period (A) at an annual rate equal to the annual rate at which interest was then accruing on the related Mortgage Loan and (B) on a principal amount equal to the Stated Principal Balance of the related Mortgage Loan as of the close of business on the Distribution Date during such calendar month, plus (iii) REO Imputed Interest for such REO Property for each calendar month commencing with the calendar month in which such REO Property was acquired and ending with the calendar month in which such Final Recovery Determination was made, minus (iv) the aggregate of all unreimbursed Advances and Servicing Advances.

With respect to each Mortgage Loan which has become the subject of a Deficient Valuation, the difference between the principal balance of the Mortgage Loan outstanding immediately prior to such Deficient Valuation and the principal balance of the Mortgage Loan as reduced by the Deficient Valuation.

With respect to each Mortgage Loan which has become the subject of a Debt Service Reduction, the portion, if any, of the reduction in each affected Monthly Payment attributable to a reduction in the Mortgage Rate imposed by a court of competent jurisdiction. Each such Realized Loss shall be deemed to have been incurred on the Due Date for each affected Monthly Payment.

Record Date: With respect to any Distribution Date and the Class A (other than the Class A-5, Class A-6 and Class A-7 Certificates) Class X, Class PO, Class R, Class P and Class B Certificates, the close of business on the last Business Day of the month preceding the month in which such Distribution Date occurs. With respect to any Distribution Date and the Class A-5, Class A-6 and Class A-7 Certificates, so long as such Classes of Certificates are Book-Entry Certificates, the Business Day preceding such Distribution Date, and otherwise, the close of business on the last Business Day of the month preceding the month in which such Distribution Date occurs.

Reference Banks: Shall mean leading banks selected by the Trustee and engaged in transactions in Eurodollar deposits in the international Eurocurrency market (i) with an established place of business in London, (ii) which have been designated as such by the Trustee and (iii) which are not controlling, controlled by, or under common control with, the Depositor, the Seller or the Trustee.

Reference Bank Rate: With respect to any Interest Accrual Period shall mean the arithmetic mean, rounded upwards, if necessary, to the nearest whole multiple of 0.03125%, of the offered rates for United States dollar deposits for one month that are quoted by the Reference Banks as of 11:00 a.m., New York City time, on the related Interest Determination Date to prime banks in the London interbank market for a period of one month in an amount approximately equal to the aggregate Certificate Principal Balance of the LIBOR Certificates for such Interest Accrual Period, provided that at least two such Reference Banks provide such rate. If fewer than two offered rates appear, the Reference Bank Rate will be the arithmetic mean, rounded upwards, if necessary, to the nearest whole multiple of 0.03125%, of the rates quoted by one or more major banks in New York City, selected by the Trustee, as of 11:00 a.m., New York City time, on such date for loans in United States dollars to leading European banks for a period of one month in amounts approximately equal to the aggregate Certificate Principal Balance of the LIBOR Certificates for such Interest Accrual Period.

Regular Certificate: Any Certificate other than a Residual Certificate.

Regular Interest: A “regular interest” in a REMIC within the meaning of Section 860G(a)(1) of the Code.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Relief Act: The Servicemembers Civil Relief Act, as amended, or any similar state or local law.

Relief Act Interest Shortfall:  With respect to any Distribution Date and any Mortgage Loan, any reduction in the amount of interest collectible on such Mortgage Loan for the most recently ended Due Period as a result of the application of the Relief Act.

Remaining Excess Spread:  With respect to any Distribution Date, the Excess Spread less any Extra Principal Distribution Amount, in each case for such Distribution Date.

REMIC:  A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

REMIC I:  The segregated pool of assets described in the Preliminary Statement and Section 6.07(a).

REMIC I Regular Interest:  Any of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. Each REMIC I Regular Interest shall accrue interest at the related Uncertificated REMIC I Pass-Through Rate in effect from time to time, and (except for REMIC I Regular Interest X) shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto. The designations for the respective REMIC I Regular Interests are set forth in the Preliminary Statement hereto.

REMIC I Subordinated Balance Ratio:  The ratio among the Uncertificated Principal Balances of each of the REMIC I Regular Interests ending with the designation “Sub,” equal to the ratio among, with respect to each such REMIC I Regular Interest, the excess, if any, of (x) the aggregate Stated Principal Balance of the Mortgage Loans in the related Subgroup (other than the PO Percentage of the Stated Principal Balance of any such Mortgage Loans), over (y) the aggregate Certificate Principal Balance of the Senior Certificates (other than the Class PO Certificates) in the related Subgroup.

REMIC II:  The segregated pool of assets described in the Preliminary Statement consisting of the REMIC I Regular Interests.

REMIC II Regular Interest:  Any of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a Regular Interest in REMIC II. Each REMIC II Regular Interest shall accrue interest at the related Uncertificated REMIC II Pass-Through Rate in effect from time to time, and (except for REMIC II Regular Interest X) shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto. The designations for the respective REMIC II Regular Interests are set forth in the Preliminary Statement hereto.

REMIC III:  The segregated pool of assets described in the Preliminary Statement consisting of the REMIC II Regular Interests.

REMIC Opinion:  Shall mean an Opinion of Counsel to the effect that the proposed action will not have an adverse effect on any REMIC created hereunder.

REMIC Provisions:  Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of the Code, and related provisions, and proposed, temporary and final regulations and published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time, as well as provisions of applicable state laws.

REMIC Regular Interests: The REMIC I Regular Interests and REMIC II Regular Interests.

Remittance Date: Shall mean (i) with respect to the Company, the 18th day of any month or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day, and (ii) with respect to any other Servicer, the date specified in the related Servicing Agreement.

Remittance Report: As defined in Section 6.04(c).

REO Imputed Interest:  As to any REO Property, for any calendar month during which such REO Property was at any time part of REMIC I, one month’s interest at the applicable Net Mortgage Rate on the Stated Principal Balance of such REO Property (or, in the case of the first such calendar month, of the related Mortgage Loan, if appropriate) as of the close of business on the Distribution Date in such calendar month.

REO Property: A Mortgaged Property acquired by the Company or the related Servicer through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

Replacement Mortgage Loan: A Mortgage Loan or Mortgage Loans in the aggregate substituted by the Seller for a Deleted Mortgage Loan, which must, on the date of such substitution, as confirmed in a Request for Release, (i) have a Stated Principal Balance, after deduction of the principal portion of the Scheduled Payment due in the month of substitution, not in excess of, and not less than 90% of, the Stated Principal Balance of the Deleted Mortgage Loan; (ii) have a fixed Mortgage Rate not less than or more than 1% per annum higher than the Mortgage Rate of the Deleted Mortgage Loan; (iii) have the same or higher credit quality characteristics than that of the Deleted Mortgage Loan; (iv) have a Loan-to-Value Ratio no higher than that of the Deleted Mortgage Loan; (v) have a remaining term to maturity no greater than (and not more than one year less than) that of the Deleted Mortgage Loan; (vi) not permit conversion of the Mortgage Rate from a fixed rate to a variable rate; (vii) have the same lien priority as the Deleted Mortgage Loan; (viii) constitute the same occupancy type as the Deleted Mortgage Loan or be owner occupied; and (ix) comply with each representation and warranty set forth in Section 2.03 hereof.

Reportable Event: As defined in Section 4.18.

Request for Release: The Request for Release to be submitted by the Seller, the Company, the related Servicer or the Master Servicer to the Custodian substantially in the form of Exhibit G. Each Request for Release furnished to the Custodian by the Seller, the Company, the related Servicer or the Master Servicer shall be in duplicate and shall be executed by an officer of such Person or a Servicing Officer (or, if furnished electronically to the Custodian, shall be deemed to have been sent and executed by an officer of such Person or a Servicing Officer) of the Company or the related Servicer, as applicable.

Required Insurance Policy: With respect to any Mortgage Loan, any insurance policy that is required to be maintained from time to time under this Agreement or the related Servicing Agreement.

Residual Certificates:  The Class R-1, Class R-2 and Class R-3 Certificates, each evidencing the sole class of Residual Interests in the related REMIC.

Residual Interest: The sole class of “residual interests” in a REMIC within the meaning of Section 860G(a)(2) of the Code.

Responsible Officer: With respect to the Trustee, any Vice President, any Assistant Vice President, the Secretary, any Assistant Secretary, or any Trust Officer with specific responsibility for the transactions contemplated hereby, any other officer customarily performing functions similar to those performed by any of the above designated officers or other officers of the Trustee specified by the Trustee, as to whom, with respect to a particular matter, such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

S&P: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

Scheduled Payment: The scheduled monthly payment on a Mortgage Loan due on any Due Date allocable to principal and/or interest on such Mortgage Loan.

Scheduled Principal Payment Amount:  For any Distribution Date and with respect to the Class A-3 Certificates and Class A-4 Certificates, an amount equal to the product of (x) the aggregate of the collections described in clause (1) of the definition of Subgroup Principal Distribution Amount for the related Subgroup and that Distribution Date (without application of the related Subgroup Senior Percentage) multiplied by (y) a fraction, (i) the numerator of which is the aggregate Certificate Principal Balance of the Class A-3 Certificates and Class A-4 Certificates immediately prior to that Distribution Date and (ii) the denominator of which is the sum of the Non-PO Percentages of the Stated Principal Balances of the Mortgage Loans in Subgroup 1 and Subgroup 2 as of the first day of the related Due Period.

Securities Act: The Securities Act of 1933, as amended, and the rules and regulations thereunder.

Seller: EMC in its capacity as seller of the Mortgage Loans to the Depositor.

Senior Certificates: Any of the Class A, Class X and Class PO Certificates.

Servicer: Any of Bank of America, Branch Banking, EMC, Fifth Third, GreenPoint, HSBC, Mid America and National City and their successors and assigns.

Servicing Advances: All customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable legal fees) incurred in the performance by the Company or the related Servicer of its servicing obligations hereunder or under the related Servicing Agreement, including, but not limited to, the cost of (i) the preservation, restoration and protection of a Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, and including any expenses incurred in relation to any such proceedings that result from the Mortgage Loan being registered in the MERS® System, (iii) the management and liquidation of any REO Property (including, without limitation, realtor’s commissions) and (iv) compliance with any obligations under Section 3.07 hereof to cause insurance to be maintained.

Servicing Agreement: Any of the Countrywide Servicing Agreement, Fifth Third Servicing Agreement, GreenPoint Servicing Agreement, HSBC Servicing Agreement, Mid America Servicing Agreement or National City Servicing Agreement.

Servicing Criteria:  The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time, or those Servicing Criteria otherwise mutually agreed to by EMC, the Master Servicer, the Trustee and the applicable Servicer in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit N.

Servicing Fee: As to each Mortgage Loan and any Distribution Date, an amount equal to 1/12th of the related Servicing Fee Rate multiplied by the Stated Principal Balance of such Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs.

Servicing Fee Rate: An amount ranging from 0.250% per annum to 0.625% per annum, each as set forth in the Mortgage Loan Schedule.

Servicing Modification: Any modification of a Mortgage Loan which is effected by the Company in accordance with the terms of this Agreement.

Servicing Officer: Any officer of the Company or the related Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans (i) in the case of the Company, whose name and facsimile signature appear on a list of servicing officers furnished to the Trustee by the Company on the Closing Date pursuant to this Agreement, as such list may from time to time be amended and (ii) in the case of the related Servicer, as to which evidence reasonably acceptable to the Trustee, as applicable, of due authorization, by such party has been furnished from time to time to the Trustee.

Shift Percentage: On any Distribution Date occurring during the periods set forth below will be as follows:

Period (dates inclusive)	Shift Percentage
July 25, 2007 – June 25, 2012	0%
July 25, 2012 – June 25, 2013	30%
July 25, 2013 – June 25, 2014	40%
July 25, 2014 – June 25, 2015	60%
July 25, 2015 – June 25, 2016	80%
July 25, 2016 and thereafter	100%

Sponsor: EMC Mortgage Corporation, a Delaware corporation, and its successors and assigns, in its capacity as sponsor.

Startup Day: The Startup Day for each REMIC formed hereunder shall be the Closing Date.

Stated Principal Balance: With respect to any Mortgage Loan or related REO Property and any Distribution Date, the Cut-off Date Principal Balance plus amounts added to the principal balance of such Mortgage Loan due to a Servicing Modification thereof minus the sum of (i) the principal portion of the Scheduled Payments due with respect to such Mortgage Loan during each Due Period ending prior to such Distribution Date (and irrespective of any delinquency in their payment), (ii) all Principal Prepayments with respect to such Mortgage Loan received prior to or during the related Prepayment Period, and all Net Liquidation Proceeds and Insurance Proceeds to the extent applied by the Company or the related Servicer as recoveries of principal in accordance with Section 3.09 or the related Servicing Agreement with respect to such Mortgage Loan, that were received by the Company or the related Servicer as of the close of business on the last day of the calendar month immediately preceding such Distribution Date and (iii) any Realized Losses on such Mortgage Loan incurred during the prior calendar month. The Stated Principal Balance of a Liquidated Loan equals zero.

Subgroup: Any of Subgroup 1 and Subgroup 2.

Subgroup 1: All of the Mortgage Loans with a Net Mortgage Rate of less than or equal to 6.000% per annum, plus the Subgroup 1 Fraction of the Stated Principal Balance of any Mortgage Loan with a Net Mortgage Rate greater than 6.000% per annum and less than 7.000% per annum.

Subgroup 1 Certificates: The Class A-1, Class A-2, Class A-3, Class A-4 and Class PO Certificates.

Subgroup 1 Fraction: With respect to any Mortgage Loan with a Net Mortgage Rate of greater than 6.000% per annum and less than 7.000% per annum, is a fraction, (x) the numerator of which is equal to 7.000% minus the Net Mortgage Rate of such Mortgage Loan, and (y) the denominator of which is equal to 1.000%.

Subgroup 2: The Subgroup 2 Fraction of the Stated Principal Balance of any Mortgage Loan with a Net Mortgage Rate greater than 6.000% per annum and less than 7.000% per annum, plus all of the Mortgage Loans with a Net Mortgage Rate greater than or equal to 7.000% per annum.

Subgroup 2 Certificates: The Class A-5, Class A-6, Class A-7 and Class X Certificates.

Subgroup 2 Fraction: With respect to any Mortgage Loan with a Net Mortgage Rate of greater than 6.000% per annum and less than 7.000% per annum, is a fraction, (x) the numerator of which is equal to the Net Mortgage Rate of such Mortgage Loan minus 6.000%, and (y) the denominator of which is equal to 1.000%.

Subgroup Principal Distribution Amount: With respect to each of the Subgroup 1 Certificates and Subgroup 2 Certificates and each Distribution Date, an amount equal to

(x)           the sum of the following (but in no event greater than the aggregate Certificate Principal Balance of the Subgroup 1 Certificates or Subgroup 2 Certificates, as applicable, immediately prior to such Distribution Date):

(1)           the applicable Subgroup Senior Percentage of the Non-PO Percentage of the principal portion of all Monthly Payments due on the Mortgage Loans in the related Subgroup on the related Due Date, as specified in the amortization schedule at the time applicable thereto (after adjustment for previous principal prepayments but before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period);

(2)           the applicable Subgroup Senior Prepayment Percentage of the Non-PO Percentage of the Stated Principal Balance of each Mortgage Loan in the related Subgroup which was the subject of a prepayment in full received by the Master Servicer during the applicable Prepayment Period;

(3)           the applicable Subgroup Senior Prepayment Percentage of the Non-PO Percentage of all partial prepayments allocated to principal received during the applicable Prepayment Period;

(4)           the lesser of (a) the applicable Subgroup Senior Prepayment Percentage of the Non-PO Percentage of the sum of (i) all Net Liquidation Proceeds allocable to principal received in respect of each Mortgage Loan in the related Subgroup which became a Liquidated Mortgage Loan during the related Prepayment Period (other than Mortgage Loans described in the immediately following clause (ii)) and all Subsequent Recoveries received in respect of each Liquidated Mortgage Loan in the related Subgroup during the related Due Period and (ii) the Stated Principal Balance of each such Mortgage Loan in the related Subgroup purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related primary mortgage insurance policy, if any, or otherwise; and (b) the applicable Subgroup Senior Percentage of the Non-PO Percentage of the sum of (i) the Stated Principal Balance of each Mortgage Loan in the related Subgroup which became a Liquidated Mortgage Loan during the related Prepayment Period (other than the Mortgage Loans described in the immediately following clause (ii)) and (ii) the Stated Principal Balance of each such Mortgage Loan in the related Subgroup that was purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related primary mortgage insurance policy, if any or otherwise; and

(5)           the applicable Subgroup Senior Prepayment Percentage of the Non-PO Percentage of the sum of (a) the Stated Principal Balance of each Mortgage Loan in the related Subgroup which was repurchased by EMC or its designee in connection with such Distribution Date and (b) the excess, if any, of the Stated Principal Balance of each Mortgage Loan in the related Subgroup that has been replaced by EMC or its designee with a substitute Mortgage Loan pursuant to the Mortgage Loan Purchase Agreement in connection with such Distribution Date over the Stated Principal Balance of each such substitute Mortgage Loan; minus

(y)           any Capitalization Reimbursement Amount to the extent such amounts relate to any Mortgage Loan in the related Subgroup.

Subgroup Senior Percentage: With respect to each Subgroup, the lesser of (a) 100% and (b) the percentage obtained by dividing the aggregate Certificate Principal Balance of the Senior Certificates of such Subgroup (other than the Interest Only Certificates and Class PO Certificates), immediately prior to such Distribution Date, by the aggregate Stated Principal Balance of the Mortgage Loans in the related Subgroup (other than the PO Percentage thereof with respect to the related Discount Mortgage Loans) as of the beginning of the related Due Period.

Subgroup Senior Prepayment Percentage: The Subgroup Senior Prepayment Percentage for the Subgroup 1 Certificates and Subgroup 2 Certificates, on any Distribution Date occurring during the periods set forth below will be as follows:

Period (dates inclusive)	Subgroup Senior Prepayment Percentage
July 25, 2007 – June 25, 2012	100%
July 25, 2012 – June 25, 2013	Subgroup Senior Percentage for the related Subgroup plus 70% of the related Subordinate Percentage.
July 25, 2013 - June 25, 2014	Subgroup Senior Percentage for the related Subgroup plus 60% of the related Subordinate Percentage.
July 25, 2014 - June 25, 2015	Subgroup Senior Percentage for the related Subgroup plus 40% of the related Subordinate Percentage.
July 25, 2015 – June 25, 2016	Subgroup Senior Percentage for the related Subgroup plus 20% of the related Subordinate Percentage.
July 25, 2016 and thereafter	Subgroup Senior Percentage for the related Subgroup.
Any scheduled reduction to the Subgroup Senior Prepayment Percentage for the Subgroup 1 and Subgroup 2 Certificates shall not be made as of any Distribution Date unless, as of the last day of the month preceding such Distribution Date (1) the aggregate Stated Principal Balance of the Mortgage Loans delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and such Mortgage Loans with respect to which the related mortgaged property has been acquired by the trust) averaged over the last six months, as a percentage of the aggregate Certificate Principal Balance of the Subordinate Certificates does not exceed 50% and (2) cumulative Realized Losses on the Mortgage Loans do not exceed (a) 30% of the aggregate Certificate Principal Balance of the Subordinate Certificates as of the closing date (“Original Subordinate Principal Balance”) if such Distribution Date occurs between and including July 2012 and June 2013, (b) 35% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including July 2013 and June 2014, (c) 40% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including July 2014 and June 2015, (d) 45% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including July 2015 and June 2016, and (e) 50% of the Original Subordinate Principal Balance if such Distribution Date occurs during or after July 2016.

Notwithstanding the foregoing, if on any Distribution Date, the percentage for Subgroup 1 or Subgroup 2, the numerator of which is the aggregate Certificate Principal Balance of the Senior Certificates (other than the Interest Only Certificates and Class PO Certificates) related to a Subgroup immediately preceding such Distribution Date, and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans in such Subgroup (other than the PO Percentage thereof with respect to the related Discount Mortgage Loans) as of the beginning of the related Due Period, exceeds such percentage as of the cut-off date, then the Subgroup Senior Prepayment Percentage with respect to the Senior Certificates of each Subgroup for such Distribution Date will equal 100%.

Subordinate Certificate Writedown Amount: With respect to the Subordinate Certificates, the amount by which (x) the sum of the Certificate Principal Balances of the Certificates (other than the Class A-6, Class X, Class R and Class P Certificates) (after giving effect to the distribution of principal and the allocation of Realized Losses in reduction of the Certificate Principal Balances of the Certificates (other than the Class A-6, Class X, Class R and Class P Certificates) on such Distribution Date) exceeds (y) the Stated Principal Balances of the Mortgage Loans on the Due Date related to such Distribution Date.

Subordinate Optimal Principal Amount: With respect to the Subordinate Certificates and each Distribution Date will be an amount equal to

(x)           the sum of the following from each Subgroup (but in no event greater than the aggregate Certificate Principal Balance of the Subordinate Certificates immediately prior to such Distribution Date):

(1)           the applicable Subordinate Percentage of the Non-PO Percentage of the principal portion of all Monthly Payments due on each Mortgage Loan in the related Subgroup on the related Due Date, as specified in the amortization schedule at the time applicable thereto (after adjustment for previous principal prepayments but before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period);

(2)           the applicable Subordinate Prepayment Percentage of the Non-PO Percentage of the Stated Principal Balance of each Mortgage Loan in the related Subgroup which was the subject of a prepayment in full received by the Master Servicer during the applicable Prepayment Period;

(3)           the applicable Subordinate Prepayment Percentage of the Non-PO Percentage of all partial prepayments of principal received during the applicable Prepayment Period for each Mortgage Loan in the related Subgroup;

(4)           the excess, if any, of (a) the Net Liquidation Proceeds allocable to principal received during the related Prepayment Period in respect of each liquidated Mortgage Loan in the related Subgroup over (b) the sum of the amounts distributable to the holders of the related Senior Certificates (other than the Class A-6, Class X and Class PO Certificates) pursuant to clause (4) of the definition of “Subgroup Principal Distribution Amount” and clause (iv) of the definition of “Class PO Certificate Principal Distribution Amount” on such Distribution Date;

(5)           the applicable Subordinate Prepayment Percentage of the Non-PO Percentage of the sum of (a) the Stated Principal Balance of each Mortgage Loan in the related Subgroup which was repurchased by EMC or its designee in connection with such Distribution Date and (b) the difference, if any, between the Stated Principal Balance of a Mortgage Loan in the related Subgroup that has been replaced by EMC or its designee with a substitute Mortgage Loan pursuant to the Mortgage Loan Purchase Agreement in connection with such Distribution Date and the Stated Principal Balance of such substitute Mortgage Loan; and

(6)           on the Distribution Date on which the Certificate Principal Balances of the related Senior Certificates (other than the related Interest Only Certificates and Class PO Certificates) have all been reduced to zero, 100% of any applicable Subgroup Principal Distribution Amount; minus

(y)           any Capitalization Reimbursement Amount to the extent such amounts relate to any Mortgage Loan in the related Subgroup.

 Subordinate Percentage: As of any Distribution Date and with respect to any Subgroup, 100% minus the related Subgroup Senior Percentage for the Senior Certificates related to such Subgroup. The initial Subordinate Percentage for Subgroup 1 and Subgroup 2 will be equal to 8.27%.

Subordinate Prepayment Percentage: As of any Distribution Date and with respect to any Subgroup, 100% minus the related Subgroup Senior Prepayment Percentage for such Subgroup, except that on any Distribution Date after the Certificate Principal Balance of each Class of Senior Certificates have each been reduced to zero, the Subordinate Prepayment Percentage for the Subordinate Certificates with respect to such Subgroup will equal 100%.

Subordinated Certificates:  The Class B Certificates.

Subsequent Recoveries:  As of any Distribution Date, amounts received by the Master Servicer or any Servicer (net of any related expenses permitted to be reimbursed pursuant to Section 6.05) or surplus amounts held by the Master Servicer and the related Servicer to cover estimated expenses (including, but not limited to, recoveries in respect of the representations and warranties made by the Seller pursuant to the Mortgage Loan Purchase Agreement) specifically related to a Mortgage Loan that was the subject of a liquidation, a Mortgage Loan that has been modified which resulted in a Realized Loss or final disposition of any REO Property as of the end of the prior calendar month that resulted in a Realized Loss.

Subservicing Agreement: Any agreement entered into between the Company and a subservicer with respect to the subservicing of any Mortgage Loan hereunder by such subservicer.

Substitution Adjustment Amount: The meaning ascribed to such term pursuant to Section 2.03(f).

Successor Master Servicer: The meaning ascribed to such term pursuant to Section 9.01.

Tax Matters Person: The person designated as “tax matters person” in the manner provided under Treasury Regulation Sections 1.860F-4(d) and 301.6231(a)(7)-1T. The Holder of the greatest Percentage Interest in a Class of Residual Certificates shall be the Tax Matters Person for the related REMIC. The Trustee or any successor thereto or assignee thereof shall serve as tax administrator hereunder and as agent for the related Tax Matters Person.

Transferee Affidavit: As defined in Section 7.02(c).

Transferor Affidavit: As defined in Section 7.02(c).

Transfer: Any direct or indirect transfer or sale of any Ownership Interest in a Certificate.

Trust or Trust Fund: The corpus of the trust created hereunder consisting of (i) the Mortgage Loans and all interest accruing and principal due with respect thereto after the Cut-off Date to the extent not applied in computing the Cut-off Date Principal Balance thereof; (ii) the Class P Certificate Account, the Distribution Account maintained by the Trustee, the Master Servicer Collection Account maintained by the Master Servicer and the Protected Accounts maintained by the Company and the Servicers and all amounts deposited therein pursuant to the applicable provisions of this Agreement and the Servicing Agreements; (iii) property that secured a Mortgage Loan and has been acquired by foreclosure, deed in lieu of foreclosure or otherwise; (iv) the mortgagee’s rights under the Insurance Policies with respect to the Mortgage Loans; (v) the Servicing Agreements and the Assignment Agreements; (vi) the rights under the Mortgage Loan Purchase Agreement; and (vii) all proceeds of the foregoing, including proceeds of conversion, voluntary or involuntary, of any of the foregoing into cash or other liquid property. Prepayment Charge Waiver Amounts shall not be included in REMIC I, REMIC II or REMIC III.

Trustee: Wells Fargo Bank, National Association, a national banking association, as trustee for the benefit of the Certificateholders under this Agreement, and any successor thereto, and any corporation or national banking association resulting from or surviving any consolidation or merger to which it or its successors may be a party and any successor trustee as may from time to time be serving as successor trustee hereunder.

Trustee Fee: As to each Mortgage Loan and any Distribution Date, an amount equal to 1/12th of the Trustee Fee Rate multiplied by the Stated Principal Balance of such Mortgage Loans as of the Due Date in the month preceding the month in which such Distribution Date occurs.

Trustee Fee Rate: 0.010% per annum.

Trustee Information: As defined in Section 4.18(b).

Uncertificated Accrued Interest:  With respect to each REMIC Regular Interest on each Distribution Date, an amount equal to one month’s interest at the related Uncertificated REMIC I Pass-Through Rate or Uncertificated REMIC II Pass-Through Rate on the Uncertificated Principal Balance or Uncertificated Notional Amount, as applicable, of such REMIC Regular Interest. In each case, Uncertificated Accrued Interest will be reduced by any Net Interest Shortfalls (allocated to such REMIC Regular Interests as set forth in Section 1.02).

Uncertificated Notional Amount:  With respect to REMIC I Regular Interest X and any Distribution Date, an amount equal to the aggregate Stated Principal Balance of the Mortgage Loans in Subgroup 2 with Net Mortgage Rates greater than or equal to 7.000% per annum. With respect to REMIC II Regular Interest X and any Distribution Date, an amount equal to the Uncertificated Notional Amount of REMIC I Regular Interest X for such Distribution Date.

Uncertificated Principal Balance:  With respect to each REMIC Regular Interest, the principal amount of such REMIC Regular Interest outstanding as of any date of determination. As of the Closing Date, the Uncertificated Principal Balance of each REMIC Regular Interest shall equal the amount set forth in the Preliminary Statement hereto as its initial uncertificated principal balance. On each Distribution Date, the Uncertificated Principal Balance of the REMIC Regular Interests shall be reduced by all distributions of principal made on such REMIC Regular Interests on such Distribution Date pursuant to Section 6.07 and, if and to the extent necessary and appropriate, shall be further reduced on such Distribution Date by Realized Losses as provided in Section 6.05. The Uncertificated Principal Balance of each REMIC Regular Interest shall never be less than zero.

Uncertificated REMIC I Pass-Through Rate: With respect to each REMIC I Regular Interest, other than REMIC I Regular Interest X, and any Distribution Date, a per annum rate equal to the related fixed rate set forth in the Preliminary Statements as the Uncertificated REMIC I Pass-Through Rate for such REMIC I Regular Interest.

With respect to REMIC I Regular Interest X, a per annum rate equal to the excess, if any, of (a) the weighted average Net Mortgage Rate of the Mortgage Loans with Net Mortgage Rates greater than or equal to 7.000%, over (b) 7.000% per annum.

Uncertificated REMIC II Pass-Through Rate: With respect to each REMIC II Regular Interest, other than REMIC II Regular Interests X, B-1, B-2, B-3, B-4, B-5 and B-6, and any Distribution Date, a per annum rate equal to the related fixed rate set forth in the Preliminary Statements as the Uncertificated REMIC II Pass-Through Rate for such REMIC II Regular Interest.

With respect to REMIC II Regular Interest X and any Distribution Date, REMIC II Regular Interest X shall not have an Uncertificated REMIC II Pass-Through Rate, but shall be entitled to 100% of the amounts distributable to REMIC I Regular Interest X for such Distribution Date.

With respect to REMIC II Regular Interests B-1, B-2, B-3, B-4, B-5 and B-6 and any Distribution Date, a per annum rate equal to the weighted average of the Uncertificated REMIC I Pass-Through Rates for REMIC I Regular Interests 1-Sub and 2-Sub, weighted on the basis of the Uncertificated Principal Balances of each such REMIC I Regular Interest immediately prior to such Distribution Date.

Unscheduled Principal Payment Amount:  For any Distribution Date and with respect to the Class A-3 Certificates and Class A-4 Certificates, an amount equal to the product of (x) the aggregate of the collections described in clauses (2) through (5) of the definition of Subgroup Principal Distribution Amount for the related Subgroup and that Distribution Date (without application of the related Subgroup Senior Prepayment Percentage) multiplied by (y) a fraction, (i) the numerator of which is the aggregate Certificate Principal Balance of the Class A-3 Certificates and Class A-4 Certificates immediately prior to that Distribution Date and (ii) the denominator of which is the sum of the Non-PO Percentages of the Stated Principal Balances of the Mortgage Loans in Subgroup 1 and Subgroup 2 as of the first day of the related Due Period.

 Voting Rights:  The portion of the voting rights of all the Certificates that is allocated to any Certificate for purposes of the voting provisions hereunder. Voting Rights shall be allocated (i) 94.50% to the Class A Certificates (other than the Class A-6 Certificates) and Class B Certificates, (ii) 1% to each of the Class A-6, Class X, Class PO and Class P Certificates and (iii) 0.50% to each of the Class R Certificates, with the allocation among the Class A Certificates (other than the Class A-6 Certificates) and Class B Certificates to be in proportion to the Certificate Principal Balance of each Class relative to the Certificate Principal Balance of all other such Classes. Voting Rights will be allocated among the Certificates of each such Class in accordance with their respective Percentage Interests.

Section 1.02  Allocation of Certain Interest Shortfalls.

For purposes of calculating the amount of the Accrued Certificate Interest for the Class A, Class X and Class B Certificates for any Distribution Date, (1) the aggregate amount of any Net Interest Shortfalls for any Distribution Date shall be allocated among such Certificates in proportion to the amount of Interest Funds that would have been allocated to such Certificates in the absence of such Net Interest Shortfalls, and (2) the interest portion of Realized Losses shall be allocated first, to the Class B-6 Certificates, second to the Class B-5 Certificates, third to the Class B-4 Certificates, fourth to the Class B-3 Certificates, fifth to the Class B-2 Certificates and sixth to the Class B-1 Certificates, and following the Cross-Over Date, fourth to the Senior Certificates, on a pro rata basis.

For purposes of calculating the amount of Uncertificated Accrued Interest for the REMIC I Regular Interests (other than REMIC I Regular Interests P, PO and R-2/R-3) for any Distribution Date, the aggregate amount of any Net Interest Shortfalls and interest portion of Realized Losses for any Distribution Date shall be allocated first, among REMIC I Regular Interest 1-Sub, REMIC I Regular Interest 1-ZZZ, REMIC I Regular Interest 2-Sub, REMIC I Regular Interest 2-ZZZ and REMIC I Regular Interest X, pro rata, based on, and to the extent of, one month’s interest at the then applicable respective Uncertificated REMIC I Pass-Through Rates on the respective Uncertificated Principal Balances of each such REMIC I Regular Interest.

For purposes of calculating the amount of Uncertificated Accrued Interest for the REMIC II Regular Interests (other than REMIC II Regular Interests P, PO and R-3) for any Distribution Date, the aggregate amount of any Net Interest Shortfalls and interest portion of Realized Losses for any Distribution Date shall be allocated among such REMIC II Regular Interests as such amounts are allocable to the Corresponding Certificates; provided that, solely for purposes of the foregoing, any shortfalls allocable to the Class A-6 Certificates shall be deemed to be allocated to the Class A-5 Certificates and Class A-7 Certificates on a pro rata basis.

ARTICLE II

CONVEYANCE OF TRUST FUND REPRESENTATIONS AND WARRANTIES

Section 2.01  Conveyance of Trust Fund.

Pursuant to the Mortgage Loan Purchase Agreement, the Seller sold, transferred, assigned, set over and otherwise conveyed to the Depositor, without recourse, all the right, title and interest of the Seller in and to the assets sold by it in the Trust Fund. Pursuant to the Mortgage Loan Purchase Agreement, Master Funding sold, transferred, assigned, set over and otherwise conveyed to the Depositor, without recourse, all the right, title and interest of Master Funding in and to the assets sold by it in the Trust Fund.

The Seller has entered into this Agreement in consideration for the purchase of the Mortgage Loans by the Depositor pursuant to the Mortgage Loan Purchase Agreement and has agreed to take the actions specified herein. Although it is the intent of the parties to this Agreement that the conveyance of the Depositor’s right, title and interest in and to the Mortgage Loans and other assets in the Trust Fund pursuant to this Agreement shall constitute a purchase and sale and not a loan, in the event that such conveyance is deemed to be a loan, it is the intent of the parties to this Agreement that the Depositor shall be deemed to have granted to the Trustee a first priority perfected security interest in all of the Depositor’s right, title and interest in, to and under the Mortgage Loans and other assets in the Trust Fund, and that this Agreement shall constitute a security agreement under applicable law.

The Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, sets over and otherwise conveys to the Trustee for the use and benefit of the Certificateholders without recourse, all the right, title and interest of the Depositor in and to the Trust Fund.

In connection with such sale, the Depositor has delivered to, and deposited with, or caused to be delivered to and deposited with, the Trustee or the Custodian, as its agent, the following documents or instruments with respect to each Mortgage Loan so assigned: (i) the original Mortgage Note, including any riders thereto, endorsed without recourse (A) in blank or to the order of “Wells Fargo Bank, National Association, as Trustee for Certificateholders of Bear Stearns Asset Backed Securities I LLC, Asset Backed Certificates, Series 2007-AC5”, or (B) in the case of a loan registered on the MERS system, in blank, and in each case showing an unbroken chain of endorsements from the related originator, at the time they made the initial endorsement, to the last endorsee up to and including the point the Sponsor acquired such mortgage loan, (ii) the original Mortgage and, if the related Mortgage Loan is a MOM Loan, noting the presence of the MIN and language indicating that such Mortgage Loan is a MOM Loan, which shall have been recorded (or, for Mortgage Loans other than the EMC Flow Loans, if the original is not available, a copy), with evidence of such recording indicated thereon (or if clause (x) in the proviso below applies, shall be in recordable form), (iii) unless the Mortgage Loan is either a MOM Loan or has been assigned in the name of MERS®, the assignment (either an original or a copy, which may be in the form of a blanket assignment if permitted in the jurisdiction in which the Mortgaged Property is located) to blank or to the Trustee of the Mortgage with respect to each Mortgage Loan in the name of “Wells Fargo Bank, National Association, as Trustee for Certificateholders of Bear Stearns Asset Backed Securities I LLC, Asset Backed Certificates, Series 2007-AC5,” which shall have been recorded (or if clause (x) in the proviso below applies, shall be in recordable form) (iv) an original or a copy of all intervening assignments of the Mortgage, if any, with evidence of recording thereon, (v) with respect to any Mortgage Loan, the original policy of title insurance or mortgagee’s certificate of title insurance or commitment or binder for title insurance or, in the event such original title policy has not been received from the title insurer, such title policy will be delivered within one year of the Closing Date or, in the event such original title policy is unavailable, a photocopy of such title policy, or, in lieu thereof, a current lien search on the related Mortgaged Property; and (vi) originals or copies of all available assumption, modification or substitution agreements, if any; provided, however, that in lieu of the foregoing, EMC or Master Funding, as applicable, may deliver the following documents, under the circumstances set forth below: (x) if any Mortgage (other than the Mortgages related to the EMC Flow Loans), assignment thereof to or intervening assignments thereof have been delivered or are being delivered to recording offices for recording and have not been returned in time to permit their delivery as specified above, the Depositor may deliver, or cause to be delivered, a true copy thereof with a certification, on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original”; (y) in lieu of the Mortgage (other than the Mortgages related to the EMC Flow Loans), assignment or intervening assignments thereof, if the applicable jurisdiction retains the originals of such documents (as evidenced by a certification to such effect) the Depositor may deliver, or cause to be delivered, photocopies of such documents containing an original certification by the judicial or other governmental authority of the jurisdiction where such documents were recorded; and (z) in lieu of the Mortgage Notes relating to the Mortgage Loans identified in the list set forth in Exhibit I, the Depositor may deliver, or cause to be delivered, a lost note affidavit and indemnity and a copy of the original note, if available; and provided, further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, the Depositor, in lieu of delivering the above documents, may deliver, or cause to be delivered, to the Trustee and the Custodian a certification of a Servicing Officer to such effect and in such case shall deposit all amounts paid in respect of such Mortgage Loans, in the Protected Account, in the Master Servicer Collection Account or in the Distribution Account on the Closing Date. In the case of the documents referred to in clause (x) above, the Depositor shall deliver, or cause to be delivered, such documents to the Trustee or the Custodian promptly after they are received.

EMC (on its own behalf as Seller and on behalf of Master Funding) shall cause, at its expense, the Mortgage and intervening assignments, if any, and to the extent required in accordance with the foregoing, the assignment of the Mortgage to the Trustee to be submitted for recording promptly after the Closing Date; provided that, the Seller need not cause to be recorded (a) any assignment in any jurisdiction under the laws of which, as evidenced by an Opinion of Counsel addressed to the Trustee delivered by EMC (on its own behalf as Seller and on behalf of Master Funding)  to the Trustee and the Rating Agencies, the recordation of such assignment is not necessary to protect the Trustee’s interest in the related Mortgage Loan or (b) if MERS is identified on the Mortgage or on a properly recorded assignment of the Mortgage as the mortgagee of record solely as nominee for the Seller and Master Funding and its successors and assigns. In the event that the Seller, Master Funding, the Depositor or the Master Servicer gives written notice to the Trustee that a court has recharacterized the sale of the Mortgage Loans as a financing, EMC (on its own behalf as Seller and on behalf of Master Funding) shall submit or cause to be submitted for recording as specified above each such previously unrecorded assignment to be submitted for recording as specified above at the expense of the Trust.

In connection with the assignment of any Mortgage Loan registered on the MERS® System, EMC (on its own behalf as Seller and on behalf of Master Funding)  further agrees that it will cause, at the Seller’s own expense, within 30 days after the Closing Date, the MERS® System to indicate that such Mortgage Loans have been assigned by EMC (on its own behalf as Seller and on behalf of Master Funding) to the Depositor and by the Depositor to the Trustee in accordance with this Agreement for the benefit of the Certificateholders by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Certificates issued in connection with such Mortgage Loans. EMC (on its own behalf as Seller and on behalf of Master Funding) further agrees that it will not, and will not permit the Master Servicer to, and the Master Servicer agrees that it will not, alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement or the Mortgage Loan Purchase Agreement.

All original documents relating to the Mortgage Loans that are not delivered to the Trustee or the Custodian on its behalf are and shall be held by or on behalf of the Seller or the Depositor, as the case may be, in trust for the benefit of the Trustee on behalf of the Certificateholders. Any such original document delivered to or held by the Depositor, shall be delivered promptly to the Custodian on the Trustee’s behalf.

Whenever it is provided for in this Agreement that any document, evidence or information relating to a Mortgage Loan to be included in a Mortgage File be delivered or supplied to the Trustee, such delivery or supply shall be made to the Custodian pursuant to the Custodial Agreement.

Section 2.02  Acceptance of the Mortgage Loans.

(a)  Based on the Initial Certification received by it from the Custodian, the Trustee acknowledges receipt of, subject to the further review and exceptions reported by the Custodian pursuant to the procedures described below, the documents (or certified copies thereof) delivered to the Trustee or the Custodian on its behalf pursuant to Section 2.01 and declares that it holds and will continue to hold directly or through a custodian those documents and any amendments, replacements or supplements thereto and all other assets of the Trust Fund delivered to it in trust for the use and benefit of all present and future Holders of the Certificates. On the Closing Date, the Trustee or the Custodian on its behalf will deliver to EMC (on its behalf and on behalf of Master Funding), the Master Servicer and the Trustee an Initial Certification substantially in the form of Exhibit One to the Custodial Agreement confirming whether or not it has received the Mortgage File for each Mortgage Loan, but without review of such Mortgage File, except to the extent necessary to confirm whether such Mortgage File contains the original Mortgage Note or a lost note affidavit and indemnity in lieu thereof. No later than 90 days after the Closing Date, the Trustee or the Custodian on its behalf shall, for the benefit of the Certificateholders, review each Mortgage File delivered to it and execute and deliver to EMC (on its own behalf and on behalf of Master Funding), the Master Servicer and, if reviewed by the Custodian, the Trustee, an Interim Certification substantially in the form of Exhibit Two to the Custodial Agreement. In conducting such review, the Trustee or the Custodian on its behalf will ascertain whether all required documents have been executed and received and whether those documents relate, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in Exhibit B to this Agreement, as supplemented (provided, however, that with respect to those documents described in subclauses (iv) and (vi) of Section 2.01, such obligations shall extend only to documents actually delivered pursuant to such subclauses). In performing any such review, the Trustee and the Custodian may conclusively rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon. If the Trustee or the Custodian on its behalf finds any document constituting part of the Mortgage File not to have been executed or received, or to be unrelated to the Mortgage Loans identified in Exhibit B or to appear to be defective on its face (i.e. torn, mutilated, or otherwise physically altered), the Trustee or the Custodian on its behalf shall include such information in the exception report. EMC (on its own behalf and on behalf of Master Funding) shall correct or cure any such defect or, if prior to the end of the second anniversary of the Closing Date, EMC (on its own behalf and on behalf of Master Funding) may substitute for the related Mortgage Loan a Replacement Mortgage Loan, which substitution shall be accomplished in the manner and subject to the conditions set forth in Section 2.03 or shall deliver to the Trustee an Opinion of Counsel addressed to the Trustee to the effect that such defect does not materially or adversely affect the interests of the Certificateholders in such Mortgage Loan within 90 days from the date of notice from the Trustee of the defect and if EMC (on its own behalf and on behalf of Master Funding) fails to correct or cure the defect or deliver such opinion within such period, EMC (on its own behalf and on behalf of Master Funding) will, subject to Section 2.03, within 90 days from the notification of the Trustee purchase such Mortgage Loan at the Purchase Price; provided, however, that if such defect relates solely to the inability of EMC (on its own behalf and on behalf of Master Funding) to deliver the Mortgage, assignment thereof to the Trustee, or intervening assignments  thereof with evidence of recording thereon because such documents have been submitted for recording and have not been returned by the applicable jurisdiction, EMC (on its own behalf and on behalf of Master Funding) shall not be required to purchase such Mortgage Loan if EMC (on its own behalf and on behalf of Master Funding) delivers such documents promptly upon receipt, but in no event later than 360 days after the Closing Date.

(b)  No later than 180 days after the Closing Date, the Trustee or the Custodian on its behalf will review, for the benefit of the Certificateholders, the Mortgage Files and will execute and deliver or cause to be executed and delivered to EMC (on its own behalf and on behalf of Master Funding), the Master Servicer and, if reviewed by the Custodian, to the Trustee, a Final Certification substantially in the form of Exhibit Three to the Custodial Agreement. In conducting such review, the Trustee or the Custodian on its behalf will ascertain whether each document required to be recorded has been returned from the recording office with evidence of recording thereon and the Trustee or the Custodian on its behalf has received either an original or a copy thereof, as required in Section 2.01 (provided, however, that with respect to those documents described in subclauses (iv) and (vi) of Section 2.01, such obligations shall extend only to documents actually delivered pursuant to such subclauses). If the Trustee or the Custodian on its behalf finds any document with respect to a Mortgage Loan has not been received, or to be unrelated, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in Exhibit B or to appear defective on its face, the Trustee or the Custodian on its behalf shall note such defect in the exception report attached to the Final Certification and shall promptly notify EMC. EMC (on its own behalf and on behalf of Master Funding) shall correct or cure any such defect or, if prior to the end of the second anniversary of the Closing Date, EMC (on its own behalf and on behalf of Master Funding) may substitute for the related Mortgage Loan a Replacement Mortgage Loan, which substitution shall be accomplished in the manner and subject to the conditions set forth in Section 2.03 or shall deliver to the Trustee an Opinion of Counsel addressed to the Trustee to the effect that such defect does not materially or adversely affect the interests of Certificateholders in such Mortgage Loan within 90 days from the date of notice from the Trustee of the defect and if EMC (on its own behalf and on behalf of Master Funding) is unable within such period to correct or cure such defect, or to substitute the related Mortgage Loan with a Replacement Mortgage Loan or to deliver such opinion, EMC (on its own behalf and on behalf of Master Funding) shall, subject to Section 2.03, within 90 days from the notification of the Trustee, purchase such Mortgage Loan at the Purchase Price; provided, however, that if such defect relates solely to the inability of EMC (on its own behalf and on behalf of Master Funding) to deliver the Mortgage, assignment thereof to the Trustee or intervening assignments thereof with evidence of recording thereon, because such documents have not been returned by the applicable jurisdiction, EMC (on its own behalf and on behalf of Master Funding) shall not be required to purchase such Mortgage Loan, if EMC (on its own behalf and on behalf of Master Funding) delivers such documents promptly upon receipt, but in no event later than 360 days after the Closing Date.

(c)  In the event that a Mortgage Loan is purchased by EMC (on its own behalf and on behalf of Master Funding) in accordance with subsections 2.02(a) or (b) above or Section 2.03, EMC (on its own behalf and on behalf of Master Funding) shall remit the applicable Purchase Price to the Master Servicer, for deposit in the Master Servicer Collection Account and shall provide written notice to the Trustee detailing the components of the Purchase Price, signed by a Servicing Officer. Upon deposit of the Purchase Price in the Master Servicer Collection Account and upon receipt of a Request for Release with respect to such Mortgage Loan, the Trustee or the Custodian will release to the Seller the related Mortgage File and the Trustee shall execute and deliver all instruments of transfer or assignment, without recourse, representation or warranty furnished to it by EMC (on its own behalf and on behalf of Master Funding), as are necessary to vest in the Seller title to and rights under the Mortgage Loan. Such purchase shall be deemed to have occurred on the date on which the deposit into the Master Servicer Collection Account was made. The Trustee shall promptly notify the Rating Agencies of such repurchase. The obligation of the Seller to cure, repurchase or substitute for any Mortgage Loan as to which a defect in a constituent document exists shall be the sole remedies respecting such defect available to the Certificateholders or to the Trustee on their behalf.

(d)  EMC (on its own behalf and on behalf of Master Funding) shall deliver to the Trustee or the Custodian on its behalf, and Trustee agrees to accept the Mortgage Note and other documents constituting the Mortgage File with respect to any Replacement Mortgage Loan, which the Trustee or the Custodian will review as provided in subsections 2.02(a) and 2.02(b), provided, that the Closing Date referred to therein shall instead be the date of delivery of the Mortgage File with respect to each Replacement Mortgage Loan.

Section 2.03  Representations, Warranties and Covenants of the Company, the Master Servicer, the Trustee and the Seller.

(a)  EMC as Company hereby represents and warrants to the Depositor, the Master Servicer and the Trustee as follows, as of the Closing Date:

(i)  It is duly organized and is validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by it in any state in which a Mortgaged Property related to an EMC Mortgage Loan is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to ensure its ability to enforce each EMC Mortgage Loan, to service the EMC Mortgage Loans in accordance with the terms of this Agreement and to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(ii)  It has the full corporate power and authority to service each EMC Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary corporate action on its part the execution, delivery and performance of this Agreement; assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iii)  The execution and delivery of this Agreement by it, the servicing of the EMC Mortgage Loans by it under this Agreement, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof are in its ordinary course of business and will not (A) result in a breach of any term or provision of its charter or by-laws or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which it is a party or by which it may be bound, or (C) constitute a violation of any statute, order or regulation applicable to it of any court, regulatory body, administrative agency or governmental body having jurisdiction over it; and it is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair its ability to perform or meet any of its obligations under this Agreement.

(iv)  It is an approved servicer of conventional mortgage loans for Fannie Mae or Freddie Mac and is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act.

(v)  No litigation is pending or, to the best of its knowledge, threatened, against it that would materially and adversely affect the execution, delivery or enforceability of this Agreement or its ability to service the EMC Mortgage Loans or to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(vi)  No consent, approval, authorization or order of any court or governmental agency or body is required for its execution, delivery and performance of, or compliance with, this Agreement or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, it has obtained the same.

(vii)  The Company has delivered to the Depositor and the Trustee financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto.  There has been no change in the servicing policies and procedures (outside of the normal changes warranted by regulatory and product type changes in the portfolio), business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement.

(b)  EMC as Company hereby covenants to the Depositor, the Master Servicer and the Trustee as follows, as of the Closing Date:

(i)  As of the Closing Date and except as has been otherwise disclosed to the Trustee and the Depositor, or disclosed in any public filing: (1) no default or servicing related performance trigger has occurred as to any other Pass-Through Transfer due to any act or failure to act of the Company; (2) no material noncompliance with applicable servicing criteria as to any other Pass-Through Transfer has occurred, been disclosed or reported by the Company; (3) the Company has not been terminated as servicer in a residential mortgage loan Pass-Through Transfer, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Company’s servicing policies and procedures for similar loans have occurred in the preceding three years; (5) there are no aspects of the Company’s financial condition that could have a material adverse impact on the performance by the Company of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Company that could be material to investors in the securities issued in such Pass-Through Transfer; and (7) there are no affiliations, relationships or transactions relating to the Company of a type that are described under Item 1119 of Regulation AB.

(ii)  If so requested by the Depositor or the Trustee on any date, the Company shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in clause (b)(i) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

(iii)  As a condition to the succession to the Company or any subservicer as servicer or subservicer under this Agreement by any Person (i) into which the Company or such subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any subservicer, the Company shall provide to the Trustee and the Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Trustee and the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Master Servicer and the Depositor, all information reasonably requested by the Trustee or the Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(c)  EMC as Master Servicer hereby covenants to the Depositor, the Company and the Trustee as follows, as of the Closing Date:

(i)  It is duly organized and is validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by it in any state in which a Mortgaged Property related to an EMC Mortgage Loan is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to ensure its ability to enforce each EMC Mortgage Loan, to service the EMC Mortgage Loans in accordance with the terms of this Agreement and to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(ii)  It has the full corporate power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary corporate action on its part the execution, delivery and performance of this Agreement; and this, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iii)  The execution and delivery of this Agreement by it, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof are in its ordinary course of business and will not (A) result in a material breach of any term or provision of its charter or by-laws or (B) materially conflict with, result in a material breach, violation or acceleration of, or result in a material default under, the terms of any other material agreement or instrument to which it is a party or by which it may be bound, or (C) constitute a material violation of any statute, order or regulation applicable to it of any court, regulatory body, administrative agency or governmental body having jurisdiction over it; and it is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair its ability to perform or meet any of its obligations under this Agreement.

(iv)  No litigation is pending or, to the best of its knowledge, threatened, against it that would materially and adversely affect the execution, delivery or enforceability of this Agreement or its ability to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(v)  No consent, approval, authorization or order of any court or governmental agency or body is required for its execution, delivery and performance of, or compliance with, this Agreement or the consummation of the transactions contemplated hereby or thereby, or if any such consent, approval, authorization or order is required, it has obtained the same.

(d)  Wells Fargo Bank, National Association, in its capacity as Trustee hereby represents and warrants to the Seller, the Master Servicer and the Depositor as follows, as of the Closing Date:

(i)  It is a national banking association duly formed, validly existing and in good standing under the laws of the United States of America and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by the Trustee in any state in which a Mortgaged Property is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to ensure its ability to enforce each Mortgage Loan, to master service the Mortgage Loans in accordance with the terms of this Agreement and to perform any of its other obligations under this Agreement in accordance with the terms hereof or thereof;

(ii)  It has the full corporate power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary corporate action on its part the execution, delivery and performance of this Agreement; and this, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iii)  The execution and delivery of this Agreement by it, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof are in its ordinary course of business and will not (A) result in a material breach of any term or provision of its charter or by-laws or (B) materially conflict with, result in a material breach, violation or acceleration of, or result in a material default under, the terms of any other material agreement or instrument to which it is a party or by which it may be bound, or (C) constitute a material violation of any statute, order or regulation applicable to it of any court, regulatory body, administrative agency or governmental body having jurisdiction over it; and it is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair its ability to perform or meet any of its obligations under this Agreement.

(iv)  No litigation is pending or, to the best of its knowledge, threatened, against it that would materially and adversely affect the execution, delivery or enforceability of this Agreement or its ability to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(v)  No consent, approval, authorization or order of any court or governmental agency or body is required for its execution, delivery and performance of, or compliance with, this Agreement or the consummation of the transactions contemplated hereby or thereby, or if any such consent, approval, authorization or order is required, it has obtained the same.

(e)  The Seller hereby represents and warrants to the Depositor, the Master Servicer and the Trustee as follows, as of the Closing Date:

(i)  The Seller is duly organized as a Delaware corporation and is validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified to transact any and all business contemplated by this Agreement and to be conducted by the Seller in any state in which a Mortgaged Property is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to ensure its ability to enforce each Mortgage Loan, to sell the Mortgage Loans in accordance with the terms of this Agreement and to perform any of its other obligations under this Agreement in accordance with the terms hereof or thereof.

(ii)  The Seller has the full corporate power and authority to sell each Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary corporate action on the part of the Seller the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery hereof by the other parties hereto or thereto, as applicable, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except that (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iii)  The execution and delivery of this Agreement by the Seller, the sale of the Mortgage Loans by the Seller under the Mortgage Loan Purchase Agreement, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof and thereof are in the ordinary course of business of the Seller and will not (A) result in a breach of any term or provision of the charter or by-laws of the Seller or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which the Seller is a party or by which it may be bound, or (C) constitute a violation of any statute, order or regulation applicable to the Seller of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Seller; and the Seller is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair the Seller’s ability to perform or meet any of its obligations under this Agreement.

(iv)  The Seller is an approved seller of conventional mortgage loans for Fannie Mae or Freddie Mac and is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act.

(v)  No litigation is pending or, to the best of the Seller’s knowledge, threatened, against the Seller that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of the Seller to sell the Mortgage Loans or to perform any of its other obligations under this Agreement in accordance with the terms hereof or thereof.

(vi)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of, or compliance by the Seller with, this Agreement or the consummation of the transactions contemplated hereby or thereby, or if any such consent, approval, authorization or order is required, the Seller has obtained the same.

(vii)  As of the Closing Date, the representations and warranties concerning the Mortgage Loans set forth in Section 7 of the Mortgage Loan Purchase Agreement are true and correct in all material respects.

(f)  Upon discovery by any of the parties hereto of a breach of a representation or warranty set forth in Section 7 of the Mortgage Loan Purchase Agreement that materially and adversely affects the interests of the Certificateholders in any Mortgage Loan, the party discovering such breach shall give prompt written notice thereof to the other parties of this Agreement. The Seller hereby covenants with respect to the representations and warranties set forth in Section 7 of the Mortgage Loan Purchase Agreement, that within 90 days of the discovery of a breach of any representation or warranty set forth therein that materially and adversely affects the interests of the Certificateholders in any Mortgage Loan, it shall cure such breach in all material respects and, if such breach is not so cured, (i) if such 90-day period expires prior to the second anniversary of the Closing Date, remove such Mortgage Loan (a “Deleted Mortgage Loan”) from the Trust Fund and substitute in its place a Replacement Mortgage Loan, in the manner and subject to the conditions set forth in this Section; or (ii) repurchase the affected Mortgage Loan or Mortgage Loans from the Trustee at the Purchase Price in the manner set forth below; provided that, any such substitution pursuant to (i) above or repurchase pursuant to (ii) above shall not be effected prior to the delivery to the Trustee and the Master Servicer of an Opinion of Counsel if required by Section 2.05 hereof and any such substitution pursuant to (i) above shall not be effected prior to the additional delivery to the applicable Custodian of a Request for Release. The Seller shall, or cause the related Servicer to, furnish to the Master Servicer and the Trustee the Officer’s Certificate required under Section 2.03(f) relating to such cure. If the Trustee has received (or has given, as the case may be) written notice of such a breach of a representation or warranty, the Trustee shall give prompt written notice to the Master Servicer and the Seller, if within 90 days of its receipt (or giving, as the case may be) of such notice of breach, the Trustee does not receive an Officer’s Certificate as described in the preceding sentence certifying as to the cure of such breached representation or warranty. The Seller shall promptly reimburse the Trustee for any expenses reasonably incurred by the Trustee in respect of enforcing the remedies for such breach. To enable the Trustee to amend the Mortgage Loan Schedule, the Seller shall, unless it cures such breach in a timely fashion pursuant to this Section 2.03, promptly notify the Trustee whether it intends either to repurchase, or to substitute for, the Mortgage Loan affected by such breach. With respect to the representations and warranties in Section 7 of the Mortgage Loan Purchase Agreement that are made to the best of the Seller’s knowledge, if it is discovered by any of the Depositor, the Master Servicer, the Seller or the Trustee that the substance of such representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of the related Mortgage Loan, notwithstanding the Seller’s lack of knowledge with respect to the substance of such representation or warranty, the Seller shall nevertheless be required to cure, substitute for or repurchase the affected Mortgage Loan in accordance with the foregoing.

With respect to any Replacement Mortgage Loan or Loans, the Seller shall deliver to the Trustee for the benefit of the Certificateholders such documents and agreements as are required by Section 2.01. No substitution shall be made in any calendar month after the Determination Date for such month. Scheduled Payments due with respect to Replacement Mortgage Loans in the Due Period related to the Distribution Date on which such proceeds are to be distributed shall not be part of the Trust Fund and shall be retained by the Seller. For the month of substitution, distributions to Certificateholders will include the Scheduled Payment due on any Deleted Mortgage Loan for the related Due Period and thereafter the Seller shall be entitled to retain all amounts received in respect of such Deleted Mortgage Loan. The Trustee shall amend the Mortgage Loan Schedule for the benefit of the Certificateholders to reflect the removal of such Deleted Mortgage Loan and the substitution of the Replacement Mortgage Loan or Loans and the Trustee shall deliver the amended Mortgage Loan Schedule to the Master Servicer and the Custodian. Upon such substitution, the Replacement Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, and the Seller shall be deemed to have made with respect to such Replacement Mortgage Loan or Loans, as of the date of substitution, the representations and warranties set forth in Section 7 of the Mortgage Loan Purchase Agreement with respect to such Mortgage Loan. Upon any such substitution and the deposit into the Distribution Account of the amount required to be deposited therein in connection with such substitution as described in the following paragraph and receipt by the Trustee of a Request for Release for such Mortgage Loan, the Trustee or the Custodian shall release to the Seller the Mortgage File relating to such Deleted Mortgage Loan and held for the benefit of the Certificateholders and the Trustee shall execute and deliver at the Seller’s direction such instruments of transfer or assignment as have been prepared by the Seller, in each case without recourse, representation or warranty as shall be necessary to vest in the Seller, or its respective designee, title to the Trustee’s interest in any Deleted Mortgage Loan substituted for pursuant to this Section 2.03.

For any month in which the Seller substitutes one or more Replacement Mortgage Loans for a Deleted Mortgage Loan, the Master Servicer will determine the amount (if any) by which the aggregate principal balance of all the Replacement Mortgage Loans as of the date of substitution is less than the Stated Principal Balance (after application of the principal portion of the Scheduled Payment due in the month of substitution) of such Deleted Mortgage Loan. An amount equal to the aggregate of such deficiencies, described in the preceding sentence for any Distribution Date (such amount, the “Substitution Adjustment Amount”) shall be deposited into the Distribution Account by the Trustee upon receipt from the Seller delivering such Replacement Mortgage Loan on the Determination Date for the Distribution Date relating to the Prepayment Period during which the related Mortgage Loan became required to be purchased or replaced hereunder.

In the event that the Seller shall have repurchased a Mortgage Loan, the Purchase Price therefor shall be deposited into the Master Servicer Collection Account maintained by the Master Servicer, on the Determination Date for the Distribution Date in the month following the month during which the Seller became obligated to repurchase or replace such Mortgage Loan and upon such deposit of the Purchase Price, the delivery of an Opinion of Counsel if required by Section 2.05 and the receipt of a Request for Release, the Trustee or the Custodian shall release the related Mortgage File held for the benefit of the Certificateholders to the Seller, and the Trustee shall execute and deliver at such Person’s direction the related instruments of transfer or assignment prepared by the Seller, in each case without recourse, representation or warranty as shall be necessary to transfer title from the Trustee for the benefit of the Certificateholders and transfer the Trustee’s interest to EMC (on its own as Seller and on behalf of Master Funding) to any Mortgage Loan purchased pursuant to this Section 2.03. It is understood and agreed that the obligation under this Agreement of the Seller to cure, repurchase or replace any Mortgage Loan as to which a breach has occurred and is continuing shall constitute the sole remedies against the Seller respecting such breach available to the Certificateholders, the Depositor or the Trustee.

In connection with any repurchase or substitution of a Mortgage Loan or the cure of a breach of a representation or warranty set forth in Section 7 of the Mortgage Loan Purchase Agreement pursuant to this Section 2.03, the Seller shall, or cause the related Servicer to, promptly furnish to the Master Servicer and the Trustee an Officer’s Certificate, signed by a duly authorized officer of the Seller or the related servicer, as the case may be, to the effect that such repurchase, substitution or cure has been made in accordance with the terms and conditions of this Agreement and that all conditions precedent to such repurchase, substitution or cure have been satisfied, including the delivery to the Trustee of the Purchase Price or Substitution Adjustment Amount, as applicable, for deposit into the Distribution Account, together with copies of any Opinion of Counsel required to be delivered pursuant to this Agreement and the related Request for Release, on which the Master Servicer and the Trustee may rely. Solely for purposes of the Trustee providing an Assessment of Compliance, upon receipt of such documentation, the Trustee shall approve such repurchase, substitution or cure, as applicable, and which approval shall consist solely of the Trustee’s receipt of such documentation and deposits.  It is understood and agreed that the obligation under this Agreement of the Seller to cure the breach of a representation or warranty set forth in Section 7 of the Mortgage Loan Purchase Agreement or to repurchase or replace any Mortgage Loan as to which a breach has occurred and is continuing shall constitute the sole remedies against the Seller respecting such breach available to Certificateholders, the Depositor or the Trustee.

(g)  The representations and warranties set forth in Section 2.03 hereof shall survive delivery of the respective Mortgage Loans and Mortgage Files to the Trustee or the Custodian for the benefit of the Certificateholders.

Section 2.04  Representations and Warranties of the Depositor.

The Depositor hereby represents and warrants to the Master Servicer and the Trustee as follows, as of the date hereof and as of the Closing Date:

(i)  The Depositor is duly organized and is validly existing as limited liability company in good standing under the laws of the State of Delaware and has full power and authority necessary to own or hold its properties and to conduct its business as now conducted by it and to enter into and perform its obligations under this Agreement.

(ii)  The Depositor has the full power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by, this Agreement and has duly authorized, by all necessary action on its part, the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of the Depositor, enforceable against the Depositor in accordance with its terms, subject, as to enforceability, to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

(iii)  The execution and delivery of this Agreement by the Depositor, the consummation of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of the Depositor and will not (A) result in a breach of any term or provision of the organizational documents of the Depositor or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which the Depositor is a party or by which it may be bound or (C) constitute a violation of any statute, order or regulation applicable to the Depositor of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Depositor; and the Depositor is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair the Depositor’s ability to perform or meet any of its obligations under this Agreement.

(iv)  No litigation is pending, or, to the best of the Depositor’s knowledge, threatened, against the Depositor that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of the Depositor to perform its obligations under this Agreement in accordance with the terms hereof.

(v)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Depositor of, or compliance by the Depositor with, this Agreement or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, the Depositor has obtained the same; and

(vi)  The Depositor has filed all reports required to be filed by Section 13 or Section 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Depositor was required to file such reports) and it has been subject to such filing requirements for the past 90 days.

The Depositor hereby represents and warrants to the Trustee as of the Closing Date, following the transfer of the Mortgage Loans to it by the Mortgage Loan Sellers, the Depositor had good title to the Mortgage Loans and the related Mortgage Notes were subject to no offsets, claims, defenses or counterclaims.

It is understood and agreed that the representations and warranties set forth in the immediately preceding paragraph shall survive delivery of the Mortgage Files to the Trustee or the Custodian for the benefit of the Certificateholders. Upon discovery by the Depositor, the Trustee of a breach of such representations and warranties, the party discovering such breach shall give prompt written notice to the others and to each Rating Agency.

Section 2.05  Delivery of Opinion of Counsel in Connection with Substitutions and Repurchases.

(a)  Notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which default is not reasonably foreseeable, no repurchase or substitution pursuant to Sections 2.02 or 2.03 shall be made unless the Seller delivers to the Trustee an Opinion of Counsel, addressed to the Trustee, to the effect that such repurchase or substitution would not (i) result in the imposition of the tax on “prohibited transactions” of REMIC I, REMIC II or REMIC III or contributions after the Closing Date, as defined in Sections 860F(a)(2) and 860G(d) of the Code, respectively, or (ii) cause any of REMIC I, REMIC II or REMIC III to fail to qualify as a REMIC at any time that any Certificates are outstanding. Any Mortgage Loan as to which repurchase or substitution was delayed pursuant to this paragraph shall be repurchased or the substitution therefor shall occur (subject to compliance with Sections 2.02 or 2.03) upon the earlier of (a) the occurrence of a default or a default becoming reasonably foreseeable with respect to such Mortgage Loan and (b) receipt by the Trustee of an Opinion of Counsel addressed to the Trustee to the effect that such repurchase or substitution, as applicable, will not result in the events described in clause (i) or clause (ii) of the preceding sentence.

(b)  Upon discovery by the Depositor, the Seller, the Custodian or the Master Servicer that any Mortgage Loan does not constitute a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, the party discovering such fact shall promptly (and in any event within 5 Business Days of discovery) give written notice thereof to the other parties and the Trustee. In connection therewith, the Trustee, or the Custodian on its behalf, shall require the Seller, at the Seller’s option, to either (i) cure such defect or breach, (ii) substitute, if the conditions in Section 2.03(f) with respect to substitutions are satisfied, a Replacement Mortgage Loan for the affected Mortgage Loan, or (iii) repurchase the affected Mortgage Loan within 90 days of such discovery in the same manner as it would for a defect or a breach described in Section 2.02 or Section 2.03, as applicable. The Trustee, or the Custodian on its behalf, shall reconvey to the Seller the Mortgage Loan to be released pursuant hereto (and the Custodian shall deliver the related Mortgage File) in the same manner, and on the same terms and conditions, as it would for a defect or a breach described in Section 2.02 or Section 2.03, as applicable.

Section 2.06  Countersignature and Delivery of Certificates.

(a)  The Trustee acknowledges the sale, transfer and assignment to it of the Trust Fund and, concurrently with such transfer and assignment, has executed, countersigned and delivered, to or upon the order of the Depositor, the Certificates in authorized denominations evidencing the entire ownership of the Trust Fund. The Trustee agrees to hold the Trust Fund and exercise the rights referred to above for the benefit of all present and future Holders of the Certificates and to perform the duties set forth in this Agreement in accordance with its terms.

(b)  The Depositor concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular Interests and the other assets of REMIC II for the benefit of the holders of the REMIC II Regular Interests and the Class R-2 Certificates. The Trustee acknowledges receipt of the REMIC I Regular Interests (which are uncertificated) and the other assets of REMIC II and declares that it holds and will hold the same in trust for the exclusive use and benefit of the holders of the REMIC II Regular Interests and the Class R-2 Certificates.

(c)  The Depositor concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC II Regular Interests and the other assets of REMIC III for the benefit of the Holders of the Certificates (other than the Class R Certificates) and the Class R-3 Certificates. The Trustee acknowledges receipt of the REMIC II Regular Interests (which are uncertificated) and the other assets of REMIC III and declares that it holds and will hold the same in trust for the exclusive use and benefit of the holders of the Certificates (other than the Class R Certificates) and the Class R-3 Certificates.

Section 2.07  Purposes and Powers of the Trust.

The purpose of the common law trust, as created hereunder, is to engage in the following activities:

(a)  acquire and hold the Mortgage Loans and the other assets of the Trust Fund and the proceeds therefrom;

(b)  to issue the Certificates sold to the Depositor in exchange for the Mortgage Loans;

(c)  to make distributions on the Certificates;

(d)  to engage in those activities that are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith; and

(e)  subject to compliance with this Agreement, to engage in such other activities as may be required in connection with conservation of the Trust Fund and the making of distributions to the Certificateholders.

(f)  The Trust is hereby authorized to engage in the foregoing activities.  The Trust shall not engage in any activity other than in connection with the foregoing or other than as required or authorized by the terms of this Agreement while any Certificate is outstanding, and this Section 2.07.

ARTICLE III

ADMINISTRATION AND SERVICING OF EMC MORTGAGE LOANS BY COMPANY

Section 3.01  The Company.

The Company shall service and administer the EMC Mortgage Loans in accordance with customary and usual standards of practice of prudent mortgage loan servicers in the respective states in which the related Mortgaged Properties are located. In connection with such servicing and administration, the Company shall have full power and authority, acting alone and/or through subservicers as provided in Section 3.03, to do or cause to be done any and all things that it may deem necessary or desirable in connection with such servicing and administration, including but not limited to, the power and authority, subject to the terms hereof (i) to execute and deliver, on behalf of the Certificateholders, the Trustee, customary consents or waivers and other instruments and documents, (ii) to consent to transfers of any related Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages (but only in the manner provided herein), (iii) to collect any Insurance Proceeds and any Liquidation Proceeds or Subsequent Recoveries, and (iv) subject to Section 3.09, to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any EMC Mortgage Loan; provided that the Company shall take no action that is inconsistent with or prejudices the interests of the Trust Fund or the Certificateholders in any EMC Mortgage Loan or the rights and interests of the Depositor or the Trustee under this Agreement.

Without limiting the generality of the foregoing, the Company, in its own name or in the name of the Trust, the Depositor or the Trustee, is hereby authorized and empowered by the Trust, the Depositor and the Trustee, when the Company believes it appropriate in its reasonable judgment, to execute and deliver, on behalf of the Trustee, the Depositor, the Certificateholders or any of them, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the EMC Mortgage Loans, and with respect to the related Mortgaged Properties held for the benefit of the Certificateholders. The Company shall prepare and deliver to the Depositor, the Master Servicer and/or the Trustee such documents requiring execution and delivery by any or all of them as are necessary or appropriate to enable the Company to service and administer the EMC Mortgage Loans. Upon receipt of such documents, the Depositor, the Master Servicer and/or the Trustee shall execute such documents and deliver them to the Company.

In accordance with the standards of the first paragraph of this Section 3.01, the Company shall advance or cause to be advanced funds as necessary for the purpose of effecting the payment of taxes and assessments on the Mortgaged Properties relating to the EMC Mortgage Loans, which advances shall be reimbursable in the first instance from related collections from the Mortgagors pursuant to Section 5.04, and further as provided in Section 5.02. All costs incurred by the Company, if any, in effecting the timely payments of taxes and assessments on the Mortgaged Properties relating to the EMC Mortgage Loans and related insurance premiums shall not, for the purpose of calculating monthly distributions to the Certificateholders, be added to the Stated Principal Balance under the related EMC Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit.

Section 3.02  Due-on-Sale Clauses; Assumption Agreements.

(a)  Except as otherwise provided in this Section 3.02, when any property subject to a Mortgage has been or is about to be conveyed by the Mortgagor, the Company shall to the extent that it has knowledge of such conveyance, enforce any due-on-sale clause contained in any Mortgage Note or Mortgage, to the extent permitted under applicable law and governmental regulations, but only to the extent that such enforcement will not adversely affect or jeopardize coverage under any Required Insurance Policy. Notwithstanding the foregoing, the Company is not required to exercise such rights with respect to an EMC Mortgage Loan if the Person to whom the related Mortgaged Property has been conveyed or is proposed to be conveyed satisfies the terms and conditions contained in the Mortgage Note and Mortgage related thereto and the consent of the mortgagee under such Mortgage Note or Mortgage is not otherwise so required under such Mortgage Note or Mortgage as a condition to such transfer. In the event that the Company is prohibited by law from enforcing any such due-on-sale clause, or if coverage under any Required Insurance Policy would be adversely affected, or if nonenforcement is otherwise permitted hereunder, the Company is authorized, subject to Section 3.02(b), to take or enter into an assumption and modification agreement from or with the person to whom such property has been or is about to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, unless prohibited by applicable state law, the Mortgagor remains liable thereon, provided that the Mortgage Loan shall continue to be covered (if so covered before the Company enters such agreement) by the applicable Required Insurance Policies. The Company, subject to Section 3.02(b), is also authorized with the prior approval of the insurers under any Required Insurance Policies to enter into a substitution of liability agreement with such Person, pursuant to which the original Mortgagor is released from liability and such Person is substituted as Mortgagor and becomes liable under the Mortgage Note. Notwithstanding the foregoing, the Company shall not be deemed to be in default under this Section 3.02(a) by reason of any transfer or assumption that the Company reasonably believes it is restricted by law from preventing.

(b)  Subject to the Company’s duty to enforce any due-on-sale clause to the extent set forth in Section 3.02(a), in any case in which a Mortgaged Property has been conveyed to a Person by a Mortgagor, and such Person is to enter into an assumption agreement or modification agreement or supplement to the Mortgage Note or Mortgage that requires the signature of the Trustee, or if an instrument of release signed by the Trustee is required releasing the Mortgagor from liability on the related EMC Mortgage Loan, the Company shall prepare and deliver or cause to be prepared and delivered to the Trustee for signature and shall direct, in writing, the Trustee to execute the assumption agreement with the Person to whom the Mortgaged Property is to be conveyed and such modification agreement or supplement to the Mortgage Note or Mortgage or other instruments as are reasonable or necessary to carry out the terms of the Mortgage Note or Mortgage or otherwise to comply with any applicable laws regarding assumptions or the transfer of the Mortgaged Property to such Person. In connection with any such assumption, no material term of the Mortgage Note (including, but not limited to, the Mortgage Rate, the amount of the Scheduled Payment and any other term affecting the amount or timing of payment on the EMC Mortgage Loan) may be changed. In addition, the substitute Mortgagor and the Mortgaged Property must be acceptable to the Company in accordance with its servicing standards as then in effect. The Company shall notify the Trustee that any such substitution or assumption agreement has been completed by forwarding to the Trustee the original of such substitution or assumption agreement, which in the case of the original shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. Any fee collected by the Company for entering into an assumption or substitution of liability agreement shall be retained by the Company as additional servicing compensation.

Section 3.03  Subservicers.

The Company shall perform all of its servicing responsibilities hereunder or may cause a subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of a subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of each subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees of each subservicer from its own funds, and a subservicer’s fee shall not exceed the Servicing Fee payable to the Company hereunder.

At the cost and expense of the Company, without any right of reimbursement from its Protected Account, the Company shall be entitled to terminate the rights and responsibilities of a subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer; provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company’s option, from electing to service the related EMC Mortgage Loans itself. In the event that the Company’s responsibilities and duties under this Agreement are terminated pursuant to Section 9.05, the Company shall at its own cost and expense terminate the rights and responsibilities of each subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of each subservicer from the Company’s own funds without reimbursement from the Trust Fund.

Notwithstanding the foregoing, the Company shall not be relieved of its obligations hereunder and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the EMC Mortgage Loans. The Company shall be entitled to enter into an agreement with a subservicer for indemnification of the Company by the subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Any Subservicing Agreement and any other transactions or services relating to the EMC Mortgage Loans involving a subservicer shall be deemed to be between such subservicer and the Company alone, and the Trustee shall not have any obligations, duties or liabilities with respect to such subservicer including any obligation, duty or liability of the Trustee to pay such subservicer’s fees and expenses. For purposes of remittances to the Master Servicer pursuant to this Agreement, the Company shall be deemed to have received a payment on an EMC Mortgage Loan when a subservicer has received such payment.

Section 3.04  Documents, Records and Funds in Possession of Company To Be Held for Trustee.

Notwithstanding any other provisions of this Agreement, the Company shall transmit to the Trustee as required by this Agreement all documents and instruments in respect of an EMC Mortgage Loan coming into the possession of the Company from time to time and shall account fully to the Trustee for any funds received by the Company or that otherwise are collected by the Company as Liquidation Proceeds or Insurance Proceeds in respect of any such Mortgage Loan. All Mortgage Files and funds collected or held by, or under the control of, the Company in respect of any EMC Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds, including but not limited to, any funds on deposit in the Protected Account maintained by the Company, shall be held by the Company for and on behalf of the Trustee and shall be and remain the sole and exclusive property of the Trustee, subject to the applicable provisions of this Agreement. The Company also agrees that it shall not create, incur or subject any Mortgage File or any funds that are deposited in the Protected Account maintained by the Company, or the Master Servicer Collection Account or the Distribution Account or in any Escrow Account, or any funds that otherwise are or may become due or payable to the Trustee for the benefit of the Certificateholders, to any claim, lien, security interest, judgment, levy, writ of attachment or other encumbrance, or assert by legal action or otherwise any claim or right of set off against any Mortgage File or any funds collected on, or in connection with, an EMC Mortgage Loan, except, however, that the Company shall be entitled to set off against and deduct from any such funds any amounts that are properly due and payable to the Company under this Agreement.

Section 3.05  Maintenance of Hazard Insurance.

The Company shall cause to be maintained, for each EMC Mortgage Loan, hazard insurance on buildings upon, or comprising part of, the Mortgaged Property against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the related Mortgaged Property is located with an insurer which is licensed to do business in the state where the related Mortgaged Property is located. Each such policy of standard hazard insurance shall contain, or have an accompanying endorsement that contains, a standard mortgagee clause. The Company shall also cause flood insurance to be maintained on property acquired upon foreclosure or deed in lieu of foreclosure of any EMC Mortgage Loan, to the extent described below. Pursuant to Section 5.01, any amounts collected by the Company under any such policies (other than the amounts to be applied to the restoration or repair of the related Mortgaged Property or property thus acquired or amounts released to the Mortgagor in accordance with the Company’s normal servicing procedures) shall be deposited in the Protected Account maintained by the Company. Any cost incurred by the Company in maintaining any such insurance shall not, for the purpose of calculating monthly distributions to the Certificateholders or remittances to the Trustee for their benefit, be added to the principal balance of the Mortgage Loan, notwithstanding that the terms of the EMC Mortgage Loan so permit. Such costs shall be recoverable by the Company out of late payments by the related Mortgagor or out of Liquidation Proceeds to the extent permitted by Section 3.09. It is understood and agreed that no earthquake or other additional insurance is to be required of any Mortgagor or maintained on property acquired in respect of a Mortgage other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Mortgaged Property is located at the time of origination of the related EMC Mortgage Loan in a federally designated special flood hazard area and such area is participating in the national flood insurance program, the Company shall cause flood insurance to be maintained with respect to such EMC Mortgage Loan. Such flood insurance shall be in an amount equal to the least of (i) the Stated Principal Balance of the related EMC Mortgage Loan, (ii) minimum amount required to compensate for damage or loss on a replacement cost basis or (iii) the maximum amount of such insurance available for the related Mortgaged Property under the Flood Disaster Protection Act of 1973, as amended.

In the event that the Company shall obtain and maintain a blanket policy insuring against hazard losses on all of the EMC Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations as set forth in the first sentence of this Section 3.05, it being understood and agreed that such policy may contain a deductible clause on terms substantially equivalent to those commercially available and maintained by comparable servicers. If such policy contains a deductible clause, the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with the first sentence of this Section 3.05, and there shall have been a loss that would have been covered by such policy, deposit in the Protected Account maintained by the Company the amount not otherwise payable under the blanket policy because of such deductible clause. Such deposit shall be from the Company’s own funds without reimbursement therefor. In connection with its activities as administrator and servicer of the EMC Mortgage Loans, the Company agrees to present, on behalf of itself, the Depositor and the Trustee for the benefit of the Certificateholders, claims under any such blanket policy.

Section 3.06  Presentment of Claims and Collection of Proceeds.

The Company shall prepare and present on behalf of the Trustee and the Certificateholders all claims under the Insurance Policies relating to the EMC Mortgage Loans and take such actions (including the negotiation, settlement, compromise or enforcement of the insured’s claim) as shall be necessary to realize recovery under such Insurance Policies. Any proceeds disbursed to the Company in respect of such Insurance Policies shall be promptly deposited in the Protected Account maintained by the Company upon receipt, except that any amounts that are to be applied upon request to the repair or restoration of the related Mortgaged Property, which repair or restoration the owner of such Mortgaged Property or EMC, as applicable, has agreed to make as a condition precedent to the presentation of claims on the related EMC Mortgage Loan under the applicable Insurance Policy, need not be so deposited (or remitted).

Section 3.07  Maintenance of the Primary Mortgage Insurance Policies.

(a)  The Company shall not take any action that would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. The Company shall use its best efforts to keep in force and effect (to the extent that the EMC Mortgage Loan requires the Mortgagor to maintain such insurance), Primary Mortgage Insurance applicable to each EMC Mortgage Loan. The Company shall not cancel or refuse to renew any such Primary Mortgage Insurance Policy that is in effect at the date of the initial issuance of the related Mortgage Note and is required to be kept in force hereunder.

(b)  The Company agrees to present on behalf of the Trustee and the Certificateholders, claims to the insurer under any Primary Mortgage Insurance Policies relating to the EMC Mortgage Loans and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policies respecting defaulted EMC Mortgage Loans. Pursuant to Section 5.01, any amounts collected by the Company under any Primary Mortgage Insurance Policies shall be deposited in the Protected Account maintained by the Company, subject to withdrawal pursuant to Section 5.02 hereof.

Section 3.08  Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the EMC Mortgage Loans and who handle funds, money, documents and papers relating to the EMC Mortgage Loans. The fidelity bond and errors and omissions insurance shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons. Such fidelity bond shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of an EMC Mortgage Loan which is not in accordance with Accepted Servicing Practices. No provision of this Section 3.08 requiring the fidelity bond and errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Accepted Servicing Practices. The Company shall deliver to the Master Servicer a certificate from the surety and the insurer as to the existence of the fidelity bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such fidelity bond or insurance policy shall in no event be terminated or materially modified without thirty days prior written notice to the Master Servicer and the Trustee. The Company shall notify the Master Servicer and the Trustee within five business days of receipt of notice that such fidelity bond or insurance policy will be, or has been, materially modified or terminated. The Trustee for the benefit of the Certificateholders must be named as loss payees on the fidelity bond and as additional insured on the errors and omissions policy.

The Company shall provide to the Master Servicer and the Depositor evidence of the authorization of the person signing any certification or statement, copies or other evidence of fidelity bond and errors and omissions insurance, financial information and reports, and such other information related to the Company or any subservicer engaged by it or the Company’s or such subservicer’s performance hereunder or under the related Subservicing Agreement as may be reasonably requested by the Master Servicer or the Depositor.

Section 3.09  Realization Upon Defaulted Mortgage Loans; Determination of Excess Liquidation Proceeds and Realized Losses; Repurchases of Certain Mortgage Loans.

(a)  The Company shall use reasonable efforts to foreclose upon or otherwise comparably convert the ownership of properties securing such of the EMC Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments. In connection with such foreclosure or other conversion, the Company shall follow such practices and procedures as it shall deem necessary or advisable and as shall be normal and usual in its general mortgage servicing activities and the requirements of the insurer under any Required Insurance Policy; provided that the Company shall not be required to expend its own funds in connection with any foreclosure or towards the restoration of any property unless it shall determine (i) that such restoration and/or foreclosure will increase the proceeds of liquidation of the EMC Mortgage Loan after reimbursement from the Master Servicer of such expenses and (ii) that such expenses will be recoverable to it through Insurance Proceeds or Liquidation Proceeds (respecting which it shall have priority for purposes of withdrawals from the Protected Accounts maintained by the Company pursuant to Section 5.02 or reimbursement from the Master Servicer pursuant to Section 3.09, as applicable). If the Company reasonably believes that Liquidation Proceeds with respect to any such EMC Mortgage Loan would not be increased as a result of such foreclosure or other action, such EMC Mortgage Loan will be charged off and will become a Liquidated Loan. The Company will give notice of any such charge-off to the Master Servicer. The Company shall be responsible for all other costs and expenses incurred by it in any such proceedings; provided that such costs and expenses shall be Servicing Advances and that it shall be entitled to reimbursement thereof from the proceeds of liquidation of the related Mortgaged Property, as contemplated in Section 5.02. If the Company has knowledge that a Mortgaged Property that the Company is contemplating acquiring in foreclosure or by deed- in-lieu of foreclosure is located within a one-mile radius of any site with environmental or hazardous waste risks known to the Company, the Company will, prior to acquiring the related Mortgaged Property, consider such risks and only take action in accordance with its established environmental review procedures.

With respect to any REO Property relating to an EMC Mortgage Loan, the deed or certificate of sale shall be taken in the name of the Trustee for the benefit of the Certificateholders (or the Trustee’s nominee on behalf of the Certificateholders). The Trustee’s name shall be placed on the title to such REO Property solely as the Trustee hereunder and not in its individual capacity. The Company shall ensure that the title to such REO Property references this Agreement and the Trustee’s capacity hereunder. Pursuant to its efforts to sell such REO Property, the Company shall either itself or through an agent selected by the Company protect and conserve such REO Property in the same manner and to such extent as is customary in the locality where such REO Property is located and may, incident to its conservation and protection of the interests of the Certificateholders, rent the same, or any part thereof, as the Company deems to be in the best interest of the Company and the Certificateholders for the period prior to the sale of such REO Property. The Company shall prepare for and deliver to the Trustee a statement with respect to each such REO Property that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Trustee to comply with the reporting requirements of the REMIC Provisions. The net monthly rental income, if any, from such REO Property shall be deposited in the Protected Account maintained by the Company no later than the close of business on each Determination Date. The Company shall perform the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required.

In the event that the Trust Fund acquires any Mortgaged Property as aforesaid or otherwise in connection with a default or a default becoming reasonably foreseeable on an EMC Mortgage Loan, the Company shall dispose of such Mortgaged Property prior to three years after its acquisition by the Trust Fund or, at the expense of the Trust Fund, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Trustee shall have been supplied with an Opinion of Counsel addressed to the Trustee (such opinion not to be an expense of the Trustee) to the effect that the holding by the Trust Fund of such Mortgaged Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of REMIC I, REMIC II or REMIC III as defined in Section 860F of the Code or cause either REMIC I, REMIC II or REMIC III to fail to qualify as a REMIC at any time that any Certificates are outstanding, in which case the Trust Fund may continue to hold such Mortgaged Property (subject to any conditions contained in such Opinion of Counsel). Notwithstanding any other provision of this Agreement, no Mortgaged Property acquired by the Trust Fund shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the Trust Fund in such a manner or pursuant to any terms that would (i) cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any of REMIC I, REMIC II or REMIC III to the imposition of any federal, state or local income taxes on the income earned from such Mortgaged Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless the Trust Fund with respect to the imposition of any such taxes.

The decision of the Company to foreclose on a defaulted EMC Mortgage Loan shall be subject to a determination by the Company that the proceeds of such foreclosure would exceed the costs and expenses of bringing such a proceeding. The income earned from the management of any Mortgaged Properties acquired through foreclosure or other judicial proceeding, net of reimbursement to the Company for expenses incurred (including any property or other taxes) in connection with such management and net of unreimbursed Servicing Fees, Advances, Servicing Advances and any management fee paid or to be paid with respect to the management of such Mortgaged Property in each case to the extent permitted under Section 5.02, shall be applied to the payment of principal of, and interest on, the related defaulted EMC Mortgage Loans (with interest accruing as though such Mortgage Loans were still current) and all such income shall be deemed, for all purposes in the Agreement, to be payments on account of principal and interest on the related Mortgage Notes and shall be deposited into the Protected Accounts maintained by the Company. To the extent the income received during a Prepayment Period is in excess of the amount attributable to amortizing principal and accrued interest at the related Mortgage Rate on the related EMC Mortgage Loan, such excess shall be considered to be a partial Principal Prepayment for such Mortgage Loan for all purposes hereof.

The Liquidation Proceeds from any liquidation of a related EMC Mortgage Loan shall be deposited in the related Protected Account maintained by the Company on the next succeeding Determination Date following receipt thereof for distribution on the related Distribution Date, except that any Excess Liquidation Proceeds shall be retained by the Company as additional servicing compensation.

The proceeds of any Liquidated Loan, as well as any recovery resulting from a partial collection of related Liquidation Proceeds or any income from a related REO Property, shall be applied in the following order of priority: first, to reimburse the Company for any related unreimbursed Servicing Advances and Servicing Fees, pursuant to this Section 3.09 and subject to Section 5.02; second, to reimburse the Company for any unreimbursed Advances pursuant to this Section 3.09 and subject to Section 5.02; third, to accrued and unpaid interest (to the extent no Advance has been made for such amount) on the EMC Mortgage Loan or related REO Property, at the Net Mortgage Rate to the first day of the month in which such amounts are required to be distributed; and fourth, as a recovery of principal of the EMC Mortgage Loan.

(b)  On each Determination Date, the Company shall determine the respective aggregate amounts of Excess Liquidation Proceeds and Realized Losses, if any, for the prior calendar month.

(c)  The Company has no intent to foreclose on any EMC Mortgage Loan based on the delinquency characteristics as of the Closing Date; provided, that the foregoing does not prevent the Company from initiating foreclosure proceedings on any date hereafter if the facts and circumstances of such EMC Mortgage Loans including delinquency characteristics in the Company’s discretion so warrant such action.

(d)  The Master Servicer will fully reimburse the Company for Servicing Advances and Advances related to Liquidation Proceeds on the Remittance Date after such Servicing Advances and Advances are approved; provided, however, the Company must provide documentation in the form of Exhibit U hereto to the Master Servicer seeking approval within 90 days of final liquidation of a Mortgage Loan.   The Master Servicer will provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation.  The Company’s obligation to make such Servicing Advances and Advances as to any Mortgage Loan will continue through the final liquidation of the Mortgaged Property, unless the Company deems such advance nonrecoverable and submits an officer’s certificate in accordance with Section 6.01.

Section 3.10  Servicing Compensation.

As compensation for its activities hereunder and under the Servicing Agreement, each Servicer shall be entitled to retain or withdraw from its Protected Accounts out of each payment of interest on a Mortgage Loan included in the Trust Fund an amount equal to the related Servicing Fee.

Additional servicing compensation in the form of any Excess Liquidation Proceeds, assumption fees, late payment charges, all Prepayment Interest Excess on any Mortgage Loan, all income and gain net of any losses realized from Permitted Investments with respect to funds in or credited to the Protected Accounts maintained by the related Servicer shall be retained by such Servicer to the extent not required to be deposited in the Protected Accounts maintained by the Company pursuant to Section 5.02 of this Agreement or pursuant to the related Servicing Agreement. Each Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of any premiums for hazard insurance, as required by Section 3.05 or the related Servicing Agreement and maintenance of the other forms of insurance coverage required by Section 3.07 or the related Servicing Agreement) and shall not be entitled to reimbursement therefor except as specifically provided in Section 5.02 or the related Servicing Agreement.

Section 3.11  REO Property.

(a)  In the event the Trust Fund acquires ownership of any REO Property in respect of any related EMC Mortgage Loan, the deed or certificate of sale shall be issued to the Trustee, or to its nominee, on behalf of the Certificateholders. The Company shall sell any such REO Property as expeditiously as possible and in accordance with the provisions of this Agreement. Pursuant to its efforts to sell such REO Property, the Company shall protect and conserve such REO Property in the manner and to the extent required herein, in accordance with the REMIC Provisions and in a manner that does not result in a tax on “net income from foreclosure property” or cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code.

(b)  The Company shall deposit all funds collected and received in connection with the operation of any REO Property in respect of any EMC Mortgage Loan into the Protected Accounts maintained by the Company.

(c)  The Company, upon the final disposition of any REO Property in respect of any EMC Mortgage Loan, shall be entitled to reimbursement for any related unreimbursed Advances, unreimbursed Servicing Advances or Servicing Fees from Liquidation Proceeds received in connection with the final disposition of such REO Property; provided, that any such unreimbursed Advances or Servicing Fees as well as any unpaid Servicing Fees may be reimbursed or paid, as the case may be, prior to final disposition, out of any net rental income or other net amounts derived from such REO Property.

Section 3.12  Liquidation Reports.

Upon the foreclosure of any Mortgaged Property relating to an EMC Mortgage Loan or the acquisition thereof by the Trust Fund pursuant to a deed-in-lieu of foreclosure, the Company shall submit a liquidation report to the Master Servicer containing such information as shall be mutually acceptable to the Company and the Master Servicer with respect to such Mortgaged Property.

Section 3.13  Books and Records.

The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans which shall be appropriately identified in the Company’s computer system to clearly reflect the ownership of the Mortgage Loans by the Trust.  In particular, the Company shall maintain in its possession, available for inspection by the Trustee and shall deliver to the Trustee upon demand, evidence of compliance with all federal, state and local laws, rules and regulations. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including, but not limited to, optical imagery techniques so long as the Company complies with the requirements of Accepted Servicing Practices.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by the Trustee the related servicing file during the time such Mortgage Loan is subject to this Agreement and thereafter in accordance with applicable law.

Payments on the Mortgage Loans, including any payoffs, made in accordance with the related Mortgage File will be entered in the Company’s set of books and records no more than two business days after receipt and identification, and allocated to principal or interest as specified in the related Mortgage File.

ARTICLE IV

ADMINISTRATION AND MASTER SERVICING OF MORTGAGE LOANS BY MASTER SERVICER

Section 4.01  Master Servicer.

The Master Servicer shall, beginning on the Closing Date, supervise, monitor and oversee the obligation of the Company and the related Servicer to service and administer the Mortgage Loans in accordance with the terms of this Agreement and the related Servicing Agreement and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection with such master servicing and administration. In performing its obligations hereunder, the Master Servicer shall act in a manner consistent with Accepted Master Servicing Practices. Furthermore, the Master Servicer shall oversee and consult with the Company and the related Servicer as necessary from time to time to carry out the Master Servicer’s obligations hereunder, shall receive, review and evaluate all reports, information and other data provided to the Master Servicer by the Company and the related Servicer and shall cause the Company and related Servicer to perform and observe the covenants, obligations and conditions to be performed or observed by such Person under this Agreement and the related Servicing Agreement. The Master Servicer shall independently and separately monitor the Company and the related Servicer’s servicing activities with respect to each related Mortgage Loan, reconcile the results of such monitoring with such information provided in the previous sentence on a monthly basis and coordinate corrective adjustments to the Company’s, the related Servicer’s and Master Servicer’s records, and based on such reconciled and corrected information, the Master Servicer shall provide such information to the Trustee as shall be necessary in order for it to prepare the statements specified in Section 6.06 by 2:00 p.m. Central Standard Time on the 5th Business Day prior to each Distribution Date, and prepare any other information and statements required to be forwarded by the Master Servicer hereunder; provided, however, in no event shall the Master Servicer be required to provide such information to the Trustee earlier than 2:00 p.m. Central Standard Time on the 19th calendar day of the month. The Master Servicer shall reconcile the results of its Mortgage Loan monitoring with the actual remittances of the Servicers pursuant to the applicable Servicing Agreement.  The Master Servicer shall be entitled to conclusively rely on the Mortgage Loan data provided by the related Servicer and shall have no liability for any errors in such Mortgage Loan data.

In addition to the foregoing, in connection with a modification of any Mortgage Loan by a Servicer, if the Master Servicer is unable to enforce the obligations of the Servicer with respect to such modification, the Master Servicer shall notify the Depositor of such Servicer’s failure to comply with the terms of the Servicing Agreement or this Agreement.  If the Servicing Agreement or this Agreement (in the case of the Company, as Servicer) requires the approval of the Master Servicer for a modification to a Mortgage Loan, the Master Servicer shall approve such modification if, based upon its receipt of written notification from the related Servicer outlining the terms of such modification and appropriate supporting documentation, the Master Servicer determines that the modification is permitted under the terms of the Servicing Agreement or this Agreement (in the case of the Company, as Servicer) and that any conditions to such modification set forth in the Servicing Agreement or this Agreement have been satisfied.  Furthermore, if the Servicing Agreement or this Agreement (in the case of the Company, as Servicer) requires the oversight and monitoring of loss mitigation measures with respect to the related Mortgage Loans, the Master Servicer will monitor any loss mitigation procedure or recovery action related to a defaulted Mortgage Loan (to the extent it receives notice of such from the related Servicer) and confirm that such loss mitigation procedure or recovery action is initiated, conducted and concluded in accordance with any timeframes and any other requirements set forth in the Servicing Agreement or this Agreement (in the case of the Company, as Servicer), and the Master Servicer shall notify the Depositor in any case in which the Master Servicer believes that the related Servicer is not complying with such timeframes and/or other requirements.

The Trustee shall furnish the Company, the Servicers and the Master Servicer, upon written request from a servicing officer, with any powers of attorney and other documents in form as provided to it necessary or appropriate to enable the Company, the Servicer and the Master Servicer to service and administer the related Mortgage Loans and REO Property.

The Trustee or the Custodian on its behalf, the Company or the related Servicer shall provide access to the records and documentation in possession of the Trustee or the Custodian on its behalf, the Company or the related Servicer regarding the related Mortgage Loans and REO Property and the servicing thereof to the Certificateholders, the FDIC, and the supervisory agents and examiners of the FDIC, such access being afforded only upon reasonable prior written request and during normal business hours at the office of the Trustee, the Custodian, the Company or the related Servicer; provided, however, that, unless otherwise required by law, neither the Trustee, the Custodian, the Company nor the related Servicer shall be required to provide access to such records and documentation if the provision thereof would violate the legal right to privacy of any Mortgagor. The Trustee, the Custodian, the Company and the related Servicer shall allow representatives of the above entities to photocopy any of the records and documentation and shall provide equipment for that purpose at a charge that covers the Trustee’s, the Custodian’s, the Company’s or the related Servicer’s actual costs.

The Trustee shall execute and deliver to the Company or the related Servicer and the Master Servicer, upon such party’s written instruction (which includes the documents to be signed) any court pleadings, requests for trustee’s sale or other appropriate documents necessary or desirable to (i) the foreclosure or trustee’s sale with respect to a Mortgaged Property; (ii) any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Security Instrument; (iii) obtain a deficiency judgment against the Mortgagor; or (iv) enforce any other rights or remedies provided by the Mortgage Note or Security Instrument or otherwise available at law or equity.

Section 4.02  REMIC-Related Covenants.

For as long as each REMIC created hereunder shall exist, the Trustee shall act in accordance herewith to assure continuing treatment of such REMIC as a REMIC, and the Trustee shall comply with any directions of the Seller, the Company, the Servicers or the Master Servicer to assure such continuing treatment. In particular, the Trustee shall not (except as otherwise expressly permitted by this Agreement) (a) sell or permit the sale of all or any portion of the Mortgage Loans or of any investment of deposits in an Account unless such sale is as a result of a repurchase of the Mortgage Loans pursuant to this Agreement or the Trustee has received a REMIC Opinion addressed to the Trustee prepared at the expense of the Trust Fund; (b) other than with respect to a substitution pursuant to the Mortgage Loan Purchase Agreement or Section 2.02 or 2.03 of this Agreement, as applicable, accept any contribution to any REMIC after the Startup Day without receipt of a REMIC Opinion; or (c) acquire any assets for any REMIC other than any REO Property after the Startup Day without receipt of a REMIC Opinion.

Section 4.03  Monitoring of Company and Servicer.

(a)  The Master Servicer shall be responsible for reporting to the Trustee and the Seller the non-compliance by the Company and the related Servicer with its duties under this Agreement and the related Servicing Agreement. In the review of the Company’s and the related Servicer’s activities, the Master Servicer may rely upon an Officer’s Certificate of the Company and the related Servicer with regard to such Person’s compliance with the terms of this Agreement or the related Servicing Agreement. In the event that the Master Servicer, in its judgment, determines that a Servicer, other than the Company, should be terminated in accordance with this Agreement or the related Servicing Agreement, or that a notice should be sent pursuant to this Agreement or the related Servicing Agreement with respect to the occurrence of an event that, unless cured, would constitute grounds for such termination, the Master Servicer shall notify the Seller and the Trustee and the Master Servicer shall issue such notice or take such other action as it deems appropriate. In the event that the Master Servicer, in its judgment, determines that the Company should be terminated in accordance with this Agreement, or that a notice should be sent pursuant to this Agreement with respect to the occurrence of an event that, unless cured, would constitute grounds for such termination, the Master Servicer shall notify the Seller and the Trustee thereof in writing. Pursuant to its receipt of such written notification from the Master Servicer, the Trustee shall issue such notice of termination to the Company or take such other action as it deems appropriate.

(b)  The Master Servicer, for the benefit of the Trustee and the Certificateholders, shall enforce the obligations of the Company under this Agreement and the related Servicer under the related Servicing Agreement, and shall, in the event that a Servicer, other than the Company, fails to perform its obligations in accordance with this Agreement or the related Servicing Agreement, subject to the preceding paragraph, terminate the rights and obligations of such Person thereunder and act as servicer of the related Mortgage Loans or to cause the Trustee to enter into a new Servicing Agreement with a successor Servicer selected by the Master Servicer; provided, however, it is understood and acknowledged by the parties hereto that there shall be a period of transition (not to exceed 90 days) before the actual servicing functions can be fully transferred to such successor servicer.  In the event that the Company fails to perform its obligations in accordance with this Agreement, subject to the preceding paragraph, the Master Servicer shall notify the Trustee in writing of such failure. Pursuant to its receipt of such notification from the Master Servicer, the Trustee shall terminate the rights and obligations of the Company under this Agreement and enter into a new Servicing Agreement with a successor Servicer selected by the Trustee; provided, however, it is understood and acknowledged by the parties hereto that there will be a period of transition (not to exceed 90 days) before the actual servicing functions can be fully transferred to such successor servicer. In either event, such enforcement, including, without limitation, the legal prosecution of claims, termination of the related Servicing Agreement and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master Servicer Servicer (or in the case the Company is terminated as the Servicer, the successor servicer or the Trustee, as applicable) in its good faith business judgment, would require were it the owner of the related Mortgage Loans. The Master Servicer shall pay the costs of such enforcement at its own expense, subject to its right of reimbursement pursuant to the provisions of this Agreement or the related Servicing Agreement, provided that the Master Servicer shall not be required to prosecute or defend any legal action except to the extent that the Master Servicer shall have received reasonable indemnity for its costs and expenses in pursuing such action.  In the event that the Company is terminated as the Servicer, the Trustee shall pay the costs of such enforcement at its own expense, subject to its right to be reimbursed for such costs from the Distribution Account pursuant to Section 5.09; provided that the Trustee shall not be required to prosecute or defend any legal action except to the extent that the Trustee shall have received reasonable indemnity for its costs and expenses in pursuing such action. Nothing herein shall impose any obligation on the part of the Trustee to assume or succeed to the duties or obligations of the Company or the Master Servicer unless the Trustee has not been able to find a successor servicer or a successor master servicer.

(c)  To the extent that the costs and expenses of the Master Servicer or the Trustee, as applicable, related to any termination of a Servicer, or the enforcement or prosecution of related claims, rights or remedies or the appointment of a successor Servicer or the transfer and assumption of servicing by the Master Servicer or the Trustee, as applicable, with respect to this Agreement or the related Servicing Agreement (including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of the Company or a Servicer as a result of an event of default by such Person and (ii) all costs and expenses associated with the complete transfer of servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor service to service the Mortgage Loans in accordance with this Agreement or the related Servicing Agreement) are not fully and timely reimbursed by the terminated Servicer, the Master Servicer or the Trustee, as applicable, shall be entitled to reimbursement of such costs and expenses from the Master Servicer Collection Account, pursuant to Section 5.07.

(d)  The Master Servicer shall require the Company and the related Servicer to comply with the remittance requirements and other obligations set forth in this Agreement or the related Servicing Agreement, as applicable.

(e)  If the Master Servicer acts as a servicer, it will not assume liability for the representations and warranties of the Company or the related Servicer, if any, that it replaces.

Section 4.04  Fidelity Bond.

The Master Servicer, at its expense, shall maintain in effect a blanket fidelity bond and an errors and omissions insurance policy, affording coverage with respect to all directors, officers, employees and other Persons acting on such Master Servicer’s behalf, and covering errors and omissions in the performance of the Master Servicer’s obligations hereunder. The errors and omissions insurance policy and the fidelity bond shall be in such form and amount generally acceptable for entities serving as master servicers or trustees.

Section 4.05  Power to Act; Procedures.

The Master Servicer shall master service the Mortgage Loans and shall have full power and authority, subject to the REMIC Provisions and the provisions of Article XI hereof, to do any and all things that it may deem necessary or desirable in connection with the master servicing and administration of the Mortgage Loans, including but not limited to the power and authority (i) to execute and deliver, on behalf of the Certificateholders and the Trustee, customary consents or waivers and other instruments and documents, (ii) to consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages, (iii) to collect any Insurance Proceeds and Liquidation Proceeds, and (iv) to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any Mortgage Loan, in each case, in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable; provided, however, that the Master Servicer shall not (and, consistent with its responsibilities under Section 4.03, shall not authorize the Company or the related Servicer to) knowingly or intentionally take any action, or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, would cause REMIC I, REMIC II or REMIC III to fail to qualify as a REMIC or result in the imposition of a tax upon the Trust Fund (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) unless the Master Servicer has received an Opinion of Counsel (but not at the expense of the Master Servicer) to the effect that the contemplated action will not cause REMIC I, REMIC II or REMIC III to fail to qualify as a REMIC or result in the imposition of a tax upon REMIC I, REMIC II or REMIC III as the case may be. The Trustee shall furnish the Master Servicer, upon written request from a Servicing Officer, with any powers of attorney empowering the Master Servicer, the Company or the related Servicer to execute and deliver instruments of satisfaction or cancellation, or of partial or full release or discharge, and to foreclose upon or otherwise liquidate Mortgaged Property, and to appeal, prosecute or defend in any court action relating to the Mortgage Loans or the Mortgaged Property, in accordance with the related Servicing Agreement and this Agreement, and the Trustee shall execute and deliver such other documents, as the Master Servicer may request, to enable the Master Servicer to master service and administer the Mortgage Loans and carry out its duties hereunder, in each case in accordance with Accepted Master Servicing Practices (and the Trustee shall have no liability for misuse of any such powers of attorney by the Master Servicer, the Company or the related Servicer). If the Master Servicer or the Trustee has been advised that it is likely that the laws of the state in which action is to be taken prohibit such action if taken in the name of the Trustee or that the Trustee would be adversely affected under the “doing business” or tax laws of such state if such action is taken in its name, the Master Servicer shall join with the Trustee in the appointment of a co-trustee pursuant to Section 10.11 hereof. In the performance of its duties hereunder, the Master Servicer shall be an independent contractor and shall not, except in those instances where it is taking action in the name of the Trust, be deemed to be the agent of the Trust.

Section 4.06  Due-on-Sale Clauses; Assumption Agreements.

To the extent provided in this Agreement or the related Servicing Agreement, to the extent Mortgage Loans contain enforceable due-on-sale clauses, the Master Servicer shall cause the Company and the related Servicer to enforce such clauses in accordance with this Agreement or the related Servicing Agreement. If applicable law prohibits the enforcement of a due-on-sale clause or such clause is otherwise not enforced in accordance with this Agreement or the related Servicing Agreement, and, as a consequence, a Mortgage Loan is assumed, the original Mortgagor may be released from liability in accordance with this Agreement or the related Servicing Agreement.

Section 4.07  Release of Mortgage Files.

(a)  Upon becoming aware of the payment in full of any Mortgage Loan, or the receipt by the Company or the related Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes for payment to Certificateholders on the next Distribution Date, the Company or the related Servicer will, if required under the related  Servicing Agreement (or if the Company or the related Servicer does not, the Master Servicer may), promptly furnish to the Custodian, on behalf of the Trustee, two copies of a certification substantially in the form of Exhibit G (or as otherwise provided in the Custodial Agreement) hereto signed by a Servicing Officer or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer (which certification shall include a statement to the effect that all amounts received in connection with such payment that are required to be deposited in the Protected Account maintained by the Company or the Servicer pursuant to Article V or by the related Servicer pursuant to the related Servicing Agreement have been or will be so deposited) and shall request that the Custodian, on behalf of the Trustee, deliver to the Company or the related Servicer the related Mortgage File. Upon receipt of such certification and request, the Custodian, on behalf of the Trustee, shall promptly release the related Mortgage File to the Company or the related Servicer and the Trustee and Custodian shall have no further responsibility with regard to such Mortgage File. Upon any such payment in full, the Company or the related Servicer is authorized, to give, as agent for the Trustee, as the mortgagee under the Mortgage that secured the Mortgage Loan, an instrument of satisfaction (or assignment of mortgage without recourse, representation or warranty) regarding the Mortgaged Property subject to the Mortgage, which instrument of satisfaction or assignment, as the case may be, shall be delivered to the Person or Persons entitled thereto against receipt therefor of such payment, it being understood and agreed that no expenses incurred in connection with such instrument of satisfaction or assignment, as the case may be, shall be chargeable to the applicable Protected Account.

(b)  From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan and in accordance with this Agreement or the related Servicing Agreement, upon written instruction from such Servicer or the Master Servicer, the Trustee shall execute such documents as shall be prepared and furnished to the Trustee by the Company, the related Servicer or the Master Servicer (in form reasonably acceptable to the Trustee) and as are necessary to the prosecution of any such proceedings. The Custodian, on behalf of the Trustee, shall, upon the request of the Company, the related Servicer or the Master Servicer, and delivery to the Custodian, on behalf of the Trustee, of two copies of a request for release signed by a Servicing Officer substantially in the form of Exhibit G (or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer), release the related Mortgage File held in its possession or control to the Company, the related Servicer or the Master Servicer, as applicable. Such trust receipt shall obligate the Company, the related Servicer or the Master Servicer to return the Mortgage File to the Custodian on behalf of the Trustee, when the need therefor by such Person no longer exists unless the Mortgage Loan shall be liquidated, in which case, upon receipt of a certificate of a Servicing Officer similar to that hereinabove specified, the Mortgage File shall be released by the Custodian, on behalf of the Trustee, to the Company, the related Servicer or the Master Servicer.

Section 4.08  Documents, Records and Funds in Possession of Master Servicer, Company and Servicer To Be Held for Trustee.

(a)  The Master Servicer shall transmit and the Company or the related Servicer (to the extent required by this Agreement or the related Servicing Agreement) shall transmit to the Trustee or the Custodian such documents and instruments coming into the possession of such Person from time to time as are required by the terms hereof, or in the case of the related Servicer, the related Servicing Agreement, to be delivered to the Trustee or the Custodian. Any funds received by the Master Servicer, the Company or by the related Servicer in respect of any Mortgage Loan or which otherwise are collected by the Master Servicer, the Company or by the related Servicer as Liquidation Proceeds or Insurance Proceeds in respect of any Mortgage Loan shall be held for the benefit of the Trustee and the Certificateholders subject to the Master Servicer’s right to retain or withdraw from the Master Servicer Collection Account, the Master Servicing Compensation and other amounts provided in this Agreement, and to the right of the Company and the related Servicer to retain its Servicing Fee and other amounts as provided in this Agreement or the related Servicing Agreement. The Master Servicer, the Company and the related Servicer shall provide access to information and documentation regarding the Mortgage Loans to the Trustee and, regarding the Mortgage Loans and their respective agents and accountants at any time upon reasonable request and during normal business hours, and to Certificateholders that are savings and loan associations, banks or insurance companies, the Office of Thrift Supervision, the FDIC and the supervisory agents and examiners of such Office and Corporation or examiners of any other federal or state banking or insurance regulatory authority if so required by applicable regulations of the Office of Thrift Supervision or other regulatory authority, such access to be afforded without charge but only upon reasonable request in writing and during normal business hours at the offices of the Master Servicer designated by it. In fulfilling such a request the Master Servicer shall not be responsible for determining the sufficiency of such information.

(b)  All Mortgage Files and funds collected or held by, or under the control of, the Master Servicer, in respect of any Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds or Insurance Proceeds, shall be held by the Master Servicer for and on behalf of the Trustee and the Certificateholders and shall be and remain the sole and exclusive property of the Trustee; provided, however, that the Master Servicer, the Company and the related Servicer shall be entitled to setoff against, and deduct from, any such funds any amounts that are properly due and payable to the Master Servicer or such Servicer to the extent provided under this Agreement or the related Servicing Agreement.

Section 4.09  Standard Hazard Insurance and Flood Insurance Policies.

(a)  For each Mortgage Loan, the Master Servicer shall enforce any obligation of the Company and the related Servicer under this Agreement or the related Servicing Agreement to maintain or cause to be maintained standard fire and casualty insurance and, where applicable, flood insurance, all in accordance with the provisions of this Agreement or the related Servicing Agreement. It is understood and agreed that such insurance shall be with insurers meeting the eligibility requirements set forth in this Agreement and the related Servicing Agreement and that no earthquake or other additional insurance is to be required of any Mortgagor or to be maintained on property acquired in respect of a defaulted loan, other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.

(b)  Pursuant to Sections 5.01 and 5.06 any amounts collected by the Company, the Servicers or the Master Servicer, or by the Company or the Servicers, under any insurance policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or released to the Mortgagor in accordance with this Agreement or the Servicing Agreements) shall be deposited by the Company in its Protected Account or by the related Servicer or the Master Servicer into the Master Servicer Collection Account, subject to withdrawal pursuant to Sections 5.02, 5.04, 5.05 and 5.07, as applicable. Any cost incurred by the Master Servicer, the Company or the related Servicer in maintaining any such insurance if the Mortgagor defaults in its obligation to do so shall be added to the amount owing under the Mortgage Loan where the terms of the Mortgage Loan so permit; provided, however, that the addition of any such cost shall not be taken into account for purposes of calculating the distributions to be made to Certificateholders and shall be recoverable by the Master Servicer, the Company or the related Servicer pursuant to Sections 5.02, 5.04, 5.05 and 5.07, as applicable.

Section 4.10  Presentment of Claims and Collection of Proceeds.

The Master Servicer shall (to the extent provided in this Agreement and the related Servicing Agreement) cause the Company or the Servicer to, prepare and present on behalf of the Trustee and the Certificateholders all claims under the Insurance Policies and take such actions (including the negotiation, settlement, compromise or enforcement of the insured’s claim) as shall be necessary to realize recovery under such policies. Any proceeds disbursed to the Master Servicer (or disbursed to the Company or the related Servicer and remitted to the Master Servicer) in respect of such policies, bonds or contracts shall be promptly deposited in the Master Servicer Collection Account upon receipt, except that any amounts realized that are to be applied to the repair or restoration of the related Mortgaged Property, which repair or restoration the owner of such Mortgaged Property or EMC, as applicable, has agreed to make as a condition precedent to the presentation of claims on the related Mortgage Loan to the insurer under any applicable Insurance Policy need not be so deposited (or remitted).

Section 4.11  Maintenance of the Primary Mortgage Insurance Policies.

(a)  The Master Servicer shall not take, or authorize the Company or the related Servicer (to the extent such action is prohibited under this Agreement or the related Servicing Agreement) to take, any action that would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Master Servicer, the Company or the related Servicer, would have been covered thereunder. The Master Servicer shall use its best reasonable efforts to cause the Company and the related Servicer (to the extent required under this Agreement and the related Servicing Agreement) to keep in force and effect (to the extent that the Mortgage Loan requires the Mortgagor to maintain such insurance), primary mortgage insurance applicable to each Mortgage Loan (including any LPMI Policy) in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable. The Master Servicer shall not, and shall not authorize the Company or the related Servicer (to the extent required under this Agreement or the related Servicing Agreement) to, cancel or refuse to renew any such Primary Mortgage Insurance Policy that is in effect at the date of the initial issuance of the Mortgage Note and is required to be kept in force hereunder except in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable.

(b)  The Master Servicer agrees to cause the Company and the related Servicer (to the extent required under this Agreement and the related Servicing Agreement) to present, on behalf of the Trustee and the Certificateholders, claims to the insurer under any Primary Mortgage Insurance Policies and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policies respecting defaulted Mortgage Loans. Pursuant to Sections 5.01 and 5.06, any amounts collected by the Company or the related Servicer under any Primary Mortgage Insurance Policies shall be deposited by the Company in its Protected Account or by the Master Servicer in the Master Servicer Collection Account, subject to withdrawal pursuant to Section 5.07.

Section 4.12  Trustee to Retain Possession of Certain Insurance Policies and Documents.

The Trustee (or the Custodian, as directed by the Trustee), shall retain possession and custody of the originals (to the extent available) of any Primary Mortgage Insurance Policies, or certificate of insurance if applicable, and any certificates of renewal as to the foregoing as may be issued from time to time as contemplated by this Agreement. Until all amounts distributable in respect of the Certificates have been distributed in full and the Master Servicer otherwise has fulfilled its obligations under this Agreement, the Trustee (or its Custodian, if any, as directed by the Trustee) shall also retain possession and custody of each Mortgage File in accordance with and subject to the terms and conditions of this Agreement. The Master Servicer shall promptly deliver or cause to be delivered to the Trustee (or the Custodian, as directed by the Trustee), upon the execution or receipt thereof the originals of any Primary Mortgage Insurance Policies, any certificates of renewal, and such other documents or instruments that constitute portions of the Mortgage File that come into the possession of the Master Servicer from time to time.

Section 4.13  Realization Upon Defaulted Mortgage Loans.

The Master Servicer shall cause the Company and the related Servicer (to the extent required under this Agreement and the related Servicing Agreement) to foreclose upon, repossess or otherwise comparably convert the ownership of Mortgaged Properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, all in accordance with this Agreement or the related Servicing Agreement.

Section 4.14  Compensation for the Master Servicer.

The Master Servicer will be entitled to receive all income and gain realized from any investment of funds in the Master Servicer Collection Account for the performance of its activities hereunder. The Master Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder and shall not be entitled to reimbursement therefor except as provided in this Agreement.

Section 4.15  REO Property.

(a)  In the event the Trust Fund acquires ownership of any REO Property in respect of any related Mortgage Loan, the deed or certificate of sale shall be issued to the Trustee, or to its nominee, on behalf of the related Certificateholders. The Master Servicer shall, to the extent provided in this Agreement or the related Servicing Agreement, cause the Company or the related Servicer to sell, any REO Property as expeditiously as possible and in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable. Pursuant to such efforts to sell such REO Property, the Master Servicer shall cause the Company or the related Servicer to protect and conserve, such REO Property in the manner and to the extent required by this Agreement or the related Servicing Agreement, in accordance with the REMIC Provisions and in a manner that does not result in a tax on “net income from foreclosure property” or cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code.

(b)  The Master Servicer shall, to the extent required by this Agreement or the related Servicing Agreement, cause the Company or the related Servicer to deposit all funds collected and received in connection with the operation of any REO Property in the related Protected Account.

(c)  The Master Servicer and the Company or the related Servicer, upon the final disposition of any REO Property, shall be entitled to reimbursement for any related unreimbursed Advances and other unreimbursed advances as well as any unpaid Servicing Fees from Liquidation Proceeds received in connection with the final disposition of such REO Property; provided, that any such unreimbursed Monthly Advances as well as any unpaid Servicing Fees may be reimbursed or paid, as the case may be, prior to final disposition, out of any net rental income or other net amounts derived from such REO Property.

(d)  To the extent provided in this Agreement or the related Servicing Agreement, the Liquidation Proceeds from the final disposition of the REO Property, net of any payment to the Master Servicer and the Company or the related Servicer as provided above, subject to approval by the Master Servicer, shall be deposited in the related Protected Account on or prior to the Determination Date in the month following receipt thereof and be remitted by wire transfer in immediately available funds to the Master Servicer for deposit into the related Master Servicer Collection Account on the next succeeding Remittance Date.

Section 4.16  Annual Statement as to Compliance.

The Company as a Servicer, the Master Servicer and the Trustee shall deliver (or otherwise make available) to the Depositor and the Trustee not later than March 15th of each calendar year beginning in 2008, an Officer’s Certificate (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of each such party during the preceding calendar year and of its performance under this Agreement or other applicable servicing agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, such party has fulfilled all of its obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the cure provisions thereof.  Such Annual Statement of Compliance shall contain no restrictions or limitations on its use.  The Master Servicer shall enforce the obligations of each Servicer, to the extent set forth in the related Servicing Agreement, to deliver a similar Annual Statement of Compliance by that Servicer to the Depositor and the Trustee as described above as and when required with respect to the Master Servicer.  In the event that certain servicing responsibilities with respect to any Mortgage Loan have been delegated by the Company, the Master Servicer, the Trustee or a Servicer to a subservicer or subcontractor, each such entity shall cause such subservicer or subcontractor (and with respect to each Servicer, the Master Servicer shall enforce the obligation of such Servicer to the extent required under the related Servicing Agreement) to deliver a similar Annual Statement of Compliance by such subservicer or subcontractor to the Depositor and the Trustee as described above as and when required with respect to the Master Servicer or the related Servicer (as the case may be).

Failure of the Company to comply with this Section 4.16 (including with respect to the timeframes required herein) shall be deemed a Company Default, and the Master Servicer shall, in addition to whatever rights the Master Servicer may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same.  Failure of the Master Servicer to comply with this Section 4.16 (including with respect to the timeframes required herein) shall be deemed an Event of Default, and at the written direction of the Depositor the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same (but subject to the Master Servicer’s rights to payment of any Master Servicing Compensation and reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination).  Failure of the Trustee to comply with this Section 4.16 (including with respect to the timeframes required in this Section) which failure results in a failure to timely file the related Form 10-K, shall be deemed a default and the Depositor shall, in addition to whatever rights the Depositor may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Trustee under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Trustee for the same.  This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

In the event the Company, the Master Servicer, the Trustee or any subservicer or subcontractor engaged by either such party is terminated or resigns pursuant to the terms of the Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Annual Statement of Compliance pursuant to this Section 4.16 or to the related section of such other applicable agreement, as the case may be, as to the performance of its obligations with respect to the period of time it was subject to this Agreement or any other applicable agreement, as the case may be notwithstanding any such termination or resignation.

Section 4.17  Assessments of Compliance and Attestation Reports.

Pursuant to Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB, each of the Company as a Servicer, the Master Servicer, the Trustee and the Custodian (to the extent set forth in this Section) (each, an “Attesting Party”) each at its own expense shall deliver (or otherwise make available) to the Master Servicer, the Trustee and the Depositor on or before March 15th of each calendar year beginning in 2008, a report regarding such Attesting Party’s assessment of compliance (an “Assessment of Compliance”) with the Servicing Criteria during the preceding calendar year.  The Assessment of Compliance, as set forth in Regulation AB, must contain the following:

(a)  A statement by an authorized officer of such Attesting Party of its authority and responsibility for assessing compliance with the Servicing Criteria applicable to the related Attesting Party;

(b)  A statement by an authorized officer that such Attesting Party used the Servicing Criteria attached as Exhibit N hereto, and which will also be attached to the Assessment of Compliance, to assess compliance with the Servicing Criteria applicable to the related Attesting Party;

(c)  An assessment by such officer of the related Attesting Party’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities such Attesting Party performs with respect to asset-backed securities transactions taken as a whole involving the related Attesting Party, that are backed by the same asset type as the Mortgage Loans;

(d)  A statement that a registered public accounting firm has issued an attestation report on the related Attesting Party’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e)  A statement as to which of the Servicing Criteria, if any, are not applicable to the related Attesting Party, which statement shall be based on the activities such Attesting Party performs with respect to asset-backed securities transactions taken as a whole involving such Attesting Party, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on Exhibit N hereto which are indicated as applicable to the related Attesting Party.

On or before March 15th of each calendar year beginning in 2008, each Attesting Party shall furnish to the Master Servicer, the Depositor and the Trustee a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the related Attesting Party, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Master Servicer shall enforce the obligation of each Servicer to deliver to the Trustee, the Master Servicer and the Depositor an Assessment of Compliance and Attestation Report as and when provided in the related Servicing Agreement. Each of the Company, the Master Servicer and the Trustee shall cause, and the Master Servicer shall enforce the obligation (as and when provided in the related Servicing Agreement) of each Servicer to cause, any subservicer and each subcontractor (to the extent such subcontractor is determined by the Company, the Master Servicer or the Trustee, as applicable, to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB) that is engaged by the Company, such Servicer, the Master Servicer or the Trustee, as applicable, to deliver to the Trustee, the Master Servicer and the Depositor an Assessment of Compliance and Attestation Report as and when provided under the terms of the related Servicing Agreement.

Pursuant to this Agreement or the related Servicing Agreement, the related Servicer, or any subservicer and each subcontractor (to the extent such subcontractor is determined by the Master Servicer to be “participating in a servicing function” within the meaning of Item 1122 of Regulation AB) that is engaged by such Servicer, is obligated to provide such Assessment of Compliance and Attestation Report on the 1st of March and in no event later than the 15th of March each year that the related Mortgage Loans are serviced under this Agreement or the applicable Servicing Agreement.  The Master Servicer shall deliver to the Trustee any such Assessment of Compliance and Attestation Report received from a Servicer or any subservicer and each subcontractor (to the extent such subcontractor is determined by the Master Servicer to be “participating in a servicing function” within the meaning of Item 1122 of Regulation AB) that is engaged by such Servicer, within two Business Days of such receipt but in no event later than two Business Days following the 15th day of March for each year for which a report on Form 10-K is required to be filed with respect to the Trust Fund. Such Assessment of Compliance, as to any subservicer or subcontractor, shall at a minimum address the applicable Servicing Criteria specified on Exhibit N hereto which are indicated as applicable to any “primary servicer” to the extent such subservicer or subcontractor is performing any servicing function for the party who engages it and to the extent such party is not itself addressing the Servicing Criteria related to such servicing function in its own Assessment of Compliance.  The Trustee shall confirm that each of the Assessments of Compliance delivered to it, taken as a whole, address all of the Servicing Criteria and taken individually address the Servicing Criteria for each party as set forth in Exhibit N and notify the Depositor of any exceptions. Notwithstanding the foregoing, as to any subcontractor, an Assessment of Compliance and Attestation Report is not required to be delivered unless it is required as part of a Form 10-K with respect to the Trust Fund.

In addition, for the avoidance of doubt and without duplication, the Company as a Servicer shall (and shall cause each subservicer engaged by it to) provide the following information to the Depositor and the Trustee: (A) any Company Default hereunder and any subservicer event of default under the terms of the related Subservicing Agreement, (B) any merger, consolidation or sale of substantially all of the assets of the Company or, to the best of the Company’s knowledge, any such subservicer, and (C) the Company’s entry into an agreement with a subservicer to perform or assist in the performance of any of the Company’s obligations as Servicer.

In addition, the Company as a Servicer, shall cause each subservicer engaged by it to provide the following information to the Depositor and the Trustee, to the extent applicable, within the timeframes that the Company would otherwise have to provide such information:

(A)  any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B)  material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C)  information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB).

The Custodian shall deliver to the Master Servicer, the Trustee and the Depositor an Assessment of Compliance and Attestation Report, as and when provided above, which shall at a minimum address each of the Servicing Criteria specified on Exhibit N hereto which are indicated as applicable to a “custodian”.  Notwithstanding the foregoing, an Assessment of Compliance or Attestation Report is not required to be delivered by any Custodian unless it is required as part of a Form 10-K with respect to the Trust Fund.

Failure of the Company to comply with this Section 4.17 (including with respect to the timeframes required herein) shall be deemed a Company Default, and the Master Servicer shall, in addition to whatever rights the Master Servicer may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same.  Failure of the Master Servicer to comply with this Section 4.17 (including with respect to the timeframes required herein) shall constitute an Event of Default, and at the written direction of the Depositor the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same (but subject to the Master Servicer’s rights to payment of any Master Servicing Compensation and reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination).  Failure of the Trustee to comply with this Section 4.17 (including with respect to the timeframes required in this Section) which failure results in a failure to timely file the related Form 10-K, shall constitute a default and the Depositor shall, in addition to whatever rights the Depositor may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Trustee under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Trustee for the same (but subject to the Trustee’s right to reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination).  This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

In the event the Company, the Master Servicer, the Custodian, the Trustee or any subservicer or subcontractor engaged by any such party is terminated, assigns its rights and obligations under, or resigns pursuant to, the terms of the Agreement, the Custodial Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Assessment of Compliance and cause to be provided an Attestation Report pursuant to this Section 4.17 or to the related section of such other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

Section 4.18  Reports Filed with Securities and Exchange Commission.

(a)  (i) (A) Within 15 days after each Distribution Date  (subject to permitted exceptions under the Exchange Act), the Trustee shall, in accordance with industry standards, prepare and file with the Commission via the Electronic Data Gathering and Retrieval System (“EDGAR”), a Distribution Report on Form 10-D, signed by the Master Servicer, with a copy of the Monthly Statement to be furnished by the Trustee to the Certificateholders for such Distribution Date attached thereto; provided that, the Trustee shall have received no later than five (5) calendar days after the related Distribution Date, all information required to be provided to the Trustee as described in clause (a)(iv) below.  Any disclosure that is in addition to the Monthly Statement and that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall be reported by the parties set forth on Exhibit O to the Trustee and the Depositor, pursuant to the paragraph immediately below, and approved for inclusion by the Depositor, and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure absent such reporting (other than in the case where the Trustee is the reporting party as set forth in Exhibit O) and approval.

(B)  Within five (5) calendar days after the related Distribution Date, (i) the parties set forth in Exhibit O shall be required to provide, and the Master Servicer shall enforce the obligation of each Servicer (to the extent provided in the related Servicing Agreement) to provide, pursuant to Section 4.18(a)(iv) below, to the Trustee and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other format as otherwise agreed upon by the Trustee and the Depositor and such party, the form and substance of any Additional Form 10-D Disclosure, if applicable, and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. Subject to the foregoing, the Trustee has no duty under this Agreement to monitor or enforce the performance by the other parties listed on Exhibit O of their duties under this paragraph or to proactively solicit or procure from such parties any Additional Form 10-D Disclosure information.  The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this Section.

(C)  After preparing the Form 10-D, the Trustee shall forward electronically a copy of the Form 10-D to the Depositor (in the case of any Additional 10-D Disclosure and otherwise if requested by the Depositor) and the Master Servicer for review.  Within two Business Days after receipt of such copy, but no later than the 12th calendar day after the Distribution Date (provided that, the Trustee forwards a copy of the Form 10-D no later than the 10th calendar day after the Distribution Date), the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D.  In the absence of receipt of any written changes or approval, the Trustee shall be entitled to assume that such Form 10-D is in final form and the Trustee may proceed with the execution and filing of the Form 10-D.  No later than the 13th calendar day after the related Distribution Date, a duly authorized officer of the Master Servicer shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Trustee.  If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Trustee shall follow the procedures set forth in Section 4.18(a)(v)(B). Promptly (but no later than one (1) Business Day) after filing with the Commission, the Trustee shall make available on its internet website identified in Section 6.06 a final executed copy of each Form 10-D filed by the Trustee. The signing party for the Master Servicer can be contacted at 214-626-3287. Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. The Depositor shall notify the Trustee in writing, no later than the fifth calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D if the answer to the questions should be “no”.  The Trustee shall be entitled to rely on the representations in Section 2.04(vi) and in any such notice in preparing, executing and/or filing any such report.  The parties to this Agreement acknowledge that the performance by the Master Servicer and the Trustee of their respective duties under Sections 4.18(a)(i) and (v) related to the timely preparation, execution and filing of Form 10-D is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under such Sections.  Neither the Master Servicer nor the Trustee shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-D, where such failure results from a party’s failure to deliver, on a timely basis, any information from such party needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

(ii)  (A)  Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), the Trustee shall prepare and file, on behalf of the Trust, at the direction of the Depositor, any Form 8-K, as required by the Exchange Act; provided that, the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates.  Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall be, pursuant to the paragraph immediately below, reported by the parties set forth on Exhibit O to the Trustee and the Depositor and directed and approved for inclusion by the Depositor pursuant to the following paragraph, and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information absent such reporting (other than in the case where the Trustee is the reporting party as set forth in Exhibit O) and approval.

(B)  For so long as the Trust is subject to the Exchange Act reporting requirements, (i) no later than the close of business on the 2nd Business Day after the occurrence of a Reportable Event the parties set forth in Exhibit O shall be required pursuant to Section 4.18(a)(iv) below to provide, and the Master Servicer shall enforce the obligation of each Servicer (to the extent provided in the related Servicing Agreement) to provide,  to the Trustee and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Trustee and the Depositor and such party, the form and substance of any Form 8-K Disclosure Information, if applicable, and (ii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this Section.

(C)  After preparing the Form 8-K, the Trustee shall forward electronically a copy of the Form 8-K to the Depositor and the Master Servicer for review.  No later than the close of business New York City time on the 3rd Business Day after the Reportable Event, a duly authorized officer of the Master Servicer shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Trustee.  Promptly, but no later than the close of business on the 3rd Business Day after the Reportable Event (provided that, the Trustee forwards a copy of the Form 8-K no later than noon New York time on the third Business Day after the Reportable Event), the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K.  In the absence of receipt of any written changes or approval, the Trustee shall be entitled to assume that such Form 8-K is in final form and the Trustee may proceed with the execution and filing of the Form 8-K.  If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Trustee shall follow the procedures set forth in Section 4.18(a)(v)(B).  Promptly (but no later than one (1) Business Day) after filing with the Commission, the Trustee shall, make available on its internet website a final executed copy of each Form 8-K filed by the Trustee.  The signing party for the Master Servicer can be contacted at 212-272-7575.  The parties to this Agreement acknowledge that the performance by Master Servicer and the Trustee of their respective duties under this Section 4.18(a)(ii) related to the timely preparation, execution and filing of Form 8-K is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under this Section 4.18(a)(ii).  Neither the Master Servicer nor the Trustee shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 8-K, where such failure results from a party’s failure to deliver, on a timely basis, any information from such party needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

(iii)  (A)  On or prior to the 90th day after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”) (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in March 2008, the Trustee shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act.  Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Trustee within the applicable timeframes set forth in this Agreement, (I) an annual compliance statement for the Company as a Servicer, the Master Servicer, each Servicer, the Trustee and any subservicer or subcontractor, as applicable, as described under Section 4.16, (II)(A) the annual reports on assessment of compliance with Servicing Criteria for the Company as a Servicer, each Servicer, the Master Servicer, each subservicer and subcontractor participating in the servicing function, the Trustee and the Custodian, as described under Section 4.17, and (B) if any such report on assessment of compliance with Servicing Criteria described under Section 4.17 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such report on assessment of compliance with Servicing Criteria described under Section 4.17 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, (III)(A) the registered public accounting firm attestation report for the Company, each Servicer, the Master Servicer, the Trustee, each subservicer, each subcontractor, as applicable, and the Custodian, as described under Section 4.17, and (B) if any registered public accounting firm attestation report described under Section 4.17 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, and (IV) a Sarbanes-Oxley Certification as described in Section 4.18(a)(iii)(D) below (provided, however, that the Trustee, at its discretion, may omit from the Form 10-K any annual compliance statement, assessment of compliance or attestation report that is not required to be filed with such Form 10-K pursuant to Regulation AB). Any disclosure or information in addition to (I) through (IV) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall be reported by the parties set forth on Exhibit O to the Trustee and the Depositor and, pursuant to the paragraph immediately below, approved for inclusion by the Depositor, and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure absent such reporting (other than in the case where the Trustee is the reporting party as set forth in Exhibit O) and approval.

(B)  No later than March 15th of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2008, (i) the parties set forth in Exhibit O shall be required to provide, and the Master Servicer shall enforce the obligation of each Servicer (to the extent provided in the related Servicing Agreement) to provide, pursuant to Section 4.18(a)(iv) below to the Trustee and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other format as otherwise agreed upon by the Trustee and the Depositor and such party, the form and substance of any Additional Form 10-K Disclosure, if applicable, and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K.  The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this Section.

(C)  After preparing the Form 10-K, the Trustee shall forward electronically a copy of the Form 10-K to the Depositor (only in the case where such Form 10-K includes Additional Form 10-K Disclosure and otherwise if requested by the Depositor) and the Master Servicer for review.  Within three Business Days after receipt of such copy, but no later than March 25th (provided that, the Trustee forwards a copy of the Form 10-K no later than the third Business Day prior to March 25th), the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K.  In the absence of receipt of any written changes or approval, the Trustee shall be entitled to assume that such Form 10-K is in final form and the Trustee may proceed with the execution and filing of the Form 10-K.  No later than the close of business Eastern Standard time on the 4th Business Day prior to the 10-K Filing Deadline, an officer of the Master Servicer in charge of the master servicing function shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Trustee.  If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Trustee will follow the procedures set forth in Section 4.18(a)(v)(B).  Promptly (but no later than one (1) Business Day) after filing with the Commission, the Trustee shall make available on its internet website a final executed copy of each Form 10-K filed by the Trustee.  The signing party for the Master Servicer can be contacted at 212-272-7575.  Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  The Depositor shall notify the Trustee in writing, no later than March 15th of each year in which the Trust is subject to the requirements of the Exchange Act with respect to the filing of a report on Form 10-K, if the answer to the questions should be “no”.  The Trustee shall be entitled to rely on the representations in Section 2.04(vi) and in any such notice in preparing, executing and/or filing any such report. The parties to this Agreement acknowledge that the performance by the Master Servicer and the Trustee of their respective duties under Sections 4.18(a)(iv) and (v) related to the timely preparation, execution and filing of Form 10-K is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under such Sections and Sections 4.16 and Section 4.17.  Neither the Master Servicer nor the Trustee shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-K, where such failure results from the failure of any party hereto to deliver on a timely basis, any information needed to prepare, arrange for execution or file such Form 10-K.

(D)  Each Form 10-K shall include a certification (the “Sarbanes-Oxley Certification”) required to be included therewith pursuant to the Sarbanes-Oxley Act which shall be signed by the Certifying Person and delivered to the Trustee no later than March 15th of each year in which the Trust is subject to the reporting requirements of the Exchange Act.  The Master Servicer shall cause any Servicer, and any subservicer or subcontractor engaged by it to, provide to the Person who signs the Sarbanes-Oxley Certification (the “Certifying Person”), by March 10th of each year in which the Trust is subject to the reporting requirements of the Exchange Act (or such other date specified in the related Servicing Agreement) and otherwise within a reasonable period of time upon request, a certification (each, a “Back-Up Certification”), in the form attached hereto as Exhibit K, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely.  In addition, the Company as a Servicer and the Trustee shall sign a Back-Up Certification substantially in the form of Exhibit V; provided, however, that the Company and the Trustee shall not be required to undertake an analysis of any accountant’s report attached as an exhibit to the Form 10-K.  An officer of the Master Servicer in charge of the master servicing function shall serve as the Certifying Person on behalf of the Trust.  Such officer of the Certifying Person can be contacted at 212-272-7575.

(iv)  With respect to any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or any Form 8-K Disclosure Information (collectively, the “Additional Disclosure”) relating to the Trust Fund, the Trustee’s obligation to include such Additional Information in the applicable Exchange Act report is subject to receipt from the entity that is indicated in Exhibit O as the responsible party for providing that information, if other than the Trustee, as and when required as described in Section 4.18(a)(i) through (iii) above.  Such Additional Disclosure shall be accompanied by a notice substantially in the form of Exhibit P.  Each of the Company as a Servicer, the Master Servicer, the Seller, the Trustee and the Depositor hereby agrees to notify and provide, and the Master Servicer shall enforce the obligation (to the extent provided in the related Servicing Agreement) of each Servicer to notify and provide, to the extent known to the Company as a Servicer, the Master Servicer, the Seller, the Trustee and the Depositor all Additional Disclosure relating to the Trust Fund, with respect to which such party is indicated in Exhibit O as the responsible party for providing that information.  The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Disclosure information pursuant to this Section.

So long as the Depositor is subject to the filing requirements of the Exchange Act with respect to the Trust Fund, the Trustee shall notify the Depositor of any bankruptcy or receivership with respect to the Trustee or of any proceedings of the type described under Item 1117 of Regulation AB that have occurred as of the related Due Period, together with a description thereof, no later than the date on which such information is required of other parties hereto as set forth under this Section 4.18.  In addition, the Trustee shall notify the Depositor of any affiliations or relationships that develop after the Closing Date between the Trustee and the Depositor, the Seller, the Master Servicer or the Custodian of the type described under Item 1119 of Regulation AB, together with a description thereof, no later than March 15 of each year that the trust is subject to the Exchange Act reporting requirements, commencing in 2008. Should the identification of any of the Depositor, the Seller, the Master Servicer or the Custodian change, the Depositor shall promptly notify the Trustee.

(v)  (A) On or prior to January 30th of the first year in which the Trustee is able to do so under applicable law, the Trustee shall prepare and file a Form 15 relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act.

(B)  In the event that the Trustee is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Trustee shall promptly notify the Depositor and the Master Servicer.  In the case of Form 10-D and 10-K, the Depositor, the Master Servicer and the Trustee shall cooperate to prepare and file a Form 12b-25 and a 10-DA and 10-KA as applicable, pursuant to Rule 12b-25 of the Exchange Act.  In the case of Form 8-K, the Trustee will, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D.  In the event that any previously filed Form 8-K, 10-D or 10-K needs to be amended, and such amendment relates to any Additional Disclosure, the Trustee shall notify the Depositor and the parties affected thereby and such parties will cooperate to prepare any necessary Form 8-K, 10-DA or 10-KA.  Any Form 15, Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K shall be signed by an appropriate officer of the Master Servicer.  The parties hereto acknowledge that the performance by the Master Servicer and the Trustee of their respective duties under this Section 4.18(a)(v) related to the timely preparation, execution and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Master Servicer and the Depositor timely performing their duties under this Section.  Neither the Master Servicer nor the Trustee shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file any such Form 15, Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K, where such failure results from a party’s failure to deliver, on a timely basis, any information from such party needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K.

The Depositor agrees to promptly furnish to the Trustee, from time to time upon request, such further information, reports and financial statements within its control related to this Agreement, the Mortgage Loans as the Trustee reasonably deems appropriate to prepare and file all necessary reports with the Commission. The Trustee shall have no responsibility to file any items other than those specified in this Section 4.18; provided, however, the Trustee shall cooperate with the Depositor in connection with any additional filings with respect to the Trust Fund as the Depositor deems necessary under the Exchange Act.  Fees and expenses incurred by the Trustee in connection with this Section 4.18 shall not be reimbursable from the Trust Fund.

(b)  The Trustee shall indemnify and hold harmless, the Company, the Depositor and the Master Servicer and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Trustee’s obligations under Sections 4.16, 4.17 and 4.18 or the Trustee’s negligence, bad faith or willful misconduct in connection therewith. In addition, the Trustee shall indemnify and hold harmless the Depositor and the Master Servicer and each of their respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Back-Up Certification, any Annual Statement of Compliance, any Assessment of Compliance or any Additional Disclosure provided by the Trustee on its behalf or on behalf of any subservicer or subcontractor engaged by the Trustee pursuant to Section 4.16, 4.17 or 4.18 (the “Trustee Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Trustee Information and not to any other information communicated in connection with the Certificates, without regard to whether the Trustee Information or any portion thereof is presented together with or separately from such other information.

The Depositor shall indemnify and hold harmless the Trustee and the Master Servicer and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the obligations of the Depositor under Sections 4.16, 4.17 and 4.18 or the Depositor’s negligence, bad faith or willful misconduct in connection therewith. In addition, the Depositor shall indemnify and hold harmless the Master Servicer, the Trustee and each of their respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Additional Disclosure provided by the Depositor that is required to be filed pursuant to this Section 4.18 (the “Depositor Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Depositor Information that is required to be filed and not to any other information communicated in connection with the Certificates, without regard to whether the Depositor Information or any portion thereof is presented together with or separately from such other information.

The Master Servicer shall indemnify and hold harmless the Company, the Trustee and the Depositor and each of its respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the obligations of the Master Servicer under Sections 4.16, 4.17 and 4.18 or the Master Servicer’s negligence, bad faith or willful misconduct in connection therewith.  In addition, the Master Servicer shall indemnify and hold harmless the Depositor and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Annual Statement of Compliance, any Assessment of Compliance or any Additional Disclosure provided by the Master Servicer on its behalf or on behalf of any subservicer or subcontractor engaged by the Master Servicer pursuant to Section 4.16, 4.17 or 4.18 (the “Master Servicer Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Master Servicer Information and not to any other information communicated in connection with the Certificates, without regard to whether the Master Servicer Information or any portion thereof is presented together with or separately from such other information.

The Company shall indemnify and hold harmless the Depositor, the Trustee and the Master Servicer and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the obligations of the Company under Sections 4.16, 4.17 and 4.18 or the Company’s negligence, bad faith or willful misconduct in connection therewith including any failure by the Company to identify any subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB. In addition, the Company shall indemnify and hold harmless the Depositor and the Master Servicer and each of their respective officers, directors and affiliates and the Master Servicer from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Back-Up Certification, any Annual Statement of Compliance, any Assessment of Compliance or any Additional Disclosure provided by the Company on its behalf or on behalf of any subservicer or subcontractor pursuant to Section 4.16, 4.17 or 4.18 (the “Company Information”), (ii) any breach by the Company of a representation, warranty or covenant set forth in Section 2.03(a)(vii) and Section 2.03(b)(i-iii) and (iii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with the Certificates, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information.

If the indemnification provided for herein is unavailable or insufficient to hold harmless the Company, the Depositor, the Trustee or the Master Servicer, as applicable, then the defaulting party, in connection with any conduct for which it is providing indemnification under this Section 4.18(b), agrees that it shall contribute to the amount paid or payable by the other parties as a result of the losses, claims, damages or liabilities of the other party in such proportion as is appropriate to reflect the relative fault and the relative benefit of the respective parties.

The indemnification provisions set forth in this Section 4.18(b) shall survive the termination of this Agreement or the termination of any party to this Agreement.

(c)  Failure of the Company to comply with this Section 4.18 (including with respect to the timeframes required herein) shall be deemed a Company Default, and the Master Servicer shall, in addition to whatever rights the Master Servicer may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same.  Failure of the Master Servicer to comply with this Section 4.18 (including with respect to the timeframes required herein) shall, constitute an Event of Default, and at the written direction of the Depositor the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same (but subject to the Master Servicer rights to payment of any Master Servicing Compensation and reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination).  Failure of the Trustee to comply with this Section 4.18 (including with respect to the timeframes required in this Section) which failure results in a failure to timely file the related Form 10-K, shall, constitute a default and the Depositor shall, in addition to whatever rights the Depositor may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Trustee under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Trustee for the same (but subject to the Trustee’s right to reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination).  This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary. In connection with the termination of the Master Servicer or the Trustee pursuant to this Section 4.18(c), the Trustee shall be entitled to reimbursement of all costs and expenses associated with such termination to the extent set forth in Section 10.05.  Notwithstanding anything to the contrary in this Agreement, no Event of Default by the Master Servicer or default by the Trustee shall have occurred with respect to any failure to properly prepare, execute and/or timely file any report on Form 8-K, Form 10-D or Form 10-K, any Form 15 or Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K, where such failure results from any party’s inability or failure to deliver, on a timely basis, any information from such party needed to prepare, arrange for execution or file any such report, Form or amendment, and does not result from its own negligence, bad faith or willful misconduct.

In the case of any failure of performance described above, the Company shall promptly reimburse the Depositor, the Master Servicer and the Trustee for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered pursuant to this Section 4.18 as required by the Company, any subservicer or any subcontractor.

(d)  Notwithstanding the provisions of Section 12.01, this Section 4.18 may be amended without the consent of the Certificateholders.

(e)  Any report, notice or notification to be delivered by the Company, the Master Servicer or the Trustee to the Depositor pursuant to this Section 4.18, may be delivered via email to RegABNotifications@bear.com or, in the case of a notification, telephonically by calling Reg AB Compliance Manager at 212-272-7525.

(f)  Within three (3) Business Days of the filing of a report pursuant to subsection (a) above, the Trustee shall execute and deliver a certification, substantially in the form attached hereto as Exhibit DD, to the Depositor, the Master Servicer and the Sponsor.

Section 4.19  Intention of the Parties and Interpretation.

Each of the parties acknowledges and agrees that the purpose of Sections 4.16, 4.17 and 4.18 of this Agreement is to facilitate compliance by the Seller, the Depositor, the Trustee and the Master Servicer with the provisions of Regulation AB.  Therefore, each of the parties agrees that (a) the obligations of the parties hereunder shall be interpreted in such a manner as to accomplish that purpose, (b) the parties’ obligations hereunder will be supplemented and modified as necessary to be consistent with any such amendments, interpretive advice or guidance, convention or consensus among active participants in the asset-backed securities markets, advice of counsel, or otherwise in respect of the requirements of Regulation AB, (c) the parties shall comply with reasonable requests made by the Seller, the Depositor, the Master Servicer or the Trustee for delivery of additional or different information as the Seller, the Depositor, the Master Servicer or the Trustee may determine in good faith is necessary to comply with the provisions of Regulation AB, and (d) no amendment of this Agreement shall be required to effect any such changes in the obligations of the parties to this transaction as are necessary to accommodate evolving interpretations of the provisions of Regulation AB.

Section 4.20  UCC.

The Seller shall file any financing statements, continuation statements or amendments thereto required by any change in the Uniform Commercial Code.

Section 4.21  Optional Purchase of Certain Mortgage Loans.

With respect to any Mortgage Loan which as of the first day of a Fiscal Quarter is Delinquent in payment by 90 days or more or is an REO Property, EMC shall have the right to purchase any such Mortgage Loan or REO Property from the Trust at a price equal to the Purchase Price; provided, however, (i) that such Mortgage Loan is still 90 days or more Delinquent or is an REO Property as of the date of such purchase and (ii) this purchase option, if not theretofore exercised, shall terminate on the date prior to the last day of the related Fiscal Quarter.  This purchase option, if not exercised, shall not be thereafter reinstated unless the delinquency is cured and the Mortgage Loan thereafter again becomes 90 days or more Delinquent or becomes an REO Property, in which case the option shall again become exercisable as of the first day of the related Fiscal Quarter. This right may be assigned by EMC to a third party, including a holder of a Class of Certificates.

In addition, EMC may, at its option, purchase any Mortgage Loan from the Trust for which the first Scheduled Payment due to the Trust after the Closing Date becomes thirty (30) days past due; provided, however, such Mortgage Loan was purchased by EMC or one of its affiliates from an originator pursuant to a loan purchase agreement that obligated such seller to repurchase such Mortgage Loan if one or more Scheduled Payments becomes 30 or more days delinquent (and such originator has agreed to repurchase such Mortgage Loan); provided, further, that such optional purchase shall be exercised no later than the 270th day after such Mortgage Loan is subject to such originator's repurchase obligation. Such purchase shall be made at a price equal to the Purchase Price.

If at any time EMC remits to the Master Servicer a payment for deposit in the Master Servicer Collection Account covering the amount of the Purchase Price for such a Mortgage Loan, and EMC provides to the Trustee a certification signed by a Servicing Officer stating that the amount of such payment has been deposited in the Master Servicer Collection Account, then the Trustee shall execute the assignment of such Mortgage Loan prepared and delivered to the Trustee, at the request of EMC, without recourse, representation or warranty, to EMC which shall succeed to all of the Trustee’s right, title and interest in and to such Mortgage Loan, and all security and documents relative thereto.  Such assignment shall be an assignment outright and not for security.  EMC will thereupon own such Mortgage, and all such security and documents, free of any further obligation to the Trustee or the Certificateholders with respect thereto.

ARTICLE V

ACCOUNTS

Section 5.01  Collection of Mortgage Loan Payments; Protected Account.

(a)  The Company shall make reasonable efforts in accordance with customary and usual standards of practice of prudent mortgage lenders in the respective states in which the Mortgaged Properties related to the EMC Mortgage Loans are located to collect all payments called for under the terms and provisions of the EMC Mortgage Loans to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any related Required Insurance Policy. Consistent with the foregoing, the Company may in its discretion (i) waive any late payment charge and (ii) extend the due dates for payments due on a Mortgage Note related to an EMC Mortgage Loan for a period not greater than 125 days. In the event of any such arrangement, the Company shall make Advances on the related EMC Mortgage Loan during the scheduled period in accordance with the amortization schedule of such EMC Mortgage Loan without modification thereof by reason of such arrangements, and shall be entitled to reimbursement therefor in accordance with Section 6.01. The Company shall not be required to institute or join in litigation with respect to collection of any payment (whether under a Mortgage, Mortgage Note or otherwise or against any public or governmental authority with respect to a taking or condemnation) if it reasonably believes that enforcing the provision of the Mortgage or other instrument pursuant to which such payment is required is prohibited by applicable law. Consistent with and in addition to the terms set forth in this Agreement, if an EMC Mortgage Loan is in default or such default is reasonably foreseeable, the Company may waive, modify or vary any term of any EMC Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor, including without limitation, to (1) capitalize any amounts owing on the EMC Mortgage Loan by adding such amount to the outstanding principal balance of the EMC Mortgage Loan, (2) defer such amounts to a later date or the final payment date of such Mortgage Loan, (3) extend the maturity of any such EMC Mortgage Loan, (4) amend the related Mortgage Note to reduce the related Mortgage Rate with respect to any EMC Mortgage Loan, (5) convert the Mortgage Rate on any EMC Mortgage Loan from a fixed rate to an adjustable rate or vice versa, (6) with respect to an EMC Mortgage Loan with an initial fixed rate period followed by an adjustable rate period, extend the fixed period and reduce the adjustable rate period, and/or (7) forgive the amount of any interest and principal owed by the related Mortgagor; provided that, in the Company’s reasonable and prudent determination, such waiver, modification, postponement or indulgence (A) is not materially adverse to the interests of the Certificateholders in the aggregate on a present value basis using reasonable assumptions (including taking into account any estimated Realized Loss that might result absent such action); and (B) does not amend the related Mortgage Note to extend the maturity thereof later than the date of the Latest Possible Maturity Date; provided, further, with respect to any EMC Mortgage Loan that is not in default or if default is not reasonably foreseeable, unless the Company has provided to the Trustee a certification addressed to the Trustee, based on the advice of counsel or certified public accountants, in either case, that have a national reputation with respect to taxation of REMICs, that such modification of such EMC Mortgage Loan will not result in the imposition of taxes on or disqualify from REMIC status any of REMIC I, REMIC II or REMIC III, the Company may not permit any modification with respect to any EMC Mortgage Loan. Notwithstanding the foregoing, for any modification which may result in a Realized Loss of 20% or more of the outstanding principal balance of a Mortgage Loan, the Company shall present such proposed modification, together with any supporting documentation, to the Master Servicer for consideration and approval.

In connection with any such Servicing Modification, the related Servicer or the Master Servicer may reimburse itself from the Trust for any outstanding Advances and Servicing Advances at the time of the modification to the extent that such related Advances or Servicing Advances are reimbursable to the related Servicer or the Master Servicer and to the extent of Principal Funds in the Protected Account for the related Distribution Date. Any such reimbursement shall occur during the same calendar month as the Servicing Modification and, to the extent such Advance or Servicing Advance is forgiven, any such reimbursement will be treated as a Realized Loss which will be incurred on the Distribution Date related to the calendar month during which the Servicing Modification occurred. To the extent Advances and Servicing Advances or other amounts owed the related Servicer or the Master Servicer are capitalized, the related Servicer or the Master Servicer may reimburse itself from such arrearages on a first priority basis to the extent of Principal Funds for the related Distribution Date.

In accordance with the standards of the first paragraph of Section 3.01, the Company shall not waive (or permit a sub-servicer to waive) any Prepayment Charge related to an EMC Mortgage Loan unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related EMC Mortgage Loan. If a Prepayment Charge is waived, but does not meet the standards described above, then the Company is required to pay the amount of such waived Prepayment Charge, for the benefit of Class P Certificates, by remitting such amount to the Master Servicer by the Remittance Date.

(b)  The Company shall establish and maintain a Protected Account (which shall at all times be an Eligible Account) with a depository institution in the name of the Company for the benefit of the Trustee on behalf of the Certificateholders and designated “Wells Fargo Bank, National Association, in trust for registered holders of Bear Stearns Asset Backed Securities I LLC, Asset-Backed Certificates Series 2007-AC5”. The Company shall deposit or cause to be deposited into the Protected Account on a daily basis within two Business Days of receipt and identification, except as otherwise specifically provided herein, the following payments and collections remitted by subservicers or received by it in respect of the EMC Mortgage Loans subsequent to the Cut-off Date (other than in respect of principal and interest due on the EMC Mortgage Loans on or before the Cut-off Date) and the following amounts required to be deposited hereunder:

(i)  all payments on account of principal, including Principal Prepayments, on the EMC Mortgage Loans;

(ii)  all payments on account of interest on the EMC Mortgage Loans net of the related Servicing Fee permitted under Section 3.10 and LPMI Fees, if any;

(iii)  all Liquidation Proceeds and Insurance Proceeds with respect to any EMC Mortgage Loans, other than proceeds to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Company’s normal servicing procedures;

(iv)  any amount required to be deposited by the Company pursuant to Section 5.01(c) in connection with any losses on Permitted Investments;

(v)  any amounts required to be deposited by the Company pursuant to Section 3.05;

(vi)  any Prepayment Charges collected on the EMC Mortgage Loans; and

(vii)  any other amounts required to be deposited hereunder.

The foregoing requirements for remittance by the Company into the Protected Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges or assumption fees, if collected, need not be remitted by the Company. In the event that the Company shall remit any amount not required to be remitted and not otherwise subject to withdrawal pursuant to Section 5.02, it may at any time withdraw or direct the institution maintaining the Protected Account, to withdraw such amount from the Protected Account, any provision herein to the contrary notwithstanding. Such withdrawal or direction may be accomplished by delivering written notice thereof to the institution maintaining the Protected Account, that describes the amounts deposited in error in the Protected Account. The Company shall maintain adequate records with respect to all withdrawals made pursuant to this Section. Reconciliations will be prepared for the Protected Account within 45 calendar days after the bank statement cut-off date.  All items requiring reconciliation will be resolved within 90 calendar days of their original identification.  All funds deposited in the Protected Account shall be held in trust for the Certificateholders until withdrawn in accordance with Section 5.02.

(c)  The institution that maintains the Protected Account shall invest the funds in the Protected Account, in the manner directed by the Company, in Permitted Investments which shall mature not later than the Remittance Date and shall not be sold or disposed of prior to its maturity. All such Permitted Investments shall be made in the name of the Trustee, for the benefit of the Certificateholders. All income and gain net of any losses realized from any such investment shall be for the benefit of the Company as servicing compensation and shall be remitted to it monthly as provided herein. The amount of any losses incurred in the Protected Account in respect of any such investments shall be deposited by the Company into the Protected Account, out of the Company’s own funds.

(d)  The Company shall give at least 30 days advance notice to the Trustee, the Mortgage Loan Sellers, the Master Servicer, each Rating Agency and the Depositor of any proposed change of location of the Protected Account prior to any change thereof.

Section 5.02  Permitted Withdrawals From the Protected Account.

(a)  The Company may from time to time make withdrawals from the Protected Account for the following purposes:

(i)  to pay itself (to the extent not previously paid to or withheld by the Company), as servicing compensation in accordance with Section 3.10, that portion of any payment of interest that equals the Servicing Fee for the period with respect to which such interest payment was made, and, as additional servicing compensation, those other amounts set forth in Section 3.10;

(ii)  to reimburse the Company for Advances made by it with respect to the Mortgage Loans, provided, however, that the Company’s right of reimbursement pursuant to this subclause (ii) shall be limited (1) to amounts received on particular EMC Mortgage Loan(s) (including, for this purpose, Liquidation Proceeds, Insurance Proceeds and Subsequent Recoveries) that represent late recoveries of payments of principal and/or interest on such particular EMC Mortgage Loan(s) in respect of which any such Advance was made or (2) to the extent of Amounts Held for Future Distributions; provided, however, any such Amounts Held For Future Distribution so applied to reimburse the Company shall be replaced by the Company by deposit in the Protected Account, no later than the close of business on the Remittance Date immediately preceding the Distribution Date on which such funds are required to be distributed pursuant to this Agreement and only to the extent there are not funds otherwise available in the Protected Account to make a required distribution on such Distribution Date;

(iii)  to reimburse the Company for any previously made portion of a Servicing Advance or an Advance made by the Company that, in the good faith judgment of the Company, will not be ultimately recoverable by it from the related Mortgagor, any related Liquidated Proceeds, Insurance Proceeds or otherwise (a “Nonrecoverable Advance”), to the extent not reimbursed pursuant to clause (ii) or clause (v);

(iv)  to reimburse the Company from Insurance Proceeds for Insured Expenses covered by the related Insurance Policy;

(v)  to pay the Company any unpaid Servicing Fees and to reimburse it for any unreimbursed Servicing Advances, provided, however, that the Company’s right to reimbursement for Servicing Advances pursuant to this subclause (v) with respect to any EMC Mortgage Loan shall be limited (1) to amounts received on particular EMC Mortgage Loan(s) (including, for this purpose, Liquidation Proceeds, Insurance Proceeds and purchase and repurchase proceeds) that represent late recoveries of the payments for which such Servicing Advances were made or (2) to the extent of Amounts Held for Future Distributions; provided, however, any such Amounts Held For Future Distribution so applied to reimburse the Company shall be replaced by the Company by deposit in the Protected Account, no later than the close of business on the Remittance Date immediately preceding the Distribution Date on which such funds are required to be distributed pursuant to this Agreement and only to the extent there are not funds otherwise available in the Protected Account to make a required distribution on such Distribution Date;

(vi)  to pay to the Seller, the Depositor or itself, as applicable, with respect to each EMC Mortgage Loan or property acquired in respect thereof that has been purchased pursuant to Section 2.02, 2.03 or 4.21 of this Agreement, all amounts received thereon and not taken into account in determining the related Stated Principal Balance of such repurchased EMC Mortgage Loan;

(vii)  to pay any expenses recoverable by the Company pursuant to Section 8.04 of this Agreement;

(viii)  to withdraw pursuant to Section 5.01 any amount deposited in the Protected Account and not required to be deposited therein; and

(ix)  to clear and terminate the Protected Account upon termination of this Agreement pursuant to Section 11.01 hereof.

Nothwithstanding the foregoing, the Company’s right to reimbursement pursuant to clauses (ii), (iii), (iv) and (v) above shall be subject to the prior approval of the Master Servicer.  The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, the Company submits such claim with all supporting documentation.  Pending such approval, such funds shall be remitted by the Company to the Master Servicer as set forth in the following paragraph.

In addition, no later than 1:00 p.m. Eastern time on the Remittance Date, the Company shall withdraw from the Protected Accounts and remit to the Master Servicer the amount required to be withdrawn therefrom pursuant to Section 5.05 hereof. With respect to any remittance received by the Master Servicer from the Company after the date on which such remittance was due, the Company shall pay to the Master Servicer interest on any such late remittance at an annual rate equal to the prime rate announced to be in effect from time to time as published as the average rate in The Wall Street Journal (Northeast Edition), plus two percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Company’s Protected Account by the Company on the date such late payment is made and shall cover the period commencing with the day following the date on which such remittance was due and ending with the Business Day on which such remittance is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default with respect to the Company.

The Company shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Protected Account pursuant to subclauses (i), (ii), (iv), (v) and (vi) above. Prior to making any withdrawal from the Protected Account pursuant to subclause (iii), the Company shall deliver to the Trustee an Officer’s Certificate of a Servicing Officer indicating the amount of any previous Advance or Servicing Advance determined by the Company to be a Nonrecoverable Advance and identifying the related EMC Mortgage Loan(s), and their respective portions of such Nonrecoverable Advance.

Section 5.03  Reports to Master Servicer.

On or before the fifth Business Day of each month (or, with respect to information as to Full Principal Prepayments and prepayment penalties no later than one (1) Business Day after the end of each Prepayment Period), the Company shall furnish to the Master Servicer electronically in a format acceptable to the Master Servicer loan  accounting reports in the investor’s assigned loan number order to document the payment activity on each EMC Mortgage Loan on an individual mortgage loan basis and containing the data required by the forms attached hereto as Exhibit S, Exhibit T and Exhibit U, Exhibit X, Exhibit Y, Exhibit Z, Exhibit AA and Exhibit BB or in a format mutually agreed upon between the Company and the Master Servicer.

In addition, the Company shall provide to the Master Servicer and the Depositor:

(a)           any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Depositor or any such other participant shall request upon reasonable demand; and

(b)           such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Depositor and the Company or any such other participant.

Section 5.04  Collection of Taxes; Assessments and Similar Items; Escrow Accounts.

With respect to each EMC Mortgage Loan, to the extent required by the related Mortgage Note, the Company shall establish and maintain one or more accounts (each, an “Escrow Account”) and deposit and retain therein all collections from the Mortgagors (or advances by the Company) for the payment of taxes, assessments, hazard insurance premiums or comparable items for the account of the Mortgagors. Nothing herein shall require the Company to compel a Mortgagor to establish an Escrow Account in violation of applicable law.

Withdrawals of amounts so collected from the Escrow Accounts may be made only to effect timely payment of taxes, assessments, hazard insurance premiums, condominium or PUD association dues, or comparable items, to reimburse the Company out of related collections for any payments made with respect to each EMC Mortgage Loan pursuant to Section 3.01 (with respect to taxes and assessments and insurance premiums) and Section 3.05 (with respect to hazard insurance), to refund to any Mortgagors for any EMC Mortgage Loans any sums as may be determined to be overages, to pay interest, if required by law or the terms of the related Mortgage or Mortgage Note, to such Mortgagors on balances in the Escrow Account or to clear and terminate the Escrow Account at the termination of this Agreement in accordance with Section 11.01 thereof. The Escrow Account shall not be a part of the Trust Fund.

Section 5.05  Servicer Protected Accounts.

(a)  The Master Servicer shall enforce the obligation of the Company and the Servicers to establish and maintain a Protected Account in accordance with this Agreement and the Servicing Agreements, with records to be kept with respect thereto on a Mortgage Loan by Mortgage Loan basis, into which accounts shall be deposited within one Business Day (or as of such other time specified in the Servicing Agreements) of receipt all collections of principal and interest on any Mortgage Loan and with respect to any REO Property received by the Company or the related Servicer, including Principal Prepayments, Insurance Proceeds, Liquidation Proceeds, Subsequent Recoveries, and advances made from the Company’s or such Servicer’s own funds (less servicing compensation as permitted by this Agreement or the related Servicing Agreement) and all other amounts to be deposited in the Protected Accounts. Each of the Company and the Servicers are hereby authorized to make withdrawals from and deposits to the related Protected Account for purposes required or permitted by this Agreement. To the extent provided in this Agreement or any Servicing Agreement, the Protected Account shall be held in a Designated Depository Institution and segregated on the books of such institution in the name of the Trustee for the benefit of Certificateholders.

(b)  To the extent provided in this Agreement or any Servicing Agreement, amounts on deposit in a Protected Account may be invested in Permitted Investments in the name of the Trustee for the benefit of Certificateholders and, except as provided in the preceding paragraph, not commingled with any other funds, such Permitted Investments to mature, or to be subject to redemption or withdrawal, no later than the date on which such funds are required to be withdrawn for deposit in the Distribution Account, and shall be held until required for such deposit. The income earned from Permitted Investments made pursuant to this Section 5.05 shall be paid to the Company or the related Servicer under this Agreement or the related Servicing Agreement, and the risk of loss of moneys required to be distributed to the Certificateholders resulting from such investments shall be borne by and be the risk of the Company or the related Servicer, as the case may be. The Company or the related Servicer (to the extent provided in this Agreement or the related Servicing Agreement) shall deposit the amount of any such loss in the Protected Account within two Business Days of receipt of notification of such loss but not later than the second Business Day prior to the Distribution Date on which the moneys so invested are required to be distributed to the Certificateholders.

(c)  To the extent provided in this Agreement or the related Servicing Agreement and subject to this Article V, on or before each Remittance Date, the Company or the related Servicer shall withdraw or shall cause to be withdrawn from its Protected Account and shall immediately deposit or cause to be deposited in the Distribution Account amounts representing the following collections and payments (other than with respect to principal of or interest on the Mortgage Loans due on or before the Cut-off Date):

(i)  Scheduled Payments on the Mortgage Loans received or any related portion thereof advanced by the Company or the related Servicer pursuant to the related Servicing Agreement which were due on or before the related Due Date, net of the amount thereof comprising the Servicing Fees;

(ii)  Full Principal Prepayments and any Liquidation Proceeds received by the Company or the related Servicer with respect to such Mortgage Loans in the related Prepayment Period, with interest to the date of prepayment or liquidation, net of the amount thereof comprising the Servicing Fees and LPMI Fees, if any;

(iii)  Partial Principal Prepayments received by the Company or the related Servicer for such Mortgage Loans in the related Prepayment Period;

(iv)  Any amount to be used as an Advance; and

(v)  The amount of any Prepayment Charges collected with respect to the Mortgage Loans and the amount of any Prepayment Charges paid by the Company or the related Servicer in connection with the waiver of a Prepayment Charge in a manner that is not permitted under this Agreement or the related Servicing Agreement.

(d)  Withdrawals may be made from a Protected Account by the Company as described in Section 5.02 hereof and by the Master Servicer or the related Servicer only to make remittances as provided in Section 5.05(c); to reimburse the Master Servicer or the Servicer for Advances which have been recovered by subsequent collection from the related Mortgagor; to remove amounts deposited in error; to remove fees, charges or other such amounts deposited on a temporary basis; or to clear and terminate the account at the termination of this Agreement in accordance with Section 11.01. As provided in Section 5.05(c) certain amounts otherwise due to the related Servicer may be retained by the related Servicer and need not be deposited in the Master Servicer Collection Account.

Section 5.06  Master Servicer Collection Account.

The Master Servicer shall establish and maintain in the name of the Trustee, for the benefit of the Holders of the Certificates, the Master Servicer Collection Account as a segregated trust account or accounts. The Master Servicer Collection Account shall be an Eligible Account. The Master Servicer will deposit in the Master Servicer Collection Account as identified by the Master Servicer and as received by the Master Servicer, the following amounts:

(i)  any Advance and any Compensating Interest Payments;

(ii)  any Insurance Proceeds, Net Liquidation Proceeds or Subsequent Recoveries received by or on behalf of the Master Servicer or which were not deposited in a Protected Account;

(iii)  the Purchase Price with respect to any Mortgage Loans purchased by the Seller or Section 2.02 or 2.03, any amounts which are to be treated pursuant to Section 5.09 of this Agreement as the payment of such a Purchase Price, the Purchase Price with respect to any Mortgage Loans purchased by EMC pursuant to Section 4.21, and all proceeds of any Mortgage Loans or property acquired with respect thereto repurchased by the Depositor or its designee pursuant to Section 11.01;

(iv)  any amounts required to be deposited with respect to losses on investments of deposits in an Account; and

(v)  any other amounts received by or on behalf of the Master Servicer or the Trustee and required to be deposited in the Master Servicer Collection Account pursuant to this Agreement.

All amounts deposited to the Master Servicer Collection Account shall be held by the Master Servicer in the name of the Trustee in trust for the benefit of the Certificateholders in accordance with the terms and provisions of this Agreement. The requirements for crediting the Master Servicer Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of prepayment or late payment charges or assumption, tax service, statement account or payoff, substitution, satisfaction, release and other like fees and charges need not be credited by the Master Servicer or the related Servicer to the Distribution Account or the Master Servicer Collection Account, as applicable.  Reconciliations will be prepared for the Master Servicing Collection Account within 45 calendar days after the bank statement cut-off date. In the event that the Master Servicer shall deposit or cause to be deposited in the Distribution Account any amount not required to be credited thereto, the Trustee, upon receipt of a written request therefor signed by a Servicing Officer of the Master Servicer, shall promptly transfer such amount to the Master Servicer, any provision herein to the contrary notwithstanding.

Section 5.07  Permitted Withdrawals From the Master Servicer Collection Account.

The Master Servicer may from time to time make withdrawals from the Master Servicer Collection Account for the following purposes:

(i)  to reimburse the Master Servicer, the Company or the related Servicer for any Advance or Servicing Advance of its own funds, the right of the Master Servicer, the Company or the related Servicer to reimbursement pursuant to this subclause (i) being limited (1) to amounts received on a particular Mortgage Loan (including, for this purpose, the Purchase Price therefor, Insurance Proceeds and Liquidation Proceeds) which represent late payments or recoveries of the principal of or interest on such Mortgage Loan respecting which such Advance or Servicing Advance was made or (2) to the extent of Amounts Held for Future Distributions;  provided, however, any such Amounts Held For Future Distribution so applied to reimburse the Master Servicer, the Company or the related Servicer shall be replaced by the Master Servicer, the Company or the related Servicer by deposit in the Master Servicer Collection Account, no later than the close of business on the Remittance Date immediately preceding the Distribution Date on which such funds are required to be distributed pursuant to this Agreement and only to the extent there are not funds otherwise available in the Master Servicer Collection Account to make a required distribution on such Distribution Date;

(ii)  to reimburse the Master Servicer, the Company or the related Servicer from Insurance Proceeds or Liquidation Proceeds relating to a particular Mortgage Loan for amounts expended by the Master Servicer, the Company or the related Servicer in good faith in connection with the restoration of the related Mortgaged Property which was damaged by an uninsured cause or in connection with the liquidation of such Mortgage Loan;

(iii)  to reimburse the Master Servicer, the Company or the related Servicer from Insurance Proceeds relating to a particular Mortgage Loan for insured expenses incurred with respect to such Mortgage Loan and to reimburse the Master Servicer, the Company or the related Servicer from Liquidation Proceeds from a particular Mortgage Loan for Liquidation Expenses incurred with respect to such Mortgage Loan; provided that the Master Servicer shall not be entitled to reimbursement for Liquidation Expenses with respect to a Mortgage Loan to the extent that (i) any amounts with respect to such Mortgage Loan were paid as Excess Liquidation Proceeds pursuant to clause (x) of this Subsection (a) to the Master Servicer; and (ii) such Liquidation Expenses were not included in the computation of such Excess Liquidation Proceeds;

(iv)  to reimburse the Master Servicer, the Company or a Servicer for advances of funds pursuant to this Agreement or the related Servicing Agreement, and the right to reimbursement pursuant to this subclause being limited (1) to amounts received on the related Mortgage Loan (including, for this purpose, the Purchase Price therefor, Insurance Proceeds and Liquidation Proceeds) which represent late recoveries of the payments for which such advances were made or (2) to the extent of Amounts Held for Future Distributions; provided, however, any such Amounts Held For Future Distribution so applied to reimburse the Master Servicer, the Company or the related Servicer shall be replaced by the Master Servicer, the Company or the related Servicer by deposit in the Master Servicer Collection Account, no later than the close of business on the Remittance Date immediately preceding the Distribution Date on which such funds are required to be distributed pursuant to this Agreement and only to the extent there are not funds otherwise available in the Master Servicer Collection Account to make a required distribution on such Distribution Date;

(v)  to reimburse the Master Servicer, the Company or a Servicer for any Advance or advance, after a Realized Loss has been allocated with respect to the related Mortgage Loan if the Advance or advance has not been reimbursed pursuant to clauses (i) through (iv);

(vi)  to pay the Master Servicer as set forth in Section 4.14;

(vii)  to reimburse the Master Servicer for expenses, costs and liabilities incurred by and reimbursable to it pursuant to Sections 4.03, 8.04(c) and (d) and 12.02 or otherwise reimbursable to it pursuant to this Agreement;

(viii)  to pay to the Master Servicer, as additional servicing compensation, any Excess Liquidation Proceeds to the extent not retained by the Company or the related Servicer;

(ix)  to reimburse or pay the Company or the related Servicer any such amounts as are due thereto under this Agreement or the related Servicing Agreement and have not been retained by or paid to the Company or the related Servicer, to the extent provided herein and in the related Servicing Agreement;

(x)  the Purchase Price with respect to any Mortgage Loans purchased by the Seller or Section 2.02 or 2.03, any amounts which are to be treated pursuant to Section 5.09 of this Agreement as the payment of such a Purchase Price, the Purchase Price with respect to any Mortgage Loans purchased by EMC pursuant to Section 4.21, and all proceeds of any Mortgage Loans or property acquired with respect thereto repurchased by the Depositor or its designee pursuant to Section 11.01;

(xi)  any amounts required to be deposited with respect to losses on investments of deposits in the Master Servicer Collection Account;

No later than noon New York time on the Distribution Account Deposit Date for each Distribution Date, after making all applicable withdrawals with respect to such Distribution Date, the Master Servicer shall transfer all funds on deposit in the Master Servicer Collection Account to the Trustee for deposit in the Distribution Account.

The Master Servicer will, from time to time on demand of the Company, a Servicer or the Trustee, make or cause to be made such withdrawals or transfers from the account as the Master Servicer has designated for such transfer or withdrawal pursuant to this Agreement and the related Servicing Agreement. The Master Servicer may clear and terminate the account pursuant to Section 11.01 and remove amounts from time to time deposited in error.

In addition, on or before the Business Day prior to each Distribution Date, the Master Servicer shall deposit in the Distribution Account (or remit to the Trustee for deposit therein) any Monthly Advances required to be made by the Master Servicer with respect to the Mortgage Loans.

The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of accounting for any reimbursement from the Master Servicer Collection Account pursuant to subclauses (i) through (iv), inclusive, and (vi) or with respect to any such amounts which would have been covered by such subclauses had the amounts not been retained by the Master Servicer without being deposited in the Master Servicer Collection Account.

Section 5.08  Distribution Account.

(a)  The Trustee shall establish and maintain in the name of the Trustee, for the benefit of the Certificateholders, the Distribution Account as a segregated trust account or accounts.  The Distribution Account shall be an Eligible Account.  No later than noon New York time on the Distribution Account Deposit Date for each Distribution Date, after making all applicable withdrawals with respect to such Distribution Date, the Master Servicer will transfer all funds on deposit in the Master Servicer Collection Account to the Trustee for deposit in the Distribution Account pursuant to Section 5.07 and any other amounts received by or on behalf of the Master Servicer and required to be deposited in the Distribution Account pursuant to this Agreement.

(b)  All amounts deposited in the Distribution Account shall be held by the Trustee in the name of the Trustee in trust for the benefit of the Certificateholders in accordance with the terms and provisions of this Agreement. The requirements for crediting the Distribution Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges or assumption, tax service, statement account or payoff, substitution, satisfaction, release and other like fees and charges, need not be credited by the Master Servicer or the related Servicer to the Distribution Account. In the event that the Master Servicer shall deposit or cause to be deposited in the Distribution Account any amount not required to be credited thereto, the Trustee, upon receipt of a written request therefor signed by a Servicing Officer of the Master Servicer, shall promptly transfer such amount to the Master Servicer, any provision herein to the contrary notwithstanding.

(c)  The Distribution Account shall constitute a trust account of the Trust Fund segregated on the books of the Trustee and held by the Trustee and the Distribution Account and the funds deposited therein shall not be subject to, and shall be protected from, all claims, liens, and encumbrances of any creditors or depositors of the Trustee (whether made directly, or indirectly through a liquidator or receiver of the Trustee. The amount at any time credited to the Distribution Account may be held either uninvested in a trust or deposit account of the Trustee with no liability for interest or other compensation thereof or invested in the name of the Trustee, in such Permitted Investments as may be selected by the Trustee which mature not later than the Business Day next preceding the succeeding Distribution Date, except if such Permitted Investment is an obligation of or is managed by the institution that maintains such fund or account, then such Permitted Investment shall mature not later than such Distribution Date. Permitted Investments in respect of the Distribution Account shall not be sold or disposed of prior to their maturity. All investment earnings on amounts on deposit in the Distribution Account or benefit from funds uninvested therein from time to time shall be for the account of the Trustee. The Trustee shall be permitted to receive distribution of any and all investment earnings from the Distribution Account on each Distribution Date. If there is any loss on a Permitted Investment or demand deposit, the Trustee shall deposit the amount of the loss in the Distribution Account. With respect to the Distribution Account and the funds deposited therein, the Trustee shall take such action as may be necessary to ensure that the Certificateholders shall be entitled to the priorities afforded to such a trust account (in addition to a claim against the estate of the Trustee) as provided by 12 U.S.C. § 92a(e), and applicable regulations pursuant thereto, if applicable, or any applicable comparable state statute applicable to state chartered banking corporations.

(d)  In addition, on the Closing Date the Depositor shall deposit an amount equal to the Class R Deposit into the Distribution Account which shall be paid to the holders of the Class R Certificates on the first Distribution Date in accordance with Section 6.04.

Section 5.09  Permitted Withdrawals and Transfers from the Distribution Account.

(a)  The Trustee will make such withdrawals or transfers from the Distribution Account:

(i)  to reimburse the Trustee or the Custodian for expenses, costs and liabilities incurred by or reimbursable to it pursuant to this Agreement;

(ii)  to pay the Trustee as set forth in Section 10.05;

(iii)  to remove amounts deposited in error;

(iv)  to clear and terminate the Distribution Account pursuant to Section 11.01; and

(v)  On each Distribution Date, the Trustee shall distribute the Interest Funds and Principal Funds to the extent of funds on deposit in the Distribution Account to the Holders of the Certificates in accordance with the Remittance Report upon which the Trustee may conclusively rely.

ARTICLE VI

DISTRIBUTIONS AND ADVANCES

Section 6.01  Advances.

(a)  The Company shall make an Advance with respect to any EMC Mortgage Loan and remit such Advance to the Master Servicer for deposit in the Master Servicer Collection Account no later than 1:00 p.m. Eastern time on the Remittance Date in immediately available funds. The Master Servicer shall cause the related Servicer to remit any such Advance required pursuant to the terms of the related Servicing Agreement. The Company or the related Servicer, as applicable, shall be obligated to make any such Advance only to the extent that such advance would not be a Nonrecoverable Advance. If the Company or the related Servicer shall have determined that it has made a Nonrecoverable Advance or that a proposed Advance or a lesser portion of such Advance would constitute a Nonrecoverable Advance, the Company or the related Servicer, as the case may be, shall deliver (i) to the Master Servicer for the benefit of the Certificateholders constituting the portion of such Advance that is not deemed nonrecoverable, if applicable, and (ii) to the Depositor, the Master Servicer, each Rating Agency and the Trustee an Officer’s Certificate setting forth the basis for such determination. Subject to the Master Servicer’s recoverability determination, in the event that a Servicer (other than the Company) fails to make a required Advance, the Master Servicer, as successor servicer, shall be required to remit the amount of such Advance to the Distribution Account. If the Company or the Master Servicer were required to make an Advance but failed to do so, the Trustee upon receiving notice or becoming aware of such failure, and pursuant to the applicable terms of this Agreement, shall appoint a successor servicer or master servicer, as applicable, who will make such Advance, or the Trustee as successor master servicer shall be required to remit the amount of such Advance to the Master Servicer Collection Account, unless the Trustee shall have determined that such Advance is a Nonrecoverable Advance.  If the Trustee cannot find a successor servicer to replace the Company as Servicer the Trustee shall become the successor servicer and shall be required to remit the amount of such Advance to the Master Servicer Collection Account, unless the Trustee shall have determined that such Advance is a Nonrecoverable Advance.

In lieu of making all or a portion of such Advance from its own funds, the Company may (i) cause to be made an appropriate entry in its records relating to the Protected Account that any Amounts Held for Future Distribution has been used by the Company in discharge of its obligation to make any such Advance and (ii) transfer such funds from the Protected Account to the Master Servicer Collection Account. Any funds so applied and transferred shall be replaced by the Company by deposit in the Master Servicer Collection Account, no later than the close of business on the Remittance Date immediately preceding the Distribution Date on which such funds are required to be distributed pursuant to this Agreement.

The Company shall be entitled to be reimbursed from the Protected Account for all Advances of its own funds made pursuant to this Section as provided in Section 5.02. The obligation to make Advances with respect to any EMC Mortgage Loan shall continue until such EMC Mortgage Loan is paid in full or the related Mortgaged Property or related REO Property has been liquidated or until the purchase or repurchase thereof (or substitution therefor) from the Trust Fund pursuant to any applicable provision of this Agreement, except as otherwise provided in this Section 6.01.

(b)  If the Company or the related Servicer was required to make an Advance pursuant to this Agreement or the related Servicing Agreement and fails to make any required Advance, in whole or in part, the Master Servicer, as successor servicer, or an other successor servicer appointed by it, will remit to the Trustee, who in turn will deposit in the Distribution Account not later than the Business Day prior to the Distribution Date an amount equal to such required Advance to the extent not otherwise paid by the related Servicer, net of the Servicing Fee for such Mortgage Loan except to the extent the Master Servicer determines any such Advance to be nonrecoverable from Liquidation Proceeds, Insurance Proceeds or future payments on the Mortgage Loan for which such Advance was made. Subject to the foregoing, the Master Servicer shall continue to make such Advances through the date that the Company or the related Servicer is required to do so under this Agreement or the related Servicing Agreement, as applicable. If applicable, on the Business Day prior to the related Distribution Date, the Master Servicer shall present an Officer’s Certificate to the Trustee (i) stating that the Master Servicer elects not to make an Advance in a stated amount and (ii) detailing the reason it deems the advance to be nonrecoverable.

Subject to and in accordance with the provisions of Article IX hereof, in the event the Master Servicer fails to make such Advance, then the Trustee, as Successor Master Servicer, shall be obligated to make such Advance, subject to the provisions of this Section 6.01, in accordance with and subject to the terms of this Agreement (including its rights of reimbursement hereunder).

Section 6.02  Compensating Interest Payments.

(a)  In the event that there is a Prepayment Interest Shortfall arising from a voluntary Principal Prepayment in part or in full by the Mortgagor with respect to any EMC Mortgage Loan, the Company shall, to the extent of the Servicing Fee for such Distribution Date, deposit into the Distribution Account, as a reduction of the Servicing Fee for such Distribution Date, no later than the close of business on the Remittance Date immediately preceding such Distribution Date, an amount equal to the Prepayment Interest Shortfall; and in case of such deposit, the Company shall not be entitled to any recovery or reimbursement from the Depositor, the Trustee, the Seller, the Master Servicer, the Trust Fund or the Certificateholders.

(b)  The Master Servicer shall cause each Servicer under the related Servicing Agreement to remit any required Compensating Interest Payments to the Distribution Account on the Remittance Date..

Section 6.03  REMIC Distributions.

On each Distribution Date the Trustee shall be deemed to have allocated distributions to the REMIC Regular Interests in accordance with Section 6.07 hereof.

Section 6.04  Distributions.

(a)  On each Distribution Date, the Trustee will withdraw Available Funds from the Distribution Account for such Distribution Date and such amounts will be distributed to the Certificates in the following manner and priority:

first, concurrently as follows:

(I)
to the extent of Available Funds related to Subgroup 1, to the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates, on a pro rata basis, based on the respective amounts of Accrued Certificate Interest due on such Certificates, the Accrued Certificate Interest on such Classes for such Distribution Date, and then any Accrued Certificate Interest thereon remaining undistributed from previous Distribution Dates;

(II)
to the extent of Available Funds related to Subgroup 2, to the Class A-5, Class A-6, Class A-7 and Class X Certificates, on a pro rata basis, based on the respective amounts of Accrued Certificate Interest due on such Certificates, the Accrued Certificate Interest on such Classes for such Distribution Date, and then any Accrued Certificate Interest thereon remaining undistributed from previous Distribution Dates;

second, concurrently as follows:

(I)	(a)
to the extent of the remaining Available Funds related to Subgroup 1, to the Class A-3 Certificates and Class A-4 Certificates, concurrently on a pro rata basis, the Subgroup Principal Distribution Amount for Subgroup 1 up to the Priority Amount, as principal, in reduction of the Certificate Principal Balances thereof, until the Certificate Principal Balances thereof have been reduced to zero;

(b)
to the extent of the remaining Available Funds related to Subgroup 1, to the Class A-1 Certificates, as principal, the remaining Subgroup Principal Distribution Amount for Subgroup 1, in reduction of the Certificate Principal Balance thereof, until the Certificate Principal Balance thereof has been reduced to zero;

(c)
to the extent of the remaining Available Funds related to Subgroup 1, to the Class A-2 Certificates, as principal, the remaining Subgroup Principal Distribution Amount for Subgroup 1, in reduction of the Certificate Principal Balance thereof, until the Certificate Principal Balance thereof has been reduced to zero

(d)
to the extent of the remaining Available Funds related to Subgroup 1, to the Class A-3 Certificates and Class A-4 Certificates, concurrently on a pro rata basis, the remaining Subgroup Principal Distribution Amount for Subgroup 1 without regard to the Priority Amount, as principal, in reduction of the Certificate Principal Balances thereof, until the Certificate Principal Balances thereof have been reduced to zero; and

(II)
to the extent of the remaining Available Funds related to Subgroup 2, to the Class A-5 Certificates and Class A-7 Certificates, concurrently on a pro rata basis, as principal, the Subgroup Principal Distribution Amount for Subgroup 2, in reduction of the Certificate Principal Balances thereof, until the Certificate Principal Balances thereof have been reduced to zero.

third, to the Class PO Certificates, the Class PO Certificate Principal Distribution Amount for such Distribution Date to the extent of the remaining Available Funds, until the Certificate Principal Balance thereof has been reduced to zero; and

fourth, to the Class PO Certificates, the Class PO Certificate Deferred Payment Writedown Amount, provided, that (i) on any Distribution Date, distributions pursuant to this priority fourth shall not exceed the excess, if any, of (x) Available Funds remaining after giving effect to distributions pursuant to priority first through third above over (y) the sum of the amount of Accrued Certificate Interest for such Distribution Date and Accrued Certificate Interest remaining undistributed from previous Distribution Dates on all Classes of Subordinate Certificates then outstanding, (ii) such distributions shall not reduce the Certificate Principal Balance of the Class PO Certificates and (iii) no distribution will be made in respect of the Class PO Certificate Deferred Payment Writedown Amount on or after the Cross-Over Date.

(b)  Except as provided in paragraph (c) and (d) below, on each Distribution Date on or prior to the Cross-Over Date, an amount equal to the sum of the remaining Available Funds after the distributions in (a) above will be distributed sequentially, to the Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates, in that order, in each case up to an amount equal to and in the following order: (a) the Accrued Certificate Interest thereon for such Distribution Date, (b) any Accrued Certificate Interest thereon remaining undistributed from previous Distribution Dates and (c) such Class’s Allocable Share, if any, for such Distribution Date, in each case, to the extent of the sum of the remaining Available Funds.

(c)  On each Distribution Date prior to the Cross-Over Date but after the reduction of the Certificate Principal Balance of all of the Senior Certificates (other than the Class PO Certificates) related to a Subgroup to zero, the remaining Class or Classes of Senior Certificates (other than the Interest Only Certificates and Class PO Certificates) will be entitled to receive in reduction of their Certificate Principal Balances, pro rata based upon their Certificate Principal Balances immediately prior to such Distribution Date, in addition to any Principal Prepayments related to such remaining Senior Certificates’ respective Subgroup allocated to such Senior Certificates, 100% of the Principal Prepayments on any Mortgage Loan relating to the Class or Classes Senior Certificates of the fully repaid Subgroup (other than the Class PO Certificates); provided, however, if (A) the weighted average of the Subordinate Percentages on such Distribution Date equals or exceeds two times the initial weighted average of the Subordinate Percentages and (B) the aggregate Stated Principal Balance of the Mortgage Loans delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and bankruptcy and Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the Trust), averaged over the last six months, as a percentage of the sum of the aggregate Certificate Principal Balance of the Subordinate Certificates does not exceed 50%, then the additional allocation of Principal Prepayments to the Senior Certificates (other than the Interest Only Certificates and Class PO Certificates) in accordance with this paragraph (c) will not be made and 100% of the Principal Prepayments on any Mortgage Loan relating to the fully repaid Class or Classes of Senior Certificates will be allocated to the Subordinate Certificates.

(d)  If on any Distribution Date on which the aggregate Certificate Principal Balance of the Senior Certificates (other than the Interest Only Certificates and Class PO Certificates) would be greater than the aggregate Stated Principal Balance of the Mortgage Loans in the related Subgroup and any Subordinate Certificates are still outstanding, in each case, after giving effect to distributions to be made on such Distribution Date, (i) 100% of amounts otherwise allocable to the Subordinate Certificates in respect of principal will be distributed to the Senior Certificates (other than the Interest Only Certificates), pro rata, based upon their Certificate Principal Balances immediately prior to such Distribution Date, in reduction of the Certificate Principal Balances thereof, until the aggregate Certificate Principal Balance of the related Senior Certificates (other than the Interest Only Certificates and Class PO Certificates) is equal to the aggregate Stated Principal Balance of the Mortgage Loans in its related Subgroup, and (ii) the Accrued Certificate Interest otherwise allocable to the Subordinate Certificates on such Distribution Date will be reduced, if necessary, and distributed to such Class or Classes of Senior Certificates in an amount equal to the Accrued Certificate Interest for such Distribution Date on the excess of (x) the aggregate Certificate Principal Balance of the applicable Senior Certificates, over (y) the aggregate Stated Principal Balance of the Mortgage Loans in the related Subgroup. Any such reduction in the Accrued Certificate Interest on the Subordinate Certificates will be allocated in reverse order of the Subordinate Certificates’ numerical designations, commencing with the Class B-6 Certificates.

(e)  If, after distributions have been made pursuant to priority first of clause (a) above on any Distribution Date, the remaining Available Funds related to Subgroup 1 is less than the sum of the Subgroup Principal Distribution Amount for Subgroup 1 and Class PO Certificate Principal Distribution Amount or the remaining Available Funds related to Subgroup 2 is less than the Subgroup Principal Distribution Amount for Subgroup 2, such amounts shall be reduced, and such remaining funds will be distributed to the related Senior Certificates (other than the related Interest Only Certificates) on the basis of such reduced amounts. Notwithstanding any reduction in principal distributable to the Class PO Certificates pursuant to this paragraph, the Certificate Principal Balance of the Class PO Certificates shall be reduced not only by principal so distributed but also by the difference between (i) principal distributable to the Class PO Certificates in accordance with priority third of clause (a) above, and (ii) principal actually distributed to the Class PO Certificates after giving effect to this paragraph (such difference for the Class PO Certificates, the “Class PO Certificate Cash Shortfall”). The Class PO Certificate Cash Shortfall for the Class PO Certificates with respect to any Distribution Date will be added to the Class PO Certificate Deferred Payment Writedown Amount.

(f)  In addition, on the Distribution Date in July 2007, the Class R Certificates will each be paid $50 in reduction of its Certificate Principal Balance from the Class R Deposit in the Distribution Account.

(g)  Subject to Section 11.02 hereof respecting the final distribution, on each Distribution Date the Trustee shall make distributions to each Certificateholder of record on the preceding Record Date either by wire transfer in immediately available funds to the account of such Holder at a bank or other entity having appropriate facilities therefor, if (i) such Holder has so notified the Trustee at least 5 Business Days prior to the related Record Date and (ii) such Holder shall hold Regular Certificates with aggregate principal denominations of not less than $1,000,000 or evidencing a Percentage Interest aggregating 10% or more with respect to such Class or, if not, by check mailed by first class mail to such Certificateholder at the address of such Holder appearing in the Certificate Register. Notwithstanding the foregoing, but subject to Section 11.02 hereof respecting the final distribution, distributions with respect to Certificates registered in the name of a Depository shall be made to such Depository in immediately available funds.

(h)  On or before 2:00 p.m. Central Standard Time on the fifth Business Day immediately preceding each Distribution Date, the Master Servicer shall deliver a report to the Trustee in the form of a computer readable magnetic tape (or by such other means as the Master Servicer and the Trustee may agree from time to time) containing such data and information, as agreed to by the Master Servicer and the Trustee such as to permit the Trustee to prepare the Monthly Statement to Certificateholders and to direct the Trustee in writing to make the required distributions for the related Distribution Date (the “Remittance Report”); provided, however, in no event shall the Master Servicer be required to deliver such information to the Trustee earlier than 2:00 p.m. Central Standard Time on the 19th calendar day of the month.

Section 6.05  Allocation of Realized Losses.

(a)  On or prior to each Determination Date, the Master Servicer shall determine the amount of any Realized Loss in respect of each Subgroup in respect of each related Mortgage Loan that occurred during the immediately preceding calendar month.

(b)  The interest portion of Realized Losses with respect to each Subgroup shall be allocated to the related Certificates as described in Section 1.02 hereof.

(c)  On each Distribution Date, the PO Percentage of the principal portion of any Realized Loss on a Discount Mortgage Loan and any Class PO Certificate Cash Shortfall, subject to any amounts available to cover such Realized Losses or any Class PO Certificate Cash Shortfall through the operation of the Subordinate Writedown Amount as described in this paragraph, will be allocated to the Class PO Certificates until the Certificate Principal Balance of the Class PO Certificates is reduced to zero and the remainder of such Realized Losses will be allocated as described in the following paragraph below. With respect to any Distribution Date through the Cross-Over Date, the aggregate of all amounts so allocable to the Class PO Certificates on such date in respect of any Realized Losses and any Class PO Certificate Cash Shortfalls and all amounts previously allocated in respect of such Realized Losses or Class PO Certificate Cash Shortfalls and not distributed on prior Distribution Dates will be the “Class PO Certificate Deferred Amount.” To the extent funds are available therefor on any Distribution Date through the Cross-Over Date, distributions in respect of the Class PO Certificate Deferred Amount for the Class PO Certificates will be made in accordance with priority fourth of clause (a) under Section 6.04. No interest will accrue on the Class PO Certificate Deferred Amount. On each Distribution Date through the Cross-Over Date, the Certificate Principal Balance of the lowest ranking Class of Subordinate Certificates then outstanding will be reduced by the amount of any distributions in respect of any Class PO Certificate Deferred Amount on such Distribution Date in accordance with the priorities set forth above, through the operation of the Subordinate Certificate Writedown Amount. After the Cross-Over Date, no more distributions will be made in respect of, and applicable Realized Losses and Class PO Certificate Cash Shortfalls allocable to the Class PO Certificates shall not be added to, the Class PO Certificate Deferred Amount.

(d)  The Non-PO Percentage of the principal portion of Realized Losses on the Mortgage Loans will be allocated on any Distribution Date as follows: first, to the Class B-6 Certificates; second, to the Class B-5 Certificates; third, to the Class B-4 Certificates; fourth, to the Class B-3 Certificates; fifth, to the Class B-2 Certificates; and sixth, to the Class B-1 Certificates, in each case until the Certificate Principal Balance of such Class has been reduced to zero. Thereafter, the Non-PO Percentage of principal portion of Realized Losses on the Mortgage Loans will be allocated on any Distribution Date to the outstanding Class or Classes of related Senior Certificates (other than the Interest Only Certificates and Class PO Certificates), pro rata, based upon their respective Certificate Principal Balances; provided, however, any Realized Losses otherwise allocable to the Class A-1 Certificates will be allocated to the Class A-4 Certificates, until the Certificate Principal Balance of that Class has been reduced to zero, and then to the Class A-1 Certificates, and any Realized Losses otherwise allocable to the Class A-5 Certificates will be allocated to the Class A-7 Certificates, until the Certificate Principal Balance of that Class has been reduced to zero, and then to the Class A-5 Certificates.

(e)  No reduction of the Certificate Principal Balance of any Class of a Senior Certificate (other than the related Interest Only Certificates) shall be made on any Distribution Date on account of Realized Losses to the extent that such reduction would have the effect of reducing the aggregate Certificate Principal Balance of all of the Classes of such Senior Certificates (other than the related Interest Only Certificates) related to a Subgroup as of such Distribution Date to an amount less than the aggregate Stated Principal Balances of the Mortgage Loans in the related Subgroup as of the related Due Date.

(f)  All Realized Losses to be allocated to the Certificate Principal Balances of all related Classes on any Distribution Date shall be so allocated after the actual distributions to be made on such date as provided above. All references above to the Certificate Principal Balance of any Class of Certificates shall be to the Certificate Principal Balance of such Class immediately prior to the relevant Distribution Date, before reduction thereof by any Realized Losses, in each case to be allocated to such Class of Certificates, on such Distribution Date.

(g)  Any allocation of the principal portion of Realized Losses to a Certificate on any Distribution Date shall be made by reducing the Certificate Principal Balance thereof by the amount so allocated. No allocations of any Realized Losses shall be made to the Certificate Principal Balances of the Class P Certificates.

(h)  All Realized Losses and all other losses allocated to a Class of Certificates hereunder shall be allocated among the Certificates of such Class in proportion to the Percentage Interests evidenced thereby.

(i)  In addition, in the event that the Master Servicer receives any Subsequent Recoveries from the Company or the related Servicer, the Master Servicer shall deposit such funds into the Master Servicer Collection Account pursuant to Section 5.06. If, after taking into account such Subsequent Recoveries, the amount of a Realized Loss is reduced, the amount of such Subsequent Recoveries shall be applied to increase the Certificate Principal Balance of the related Class of Subordinate Certificates with the highest payment priority to which Realized Losses have been allocated, but not by more than the amount of Realized Losses previously allocated to that Class of Subordinate Certificates pursuant to this Section 6.05. Holders of Certificates shall not be entitled to any payment in respect of current interest on the amount of increases described herein for any Interest Accrual Period preceding the Distribution Date on which such increase occurs. Any such increases shall be applied to the Certificate Principal Balance of each related Subordinate Certificate of such Class in accordance with its respective Percentage Interest.

(j)  The principal portion of Realized Losses on the Mortgage Loans in each of the Subgroups shall be applied on each Distribution Date, first, to the related REMIC I Regular Interest ending with the designation “Sub,” so that the Uncertificated Principal Balance of each such REMIC I Regular Interest is equal to 0.1% of the excess of (x) the aggregate Stated Principal Balance of the Mortgage Loans in the related Subgroup (other than the PO Percentage of the Stated Principal Balance of any such Mortgage Loans) over (y) the aggregate Certificate Principal Balance of the Senior Certificates (other than the Class PO Certificates) in the related Subgroup (except that if any such excess is a larger number than in the preceding distribution period, the least amount of Realized Losses shall be applied to such REMIC I Regular Interests such that the REMIC I Subordinated Balance Ratio is maintained); and second, any remaining Realized Losses on the Mortgage Loans in each of the Subgroups shall be allocated to the related REMIC I Regular Interests ending with the designation “ZZZ” (except that if a Realized Loss is recognized with respect to a Discount Mortgage Loan, the PO Percentage of such Realized Loss shall be allocated to REMIC I Regular Interest PO). The principal portion of Realized Losses on the Mortgage Loans shall be allocated on each Distribution Date to the REMIC II Regular Interests in the same manner as Realized Losses are allocated to the Corresponding Certificates pursuant to Sections 6.05(c) and 6.05(d).

Section 6.06  Monthly Statements to Certificateholders.

(a)  Not later than each Distribution Date, the Trustee shall prepare and make available to each Holder of Certificates, the Master Servicer and the Depositor a statement setting forth for the Certificates:

(i)  the applicable accrual periods for calculating distributions and general distribution dates;

(ii)  the total cash flows received and the general sources thereof;

(iii)  the amount, if any, of fees or expenses accrued and paid, with an identification of the payee and the general purpose of such fees including the related amount of the Servicing Fees paid to or retained by the related Servicer or the Company for the related Due Period;

(iv)  the amount of the related distribution to Holders of the Class A (other than the Class A-6 Certificates), Class PO, Class R and Class B Certificates (by Class) allocable to principal, separately identifying (A) the aggregate amount of any Principal Prepayments included therein and (B) the aggregate of all scheduled payments of principal included therein;

(v)  the amount of such distribution to Holders of each Class of Class A, Class X and Class B Certificates allocable to interest

(vi)  the amount of the distribution made on such Distribution Date to the Holders of the Class P Certificates allocable to Prepayment Charges

(vii)  the Pass-Through Rate for each Class of Class A, Class X and Class B Certificates with respect to the current Interest Accrual Period;

(viii)  the number and Stated Principal Balance of all of the Mortgage Loans for the related Distribution Date, together with updated pool composition information including the following:  weighted average mortgage rate and weighted average remaining term;

(ix)  the Certificate Principal Balance or Certificate Notional Amount, as applicable, of each Class before and after giving effect (i) to all distributions allocable to principal on such Distribution Date and (ii) the allocation of any Realized Losses for such Distribution Date;

(x)  the number and aggregate Stated Principal Balance of the Mortgage Loans (A) Delinquent (exclusive of Mortgage Loans in foreclosure and bankruptcy and those Liquidated Mortgage Loans as of the end of a Prepayment Period) (1) 30 days Delinquent, (2) 60 days Delinquent and (3) 90 days or more Delinquent, (B) in foreclosure and Delinquent (1) 30 days Delinquent, (2) 60 days Delinquent and (3) 90 days or more Delinquent and (C) in bankruptcy and Delinquent (1) 30 days Delinquent, (2) 60 days Delinquent and (3) 90 days or more Delinquent, in each case as of the close of business on the last day of the calendar month preceding such Distribution Date;

(xi)  the amount of aggregate Advances included in the distribution on such Distribution Date (including the general purpose of such Advances), the aggregate amount of unreimbursed Advances as of the end of the Due Period, and the general source of funds for reimbursements;

(xii)  the cumulative amount of Realized Losses through the end of the preceding month;

(xiii)  unless otherwise previously reported in the Form 10-D, material modifications, extensions or waivers to Mortgage Loan terms, fees, penalties or payments during the preceding calendar month or that have become material over time;

(xiv)  with respect to any Mortgage Loan that was liquidated during the preceding calendar month, the aggregate Stated Principal Balance of, and Realized Loss on, such Mortgage Loans as of the close of business on the Determination Date preceding such Distribution Date;

(xv)  unless otherwise previously reported in the Form 10-D, material breaches of pool asset representation or warranties or transaction covenants which have been reported to the Trustee in accordance with this Agreement or the related Servicing Agreement;

(xvi)  the total number and principal balance of any real estate owned or REO Properties as of the end of the related Due Period;

(xvii)  the three month rolling average of the percent equivalent of a fraction, the numerator of which is the aggregate Stated Principal Balance of the Mortgage Loans that are 60 days or more Delinquent or are in bankruptcy or foreclosure or are REO Properties, and the denominator of which is the aggregate Stated Principal Balance of all of the Mortgage Loans in each case as of the end of the Prepayment Period;

(xviii)  the Realized Losses as of the close of business on the last day of the calendar month preceding such Distribution Date and the cumulative Realized Losses through the end of the preceding month;

(xix)  information on loss and delinquency used for determining early amortization, liquidation, stepdowns or other performance triggers and whether the trigger was met;

(xx)  the amount of the Prepayment Charges remitted by the Servicers and the amount on deposit in the Reserve Fund; and

(xxi)  updated pool composition data including the following:  weighted average mortgage rate and weighted average remaining term.

The Trustee may make the foregoing Monthly Statement (and, at its option, any additional files containing the same information in an alternative format) available each month to Certificateholders via the Trustee’s internet website. The Trustee’s internet website shall initially be located at “www.ctslink.com”. Assistance in using the website can be obtained by calling the Trustee’s customer service desk at (866) 846-4526. Parties that are unable to use the above distribution options are entitled to have a paper copy mailed to them via first class mail by calling the customer service desk and indicating such. The Trustee may change the way Monthly Statements are distributed in order to make such distributions more convenient or more accessible to the above parties.

(b)  The Trustee’s responsibility for making the above information available to the Certificateholders is limited to the availability, timeliness and accuracy of the information derived from the Master Servicer, the Company and the Servicers. The Trustee will make available a copy of each statement provided pursuant to this Section 6.06 to each Rating Agency.

(c)  Within a reasonable period of time after the end of each calendar year, the Trustee shall furnish upon request to each Person who at any time during the calendar year was a Certificateholder, the information set forth in clauses (a)(iv) and (a)(v) of this Section 6.06 aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trustee or the Trustee pursuant to any requirements of the Code as from time to time in effect.

(d)  Upon filing with the Internal Revenue Service, the Trustee shall furnish to the Holders of the Residual Certificates the applicable Form 1066 and each applicable Form 1066Q and shall respond promptly to written requests made not more frequently than quarterly by any Holder of a Residual Certificate with respect to the following matters:

(i)  The original projected principal and interest cash flows on the Closing Date on each class of Regular Interests and Residual Interests created hereunder and on the Mortgage Loans, based on the Prepayment Assumption;

(ii)  The projected remaining principal and interest cash flows as of the end of any calendar quarter with respect to each class of Regular Interests and Residual Interests created hereunder and the Mortgage Loans, based on the Prepayment Assumption;

(iii)  The applicable Prepayment Assumption and any interest rate assumptions used in determining the projected principal and interest cash flows described above;

(iv)  The original issue discount (or, in the case of the Mortgage Loans, market discount) or premium accrued or amortized through the end of such calendar quarter with respect to each class of Regular Interests or Residual Interests created hereunder and to the Mortgage Loans, together with each constant yield to maturity used in computing the same;

(v)  The treatment of Realized Losses with respect to the Mortgage Loans or the Regular Interests created hereunder, including the timing and amount of any cancellation of indebtedness income of a REMIC with respect to such Regular Interests or bad debt deductions claimed with respect to the related Mortgage Loans;

(vi)  The amount and timing of any non-interest expenses of a REMIC; and

(vii)  Any taxes (including penalties and interest) imposed on the REMIC, including, without limitation, taxes on “prohibited transactions,” “contributions” or “net income from foreclosure property” or state or local income or franchise taxes.

The information pursuant to clauses (i), (ii), (iii) and (iv) above shall be provided by the Depositor pursuant to Section 10.12.

Section 6.07  REMIC Designations and REMIC Distributions.

(a)  The Trustee shall elect that each of REMIC I, REMIC II and REMIC III shall be treated as a REMIC under Section 860D of the Code. Any inconsistencies or ambiguities in this Agreement or in the administration of this Agreement shall be resolved in a manner that preserves the validity of such REMIC elections. The assets of REMIC I shall include the Mortgage Loans and all interest owing in respect of and principal due thereon, the Distribution Account, the Protected Accounts, any REO Property, any proceeds of the foregoing and any other assets subject to this Agreement (other than any Prepayment Charge Waiver Amounts). The REMIC I Regular Interests shall constitute the assets of REMIC II. The REMIC II Regular Interests shall constitute the assets of REMIC III.

(b)  On each Distribution Date, the Available Funds, in the following order of priority, shall be deemed to be distributed by REMIC I to REMIC II on account of the REMIC I Regular Interests (other than REMIC I Regular Interest P) or withdrawn from the Distribution Account and distributed to the Holders of the Class R-1 Certificates, as the case may be:

(i)  from the portion of the Available Funds consisting of the Class R Deposit, to the holders of REMIC I Regular Interest R-2/R-3, as principal, in reduction of the Uncertificated Principal Balance thereof, until the reduced to zero;

(ii)  from the Interest Funds for each Subgroup, to the holders of each of REMIC I Regular Interest 1-Sub, REMIC I Regular Interest 1-ZZZ, REMIC I Regular Interest 2-Sub, REMIC I Regular Interest 2-ZZZ and REMIC I Regular Interest X, in each case related to such Subgroup, pro rata, an amount equal to (A) the Uncertificated Accrued Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates;

(iii)  from the Principal Funds for each Subgroup, as follows:

(A)  first, to the holders of each related REMIC I Regular Interest ending with the designation “Sub”, so that the Uncertificated Principal Balance of each such REMIC I Regular Interest is equal to 0.1% of the excess of (x) the aggregate Stated Principal Balance of the Mortgage Loans in the related Subgroup (other than the PO Percentage of the Stated Principal Balance of any such Mortgage Loans) over (y) the aggregate Certificate Principal Balance of the Senior Certificates in such Subgroup (other than the Class PO Certificates) (except that if any such excess is a larger number than in the preceding distribution period, the least amount of funds shall be distributed to such REMIC I Regular Interests such that the REMIC I Subordinated Balance Ratio is maintained); and

(iv)  (B)           second, to the holders of each related REMIC I Regular Interest ending with the designation “ZZZ” (provided that a portion of the remaining Principal Funds equal to the Class PO Certificate Principal Distribution Amount attributable to the Discount Mortgage Loans shall be distributed to REMIC I Regular Interest PO); and

(iv)           any remaining amount to the Holders of the Class R-1 Certificates.

(c)  On each Distribution Date, all amounts representing Prepayment Charges shall be deemed to be distributed in respect of REMIC I Regular Interest P, provided that such amounts shall not reduce the Uncertificated Principal Balance of REMIC I Regular Interest P. On the Distribution Date immediately following the expiration of the latest Prepayment Charge term as identified on the Mortgage Loan Schedule, $100 shall be deemed to be distributed in respect of REMIC I Regular Interest P in reduction of the Uncertificated Principal Balance thereof.

(d)  On each Distribution Date, the Available Funds, in the following order of priority, shall be deemed to be distributed by REMIC II to REMIC III on account of the REMIC II Regular Interests (other than REMIC II Regular Interest P) or withdrawn from the Distribution Account and distributed to the Holders of the Class R-2 Certificates, as the case may be:

(i)  from Interest Funds for each Subgroup, to the holders of the related REMIC II Regular Interests (other than REMIC II Regular Interest P), in the same manner and priority as paid to the Corresponding Certificates for each such REMIC II Regular Interest, the Uncertificated Accrued Interest for such Distribution Date, plus any amounts in respect thereof remaining unpaid from previous Distribution Dates; and

(ii)  from Principal Funds for each Subgroup and the Class R Deposit, to the holders of the related REMIC II Regular Interests (other than REMIC II Regular Interest P), allocated in the same manner and priority as paid to the Corresponding Certificates for each such REMIC II Regular Interest, until the Uncertificated Principal Balances thereof have been reduced to zero; and

(iii)  any remaining amount to the Holders of the Class R-2 Certificates.

(e)  On each Distribution Date, all amounts representing Prepayment Charges distributed in respect of REMIC I Regular Interest P shall be deemed to be distributed in respect of REMIC II Regular Interest P, provided that such amounts shall not reduce the Uncertificated Principal Balance of REMIC II Regular Interest P.  On the Distribution Date immediately following the expiration of the latest Prepayment Charge term as identified on the Mortgage Loan Schedule, $100 shall be deemed to be distributed in respect of REMIC II Regular Interest P in reduction of the Uncertificated Principal Balance thereof.

Section 6.08  Class P Certificate Account.

The Trustee shall establish and maintain with itself a separate, segregated trust account for each of the Class P Certificates, titled “Bear Stearns Asset Backed Securities I Trust 2007-AC-5 Class P Certificate Account” (the “Class P Certificate Account”). On the Closing Date, the Depositor shall deposit, or cause to be deposited, in the Class P Certificate Account $100.00. Prepayment charges shall be allocated to the Class P Certificate. The amount on deposit in the Class P Certificate Account shall be held uninvested. On the Distribution Date immediately following the expiration of the latest Prepayment Charge term as identified on the Mortgage Loan Schedule, the Trustee shall withdraw the amount on deposit in the Class P Certificate Account and remit such amount to the Holders of the Class P Certificates in reduction of the Certificate Principal Balance thereof.

ARTICLE VII

THE CERTIFICATES

Section 7.01  The Certificates.

The Certificates shall be substantially in the forms attached hereto as Exhibits A-1 through A-6. The Certificates shall be issuable in registered form, in the minimum dollar denominations, integral dollar multiples in excess thereof (except that one Certificate of each Class may be issued in a different amount which must be in excess of the applicable minimum dollar denomination) and aggregate dollar denominations as set forth in the following table:

Class	Minimum Denomination	Integral Multiple in Excess of Minimum	Initial Certificate Principal Balance	Pass-Through Rate
A-1	$100,000	$1.00	$141,766,000.00	Class A-1 Pass-Through Rate
A-2	$1,000	$1.00	$20,856,000.00	Class A-2 Pass-Through Rate
A-3	$100,000	$1.00	$15,305,000.00	Class A-3 Pass-Through Rate
A-4	$100,000	$1.00	$2,764,000.00	Class A-4 Pass-Through Rate
A-5	$100,000	$1.00	$226,630,000.00	Class A-5 Pass-Through Rate
A-6	$100,000	$1.00	$(1)	Class A-6 Pass-Through Rate
A-7	$100,000	$1.00	$4,425,000.00	Class A-7 Pass-Through Rate
PO	$100,000	$1.00	$1,037,274.14	0.00%(2)
X	$100,000	$1.00	$(1)	Class X Pass-Through Rate
B-1	$100,000	$1.00	$13,947,000.00	Class B Pass-Through Rate
B-2	$100,000	$1.00	$7,873,000.00	Class B Pass-Through Rate
B-3	$100,000	$1.00	$4,949,000.00	Class B Pass-Through Rate
B-4	$100,000	$1.00	$3,150,000.00	Class B Pass-Through Rate
B-5	$100,000	$1.00	$1,800,000.00	Class B Pass-Through Rate
B-6	$100,000	$1.00	$5,402,088.19	Class B Pass-Through Rate
P	$100	N/A	$100.00	0.00%(2)
R-1	100%	N/A	N/A	N/A(2)
R-2	100%	N/A	N/A	N/A(2)
R-3	100%	N/A	N/A	N/A(2)

(1)
The Class A-6 Certificates and Class X Certificates do not have a Certificate Principal Balance.  The Class A-6 Certificates have an initial Notional Amount equal to $231,055,000.00 and for any subsequent Distribution Date will have a Notional Amount equal to the aggregate Certificate Principal Balance of the Class A-5 Certificates and Class A-7 Certificates.  For federal income tax purposes, the Class A-6 Certificates will have a Notional Amount equal to the aggregate Uncertificated Principal Balance of REMIC II Regular Interests A-5 and A-7.  The Class X Certificates have an initial Notional Amount equal to $76,256,844.51 and for any subsequent Distribution Date will have a Notional Amount equal to the aggregate Stated Principal Balance of the Mortgage Loans with Net Mortgage Rates greater than or equal to 7.000% per annum.  For federal income tax purposes, the Class X Certificates will have a Notional Amount equal to the Uncertificated Notional Amount for REMIC II Regular Interest X.

(2)	The Class PO, Class R-1, Class R-2, Class R-3 and Class P Certificates are not entitled to distributions in respect of interest

The Certificates shall be executed by manual or facsimile signature on behalf of the Trustee by an authorized officer. Certificates bearing the manual or facsimile signatures of individuals who were, at the time when such signatures were affixed, authorized to sign on behalf of the Trustee shall bind the Trustee, notwithstanding that such individuals or any of them have ceased to be so authorized prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such authentication and delivery. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate the countersignature of the Trustee by manual signature, and such countersignature upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly countersigned and delivered hereunder. All Certificates shall be dated the date of their countersignature. On the Closing Date, the Trustee shall authenticate the Certificates to be issued at the written direction of the Depositor, or any affiliate thereof.

The Depositor shall provide, or cause to be provided, to the Trustee on a continuous basis, an adequate inventory of Certificates to facilitate transfers.

Section 7.02  Certificate Register; Registration of Transfer and Exchange of Certificates.

(a)  The Trustee shall maintain, or cause to be maintained in accordance with the provisions of Section 7.09 hereof, a Certificate Register for the Trust Fund in which, subject to the provisions of subsections (b) and (c) below and to such reasonable regulations as it may prescribe, the Trustee shall provide for the registration of Certificates and of Transfers and exchanges of Certificates as herein provided. Upon surrender for registration of Transfer of any Certificate, the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class and of like aggregate Percentage Interest.

At the option of a Certificateholder, Certificates may be exchanged for other Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest upon surrender of the Certificates to be exchanged at the office or agency of the Trustee. Whenever any Certificates are so surrendered for exchange, the Trustee shall execute, authenticate, and deliver the Certificates that the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for registration of Transfer or exchange shall be accompanied by a written instrument of Transfer in form satisfactory to the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge to the Certificateholders shall be made for any registration of Transfer or exchange of Certificates, but payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any Transfer or exchange of Certificates may be required.

All Certificates surrendered for registration of Transfer or exchange shall be canceled and subsequently destroyed by the Trustee in accordance with the Trustee’s customary procedures.

(b)  No Transfer of a Private Certificate shall be made unless such Transfer is made pursuant to an effective registration statement under the Securities Act and any applicable state securities laws or is exempt from the registration requirements under the Securities Act and such state securities laws. In the event that a Transfer is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such Transfer and such Certificateholder’s prospective transferee shall each certify to the Trustee in writing the facts surrounding the Transfer in substantially the forms set forth in Exhibit D (the “Transferor Certificate”) and (x) deliver a letter in substantially the form of either Exhibit E (the “Investment Letter”) or Exhibit F (the “Rule 144A Letter”) or (y) there shall be delivered to the Trustee an Opinion of Counsel addressed to the Trustee that such Transfer may be made pursuant to an exemption from the Securities Act, which Opinion of Counsel shall not be an expense of the Depositor, the Mortgage Loan Sellers, the Master Servicer or the Trustee; provided, however, that such representation letters will not be required in connection with any transfer of any such Certificate by the Depositor to an affiliate of the Depositor and the Trustee and the Trustee shall be entitled to conclusively rely upon a representation (which, upon the request of the Trustee, shall be a written representation) from the Depositor of the status of such transferee as an affiliate of the Depositor. The Depositor shall provide to any Holder of a Private Certificate and any prospective transferee designated by any such Holder, information regarding the related Certificates and the Mortgage Loans and such other information as shall be necessary to satisfy the condition to eligibility set forth in Rule 144A(d)(4) for Transfer of any such Certificate without registration thereof under the Securities Act pursuant to the registration exemption provided by Rule 144A. The Trustee and the Master Servicer shall cooperate with the Depositor in providing the Rule 144A information referenced in the preceding sentence, including providing to the Depositor such information regarding the Certificates, the Mortgage Loans and other matters regarding the Trust Fund as the Depositor shall reasonably request to meet its obligation under the preceding sentence. Notwithstanding the provisions of the immediately preceding sentence, no restrictions shall apply with respect to the transfer or registration of transfer of a beneficial interest in any Certificate that is a Global Certificate of a Class to a transferee that takes delivery in the form of a beneficial interest in the Global Certificate of such Class provided that each such transferee shall be deemed to have made such representations and warranties contained in the Rule 144A and Related Matters Certificate as are sufficient to establish that it is a QIB. Each Holder of a Private Certificate desiring to effect such Transfer shall, and does hereby agree to, indemnify the Trustee, the Depositor, the Mortgage Loan Sellers, the Trustee and the Master Servicer against any liability that may result if the Transfer is not so exempt or is not made in accordance with such federal and state laws.

No Transfer of an ERISA Restricted Certificate or Class B-4, Class B-5 or Class B-6 Certificate shall be made unless either (i) the Master Servicer and the Trustee shall have received a representation from the transferee of such Certificate acceptable to and in form and substance satisfactory to the Master Servicer and the Trustee, to the effect that such transferee is not an employee benefit plan subject to Section 406 of ERISA and/or a plan subject to Section 4975 of the Code, or a Person acting on behalf of any such plan or using the assets of any such plan, or (ii) in the case of any such ERISA Restricted Certificate presented for registration in the name of an employee benefit plan subject to ERISA, or a plan subject to Section 4975 of the Code (or comparable provisions of any subsequent enactments), or a trustee of any such plan or any other person acting on behalf of any such plan, the Trustee shall have received an Opinion of Counsel for the benefit of the Trustee and the Master Servicer and on which they may rely, satisfactory to the Trustee, to the effect that the purchase and holding of such ERISA Restricted Certificate is permissible under applicable law, will not constitute or result in the assets of the Trust being deemed to be “plan assets” within the meaning of Department of Labor Regulation 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA (“Plan Assets”), will not result in any prohibited transactions under ERISA or Section 4975 of the Code and will not subject the Trustee, the Master Servicer or the Depositor to any obligation in addition to those expressly undertaken in this Agreement, which Opinion of Counsel shall not be an expense of the Trustee, the Master Servicer or the Depositor, or, in the case of a Class B-4, Class B-5 or Class B-6 Certificate, the transferee provides a representation, or deemed representation in the case of the Global Certificate or an opinion of counsel to the effect that the proposed transfer and holding of such Certificate and the servicing, management and operation of the Trust and its assets: (I) will not result in any prohibited transaction which is not covered under an individual or class prohibited transaction exemption, including, but not limited to, Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60 or PTCE 96-23 and (II) will not  give rise to any additional obligations on the part of the Depositor, the Trustee or the Master Servicer.  Notwithstanding anything else to the contrary herein, any purported transfer of an ERISA Restricted Certificate to or on behalf of an employee benefit plan subject to Section 406 of ERISA and/or a plan subject to Section 4975 of the Code without the delivery of the Opinion of Counsel as described above shall be void and of no effect; provided that the restriction set forth in this sentence shall not be applicable if there has been delivered to the Trustee an Opinion of Counsel meeting the requirements of clause (ii) of the first sentence of this paragraph. Neither the Trustee nor the Master Servicer shall be required to monitor, determine or inquire as to compliance with the transfer restrictions with respect to any ERISA Restricted Certificate that is a Book-Entry Certificate, and neither the Trustee nor the Master Servicer shall have any liability for transfers of any such Book-Entry Certificates made through the book-entry facilities of any Depository or between or among participants of the Depository or Certificate Owners made in violation of the transfer restrictions set forth herein. Neither the Trustee nor the Master Servicer shall be under any liability to any Person for any registration of transfer of any ERISA Restricted Certificate that is in fact not permitted by this Section 7.02(b) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement. The Trustee shall be entitled, but not obligated, to recover from any Holder of any ERISA Restricted Certificate that was in fact an employee benefit plan subject to Section 406 of ERISA or a plan subject to Section 4975 of the Code or a Person acting on behalf of any such plan at the time it became a Holder or, at such subsequent time as it became such a plan or Person acting on behalf of such a plan, all payments made on such ERISA Restricted Certificate at and after either such time. Any such payments so recovered by the Trustee shall be paid and delivered by the Trustee to the last preceding Holder of such Certificate that is not such a plan or Person acting on behalf of a plan.

Each beneficial owner of a Class B Certificate, except for a Class B-4, Class B-5 or Class B-6 Certificate, or any interest therein shall be deemed to have represented, by virtue of its acquisition or holding of that certificate or interest therein, that either (i) it is not a Plan or investing with Plan Assets, (ii) it has acquired and is holding such certificate in reliance on the Exemption, and that it understands that there are certain conditions to the availability of the Exemption, including that the certificate must be rated, at the time of purchase, not lower than “BBB-”(or its equivalent) by S&P, Fitch Ratings, Dominion Bond Rating Service Limited (known as DBRS Limited), Dominion Bond Rating Service, Inc. (known as DBRS, Inc.) or Moody’s, and the certificate is so rated or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in Prohibited Transaction Class Exemption (“PTCE”) 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

(c)  Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

(i)  Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee.

(ii)  No Ownership Interest in a Residual Certificate may be registered on the Closing Date or thereafter transferred, and the Trustee shall not register the Transfer of any Residual Certificate unless, in addition to the certificates required to be delivered to the Trustee under subparagraph (b) above, the Trustee shall have been furnished with an affidavit and agreement of the initial owner or the proposed transferee in the form attached hereto as Exhibit C (a “Transferee Affidavit”) and an affidavit of the transferor in the form attached hereto as Exhibit CC (a “Transferor Affidavit”).

(iii)  Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (A) to obtain a Transferee Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest in a Residual Certificate, (B) to obtain a Transferee Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of a Residual Certificate, (C) not to Transfer its Ownership Interest in a Residual Certificate or to cause the Transfer of an Ownership Interest in a Residual Certificate to any other Person if it has actual knowledge that such Person is not a Permitted Transferee and (D) to provide the Trustee and the Depositor with a Transferor Affidavit.

(iv)  Any attempted or purported Transfer of any Ownership Interest in a Residual Certificate in violation of the provisions of this Section 7.02(c) shall be absolutely null and void and shall vest no rights in the purported Transferee. If any purported transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 7.02(c), then the last preceding Permitted Transferee shall be restored to all rights as Holder thereof retroactive to the date of registration of Transfer of such Residual Certificate. The Trustee shall not be under any liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by Section 7.02(b) and this Section 7.02(c) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the Transfer was registered after receipt of the related Transferee Affidavit and Transferor Affidavit. The Trustee shall be entitled but not obligated to recover from any Holder of a Residual Certificate that was in fact not a Permitted Transferee at the time it became a Holder or, at such subsequent time as it became other than a Permitted Transferee, all payments made on such Residual Certificate at and after either such time. Any such payments so recovered by the Trustee shall be paid and delivered by the Trustee to the last preceding Permitted Transferee of such Certificate.

(v)  The Master Servicer shall make available within 60 days of written request from the Trustee, all information necessary to compute any tax imposed under Section 860E(e) of the Code as a result of a Transfer of an Ownership Interest in a Residual Certificate to any Holder who is not a Permitted Transferee.

The restrictions on Transfers of a Residual Certificate set forth in this Section 7.02(c) shall cease to apply (and the applicable portions of the legend on a Residual Certificate may be deleted) with respect to Transfers occurring after delivery to the Trustee of an Opinion of Counsel addressed to the Trustee, which Opinion of Counsel shall not be an expense of the Trustee, the Mortgage Loan Sellers or the Master Servicer to the effect that the elimination of such restrictions will not cause REMIC I, REMIC II or REMIC III, as applicable, to fail to qualify as a REMIC at any time that the Certificates are outstanding or result in the imposition of any tax on the Trust Fund, a Certificateholder or another Person. Each Person holding or acquiring any Ownership Interest in a Residual Certificate hereby consents to any amendment of this Agreement that, based on an Opinion of Counsel addressed to the Trustee and furnished to the Trustee, is reasonably necessary (a) to ensure that the record ownership of, or any beneficial interest in, a Residual Certificate is not transferred, directly or indirectly, to a Person that is not a Permitted Transferee and (b) to provide for a means to compel the Transfer of a Residual Certificate that is held by a Person that is not a Permitted Transferee to a Holder that is a Permitted Transferee.

(d)  The preparation and delivery of all certificates and opinions referred to above in this Section 7.02 shall not be an expense of the Trust Fund, the Trustee, the Depositor, the Mortgage Loan Sellers or the Master Servicer.

(e)  Subject to Subsection 7.02(i), so long as a Global Certificate of such Class is outstanding and is held by or on behalf of the Depository, transfers of beneficial interests in such Global Certificate, or transfers by holders of Individual Certificates of such Class to transferees that take delivery in the form of beneficial interests in the Global Certificate, may be made only in accordance with Subsection 7.02(b) and in accordance with the rules of the Depository:

(i)  In the case of a beneficial interest in the Global Certificate being transferred to an Institutional Accredited Investor, such transferee shall be required to take delivery in the form of an Individual Certificate or Certificates and the Trustee shall register such transfer only upon compliance with the provisions of Subsection 7.02(b).

(ii)  In the case of a beneficial interest in a Class of Global Certificates being transferred to a transferee that takes delivery in the form of an Individual Certificate or Certificates of such Class, except as set forth in clause (i) above, the Trustee shall register such transfer only upon compliance with the provisions of Subsection 7.02(b).

(iii)  In the case of an Individual Certificate of a Class being transferred to a transferee that takes delivery in the form of a beneficial interest in a Global Certificate of such Class, the Trustee shall register such transfer if the transferee has provided the Trustee with a Rule 144A and Related Matters Certificate or comparable evidence as to its QIB status.

(iv)  No restrictions shall apply with respect to the transfer or registration of transfer of a beneficial interest in the Global Certificate of a Class to a transferee that takes delivery in the form of a beneficial interest in the Global Certificate of such Class; provided that each such transferee shall be deemed to have made such representations and warranties contained in the Rule 144A and Related Matters Certificate as are sufficient to establish that it is a QIB.

(f)  Subject to Subsection 7.02(h), an exchange of a beneficial interest in a Global Certificate of a Class for an Individual Certificate or Certificates of such Class, an exchange of an Individual Certificate or Certificates of a Class for a beneficial interest in the Global Certificate of such Class and an exchange of an Individual Certificate or Certificates of a Class for another Individual Certificate or Certificates of such Class (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and, in the case of the Global Certificate of such Class, so long as such Certificate is outstanding and is held by or on behalf of the Depository) may be made only in accordance with this Subsection 7.02(f) and in accordance with the rules of the Depository:

(i)  A holder of a beneficial interest in a Global Certificate of a Class may at any time exchange such beneficial interest for an Individual Certificate or Certificates of such Class.

(ii)  A holder of an Individual Certificate or Certificates of a Class may exchange such Certificate or Certificates for a beneficial interest in the Global Certificate of such Class if such holder furnishes to the Trustee a Rule 144A and Related Matters Certificate or comparable evidence as to its QIB status.

(iii)  A holder of an Individual Certificate of a Class may exchange such Certificate for an equal aggregate principal amount of Individual Certificates of such Class in different authorized denominations without any certification.

(g)  (i)           Upon acceptance for exchange or transfer of an Individual Certificate of a Class for a beneficial interest in a Global Certificate of such Class as provided herein, the Trustee shall cancel such Individual Certificate and shall (or shall request the Depository to) endorse on the schedule affixed to the applicable Global Certificate (or on a continuation of such schedule affixed to the Global Certificate and made a part thereof) or otherwise make in its books and records an appropriate notation evidencing the date of such exchange or transfer and an increase in the certificate balance of the Global Certificate equal to the certificate balance of such Individual Certificate exchanged or transferred therefor.

(ii)  Upon acceptance for exchange or transfer of a beneficial interest in a Global Certificate of a Class for an Individual Certificate of such Class as provided herein, the Trustee shall (or shall request the Depository to) endorse on the schedule affixed to such Global Certificate (or on a continuation of such schedule affixed to such Global Certificate and made a part thereof) or otherwise make in its books and records an appropriate notation evidencing the date of such exchange or transfer and a decrease in the certificate balance of such Global Certificate equal to the certificate balance of such Individual Certificate issued in exchange therefor or upon transfer thereof.

(h)  Any Individual Certificate issued in exchange for or upon transfer of another Individual Certificate or of a beneficial interest in a Global Certificate shall bear the applicable legends set forth in Exhibit A-5.

(i)  Subject to the restrictions on transfer and exchange set forth in this Section 7.02, the holder of any Individual Certificate may transfer or exchange the same in whole or in part (in an initial certificate balance equal to the minimum authorized denomination set forth in Section 7.01 above or any integral multiple of $1.00 in excess thereof) by surrendering such Certificate at the Corporate Trust Office, or at the office of any transfer agent, together with an executed instrument of assignment and transfer satisfactory in form and substance to the Trustee in the case of transfer and a written request for exchange in the case of exchange. The holder of a beneficial interest in a Global Certificate may, subject to the rules and procedures of the Depository, cause the Depository (or its nominee) to notify the Trustee in writing of a request for transfer or exchange of such beneficial interest for an Individual Certificate or Certificates. Following a proper request for transfer or exchange, the Trustee shall, within five Business Days of such request made at the Corporate Trust Office, sign, countersign and deliver at the Corporate Trust Office, to the transferee (in the case of transfer) or holder (in the case of exchange) or send by first class mail at the risk of the transferee (in the case of transfer) or holder (in the case of exchange) to such address as the transferee or holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Percentage Interest and in such authorized denomination or denominations as may be requested. The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the Corporate Trust Office by the registered holder in person, or by a duly authorized attorney-in-fact.

(j)  Neither the Trustee nor the Master Servicer shall be required to monitor, determine or inquire as to compliance with the transfer restrictions with respect to the Global Certificates. Any attempted or purported transfer of any Certificate in violation of the provisions of Subsections (a) or (b) above shall be void ab initio and such Certificate shall be considered to have been held continuously by the prior permitted Certificateholder. Any transferor of any Certificate in violation of such provisions, shall indemnify and hold harmless the Trustee and the Master Servicer from and against any and all liabilities, claims, costs or expenses incurred by the Trustee or the Master Servicer as a result of such attempted or purported transfer. The Trustee shall not have any liability for transfer of any such Global Certificates in or through book-entry facilities of any Depository or between or among Depository Participants or Certificate Owners made in violation of the transfer restrictions set forth herein.

Section 7.03  Mutilated, Destroyed, Lost or Stolen Certificates.

If any mutilated Certificate is surrendered to the Trustee, or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and of the ownership thereof.

Section 7.04  Persons Deemed Owners.

The Trustee and any agent of the Trustee may treat the person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and neither the Trustee nor any agent of the Trustee shall be affected by any notice to the contrary.

Section 7.05  Access to List of Certificateholders’ Names and Addresses.

If three or more Certificateholders (a) request such information in writing from the Trustee, (b) state that such Certificateholders desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates, and (c) provide a copy of the communication that such Certificateholders propose to transmit or if the Depositor or the Master Servicer shall request such information in writing from the Trustee, then the Trustee shall, within ten Business Days after the receipt of such request, provide the Depositor, the Master Servicer or such Certificateholders at such recipients’ expense the most recent list of the Certificateholders of the Trust Fund held by the Trustee, if any. The Depositor and every Certificateholder, by receiving and holding a Certificate, agree that the Trustee shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived.

Section 7.06  Book-Entry Certificates.

The Offered Certificates, other than the Class R Certificates, upon original issuance, shall be issued in the form of one or more typewritten Certificates representing the Book-Entry Certificates, to be delivered to the Depository by or on behalf of the Depositor. Such Certificates shall initially be registered on the Certificate Register in the name of the Depository or its nominee, and no Certificate Owner of such Certificates will receive a definitive certificate representing such Certificate Owner’s interest in such Certificates, except as provided in Section 7.08. Unless and until definitive, fully registered Certificates (“Definitive Certificates”) have been issued to the Certificate Owners of such Certificates pursuant to Section 7.08:

(a)  the provisions of this Section shall be in full force and effect;

(b)  the Depositor and the Trustee may deal with the Depository and the Depository Participants for all purposes (including the making of distributions) as the authorized representative of the respective Certificate Owners of such Certificates;

(c)  registration of the Book-Entry Certificates may not be transferred by the Trustee except to another Depository;

(d)  the rights of the respective Certificate Owners of such Certificates shall be exercised only through the Depository and the Depository Participants and shall be limited to those established by law and agreements between the Owners of such Certificates and the Depository and/or the Depository Participants. Pursuant to the Depository Agreement, unless and until Definitive Certificates are issued pursuant to Section 7.08, the Depository will make book-entry transfers among the Depository Participants and receive and transmit distributions of principal and interest on the related Certificates to such Depository Participants;

(e)  the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants;

(f)  the Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants; and

(g)  to the extent that the provisions of this Section conflict with any other provisions of this Agreement, the provisions of this Section shall control.

For purposes of any provision of this Agreement requiring or permitting actions with the consent of, or at the direction of, Certificateholders evidencing a specified percentage of the aggregate unpaid principal amount of any Class of Certificates, such direction or consent may be given by Certificate Owners (acting through the Depository and the Depository Participants) owning Book-Entry Certificates evidencing the requisite percentage of principal amount of such Class of Certificates.

The Private Certificates and Class R Certificates shall initially be held in fully registered certificated form. If at any time the Holders of all of the Certificates of one or more such Classes request that the Trustee cause such Class to become Global Certificates, the Depositor (with the assistance of the Trustee) will take such action as may be reasonably required to cause the Depository to accept such Class or Classes for trading if it may legally be so traded.  If at anytime there are to be Global Certificates, the Global Certificates shall be delivered to the Depository by the Depositor or deposited with the Trustee as custodian for the Depository.

All transfers by Certificate Owners of such respective Classes of Book-Entry Certificates and any Global Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owners. Each Depository Participant shall only transfer Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository’s normal procedures.

Section 7.07  Notices to Depository.

Whenever any notice or other communication is required to be given to Certificateholders of a Class with respect to which Book-Entry Certificates have been issued, unless and until Definitive Certificates shall have been issued to the related Certificate Owners, the Trustee shall give all such notices and communications to the Depository.

Section 7.08  Definitive Certificates.

If, after Book-Entry Certificates have been issued with respect to any Certificates, (a) the Depositor or the Depository advises the Trustee that the Depository is no longer willing or able to discharge properly its responsibilities under the Depository Agreement with respect to such Certificates and the Depositor is unable to locate a qualified successor, (b) the Depositor, at its sole option, advises the Trustee that it elects to terminate the book-entry system with respect to such Certificates through the Depository or (c) after the occurrence and continuation of an Event of Default, Certificate Owners of such Book-Entry Certificates having over 50% of the Voting Rights evidenced by any Class of Book-Entry Certificates advise the Trustee and the Depository in writing through the Depository Participants that the continuation of a book-entry system with respect to Certificates of such Class through the Depository (or its successor) is no longer in the best interests of the Certificate Owners of such Class, then the Trustee shall notify all Certificate Owners of such Certificates, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to applicable Certificate Owners requesting the same. The Depositor shall provide the Trustee with an adequate inventory of certificates to facilitate the issuance and transfer of Definitive Certificates. Upon surrender to the Trustee of any such Certificates by the Depository, accompanied by registration instructions from the Depository for registration, the Trustee shall countersign and deliver such Definitive Certificates. Neither the Depositor nor the Trustee shall be liable for any delay in delivery of such instructions and each may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of such Definitive Certificates, all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Trustee, to the extent applicable with respect to such Definitive Certificates and the Trustee shall recognize the Holders of such Definitive Certificates as Certificateholders hereunder.

Section 7.09  Maintenance of Office or Agency.

The Trustee will maintain or cause to be maintained at its expense an office or offices or agency or agencies at Wells Fargo Bank, National Association, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479 where Certificates may be surrendered for registration of transfer or exchange. The Trustee will give prompt written notice to the Certificateholders of any change in such location of any such office or agency.

ARTICLE VIII

THE COMPANY AND THE MASTER SERVICER

Section 8.01  Liabilities of the Depositor, the Company and the Master Servicer.

Each of the Depositor, the Company and the Master Servicer shall be liable in accordance herewith only to the extent of the obligations specifically imposed upon and undertaken by it herein.

Section 8.02  Merger or Consolidation of the Depositor, the Company or the Master Servicer.

(a)  Each of the Depositor, the Company and the Master Servicer will keep in full force and effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its duties under this Agreement.

(b)  Any Person into which the Depositor, the Company or the Master Servicer may be merged or consolidated, or any corporation resulting from any merger or consolidation to which the Depositor, the Company or the Master Servicer shall be a party, or any Person succeeding to the business of the Depositor, the Company or the Master Servicer, shall be the successor of the Depositor, the Company or the Master Servicer hereunder, without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 8.03  Indemnification of the Master Servicer.

(a)  The Master Servicer agrees to indemnify the Indemnified Persons for, and to hold them harmless against, any loss, liability or expense (including reasonable legal fees and disbursements of counsel) incurred on their part that may be sustained in connection with, arising out of, or relating to, any claim or legal action (including any pending or threatened claim or legal action) relating to this Agreement, including the powers of attorney delivered pursuant to Sections 4.01 and 4.05 hereof, the Assignment Agreements, the Custodial Agreements or the Certificates (i) related to the Master Servicer’s failure to perform its duties in compliance with this Agreement (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement) or (ii) incurred by reason of the Master Servicer’s willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder, provided, in each case, that with respect to any such claim or legal action (or pending or threatened claim or legal action), the Trustee shall have given the Master Servicer and the Seller written notice thereof promptly after a responsible officer of the Trustee shall have with respect to such claim or legal action actual knowledge thereof; provided, however, the failure to give such notice shall not relieve the Master Servicer of its indemnification obligations hereunder. This indemnity shall survive the resignation or removal of the Trustee or the Master Servicer and the termination of this Agreement.

(b)  The Company agrees to indemnify the Indemnified Persons and to hold them harmless from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Persons may sustain in any way related to the failure of the Company to perform in any way its duties and service the EMC Mortgage Loans in strict compliance with the terms of this Agreement and for breach of any representation or warranty of the Company contained herein. The Company shall immediately notify the Master Servicer and the Trustee if a claim is made by a third party with respect to this Agreement or the EMC Mortgage Loans, assume (with the consent of the Master Servicer and the Trustee and with counsel reasonably satisfactory to the Master Servicer and the Trustee) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or any Indemnified Person in respect of such claim but failure to so notify the Company shall not limit its obligations hereunder. The Company agrees that it will not enter into any settlement of any such claim without the consent of the Indemnified Persons unless such settlement includes an unconditional release of such Indemnified Persons from all liability that is the subject matter of such claim. The provisions of this Section 8.03(b) shall survive termination of this Agreement.

(c)  The Seller will indemnify any Indemnified Person for any loss, liability or expense of any Indemnified Person not otherwise paid or covered pursuant to Subsections (a) or (b) above.

Section 8.04  Limitations on Liability of the Depositor, the Company, the Master Servicer and Others.

Subject to the obligation of the Seller, the Company, and the Master Servicer to indemnify the Indemnified Persons pursuant to Section 8.03:

(a)  Neither the Depositor, the Company, the Master Servicer nor any of the directors, officers, employees or agents of the Depositor, the Company and the Master Servicer shall be under any liability to the Indemnified Persons, the Trust Fund or the Certificateholders for taking any action or for refraining from taking any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Company, the Master Servicer or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of such Person’s willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder.

(b)  The Depositor, the Company, the Master Servicer and any director, officer, employee or agent of the Depositor, the Company and the Master Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

(c)  The Depositor, the Company, the Master Servicer, the Custodian and any director, officer, employee or agent of the Depositor, the Company, the Master Servicer or the Custodian shall be indemnified by the Trust and held harmless thereby against any loss, liability or expense (including reasonable legal fees and disbursements of counsel) incurred on their part that may be sustained in connection with, arising out of, or related to, any claim or legal action (including any pending or threatened claim or legal action) relating to this Agreement, the Assignment Agreements, the Custodial Agreements, the Certificates or the Servicing Agreements (except with respect to the Master Servicer only, to the extent that the Master Servicer is indemnified by the Company under this Agreement or by the related Servicer under the related Servicing Agreement), other than (i) any such loss, liability or expense related to the Company’s or the Master Servicer’s failure to perform its respective duties in compliance with this Agreement (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement), or to the Custodian’s failure to perform its duties under the Custodial Agreement, or (ii) any such loss, liability or expense incurred by reason of the Company’s, the Master Servicer’s or the Custodian’s willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or under the Custodial Agreement, as applicable, or by reason of reckless disregard of obligations and duties hereunder or under the Custodial Agreement, as applicable.

(d)  Neither the Depositor, the Company nor the Master Servicer shall be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties under this Agreement and that in its opinion may involve it in any expense or liability; provided, however, the Master Servicer may in its discretion, with the consent of the Trustee (which consent shall not be unreasonably withheld), undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Master Servicer shall be entitled to be reimbursed therefor out of the Master Servicer Collection Account as provided by Section 5.07. Nothing in this Subsection 8.04(d) shall affect the Master Servicer’s obligation to supervise, or to take such actions as are necessary to ensure, the servicing and administration of the Mortgage Loans pursuant to Section 4.01.

(e)  In taking or recommending any course of action pursuant to this Agreement, unless specifically required to do so pursuant to this Agreement, the Master Servicer shall not be required to investigate or make recommendations concerning potential liabilities which the Trust might incur as a result of such course of action by reason of the condition of the Mortgaged Properties but shall give notice to the Trustee if it has notice of such potential liabilities.

(f)  The Master Servicer shall not be liable for any acts or omissions of the Company or the Servicers, except as otherwise expressly provided herein.

(g)  The Master Servicer may perform any of its duties hereunder or exercise its rights hereunder either directly or through Affiliates, agents or attorneys.

Section 8.05  Master Servicer and Company Not to Resign.

(a)  Except as provided in Section 8.07, the Master Servicer shall not resign from the obligations and duties hereby imposed on it except (i) with the prior written consent of the Trustee (which consent shall not be unreasonably withheld) or (ii) upon a determination that any such duties hereunder are no longer permissible under applicable law and such impermissibility cannot be cured. Any such determination permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Counsel to such effect, addressed to and delivered to, the Trustee. No such resignation by the Master Servicer shall become effective until the Trustee or a successor to the Master Servicer reasonably satisfactory to the Trustee shall have assumed the responsibilities and obligations of the Master Servicer in accordance with Section 9.02 hereof. The Trustee shall notify the Rating Agencies of the resignation of the Master Servicer.

(b)  The Company shall not resign from the obligations and duties hereby imposed on it except (i) upon the assignment of its servicing duties with respect to all or a portion of the EMC Mortgage Loans to an institution that is a Fannie Mae and Freddie Mac approved seller/servicer in good standing that has a net worth of not less than $10,000,000 and with the prior written consent of the Master Servicer (which consent shall not be unreasonably withheld) or (ii) upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect addressed to and delivered, to the Master Servicer and the Trustee which Opinion of Counsel shall be in form and substance acceptable to the Master Servicer and the Trustee. No appointment of a successor to the Company shall be effective hereunder unless (a) the Rating Agencies have confirmed in writing that such appointment will not result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates, (b) such successor shall have represented that it is meets the eligibility criteria set forth in clause (i) above and (c) such successor has agreed to assume the obligations of the Company hereunder to the extent of the EMC Mortgage Loans to be serviced by such successor. The Company shall provide a copy of the written confirmation of the Rating Agencies and the agreement executed by such successor to the Master Servicer and the Trustee. No such resignation shall become effective until a Qualified Successor or the Master Servicer shall have assumed the Company’s responsibilities and obligations hereunder. The Company shall notify the Master Servicer, the Trustee and the Rating Agencies of the resignation of the Company or the assignment of all or a portion of its servicing duties hereunder in accordance with this Section 8.05.

Section 8.06  Successor Master Servicer.

In connection with the appointment of any successor Master Servicer or the assumption of the duties of the Master Servicer, EMC or the Trustee may make such arrangements for the compensation of such successor master servicer out of payments on the Mortgage Loans as EMC or the Trustee and such successor master servicer shall agree. If the successor master servicer does not agree that such market value is a fair price, such successor master servicer shall obtain two quotations of market value from third parties actively engaged in the servicing of single-family mortgage loans. In no event shall the compensation of any successor master servicer exceed that permitted the Master Servicer without the consent of  all of the Certificateholders.

Section 8.07  Sale and Assignment of Master Servicing.

The Master Servicer may sell and assign its rights and delegate its duties and obligations in its entirety as Master Servicer under this Agreement; provided, however, that: (i) the purchaser or transferee accepting such assignment and delegation (a) shall be a Person which (or an Affiliate thereof the primary business of which is the servicing of conventional residential mortgage loans) shall be qualified to service mortgage loans for Fannie Mae or Freddie Mac; (b) shall have a net worth of not less than $10,000,000 (unless otherwise approved by each Rating Agency pursuant to clause (ii) below); (c) shall be reasonably satisfactory to the Trustee (as evidenced in a writing signed by the Trustee); and (d) shall execute and deliver to the Trustee an agreement, in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by it as master servicer under this Agreement, any custodial agreement from and after the effective date of such agreement; (ii) each Rating Agency shall be given prior written notice of the identity of the proposed successor to the Master Servicer and each Rating Agency’s rating of the Certificates in effect immediately prior to such assignment, sale and delegation will not be downgraded, qualified or withdrawn as a result of such assignment, sale and delegation, as evidenced by a letter to such effect delivered to the Master Servicer and the Trustee; and (iii) the Master Servicer assigning and selling the master servicing shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel addressed to the Trustee, each stating that all conditions precedent to such action under this Agreement have been completed and such action is permitted by and complies with the terms of this Agreement. No such assignment or delegation shall affect any liability of the Master Servicer arising prior to the effective date thereof.

ARTICLE IX

DEFAULT; TERMINATION OF MASTER SERVICER; TERMINATION OF COMPANY

Section 9.01  Events of Default.

“Event of Default,” wherever used herein, means any one of the following events:

(i)  any failure by the Master Servicer to remit to the Trustee any amounts received or collected by the Master Servicer in respect of the Mortgage Loans and required to be remitted by it (other than any Advance) pursuant to this Agreement, which failure shall continue unremedied for one Business Day after the date on which written notice of such failure shall have been given to the Master Servicer by the Trustee or the Depositor, or to the Trustee and the Master Servicer by the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates; or

(ii)  any failure by the Master Servicer to observe or perform in any material respect any other of the covenants or agreements on the part of the Master Servicer contained in this Agreement or any breach of a representation or warranty by the Master Servicer, which failure or breach shall continue unremedied for a period of 60 days after the date on which written notice of such failure shall have been given to Master Servicer by the Trustee or the Depositor, or to the Trustee and the Master Servicer by the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates; or

(iii)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 consecutive days; or

(iv)  the Master Servicer shall consent to the appointment of a receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Master Servicer or all or substantially all of the property of the Master Servicer; or

(v)  the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of, or commence a voluntary case under, any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

(vi)  the Master Servicer assigns or delegates its duties or rights under this Agreement in contravention of the provisions permitting such assignment or delegation under Sections 8.05 or 8.07; or

(vii)  The Master Servicer fails to deposit, or cause to be deposited, in the Distribution Account any Advance required to be made by the Master Servicer (other than a Nonrecoverable Advance) by 5:00 p.m. New York City time on the Business Day prior to the related Distribution Date.

If an Event of Default shall occur, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, and at the direction of the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates, the Trustee shall, by notice in writing to the Master Servicer, with a copy to the Rating Agencies, may terminate all of the rights and obligations (but not the liabilities) of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than its rights as a Certificateholder hereunder. On or after the receipt by the Master Servicer of such written notice, all authority and power of the Master Servicer hereunder, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee, or any successor appointed pursuant to Section 9.02 (a “Successor Master Servicer”). Such Successor Master Servicer shall thereupon if such Successor Master Servicer is a successor to the Master Servicer, make any Advance required by Article VI, subject, in the case of the Trustee, to Section 9.02. The Trustee is hereby authorized and empowered to execute and deliver, on behalf of the terminated Master Servicer, as attorney- in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of any Mortgage Loans and related documents, or otherwise. Unless expressly provided in such written notice, no such termination shall affect any obligation of the Master Servicer to pay amounts owed pursuant to Article VIII or Article X. The Master Servicer agrees to cooperate with the Trustee in effecting the termination of the Master Servicer’s responsibilities and rights hereunder, including, without limitation, the transfer to the applicable Successor Master Servicer of all cash amounts which shall at the time be credited to the Distribution Account and maintained pursuant to Section 5.08, or thereafter be received with respect to the applicable Mortgage Loans. The Trustee shall promptly notify the Rating Agencies of the occurrence of an Event of Default known to the Trustee.

Notwithstanding any termination of the activities of the Master Servicer hereunder, the Master Servicer shall be entitled to receive, out of any late collection of a Scheduled Payment on a Mortgage Loan that was due prior to the notice terminating the Master Servicer’s rights and obligations as Master Servicer hereunder and received after such notice, that portion thereof to which the Master Servicer would have been entitled pursuant to Sections 5.05 and to receive any other amounts payable to the Master Servicer hereunder the entitlement to which arose prior to the termination of its activities hereunder.

Notwithstanding the foregoing, if an Event of Default described in clause (vii) of this Section 9.01 shall occur, the Trustee shall, by notice in writing to the Master Servicer, which may be delivered by telecopy, immediately terminate all of the rights and obligations of the Master Servicer thereafter arising under this Agreement, but without prejudice to any rights it may have as a Certificateholder or to reimbursement of Advances and other advances of its own funds, and the Trustee shall act as provided in Section 9.02 to carry out the duties of the Master Servicer, including the obligation to make any Advance the nonpayment of which was an Event of Default described in clause (vii) of this Section 9.01. Any such action taken by the Trustee must be prior to the distribution on the relevant Distribution Date.

Section 9.02  Trustee to Act; Appointment of Successor.

On and after the time the Master Servicer receives a notice of termination pursuant to Section 9.01 hereof the Trustee shall automatically become the successor to the Master Servicer with respect to the transactions set forth or provided for herein and after a transition period (not to exceed 90 days), shall have all the rights and powers of, and be subject to all the responsibilities, duties and liabilities relating thereto placed on the Master Servicer by the terms and provisions hereof; provided, however, that, pursuant to Article VI hereof, the Trustee in its capacity as successor Master Servicer shall be responsible for making any Advances required to be made by the Master Servicer immediately upon the termination of the Master Servicer and any such Advance shall be made on the Distribution Date on which such Advance was required to be made by the predecessor Master Servicer. Effective on the date of such notice of termination, as compensation therefor, the Trustee shall be entitled to all compensation, reimbursement of expenses and indemnifications that the Master Servicer would have been entitled to if it had continued to act hereunder, provided, however, that the Trustee shall not be (i) liable for any acts or omissions of the Master Servicer, (ii) obligated to make Advances if it is prohibited from doing so under applicable law, (iii) responsible for expenses of the Master Servicer pursuant to Section 2.03 or (iv) obligated to deposit losses on any Permitted Investment directed by the Master Servicer. Notwithstanding the foregoing, the Trustee may, if it shall be unwilling to so act, or shall, if it is prohibited by applicable law from making Advances pursuant to Article VI or if it is otherwise unable to so act, appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which does not adversely affect the then current rating of the Certificates by each Rating Agency as the successor to the Master Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer hereunder. Any Successor Master Servicer shall (i) be an institution that is a Fannie Mae and Freddie Mac approved seller/servicer in good standing, that has a net worth of at least $15,000,000 and (ii) be willing to act as successor servicer of any Mortgage Loans under this Agreement or the related Servicing Agreement with respect to which the Company or the original Servicer has been terminated as servicer, and shall have executed and delivered to the Depositor, the Trustee an agreement accepting such delegation and assignment, that contains an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of the Master Servicer (other than any liabilities of the Master Servicer hereof incurred prior to termination of the Master Servicer under Section 9.01 or as otherwise set forth herein), with like effect as if originally named as a party to this Agreement, provided that each Rating Agency shall have acknowledged in writing that its rating of the Certificates in effect immediately prior to such assignment and delegation will not be qualified or reduced as a result of such assignment and delegation. If the Trustee assumes the duties and responsibilities of the Master Servicer in accordance with this Section 9.02, the Trustee shall not resign as Master Servicer until a Successor Master Servicer has been appointed and has accepted such appointment. Pending appointment of a successor to the Master Servicer hereunder, the Trustee, unless the Trustee is prohibited by law from so acting, shall, subject to Section 4.04 hereof, act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans or otherwise as it and such successor shall agree; provided that no such compensation unless agreed to by the Certificateholders shall be in excess of that permitted the Master Servicer hereunder. The Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Neither the Trustee nor any other Successor Master Servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof or any failure to perform, or any delay in performing, any duties or responsibilities hereunder, in either case caused by the failure of the Master Servicer to deliver or provide, or any delay in delivering or providing, any cash, information, documents or records to it.

The costs and expenses of the Trustee in connection with the termination of the Master Servicer, appointment of a Successor Master Servicer and, if applicable, any transfer of servicing, including, without limitation, all costs and expenses associated with the complete transfer of all servicing data and the completion, correction or manipulation of such servicing data as may be required by the Trustee to correct any errors or insufficiencies in the servicing data or otherwise to enable the Trustee or the Successor Master Servicer to service the related Mortgage Loans properly and effectively, to the extent not paid by the terminated Master Servicer, shall be payable to the Trustee pursuant to Section 10.05. Any successor to the Master Servicer as successor servicer under any Subservicing Agreement shall give notice to the applicable Mortgagors of such change of servicer and shall, during the term of its service as successor servicer maintain in force the policy or policies that the Master Servicer is required to maintain pursuant to Section 4.04.

Section 9.03  Notification to Certificateholders and Rating Agencies.

(a)  Upon any termination of or appointment of a successor to the Master Servicer, the Trustee shall give prompt written notice thereof to Certificateholders and to each Rating Agency.

(b)  Within 60 days after the occurrence of any Event of Default, the Trustee shall transmit by mail to all Certificateholders notice of each such Event of Default hereunder actually known to a Responsible Officer of the Trustee, unless such Event of Default shall have been cured or waived.

Section 9.04  Waiver of Defaults.

The Trustee shall transmit by mail to all Certificateholders, within 60 days after the occurrence of any Event of Default actually known to a Responsible Officer of the Trustee, unless such Event of Default shall have been cured, notice of each such Event of Default hereunder known to the Trustee. Holders of Certificates evidencing not less than 51% of the Voting Rights may, on behalf of all Certificateholders, waive any default by the Master Servicer in the performance of its obligations hereunder and the consequences thereof, except a default in the making of or the causing to be made of any required distribution on the Certificates. Upon any such waiver of a past default, such default shall be deemed to cease to exist, and any Event of Default arising therefrom shall be deemed to have been timely remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived. The Trustee shall give notice of any such waiver to the Rating Agencies.

Section 9.05  Company Default.

In case one or more of the following events of default by the Company (each, a “Company Default”) shall occur and be continuing, that is to say:

(i)  any failure by the Company to remit to the Master Servicer any payment including any Advance required to be made under the terms of this Agreement on any Remittance Date; or

(ii)  failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements (other than Sections 3.13 or 3.14) on the part of the Company set forth in this Agreement, the breach of which has a material adverse effect and which continue unremedied for a period of sixty days (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement and such failure shall be deemed to have a material adverse effect) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Master Servicer; or

(iii)  a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv)  the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v)  the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi)  the Company attempts to assign its right to servicing compensation hereunder or the Company attempts to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof except as otherwise permitted herein;

(vii)  the Company ceases to be qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company’s ability to perform its obligations hereunder; or

(viii)  failure by the Company to duly perform, within the required time period, its obligations under Sections 4.16, 4.17 or Section 4.18;

then, and in each and every such case, so long as a Company Default shall not have been remedied, the Trustee, by notice in writing to the Company may, in addition to whatever rights the Trustee on behalf of the Certificateholders may have under Section 8.03 and at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the EMC Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice, all authority and power of Company under this Agreement, whether with respect to the EMC Mortgage Loans or otherwise, shall pass to and be vested in the Trustee. Upon written request from the Trustee, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in the Trustee’s possession all Mortgage Files relating to the EMC Mortgage Loans, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the EMC Mortgage Loans and related documents, or otherwise, at the Company’s sole expense. The Company agrees to pay any costs and expenses incurred by the Trustee in accordance with Section 4.03(c) and to cooperate with the Trustee in effecting the termination of the Company’s responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to its Protected Account or Escrow Account or thereafter received with respect to the EMC Mortgage Loans or any related REO Property.

Section 9.06  Waiver of Company Defaults.

The Trustee may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Company Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

CONCERNING THE TRUSTEE

Section 10.01  Duties of Trustee.

(a)  The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default which may have occurred undertakes to perform such duties and only such duties as are specifically set forth in this Agreement as duties of the Trustee. If an Event of Default has occurred and has not been cured or waived, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and the same degree of care and skill in their exercise, as a prudent person would exercise under the circumstances in the conduct of such Person’s own affairs.

(b)  Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments which are specifically required to be furnished to the Trustee pursuant to any provision of this Agreement, the Trustee shall examine them to determine whether they are, on their face, in the form required by this Agreement; provided, however, that the Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Master Servicer; provided, further, that the Trustee shall not be responsible for the accuracy or verification of any calculation provided to it pursuant to this Agreement.

(c)  On each Distribution Date, the Trustee shall make monthly distributions and the final distribution to the Certificateholders from funds in the Distribution Account as provided in Sections 6.04 and 11.02 herein based solely on the applicable Remittance Report.

(d)  No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

(i)  Prior to the occurrence of an Event of Default, and after the curing or waiver of all such Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of their respective duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement;

(ii)  The Trustee shall not be liable in its individual capacity for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)  The Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the directions of the Holders of Certificates evidencing not less than 25% of the aggregate Voting Rights of the Certificates (or such other percentage as specifically set forth herein), if such action or non-action relates to the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or other power conferred upon the Trustee under this Agreement;

(iv)  The Trustee shall not be required to take notice or be deemed to have notice or knowledge of any default or Event of Default unless a Responsible Officer of the Trustee shall have actual knowledge thereof. In the absence of such notice, the Trustee may conclusively assume there is no such default or Event of Default;

(v)  The Trustee shall not in any way be liable by reason of any insufficiency in any Account held in the name of Trustee unless it is determined by a court of competent jurisdiction in a non-appealable judgment that the Trustee’s gross negligence or willful misconduct was the primary cause of such insufficiency (except to the extent that the Trustee is obligor and has defaulted thereon);

(vi)  Anything in this Agreement to the contrary notwithstanding, in no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action; and

(vii)  None of the Master Servicer, the Seller, the Depositor or the Trustee shall be responsible for the acts or omissions of the other, it being understood that this Agreement shall not be construed to render them partners, joint venturers or agents of one another.

The Trustee shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer or the Company hereunder or any Servicer under the related Servicing Agreement.

(e)  All funds received by the Trustee and required to be deposited in the Distribution Account pursuant to this Agreement shall be promptly so deposited by the Trustee.

Section 10.02  Certain Matters Affecting the Trustee.

(a)  Except as otherwise provided in Section 10.01:

(i)  The Trustee may rely and shall be protected in acting or refraining from acting in reliance on any resolution or certificate of the Seller, the Company, the Master Servicer or the related Servicer, any certificates of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)  The Trustee may consult with counsel and any advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(iii)  The Trustee shall not be under any obligation to exercise any of the trusts or powers vested in it by this Agreement, other than its obligation to give notices pursuant to this Agreement, or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby. Nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge (which has not been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise under the circumstances in the conduct of his own affairs;

(iv)  Prior to the occurrence of an Event of Default hereunder and after the curing or waiver of all Events of Default which may have occurred with respect to the Trustee, the Trustee shall not be liable in its individual capacity for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)  The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates evidencing not less than 25% of the aggregate Voting Rights of the Certificates and provided that the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement. The Trustee may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such examination shall be paid by the Certificateholders requesting the investigation;

(vi)  The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or through Affiliates, agents or attorneys; provided, however, that the Trustee may not appoint any paying agent to perform any paying agent functions under this Agreement without the express written consent of the Master Servicer, which consents will not be unreasonably withheld. The Trustee shall not be liable or responsible for the misconduct or negligence of any of the Trustee’s agents or attorneys or paying agent appointed hereunder by the Trustee with due care and, when required, with the consent of the Master Servicer;

(vii)  Should the Trustee deem the nature of any action required on its part to be unclear, the Trustee may require prior to such action that it be provided by the Depositor with reasonable further instructions; the right of the Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee shall not be accountable for other than its negligence or willful misconduct in the performance of any such act;

(viii)  The Trustee shall not be required to give any bond or surety with respect to the execution of the trust created hereby or the powers granted hereunder, except as provided in Subsection 10.07; and

(ix)  The Trustee shall not have any duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by any Person pursuant to this Agreement, or the eligibility of any Mortgage Loan for purposes of this Agreement.

(b)  The Trustee is hereby directed by the Depositor to execute and deliver the Insurance Agreement.

Section 10.03  Trustee Not Liable for Certificates or Mortgage Loans.

The recitals contained herein and in the Certificates (other than the signature and countersignature of the Trustee on the Certificates) shall be taken as the statements of the Depositor, and the Trustee shall not have any responsibility for their correctness. The Trustee does not make any representation as to the validity or sufficiency of the Certificates (other than the signature and countersignature of the Trustee on the Certificates) or of any Mortgage Loan except as expressly provided in Sections 2.02 and 2.06 hereof; provided, however, that the foregoing shall not relieve the Trustee, or the Custodian on its behalf, of the obligation to review the Mortgage Files pursuant to Section 2.02 of this Agreement. The Trustee shall not be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor with respect to the Mortgage Loans. Subject to Section 2.06, the Trustee shall not be responsible for the legality or validity of this Agreement or any document or instrument relating to this Agreement, the validity of the execution of this Agreement or of any supplement hereto or instrument of further assurance, or the validity, priority, perfection or sufficiency of the security for the Certificates issued hereunder or intended to be issued hereunder. The Trustee shall not at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage or any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders, under this Agreement. The Trustee shall not have any responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder or to record this Agreement.

Section 10.04  Trustee May Own Certificates.

The Trustee in its individual capacity or in any capacity other than as Trustee hereunder may become the owner or pledgee of any Certificates with the same rights it would have if it were not the Trustee and may otherwise deal with the parties hereto.

Section 10.05  Trustee’s Fees and Expenses.

The Trustee shall be entitled to the Trustee Fee as compensation for its activities under this Agreement. In addition, the Trustee shall be entitled to recover from the Distribution Account pursuant to Section 5.09 all reasonable out-of-pocket expenses, disbursements and advances and the expenses of the Trustee and in connection with any Event of Default, any breach of this Agreement or any claim or legal action (including any pending or threatened claim or legal action) incurred or made by the Trustee in the administration of the trusts hereunder (including the reasonable compensation, expenses and disbursements of its counsel) except any such expense, disbursement or advance as may arise from its negligence or intentional misconduct or which is the responsibility of the Certificateholders or the Trust Fund hereunder. If funds in the Distribution Account are insufficient therefor, the Trustee shall recover such expenses, disbursements or advances from the Depositor and the Depositor hereby agrees to pay such expenses, disbursements or advances upon demand. Such compensation and reimbursement obligation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust.

Section 10.06  Eligibility Requirements for Trustee.

The Trustee and any successor Trustee shall during the entire duration of this Agreement be a state bank or trust company or a national banking association organized and doing business under the laws of a state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus and undivided profits of at least $40,000,000 or, in the case of a successor Trustee, $50,000,000, subject to supervision or examination by federal or state authority and, in the case of the Trustee, rated “BBB” or higher by Fitch, Inc. with respect to their long-term rating and rated “BBB” or higher by Standard & Poor’s and “Baa2” or higher by Moody’s with respect to any outstanding long-term unsecured unsubordinated debt, and, in the case of a successor Trustee other than pursuant to Section 10.10, rated in one of the two highest long-term debt categories of, or otherwise acceptable to, each of the Rating Agencies (which consent shall not be unreasonably withheld). The Trustee shall not be an Affiliate of the Master Servicer. If the Trustee publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 10.06 the combined capital and surplus of such corporation shall be deemed to be its total equity capital (combined capital and surplus) as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 10.06, the Trustee shall resign immediately in the manner and with the effect specified in Section 10.08.

Section 10.07  Insurance.

The Trustee, at its own expense, shall at all times maintain and keep in full force and effect: (i) fidelity insurance, (ii) theft of documents insurance and (iii) forgery insurance (which may be collectively satisfied by a “Financial Institution Bond” and/or a “Bankers’ Blanket Bond”). All such insurance shall be in amounts, with standard coverage and subject to deductibles, as are customary for insurance typically maintained by banks or their affiliates which act as custodians for investor-owned mortgage pools. A certificate of an officer of the Trustee as to the Trustee’s compliance with this Section 10.07 shall be furnished to any Certificateholder upon reasonable written request.

Section 10.08  Resignation and Removal of Trustee.

The Trustee may at any time resign and be discharged from the Trust hereby created by giving written notice thereof to the Depositor, the Seller and the Master Servicer, with a copy to the Rating Agencies. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee by written instrument, in triplicate, one copy of which instrument shall be delivered to each of the resigning trustee and the successor trustee. If no successor trustee or shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

If at any time (i) the Trustee shall cease to be eligible in accordance with the provisions of Section 10.06 hereof and shall fail to resign after written request thereto by the Depositor, (ii) the Trustee shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or (iii)(A) a tax is imposed with respect to the Trust Fund by any state in which the Trustee or the Trust Fund is located, (B) the imposition of such tax would be avoided by the appointment of a different trustee and (C) the Trustee fails to indemnify the Trust Fund against such tax, then the Depositor or the Master Servicer may remove the Trustee and appoint a successor trustee by written instrument, in multiple copies, a copy of which instrument shall be delivered to the Trustee, each Master Servicer and the successor trustee.

The Holders over 50% of the Voting Rights of each Class of Certificates may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in multiple copies, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered by the successor trustee to each of the Master Servicer or the Trustee so removed and the successor trustee so appointed. Notice of any removal of the Trustee shall be given to each Rating Agency by the Trustee or successor trustee.

Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 10.08 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 10.09 hereof.

Section 10.09  Successor Trustee.

Any successor trustee appointed as provided in Section 10.08 hereof shall execute, acknowledge and deliver to the Depositor and to its predecessor trustee and the Master Servicer an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein.

No successor trustee shall accept appointment as provided in this Section 10.09 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 10.06 hereof and its appointment shall not adversely affect the then current rating of the Certificates.

Upon acceptance of appointment by a successor trustee as provided in this Section 10.09, the successor trustee shall mail notice of the succession of such trustee hereunder to all Holders of Certificates. If the successor trustee fails to mail such notice within ten days after acceptance of appointment, the Depositor shall cause such notice to be mailed at the expense of the Trust Fund.

Section 10.10  Merger or Consolidation of Trustee.

Any corporation, state bank or national banking association into which the Trustee may be merged or converted or with which it may be consolidated or any corporation, state bank or national banking association resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation, state bank or national banking association succeeding to substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided that such corporation shall be eligible under the provisions of Section 10.06 hereof without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 10.11  Appointment of Co-Trustee or Separate Trustee.

Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing any Mortgage Note may at the time be located, the Master Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity and for the benefit of the Certificateholders, such title to the Trust Fund or any part thereof, whichever is applicable, and, subject to the other provisions of this Section 10.11, such powers, duties, obligations, rights and trusts as the Master Servicer and the Trustee may consider necessary or desirable. If the Master Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in the case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 10.06 and no notice to Certificateholders of the appointment of any co-trustee or separate trustee shall be required under Section 10.09.

Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i)  All rights, powers, duties and obligations conferred or imposed upon the Trustee, except for the obligation of the Trustee under this Agreement to advance funds on behalf of the Master Servicer, shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether a Trustee hereunder or as a Successor Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(ii)  No trustee hereunder shall be held personally liable by reason of any act or omission of any other trustee hereunder; and

(iii)  The Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article X. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to the Master Servicer and the Depositor.

Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co- trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Section 10.12  Tax Matters.

It is intended that the Trust Fund shall constitute one or more REMICs, and that the affairs of the Trust Fund shall be conducted so that each REMIC formed hereunder qualifies as a “real estate mortgage investment conduit” as defined in and in accordance with the REMIC Provisions. The Trustee, as agent on behalf of the Trust Fund, shall do or refrain from doing, as applicable, the following: (a) the Trustee shall prepare and file, or cause to be prepared and filed, in a timely manner, U.S. Real Estate Mortgage Investment Conduit Income Tax Returns (Form 1066 or any successor form adopted by the Internal Revenue Service) and prepare and file or cause to be prepared and filed with the Internal Revenue Service and applicable state or local tax authorities income tax or information returns for each taxable year with respect to each such REMIC containing such information and at the times and in the manner as may be required by the Code or state or local tax laws, regulations or rules, and furnish or cause to be furnished, to Certificateholders the schedules, statements or information at such times and in such manner as may be required thereby; (b) the Trustee shall apply for an employer identification number with the Internal Revenue Service via a Form SS-4 or other comparable method for each REMIC that is or becomes a taxable entity, and within thirty days of the Closing Date, furnish or cause to be furnished to the Internal Revenue Service on Forms 8811 or as otherwise may be required by the Code, the name, title, address, and telephone number of the person that the Holders of the Certificates may contact for tax information relating thereto, together with such additional information as may be required by such form, and update such information at the time or times in the manner required by the Code for the Trust Fund; (c) the Trustee shall make, or cause to be made, elections on behalf of each REMIC formed hereunder to be treated as a REMIC on the federal tax return of such REMIC for its first taxable year (and, if necessary, under applicable state law); (d) the Trustee shall prepare and forward, or cause to be prepared and forwarded, to the Certificateholders and to the Internal Revenue Service and, if necessary, state tax authorities, all information returns and reports as and when required to be provided to them in accordance with the REMIC Provisions, including without limitation, the calculation of any original issue discount using the Prepayment Assumption; (e) the Trustee shall provide information necessary for the computation of tax imposed on the transfer of a Residual Certificate to a Person that is not a Permitted Transferee, or an agent (including a broker, nominee or other middleman) of a Person that is not a Permitted Transferee, or a pass-through entity in which a Person that is not a Permitted Transferee is the record Holder of an interest (the reasonable cost of computing and furnishing such information may be charged to the Person liable for such tax); (f) the Trustee shall, to the extent under its control, conduct the affairs of the Trust Fund at all times that any Certificates are outstanding so as to maintain the status of each REMIC formed hereunder as a REMIC under the REMIC Provisions; (g) the Trustee shall not knowingly or intentionally take any action or omit to take any action that could (i) cause the termination of the REMIC status of any REMIC formed hereunder or (ii) result in the imposition of a tax upon the Trust Fund (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code); (h) the Trustee shall pay, from the sources specified in this Section 10.12, the amount of any federal, state and local taxes, including prohibited transaction taxes as described below, imposed on any REMIC formed hereunder prior to the termination of the Trust Fund when and as the same shall be due and payable (but such obligation shall not prevent the Trustee or any other appropriate Person from contesting any such tax in appropriate proceedings and shall not prevent the Trustee from withholding payment of such tax, if permitted by law, pending the outcome of such proceedings); (i) the Trustee shall sign or cause to be signed federal, state or local income tax or information returns or any other document prepared by the Trustee pursuant to this Section 10.12 requiring a signature thereon by the Trustee; (j) the Trustee shall maintain records relating to each REMIC formed hereunder including but not limited to the income, expenses, assets and liabilities of each such REMIC and adjusted basis of the Trust Fund property determined at such intervals as may be required by the Code, as may be necessary to prepare the foregoing returns, schedules, statements or information; (k) the Trustee shall, for federal income tax purposes, maintain books and records with respect to the REMICs on a calendar year and on an accrual basis; (l) neither the Trustee nor the Master Servicer shall enter into any arrangement not otherwise provided for in this Agreement by which the REMICs will receive a fee or other compensation for services nor permit the REMICs to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code; and (m) as and when necessary and appropriate, the Trustee shall represent the Trust Fund in any administrative or judicial proceedings relating to an examination or audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of any REMIC formed hereunder, enter into settlement agreements with any governmental taxing agency, extend any statute of limitations relating to any tax item of the Trust Fund, and otherwise act on behalf of each REMIC formed hereunder in relation to any tax matter involving any such REMIC.

In order to enable the Trustee to perform its duties as set forth herein, the Depositor shall provide, or cause to be provided, to the Trustee within 10 days after the Closing Date all information or data that the Trustee requests in writing and determines to be relevant for tax purposes to the valuations and offering prices of the Certificates, including, without limitation, the price, yield, prepayment assumption and projected cash flows of the Certificates and the related Mortgage Loans. Thereafter, the Depositor shall provide to the Trustee promptly upon written request therefor, any such additional information or data that the Trustee may, from time to time, request in order to enable the Trustee to perform its duties as set forth herein. The Depositor hereby indemnifies the Trustee for any losses, liabilities, damages, claims or expenses of the Trustee arising from any errors or miscalculations of the Trustee that result from any failure of the Depositor to provide, or to cause to be provided, accurate information or data to the Trustee on a timely basis.

In the event that any tax is imposed on “prohibited transactions” of any of REMIC I, REMIC II or REMIC III as defined in Section 860F(a)(2) of the Code, on the “net income from foreclosure property” of the Trust Fund as defined in Section 860G(c) of the Code, on any contribution to any of REMIC I, REMIC II or REMIC III after the Startup Day pursuant to Section 860G(d) of the Code, or any other tax is imposed, including, without limitation, any federal, state or local tax or minimum tax imposed upon any of REMIC I, REMIC II or REMIC III and is not paid as otherwise provided for herein, such tax shall be paid (i) by the Master Servicer or the Trustee, if any such tax arises out of or results from a breach by the Master Servicer or the Trustee of any of its obligations under this Agreement, provided, however, in no event shall the Master Servicer or the Trustee have any liability (1) for any action or omission that is taken in accordance with and compliance with the express terms of, or which is expressly permitted by the terms of, this Agreement, (2) for any losses other than those arising out of a negligent performance by the Master Servicer or the Trustee of its duties and obligations set forth herein, or (3) for any special or consequential damages to Certificateholders (in addition to payment of principal and interest on the Certificates), (ii) by any party hereto (other than the Master Serviceror the Trustee) to the extent any such tax arises out of or results from a breach by such other party of any of its obligations under this Agreement or (iii) in all other cases, or in the event that any liable party hereto fails to honor its obligations under the preceding clauses (i) or (ii), first with amounts otherwise to be distributed to the Class R Certificateholders, and second with amounts otherwise to be distributed to all the Holders of the following Certificates in the following order of priority:  first, to the Class B-6 Certificates, second, to the Class B-5 Certificates, third, to the Class B-4 Certificates, fourth, to the Class B-3 Certificates, fifth, to the Class B-2 Certificates, sixth, to the Class B-1 Certificates, and seventh, to the Class A Certificates (pro rata based on the amounts to be distributed). Notwithstanding anything to the contrary contained herein, to the extent that such tax is payable by the Holder of any Certificates, the Trustee is hereby authorized to retain on any Distribution Date, from the Holders of the Class R Certificates (and, if necessary, second, from the Holders of the other Certificates in the priority specified in the preceding sentence), funds otherwise distributable to such Holders in an amount sufficient to pay such tax. The Trustee shall include in its Remittance Report instructions as to distributions to such parties taking into account the priorities described in the second preceding sentence. The Trustee shall promptly notify in writing the party liable for any such tax of the amount thereof and the due date for the payment thereof.

Notwithstanding any other provision of this Agreement, the Trustee shall comply with all federal withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Trustee reasonably believes are applicable under the Code.  The consent of Certificateholders shall not be required for such withholding.  In the event the Trustee does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Trustee shall indicate the amount withheld to such Certificateholders.

Section 10.13  Indemnification of the Trustee.

The Trustee agrees to indemnify the Indemnified Persons for, and to hold them harmless against, any loss, liability or expense (including reasonable legal fees and disbursements of counsel) incurred on their part that may be sustained in connection with, arising out of, or relating to, any claim or legal action (including any pending or threatened claim or legal action) relating to this Agreement (i) related to the Trustee’s failure to perform its duties in compliance with this Agreement (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement) or (ii) incurred by reason of the Trustee’s willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder, provided, in each case, that with respect to any such claim or legal action (or pending or threatened claim or legal action), the Trustee shall have given the Master Servicer and the Seller written notice thereof promptly after a responsible officer of the Trustee shall have with respect to such claim or legal action actual knowledge thereof; provided, however, the failure to give such notice shall not relieve the Trustee of its indemnification obligations hereunder. This indemnity shall survive the resignation or removal of the Trustee and the termination of this Agreement.

Section 10.14  Limitations on Liability of the Trustee.

Subject to the obligation of the Trustee to indemnify the Indemnified Persons pursuant to Section 10.13:

(a)  Neither the Trustee nor any of the directors, officers, employees or agents of the Trustee shall be under any liability to the Indemnified Persons, the Trust Fund or the Certificateholders for taking any action or for refraining from taking any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Trustee or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of such Person’s willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder.

(b)  The Trustee and any director, officer, employee or agent of the Trustee may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

(c)  The Trustee and any director, officer, employee or agent of the Trustee shall be indemnified by the Trust and held harmless thereby against any loss, liability or expense (including reasonable legal fees and disbursements of counsel) incurred on their part that may be sustained in connection with, arising out of, or related to, any claim or legal action (including any pending or threatened claim or legal action) relating to this Agreement, the Assignment Agreements, the Custodial Agreements, the Certificates or the Servicing Agreements.

(d)  The Trustee shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties under this Agreement and that in its opinion may involve it in any expense or liability, provided, however, the Trustee may in its discretion undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Trustee shall be entitled to be reimbursed therefor out of the Distribution Account as provided by Section 5.09.

ARTICLE XI

TERMINATION

Section 11.01  Termination upon Liquidation or Repurchase of all Mortgage Loans.

Subject to Section 11.03, the obligations and responsibilities of the Depositor, the Master Servicer and the Trustee created hereby with respect to the Trust Fund shall terminate upon the earlier of (a) the exercise of the Depositor (or its designee) of its right to repurchase all of the Mortgage Loans (and REO Properties) remaining in the Trust Fund at a price (the “Mortgage Loan Purchase Price”) equal to the sum of (i) 100% of the Stated Principal Balance of each Mortgage Loan (other than in respect of REO Property), (ii) accrued interest thereon at the applicable Mortgage Rate to, but not including, the first day of the month of such purchase, (iii) the appraised value of any REO Property in the Trust Fund (up to the Stated Principal Balance of the related Mortgage Loan), such appraisal to be conducted by an appraiser mutually agreed upon by the Master Servicer and the Trustee, and (iv) unreimbursed out-of pocket costs of the Company, the Servicers or the Master Servicer, including unreimbursed servicing advances and the principal portion of any unreimbursed Advances, made on the Mortgage Loans prior to the exercise of such repurchase right, (v) any unreimbursed costs and expenses of the Trustee payable pursuant to Section 10.05, and (b) the later of (i) the maturity or other liquidation (or any Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and the disposition of all REO Property and (ii) the distribution to Certificateholders of all amounts required to be distributed to them pursuant to this Agreement, as applicable. In no event shall the trusts created hereby continue beyond the earlier of (i) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof and (ii) the Latest Possible Maturity Date.

The right to repurchase all Mortgage Loans and REO Properties by the Depositor or its designee pursuant to clause (a) in the preceding paragraph shall be conditioned upon the Stated Principal Balance of all of the Mortgage Loans in the Trust Fund, at the time of any such repurchase, aggregating 10% or less of the aggregate Cut-off Date Principal Balance of all of the Mortgage Loans.

Section 11.02  Final Distribution on the Certificates.

If on any Determination Date, (i) the Master Servicer determines that there are no Outstanding Mortgage Loans and no other funds or assets in the Trust Fund other than the funds in the Distribution Account, the Master Servicer shall direct the Trustee to send a final distribution notice promptly to each Certificateholder or (ii) the Trustee determines that a Class of Certificates shall be retired after a final distribution on such Class, the Trustee shall notify the Certificateholders within five (5) Business Days after such Determination Date that the final distribution in retirement of such Class of Certificates is scheduled to be made on the immediately following Distribution Date. Any final distribution made pursuant to the immediately preceding sentence will be made only upon presentation and surrender of the Certificates at the Corporate Trust Office of the Trustee. If the Depositor or its designee elects to terminate the Trust Fund pursuant to Section 11.01, at least 20 days prior to the date notice is to be mailed to the Certificateholders, the Depositor or its designee shall notify the Trustee of the date the Depositor or its designee intends to terminate the Trust Fund. The Depositor or its designee shall remit the Mortgage Loan Purchase Price to the Trustee on the Business Day prior to the Distribution Date for such Optional Termination by the Depositor or its designee.

Notice of any termination of the Trust Fund, specifying the Distribution Date on which Certificateholders may surrender their Certificates for payment of the final distribution and cancellation, shall be given promptly by the Trustee by letter to Certificateholders mailed not later than two Business Days after the Determination Date in the month of such final distribution. Any such notice shall specify (a) the Distribution Date upon which final distribution on the Certificates will be made upon presentation and surrender of Certificates at the office therein designated, (b) the amount of such final distribution, (c) the location of the office or agency at which such presentation and surrender must be made and (d) that the Record Date otherwise applicable to such Distribution Date is not applicable, distributions being made only upon presentation and surrender of the Certificates at the office therein specified. The Trustee will give such notice to each Rating Agency at the time such notice is given to Certificateholders.

Upon such final deposit with respect to the Trust Fund and the receipt by the Custodian of a Request for Release therefor, the Custodian shall promptly release to the Master Servicer, as applicable the Mortgage Files for the Mortgage Loans and the Trustee shall execute and deliver any documents prepared and delivered to it which are necessary to transfer any REO Property.

Upon presentation and surrender of the Certificates, the Trustee shall distribute to Certificateholders of each Class the amounts allocable to such Certificates held in the Distribution Account in the order and priority set forth in Section 6.04 hereof on the final Distribution Date and in proportion to their respective Percentage Interests.

In the event that any affected Certificateholders shall not surrender Certificates for cancellation within six months after the date specified in the above mentioned written notice, the Trustee shall give a second written notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within six months after the second notice all the applicable Certificates shall not have been surrendered for cancellation, the Trustee may take appropriate steps, or may appoint an agent to take appropriate steps, to contact the remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets that remain a part of the Trust Fund. If within one year after the second notice all Certificates shall not have been surrendered for cancellation, the Class R Certificateholders shall be entitled to all unclaimed funds and other assets of the Trust Fund that remain subject hereto.

Section 11.03  Additional Termination Requirements.

(a)  Upon exercise by the Depositor or its designee of its purchase option as provided in Section 11.01, the Trust Fund shall be terminated in accordance with the following additional requirements, unless the Trustee has been supplied with an Opinion of Counsel addressed to the Trustee at the expense of the Depositor or its designee to the effect that the failure of the Trust Fund to comply with the requirements of this Section 11.03 will not (i) result in the imposition of taxes on “prohibited transactions” of a REMIC, or (ii) cause a REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding:

(1)           The Depositor or its designee shall establish a 90-day liquidation period and notify the Trustee thereof, and the Trustee shall in turn specify the first day of such period in a statement attached to the tax return for each of REMIC I, REMIC II and REMIC III pursuant to Treasury Regulation Section 1.860F-1. The Depositor or its designee shall satisfy all the requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder, as evidenced by an Opinion of Counsel addressed to the Trustee obtained at the expense of the Depositor or its designee;

(2)           During such 90-day liquidation period, and at or prior to the time of making the final payment on the Certificates, the Trustee shall sell all of the assets of REMIC I for cash; and

(3)           At the time of the making of the final payment on the Certificates, the Trustee shall distribute or credit, or cause to be distributed or credited, to the Holders of the Residual Certificates, all cash on hand (other than cash retained to meet claims), and REMIC I shall terminate at that time.

(b)  By their acceptance of the Certificates, the Holders thereof hereby authorize the adoption of a 90-day liquidation period and the adoption of a plan of complete liquidation for each of REMIC I, REMIC II and REMIC III, which authorization shall be binding upon all successor Certificateholders.

(c)  The Trustee as agent for each REMIC hereby agrees to adopt and sign such a plan of complete liquidation meeting the requirements for a qualified liquidation under Section 860F of the Code and any regulations thereunder upon the written request of the Depositor or its designee and the receipt of the Opinion of Counsel referred to in Section 11.03(a)(1) and to take such other action in connection therewith as may be reasonably requested by the Depositor or its designee.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01  Amendment.

This Agreement may be amended from time to time by parties hereto without the consent of any of the Certificateholders to cure any ambiguity, to conform to the language in the Prospectus Supplement, to correct or supplement any provisions herein (including to give effect to the expectations of investors), to comply with any changes in the Code, to revise any provisions to reflect the obligations of the parties to this Agreement as they relate to Regulation AB, to change the manner in which the Distribution Account maintained by the Trustee or the Protected Account maintained by the Company is maintained or to make such other provisions with respect to matters or questions arising under this Agreement as shall not be inconsistent with any other provisions herein if such action shall not, as evidenced by an Opinion of Counsel addressed to the Trustee, adversely affect in any material respect the interests of any Certificateholder; provided that any such amendment shall be deemed not to adversely affect in any material respect the interests of the Certificateholders and no such Opinion of Counsel shall be required if the Person requesting such amendment obtains a letter from each Rating Agency stating that such amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates or if the purpose of such amendment is to conform to the language in the Prospectus Supplement.

Notwithstanding the foregoing, without the consent of the Certificateholders, the parties hereto may at any time and from time to time amend this Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary or appropriate to maintain the qualification of each of REMIC I, REMIC II or REMIC III as a REMIC under the Code or to avoid or minimize the risk of the imposition of any tax on any of REMIC I, REMIC II or REMIC III pursuant to the Code that would be a claim against any of REMIC I, REMIC II or REMIC III at any time prior to the final redemption of the Certificates, provided that the Trustee has been provided an Opinion of Counsel addressed to the Trustee, which opinion shall be an expense of the party requesting such opinion but in any case shall not be an expense of the Trustee or the Trust Fund, to the effect that such action is necessary or appropriate to maintain such qualification or to avoid or minimize the risk of the imposition of such a tax.

This Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of the Certificates evidencing over 50% of the Voting Rights of the Certificates or, if applicable, Holders of each Class of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) cause any of REMIC I, REMIC II or REMIC III to cease to qualify as a REMIC or (iii) reduce the aforesaid percentages of Certificates of each Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding.

Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement unless it shall have first received an Opinion of Counsel addressed to the Trustee, which opinion shall be an expense of the party requesting such amendment but in any case shall not be an expense of the Trustee, to the effect that such amendment will not (other than an amendment pursuant to clause (ii) of, and in accordance with, the preceding paragraph) cause the imposition of any tax on REMIC I, REMIC II or REMIC III or the Certificateholders or cause REMIC I, REMIC II or REMIC III to cease to qualify as a REMIC at any time that any Certificates are outstanding. Further, nothing in this Agreement shall require the Trustee to enter into an amendment without receiving an Opinion of Counsel, satisfactory to the Trustee (i) that such amendment is permitted and is not prohibited by this Agreement and (ii) that all requirements for amending this Agreement (including any consent of the applicable Certificateholders) have been complied with.

Promptly after the execution of any amendment to this Agreement requiring the consent of Certificateholders, the Trustee shall furnish written notification of the substance of such amendment to each Certificateholder and each Rating Agency.

It shall not be necessary for the consent of Certificateholders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

Section 12.02  Recordation of Agreement; Counterparts.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all of the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere. The Master Servicer shall effect such recordation at the Trust’s expense upon the request in writing of a Certificateholder, but only if such direction is accompanied by an Opinion of Counsel (provided at the expense of the Certificateholder requesting recordation) to the effect that such recordation would materially and beneficially affect the interests of the Certificateholders or is required by law.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 12.03  Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO AND THE CERTIFICATEHOLDERS SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS).

Section 12.04  Intention of Parties.

It is the express intent of the parties hereto that the conveyance of the Mortgage Notes, Mortgages, assignments of Mortgages, title insurance policies and any modifications, extensions and/or assumption agreements and private mortgage insurance policies relating to the Mortgage Loans by the Seller to the Depositor, and by the Depositor to the Trustee be, and be construed as, an absolute sale thereof to the Depositor or the Trustee, as applicable. It is, further, not the intention of the parties that such conveyance be deemed a pledge thereof by the Seller to the Depositor, or by the Depositor to the Trustee. However, in the event that, notwithstanding the intent of the parties, such assets are held to be the property of the Mortgage Loan Sellers or the Depositor, as applicable, or if for any other reason the Mortgage Loan Purchase Agreement or this Agreement is held or deemed to create a security interest in such assets, then (i) the Mortgage Loan Purchase Agreement and this Agreement shall each be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and (ii) the conveyance provided for in the Mortgage Loan Purchase Agreement from the Seller to the Depositor, and the conveyance provided for in this Agreement from the Depositor to the Trustee, shall be deemed to be an assignment and a grant by the Mortgage Loan Sellers or the Depositor, as applicable, for the benefit of the Certificateholders, of a security interest in all of the assets that constitute the Trust Fund, whether now owned or hereafter acquired.

The Depositor for the benefit of the Certificateholders shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the assets of the Trust Fund, such security interest would be deemed to be a perfected security interest of first priority under applicable law and shall be maintained as such throughout the term of the Agreement.

Section 12.05  Notices.

(a)  The Trustee shall use its best efforts to promptly provide notice to each Rating Agency with respect to each of the following of which a Responsible Officer of the Trustee has actual knowledge:

(i)  Any material change or amendment to this Agreement;

(ii)  The occurrence of any Event of Default that has not been cured;

(iii)  The resignation or termination of the Master Servicer or the Trustee and the appointment of any successor;

(iv)  The repurchase or substitution of Mortgage Loans pursuant to Sections 2.02, 2.03, 4.21 and 11.01; and

(v)  The final payment to Certificateholders.

(b)  All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when delivered at or mailed by registered mail, return receipt requested, postage prepaid, or by recognized overnight courier, or by facsimile transmission to a number provided by the appropriate party if receipt of such transmission is confirmed to (i) in the case of the Depositor, Bear Stearns Asset Backed Securities I LLC, 383 Madison Avenue, New York, New York 10179, Attention: Chief Counsel, and with respect to Regulation AB notifications to the Depositor at regabnotifications@bear.com; (ii) in the case of the Master Servicer, EMC Mortgage Corporation, 2780 Lake Vista Drive, Lewisville, Texas 75067 (Facsimile: (214) 626-4889), attention: Michelle Viner or such other address as may be hereafter furnished to the other parties hereto by the Master Servicer in writing; (iii) in the case of the Seller or the Company, EMC Mortgage Corporation, 2780 Lake Vista Drive, Lewisville, Texas 75067 (Facsimile: (469) 759-4714), attention: General Counsel or such other address as may be hereafter furnished to the other parties hereto by the Seller or the Company in writing; (iv) in the case of the Trustee, at each Corporate Trust Office or such other address as the Trustee may hereafter furnish to the other parties hereto; and (v) in the case of the Rating Agencies, (x) Moody’s Investors Service, Inc., 99 Church Street, New York, New York 10007, Attention: Home Equity Monitoring and (y) Standard & Poor’s, 55 Water Street, 41st Floor, New York, New York 10041, Attention: Mortgage Surveillance Group. Any notice delivered to the Seller, the Master Servicer or the Trustee under this Agreement shall be effective only upon receipt. Any notice required or permitted to be mailed to a Certificateholder, unless otherwise provided herein, shall be given by first-class mail, postage prepaid, at the address of such Certificateholder as shown in the Certificate Register; any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

Section 12.06  Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 12.07  Assignment.

Notwithstanding anything to the contrary contained herein, except as provided pursuant to Section 8.07, this Agreement may not be assigned by the Master Servicer, EMC (on its own behalf as Seller and on behalf of Master Funding) or the Depositor.

Section 12.08  Limitation on Rights of Certificateholders.

The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s legal representative or heirs to claim an accounting or to take any action or commence any proceeding in any court for a petition or winding up of the Trust Fund, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder shall have any right by virtue or by availing itself of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee a written notice of an Event of Default and of the continuance thereof, as hereinbefore provided, the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates shall also have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Agreement, except in the manner herein provided and for the common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 12.08, each and every Certificateholder, the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 12.09  Inspection and Audit Rights.

The Master Servicer agrees that, on reasonable prior notice, it will permit any representative of the Depositor or the Trustee during the Master Servicer’s normal business hours, to examine all the books of account, records, reports and other papers of the Master Servicer relating to the Mortgage Loans, to make copies and extracts therefrom, to cause such books to be audited by independent certified public accountants selected by the Depositor or the Trustee and to discuss its affairs, finances and accounts relating to such Mortgage Loans with its officers, employees and independent public accountants (and by this provision the Master Servicer hereby authorizes such accountants to discuss with such representative such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Any out-of-pocket expense incident to the exercise by the Depositor or the Trustee of any right under this Section 12.09 shall be borne by the party requesting such inspection, subject to such party’s right to reimbursement hereunder (in the case of the Trustee, pursuant to Section 10.05 hereof).

The Trustee agrees that, on reasonable prior notice, it will permit any representative of the Depositor during the Trustee’s normal business hours, to examine all the books of account, records, reports and other papers of the Trustee relating to the Certificates, to make copies and extracts therefrom, to cause such books to be audited by independent certified public accountants selected by the Depositor and to discuss its affairs, finances and accounts relating to such Certificates with its officers, employees and independent public accountants (and by this provision the Trustee hereby authorizes such accountants to discuss with such representative such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Any out-of-pocket expense incident to the exercise by the Depositor of any right under this Section 12.09 shall be borne by the party requesting such inspection, subject to such party’s right to reimbursement hereunder.

Section 12.10  Certificates Nonassessable and Fully Paid.

It is the intention of the Depositor that Certificateholders shall not be personally liable for obligations of the Trust Fund, that the interests in the Trust Fund represented by the Certificates shall be nonassessable for any reason whatsoever, and that the Certificates, upon due authentication thereof by the Trustee pursuant to this Agreement, are and shall be deemed fully paid.

*           *           *

IN WITNESS WHEREOF, the Depositor, the Master Servicer, the Seller, the Company, and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BEAR STEARNS ASSET BACKED SECURITIES I LLC, as Depositor
/s/ Baron Silverstein
Name: Baron Silverstein
Title: Vice President

EMC MORTGAGE CORPORATION, as Master Servicer, Seller and Company
/s/ Jenna Kemp
Name: Jenna Kemp
Title: Executive Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
/s/ Benjamin F. Jordan
Name: Benjamin F. Jordan
Title: Assistant Vice President

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On this 29th day of June, 2007, before me, a notary public in and for said State, appeared _____________, personally known to me on the basis of satisfactory evidence to be a Vice President of Bear Stearns Asset Backed Securities I LLC, one of the companies that executed the within instrument, and also known to me to be the person who executed it on behalf of such limited liability company and acknowledged to me that such limited liability company executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF MARYLAND	)
	)	ss.:
COUNTY OF BALTIMORE	)

On this 29th day of June, 2007, before me, a notary public in and for said State, appeared ____________________, personally known to me on the basis of satisfactory evidence to be an authorized representative of Wells Fargo Bank, National Association that executed the within instrument, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF TEXAS	)
	)	ss.:
COUNTY OF DALLAS	)

On this 29th day of June, 2007, before me, a notary public in and for said State, appeared ________________________, personally known to me on the basis of satisfactory evidence to be an authorized representative of EMC Mortgage Corporation, one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

EXHIBIT A-1

FORM OF CLASS A CERTIFICATES

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

[FOR CLASS A-1, A-2, A-3, A-4, A-5 AND A-7] THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND REALIZED LOSSES ALLOCABLE HERETO AS DESCRIBED IN THE AGREEMENT. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CERTIFICATE PRINCIPAL BALANCE BY INQUIRY OF THE TRUSTEE NAMED HEREIN.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Certificate No. 1	[Adjustable Rate][___]%

Class A-[1][2][3][4][5][6][7] Senior

Date of Pooling and Servicing Agreement and Cut-off Date: June 1, 2007	Aggregate Initial Certificate [Principal Balance][Notional Amount] of this Certificate as of the Cut-off Date: $[_____________]

First Distribution Date: July 25, 2007	Initial Certificate [Principal Balance][Notional Amount] of this Certificate as of the Cut-off Date: $[_____________]

Master Servicer: EMC Mortgage Corporation	CUSIP: [___________]

Assumed Final Distribution Date: July 25, 2037

ASSET-BACKED CERTIFICATE
SERIES 2007-AC5

evidencing a percentage interest in the distributions allocable to the Class A-[1][2][3][4][5][6][7] Certificates with respect to a Trust Fund consisting primarily of  a pool of conventional, one- to four-family, fixed interest rate mortgage loans sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Bear Stearns Asset Backed Securities I LLC, the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Bear Stearns Asset Backed Securities I LLC, the Master Servicer or the Trustee or any of their affiliates or any other person. None of Bear Stearns Asset Backed Securities I LLC, the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Bear Stearns Asset Backed Securities I LLC (“BSABS I”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) and Master Funding LLC to BSABS I.  EMC will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the “Agreement”), among BSABS I, as depositor (the “Depositor”), EMC, as Master Servicer, seller and company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement.  This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

[For Class A-1, A-2, A-3 and A-4] Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Certificate Principal Balance hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last day (or if such last day is not a Business Day, the Business Day immediately preceding such last day) of the calendar month immediately preceding the month in which the Distribution Date occurs, an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month following the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Certificate Principal Balance of this Class of Certificates will be reduced to zero.

[For Class A-5 and Class A-7] Interest on this Certificate will accrue from and including the 25th day of the calendar month preceding the month in which a Distribution Date (as hereinafter defined) occurs to and including the 24th day of the calendar month in which that Distribution Date occurs on the Certificate Principal Balance hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the Business Day immediately preceding such Distribution Date so long as such Certificate remains in book-entry form (and otherwise, the close of business on the last Business Day of the month immediately preceding the month of such Distribution Date), an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Certificate Principal Balance of this Class of Certificates will be reduced to zero.

[For Class A-6] Interest on this Certificate will accrue from and including the 25th day of the calendar month preceding the month in which a Distribution Date (as hereinafter defined) occurs to and including the 24th day of the calendar month in which that Distribution Date occurs on the Certificate Notional Amount hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the Business Day immediately preceding such Distribution Date so long as such Certificate remains in book-entry form (and otherwise, the close of business on the last Business Day of the month immediately preceding the month of such Distribution Date), an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount (of interest, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Certificate Notional Amount of this Class of Certificates will be reduced to zero.  The Class A-6 Certificates have no Certificate Principal Balance.

 [For Class A-1, A-2, A-3, A-4, A-5 and A-7] Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement, by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice. The Initial Certificate Principal Balance of this Certificate is set forth above. The Certificate Principal Balance hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable thereto.

[For Class A-6] Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement, by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice. The Initial Certificate Notional Amount of this Certificate is set forth above.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Certificates evidencing over 50% of the Voting Rights of the Certificates, or with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes, as applicable.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate.  The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.  The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and  disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other related assets of the Trust Fund in accordance with the terms of the Agreement.  Such optional repurchase may be made only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to a certain percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date as set forth in the Agreement. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date (as defined in the Agreement).

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: June 29, 2007	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-[1][2][3][4][5][6][7] Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

This assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________, for the account of ______________________________________________, account number ___________, or, if mailed by check, to _________________________________________________, Applicable statements should be mailed to _________________________________________________________ ____________________________________, This information is provided by_____________________________________________, the assignee named above, or ___________________________________________, as its agent.

EXHIBIT A-2

FORM OF CLASS X CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED WILL BE REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT WILL BE MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Certificate No.1	Variable

Class X Senior

Date of Pooling and Servicing Agreement and Cut-off Date: June 1, 2007	Aggregate Initial Certificate Notional Amount of this Certificate as of the Cut-off Date: $[________]

First Distribution Date: July 25, 2007	Initial Certificate Notional Amount of this Certificate as of the Cut-off Date: $[________]

Master Servicer: EMC Mortgage Corporation	CUSIP: [________]

Assumed Final Distribution Date: July 25, 2037

ASSET-BACKED CERTIFICATE
SERIES 2007-AC5

evidencing a percentage interest in the distributions allocable to the Class X Certificates with respect to a Trust Fund consisting primarily of a pool of conventional, one- to four-family, fixed interest rate mortgage loans sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Bear Stearns Asset Backed Securities I LLC, the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Bear Stearns Asset Backed Securities I LLC, the Master Servicer, the Trustee or any of their affiliates or any other person. None of Bear Stearns Asset Backed Securities I LLC, the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Bear Stearns Asset Backed Securities I LLC (“BSABS I”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) and Master Funding LLC to BSABS I. EMC will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among BSABS I, as depositor (the “Depositor”), EMC, as Master Servicer, seller and company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Notional Amount hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last day (or if such last day is not a Business Day, the Business Day immediately preceding such last day) of the calendar month immediately preceding the month in which the Distribution Date occurs, an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amounts required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month following the latest scheduled maturity date of any Mortgage Loan.

Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

Each holder of a Certificate or beneficial ownership shall be deemed to have made the representations set forth in section 7.02(b) of the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Certificates evidencing over 50% of the Voting Rights of the Certificates, or with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes, as applicable.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate.  The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other related assets of the Trust Fund in accordance with the terms of the Agreement.  Such optional repurchase may be made only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to a certain percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date as set forth in the Agreement. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date (as defined in the Agreement).

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: June 29, 2007	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class X Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

This assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________, for the account of ______________________________________________, account number ___________, or, if mailed by check, to _________________________________________________, Applicable statements should be mailed to _________________________________________________________ ____________________________________, This information is provided by_____________________________________________, the assignee named above, or ___________________________________________, as its agent.

EXHIBIT A-3

FORM OF CLASS PO CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON.   ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CERTIFICATE PRINCIPAL BALANCE BY INQUIRY OF THE TRUSTEE NAMED HEREIN.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED WILL BE REGISTERED IN THE NAME OF CEDE & CO. OR SUCHOTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT WILL BE MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Certificate No.1	Pass-Through Rate: 0.000%

Class PO Senior

Date of Pooling and Servicing Agreement and Cut-off Date: June 1, 2007	Aggregate Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $[_____________]

First Distribution Date: July 25, 2007	Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $[_____________]

Master Servicer: EMC Mortgage Corporation	CUSIP: [____________]

Assumed Final Distribution Date: July 25, 2037

ASSET-BACKED CERTIFICATE
SERIES 2007-AC5

evidencing a percentage interest in the distributions allocable to the Class PO Certificates with respect to a Trust Fund consisting primarily of a pool of conventional, one- to four-family, fixed interest rate mortgage loans sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Bear Stearns Asset Backed Securities I LLC, the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Bear Stearns Asset Backed Securities I LLC, the Master Servicer, the Trustee  or any of their affiliates or any other person. None of  Bear Stearns Asset Backed Securities I LLC, the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Bear Stearns Asset Backed Securities I LLC (“BSABS I”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) and Master Funding LLC to BSABS I. EMC will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among BSABS I, as depositor (the “Depositor”), EMC, as Master Servicer, seller and company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last day (or if such last day is not a Business Day, the Business Day immediately preceding such last day) of the calendar month immediately preceding the month in which the Distribution Date occurs, an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amounts required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month following the latest scheduled maturity date of any Mortgage Loan.

Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Certificates evidencing over 50% of the Voting Rights of the Certificates, or with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes, as applicable.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate.  The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other related assets of the Trust Fund in accordance with the terms of the Agreement.  Such optional repurchase may be made only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to a certain percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date as set forth in the Agreement. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date (as defined in the Agreement).

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: June 29, 2007	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class PO Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

This assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________, for the account of ______________________________________________, account number ___________, or, if mailed by check, to _________________________________________________, Applicable statements should be mailed to _________________________________________________________ ____________________________________, This information is provided by_____________________________________________, the assignee named above, or ___________________________________________, as its agent.

EXHIBIT A-4

FORM OF CLASS R[-1][-2][-3] CERTIFICATES

THIS CERTIFICATE MAY NOT BE HELD BY OR TRANSFERRED TO A NON-UNITED STATES PERSON OR A DISQUALIFIED ORGANIZATION (AS DEFINED BELOW).

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

NO TRANSFER OF THIS CERTIFICATE SHALL BE MADE TO ANY PERSON, UNLESS THE TRANSFEREE PROVIDES EITHER (I) A CERTIFICATION PURSUANT TO SECTION 7.02(b) OF THE AGREEMENT (AS DEFINED BELOW) OR (II) AN OPINION OF COUNSEL PURSUANT TO 7.02(b) OF THE AGREEMENT, SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE PERMISSIBLE UNDER APPLICABLE LAW, WILL NOT CONSTITUTE OR RESULT IN ANY NON-EXEMPT PROHIBITED TRANSACTIONS UNDER SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE TRUSTEE, MASTER SERVICER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE UNDERTAKEN IN THE AGREEMENT.

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES A TRANSFER AFFIDAVIT TO THE TRUSTEE THAT (1) SUCH TRANSFEREE IS NOT (A) THE UNITED STATES, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY POSSESSION OF THE UNITED STATES, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING (OTHER THAN AN INSTRUMENTALITY WHICH IS A CORPORATION IF ALL OF ITS ACTIVITIES ARE SUBJECT TO TAX AND EXCEPT FOR FREDDIE MAC, A MAJORITY OF ITS BOARD OF DIRECTORS IS NOT SELECTED BY SUCH GOVERNMENTAL UNIT), (B) A FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION, OR ANY AGENCY OR INSTRUMENTALITY OF EITHER OF THE FOREGOING, (C) ANY ORGANIZATION (OTHER THAN CERTAIN FARMERS’ COOPERATIVES DESCRIBED IN SECTION 521 OF THE CODE) WHICH IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE (INCLUDING THE TAX IMPOSED BY SECTION 511 OF THE CODE ON UNRELATED BUSINESS TAXABLE INCOME), (D) RURAL ELECTRIC AND TELEPHONE COOPERATIVES DESCRIBED IN SECTION 1381(a)(2)(C) OF THE CODE, (E) AN ELECTING LARGE PARTNERSHIP UNDER SECTION 775(a) OF THE CODE (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES (A), (B), (C), (D) OR (E) BEING HEREIN REFERRED TO AS A “DISQUALIFIED ORGANIZATION”), OR (F) AN AGENT OF A DISQUALIFIED ORGANIZATION, (2) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX, (3) SUCH TRANSFEREE SATISFIES CERTAIN ADDITIONAL CONDITIONS RELATING TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND (4) SUCH TRANSFEREE IS A UNITED STATES PERSON.  NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OR ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR AN AGENT OF A DISQUALIFIED ORGANIZATION OR A NON-UNITED STATES PERSON, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE.  EACH HOLDER OF THIS CERTIFICATE BY ACCEPTANCE OF THIS CERTIFICATE SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH.

Certificate No. 1	Pass-Through Rate: _____%

Class R[-1][-2][-3]

Date of Pooling and Servicing Agreement and Cut-off Date: June 1, 2007	Aggregate Initial Current Principal Balance of this Certificate as of the Cut-off Date: $______________

First Distribution Date: July 25, 2007	Initial Current Principal Balance of this Certificate as of the Cut-off Date: $______________

Master Servicer: EMC Mortgage Corporation	CUSIP: [____________]

Assumed Final Distribution Date: July 25, 2037

ASSET-BACKED CERTIFICATE
SERIES 2007-AC5

evidencing a percentage interest in the distributions allocable to the Class R[-1][-2][-3] Certificates with respect to a Trust Fund consisting primarily of a pool of conventional, one- to four-family, fixed interest rate mortgage loans sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Bear Stearns Asset Backed Securities I LLC, the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Bear Stearns Asset Backed Securities I LLC, the Master Servicer or the Trustee or any of their affiliates or any other person. None of Bear Stearns Asset Backed Securities I LLC, the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Bear, Stearns Securities Corp. is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Bear Stearns Asset Backed Securities I LLC (“BSABS I”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) and Master Funding LLC to BSABS I. EMC will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among BSABS I, as depositor (the “Depositor”), EMC, as Master Servicer, seller and company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

Each Holder of this Certificate will be deemed to have agreed to be bound by the restrictions set forth in the Agreement to the effect that (i) each person holding or acquiring any Ownership Interest in this Certificate must be a Permitted Transferee, (ii) the transfer of any Ownership Interest in this Certificate will be conditioned upon the delivery to the Trustee of, among other things, an affidavit to the effect that it is a Permitted Transferee, (iii) any attempted or purported transfer of any Ownership Interest in this Certificate in violation of such restrictions will be absolutely null and void and will vest no rights in the purported transferee, and (iv) if any person other than a Permitted Transferee acquires any Ownership Interest in this Certificate in violation of such restrictions, then the Depositor will have the right, in its sole discretion and without notice to the Holder of this Certificate, to sell this Certificate to a purchaser selected by the Depositor, which purchaser may be the Depositor, or any affiliate of the Depositor, on such terms and conditions as the Depositor may choose.

The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last day (or if such last day is not a Business Day, the Business Day immediately preceding such last day) of the calendar month immediately preceding the month in which the Distribution Date occurs, an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amounts required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month following the latest scheduled maturity date of any Mortgage Loan.

Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement, by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice.

No transfer of this Certificate shall be made to any person, unless the transferee provides either (i) a certification pursuant to section 7.02(b) of the Agreement or an (ii) Opinion of Counsel pursuant to section 7.02(b) of the Agreement, satisfactory to the Trustee that the purchase and holding of this Certificate are permissible under applicable law, will not constitute or result in any non-exempt prohibited transactions under Section 406 ERISA or Section 4975 of the Code and will not subject the Trustee, Master Servicer or the Depositor to any obligation or liability in addition to those undertaken in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Certificates evidencing over 50% of the Voting Rights of the Certificates, or with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes, as applicable.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate.  The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and  disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other related assets of the Trust Fund in accordance with the terms of the Agreement.  Such optional repurchase may be made only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to a certain percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date as set forth in the Agreement. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date (as defined in the Agreement).

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: June 29, 2007	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class R[-1][-2][-3]Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

This assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________, for the account of ______________________________________________, account number ___________, or, if mailed by check, to _________________________________________________, Applicable statements should be mailed to _________________________________________________________ ____________________________________, This information is provided by_____________________________________________, the assignee named above, or ___________________________________________, as its agent.

EXHIBIT A-5

FORM OF CLASS B CERTIFICATES

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE SENIOR CERTIFICATES [,] [AND] [CLASS B-1 CERTIFICATES] [,] [AND] [CLASS B-2 CERTIFICATES] [,] [AND] [CLASS B-3 CERTIFICATES] [,] [AND] [CLASS B-4 CERTIFICATES] [AND] [CLASS B-5 CERTIFICATES] AS DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND REALIZED LOSSES ALLOCABLE HERETO AS DESCRIBED IN THE AGREEMENT. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CERTIFICATE PRINCIPAL BALANCE BY INQUIRY OF THE TRUSTEE NAMED HEREIN.

[FOR CLASS B-1, B-2 AND B-3][UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[FOR CLASS B-1, B-2 AND B-3] [EACH HOLDER OF A CERTIFICATE OR BENEFICIAL OWNERSHIP SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH IN SECTION 7.02(b) OF THE AGREEMENT.]

[FOR CLASS B-4, B-5 AND B-6][THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2),(3) OR (7) (OR ANY ENTITY IN WHICH ALL OF THE EQUITY HOLDERS COME WITHIN SUCH PARAGRAPHS) OF REGULATION D UNDER THE ACT PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE ACT, SUBJECT TO (A) THE RECEIPT BY THE TRUSTEE OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE TRUSTEE OF AN OPINION OF COUNSEL AS TO COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES. THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE TRANSFEREE CERTIFIES OR REPRESENTS THAT THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (I) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION CLASS EXEMPTION (“PTCE”) 84-14, PTCE  91-38, PTCE 90-1, PTCE 95-60 OR PTCE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE MASTER SERVICER OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE, OR PROVIDES AN OPINION OF COUNSEL TO SUCH EFFECT.]

Certificate No. 1	Variable Rate

Class B-[1][2][3][4][5][6] Subordinate

Date of Pooling and Servicing Agreement and Cut-off Date: June 1, 2007	Aggregate Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $[________________]

First Distribution Date: July 25, 2007	Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $[________________]

Master Servicer: EMC Mortgage Corporation	CUSIP: [_______________]

Assumed Final Distribution Date: July 25, 2037

ASSET-BACKED CERTIFICATE
SERIES 2007-AC5

evidencing a percentage interest in the distributions allocable to the Class B-[1][2][3][4][5][6] Certificates with respect to a Trust Fund consisting primarily of a pool of conventional, one- to four-family, fixed interest rate mortgage loans sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Bear Stearns Asset Backed Securities I LLC, the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Bear Stearns Asset Backed Securities I LLC, the Master Servicer or the Trustee or any of their affiliates or any other person. None of Bear Stearns Asset Backed Securities I LLC, the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that ___________ is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Bear Stearns Asset Backed Securities I LLC (“BSABS I”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) and Master Funding LLC to BSABS I. EMC will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among BSABS I, as depositor (the “Depositor”), EMC, as Master Servicer, seller and company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Certificate Principal Balance hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last day (or if such last day is not a Business Day, the Business Day immediately preceding such last day) of the calendar month immediately preceding the month in which the Distribution Date occurs, an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month following the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Certificate Principal Balance of this Class of Certificates will be reduced to zero.

Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement, by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice. The Initial Certificate Principal Balance of this Certificate is set forth above. The Certificate Principal Balance hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

[For Class B-4, B-5 and B-6] [No transfer of this Class B-4, B-5 and B-6] Certificate will be made unless such transfer is (i) exempt from the registration requirements of the Securities Act of 1933, as amended, and any applicable state securities laws or is made in accordance with said Act and laws and (ii) made in accordance with Section 7.02 of the Agreement.  In the event that such transfer is to be made the Trustee shall register such transfer if, (i) made to a transferee who has provided the Trustee with evidence as to its QIB status; or (ii) (A) the transferor has advised the Trustee in writing that the Certificate is being transferred to an Institutional Accredited Investor and (B) prior to such transfer the transferee furnishes to the Trustee an Investment Letter; provided that if based upon an Opinion of Counsel to the effect that (A) and (B) above are not sufficient to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable laws, the Trustee shall as a condition of the registration of any such transfer require the transferor to furnish such other certifications, legal opinions or other information prior to registering the transfer of this Certificate as shall be set forth in such Opinion of Counsel.]

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

[For Class B-1, B-2 and B-3] [Each holder of a Certificate or beneficial ownership shall be deemed to have made the representations set forth in section 7.02(b) of the Agreement.]

[For Class B-4, B-5 and B-6] [This Certificate may not be acquired directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, unless the transferee certifies or represents that the proposed transfer and holding of a Certificate and the servicing, management and operation of the trust and its assets: (i) will not result in any prohibited transaction which is not covered under an individual or class prohibited transaction exemption, including, but not limited to, Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60 or PTCE 96-23 and (ii) will not give rise to any additional obligations on the part of the Depositor, the Master Servicer or the Trustee, which will be deemed represented by an owner of a Book-Entry Certificate or a Global Certificate, or an Opinion of Counsel specified in section 7.02 of the Agreement is provided. This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.]

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Certificates evidencing over 50% of the Voting Rights of the Certificates, or with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes, as applicable.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate.  The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.  The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and  disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other related assets of the Trust Fund in accordance with the terms of the Agreement.  Such optional repurchase may be made only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to a certain percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date as set forth in the Agreement. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date (as defined in the Agreement).

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: June 29, 2007	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class B-[1][2][3][4][5][6] Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

This assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________, for the account of ______________________________________________, account number ___________, or, if mailed by check, to _________________________________________________, Applicable statements should be mailed to _________________________________________________________ ____________________________________, This information is provided by_____________________________________________, the assignee named above, or ___________________________________________, as its agent.

EXHIBIT A-6

FORM OF CLASS P CERTIFICATES

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON.   ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CERTIFICATE PRINCIPAL BALANCE BY INQUIRY OF THE TRUSTEE NAMED HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2),(3) OR (7) (OR ANY ENTITY IN WHICH ALL OF THE EQUITY HOLDERS COME WITHIN SUCH PARAGRAPHS) OF REGULATION D UNDER THE ACT PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE ACT, SUBJECT TO (A) THE RECEIPT BY THE TRUSTEE OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT (AS DEFINED BELOW) AND (B) THE RECEIPT BY THE TRUSTEE OF AN OPINION OF COUNSEL AS TO COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES.

NO TRANSFER OF THIS CERTIFICATE SHALL BE MADE TO ANY PERSON, UNLESS THE TRANSFEREE PROVIDES EITHER (I) A CERTIFICATION PURSUANT TO SECTION 7.02(b) OF THE AGREEMENT OR (II) AN OPINION OF COUNSEL PURSUANT TO 7.02(b) OF THE AGREEMENT, SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE PERMISSIBLE UNDER APPLICABLE LAW, WILL NOT CONSTITUTE OR RESULT IN ANY NON-EXEMPT PROHIBITED TRANSACTIONS UNDER SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE TRUSTEE, MASTER SERVICER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE UNDERTAKEN IN THE AGREEMENT.

Certificate No. 1	Percentage Interest: 100%

Class P

Date of Pooling and Servicing Agreement and Cut-off Date: June 1, 2007	Aggregate Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $100.00

First Distribution Date: July 25, 2007	Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $100.00

Master Servicer: EMC Mortgage Corporation	CUSIP: [_________________]

Assumed Final Distribution Date: July 25, 2037

ASSET-BACKED CERTIFICATE
SERIES 2007-AC5

evidencing a percentage interest in the distributions allocable to the Class P Certificates with respect to a Trust Fund consisting primarily of a pool of conventional, one- to four-family, fixed interest rate mortgage loans sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Bear Stearns Asset Backed Securities I LLC, the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Bear Stearns Asset Backed Securities I LLC, the Master Servicer, the Trustee  or any of their affiliates or any other person. None of  Bear Stearns Asset Backed Securities I LLC, the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Bear, Stearns Securities Corp. is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Bear Stearns Asset Backed Securities I LLC (“BSABS I”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) and Master Funding LLC to BSABS I. EMC will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among BSABS I, as depositor (the “Depositor”), EMC, as Master Servicer, seller and company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last day (or if such last day is not a Business Day, the Business Day immediately preceding such last day) of the calendar month immediately preceding the month in which the Distribution Date occurs, an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amounts required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month following the latest scheduled maturity date of any Mortgage Loan.

Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement, by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Trustee shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit D and either E or F, as applicable, and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee or the Master Servicer in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. Neither the Depositor nor the Trustee is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Depositor, the Seller and the Master Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate shall be made to any person, unless the transferee provides either (i) a certification pursuant to section 7.02(b) of the Agreement or an (ii) Opinion of Counsel pursuant to section 7.02(b) of the Agreement, satisfactory to the Trustee that the purchase and holding of this Certificate are permissible under applicable law, will not constitute or result in any non-exempt prohibited transactions under Section 406 ERISA or Section 4975 of the Code and will not subject the Trustee, Master Servicer or the Depositor to any obligation or liability in addition to those undertaken in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Certificates evidencing over 50% of the Voting Rights of the Certificates, or with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes, as applicable.  Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate.  The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.  The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other related assets of the Trust Fund in accordance with the terms of the Agreement.  Such optional repurchase may be made only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to a certain percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date as set forth in the Agreement. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date (as defined in the Agreement).

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: June 29, 2007	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class P Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

This assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________, for the account of ______________________________________________, account number ___________, or, if mailed by check, to _________________________________________________, Applicable statements should be mailed to _________________________________________________________ ____________________________________, This information is provided by_____________________________________________, the assignee named above, or ___________________________________________, as its agent.

EXHIBIT B

MORTGAGE LOAN SCHEDULE

                              SERVICER_NAME                         CITY1                                         STATE
---------------------------------------------------------------------------------------------------------------------------
                              EMC MORTGAGE                          Kailua Kona                                   HI
                              GREENPOINT                            SHASTA LAKE                                   CA
                              GREENPOINT                            CONCORD                                       NC
                              GREENPOINT                            WEST POINT                                    NE
                              GREENPOINT                            AMERICAN FORK                                 UT
                              GREENPOINT                            LOS ANGELES                                   CA
                              GREENPOINT                            OGDEN                                         UT
                              GREENPOINT                            WEST JORDAN                                   UT
                              GREENPOINT                            WEST JORDAN                                   UT
                              GREENPOINT                            CHICAGO                                       IL
                              GREENPOINT                            SPRING GROVE                                  PA
                              GREENPOINT                            DENVER                                        CO
                              GREENPOINT                            DOWNERS GROVE                                 IL
                              GREENPOINT                            WEST JORDAN                                   UT
                              GREENPOINT                            DETROIT                                       MI
                              EMC MORTGAGE                          PHOENIX                                       AZ
                              NATIONAL CITY                         PLANO                                         TX
                              EMC MORTGAGE                          SANFORD                                       FL
                              GREENPOINT                            TALLAHASSEE                                   FL
                              GREENPOINT                            PINE HILL                                     NJ
                              GREENPOINT                            PORTLAND                                      OR
                              GREENPOINT                            MILWAUKIE                                     OR
                              EMC MORTGAGE                          SAN JACINTO                                   CA
                              EMC MORTGAGE                          SANDY SPRINGS                                 GA
                              EMC MORTGAGE                          PALM BEACH SHORES                             FL
                              EMC MORTGAGE                          Brush Prairie                                 WA
                              EMC MORTGAGE                          Houston                                       TX
                              EMC MORTGAGE                          GLENDALE                                      AZ
                              EMC MORTGAGE                          Hixson                                        TN
                              EMC MORTGAGE                          Hixson                                        TN
                              EMC MORTGAGE                          Annandale                                     VA
                              EMC MORTGAGE                          Fort Myers                                    FL
                              EMC MORTGAGE                          Fontana                                       CA
                              EMC MORTGAGE                          HIGHLANDS RANCH                               CO
                              EMC MORTGAGE                          Marietta                                      GA
                              EMC MORTGAGE                          Philadelphia                                  PA
                              EMC MORTGAGE                          Monroe                                        VA
                              EMC MORTGAGE                          Owings Mills                                  MD
                              EMC MORTGAGE                          Tucson                                        AZ
                              EMC MORTGAGE                          Hazlet                                        NJ
                              EMC MORTGAGE                          Glenville                                     MN
                              EMC MORTGAGE                          AZLE                                          TX
                              EMC MORTGAGE                          Corona                                        NY
                              EMC MORTGAGE                          BIRMINGHAM                                    AL
                              EMC MORTGAGE                          OLYMPIA                                       WA
                              EMC MORTGAGE                          Philadelphia                                  PA
                              EMC MORTGAGE                          TYLER                                         TX
                              EMC MORTGAGE                          MC LEAN                                       VA
                              EMC MORTGAGE                          Rialto                                        CA
                              EMC MORTGAGE                          Pauls Valley                                  OK
                              EMC MORTGAGE                          PALATKA                                       FL
                              EMC MORTGAGE                          GREENVILLE                                    OH
                              EMC MORTGAGE                          COLLEGE STATION                               TX
                              EMC MORTGAGE                          GOODYEAR                                      AZ
                              EMC MORTGAGE                          Converse                                      TX
                              EMC MORTGAGE                          San Antonio                                   TX
                              EMC MORTGAGE                          Atlanta                                       GA
                              EMC MORTGAGE                          Standish                                      ME
                              EMC MORTGAGE                          NEW YORK                                      NY
                              EMC MORTGAGE                          LOMA LINDA                                    CA
                              EMC MORTGAGE                          STATEN ISLAND                                 NY
                              EMC MORTGAGE                          NORTH BERGEN                                  NJ
                              EMC MORTGAGE                          PHILADELPHIA                                  PA
                              EMC MORTGAGE                          LA VERNE                                      CA
                              EMC MORTGAGE                          BOZEMAN                                       MT
                              EMC MORTGAGE                          COLUMBUS                                      OH
                              EMC MORTGAGE                          WARREN                                        MI
                              EMC MORTGAGE                          HOUSTON                                       TX
                              EMC MORTGAGE                          CINCINNATI                                    OH
                              EMC MORTGAGE                          BEDFORD HEIGHTS                               OH
                              EMC MORTGAGE                          ELYRIA                                        OH
                              EMC MORTGAGE                          CHICAGO                                       IL
                              EMC MORTGAGE                          DEER PARK                                     TX
                              EMC MORTGAGE                          HOLLYWOOD                                     FL
                              EMC MORTGAGE                          SUMTER                                        SC
                              EMC MORTGAGE                          PETERSBURG                                    MI
                              EMC MORTGAGE                          Las Vegas                                     NV
                              EMC MORTGAGE                          MANASSAS                                      VA
                              EMC MORTGAGE                          LANCASTER                                     TX
                              EMC MORTGAGE                          BONDURANT                                     IA
                              EMC MORTGAGE                          Edinburg                                      TX
                              EMC MORTGAGE                          San Antonio                                   TX
                              EMC MORTGAGE                          FINKSBURG                                     MD
                              EMC MORTGAGE                          NEW YORK                                      NY
                              EMC MORTGAGE                          Port Saint Lucie                              FL
                              EMC MORTGAGE                          Kansas City                                   MO
                              EMC MORTGAGE                          WALDOBORO                                     ME
                              EMC MORTGAGE                          POMPANO BEACH                                 FL
                              EMC MORTGAGE                          PEORIA                                        IL
                              EMC MORTGAGE                          Redding                                       CA
                              EMC MORTGAGE                          Wylie                                         TX
                              EMC MORTGAGE                          MIAMI                                         FL
                              EMC MORTGAGE                          LITTLETON                                     CO
                              EMC MORTGAGE                          LOS ANGELES                                   CA
                              EMC MORTGAGE                          LANSING                                       NY
                              EMC MORTGAGE                          MONACA                                        PA
                              EMC MORTGAGE                          LEXINGTON                                     SC
                              EMC MORTGAGE                          ALPHARETTA                                    GA
                              EMC MORTGAGE                          LORIDA                                        FL
                              EMC MORTGAGE                          RIVERSIDE AREA                                CA
                              EMC MORTGAGE                          LAKE ELSINORE                                 CA
                              EMC MORTGAGE                          COUNTRYSIDE                                   IL
                              EMC MORTGAGE                          PORT SAINT LUCIE                              FL
                              EMC MORTGAGE                          SOMERS POINT                                  NJ
                              EMC MORTGAGE                          ELKINS PARK                                   PA
                              EMC MORTGAGE                          BAKERSFIELD                                   CA
                              EMC MORTGAGE                          HUDSON                                        FL
                              EMC MORTGAGE                          LOS ANGELES                                   CA
                              EMC MORTGAGE                          RANCHO CUCAMONGA                              CA
                              EMC MORTGAGE                          PORTERVILLE                                   CA
                              EMC MORTGAGE                          Winnsboro                                     SC
                              EMC MORTGAGE                          SALISBURY                                     MD
                              EMC MORTGAGE                          Fayetteville                                  AR
                              EMC MORTGAGE                          Miramar                                       FL
                              EMC MORTGAGE                          Colorado Springs                              CO
                              EMC MORTGAGE                          Jacksonville                                  FL
                              EMC MORTGAGE                          SAN ANTONIO                                   TX
                              EMC MORTGAGE                          Oak Park                                      IL
                              EMC MORTGAGE                          Corona                                        CA
                              EMC MORTGAGE                          REVERE                                        MA
                              EMC MORTGAGE                          Avondale                                      AZ
                              EMC MORTGAGE                          Austin                                        TX
                              EMC MORTGAGE                          ARLINGTON                                     VA
                              EMC MORTGAGE                          Oklahoma City                                 OK
                              EMC MORTGAGE                          Portland                                      ME
                              EMC MORTGAGE                          JOSHUA TREE                                   CA
                              EMC MORTGAGE                          EAST ELMHURST                                 NY
                              EMC MORTGAGE                          DALLAS                                        TX
                              EMC MORTGAGE                          POINT PLEASANT BEACH                          NJ
                              EMC MORTGAGE                          Brooklyn                                      NY
                              EMC MORTGAGE                          San Antonio                                   TX
                              EMC MORTGAGE                          SHOW LOW                                      AZ
                              EMC MORTGAGE                          Washoe Valley                                 NV
                              EMC MORTGAGE                          JACKSON                                       TN
                              EMC MORTGAGE                          DULUTH                                        GA
                              EMC MORTGAGE                          STATELINE                                     NV
                              EMC MORTGAGE                          Holiday                                       FL
                              EMC MORTGAGE                          Gulfport                                      MS
                              EMC MORTGAGE                          Miami                                         FL
                              EMC MORTGAGE                          Statesboro                                    GA
                              EMC MORTGAGE                          Phoenix                                       AZ
                              EMC MORTGAGE                          BEECHHURST                                    NY
                              EMC MORTGAGE                          OMAHA                                         NE
                              EMC MORTGAGE                          HAYWARD                                       CA
                              EMC MORTGAGE                          Buckeye                                       AZ
                              EMC MORTGAGE                          Conyers                                       GA
                              EMC MORTGAGE                          SAN ANTONIO                                   TX
                              EMC MORTGAGE                          SALT LAKE CITY                                UT
                              EMC MORTGAGE                          HOPKINS                                       MN
                              EMC MORTGAGE                          WESLEY CHAPEL                                 FL
                              EMC MORTGAGE                          WEST MILTON                                   OH
                              EMC MORTGAGE                          DETROIT                                       MI
                              EMC MORTGAGE                          Kissimmee                                     FL
                              EMC MORTGAGE                          King George                                   VA
                              EMC MORTGAGE                          PHOENIX                                       AZ
                              EMC MORTGAGE                          San Antonio                                   TX
                              EMC MORTGAGE                          MURRIETA                                      CA
                              EMC MORTGAGE                          Isle Of Palms                                 SC
                              EMC MORTGAGE                          BOOTH                                         TX
                              EMC MORTGAGE                          Queen Creek                                   AZ
                              EMC MORTGAGE                          Excelsior                                     MN
                              EMC MORTGAGE                          Des Moines                                    IA
                              EMC MORTGAGE                          Oceanside                                     CA
                              EMC MORTGAGE                          Manchaca                                      TX
                              EMC MORTGAGE                          Clute                                         TX
                              EMC MORTGAGE                          VIRGINIA BCH                                  VA
                              EMC MORTGAGE                          SCOTTSDALE                                    AZ
                              EMC MORTGAGE                          CEDAR RAPIDS                                  IA
                              EMC MORTGAGE                          Chandler                                      AZ
                              EMC MORTGAGE                          Miami                                         FL
                              EMC MORTGAGE                          Lebanon                                       TN
                              EMC MORTGAGE                          Vacaville                                     CA
                              EMC MORTGAGE                          Oakwood                                       GA
                              EMC MORTGAGE                          COS COB                                       CT
                              EMC MORTGAGE                          FAYETTEVILLE                                  NC
                              EMC MORTGAGE                          Charlotte                                     NC
                              EMC MORTGAGE                          Fresno                                        CA
                              NATIONAL CITY                         LANCASTER                                     CA
                              NATIONAL CITY                         LEHIGH ACRES                                  FL
                              NATIONAL CITY                         BURLESON                                      TX
                              NATIONAL CITY                         BUFFALO                                       NY
                              NATIONAL CITY                         PARK FOREST                                   IL
                              NATIONAL CITY                         DAYTON                                        OH
                              NATIONAL CITY                         ABINGDON                                      MD
                              NATIONAL CITY                         FONTANA                                       CA
                              NATIONAL CITY                         ROCKFORD                                      IL
                              NATIONAL CITY                         LIBERTYVILLE                                  IL
                              NATIONAL CITY                         SILVER SPRING                                 MD
                              NATIONAL CITY                         EVANSTON                                      IL
                              NATIONAL CITY                         LAS VEGAS                                     NV
                              NATIONAL CITY                         CHICAGO                                       IL
                              NATIONAL CITY                         SAN DIEGO                                     CA
                              NATIONAL CITY                         MIDLOTHIAN                                    IL
                              NATIONAL CITY                         LOUISVILLE                                    KY
                              NATIONAL CITY                         MASSILLON                                     OH
                              NATIONAL CITY                         WHITE                                         GA
                              NATIONAL CITY                         NORTH PLAINFIELD                              NJ
                              NATIONAL CITY                         MANSFIELD                                     MA
                              NATIONAL CITY                         BALTIMORE                                     MD
                              NATIONAL CITY                         SCOTTSDALE                                    AZ
                              NATIONAL CITY                         FRANKFORT                                     IN
                              NATIONAL CITY                         KENT                                          WA
                              NATIONAL CITY                         FIRESTONE                                     CO
                              NATIONAL CITY                         DAVIE                                         FL
                              NATIONAL CITY                         PORT ST. LUCIE                                FL
                              NATIONAL CITY                         TRENTON                                       NJ
                              NATIONAL CITY                         NOTTINGHAM                                    MD
                              NATIONAL CITY                         BALTIMORE                                     MD
                              NATIONAL CITY                         CLINTON                                       MD
                              NATIONAL CITY                         APALACHICOLA                                  FL
                              NATIONAL CITY                         KALAMAZOO                                     MI
                              NATIONAL CITY                         STOCKTON                                      CA
                              NATIONAL CITY                         BURTONSVILLE                                  MD
                              NATIONAL CITY                         TERRELL                                       TX
                              NATIONAL CITY                         SEDRO WOOLLEY                                 WA
                              NATIONAL CITY                         AURORA                                        IL
                              NATIONAL CITY                         MILILANI                                      HI
                              NATIONAL CITY                         BRIDGEPORT                                    CT
                              NATIONAL CITY                         RESTON                                        VA
                              NATIONAL CITY                         POMPTON LAKES                                 NJ
                              NATIONAL CITY                         HIBBING                                       MN
                              NATIONAL CITY                         MOUNT WASHINGTON                              KY
                              NATIONAL CITY                         TUKWILA                                       WA
                              NATIONAL CITY                         MT WASHINGTON                                 KY
                              NATIONAL CITY                         ALBUQUERQUE                                   NM
                              NATIONAL CITY                         GLEN BURNIE                                   MD
                              NATIONAL CITY                         BEL AIR                                       MD
                              NATIONAL CITY                         ROUND LAKE BEACH                              IL
                              NATIONAL CITY                         ALEXANDRIA                                    VA
                              NATIONAL CITY                         CLEVELAND HEIGHTS                             OH
                              NATIONAL CITY                         MILWAUKIE                                     OR
                              NATIONAL CITY                         VIRGINIA BEACH                                VA
                              NATIONAL CITY                         YORK                                          PA
                              NATIONAL CITY                         RICHMOND                                      VA
                              NATIONAL CITY                         BALTIMORE                                     MD
                              NATIONAL CITY                         SPANISH FORK                                  UT
                              NATIONAL CITY                         HAMILTON                                      OH
                              NATIONAL CITY                         GLEN BURNIE                                   MD
                              NATIONAL CITY                         HANOVER                                       PA
                              NATIONAL CITY                         INDIANAPOLIS                                  IN
                              NATIONAL CITY                         LEWISVILLE                                    TX
                              NATIONAL CITY                         SALT LAKE CITY                                UT
                              NATIONAL CITY                         PEORIA                                        IL
                              NATIONAL CITY                         CANFIELD                                      OH
                              NATIONAL CITY                         BARRON                                        WI
                              EMC MORTGAGE                          Toms River                                    NJ
                              EMC MORTGAGE                          Dayton                                        NV
                              EMC MORTGAGE                          Miami                                         FL
                              EMC MORTGAGE                          LILBURN                                       GA
                              EMC MORTGAGE                          MASPETH                                       NY
                              EMC MORTGAGE                          WESTCHESTER                                   IL
                              EMC MORTGAGE                          Memphis                                       TN
                              EMC MORTGAGE                          Randolph                                      NY
                              EMC MORTGAGE                          Compton                                       CA
                              EMC MORTGAGE                          Reston                                        VA
                              EMC MORTGAGE                          SAN BERNARDINO                                CA
                              EMC MORTGAGE                          GLEN BURNIE                                   MD
                              EMC MORTGAGE                          ATLANTA                                       GA
                              EMC MORTGAGE                          KRUM                                          TX
                              EMC MORTGAGE                          Bethany                                       MO
                              EMC MORTGAGE                          Melbourne Beach                               FL
                              EMC MORTGAGE                          TALENT                                        OR
                              EMC MORTGAGE                          HAMPTON                                       VA
                              EMC MORTGAGE                          CHANDLER                                      AZ
                              EMC MORTGAGE                          Piney Creek                                   NC
                              EMC MORTGAGE                          Houston                                       TX
                              EMC MORTGAGE                          DE PERE                                       WI
                              EMC MORTGAGE                          Woodbridge                                    VA
                              EMC MORTGAGE                          BOYNE CITY                                    MI
                              EMC MORTGAGE                          BALTIMORE                                     MD
                              EMC MORTGAGE                          NEPTUNE                                       NJ
                              EMC MORTGAGE                          Frisco                                        TX
                              EMC MORTGAGE                          SAINT PAUL                                    MN
                              EMC MORTGAGE                          Austin                                        TX
                              EMC MORTGAGE                          Richmond                                      VA
                              EMC MORTGAGE                          STAMFORD                                      CT
                              EMC MORTGAGE                          King George                                   VA
                              EMC MORTGAGE                          Kissimmee                                     FL
                              EMC MORTGAGE                          SAN FRANCISCO                                 CA
                              EMC MORTGAGE                          AURORA                                        CO
                              EMC MORTGAGE                          Sonoma                                        CA
                              EMC MORTGAGE                          HESPERIA                                      CA
                              EMC MORTGAGE                          TAMPA                                         FL
                              EMC MORTGAGE                          KINGS MOUNTIAN                                NC
                              EMC MORTGAGE                          Norfolk                                       VA
                              EMC MORTGAGE                          Phoenix                                       AZ
                              EMC MORTGAGE                          Snohomish                                     WA
                              EMC MORTGAGE                          Durham                                        NC
                              EMC MORTGAGE                          WINTER PARK                                   FL
                              EMC MORTGAGE                          Henderson                                     NV
                              EMC MORTGAGE                          Murfreesboro                                  TN
                              EMC MORTGAGE                          Union City                                    NJ
                              EMC MORTGAGE                          San Antonio                                   TX
                              EMC MORTGAGE                          Kennewick                                     WA
                              EMC MORTGAGE                          Virginia Beach                                VA
                              EMC MORTGAGE                          GENEVA                                        IL
                              EMC MORTGAGE                          FT WASHINGTON                                 MD
                              EMC MORTGAGE                          MESA                                          AZ
                              EMC MORTGAGE                          Barstow                                       CA
                              EMC MORTGAGE                          SARASOTA                                      FL
                              EMC MORTGAGE                          Barstow                                       CA
                              EMC MORTGAGE                          Fairfield                                     CT
                              EMC MORTGAGE                          Henderson                                     NV
                              EMC MORTGAGE                          PHOENIX                                       AZ
                              EMC MORTGAGE                          MAURERTOWN                                    VA
                              EMC MORTGAGE                          GRAND PRAIRIE                                 TX
                              EMC MORTGAGE                          NEW CASTLE                                    CO
                              EMC MORTGAGE                          DECATUR                                       TX
                              EMC MORTGAGE                          ALBUQUERQUE                                   NM
                              EMC MORTGAGE                          SANGER                                        TX
                              EMC MORTGAGE                          FRESNO                                        CA
                              EMC MORTGAGE                          FORT LAUDERDALE                               FL
                              EMC MORTGAGE                          LILBURN                                       GA
                              EMC MORTGAGE                          SPRINGFIELD                                   VA
                              EMC MORTGAGE                          CRESWELL                                      OR
                              EMC MORTGAGE                          Orlando                                       FL
                              EMC MORTGAGE                          Chicago                                       IL
                              EMC MORTGAGE                          Tomball                                       TX
                              EMC MORTGAGE                          Laredo                                        TX
                              EMC MORTGAGE                          SKILLMAN                                      NJ
                              EMC MORTGAGE                          LAS VEGAS                                     NV
                              EMC MORTGAGE                          Halethorpe                                    MD
                              EMC MORTGAGE                          GEORGETOWN                                    TX
                              EMC MORTGAGE                          BURLINGTON                                    NC
                              EMC MORTGAGE                          NORTH CHATHAM                                 MA
                              EMC MORTGAGE                          RYE                                           NH
                              EMC MORTGAGE                          Hilton Head                                   SC
                              EMC MORTGAGE                          WINFIELD                                      IL
                              EMC MORTGAGE                          COCOA                                         FL
                              EMC MORTGAGE                          Clarksville                                   IN
                              EMC MORTGAGE                          BLUFFTON                                      SC
                              EMC MORTGAGE                          LAKE WORTH                                    FL
                              EMC MORTGAGE                          Wenatchee                                     WA
                              EMC MORTGAGE                          FRANKLIN TOWNSHIP                             NJ
                              EMC MORTGAGE                          PENN VALLEY                                   CA
                              EMC MORTGAGE                          Rockville                                     MD
                              EMC MORTGAGE                          Brooklyn                                      NY
                              EMC MORTGAGE                          RICHMOND                                      VA
                              EMC MORTGAGE                          KANSAS CITY                                   MO
                              EMC MORTGAGE                          Hialeah                                       FL
                              EMC MORTGAGE                          Denver                                        CO
                              EMC MORTGAGE                          BUNCOMBE                                      NC
                              EMC MORTGAGE                          ALBUQUERQUE                                   NM
                              EMC MORTGAGE                          Palmdale                                      CA
                              EMC MORTGAGE                          St Peterburg                                  FL
                              EMC MORTGAGE                          Hoschton                                      GA
                              EMC MORTGAGE                          POMONA                                        CA
                              EMC MORTGAGE                          EVESHAM                                       NJ
                              EMC MORTGAGE                          MISSOURI CITY                                 TX
                              FIFTH THIRD BAN                       VALPARAISO                                    IN
                              FIFTH THIRD BAN                       YPSILANTI                                     MI
                              FIFTH THIRD BAN                       BERWYN                                        IL
                              EMC MORTGAGE                          Muskegon                                      MI
                              EMC MORTGAGE                          Lutz                                          FL
                              EMC MORTGAGE                          JUPITER                                       FL
                              EMC MORTGAGE                          ARLINGTON                                     VA
                              EMC MORTGAGE                          GREEN COVE SPRINGS                            FL
                              EMC MORTGAGE                          MIA SHORES                                    FL
                              EMC MORTGAGE                          SUWANEE                                       GA
                              EMC MORTGAGE                          CHURCHVILLE                                   IA
                              EMC MORTGAGE                          GREELEY                                       CO
                              EMC MORTGAGE                          Chicago                                       IL
                              EMC MORTGAGE                          Brooklyn Park                                 MN
                              EMC MORTGAGE                          SEVEN VALLEYS                                 PA
                              EMC MORTGAGE                          CROWLEY                                       TX
                              EMC MORTGAGE                          YORK                                          PA
                              EMC MORTGAGE                          BAKERSFIELD                                   CA
                              EMC MORTGAGE                          ADELANTO                                      CA
                              EMC MORTGAGE                          SURPRISE                                      AZ
                              EMC MORTGAGE                          BAKERSFIELD                                   CA
                              EMC MORTGAGE                          MANASSAS                                      VA
                              EMC MORTGAGE                          HUDSON                                        FL
                              EMC MORTGAGE                          PALMETTO                                      FL
                              EMC MORTGAGE                          ATLANTA                                       GA
                              EMC MORTGAGE                          Rockville                                     MD
                              EMC MORTGAGE                          LA CANADA FLINTRIDGE                          CA
                              EMC MORTGAGE                          GAINESVILLE                                   TX
                              EMC MORTGAGE                          Broomfield                                    CO
                              EMC MORTGAGE                          Edinburg                                      TX
                              EMC MORTGAGE                          GREENSBORO                                    GA
                              EMC MORTGAGE                          NORTH LAS VEGAS                               NV
                              EMC MORTGAGE                          CLEARFIELD                                    UT
                              EMC MORTGAGE                          FRESNO                                        CA
                              EMC MORTGAGE                          Newport News                                  VA
                              EMC MORTGAGE                          DALLAS                                        GA
                              EMC MORTGAGE                          LAS VEGAS                                     NV
                              MID AMERICA BAN                       Palatine                                      IL
                              EMC MORTGAGE                          Marietta                                      GA
                              MID AMERICA BAN                       Burr Ridge                                    IL
                              EMC MORTGAGE                          LOS ANGELES                                   CA
                              EMC MORTGAGE                          Lehi                                          UT
                              EMC MORTGAGE                          Henderson                                     NV
                              EMC MORTGAGE                          Wesley Chapel                                 FL
                              EMC MORTGAGE                          Elkridge                                      MD
                              EMC MORTGAGE                          LAWRENCEVILLE                                 GA
                              EMC MORTGAGE                          ARLINGTON                                     VA
                              EMC MORTGAGE                          PHOENIX                                       AZ
                              EMC MORTGAGE                          CHINO VALLEY                                  AZ
                              EMC MORTGAGE                          Elma                                          WA
                              EMC MORTGAGE                          GEORGETOWN                                    TX
                              EMC MORTGAGE                          Palmdale                                      CA
                              EMC MORTGAGE                          South Portland                                ME
                              EMC MORTGAGE                          Fresno                                        CA
                              EMC MORTGAGE                          San Antonio                                   TX
                              EMC MORTGAGE                          Granite Shoals                                TX
                              EMC MORTGAGE                          Minneapolis                                   MN
                              EMC MORTGAGE                          MIAMI                                         FL
                              EMC MORTGAGE                          CLIFTON                                       VA
                              EMC MORTGAGE                          LAS VEGAS                                     NV
                              EMC MORTGAGE                          TEMECULA                                      CA
                              EMC MORTGAGE                          SOUTH GATE                                    CA
                              EMC MORTGAGE                          WOODBRIDGE                                    VA
                              EMC MORTGAGE                          MOGANVILLE                                    NJ
                              EMC MORTGAGE                          Casselberry                                   FL
                              EMC MORTGAGE                          Frankfort                                     IL
                              EMC MORTGAGE                          Longville                                     MN
                              EMC MORTGAGE                          Des Moines                                    IA
                              EMC MORTGAGE                          Waddell                                       AZ
                              NATIONAL CITY                         COLUMBIA                                      MD
                              NATIONAL CITY                         HASLET                                        TX
                              NATIONAL CITY                         LAREDO                                        TX
                              NATIONAL CITY                         BOWIE                                         MD
                              NATIONAL CITY                         BRONX                                         NY
                              NATIONAL CITY                         INDIANAPOLIS                                  IN
                              NATIONAL CITY                         HOUSTON                                       TX
                              NATIONAL CITY                         NEWARK                                        NJ
                              NATIONAL CITY                         BROADVIEW HEIGHTS                             OH
                              NATIONAL CITY                         COCONUT CREEK                                 FL
                              NATIONAL CITY                         SAN DIEGO                                     CA
                              NATIONAL CITY                         GILBERT                                       AZ
                              NATIONAL CITY                         HARDWICK                                      MA
                              NATIONAL CITY                         ZANESVILLE                                    OH
                              NATIONAL CITY                         SNELLVILLE                                    GA
                              NATIONAL CITY                         TEXARKANA                                     AR
                              NATIONAL CITY                         GLENDALE                                      AZ
                              NATIONAL CITY                         VIRGINIA BEACH                                VA
                              NATIONAL CITY                         GOLD CANYON                                   AZ
                              NATIONAL CITY                         INDIANAPOLIS                                  IN
                              NATIONAL CITY                         RICHMOND                                      VA
                              NATIONAL CITY                         BALTIMORE                                     MD
                              NATIONAL CITY                         SPOKANE                                       WA
                              NATIONAL CITY                         LONG BEACH                                    CA
                              NATIONAL CITY                         VERMILION                                     OH
                              NATIONAL CITY                         VERMILION                                     OH
                              NATIONAL CITY                         LUSBY                                         MD
                              NATIONAL CITY                         BALLWIN                                       MO
                              NATIONAL CITY                         LAKEWOOD                                      OH
                              NATIONAL CITY                         KAUNAKAKAI                                    HI
                              NATIONAL CITY                         MIRAMAR                                       FL
                              NATIONAL CITY                         ZANESVILLE                                    OH
                              NATIONAL CITY                         MIAMI                                         FL
                              NATIONAL CITY                         MONROE                                        GA
                              NATIONAL CITY                         AKRON                                         OH
                              NATIONAL CITY                         WEST GROVE                                    PA
                              NATIONAL CITY                         HINCKLEY                                      OH
                              NATIONAL CITY                         SPRINGFIELD                                   TN
                              NATIONAL CITY                         GAINESVILLE                                   FL
                              NATIONAL CITY                         STOCKTON                                      CA
                              NATIONAL CITY                         SAN ANDREAS                                   CA
                              NATIONAL CITY                         PARADISE                                      CA
                              NATIONAL CITY                         PARADISE                                      CA
                              NATIONAL CITY                         PHOENIX                                       AZ
                              NATIONAL CITY                         SALEM                                         OH
                              NATIONAL CITY                         GREENSBORO                                    NC
                              NATIONAL CITY                         MANTECA                                       CA
                              NATIONAL CITY                         CINCINNATI                                    OH
                              NATIONAL CITY                         RICHMOND                                      VA
                              NATIONAL CITY                         RICHMOND                                      VA
                              NATIONAL CITY                         NEWBURG                                       MD
                              NATIONAL CITY                         SACRAMENTO                                    CA
                              NATIONAL CITY                         NORFOLK                                       VA
                              NATIONAL CITY                         BURBANK                                       IL
                              NATIONAL CITY                         SEMINOLE                                      FL
                              NATIONAL CITY                         CHICO                                         CA
                              NATIONAL CITY                         LONGVIEW                                      WA
                              NATIONAL CITY                         HIGHLAND LAKES                                NJ
                              NATIONAL CITY                         MARGATE                                       FL
                              NATIONAL CITY                         TACOMA                                        WA
                              NATIONAL CITY                         ROCKVILLE                                     MD
                              NATIONAL CITY                         AUSTIN                                        TX
                              NATIONAL CITY                         SILVER SPRING                                 MD
                              NATIONAL CITY                         BALTIMORE                                     MD
                              NATIONAL CITY                         CENTRAL POINT                                 OR
                              NATIONAL CITY                         YEADON                                        PA
                              NATIONAL CITY                         SACRAMENTO                                    CA
                              NATIONAL CITY                         BILLINGS                                      MT
                              NATIONAL CITY                         VERONA                                        PA
                              NATIONAL CITY                         BALTIMORE                                     MD
                              NATIONAL CITY                         RIO RANCHO                                    NM
                              NATIONAL CITY                         PHILADELPHIA                                  PA
                              EMC MORTGAGE                          Apple Valley                                  CA
                              EMC MORTGAGE                          Saint Louis                                   MO
                              EMC MORTGAGE                          Perris                                        CA
                              EMC MORTGAGE                          Portland                                      ME
                              EMC MORTGAGE                          MISSION                                       TX
                              EMC MORTGAGE                          HAMMOND                                       LA
                              EMC MORTGAGE                          NEWPORT BEACH                                 CA
                              EMC MORTGAGE                          LOUISVILLE                                    KY
                              EMC MORTGAGE                          MC ALLEN                                      TX
                              EMC MORTGAGE                          PORTLAND                                      OR
                              EMC MORTGAGE                          Houston                                       TX
                              EMC MORTGAGE                          WINTER GARDEN                                 FL
                              EMC MORTGAGE                          Brooklyn                                      NY
                              EMC MORTGAGE                          Opa Locka                                     FL
                              EMC MORTGAGE                          TORRANCE                                      CA
                              EMC MORTGAGE                          Orlando                                       FL
                              EMC MORTGAGE                          PHOENIX                                       AZ
                              EMC MORTGAGE                          FAIRPLAY                                      MD
                              EMC MORTGAGE                          Phoenix                                       AZ
                              EMC MORTGAGE                          BOWIE                                         MD
                              EMC MORTGAGE                          Denver                                        CO
                              EMC MORTGAGE                          KAPOLEI                                       HI
                              EMC MORTGAGE                          FORT MONTGOMERY                               NY
                              EMC MORTGAGE                          Naples                                        FL
                              EMC MORTGAGE                          Aurora                                        CO
                              EMC MORTGAGE                          Noblesville                                   IN
                              EMC MORTGAGE                          Pflugerville                                  TX
                              EMC MORTGAGE                          Irvington                                     NJ
                              EMC MORTGAGE                          SOUTH RIDING                                  VA
                              EMC MORTGAGE                          BRONX                                         NY
                              EMC MORTGAGE                          SUWANEE                                       GA
                              EMC MORTGAGE                          GARDENA                                       CA
                              EMC MORTGAGE                          RAMONA                                        CA
                              EMC MORTGAGE                          TIMONIUM                                      MD
                              EMC MORTGAGE                          WESTLAKE VILLAGE                              CA
                              EMC MORTGAGE                          Jersey City                                   NJ
                              EMC MORTGAGE                          Saint Louis                                   MO
                              EMC MORTGAGE                          New Braunfels                                 TX
                              EMC MORTGAGE                          Richmond                                      VA
                              EMC MORTGAGE                          Oxon Hill                                     MD
                              EMC MORTGAGE                          VENICE                                        FL
                              EMC MORTGAGE                          ANNAPOLIS                                     MD
                              EMC MORTGAGE                          SAN ANTONIO                                   TX
                              EMC MORTGAGE                          BOYDS                                         MD
                              EMC MORTGAGE                          Jonesboro                                     GA
                              EMC MORTGAGE                          Charlotte                                     NC
                              EMC MORTGAGE                          South Orange                                  NJ
                              EMC MORTGAGE                          PARKER                                        CO
                              EMC MORTGAGE                          Lakeland                                      FL
                              EMC MORTGAGE                          Woodbridge                                    VA
                              EMC MORTGAGE                          Redington Beach                               FL
                              EMC MORTGAGE                          Hanover                                       PA
                              EMC MORTGAGE                          HUFFMAN                                       TX
                              EMC MORTGAGE                          Elk Grove                                     CA
                              EMC MORTGAGE                          Troy                                          NH
                              EMC MORTGAGE                          Tucson                                        AZ
                              EMC MORTGAGE                          Dover                                         NH
                              EMC MORTGAGE                          ASHBURN                                       VA
                              EMC MORTGAGE                          Saint Paul                                    MN
                              EMC MORTGAGE                          Chandler                                      AZ
                              EMC MORTGAGE                          Hilton Head                                   SC
                              EMC MORTGAGE                          COLUMBIA                                      MD
                              EMC MORTGAGE                          SAINT PAUL                                    MN
                              EMC MORTGAGE                          Powder Springs                                GA
                              EMC MORTGAGE                          MONTGOMERY                                    IL
                              EMC MORTGAGE                          IRVINE                                        CA
                              EMC MORTGAGE                          Buckeye                                       AZ
                              EMC MORTGAGE                          CLEARWATER BEACH                              FL
                              EMC MORTGAGE                          REDONDO BEACH                                 CA
                              EMC MORTGAGE                          TURLOCK                                       CA
                              EMC MORTGAGE                          PHOENIX                                       AZ
                              EMC MORTGAGE                          WITTMANN                                      AZ
                              EMC MORTGAGE                          KAPOLEI                                       HI
                              EMC MORTGAGE                          JACKSONVILLE                                  FL
                              EMC MORTGAGE                          GARDEN GROVE                                  CA
                              EMC MORTGAGE                          Longmont                                      CO
                              EMC MORTGAGE                          Holly Springs                                 NC
                              EMC MORTGAGE                          Forsyth                                       MO
                              EMC MORTGAGE                          Brooklyn                                      NY
                              EMC MORTGAGE                          Newark                                        NJ
                              EMC MORTGAGE                          Heber                                         CA
                              EMC MORTGAGE                          Ocean City                                    MD
                              EMC MORTGAGE                          Upland                                        CA
                              EMC MORTGAGE                          HOUSTON                                       TX
                              EMC MORTGAGE                          FOREST LAKE                                   MN
                              EMC MORTGAGE                          LEICESTER                                     NC
                              EMC MORTGAGE                          BRENTWD                                       MD
                              EMC MORTGAGE                          HARLINGEN                                     TX
                              EMC MORTGAGE                          HARLINGEN                                     TX
                              EMC MORTGAGE                          OCEANSIDE                                     NY
                              EMC MORTGAGE                          PHOENIX                                       AZ
                              EMC MORTGAGE                          KELLER                                        TX
                              EMC MORTGAGE                          BRIDGEHAMPTON                                 NY
                              EMC MORTGAGE                          KILLEEN                                       TX
                              EMC MORTGAGE                          DRAPER                                        UT
                              EMC MORTGAGE                          ENCINO                                        CA
                              EMC MORTGAGE                          WOODSTOCK                                     GA
                              EMC MORTGAGE                          BOOTH                                         TX
                              EMC MORTGAGE                          VALLEY                                        AL
                              EMC MORTGAGE                          LA VERNIA                                     TX
                              EMC MORTGAGE                          NORCROSS                                      GA
                              EMC MORTGAGE                          Henderson                                     NV
                              EMC MORTGAGE                          FORT MYERS                                    FL
                              EMC MORTGAGE                          SAN ANTONIO                                   TX
                              EMC MORTGAGE                          MESQUITE                                      TX
                              EMC MORTGAGE                          Plantsville                                   CT
                              EMC MORTGAGE                          Chula Vista                                   CA
                              EMC MORTGAGE                          ACCOKEEK                                      MD
                              EMC MORTGAGE                          WALDORF                                       MD
                              EMC MORTGAGE                          Hertford                                      NC
                              EMC MORTGAGE                          MINNEAPOLIS                                   MN
                              EMC MORTGAGE                          WILM                                          NC
                              EMC MORTGAGE                          NORTH BEND                                    WA
                              EMC MORTGAGE                          Mckinney                                      TX
                              EMC MORTGAGE                          HEMET                                         CA
                              EMC MORTGAGE                          CLARKSVILLE                                   MD
                              EMC MORTGAGE                          POCOMOKE CITY                                 MD
                              EMC MORTGAGE                          Crownsville                                   MD
                              EMC MORTGAGE                          MC KINNEY                                     TX
                              EMC MORTGAGE                          Saint Paul                                    MN
                              EMC MORTGAGE                          Grayland                                      WA
                              EMC MORTGAGE                          Baltimore                                     MD
                              EMC MORTGAGE                          Surprise                                      AZ
                              EMC MORTGAGE                          Knoxville                                     TN
                              EMC MORTGAGE                          LAS VEGAS                                     NV
                              EMC MORTGAGE                          Malvern                                       PA
                              EMC MORTGAGE                          Indio                                         CA
                              EMC MORTGAGE                          Loma Linda                                    CA
                              EMC MORTGAGE                          MESA                                          AZ
                              EMC MORTGAGE                          WAXHAW                                        NC
                              EMC MORTGAGE                          Little Mountain                               SC
                              EMC MORTGAGE                          CORAL SPRINGS                                 FL
                              EMC MORTGAGE                          NEWARK                                        NJ
                              EMC MORTGAGE                          Morris                                        IL
                              EMC MORTGAGE                          RIVERSIDE                                     CA
                              EMC MORTGAGE                          Frederick                                     MD
                              EMC MORTGAGE                          Jackson                                       MI
                              EMC MORTGAGE                          Camarillo                                     CA
                              EMC MORTGAGE                          Chickamauga                                   GA
                              EMC MORTGAGE                          Houston                                       TX
                              EMC MORTGAGE                          Phoenix                                       AZ
                              EMC MORTGAGE                          Jackson                                       NJ
                              EMC MORTGAGE                          El Mirage                                     AZ
                              EMC MORTGAGE                          ELMONT                                        NY
                              EMC MORTGAGE                          AURORA                                        CO
                              EMC MORTGAGE                          JONESBORO                                     GA
                              EMC MORTGAGE                          Lindale                                       GA
                              EMC MORTGAGE                          CALUMET CITY                                  IL
                              EMC MORTGAGE                          PASCO                                         WA
                              EMC MORTGAGE                          RYE BROOK                                     NY
                              EMC MORTGAGE                          PORT WENTWORTH                                GA
                              EMC MORTGAGE                          HAMPTON                                       GA
                              EMC MORTGAGE                          VALRICO                                       FL
                              EMC MORTGAGE                          PASCO                                         WA
                              EMC MORTGAGE                          LANHAM                                        MD
                              EMC MORTGAGE                          PILOT POINT                                   TX
                              EMC MORTGAGE                          Honolulu                                      HI
                              EMC MORTGAGE                          Wetumpka                                      AL
                              EMC MORTGAGE                          St Petersburg                                 FL
                              EMC MORTGAGE                          Sedona                                        AZ
                              EMC MORTGAGE                          Jersey City                                   NJ
                              EMC MORTGAGE                          Cape Coral                                    FL
                              EMC MORTGAGE                          Apple Valley                                  MN
                              EMC MORTGAGE                          Sacramento                                    CA
                              EMC MORTGAGE                          KANSAS CITY                                   MO
                              EMC MORTGAGE                          Kansas City                                   MO
                              EMC MORTGAGE                          Dublin                                        CA
                              EMC MORTGAGE                          Southampton                                   NY
                              EMC MORTGAGE                          ARLINGTON                                     TX
                              EMC MORTGAGE                          Los Angeles                                   CA
                              EMC MORTGAGE                          ANAHEIM                                       CA
                              EMC MORTGAGE                          PARKTON                                       MD
                              EMC MORTGAGE                          Pottsboro                                     TX
                              EMC MORTGAGE                          JACKSONVILLE                                  FL
                              EMC MORTGAGE                          Lucas                                         TX
                              EMC MORTGAGE                          LAS VEGAS                                     NV
                              EMC MORTGAGE                          Markham                                       IL
                              EMC MORTGAGE                          WILMINGTON                                    NC
                              EMC MORTGAGE                          APOPKA                                        FL
                              EMC MORTGAGE                          MILFORD                                       CT
                              EMC MORTGAGE                          Oak Brook                                     IL
                              EMC MORTGAGE                          Des Moines                                    IA
                              EMC MORTGAGE                          Phoenix                                       AZ
                              EMC MORTGAGE                          Oak Park                                      IL
                              EMC MORTGAGE                          Dacono                                        CO
                              EMC MORTGAGE                          Rancho Santa Margarita                        CA
                              EMC MORTGAGE                          Rosamond                                      CA
                              EMC MORTGAGE                          CAMP VERDE                                    AZ
                              EMC MORTGAGE                          Escondido                                     CA
                              EMC MORTGAGE                          Fresno                                        CA
                              EMC MORTGAGE                          Morgan Hill                                   CA
                              EMC MORTGAGE                          Bakersfield                                   CA
                              EMC MORTGAGE                          Kersey                                        CO
                              EMC MORTGAGE                          Bullhead City                                 AZ
                              EMC MORTGAGE                          Houston                                       TX
                              EMC MORTGAGE                          LAKE WORTH                                    FL
                              EMC MORTGAGE                          North Bergen                                  NJ
                              EMC MORTGAGE                          Fayetteville                                  GA
                              EMC MORTGAGE                          Spring Valley                                 NY
                              EMC MORTGAGE                          OAKLAND                                       CA
                              EMC MORTGAGE                          Yorba Linda                                   CA
                              EMC MORTGAGE                          Miami                                         FL
                              EMC MORTGAGE                          Phoenix                                       AZ
                              EMC MORTGAGE                          MARIETTA                                      GA
                              EMC MORTGAGE                          RANDALLSTOWN                                  MD
                              EMC MORTGAGE                          SONORA                                        CA
                              EMC MORTGAGE                          SANTA MARIA                                   CA
                              EMC MORTGAGE                          STATESBORO                                    GA
                              EMC MORTGAGE                          BLOOMFIELD                                    NJ
                              EMC MORTGAGE                          HONOLULU                                      HI
                              EMC MORTGAGE                          ARLINGTON                                     VA
                              EMC MORTGAGE                          LAS VEGAS                                     NV
                              EMC MORTGAGE                          ARLINGTON                                     VA
                              EMC MORTGAGE                          ARLINGTON                                     VA
                              EMC MORTGAGE                          PHOENIX                                       AZ
                              EMC MORTGAGE                          ARLINGTON                                     VA
                              EMC MORTGAGE                          Mesa                                          AZ
                              EMC MORTGAGE                          Fairfax                                       VA
                              EMC MORTGAGE                          WELLINGTON                                    CO
                              EMC MORTGAGE                          Savannah                                      GA
                              EMC MORTGAGE                          San Jose                                      CA
                              EMC MORTGAGE                          Bellingham                                    WA
                              EMC MORTGAGE                          Arroyo Grande                                 CA
                              EMC MORTGAGE                          Denton                                        TX
                              EMC MORTGAGE                          DENTON                                        TX
                              EMC MORTGAGE                          FRISCO                                        TX
                              EMC MORTGAGE                          MILWAUKEE                                     WI
                              EMC MORTGAGE                          SPRINGFIELD                                   MA
                              EMC MORTGAGE                          BAKERSFIELD                                   CA
                              EMC MORTGAGE                          HARRIS                                        MN
                              EMC MORTGAGE                          DENTON                                        TX
                              EMC MORTGAGE                          RICHFIELD                                     MN
                              EMC MORTGAGE                          San Antonio                                   TX
                              EMC MORTGAGE                          Sacramento                                    CA
                              EMC MORTGAGE                          Baltimore                                     MD
                              EMC MORTGAGE                          Houston                                       TX
                              EMC MORTGAGE                          LAS VEGAS                                     NV
                              EMC MORTGAGE                          Pearland                                      TX
                              EMC MORTGAGE                          Spokane Valley                                WA
                              EMC MORTGAGE                          Ellenwood                                     GA
                              EMC MORTGAGE                          BOERNE                                        TX
                              EMC MORTGAGE                          Houston                                       TX
                              EMC MORTGAGE                          ANTIOCH                                       TN
                              EMC MORTGAGE                          PHOENIX                                       AZ
                              EMC MORTGAGE                          CHICAGO                                       IL
                              EMC MORTGAGE                          CARDIFF BY THE SEA                            CA
                              EMC MORTGAGE                          PHOENIX                                       AZ
                              EMC MORTGAGE                          CAMBRIDGE                                     MD
                              EMC MORTGAGE                          Baltimore                                     MD
                              EMC MORTGAGE                          CENTERVIEW                                    NC
                              EMC MORTGAGE                          JASPER                                        GA
                              EMC MORTGAGE                          FAIRFAX                                       VA
                              EMC MORTGAGE                          WASHINGTON                                    DC
                              EMC MORTGAGE                          PIMA                                          AZ
                              EMC MORTGAGE                          JACKSONVILLE                                  FL
                              EMC MORTGAGE                          RIVERSIDE                                     CA
                              EMC MORTGAGE                          Madera                                        CA
                              EMC MORTGAGE                          ASTORIA                                       NY
                              EMC MORTGAGE                          STOCKTON                                      CA
                              EMC MORTGAGE                          Charlotte                                     NC
                              EMC MORTGAGE                          QUEEN CREEK                                   AZ
                              EMC MORTGAGE                          Queen Creek                                   AZ
                              EMC MORTGAGE                          N LAS VEGAS                                   NV
                              EMC MORTGAGE                          Las Vegas                                     NV
                              EMC MORTGAGE                          Toms River                                    NJ
                              EMC MORTGAGE                          LOMA LINDA                                    CA
                              EMC MORTGAGE                          Las Vegas                                     NV
                              EMC MORTGAGE                          Castle Rock                                   CO
                              EMC MORTGAGE                          Cumming                                       GA
                              EMC MORTGAGE                          Fort Mill                                     SC
                              EMC MORTGAGE                          Augusta                                       ME
                              EMC MORTGAGE                          Houston                                       TX
                              EMC MORTGAGE                          Altadena                                      CA
                              EMC MORTGAGE                          Wesley Chapel                                 FL
                              EMC MORTGAGE                          STAFFORD                                      VA
                              EMC MORTGAGE                          MULBERRY                                      AR
                              EMC MORTGAGE                          Jasper                                        GA
                              EMC MORTGAGE                          GULF BREEZE                                   FL
                              EMC MORTGAGE                          PORT ORANGE                                   FL
                              EMC MORTGAGE                          Hot Springs National Park                     AR
                              EMC MORTGAGE                          JACKSONVILLE                                  FL
                              EMC MORTGAGE                          MASTIC BEACH                                  NY
                              EMC MORTGAGE                          Washington                                    DC
                              EMC MORTGAGE                          Arlington                                     TX
                              EMC MORTGAGE                          LAS VEGAS                                     NV
                              EMC MORTGAGE                          LAVEEN                                        AZ
                              EMC MORTGAGE                          LAS VEGAS                                     NV
                              EMC MORTGAGE                          Layton                                        UT
                              EMC MORTGAGE                          Las Vegas                                     NV
                              EMC MORTGAGE                          Hilton Head Island                            SC
                              EMC MORTGAGE                          NORTH HILLS                                   CA
                              EMC MORTGAGE                          ANNAPOLIS                                     MD
                              EMC MORTGAGE                          KATY                                          TX
                              EMC MORTGAGE                          Parkville                                     MD
                              EMC MORTGAGE                          Suwanee                                       GA
                              EMC MORTGAGE                          Duluth                                        GA
                              EMC MORTGAGE                          Weston                                        FL
                              EMC MORTGAGE                          Forest Hills                                  NY
                              EMC MORTGAGE                          PALM BEACH GARDENS                            FL
                              EMC MORTGAGE                          DACULA                                        GA
                              EMC MORTGAGE                          OLNEY                                         MD
                              EMC MORTGAGE                          NANTUCKET                                     MA
                              EMC MORTGAGE                          Arlington                                     TX
                              EMC MORTGAGE                          SAN CLEMENTE                                  CA
                              EMC MORTGAGE                          New York                                      NY
                              EMC MORTGAGE                          Klamath Falls                                 OR
                              EMC MORTGAGE                          Staten Island                                 NY
                              EMC MORTGAGE                          SACRAMENTO                                    CA
                              EMC MORTGAGE                          Tucson                                        AZ
                              EMC MORTGAGE                          TOLLESON                                      AZ
                              EMC MORTGAGE                          Grants Pass                                   OR
                              EMC MORTGAGE                          Hilton Head                                   SC
                              EMC MORTGAGE                          San Antonio                                   TX
                              EMC MORTGAGE                          SPRING                                        TX
                              EMC MORTGAGE                          LAVEEN                                        AZ
                              EMC MORTGAGE                          PHOENIX                                       AZ
                              EMC MORTGAGE                          PANORAMA CITY                                 CA
                              EMC MORTGAGE                          DUNSMUIR                                      CA
                              EMC MORTGAGE                          Newark                                        CA
                              EMC MORTGAGE                          Denver                                        CO
                              EMC MORTGAGE                          Hyattsville                                   MD
                              EMC MORTGAGE                          Brownsville                                   TX
                              EMC MORTGAGE                          Baltimore                                     MD
                              EMC MORTGAGE                          Woodbridge                                    VA
                              EMC MORTGAGE                          Hollywood                                     FL
                              EMC MORTGAGE                          East Bridgewater                              MA
                              EMC MORTGAGE                          San Diego                                     CA
                              EMC MORTGAGE                          GILBERT                                       AZ
                              EMC MORTGAGE                          Henderson                                     NV
                              EMC MORTGAGE                          Watsonville                                   CA
                              EMC MORTGAGE                          Sacramento                                    CA
                              EMC MORTGAGE                          Western Springs                               IL
                              EMC MORTGAGE                          Sparks                                        NV
                              EMC MORTGAGE                          Mundelein                                     IL
                              EMC MORTGAGE                          COVINA                                        CA
                              EMC MORTGAGE                          Plano                                         TX
                              EMC MORTGAGE                          River Forest                                  IL
                              EMC MORTGAGE                          Osseo                                         MN
                              EMC MORTGAGE                          Waukegan                                      IL
                              EMC MORTGAGE                          Hillsboro                                     OR
                              EMC MORTGAGE                          RALEIGH                                       NC
                              EMC MORTGAGE                          Mira Loma                                     CA
                              EMC MORTGAGE                          Ontario                                       CA
                              EMC MORTGAGE                          RALEIGH                                       NC
                              EMC MORTGAGE                          MELBOURNE                                     FL
                              EMC MORTGAGE                          COPPELL                                       TX
                              EMC MORTGAGE                          HANFORD                                       CA
                              EMC MORTGAGE                          Mansfield                                     TX
                              EMC MORTGAGE                          ORLANDO                                       FL
                              EMC MORTGAGE                          CITRUS SPRINGS                                FL
                              EMC MORTGAGE                          Dripping Springs                              TX
                              EMC MORTGAGE                          Accokeek                                      MD
                              EMC MORTGAGE                          Fort Pierce                                   FL
                              EMC MORTGAGE                          SAN ANTONIO                                   TX
                              MID AMERICA BAN                       Shorewood                                     WI
                              EMC MORTGAGE                          Fresno                                        CA
                              EMC MORTGAGE                          Buena Park                                    CA
                              EMC MORTGAGE                          Champions Gate                                FL
                              EMC MORTGAGE                          EL CAJON                                      CA
                              EMC MORTGAGE                          ALAMO HEIGHTS                                 TX
                              EMC MORTGAGE                          HOUSTON                                       TX
                              EMC MORTGAGE                          OCALA                                         FL
                              EMC MORTGAGE                          Richmond                                      VA
                              EMC MORTGAGE                          VICTORVILLE                                   CA
                              EMC MORTGAGE                          LOS ANGELES                                   CA
                              EMC MORTGAGE                          WEST VALLEY CITY                              UT
                              EMC MORTGAGE                          SIMPSONVILLE                                  SC
                              EMC MORTGAGE                          HORIZON CITY                                  TX
                              EMC MORTGAGE                          LOUISVILLE                                    KY
                              EMC MORTGAGE                          NAPLES                                        FL
                              EMC MORTGAGE                          MANITOWISH WATERS                             WI
                              EMC MORTGAGE                          WILDOMAR                                      CA
                              EMC MORTGAGE                          WEST HOLLYWOOD                                FL
                              EMC MORTGAGE                          ROWLAND HEIGHTS                               CA
                              EMC MORTGAGE                          Smyrna                                        GA
                              EMC MORTGAGE                          El Monte                                      CA
                              EMC MORTGAGE                          Wellington                                    FL
                              EMC MORTGAGE                          Overland Park                                 KS
                              EMC MORTGAGE                          CHINO                                         CA
                              EMC MORTGAGE                          LUMBERTON                                     NJ
                              EMC MORTGAGE                          Memphis                                       TN
                              EMC MORTGAGE                          EVERETT                                       MA
                              EMC MORTGAGE                          BOSTON                                        MA
                              EMC MORTGAGE                          Queen Creek                                   AZ
                              EMC MORTGAGE                          HAYWARD                                       CA
                              EMC MORTGAGE                          Glen Ellen                                    CA
                              EMC MORTGAGE                          Evergreen Park                                IL
                              EMC MORTGAGE                          LAS VEGAS                                     NV
                              EMC MORTGAGE                          OZONE PARK                                    NY
                              EMC MORTGAGE                          LAS VEGAS                                     NV
                              EMC MORTGAGE                          Cathedral City                                CA
                              EMC MORTGAGE                          CALDWELL                                      ID
                              EMC MORTGAGE                          LOS ANGELES                                   CA
                              EMC MORTGAGE                          Lake Orion                                    MI
                              EMC MORTGAGE                          Rockledge                                     FL
                              EMC MORTGAGE                          PEORIA                                        AZ
                              EMC MORTGAGE                          Celebration                                   FL
                              EMC MORTGAGE                          duncanville                                   TX
                              EMC MORTGAGE                          Lawnside                                      NJ
                              EMC MORTGAGE                          Everett                                       WA
                              EMC MORTGAGE                          Fort Collins                                  CO
                              EMC MORTGAGE                          Nashua                                        NH
                              EMC MORTGAGE                          Portland                                      OR
                              EMC MORTGAGE                          Pittstown                                     NJ
                              EMC MORTGAGE                          Clearlake                                     CA
                              EMC MORTGAGE                          ASTORIA                                       NY
                              EMC MORTGAGE                          Washington                                    DC
                              EMC MORTGAGE                          CREEDMOOR                                     NC
                              EMC MORTGAGE                          SUNNYVALE                                     CA
                              EMC MORTGAGE                          Cherry Hill                                   NJ
                              EMC MORTGAGE                          WHITE BEAR LAKE                               MN
                              EMC MORTGAGE                          Palmyra                                       NJ
                              EMC MORTGAGE                          CARMEL                                        CA
                              EMC MORTGAGE                          OGDEN                                         UT
                              EMC MORTGAGE                          PONTE VEDRA BEACH                             FL
                              EMC MORTGAGE                          FORT MYERS                                    FL
                              EMC MORTGAGE                          SANTA PAULA                                   CA
                              EMC MORTGAGE                          CARMICHAEL                                    CA
                              EMC MORTGAGE                          Sacramento                                    CA
                              EMC MORTGAGE                          New Haven                                     CT
                              EMC MORTGAGE                          Baltimore                                     MD
                              EMC MORTGAGE                          Mission                                       TX
                              EMC MORTGAGE                          OLYMPIA                                       WA
                              EMC MORTGAGE                          WHITTIER                                      CA
                              EMC MORTGAGE                          MINNEOLA                                      FL
                              EMC MORTGAGE                          MERCER ISLAND                                 WA
                              EMC MORTGAGE                          ORLANDO                                       FL
                              EMC MORTGAGE                          EL PORTAL                                     FL
                              EMC MORTGAGE                          San Bernardino                                CA
                              EMC MORTGAGE                          Winter Park                                   FL
                              EMC MORTGAGE                          Chester Springs                               PA
                              EMC MORTGAGE                          Henderson                                     NV
                              EMC MORTGAGE                          San Jose                                      CA
                              EMC MORTGAGE                          Frisco                                        TX
                              EMC MORTGAGE                          Cortlandt Manor                               NY
                              EMC MORTGAGE                          ANNAPOLIS                                     MD
                              EMC MORTGAGE                          Fresno                                        CA
                              EMC MORTGAGE                          Scottsdale                                    AZ
                              EMC MORTGAGE                          Maple Valley                                  WA
                              EMC MORTGAGE                          Oregon City                                   OR
                              EMC MORTGAGE                          Grants Pass                                   OR
                              EMC MORTGAGE                          CHANDLER                                      AZ
                              EMC MORTGAGE                          Quincy                                        FL
                              EMC MORTGAGE                          GREENWOOD                                     AR
                              EMC MORTGAGE                          PICO RIVERA                                   CA
                              EMC MORTGAGE                          Royalton                                      MN
                              EMC MORTGAGE                          Port Tabacco                                  MD
                              EMC MORTGAGE                          Philadelphia                                  PA
                              EMC MORTGAGE                          Capitol Heights                               MD
                              EMC MORTGAGE                          Paterson                                      NJ
                              EMC MORTGAGE                          Miami                                         FL
                              EMC MORTGAGE                          Phoenix                                       AZ
                              EMC MORTGAGE                          Santa Cruz                                    CA
                              EMC MORTGAGE                          KANEOHE                                       HI
                              EMC MORTGAGE                          GUN BARREL CITY                               TX
                              EMC MORTGAGE                          WHITTIER                                      CA
                              EMC MORTGAGE                          ROWLETT                                       TX
                              EMC MORTGAGE                          BURBANK                                       CA
                              EMC MORTGAGE                          TOLEDO                                        OH
                              EMC MORTGAGE                          Yorktown                                      VA
                              EMC MORTGAGE                          WESTON                                        FL
                              EMC MORTGAGE                          Castaic                                       CA
                              EMC MORTGAGE                          Mission                                       TX
                              EMC MORTGAGE                          PHOENIX                                       AZ
                              EMC MORTGAGE                          CONROE                                        TX
                              EMC MORTGAGE                          Hilton Head Island                            SC
                              EMC MORTGAGE                          BIGFORK                                       MT
                              EMC MORTGAGE                          CORONA                                        CA
                              EMC MORTGAGE                          DANA POINT                                    CA
                              EMC MORTGAGE                          Houston                                       TX
                              EMC MORTGAGE                          Fort Washington                               MD
                              EMC MORTGAGE                          Marlboro                                      NJ
                              EMC MORTGAGE                          WEST PALM BEACH                               FL
                              EMC MORTGAGE                          Indialantic                                   FL
                              EMC MORTGAGE                          SAN JOSE                                      CA
                              EMC MORTGAGE                          SILVER SPRING                                 MD
                              EMC MORTGAGE                          Reno                                          NV
                              EMC MORTGAGE                          JACKSONVILLE                                  FL
                              EMC MORTGAGE                          SANGER                                        CA
                              EMC MORTGAGE                          SANIBEL                                       FL
                              EMC MORTGAGE                          Los Angeles                                   CA
                              EMC MORTGAGE                          Westmorland                                   CA
                              EMC MORTGAGE                          SELIGMAN                                      AZ
                              EMC MORTGAGE                          NOKESVILLE                                    VA
                              EMC MORTGAGE                          Gastonia                                      NC
                              EMC MORTGAGE                          Venice                                        FL
                              EMC MORTGAGE                          ORLANDO                                       FL
                              EMC MORTGAGE                          Chicago                                       IL
                              EMC MORTGAGE                          Orlando                                       FL
                              EMC MORTGAGE                          Santa Ana                                     CA
                              EMC MORTGAGE                          Monroe Twp.                                   NJ
                              EMC MORTGAGE                          NANTUCKET                                     MA
                              EMC MORTGAGE                          GLENDALE                                      AZ
                              EMC MORTGAGE                          Bladensburg                                   MD
                              EMC MORTGAGE                          Arlington                                     VA
                              EMC MORTGAGE                          SOUTH GATE                                    CA
                              EMC MORTGAGE                          Fairfax                                       VA
                              EMC MORTGAGE                          Newport News                                  VA
                              EMC MORTGAGE                          E LONGMEADOW                                  MA
                              EMC MORTGAGE                          Oxnard                                        CA
                              EMC MORTGAGE                          BEAUMONT                                      TX
                              EMC MORTGAGE                          LOVETTSVILLE                                  VA
                              EMC MORTGAGE                          Englewood Cliffs                              NJ
                              EMC MORTGAGE                          Brooklyn                                      NY
                              EMC MORTGAGE                          New Fairfield                                 CT
                              EMC MORTGAGE                          Irvine                                        CA
                              EMC MORTGAGE                          East Wakefield                                NH
                              EMC MORTGAGE                          SAN BERNARDINO                                CA
                              EMC MORTGAGE                          TEMECULA                                      CA
                              EMC MORTGAGE                          CONYERS                                       GA
                              EMC MORTGAGE                          River Edge                                    NJ
                              EMC MORTGAGE                          Orlando                                       FL
                              EMC MORTGAGE                          Champions Gate                                FL
                              EMC MORTGAGE                          Champions Gate                                FL
                              EMC MORTGAGE                          Lancaster                                     CA
                              EMC MORTGAGE                          Whitman                                       MA
                              EMC MORTGAGE                          Decatur                                       TX
                              EMC MORTGAGE                          SAN ANTONIO                                   TX
                              EMC MORTGAGE                          WAXHAW                                        NC
                              EMC MORTGAGE                          BEAUMONT                                      TX
                              EMC MORTGAGE                          Lawrenceville                                 GA
                              EMC MORTGAGE                          Glendale                                      CA
                              EMC MORTGAGE                          Suffolk                                       VA
                              EMC MORTGAGE                          ALEXANDRIA                                    VA
                              EMC MORTGAGE                          ORLANDO                                       FL
                              EMC MORTGAGE                          MIAMI                                         FL
                              EMC MORTGAGE                          HILLSBOROUGH                                  NJ
                              EMC MORTGAGE                          Pacoima                                       CA
                              EMC MORTGAGE                          Kissimmee                                     FL
                              EMC MORTGAGE                          CANYON LAKE                                   CA
                              EMC MORTGAGE                          Bowie                                         MD
                              EMC MORTGAGE                          Norwalk                                       CA
                              EMC MORTGAGE                          Baton Rouge                                   LA
                              EMC MORTGAGE                          Baton Rouge                                   LA
                              EMC MORTGAGE                          Laredo                                        TX
                              EMC MORTGAGE                          Marina Del Rey                                CA
                              EMC MORTGAGE                          Ogden                                         UT
                              EMC MORTGAGE                          Coarsegold                                    CA
                              EMC MORTGAGE                          St Petersburg                                 FL
                              EMC MORTGAGE                          JOPPA                                         MD
                              EMC MORTGAGE                          Prairieville                                  LA
                              EMC MORTGAGE                          Laveen                                        AZ
                              EMC MORTGAGE                          San Antonio                                   TX
                              EMC MORTGAGE                          Buckeye                                       AZ
                              EMC MORTGAGE                          Canal Winchester                              OH
                              EMC MORTGAGE                          Dearborn Heights                              MI
                              EMC MORTGAGE                          Ypsilanti                                     MI
                              EMC MORTGAGE                          Silver Spring                                 MD
                              EMC MORTGAGE                          Placentia                                     CA
                              EMC MORTGAGE                          Clermont                                      FL
                              EMC MORTGAGE                          Townsend                                      MA
                              EMC MORTGAGE                          Hesperia                                      CA
                              HSBC MORTGAGE                         WHITE PLAINS                                  NY
                              HSBC MORTGAGE                         HUNTINGTON                                    NY
                              HSBC MORTGAGE                         BAYSIDE                                       NY
                              HSBC MORTGAGE                         BRONX                                         NY
                              HSBC MORTGAGE                         LOS ANGELES                                   CA
                              HSBC MORTGAGE                         CLIFFSIDE PARK                                NJ
                              HSBC MORTGAGE                         WATERVLIET                                    NY
                              HSBC MORTGAGE                         HEMPSTEAD                                     NY
                              HSBC MORTGAGE                         BROOKLYN                                      NY
                              HSBC MORTGAGE                         WOODSIDE                                      NY
                              HSBC MORTGAGE                         ALPHARETTA                                    GA
                              HSBC MORTGAGE                         MIAMI                                         FL
                              HSBC MORTGAGE                         GREAT NECK                                    NY
                              HSBC MORTGAGE                         NORTH LAUDERDALE                              FL
                              HSBC MORTGAGE                         FOUNTAIN VALLEY                               CA
                              HSBC MORTGAGE                         MIAMI                                         FL
                              HSBC MORTGAGE                         RIDGEFIELD                                    CT
                              HSBC MORTGAGE                         RANDOLPH                                      NJ
                              HSBC MORTGAGE                         MONROE                                        NY
                              HSBC MORTGAGE                         TEMPLE CITY                                   CA
                              HSBC MORTGAGE                         SARDINIA                                      NY
                              HSBC MORTGAGE                         RANCHO CUCAMONGA                              CA
                              HSBC MORTGAGE                         EDGEWATER                                     NJ
                              HSBC MORTGAGE                         MILLBRAE                                      CA
                              HSBC MORTGAGE                         SOUDERTON                                     PA
                              HSBC MORTGAGE                         SAN FRANCISCO                                 CA
                              HSBC MORTGAGE                         WEST HAVEN                                    CT
                              HSBC MORTGAGE                         FLUSHING                                      NY
                              HSBC MORTGAGE                         NEW YORK                                      NY
                              HSBC MORTGAGE                         TACOMA                                        WA
                              HSBC MORTGAGE                         FLUSHING                                      NY
                              HSBC MORTGAGE                         ARLINGTON                                     WA
                              HSBC MORTGAGE                         PALM BEACH GARDENS                            FL
                              HSBC MORTGAGE                         MONTGOMERY VILLAGE                            MD
                              HSBC MORTGAGE                         EAST HAMPTON                                  NY
                              HSBC MORTGAGE                         MOUNT PLEASANT                                NY
                              HSBC MORTGAGE                         JACKSON                                       NJ
                              HSBC MORTGAGE                         HOMESTEAD                                     FL
                              HSBC MORTGAGE                         LODI                                          NJ
                              HSBC MORTGAGE                         HAMPTON                                       VA
                              HSBC MORTGAGE                         NEW YORK                                      NY
                              HSBC MORTGAGE                         EAST MEADOW                                   NY
                              HSBC MORTGAGE                         STAFFORD                                      VA
                              HSBC MORTGAGE                         WEST RIVER                                    MD
                              HSBC MORTGAGE                         NEW YORK                                      NY
                              HSBC MORTGAGE                         LOMBARD                                       IL
                              HSBC MORTGAGE                         HAWORTH                                       NJ
                              HSBC MORTGAGE                         DARIEN                                        CT
                              HSBC MORTGAGE                         OAKLAND PARK                                  FL
                              HSBC MORTGAGE                         SUN VALLEY                                    CA
                              HSBC MORTGAGE                         FORT WASHINGTON                               MD
                              HSBC MORTGAGE                         CLOUDLAND                                     GA
                              HSBC MORTGAGE                         POESTENKILL                                   NY
                              HSBC MORTGAGE                         NORTHBROOK                                    IL
                              HSBC MORTGAGE                         MADERA                                        CA
                              HSBC MORTGAGE                         NORTHBROOK                                    IL
                              HSBC MORTGAGE                         INDIANAPOLIS                                  IN
                              HSBC MORTGAGE                         FOSTER CITY                                   CA
                              HSBC MORTGAGE                         NEW YORK                                      NY
                              HSBC MORTGAGE                         MENLO PARK                                    CA
                              HSBC MORTGAGE                         BRIDGEPORT                                    TX
                              HSBC MORTGAGE                         ST LOUIS                                      MO
                              EMC MORTGAGE                          Nanticoke                                     PA
                              EMC MORTGAGE                          Katy                                          TX
                              EMC MORTGAGE                          Scranton                                      PA
                              EMC MORTGAGE                          Pomona                                        CA
                              EMC MORTGAGE                          EAST HAMPTON                                  NY
                              EMC MORTGAGE                          ANTIOCH                                       CA
                              EMC MORTGAGE                          COLLEYVILLE                                   TX
                              EMC MORTGAGE                          Venice                                        CA
                              EMC MORTGAGE                          FLOSSMOOR                                     IL
                              EMC MORTGAGE                          HENDERSON                                     NV
                              EMC MORTGAGE                          CORAL SPRINGS                                 FL
                              EMC MORTGAGE                          Saint Petersburg                              FL
                              EMC MORTGAGE                          SAINT PETERSBURG                              FL
                              EMC MORTGAGE                          SAINT PETERSBURG                              FL
                              EMC MORTGAGE                          SAINT PETERSBURG                              FL
                              EMC MORTGAGE                          SAINT PETERSBURG                              FL
                              EMC MORTGAGE                          SAINT PETERSBURG                              FL
                              EMC MORTGAGE                          SAINT PETERSBURG                              FL
                              EMC MORTGAGE                          Saint Petersburg                              FL
                              EMC MORTGAGE                          LANSING                                       IL
                              EMC MORTGAGE                          Charlotte                                     NC
                              EMC MORTGAGE                          Mission Hills                                 CA
                              EMC MORTGAGE                          Michigan City                                 IN
                              EMC MORTGAGE                          MESA                                          AZ
                              EMC MORTGAGE                          Shirley                                       NY
                              EMC MORTGAGE                          South Padre Island                            TX
                              EMC MORTGAGE                          Brentwood                                     CA
                              EMC MORTGAGE                          MILTON                                        MA
                              EMC MORTGAGE                          Oswego                                        IL
                              EMC MORTGAGE                          SAN LEANDRO                                   CA
                              EMC MORTGAGE                          HOUSTON                                       TX
                              EMC MORTGAGE                          Winter Garden                                 FL
                              EMC MORTGAGE                          PANORAMA CITY                                 CA
                              EMC MORTGAGE                          NORFOLK                                       VA
                              EMC MORTGAGE                          Chattanooga                                   TN
                              EMC MORTGAGE                          IDAHO FALLS                                   ID
                              EMC MORTGAGE                          IDAHO FALLS                                   ID
                              EMC MORTGAGE                          MONROVIA                                      CA
                              EMC MORTGAGE                          SAN DIEGO                                     CA
                              EMC MORTGAGE                          HACIENDA HEIGHTS AREA                         CA
                              EMC MORTGAGE                          CORONA                                        CA
                              EMC MORTGAGE                          WEST VALLEY CITY                              UT
                              EMC MORTGAGE                          FORT COLLINS                                  CO
                              EMC MORTGAGE                          KENNESAW                                      GA
                              EMC MORTGAGE                          DALLAS                                        GA
                              EMC MORTGAGE                          BOSTON                                        MA
                              EMC MORTGAGE                          WARWICK                                       RI
                              EMC MORTGAGE                          WARWICK                                       RI
                              EMC MORTGAGE                          WESTMINSTER                                   MA
                              EMC MORTGAGE                          NEW ORLEANS                                   LA
                              EMC MORTGAGE                          MERIDEN                                       CT
                              EMC MORTGAGE                          MERIDEN                                       CT
                              EMC MORTGAGE                          TAMPA                                         FL
                              EMC MORTGAGE                          MIAMI                                         FL
                              EMC MORTGAGE                          JACKSONVILLE                                  FL
                              EMC MORTGAGE                          SCOTTSDALE                                    AZ
                              EMC MORTGAGE                          PALATINE                                      IL
                              EMC MORTGAGE                          SANTA ANA                                     CA
                              EMC MORTGAGE                          TEMECULA AREA                                 CA
                              EMC MORTGAGE                          NASHVILLE                                     TN
                              EMC MORTGAGE                          FRANKLIN                                      TN
                              EMC MORTGAGE                          HAMDEN                                        CT
                              EMC MORTGAGE                          CHARLOTTE                                     NC
                              EMC MORTGAGE                          BURLINGAME                                    CA
                              EMC MORTGAGE                          OGDEN                                         UT
                              EMC MORTGAGE                          KINGSLAND                                     TX
                              EMC MORTGAGE                          GILBERT                                       AZ
                              EMC MORTGAGE                          ACCOKEEK                                      MD
                              EMC MORTGAGE                          Monroe Township                               NJ
                              EMC MORTGAGE                          Moreno Valley                                 CA
                              EMC MORTGAGE                          Santa Ana                                     CA
                              EMC MORTGAGE                          ANDERSON                                      SC
                              EMC MORTGAGE                          SANTEE                                        CA
                              EMC MORTGAGE                          Victorville                                   CA
                              EMC MORTGAGE                          Indio                                         CA
                              EMC MORTGAGE                          Prescott                                      AZ
                              EMC MORTGAGE                          Springdale                                    MD
                              HSBC MORTGAGE                         CAPE CORAL                                    FL
                              HSBC MORTGAGE                         DACULA                                        GA
                              EMC MORTGAGE                          Calumet City                                  IL
                              EMC MORTGAGE                          Sebastopol                                    CA
                              EMC MORTGAGE                          Baldwin Park                                  CA
                              EMC MORTGAGE                          San Diego                                     CA
                              EMC MORTGAGE                          Raymore                                       MO
                              EMC MORTGAGE                          Spartanburg                                   SC
                              EMC MORTGAGE                          Norridge                                      IL
                              EMC MORTGAGE                          Gold Beach                                    OR
                              EMC MORTGAGE                          San Diego                                     CA
                              EMC MORTGAGE                          Silver Spring                                 MD
                              EMC MORTGAGE                          FORT COLLINS                                  CO
                              EMC MORTGAGE                          FORT COLLINS                                  CO
                              EMC MORTGAGE                          FORT COLLINS                                  CO
                              EMC MORTGAGE                          KAILUA KONA                                   HI
                              EMC MORTGAGE                          Waltham                                       ME
                              EMC MORTGAGE                          Tampa                                         FL
                              EMC MORTGAGE                          Lakewood                                      CA
                              EMC MORTGAGE                          NEW HOPE                                      AL
                              EMC MORTGAGE                          JACKSONVILLE                                  FL
                              EMC MORTGAGE                          Dover                                         NJ
                              EMC MORTGAGE                          Naples                                        FL
                              EMC MORTGAGE                          Moreno Valley                                 CA
                              EMC MORTGAGE                          Dallas                                        TX
                              EMC MORTGAGE                          Whittier                                      CA
                              EMC MORTGAGE                          Germantown                                    MD
                              EMC MORTGAGE                          STOCKTON                                      CA
                              EMC MORTGAGE                          ATLANTA                                       GA
                              EMC MORTGAGE                          (N HOLLYWOOD AREA) LOS AN                     CA
                              EMC MORTGAGE                          BRAINTREE                                     MA
                              EMC MORTGAGE                          PRESTON                                       MD
                              EMC MORTGAGE                          Kissimmee                                     FL
                              EMC MORTGAGE                          AUSTIN                                        TX
                              EMC MORTGAGE                          LAS VEGAS                                     NV
                              EMC MORTGAGE                          RESEDA AREA                                   CA
                              EMC MORTGAGE                          BARRINGTON                                    CA
                              EMC MORTGAGE                          BALTIMORE                                     MD
                              EMC MORTGAGE                          Voorhees                                      NJ
                              EMC MORTGAGE                          Escondido                                     CA
                              EMC MORTGAGE                          BELLFLOWER                                    CA
                              EMC MORTGAGE                          PHOENIX                                       AZ
                              EMC MORTGAGE                          COMPTON                                       CA
                              EMC MORTGAGE                          KISSIMMEE                                     FL
                              EMC MORTGAGE                          SAMMAMISH                                     WA
                              EMC MORTGAGE                          AUBURN                                        CA
                              EMC MORTGAGE                          BREMERTON                                     WA
                              EMC MORTGAGE                          GREENWOOD                                     AR
                              EMC MORTGAGE                          BREMERTON                                     WA
                              EMC MORTGAGE                          VENTURA                                       CA
                              EMC MORTGAGE                          LAKELAND                                      FL
                              EMC MORTGAGE                          SHARPSBURG                                    GA
                              EMC MORTGAGE                          LONGVIEW                                      WA
                              EMC MORTGAGE                          SACRAMENTO                                    CA
                              EMC MORTGAGE                          MESA                                          AZ
                              EMC MORTGAGE                          SAYLORSBURG                                   PA
                              EMC MORTGAGE                          DISTRICT HEIGHTS                              MD
                              EMC MORTGAGE                          STUART                                        FL
                              EMC MORTGAGE                          SEATTLE                                       WA
                              EMC MORTGAGE                          FAIRFIELD                                     CA
                              EMC MORTGAGE                          WOODLAND HILLS                                CA
                              EMC MORTGAGE                          VANCOUVER                                     WA
                              EMC MORTGAGE                          GATLINBURG                                    TN
                              EMC MORTGAGE                          DOUGLASVILLE                                  GA
                              EMC MORTGAGE                          McAllen                                       TX
                              EMC MORTGAGE                          San Antonio                                   TX
                              EMC MORTGAGE                          Littleton                                     MA
                              EMC MORTGAGE                          LAKEWOOD                                      CA
                              EMC MORTGAGE                          Spring                                        TX
                              EMC MORTGAGE                          Oceano                                        CA
                              EMC MORTGAGE                          GILROY                                        CA
                              EMC MORTGAGE                          WEST VALLEY CITY                              UT
                              EMC MORTGAGE                          Ukiah                                         CA
                              EMC MORTGAGE                          Burbank                                       CA
                              EMC MORTGAGE                          Frisco                                        TX
                              EMC MORTGAGE                          Phoenix                                       AZ
                              EMC MORTGAGE                          Cloverdale                                    CA
                              EMC MORTGAGE                          MIAMI                                         FL
                              EMC MORTGAGE                          San Jose                                      CA
                              EMC MORTGAGE                          ORLANDO                                       FL
                              EMC MORTGAGE                          Petaluma                                      CA
                              EMC MORTGAGE                          HILTON HEAD ISLAND                            SC
                              EMC MORTGAGE                          TAMPA                                         FL
                              EMC MORTGAGE                          MCDONOUGH                                     GA
                              EMC MORTGAGE                          ORLANDO                                       FL
                              EMC MORTGAGE                          FRESNO                                        CA
                              EMC MORTGAGE                          SAINT PETERSBURG                              FL
                              EMC MORTGAGE                          Colorado Springs                              CO
                              EMC MORTGAGE                          KENT                                          WA
                              EMC MORTGAGE                          Milwaukee                                     WI
                              EMC MORTGAGE                          CINCINNATI                                    OH
                              EMC MORTGAGE                          SANTA MONICA                                  CA
                              EMC MORTGAGE                          PHOENIX                                       AZ
                              EMC MORTGAGE                          FORT COLLINS                                  CO
                              EMC MORTGAGE                          PORT ORANGE                                   FL
                              EMC MORTGAGE                          CHARLOTTE                                     NC
                              EMC MORTGAGE                          Houston                                       TX
                              EMC MORTGAGE                          LITTLEROCK                                    CA
                              EMC MORTGAGE                          Mira Loma                                     CA
                              EMC MORTGAGE                          Spring Hill                                   FL
                              EMC MORTGAGE                          PORT ST. LUCIE                                FL
                              EMC MORTGAGE                          DALLAS                                        TX
                              EMC MORTGAGE                          SANTA CRUZ                                    CA
                              EMC MORTGAGE                          SAN JOSE                                      CA
                              EMC MORTGAGE                          SAN FRANCISCO                                 CA
                              EMC MORTGAGE                          HOUSTON                                       TX
                              EMC MORTGAGE                          HUNTINGTON BEACH                              CA
                              EMC MORTGAGE                          JACKSONVILLE                                  FL
                              EMC MORTGAGE                          PASADENA                                      CA
                              EMC MORTGAGE                          ARLINGTON                                     CA
                              EMC MORTGAGE                          SCOTTSDALE                                    AZ
                              EMC MORTGAGE                          PHOENIX                                       AZ
                              EMC MORTGAGE                          CAPISTRANO BEACH                              CA
                              EMC MORTGAGE                          Cave Creek                                    AZ
                              EMC MORTGAGE                          Glendale                                      AZ
                              EMC MORTGAGE                          Roselle                                       IL
                              EMC MORTGAGE                          Newport News                                  VA
                              EMC MORTGAGE                          Somersworth                                   NH
                              EMC MORTGAGE                          Oviedo                                        FL
                              EMC MORTGAGE                          St Charles                                    IL
                              EMC MORTGAGE                          BOSTON                                        MA
                              EMC MORTGAGE                          MORENO VALLEY                                 CA
                              EMC MORTGAGE                          WARWICK                                       RI
                              EMC MORTGAGE                          WESTMINSTER                                   CO
                              EMC MORTGAGE                          Vancouver                                     WA
                              EMC MORTGAGE                          South San Francisco                           CA
                              EMC MORTGAGE                          Lansdowne                                     PA
                              EMC MORTGAGE                          Monticello                                    ME
                              EMC MORTGAGE                          Vista                                         CA
                              EMC MORTGAGE                          Franklin                                      TN
                              EMC MORTGAGE                          Manassas                                      VA
                              EMC MORTGAGE                          SAN BERNARDINO                                CA
                              EMC MORTGAGE                          Forestville                                   CA
                              EMC MORTGAGE                          MONKTON                                       MD
                              EMC MORTGAGE                          NEWTOWN                                       CT
                              EMC MORTGAGE                          Naples                                        FL
                              EMC MORTGAGE                          Haymarket                                     VA
                              EMC MORTGAGE                          HIALEAH                                       FL
                              EMC MORTGAGE                          COLUMBUS                                      GA
                              EMC MORTGAGE                          SAVANNAH                                      GA
                              EMC MORTGAGE                          GLENDALE                                      AZ
                              EMC MORTGAGE                          BARTOW                                        FL
                              EMC MORTGAGE                          Sierra Madre                                  CA
                              EMC MORTGAGE                          SALINAS                                       CA
                              EMC MORTGAGE                          BELLWOOD                                      IL
                              EMC MORTGAGE                          PHOENIX                                       AZ
                              EMC MORTGAGE                          Avenal                                        CA
                              EMC MORTGAGE                          Buckeye                                       AZ
                              EMC MORTGAGE                          Glendale                                      AZ
                              EMC MORTGAGE                          Pikesville                                    MD
                              EMC MORTGAGE                          Severna Park                                  MD
                              EMC MORTGAGE                          Denver                                        CO
                              EMC MORTGAGE                          Bakersfield                                   CA
                              BRANCH BANK AND                       LITTLETON                                     NC
                              BRANCH BANK AND                       SMITHFIELD                                    NC
                              BRANCH BANK AND                       CONCORD                                       GA
                              BRANCH BANK AND                       OCEAN ISLE BEACH                              NC
                              BRANCH BANK AND                       MOORESVILLE                                   NC
                              BRANCH BANK AND                       ATLANTA                                       GA
                              BRANCH BANK AND                       KESWICK                                       VA
                              BRANCH BANK AND                       GAINESVILLE                                   VA
                              BRANCH BANK AND                       WASHINGTON                                    DC
                              BRANCH BANK AND                       WILMINGTON                                    NC
                              BRANCH BANK AND                       ASHBURN                                       VA
                              BRANCH BANK AND                       FAIRFAX                                       VA
                              BRANCH BANK AND                       FALL CHURCH                                   VA
                              BRANCH BANK AND                       SUITLAND                                      MD
                              BRANCH BANK AND                       ORANGE PARK                                   FL
                              BRANCH BANK AND                       TALLAHASSEE                                   FL
                              BRANCH BANK AND                       STUART                                        FL
                              BRANCH BANK AND                       ORLANDO                                       FL
                              BRANCH BANK AND                       RALEIGH                                       NC
                              BRANCH BANK AND                       BOYNTON BEACH                                 FL
                              BRANCH BANK AND                       ATLANTA                                       GA
                              BRANCH BANK AND                       WALDORF                                       MD
                              BRANCH BANK AND                       ALBUQUERQUE                                   NM
                              BRANCH BANK AND                       POTOMAC                                       MD
                              BRANCH BANK AND                       GRETNA                                        NE
                              BRANCH BANK AND                       BALTIMORE                                     MD
                              BRANCH BANK AND                       PRINCESS ANNE                                 MD
                              BRANCH BANK AND                       SUFFOLK                                       VA
                              BRANCH BANK AND                       HAGERSTOWN                                    MD
                              BRANCH BANK AND                       HILHAM                                        TN
                              BRANCH BANK AND                       VIENNA                                        VA
                              BRANCH BANK AND                       ANNAPOLIS                                     MD
                              BRANCH BANK AND                       GLASGOW                                       KY
                              EMC MORTGAGE                          Grapevine                                     TX
                              EMC MORTGAGE                          Panorama City                                 CA
                              EMC MORTGAGE                          Cedar City                                    UT
                              EMC MORTGAGE                          PACIFIC PALISADES                             CA
                              EMC MORTGAGE                          Port Charlotte                                FL
                              EMC MORTGAGE                          JACKSONVILLE                                  FL
                              EMC MORTGAGE                          Gainesville                                   VA
                              EMC MORTGAGE                          NEWPORT                                       NC
                              EMC MORTGAGE                          WEST VALLEY                                   UT
                              EMC MORTGAGE                          Manchester                                    MA
                              EMC MORTGAGE                          Bakersfield                                   CA
                              EMC MORTGAGE                          Oak Harbor                                    WA
                              EMC MORTGAGE                          Dublin                                        OH
                              EMC MORTGAGE                          LOMBARD                                       IL
                              EMC MORTGAGE                          San Pablo                                     CA
                              EMC MORTGAGE                          CHANTILLY                                     VA
                              EMC MORTGAGE                          Maplewood                                     MN
                              EMC MORTGAGE                          Marysville                                    WA
                              EMC MORTGAGE                          Upland                                        CA
                              EMC MORTGAGE                          HYATTSVILLE                                   MD
                              EMC MORTGAGE                          BAKERSFIELD                                   CA
                              EMC MORTGAGE                          LITHONIA                                      GA
                              EMC MORTGAGE                          Naples                                        FL
                              EMC MORTGAGE                          Hermiston                                     OR
                              EMC MORTGAGE                          SAN FRANCISCO                                 CA
                              EMC MORTGAGE                          Rowland Heights                               CA
                              EMC MORTGAGE                          Blue Ridge                                    VA
                              EMC MORTGAGE                          MEMPHIS                                       TN
                              EMC MORTGAGE                          GALT                                          CA
                              EMC MORTGAGE                          Inglewood                                     CA
                              EMC MORTGAGE                          Hampton                                       VA
                              EMC MORTGAGE                          FRESNO                                        CA
                              EMC MORTGAGE                          RANCHO CUCAMONGA                              CA
                              EMC MORTGAGE                          SANTA ANA                                     CA
                              EMC MORTGAGE                          Milwaukee                                     WI
                              EMC MORTGAGE                          Las Vegas                                     NV
                              EMC MORTGAGE                          WILLIS                                        TX
                              EMC MORTGAGE                          ARLINGTON                                     TX
                              EMC MORTGAGE                          ALAMO                                         TX
                              EMC MORTGAGE                          BOONTON                                       NJ
                              EMC MORTGAGE                          FORT WORTH                                    TX
                              EMC MORTGAGE                          Sterling                                      VA
                              EMC MORTGAGE                          Ontario                                       CA
                              EMC MORTGAGE                          Hialeah                                       FL
                              EMC MORTGAGE                          CAPITOL HGTS                                  MD
                              EMC MORTGAGE                          Northridge                                    CA
                              EMC MORTGAGE                          Monroe                                        NY
                              EMC MORTGAGE                          STEVENSON RANCH                               CA
                              EMC MORTGAGE                          TUSTIN                                        CA
                              EMC MORTGAGE                          SNOHOMISH                                     WA
                              EMC MORTGAGE                          Los Angeles                                   CA
                              EMC MORTGAGE                          GRANT                                         FL
                              EMC MORTGAGE                          LINCOLN                                       NE
                              EMC MORTGAGE                          OXNARD                                        CA
                              EMC MORTGAGE                          Truckee                                       CA
                              EMC MORTGAGE                          ORLANDO                                       FL
                              EMC MORTGAGE                          Imperial Beach                                CA
                              EMC MORTGAGE                          Miami                                         FL
                              EMC MORTGAGE                          San Antonio                                   TX
                              EMC MORTGAGE                          Farmingdale                                   NY
                              BANK OF AMERICA                       BRONX                                         NY
                              BANK OF AMERICA                       LAWRENCE                                      MA
                              BANK OF AMERICA                       FREEHOLD                                      NJ
                              BANK OF AMERICA                       PITTSBURGH                                    PA
                              BANK OF AMERICA                       CLEVELAND                                     OH
                              BANK OF AMERICA                       SHEBOYGAN                                     WI
                              BANK OF AMERICA                       RICHLAND                                      WA
                              BANK OF AMERICA                       BREWSTER                                      NY
                              BANK OF AMERICA                       FLINT                                         MI
                              BANK OF AMERICA                       WEST COLUMBIA                                 SC
                              BANK OF AMERICA                       KATY                                          TX
                              BANK OF AMERICA                       CARTERSVILLE                                  GA
                              BANK OF AMERICA                       MONACA                                        PA
                              BANK OF AMERICA                       LATHAM                                        NY
                              BANK OF AMERICA                       BUFFALO                                       NY
                              BANK OF AMERICA                       FOREST HILLS                                  TX
                              BANK OF AMERICA                       MOUND                                         MN
                              BANK OF AMERICA                       EAST HAMPTON                                  CT
                              BANK OF AMERICA                       SCOTTSBORO                                    AL
                              BANK OF AMERICA                       ALIQUIPPA                                     PA
                              BANK OF AMERICA                       BRIDGEPORT                                    CT
                              BANK OF AMERICA                       DETROIT                                       MI
                              BANK OF AMERICA                       PIRU                                          CA
                              BANK OF AMERICA                       HAZEL PARK                                    MI
                              BANK OF AMERICA                       LAS CRUCES                                    NM
                              BANK OF AMERICA                       TWENTYNINE PALMS                              CA
                              BANK OF AMERICA                       MANKATO                                       MN
                              BANK OF AMERICA                       HIALEAH                                       FL
                              BANK OF AMERICA                       WALLED LAKE                                   MI
                              BANK OF AMERICA                       WOODSTOCK                                     NY
                              BANK OF AMERICA                       JOLIET                                        IL
                              BANK OF AMERICA                       LANSING                                       MI
                              BANK OF AMERICA                       ISLIP                                         NY
                              BANK OF AMERICA                       CORPUS CHRISTI                                TX
                              BANK OF AMERICA                       BLOOMINGDALE                                  IL
                              BANK OF AMERICA                       HAGERSTOWN                                    MD
                              BANK OF AMERICA                       CHICO                                         TX
                              BANK OF AMERICA                       FAR ROCKAWAY                                  NY
                              BANK OF AMERICA                       GREEN BAY                                     WI
                              BANK OF AMERICA                       CLOQUET                                       MN
                              BANK OF AMERICA                       PITTSBURGH                                    PA
                              BANK OF AMERICA                       HENDERSON                                     NV
                              BANK OF AMERICA                       CLEBURNE                                      TX
                              BANK OF AMERICA                       MESA                                          AZ
                              BANK OF AMERICA                       PHOENIX                                       AZ
                              BANK OF AMERICA                       NEW BERN                                      NC
                              BANK OF AMERICA                       BRONX                                         NY
                              BANK OF AMERICA                       ROCKMART                                      GA
                              BANK OF AMERICA                       CHICAGO                                       IL
                              BANK OF AMERICA                       LOUISVILLE                                    KY
                              BANK OF AMERICA                       BALTIMORE                                     MD
                              BANK OF AMERICA                       ALLENTOWN                                     PA
                              BANK OF AMERICA                       MIRAMAR                                       FL
                              BANK OF AMERICA                       DAYTONA BEACH                                 FL
                              BANK OF AMERICA                       VIRGINIA BEACH                                VA
                              BANK OF AMERICA                       LUTZ                                          FL
                              BANK OF AMERICA                       ROCKMART                                      GA
                              BANK OF AMERICA                       FAIR OAKS                                     CA
                              BANK OF AMERICA                       LONG BEACH                                    CA
                              BANK OF AMERICA                       PEARLAND                                      TX
                              BANK OF AMERICA                       PHILADELPHIA                                  PA
                              BANK OF AMERICA                       ACWORTH                                       GA
                              BANK OF AMERICA                       SEVERN                                        MD
                              BANK OF AMERICA                       CARLISLE                                      PA
                              BANK OF AMERICA                       CARTERSVILLE                                  GA
                              BANK OF AMERICA                       PERRIS                                        CA
                              BANK OF AMERICA                       PHILADELPHIA                                  PA
                              BANK OF AMERICA                       MARYLAND HEIGHTS                              MO
                              BANK OF AMERICA                       VIRGINIA BEACH                                VA
                              BANK OF AMERICA                       ANTIOCH                                       CA
                              BANK OF AMERICA                       SCHUYLKILL HAVEN                              PA
                              BANK OF AMERICA                       CLEVELAND                                     OH
                              BANK OF AMERICA                       GALVESTON                                     TX
                              BANK OF AMERICA                       RICHMOND                                      CA
                              BANK OF AMERICA                       YONKERS                                       NY
                              BANK OF AMERICA                       ROUND ROCK                                    TX
                              BANK OF AMERICA                       COLUMBUS                                      OH
                              BANK OF AMERICA                       BALTIMORE                                     MD
                              BANK OF AMERICA                       FORT WORTH                                    TX
                              BANK OF AMERICA                       KANSAS CITY                                   KS
                              BANK OF AMERICA                       CORALVILLE                                    IA
                              BANK OF AMERICA                       HANFORD                                       CA
                              BANK OF AMERICA                       CATONSVILLE                                   MD
                              BANK OF AMERICA                       BELTSVILLE                                    MD
                              BANK OF AMERICA                       ARLINGTON HEIGHTS                             IL
                              BANK OF AMERICA                       COLUMBUS                                      OH
                              BANK OF AMERICA                       SHEBOYGAN                                     WI
                              BANK OF AMERICA                       WALLA WALLA                                   WA
                              BANK OF AMERICA                       FLOWERY BRANCH                                GA
                              BANK OF AMERICA                       PASADENA                                      CA
                              BANK OF AMERICA                       PLAINVILLE                                    MA
                              BANK OF AMERICA                       ST. PAUL                                      MN
                              BANK OF AMERICA                       MIAMI                                         FL
                              EMC MORTGAGE                          SAN JOSE                                      CA
                              EMC MORTGAGE                          Los Angeles                                   CA
                              EMC MORTGAGE                          Parker                                        CO
                              EMC MORTGAGE                          SAN MATEO                                     CA
                              EMC MORTGAGE                          Los Angeles                                   CA
                              EMC MORTGAGE                          SANTA ANA                                     CA
                              EMC MORTGAGE                          Pomona                                        CA
                              EMC MORTGAGE                          Wellington                                    FL
                              EMC MORTGAGE                          VALLEJO                                       CA
                              EMC MORTGAGE                          Catonsville                                   MD
                              EMC MORTGAGE                          PORTERVILLE                                   CA
                              EMC MORTGAGE                          Whittier                                      CA
                              EMC MORTGAGE                          Ballard                                       CA
                              EMC MORTGAGE                          MEMPHIS                                       TN
                              EMC MORTGAGE                          San Francisco                                 CA
                              EMC MORTGAGE                          MINNEAPOLIS                                   MN
                              EMC MORTGAGE                          CEDAR GROVE                                   NJ
                              EMC MORTGAGE                          SALISBURY                                     MD
                              EMC MORTGAGE                          VALENCIA                                      CA

                              ZIP_         FIRST_              STATED           STATED_                   AMORT
                              CODE         PAY_DATE            _MAT             ORIGINAL_TERM             _TERM1
---------------------------------------------------------------------------------------------------------------------
                                96740            20061001         20210901                       180             180
                                96019            20060601         20210501                       180             360
                                28025            20060701         20210601                       180             360
                                68045            20060801         20210701                       180             360
                                84003            20060701         20210601                       180             360
                                90011            20060701         20210601                       180             360
                                84403            20060801         20210701                       180             360
                                84088            20060701         20210601                       180             360
                                84088            20060701         20210601                       180             360
                                60652            20060801         20210701                       180             360
                                17362            20060701         20210601                       180             360
                                80205            20060801         20360701                       360             360
                                60516            20060701         20210601                       180             360
                                84088            20060801         20210701                       180             360
                                48219            20060801         20210701                       180             360
                                85015            20060901         20360801                       360             360
                                75093            20060701         20360601                       360             360
                                32771            20061001         20360901                       360             360
                                32303            20060901         20210801                       180             180
                                 8021            20061001         20210901                       180             180
                                97266            20061001         20210901                       180             360
                                97222            20061001         20210901                       180             360
                                92583            20061201         20211101                       180             180
                                30328            20061101         20211001                       180             180
                                33404            20070101         20361201                       360             360
                                98606            20070101         20361201                       360             360
                                77090            20070201         20370101                       360             360
                                85306            20070301         20370201                       360             360
                                37343            20061201         20211101                       180             180
                                37343            20061201         20211101                       180             180
                                22003            20070301         20370201                       360             360
                                33908            20070201         20370101                       360             360
                                92336            20070201         20370101                       360             360
                                80130            20070201         20370101                       360             360
                                30008            20070301         20370201                       360             360
                                19139            20070401         20370301                       360             360
                                24574            20070201         20370101                       360             360
                                21117            20070401         20370301                       360             480
                                85705            20070301         20370201                       360             360
                                 7730            20070401         20370301                       360             480
                                56036            20070301         20370201                       360             360
                                76020            20070201         20370101                       360             360
                                11368            20070301         20370201                       360             360
                                35206            20070201         20370101                       360             360
                                98502            20070201         20370101                       360             360
                                19140            20070301         20370201                       360             360
                                75703            20070301         20370201                       360             360
                                22101            20070601         20370501                       360             360
                                92376            20070501         20370401                       360             480
                                73075            20070201         20370101                       360             360
                                32177            20070101         20211201                       180             180
                                45331            20070201         20370101                       360             360
                                77845            20070301         20370201                       360             360
                                85338            20070201         20370101                       360             360
                                78109            20061101         20361001                       360             360
                                78244            20061101         20361001                       360             360
                                30331            20070201         20370101                       360             360
                                 4084            20070301         20370201                       360             360
                                10016            20070301         20370201                       360             360
                                92354            20061001         20360901                       360             360
                                10312            20061101         20361001                       360             360
                                 7047            20061101         20361001                       360             360
                                19132            20061201         20361101                       360             360
                                91750            20061201         20361101                       360             360
                                59715            20070101         20361201                       360             360
                                43213            20061201         20361101                       360             360
                                48093            20070101         20211201                       180             360
                                77009            20070101         20361201                       360             360
                                45217            20070101         20361201                       360             360
                                44146            20070101         20361201                       360             360
                                44035            20070101         20361201                       360             360
                                60625            20070101         20211201                       180             360
                                77536            20070101         20361201                       360             360
                                33027            20070301         20370201                       360             360
                                29150            20070301         20370201                       360             360
                                49270            20070301         20370201                       360             480
                                89110            20070301         20370201                       360             360
                                20109            20070301         20370201                       360             360
                                75146            20070401         20370301                       360             360
                                50035            20070301         20370201                       360             360
                                78539            20070401         20370301                       360             360
                                78209            20070101         20361201                       360             360
                                21048            20070301         20370201                       360             360
                                10014            20070501         20370401                       360             360
                                34953            20061101         20361001                       360             360
                                64133            20070101         20361201                       360             360
                                 4572            20070301         20370201                       360             360
                                33069            20070201         20370101                       360             360
                                61604            20070301         20370201                       360             480
                                96001            20070201         20370101                       360             360
                                75098            20070401         20370301                       360             360
                                33189            20070501         20370401                       360             360
                                80128            20070301         20370201                       360             360
                                91335            20070101         20361201                       360             360
                                14882            20070101         20361201                       360             360
                                15061            20070101         20361201                       360             360
                                29073            20070101         20361201                       360             360
                                30004            20070201         20370101                       360             360
                                33857            20061201         20361101                       360             360
                                92509            20070101         20361201                       360             360
                                92530            20060901         20360801                       360             600
                                60525            20061001         20360901                       360             360
                                34983            20061101         20361001                       360             360
                                 8244            20061101         20361001                       360             360
                                19027            20061101         20361001                       360             360
                                93305            20061201         20361101                       360             360
                                34669            20070101         20361201                       360             360
                                90044            20070101         20361201                       360             360
                                91730            20070101         20361201                       360             360
                                93257            20070101         20361201                       360             360
                                29180            20070501         20370401                       360             360
                                21804            20070301         20370201                       360             360
                                72701            20061101         20361001                       360             360
                                33023            20070301         20370201                       360             360
                                80904            20070201         20370101                       360             360
                                32218            20070501         20370401                       360             360
                                78250            20070301         20370201                       360             360
                                60302            20070401         20370301                       360             360
                                92880            20070401         20370301                       360             360
                                 2151            20070401         20370301                       360             360
                                85323            20070401         20370301                       360             480
                                78758            20070401         20370301                       360             360
                                22202            20070101         20361201                       360             360
                                73109            20070401         20370301                       360             360
                                 4103            20070401         20370301                       360             360
                                92252            20070301         20370201                       360             360
                                11369            20070601         20370501                       360             360
                                75205            20070301         20370201                       360             360
                                 8742            20070501         20370401                       360             360
                                11221            20070301         20370201                       360             360
                                78223            20070301         20370201                       360             360
                                85901            20070301         20370201                       360             360
                                89704            20070401         20370301                       360             360
                                38301            20070401         20370301                       360             360
                                30096            20070401         20370301                       360             360
                                89449            20070401         20370301                       360             360
                                34690            20070301         20370201                       360             360
                                39501            20070401         20370301                       360             360
                                33165            20070501         20370401                       360             360
                                30458            20070401         20370301                       360             360
                                85041            20070401         20370301                       360             360
                                11357            20070501         20370401                       360             360
                                68110            20070401         20370301                       360             360
                                94544            20070401         20370301                       360             360
                                85326            20070401         20370301                       360             360
                                30094            20070301         20370201                       360             360
                                78251            20070401         20370301                       360             360
                                84108            20070301         20370201                       360             360
                                55343            20070401         20370301                       360             360
                                33544            20070301         20370201                       360             360
                                45383            20070401         20370301                       360             360
                                48228            20070301         20370201                       360             360
                                34747            20070401         20370301                       360             360
                                22485            20070401         20370301                       360             360
                                85017            20070401         20370301                       360             360
                                78218            20070401         20370301                       360             360
                                92562            20070401         20370301                       360             480
                                29451            20070501         20370401                       360             360
                                77469            20070301         20370201                       360             360
                                85242            20070301         20370201                       360             360
                                55331            20070301         20370201                       360             360
                                50317            20070201         20370101                       360             360
                                92054            20070301         20370201                       360             360
                                78652            20070401         20370301                       360             360
                                77531            20070501         20370401                       360             360
                                23464            20070401         20370301                       360             360
                                85251            20070301         20370201                       360             360
                                52405            20070301         20370201                       360             360
                                85226            20070501         20370401                       360             360
                                33193            20070401         20370301                       360             360
                                37087            20070401         20370301                       360             360
                                95687            20070401         20370301                       360             360
                                30566            20070501         20370401                       360             360
                                 6807            20070501         20370401                       360             360
                                28303            20070401         20370301                       360             360
                                28277            20070301         20370201                       360             360
                                93705            20070301         20370201                       360             360
                                93536            20070201         20370101                       360             360
                                33971            20061101         20361001                       360             360
                                76028            20070201         20370101                       360             360
                                14215            20070201         20370101                       360             360
                                60466            20070201         20370101                       360             360
                                45420            20070101         20361201                       360             360
                                21009            20070201         20370101                       360             360
                                92335            20070101         20361201                       360             360
                                61101            20070101         20361201                       360             360
                                60048            20070201         20370101                       360             360
                                20902            20070201         20370101                       360             360
                                60202            20070201         20370101                       360             360
                                89141            20070201         20370101                       360             360
                                60620            20070201         20370101                       360             360
                                92106            20070201         20370101                       360             360
                                60445            20070201         20370101                       360             360
                                40211            20070201         20370101                       360             360
                                44647            20070201         20370101                       360             360
                                30184            20070201         20370101                       360             360
                                 7060            20070201         20370101                       360             360
                                 2048            20070201         20370101                       360             360
                                21205            20070101         20361201                       360             360
                                85250            20070101         20361201                       360             360
                                46041            20070201         20370101                       360             360
                                98032            20070201         20370101                       360             360
                                80520            20070201         20370101                       360             360
                                33331            20070201         20370101                       360             360
                                34953            20070201         20370101                       360             360
                                 8611            20070201         20370101                       360             360
                                21236            20070201         20370101                       360             360
                                21215            20070201         20370101                       360             360
                                20735            20070101         20361201                       360             360
                                32320            20070201         20370101                       360             360
                                49006            20070201         20370101                       360             360
                                95207            20070101         20361201                       360             360
                                20866            20070201         20370101                       360             360
                                75161            20070201         20370101                       360             360
                                98284            20070201         20370101                       360             360
                                60502            20070201         20370101                       360             360
                                96789            20070201         20370101                       360             360
                                 6610            20070201         20370101                       360             360
                                20191            20070201         20370101                       360             360
                                 7442            20070201         20370101                       360             360
                                55746            20070201         20370101                       360             360
                                40047            20070201         20370101                       360             360
                                98168            20070201         20370101                       360             360
                                40047            20070201         20370101                       360             360
                                87123            20070201         20370101                       360             360
                                21061            20070201         20370101                       360             360
                                21014            20070201         20370101                       360             360
                                60073            20070201         20370101                       360             360
                                22304            20070201         20370101                       360             360
                                44118            20070201         20370101                       360             360
                                97222            20070201         20370101                       360             360
                                23452            20070201         20370101                       360             360
                                17402            20070201         20370101                       360             360
                                23222            20070201         20370101                       360             360
                                21234            20070201         20370101                       360             360
                                84660            20070201         20370101                       360             360
                                45013            20070201         20370101                       360             360
                                21061            20070201         20370101                       360             360
                                17331            20070201         20370101                       360             360
                                46218            20070201         20370101                       360             360
                                75077            20070201         20370101                       360             360
                                84118            20070201         20370101                       360             360
                                61606            20070201         20370101                       360             360
                                44406            20070201         20370101                       360             360
                                54812            20070201         20370101                       360             360
                                 8753            20070401         20370301                       360             360
                                89403            20070401         20370301                       360             480
                                33174            20070401         20370301                       360             360
                                30047            20070401         20370301                       360             360
                                11378            20070601         20370501                       360             360
                                60154            20070401         20370301                       360             360
                                38117            20070401         20370301                       360             360
                                14772            20070401         20370301                       360             360
                                90221            20070601         20370501                       360             360
                                20191            20070401         20370301                       360             360
                                92411            20070301         20370201                       360             360
                                21060            20070401         20370301                       360             360
                                30311            20070401         20370301                       360             360
                                76249            20070301         20370201                       360             360
                                64424            20070501         20370401                       360             360
                                32951            20070501         20370401                       360             360
                                97540            20070301         20370201                       360             360
                                23666            20070401         20370301                       360             360
                                85225            20070501         20370401                       360             360
                                28663            20070201         20370101                       360             360
                                77017            20070301         20370201                       360             360
                                54115            20070301         20370201                       360             360
                                22193            20070401         20370301                       360             360
                                49712            20070301         20370201                       360             360
                                21214            20070401         20370301                       360             360
                                 7753            20070301         20370201                       360             360
                                75034            20070301         20370201                       360             360
                                55101            20070301         20370201                       360             360
                                78717            20070501         20370401                       360             360
                                23235            20070401         20370301                       360             360
                                 6902            20070501         20370401                       360             360
                                22485            20070401         20370301                       360             360
                                34743            20070401         20370301                       360             480
                                94107            20070401         20370301                       360             360
                                80014            20070301         20370201                       360             360
                                95476            20070401         20370301                       360             360
                                92344            20070301         20370201                       360             360
                                33619            20070301         20370201                       360             360
                                28086            20070301         20370201                       360             360
                                23509            20070401         20370301                       360             480
                                85014            20070401         20370301                       360             360
                                98296            20070501         20370401                       360             480
                                27705            20070401         20370301                       360             360
                                32792            20070401         20370301                       360             360
                                89044            20070501         20370401                       360             360
                                37128            20070401         20370301                       360             360
                                 7087            20070401         20370301                       360             480
                                78245            20070401         20370301                       360             360
                                99336            20070501         20370401                       360             360
                                23464            20070401         20370301                       360             360
                                60134            20070501         20370401                       360             360
                                20744            20070401         20370301                       360             360
                                85206            20070501         20370401                       360             360
                                92311            20070401         20370301                       360             360
                                34236            20070401         20370301                       360             360
                                92311            20070401         20370301                       360             360
                                 6824            20070501         20370401                       360             360
                                89044            20070501         20370401                       360             360
                                85013            20070401         20370301                       360             360
                                22644            20070501         20370401                       360             360
                                75052            20070401         20370301                       360             360
                                81647            20070401         20370301                       360             360
                                76234            20070401         20370301                       360             360
                                87112            20070501         20370401                       360             360
                                76266            20070401         20370301                       360             360
                                93727            20070401         20370301                       360             360
                                33331            20070401         20370301                       360             360
                                30047            20070401         20370301                       360             480
                                22151            20070401         20370301                       360             360
                                97426            20070401         20370301                       360             360
                                32819            20070401         20370301                       360             360
                                60629            20070201         20370101                       360             360
                                77375            20070401         20370301                       360             360
                                78045            20070501         20370401                       360             360
                                 8558            20070401         20370301                       360             360
                                89178            20070401         20370301                       360             360
                                21227            20070401         20370301                       360             360
                                78626            20070401         20370301                       360             360
                                27217            20070401         20370301                       360             360
                                 2650            20070501         20370401                       360             360
                                 3870            20070401         20370301                       360             360
                                29928            20070501         20370401                       360             360
                                60190            20070501         20370401                       360             360
                                32922            20070401         20370301                       360             360
                                47129            20070301         20370201                       360             360
                                29910            20070601         20370501                       360             360
                                33467            20070501         20370401                       360             360
                                98801            20070601         20370501                       360             360
                                 8873            20070401         20370301                       360             360
                                95946            20070501         20370401                       360             360
                                20851            20070501         20370401                       360             360
                                11236            20070501         20370401                       360             360
                                23235            20070401         20370301                       360             360
                                64110            20070401         20370301                       360             360
                                33014            20070401         20370301                       360             360
                                80221            20070101         20361201                       360             360
                                28701            20070401         20370301                       360             360
                                87122            20070401         20370301                       360             360
                                93552            20070401         20370301                       360             360
                                33711            20070501         20370401                       360             360
                                30548            20070401         20370301                       360             360
                                91766            20070401         20220301                       180             180
                                 8053            20070501         20370401                       360             360
                                77459            20070401         20370301                       360             360
                                46385            20060901         20210801                       180             180
                                48197            20061101         20211001                       180             180
                                60402            20070101         20211201                       180             180
                                49444            20070401         20370301                       360             360
                                33549            20070401         20370301                       360             360
                                33458            20070401         20370301                       360             360
                                22207            20070501         20370401                       360             360
                                32043            20070401         20370301                       360             360
                                33162            20070401         20370301                       360             480
                                30024            20070301         20370201                       360             360
                                50211            20070401         20370301                       360             360
                                80634            20070401         20370301                       360             360
                                60647            20070401         20370301                       360             360
                                55444            20070401         20370301                       360             360
                                17360            20061001         20360901                       360             360
                                76036            20061001         20360901                       360             360
                                17408            20070101         20361201                       360             360
                                93313            20070101         20361201                       360             360
                                92301            20070101         20361201                       360             360
                                85379            20070201         20370101                       360             360
                                93312            20070201         20370101                       360             360
                                20109            20070101         20361201                       360             360
                                34669            20070101         20361201                       360             360
                                34221            20070101         20361201                       360             360
                                30327            20070301         20370201                       360             360
                                20853            20070601         20370501                       360             360
                                91011            20070401         20370301                       360             360
                                76240            20070601         20370501                       360             360
                                80020            20070401         20370301                       360             360
                                78541            20070501         20370401                       360             360
                                30642            20070401         20370301                       360             360
                                89032            20070501         20370401                       360             360
                                84015            20070401         20370301                       360             360
                                93726            20070401         20370301                       360             360
                                23602            20070401         20370301                       360             360
                                30132            20070401         20370301                       360             360
                                89131            20070401         20370301                       360             360
                                60067            20070401         20370301                       360             360
                                30066            20070401         20370301                       360             360
                                60527            20070601         20220501                       180             180
                                90034            20070401         20370301                       360             360
                                84043            20070401         20370301                       360             360
                                89044            20070501         20370401                       360             360
                                33543            20070501         20370401                       360             480
                                21075            20070501         20370401                       360             360
                                30044            20070401         20370301                       360             360
                                22204            20070501         20370401                       360             360
                                85021            20070401         20370301                       360             360
                                86323            20070301         20370201                       360             360
                                98541            20070401         20370301                       360             360
                                78626            20070401         20370301                       360             360
                                93550            20070401         20370301                       360             360
                                 4106            20070401         20370301                       360             360
                                93722            20070401         20370301                       360             360
                                78201            20070601         20370501                       360             360
                                78654            20070501         20370401                       360             360
                                55409            20070401         20370301                       360             360
                                33186            20070501         20370401                       360             360
                                20124            20070401         20370301                       360             360
                                89148            20070501         20370401                       360             480
                                92592            20070201         20370101                       360             360
                                90280            20070401         20220301                       180             180
                                22192            20070401         20370301                       360             360
                                 7751            20070501         20370401                       360             360
                                32707            20070501         20370401                       360             360
                                60423            20070301         20370201                       360             360
                                56655            20070301         20370201                       360             360
                                50315            20070301         20370201                       360             360
                                85355            20070401         20370301                       360             360
                                21045            20070301         20370201                       360             360
                                76052            20070301         20370201                       360             360
                                78041            20070301         20370201                       360             360
                                20720            20070301         20370201                       360             360
                                10472            20070301         20370201                       360             360
                                46201            20061201         20361101                       360             360
                                77019            20070201         20370101                       360             360
                                 7103            20070301         20370201                       360             360
                                44147            20070301         20370201                       360             360
                                33073            20070101         20361201                       360             360
                                92115            20070301         20370201                       360             360
                                85296            20070301         20370201                       360             360
                                 2645            20070301         20370201                       360             360
                                43701            20070301         20370201                       360             360
                                30078            20070301         20370201                       360             360
                                71854            20070301         20370201                       360             360
                                85302            20070201         20370101                       360             360
                                23464            20070301         20370201                       360             360
                                85218            20070301         20370201                       360             360
                                46208            20070201         20370101                       360             360
                                23226            20070301         20370201                       360             360
                                21217            20070301         20370201                       360             360
                                99207            20070301         20370201                       360             360
                                90805            20070301         20370201                       360             360
                                44089            20070301         20370201                       360             360
                                44089            20070301         20370201                       360             360
                                20657            20070301         20370201                       360             360
                                63011            20070301         20370201                       360             360
                                44107            20070301         20220201                       180             180
                                96748            20070201         20370101                       360             360
                                33027            20070301         20370201                       360             360
                                43701            20070201         20370101                       360             360
                                33179            20070301         20370201                       360             360
                                30655            20070301         20370201                       360             360
                                44307            20070301         20370201                       360             360
                                19390            20070301         20370201                       360             360
                                44233            20070301         20370201                       360             360
                                37172            20070301         20370201                       360             360
                                32606            20070301         20370201                       360             360
                                95210            20070301         20370201                       360             360
                                95249            20070301         20370201                       360             360
                                95969            20070301         20370201                       360             360
                                95969            20070301         20370201                       360             360
                                85009            20070301         20370201                       360             360
                                44460            20070301         20370201                       360             360
                                27406            20070301         20370201                       360             360
                                95336            20070301         20370201                       360             360
                                45240            20070301         20370201                       360             360
                                23220            20070301         20370201                       360             360
                                23220            20070301         20370201                       360             360
                                20664            20070301         20370201                       360             360
                                95834            20070301         20370201                       360             360
                                23508            20070301         20370201                       360             360
                                60459            20070301         20370201                       360             360
                                33776            20070301         20370201                       360             360
                                95928            20070301         20370201                       360             360
                                98632            20070301         20370201                       360             360
                                 7422            20070301         20370201                       360             360
                                33063            20070301         20370201                       360             360
                                98409            20070301         20370201                       360             360
                                20851            20070301         20370201                       360             360
                                78726            20070301         20370201                       360             360
                                20904            20070301         20370201                       360             360
                                21224            20070301         20370201                       360             360
                                97502            20070301         20370201                       360             360
                                19050            20070301         20370201                       360             360
                                95824            20070301         20370201                       360             360
                                59102            20070301         20370201                       360             360
                                15147            20070301         20370201                       360             360
                                21223            20070301         20370201                       360             360
                                87124            20070301         20370201                       360             360
                                19143            20070301         20370201                       360             360
                                92308            20070501         20370401                       360             360
                                63108            20070501         20370401                       360             360
                                92571            20070401         20370301                       360             480
                                 4101            20070501         20370401                       360             360
                                78572            20070501         20370401                       360             360
                                70403            20070401         20370301                       360             360
                                92663            20070401         20370301                       360             360
                                40245            20070501         20220401                       180             360
                                78504            20070401         20220301                       180             180
                                97212            20070501         20370401                       360             360
                                77095            20070401         20370301                       360             360
                                34787            20070501         20370401                       360             360
                                11234            20070501         20370401                       360             360
                                33054            20070501         20370401                       360             360
                                90505            20070501         20370401                       360             480
                                32807            20070501         20370401                       360             360
                                85032            20070401         20370301                       360             360
                                21733            20070401         20370301                       360             360
                                85008            20070401         20370301                       360             360
                                20715            20070401         20370301                       360             360
                                80207            20070501         20370401                       360             360
                                96707            20070401         20370301                       360             360
                                10922            20070401         20370301                       360             360
                                34120            20070401         20370301                       360             360
                                80012            20070401         20370301                       360             360
                                46062            20070501         20370401                       360             360
                                78660            20070501         20370401                       360             360
                                 7111            20070501         20370401                       360             360
                                20152            20070401         20370301                       360             360
                                10454            20070401         20370301                       360             360
                                30024            20070401         20370301                       360             360
                                90247            20070401         20370301                       360             360
                                92065            20070501         20370401                       360             360
                                21093            20070501         20370401                       360             360
                                91361            20070501         20370401                       360             360
                                 7305            20070501         20370401                       360             360
                                63119            20070401         20370301                       360             480
                                78130            20070401         20370301                       360             360
                                23222            20070501         20370401                       360             360
                                20745            20070501         20370401                       360             360
                                34293            20070501         20370401                       360             360
                                21401            20070401         20370301                       360             360
                                78217            20070401         20370301                       360             360
                                20841            20070401         20370301                       360             360
                                30238            20070401         20370301                       360             360
                                28216            20070201         20370101                       360             360
                                 7079            20070501         20370401                       360             360
                                80134            20070401         20370301                       360             360
                                33810            20070401         20370301                       360             360
                                22193            20070401         20370301                       360             360
                                33708            20070501         20370401                       360             360
                                17331            20070501         20370401                       360             360
                                77336            20070501         20270401                       240             240
                                95624            20070501         20370401                       360             360
                                34652            20070501         20370401                       360             360
                                85715            20070501         20370401                       360             360
                                 3820            20070501         20370401                       360             360
                                20147            20070501         20370401                       360             360
                                55106            20070501         20370401                       360             480
                                85249            20070501         20370401                       360             360
                                29928            20070501         20370401                       360             360
                                21045            20070501         20370401                       360             360
                                55106            20070501         20370401                       360             360
                                30127            20070401         20370301                       360             360
                                60538            20070501         20370401                       360             360
                                92603            20070501         20370401                       360             360
                                85396            20070501         20370401                       360             360
                                33767            20070501         20370401                       360             360
                                90277            20070501         20370401                       360             360
                                95382            20070401         20370301                       360             360
                                85024            20070501         20370401                       360             360
                                85361            20070501         20370401                       360             360
                                96707            20070501         20370401                       360             360
                                32205            20070501         20370401                       360             360
                                92843            20070401         20370301                       360             360
                                80503            20070501         20370401                       360             360
                                27540            20070501         20370401                       360             360
                                65653            20070501         20370401                       360             360
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                                 7104            20070501         20370401                       360             360
                                92249            20070501         20370401                       360             360
                                21842            20070501         20370401                       360             360
                                91786            20070401         20370301                       360             360
                                77061            20070401         20370301                       360             360
                                55025            20070501         20370401                       360             360
                                28748            20070501         20370401                       360             360
                                20722            20070401         20370301                       360             360
                                78550            20070401         20370301                       360             360
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                                11572            20070501         20370401                       360             360
                                85044            20070501         20370401                       360             360
                                76248            20070501         20370401                       360             360
                                11932            20070601         20370501                       360             360
                                76543            20070401         20370301                       360             360
                                84020            20070401         20370301                       360             360
                                91316            20070501         20370401                       360             360
                                30189            20070501         20370401                       360             360
                                77469            20070401         20370301                       360             360
                                36854            20070401         20370301                       360             480
                                78121            20070401         20370301                       360             360
                                30093            20070401         20370301                       360             360
                                89002            20070501         20370401                       360             360
                                33905            20070401         20370301                       360             480
                                78247            20070401         20370301                       360             360
                                75149            20070401         20370301                       360             360
                                 6479            20070501         20370401                       360             360
                                91910            20070501         20370401                       360             360
                                20607            20070401         20370301                       360             360
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                                27944            20070501         20370401                       360             360
                                55407            20070501         20370401                       360             360
                                28412            20070401         20370301                       360             360
                                98045            20070401         20370301                       360             360
                                75069            20070501         20370401                       360             360
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                                21851            20070501         20370401                       360             480
                                21032            20070401         20370301                       360             360
                                75070            20070401         20370301                       360             360
                                55116            20070601         20370501                       360             360
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                                85388            20070501         20370401                       360             360
                                37912            20070501         20370401                       360             480
                                89122            20070401         20370301                       360             480
                                19355            20070501         20370401                       360             360
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                                85203            20070501         20370401                       360             360
                                28173            20070501         20370401                       360             360
                                29075            20070201         20370101                       360             360
                                33065            20070501         20370401                       360             360
                                 7107            20070501         20370401                       360             360
                                60450            20070401         20370301                       360             360
                                92501            20070401         20370301                       360             360
                                21703            20070501         20370401                       360             360
                                49201            20070601         20370501                       360             360
                                93012            20070501         20370401                       360             360
                                30707            20070501         20370401                       360             360
                                77026            20070601         20220501                       180             180
                                85041            20070601         20370501                       360             360
                                 8527            20070501         20370401                       360             480
                                85335            20070501         20370401                       360             360
                                11003            20070501         20370401                       360             360
                                80013            20070401         20370301                       360             360
                                30236            20070301         20370201                       360             360
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                                10573            20070401         20370301                       360             360
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                                20706            20070401         20370301                       360             360
                                76258            20070601         20370501                       360             360
                                96822            20070501         20370401                       360             360
                                36093            20070401         20370301                       360             360
                                33707            20070401         20370301                       360             360
                                86351            20070601         20370501                       360             480
                                 7305            20070601         20370501                       360             360
                                33914            20070601         20370501                       360             480
                                55124            20070501         20370401                       360             360
                                95822            20070501         20370401                       360             480
                                64130            20070501         20370401                       360             360
                                64130            20070501         20370401                       360             360
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                                21120            20070501         20370401                       360             360
                                75076            20070501         20370401                       360             360
                                32218            20070401         20370301                       360             360
                                75002            20070201         20370101                       360             360
                                89110            20070401         20370301                       360             360
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                                28403            20070501         20370401                       360             360
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                                 6460            20070401         20370301                       360             360
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                                80644            20070401         20370301                       360             480
                                86442            20070601         20370501                       360             360
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                                30214            20070501         20370401                       360             480
                                10977            20070501         20370401                       360             360
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                                30458            20070501         20370401                       360             360
                                 7003            20070501         20370401                       360             360
                                96821            20070401         20370301                       360             480
                                22202            20070101         20361201                       360             360
                                89142            20070401         20370301                       360             480
                                22202            20070201         20370101                       360             360
                                22202            20070201         20370101                       360             360
                                85007            20070401         20370301                       360             360
                                22202            20070201         20370101                       360             360
                                85209            20070501         20370401                       360             360
                                22031            20070401         20370301                       360             360
                                80549            20070601         20370501                       360             360
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                                76205            20070501         20220401                       180             180
                                76201            20070501         20370401                       360             360
                                75034            20070401         20370301                       360             360
                                53215            20070401         20370301                       360             360
                                 1108            20061201         20361101                       360             360
                                93304            20070501         20370401                       360             360
                                55032            20070401         20370301                       360             360
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                                55423            20070401         20370301                       360             360
                                78245            20070501         20170401                       120             120
                                95814            20070501         20370401                       360             360
                                21227            20070501         20370401                       360             360
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                                32257            20070201         20370101                       360             360
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                                93638            20070501         20370401                       360             480
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                                76013            20070301         20370201                       360             360
                                89131            20070401         20370301                       360             360
                                85339            20070401         20370301                       360             360
                                89183            20070401         20370301                       360             360
                                84041            20070401         20370301                       360             480
                                89183            20070401         20370301                       360             360
                                29926            20070601         20370501                       360             360
                                91343            20070401         20370301                       360             360
                                21401            20070101         20361201                       360             360
                                77449            20070501         20370401                       360             360
                                21234            20070401         20370301                       360             360
                                30024            20070401         20370301                       360             360
                                30097            20070401         20370301                       360             360
                                33331            20070401         20370301                       360             360
                                11375            20070201         20370101                       360             360
                                33418            20070601         20370501                       360             360
                                30019            20070401         20370301                       360             360
                                20832            20070501         20370401                       360             360
                                 2554            20070501         20370401                       360             360
                                76002            20061001         20360901                       360             360
                                92673            20070501         20370401                       360             360
                                10036            20070201         20370101                       360             360
                                97601            20070501         20370401                       360             360
                                10314            20070301         20370201                       360             360
                                95828            20070501         20370401                       360             360
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                                85353            20070501         20370401                       360             360
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                                29928            20070601         20370501                       360             360
                                78258            20070501         20370401                       360             360
                                77386            20070501         20370401                       360             360
                                85339            20070401         20370301                       360             360
                                85029            20070501         20370401                       360             360
                                91402            20070501         20370401                       360             360
                                96025            20070501         20370401                       360             360
                                94560            20070501         20370401                       360             360
                                80212            20070601         20370501                       360             360
                                20785            20070501         20370401                       360             360
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                                21216            20070501         20370401                       360             360
                                22193            20070501         20370401                       360             360
                                33021            20070501         20370401                       360             360
                                 2333            20070601         20370501                       360             360
                                92113            20070501         20370401                       360             360
                                85296            20070501         20370401                       360             360
                                89014            20070401         20370301                       360             360
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                                95824            20070401         20370301                       360             480
                                60558            20070401         20370301                       360             360
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                                60060            20070401         20370301                       360             360
                                91724            20070501         20370401                       360             360
                                75023            20070501         20220401                       180             180
                                60305            20070501         20370401                       360             360
                                55369            20070401         20370301                       360             480
                                60085            20070401         20370301                       360             360
                                97123            20070501         20370401                       360             360
                                27606            20070501         20370401                       360             360
                                91752            20070401         20220301                       180             180
                                91761            20070401         20370301                       360             360
                                27603            20070501         20370401                       360             360
                                32901            20070501         20370401                       360             360
                                75019            20070501         20370401                       360             360
                                93230            20070401         20370301                       360             360
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                                34434            20070601         20370501                       360             360
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                                20607            20070501         20370401                       360             480
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                                78260            20070501         20370401                       360             360
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                                93728            20070401         20370301                       360             360
                                90621            20070501         20370401                       360             360
                                33896            20070501         20370401                       360             360
                                92020            20070501         20370401                       360             360
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                                77089            20070501         20370401                       360             360
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                                23234            20070501         20370401                       360             360
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                                84120            20070501         20370401                       360             360
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                                91732            20070601         20370501                       360             360
                                33414            20070501         20370401                       360             360
                                66221            20070501         20370401                       360             360
                                91710            20070101         20361201                       360             480
                                 8048            20070501         20370401                       360             360
                                38109            20070501         20370401                       360             360
                                 2149            20070501         20370401                       360             360
                                 2109            20070501         20370401                       360             360
                                85242            20070501         20370401                       360             360
                                94544            20070501         20370401                       360             360
                                95442            20070501         20370401                       360             360
                                60805            20070501         20370401                       360             360
                                89139            20070501         20370401                       360             360
                                11416            20070601         20370501                       360             360
                                89149            20070501         20370401                       360             360
                                92234            20070501         20370401                       360             360
                                83607            20070501         20370401                       360             360
                                90017            20070501         20220401                       180             180
                                48359            20070601         20370501                       360             360
                                32955            20070501         20370401                       360             360
                                85381            20070501         20370401                       360             360
                                34747            20070501         20370401                       360             360
                                75137            20070601         20370501                       360             360
                                 8045            20070601         20370501                       360             360
                                98203            20070601         20370501                       360             360
                                80528            20070501         20370401                       360             360
                                 3064            20070601         20370501                       360             360
                                97229            20070501         20370401                       360             360
                                 8867            20070501         20370401                       360             360
                                95422            20070501         20370401                       360             360
                                11102            20070701         20370601                       360             360
                                20001            20070601         20370501                       360             360
                                27522            20070501         20370401                       360             360
                                94087            20070501         20370401                       360             360
                                 8003            20070501         20370401                       360             360
                                55110            20070501         20370401                       360             360
                                 8065            20070601         20370501                       360             360
                                93923            20070501         20370401                       360             360
                                84404            20070501         20370401                       360             360
                                32082            20070601         20220501                       180             180
                                33907            20070601         20370501                       360             360
                                93060            20070501         20370401                       360             360
                                95608            20070301         20370201                       360             360
                                95832            20070601         20370501                       360             360
                                 6511            20070501         20370401                       360             360
                                21206            20070501         20370401                       360             360
                                78572            20070501         20370401                       360             360
                                98502            20070501         20370401                       360             360
                                90606            20070501         20370401                       360             360
                                34715            20070501         20370401                       360             480
                                98040            20070501         20370401                       360             360
                                32812            20070501         20370401                       360             360
                                33138            20070501         20370401                       360             360
                                92407            20070501         20370401                       360             360
                                32789            20070301         20370201                       360             360
                                19425            20070501         20370401                       360             360
                                89015            20070501         20370401                       360             360
                                95122            20070601         20370501                       360             360
                                75034            20070501         20370401                       360             360
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                                93710            20070501         20370401                       360             360
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                                98038            20070501         20370401                       360             360
                                97045            20070501         20370401                       360             360
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                                85249            20070601         20370501                       360             360
                                32351            20070601         20370501                       360             360
                                72936            20070601         20220501                       180             180
                                90660            20070501         20370401                       360             480
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                                 7502            20070601         20370501                       360             480
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                                95060            20070501         20370401                       360             360
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                                90601            20070501         20370401                       360             360
                                75089            20070501         20220401                       180             180
                                91504            20070501         20370401                       360             360
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                                90044            20070501         20370401                       360             480
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                                 2554            20070501         20370401                       360             360
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                                77706            20070501         20370401                       360             360
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                                92405            20070501         20370401                       360             360
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                                77706            20070501         20370401                       360             360
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                                92587            20070501         20220401                       180             180
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                                33708            20061201         20361101                       360             360
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                                 1469            20070301         20370201                       360             360
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                                35760            20070601         20370501                       360             360
                                32205            20070601         20370501                       360             360
                                 7801            20070601         20220501                       180             180
                                34120            20070501         20370401                       360             360
                                92553            20070601         20370501                       360             360
                                75230            20070601         20370501                       360             360
                                90604            20070601         20370501                       360             360
                                20874            20070601         20370501                       360             360
                                95204            20070601         20370501                       360             360
                                30327            20070501         20370401                       360             360
                                91605            20070501         20370401                       360             360
                                 2184            20070501         20370401                       360             360
                                21655            20070601         20370501                       360             360
                                34743            20070601         20370501                       360             360
                                78753            20070601         20370501                       360             360
                                89115            20070501         20370401                       360             360
                                91335            20070501         20370401                       360             360
                                90077            20070601         20370501                       360             360
                                21237            20070601         20370501                       360             480
                                 8043            20070501         20370401                       360             360
                                92025            20070601         20370501                       360             360
                                90706            20070501         20370401                       360             360
                                85016            20070601         20370501                       360             360
                                90220            20070501         20370401                       360             360
                                34747            20070401         20370301                       360             360
                                98074            20070301         20220201                       180             180
                                95602            20070401         20370301                       360             360
                                98310            20070301         20370201                       360             360
                                72936            20070301         20370201                       360             360
                                98310            20070201         20370101                       360             360
                                93003            20070301         20370201                       360             360
                                33812            20070401         20370301                       360             360
                                30277            20070401         20370301                       360             360
                                98632            20070401         20370301                       360             360
                                95821            20070401         20370301                       360             360
                                85209            20070401         20370301                       360             360
                                18353            20070301         20370201                       360             360
                                20747            20070401         20370301                       360             360
                                34997            20070401         20370301                       360             360
                                98118            20070401         20370301                       360             360
                                94533            20070401         20370301                       360             360
                                91367            20070401         20370301                       360             360
                                98685            20070401         20370301                       360             360
                                37738            20070401         20370301                       360             360
                                30134            20070401         20370301                       360             360
                                78501            20070601         20370501                       360             360
                                78247            20070601         20370501                       360             360
                                 1460            20070601         20370501                       360             360
                                90715            20070601         20370501                       360             480
                                77388            20070601         20370501                       360             480
                                93445            20070601         20370501                       360             360
                                95020            20070601         20370501                       360             360
                                84119            20070501         20370401                       360             360
                                95482            20070601         20370501                       360             360
                                91504            20070601         20370501                       360             360
                                75035            20070601         20370501                       360             360
                                85033            20070601         20370501                       360             360
                                95425            20070601         20370501                       360             360
                                33169            20070601         20370501                       360             360
                                95129            20070501         20370401                       360             360
                                32825            20070601         20370501                       360             360
                                94954            20070601         20370501                       360             360
                                29928            20070601         20220501                       180             180
                                33618            20070501         20370401                       360             480
                                30252            20070501         20370401                       360             360
                                32825            20070501         20370401                       360             360
                                93705            20070501         20370401                       360             360
                                33703            20070501         20370401                       360             480
                                80923            20070601         20370501                       360             360
                                98032            20070601         20220501                       180             180
                                53208            20070601         20370501                       360             360
                                45233            20070501         20370401                       360             360
                                90402            20070501         20370401                       360             360
                                85018            20070501         20370401                       360             360
                                80524            20070501         20370401                       360             360
                                32129            20070501         20370401                       360             360
                                28202            20070501         20370401                       360             360
                                77090            20070601         20370501                       360             360
                                93543            20070601         20370501                       360             360
                                91752            20070601         20370501                       360             360
                                34609            20070601         20370501                       360             360
                                34953            20070601         20370501                       360             360
                                75230            20070501         20370401                       360             360
                                95062            20070501         20370401                       360             360
                                95125            20070501         20370401                       360             360
                                94122            20070501         20370401                       360             360
                                77079            20070501         20370401                       360             360
                                92647            20070501         20370401                       360             360
                                32225            20070601         20370501                       360             360
                                91107            20070501         20370401                       360             360
                                92503            20070501         20370401                       360             360
                                85255            20070601         20370501                       360             360
                                85040            20070601         20370501                       360             360
                                92624            20070601         20370501                       360             360
                                85331            20070601         20370501                       360             360
                                85303            20070601         20370501                       360             360
                                60172            20070601         20370501                       360             360
                                23608            20070601         20370501                       360             360
                                 3878            20070601         20370501                       360             360
                                32765            20070601         20370501                       360             360
                                60175            20070601         20370501                       360             360
                                 2116            20070601         20370501                       360             360
                                92557            20070501         20370401                       360             480
                                 2889            20070301         20370201                       360             480
                                80234            20070601         20370501                       360             360
                                98665            20070601         20370501                       360             360
                                94080            20070601         20370501                       360             360
                                19050            20070601         20370501                       360             360
                                 4760            20070601         20370501                       360             360
                                92083            20070601         20370501                       360             360
                                37067            20070601         20370501                       360             360
                                20112            20070601         20370501                       360             360
                                92408            20070401         20370301                       360             360
                                95436            20070601         20370501                       360             360
                                21111            20070601         20370501                       360             360
                                 6470            20070601         20370501                       360             360
                                34105            20070601         20370501                       360             360
                                20169            20070601         20370501                       360             360
                                33016            20070601         20370501                       360             480
                                31909            20070601         20370501                       360             360
                                31406            20070601         20370501                       360             360
                                85303            20070601         20370501                       360             360
                                33830            20070501         20370401                       360             360
                                91024            20070601         20370501                       360             360
                                93906            20070501         20370401                       360             360
                                60104            20070501         20370401                       360             360
                                85041            20070601         20370501                       360             360
                                93204            20070501         20370401                       360             360
                                85326            20070501         20370401                       360             360
                                85302            20070601         20370501                       360             360
                                21208            20070601         20370501                       360             360
                                21146            20070601         20370501                       360             360
                                80204            20070501         20370401                       360             360
                                93313            20070501         20370401                       360             360
                                27870            20070401         20370301                       360             360
                                27577            20070401         20370301                       360             360
                                30206            20070401         20370301                       360             360
                                28469            20070601         20370501                       360             360
                                28117            20070501         20370401                       360             360
                                30306            20070501         20370401                       360             360
                                22947            20070401         20370301                       360             360
                                20155            20070401         20370301                       360             360
                                20002            20070501         20370401                       360             360
                                28409            20070501         20370401                       360             360
                                20147            20070501         20370401                       360             360
                                22031            20070501         20370401                       360             360
                                22042            20070501         20370401                       360             360
                                20746            20070501         20370401                       360             360
                                32003            20070501         20370401                       360             360
                                32308            20070501         20370401                       360             360
                                34997            20070501         20370401                       360             360
                                32829            20070501         20370401                       360             360
                                27608            20070401         20370301                       360             360
                                33436            20070501         20370401                       360             360
                                30313            20070501         20370401                       360             360
                                20603            20070501         20370401                       360             360
                                87122            20070501         20370401                       360             360
                                20854            20070501         20370401                       360             360
                                68028            20070501         20370401                       360             360
                                21216            20070501         20370401                       360             360
                                21853            20070601         20370501                       360             360
                                23435            20070401         20370301                       360             360
                                21742            20070401         20370301                       360             360
                                38568            20070501         20370401                       360             360
                                22180            20070401         20370301                       360             360
                                21401            20070401         20370301                       360             360
                                42141            20070501         20370401                       360             360
                                76051            20070601         20370501                       360             360
                                91402            20070601         20370501                       360             360
                                84720            20070601         20370501                       360             360
                                90272            20070601         20370501                       360             360
                                33954            20070601         20370501                       360             360
                                32207            20070601         20370501                       360             360
                                20155            20070701         20370601                       360             360
                                28570            20070601         20370501                       360             360
                                84119            20070601         20370501                       360             360
                                 1944            20070601         20220501                       180             180
                                93313            20070601         20370501                       360             360
                                98277            20070601         20370501                       360             360
                                43016            20070501         20370401                       360             360
                                60148            20070601         20370501                       360             360
                                94806            20070601         20370501                       360             360
                                20152            20070601         20370501                       360             360
                                55109            20070601         20370501                       360             360
                                98271            20070601         20370501                       360             360
                                91786            20070601         20370501                       360             360
                                20781            20070601         20370501                       360             360
                                93312            20070601         20370501                       360             360
                                30058            20070601         20370501                       360             360
                                34117            20070601         20370501                       360             360
                                97838            20070601         20370501                       360             360
                                94122            20070601         20370501                       360             360
                                91748            20070601         20370501                       360             480
                                24064            20070601         20370501                       360             360
                                38127            20070201         20370101                       360             360
                                95632            20070601         20370501                       360             360
                                90303            20070601         20370501                       360             480
                                23663            20070601         20370501                       360             360
                                93702            20070601         20370501                       360             480
                                91737            20070601         20370501                       360             360
                                92706            20070601         20370501                       360             360
                                53206            20070601         20370501                       360             360
                                89178            20070601         20370501                       360             480
                                77378            20070601         20370501                       360             360
                                76012            20070601         20370501                       360             360
                                78516            20070601         20370501                       360             360
                                 7005            20070601         20370501                       360             480
                                76179            20070601         20370501                       360             360
                                20166            20070601         20370501                       360             360
                                91761            20070601         20370501                       360             480
                                33016            20070601         20370501                       360             480
                                20743            20070601         20370501                       360             480
                                91321            20070601         20370501                       360             360
                                10950            20070301         20370201                       360             360
                                91381            20070601         20370501                       360             360
                                92780            20070601         20370501                       360             360
                                98290            20070601         20370501                       360             360
                                90001            20070601         20370501                       360             360
                                32949            20070601         20370501                       360             480
                                68504            20070601         20370501                       360             360
                                93030            20070601         20370501                       360             360
                                96161            20070601         20370501                       360             360
                                32828            20070501         20370401                       360             360
                                91932            20070601         20370501                       360             360
                                33161            20070601         20370501                       360             360
                                78255            20070601         20220501                       180             180
                                11735            20070301         20370201                       360             360
                                10470            20070101         20361201                       360             360
                                 1843            20070301         20370201                       360             360
                                 7728            20070301         20370201                       360             360
                                15204            20070301         20370201                       360             360
                                44110            20070201         20370101                       360             360
                                53081            20070201         20370101                       360             360
                                99352            20070201         20370101                       360             360
                                10509            20070201         20370101                       360             360
                                48532            20070301         20370201                       360             360
                                29170            20070101         20361201                       360             360
                                77493            20070101         20361201                       360             360
                                30120            20070101         20361201                       360             360
                                15061            20070401         20370301                       360             360
                                12110            20070301         20370201                       360             360
                                14207            20070301         20370201                       360             360
                                76140            20070301         20370201                       360             360
                                55364            20070301         20370201                       360             360
                                 6424            20070201         20370101                       360             360
                                35768            20070101         20361201                       360             360
                                15001            20070201         20370101                       360             360
                                 6606            20070201         20370101                       360             360
                                48228            20070101         20361201                       360             360
                                93015            20070201         20370101                       360             360
                                48030            20070301         20370201                       360             360
                                88012            20070301         20370201                       360             360
                                92277            20070301         20370201                       360             360
                                56001            20070101         20361201                       360             360
                                33015            20070201         20370101                       360             360
                                48390            20070301         20370201                       360             360
                                12498            20060601         20360501                       360             360
                                60435            20070201         20370101                       360             360
                                48911            20070101         20361201                       360             360
                                11751            20070101         20361201                       360             360
                                78414            20070201         20370101                       360             360
                                60108            20070201         20370101                       360             360
                                21740            20070101         20361201                       360             360
                                76431            20061101         20361001                       360             360
                                11691            20070101         20361201                       360             360
                                54302            20070201         20370101                       360             360
                                55720            20070401         20370301                       360             360
                                15207            20070201         20370101                       360             360
                                89015            20060501         20360401                       360             360
                                76033            20060601         20360501                       360             360
                                85202            20070101         20361201                       360             360
                                85035            20070301         20370201                       360             360
                                28562            20070301         20370201                       360             360
                                10472            20070101         20361201                       360             360
                                30153            20070201         20370101                       360             360
                                60609            20061201         20361101                       360             360
                                40211            20061201         20361101                       360             360
                                21225            20070101         20361201                       360             360
                                18104            20070301         20370201                       360             360
                                33025            20070101         20361201                       360             360
                                32117            20070301         20370201                       360             360
                                23456            20070201         20370101                       360             360
                                33559            20070101         20361201                       360             360
                                30153            20070201         20370101                       360             360
                                95628            20070201         20370101                       360             360
                                90805            20070301         20370201                       360             360
                                77584            20060801         20360701                       360             360
                                19140            20070101         20361201                       360             360
                                30102            20061201         20361101                       360             360
                                21144            20070201         20370101                       360             360
                                17013            20060501         20360401                       360             360
                                30120            20070101         20361201                       360             360
                                92570            20070201         20370101                       360             360
                                19125            20070201         20370101                       360             360
                                63043            20070101         20361201                       360             360
                                23464            20070101         20361201                       360             360
                                94509            20070301         20370201                       360             360
                                17972            20070201         20370101                       360             360
                                44104            20070201         20370101                       360             360
                                77554            20070301         20370201                       360             360
                                94805            20070101         20361201                       360             360
                                10703            20061201         20361101                       360             360
                                78681            20070101         20361201                       360             360
                                43219            20070301         20370201                       360             360
                                21225            20070101         20361201                       360             360
                                76102            20070201         20370101                       360             360
                                66109            20070201         20370101                       360             360
                                52241            20070201         20370101                       360             360
                                93230            20070201         20370101                       360             360
                                21228            20070301         20370201                       360             360
                                20705            20060801         20360701                       360             360
                                60004            20070201         20370101                       360             360
                                43204            20070101         20361201                       360             360
                                53081            20070101         20361201                       360             360
                                99362            20070101         20361201                       360             360
                                30542            20070201         20370101                       360             360
                                91103            20070101         20361201                       360             360
                                 2762            20070201         20370101                       360             360
                                55104            20070201         20370101                       360             360
                                33126            20070101         20361201                       360             360
                                95132            20070601         20370501                       360             480
                                90044            20070601         20370501                       360             480
                                80134            20070601         20370501                       360             480
                                94402            20070601         20370501                       360             360
                                91602            20070601         20370501                       360             360
                                92707            20070601         20370501                       360             480
                                91766            20070601         20370501                       360             480
                                33414            20070501         20370401                       360             360
                                94589            20070601         20370501                       360             360
                                21228            20070601         20370501                       360             360
                                93257            20070601         20370501                       360             360
                                90605            20070601         20370501                       360             360
                                93463            20070601         20370501                       360             360
                                38111            20070601         20370501                       360             360
                                94134            20070601         20370501                       360             360
                                55403            20070501         20370401                       360             360
                                 7009            20070501         20370401                       360             480
                                21804            20070501         20370401                       360             480
                                91354            20070501         20370401                       360             360

                              BALLOON           PAYMENT           ORIGINAL_           CURRENT_            LIEN
                                                                  BALANCE             BALANCE
-------------------------------------------------------------------------------------------------------------------------
                              No                      549.84               97750               97750      First Lien
                              Yes                    1250.77              188000           185925.01      First Lien
                              Yes                    1630.06              241950            239124.7      First Lien
                              Yes                      356.6               51000            50534.51      First Lien
                              Yes                    1230.62              176000           173578.73      First Lien
                              Yes                    1368.54              211000            208751.1      First Lien
                              Yes                     863.53              123500           122459.69      First Lien
                              Yes                     800.53              117350           116211.22      First Lien
                              Yes                     784.16              114950           113837.46      First Lien
                              Yes                    1146.06              168000           166343.17      First Lien
                              Yes                     808.46              120000           118810.13      First Lien
                              No                      495.78               85000             84990.5      First Lien
                              Yes                    1911.04              270000           267571.32      First Lien
                              Yes                     966.95              140000           138791.45      First Lien
                              Yes                      718.3              104000           103102.28      First Lien
                              No                     1108.35              174800           174429.16      First Lien
                              No                      878.54              127200           125997.39      First Lien
                              No                     1256.82              227650              227650      First Lien
                              No                     2002.59              222800           215583.35      First Lien
                              No                     1483.22              160000           153058.08      First Lien
                              Yes                    1174.68              168000           166848.58      First Lien
                              Yes                    1314.52              188000           186712.48      First Lien
                              No                     1356.87              252000              250500      First Lien
                              No                     1280.83              232000              232000      First Lien
                              No                      850.92              127900           127261.74      First Lien
                              No                     2414.21              367500           364158.67      First Lien
                              No                       697.7               99783            99406.85      First Lien
                              No                     1110.21              169000           168427.18      First Lien
                              No                      625.55               68000             66519.5      First Lien
                              No                      625.55               68000             65687.4      First Lien
                              No                     1684.37              294000              294000      First Lien
                              No                     1329.09              192432           191690.78      First Lien
                              No                     2249.34              354000           353994.35      First Lien
                              No                     1318.02              188500           187791.73      First Lien
                              No                      520.22               74400            74177.04      First Lien
                              No                     1491.86              216000           215071.44      First Lien
                              No                      454.93               63500            63272.84      First Lien
                              Yes                    1742.32              297600           296047.61      First Lien
                              No                       845.9              124000           123534.37      First Lien
                              Yes                     1689.4              280000           279654.87      First Lien
                              No                      415.06               58640            58468.57      First Lien
                              No                      504.81               74000            73707.85      First Lien
                              No                     3971.14              604500           602451.04      First Lien
                              No                      332.82               49400            49200.11      First Lien
                              No                     1327.34              210000           208961.09      First Lien
                              No                      338.98               51600            50299.04      First Lien
                              No                      692.05              106700           106329.44      First Lien
                              No                    13138.58             2000000          1998319.75      First Lien
                              Yes                     612.38              100000            99920.85      First Lien
                              No                      323.24               46800            46561.19      First Lien
                              No                      399.67               69760               69760      First Lien
                              No                      892.13              118750           118366.14      First Lien
                              No                      727.18              104000           103688.37      First Lien
                              No                     1653.74              248570           247539.31      First Lien
                              No                      500.74               72500            71927.86      First Lien
                              No                      480.02               69500            69067.71      First Lien
                              No                      917.22              132800           132288.49      First Lien
                              No                     1063.64              154000           153526.93      First Lien
                              No                     2635.42              460000           459999.99      First Lien
                              No                      2306.4              384000           381172.23      First Lien
                              No                     2099.65              304000           302109.16      First Lien
                              No                     3579.98              512000           508892.84      First Lien
                              No                      567.59               86400            85681.64      First Lien
                              No                     1253.07              245500              245500      First Lien
                              No                     1667.86              308000           307913.43      First Lien
                              No                      524.41               75000            74479.94      First Lien
                              Yes                     777.15              118300           117695.05      First Lien
                              No                     1226.51              199200           198051.08      First Lien
                              No                      788.31              120000           119386.41      First Lien
                              No                      557.08               84800            84366.35      First Lien
                              No                      856.91              128800           128156.38      First Lien
                              Yes                     976.88              143200           142519.51      First Lien
                              No                      725.84              106400           105491.35      First Lien
                              No                     2150.83              356000              356000      First Lien
                              No                      923.63              118750            118466.5      First Lien
                              Yes                    1775.09              266000           265657.23      First Lien
                              No                     1283.33              220000              220000      First Lien
                              No                     1306.25              220000              220000      First Lien
                              No                      749.56              107200           106959.82      First Lien
                              No                     1313.86              200000           199322.09      First Lien
                              No                     2102.18              320000           319188.82      First Lien
                              No                     1023.08              136500           135913.79      First Lien
                              No                     1876.19              285600           284631.96      First Lien
                              No                     4954.17              820000              820000      First Lien
                              No                     1148.33              212000              212000      First Lien
                              No                      572.46               80100            79753.57      First Lien
                              No                     1768.13              256000            255213.6      First Lien
                              No                     2320.79              253710           253196.96      First Lien
                              Yes                      608.6               78900            78831.84      First Lien
                              No                     1556.81              234000            233029.7      First Lien
                              No                      852.63              157500              157409      First Lien
                              No                      781.42              118950           118749.55      First Lien
                              No                      1294.6              199600           198906.77      First Lien
                              No                     3244.12              520000           517071.62      First Lien
                              No                      839.06              120000           119457.21      First Lien
                              No                      353.49               54500            54161.22      First Lien
                              No                     1114.99              178400           178398.68      First Lien
                              No                     1415.77              212800           211756.94      First Lien
                              No                      997.47              162000           160906.97      First Lien
                              No                     1812.84              279500           278035.62      First Lien
                              Yes                    1792.62              318000           317281.46      First Lien
                              No                     1585.46              224000           222487.97      First Lien
                              No                      704.76              111500           110678.14      First Lien
                              No                     1807.77              265000           263310.77      First Lien
                              No                      588.89               87409            86838.03      First Lien
                              No                     1718.79              265000           263375.65      First Lien
                              No                     1101.02              171950           171027.07      First Lien
                              No                      1346.7              205000           203951.76      First Lien
                              No                     1156.19              176000           175100.05      First Lien
                              No                     1035.83              180800              180800      First Lien
                              No                      353.03               51750            51669.01      First Lien
                              No                     1613.79              230800           230108.39      First Lien
                              No                     3138.01              460000           457067.82      First Lien
                              No                     1364.35              200000           199370.25      First Lien
                              No                      884.06              128000           127507.02      First Lien
                              No                     1186.98              215000              215000      First Lien
                              No                      768.26              109875           109545.77      First Lien
                              No                     3388.63              473000           471992.01      First Lien
                              No                      3601.9              569858           568304.11      First Lien
                              No                      3059.6              415000           414167.52      First Lien
                              Yes                    1990.56              340000           339540.79      First Lien
                              No                      717.99              116610           116276.33      First Lien
                              No                     1158.72              202250              202250      First Lien
                              No                      409.04               58500            58368.94      First Lien
                              No                     1818.49              284000           283244.12      First Lien
                              No                     1565.59              229500           228777.37      First Lien
                              No                     2793.74              442000           441600.42      First Lien
                              No                      443.33               76000               76000      First Lien
                              No                     3442.95              517500           516649.13      First Lien
                              No                     3267.62              479000           477491.75      First Lien
                              No                      894.32              129484           129086.22      First Lien
                              No                      671.25               96000            95712.32      First Lien
                              No                      1111.5              197600              197600      First Lien
                              No                       656.7               86400            86237.78      First Lien
                              No                     1069.83              209600              209600      First Lien
                              No                     8593.73             1500000          1499995.76      First Lien
                              No                      851.59              128000           127563.42      First Lien
                              No                      915.46              137600           137259.65      First Lien
                              No                     2783.43              403000            402384.8      First Lien
                              No                     1780.49              261000           258153.66      First Lien
                              No                     1061.26              192228              192228      First Lien
                              No                     4097.99              640000           638867.57      First Lien
                              No                      480.05               73150               73150      First Lien
                              No                     3542.25              575305           573658.85      First Lien
                              No                     1312.66              185457           185051.62      First Lien
                              No                      1140.6              167200           166673.53      First Lien
                              No                      749.14              115500           115198.23      First Lien
                              No                       693.5              116800              116800      First Lien
                              No                      1148.3              177044           176584.14      First Lien
                              No                     1473.61              227200           226410.93      First Lien
                              No                     1282.77              190400           189940.48      First Lien
                              No                      561.33               76500            76137.57      First Lien
                              No                     2328.03              337065           336290.81      First Lien
                              No                     3629.18              532000           530747.43      First Lien
                              No                      404.24               60000            59854.61      First Lien
                              No                      517.42               74000            73834.21      First Lien
                              Yes                    2147.96              356000           355561.16      First Lien
                              No                     4424.48              700000           698730.94      First Lien
                              No                     1054.59              164700           162593.56      First Lien
                              No                     1346.34              194931           194125.21      First Lien
                              No                    10093.75             1700000             1700000      First Lien
                              No                      498.16               73025            72736.52      First Lien
                              No                     1790.75              301600              301600      First Lien
                              No                      933.98              144000           143625.96      First Lien
                              No                      363.06               56700            56599.67      First Lien
                              No                     1166.28              211250              211250      First Lien
                              No                        1020              163200              163200      First Lien
                              No                      554.14               85000            84707.64      First Lien
                              No                     1415.83              224000           223575.99      First Lien
                              No                      935.47              142400           142038.23      First Lien
                              No                      471.97               67500            67348.78      First Lien
                              No                     2496.33              380000           379036.75      First Lien
                              No                       697.5              124000              124000      First Lien
                              No                     8431.78             1300000          1297755.14      First Lien
                              No                      429.85               60000            59872.13      First Lien
                              No                      817.88              124500           124076.75      First Lien
                              No                     1398.47              205000           204354.48      First Lien
                              No                     1646.25           247443.55            246416.8      First Lien
                              No                     1611.78              255000           253100.47      First Lien
                              No                      924.63              140750           140151.94      First Lien
                              No                      241.81               34582            34452.03      First Lien
                              No                      638.23               98400            97971.55      First Lien
                              No                       339.1               44100            43892.35      First Lien
                              No                     1261.31              192000           191184.16      First Lien
                              No                        2325              372000              372000      First Lien
                              No                      177.38               27000            26861.89      First Lien
                              No                      1087.5              180000              180000      First Lien
                              No                     2177.51              319200           317607.21      First Lien
                              No                     1416.77              234500              234500      First Lien
                              No                     1434.91              230000           228923.45      First Lien
                              No                      668.25               90000            89700.75      First Lien
                              No                     1063.71              164000           163231.57      First Lien
                              No                     1704.34              243750           242834.11      First Lien
                              No                      471.97               67500            67246.38      First Lien
                              No                      835.31              148500              148500      First Lien
                              No                     1524.21              235000           233976.88      First Lien
                              No                     1800.95              264000           262957.73      First Lien
                              No                      827.29              129200           128623.67      First Lien
                              No                      315.63               44550            44353.81      First Lien
                              No                     1327.44              220000           219713.89      First Lien
                              No                      445.92               63000            62768.45      First Lien
                              No                      948.38              172000            171782.1      First Lien
                              No                     1756.78              251250           250305.93      First Lien
                              No                     2601.44              396000           394317.38      First Lien
                              No                      1777.5              316000              316000      First Lien
                              No                      750.27              106000           105611.44      First Lien
                              No                       886.5              157600              157600      First Lien
                              No                      458.61               66400            66144.24      First Lien
                              No                     1390.42              284000              284000      First Lien
                              No                     2694.88              400000           398381.49      First Lien
                              No                      378.56               59120            58856.25      First Lien
                              No                        1575              280000              280000      First Lien
                              No                      1485.9              292000           291114.45      First Lien
                              No                      933.99              144000           143043.51      First Lien
                              No                     1157.88              210000           209730.12      First Lien
                              No                      1058.5              175200              175200      First Lien
                              No                        1304              196000           195173.84      First Lien
                              No                     1498.27              231000           229994.28      First Lien
                              No                      1259.9              242400              241900      First Lien
                              No                     1664.81              260000           258840.31      First Lien
                              No                      457.06               67000            66735.49      First Lien
                              No                      598.69               92700               92700      First Lien
                              No                     1953.33              293600           292324.67      First Lien
                              No                      610.31               94500               94500      First Lien
                              No                     1530.97              258000           257846.84      First Lien
                              No                     1567.53              248000           246866.81      First Lien
                              No                      950.94              136000           135488.95      First Lien
                              No                       648.6              100000            99564.64      First Lien
                              No                         765              144000              144000      First Lien
                              No                      809.05              128000           127415.12      First Lien
                              No                     2041.71              292000           290804.56      First Lien
                              No                      686.17              143200              143200      First Lien
                              No                     1473.33              272000              272000      First Lien
                              No                      459.86               70000            69702.51      First Lien
                              No                      790.58              143200              143200      First Lien
                              No                     1011.82              156000           154758.93      First Lien
                              No                      664.17              102400           101954.16      First Lien
                              No                     1329.95              216000           214893.89      First Lien
                              No                      837.83              144000           143628.09      First Lien
                              No                       425.1               74200               74200      First Lien
                              No                      698.55              102400           101995.73      First Lien
                              No                     1011.84              146500           144774.26      First Lien
                              No                      462.24               63750             63527.7      First Lien
                              No                      514.25               78280            77947.31      First Lien
                              No                      673.76              116000           115502.34      First Lien
                              No                         855              144000              144000      First Lien
                              Yes                    1220.71              193600            193385.1      First Lien
                              No                     1594.21              228000           227488.18      First Lien
                              No                      935.46              148000           147596.44      First Lien
                              No                     1168.68              187327           187153.49      First Lien
                              No                     1536.46              250000              250000      First Lien
                              No                      598.78               90000            89777.37      First Lien
                              No                      412.17               63000            62807.12      First Lien
                              No                     2864.21              436000           435633.71      First Lien
                              No                     1195.83              205000              205000      First Lien
                              No                     1439.49              256000           255909.95      First Lien
                              No                     1478.09              225000           224429.66      First Lien
                              No                     1115.59              172000           171553.23      First Lien
                              No                      676.49              104300           103937.74      First Lien
                              No                      405.32               59415            59322.02      First Lien
                              No                     2671.88              427500              427500      First Lien
                              No                     1289.93              213600            213505.7      First Lien
                              No                      984.38              150000              150000      First Lien
                              No                      417.37               73000               72850      First Lien
                              No                     1386.82              189000           188357.38      First Lien
                              No                      665.01               85500            85295.89      First Lien
                              No                     1158.98              157950           157521.55      First Lien
                              No                        1740              278400              278400      First Lien
                              No                      841.25              121800           121425.81      First Lien
                              No                       709.2              112500            111611.8      First Lien
                              No                     1730.56              247500           246758.35      First Lien
                              No                     1287.45              211888           211057.91      First Lien
                              No                     1050.98              146700           146281.81      First Lien
                              No                     1016.36              156700            156429.4      First Lien
                              No                     1192.23              179200           178756.73      First Lien
                              No                     3091.67              560000              560000      First Lien
                              No                     3582.56              636900              636900      First Lien
                              Yes                    1382.07              222400            222144.3      First Lien
                              No                     2968.33              548000              548000      First Lien
                              No                      898.33              156800              156800      First Lien
                              No                     2986.52              472500           470395.61      First Lien
                              No                     1668.33              308000              308000      First Lien
                              No                      721.83              113600              113600      First Lien
                              No                      475.64               67200            67003.58      First Lien
                              Yes                     652.04              109700           109560.02      First Lien
                              No                        1350              240000              240000      First Lien
                              Yes                    2068.15              328000           327757.98      First Lien
                              No                     1089.67              152100           151763.47      First Lien
                              No                      848.25              135920              135720      First Lien
                              No                     3265.24              559836              559836      First Lien
                              No                     1425.56              206400           205925.92      First Lien
                              Yes                    3303.96              462650           462277.73      First Lien
                              No                       616.3               96250            95993.83      First Lien
                              No                      674.01              102600           102427.11      First Lien
                              No                     1153.71              165000           164628.81      First Lien
                              No                     2464.67              380000           379343.82      First Lien
                              No                     3592.08              565600           565311.58      First Lien
                              No                     1135.83              188000              188000      First Lien
                              No                     1036.91              152000           151642.12      First Lien
                              No                     3050.18              496300              496300      First Lien
                              No                     1118.77              164000           163613.86      First Lien
                              No                        7125             1200000             1200000      First Lien
                              No                     1744.08              249434           249062.61      First Lien
                              No                     1691.67              280000              280000      First Lien
                              No                     1417.19              218500           218122.68      First Lien
                              No                     1239.07              179400           178987.95      First Lien
                              No                     1085.38              182800              182800      First Lien
                              No                      662.86               94800             94587.6      First Lien
                              No                      973.24              156000           155710.25      First Lien
                              No                       608.3               95000            94747.15      First Lien
                              No                     1188.32              195572           194998.82      First Lien
                              No                     2977.55              448000           446889.71      First Lien
                              Yes                    2777.42              453550            453007.7      First Lien
                              No                     2941.57              523000           522945.75      First Lien
                              No                     1838.83              299200              299200      First Lien
                              No                     2134.61              309060           308350.13      First Lien
                              No                     2396.07              325000           323906.11      First Lien
                              No                     1058.97              161200           160791.39      First Lien
                              No                     1237.53              190800           190470.52      First Lien
                              No                     4696.23              884000           883996.43      First Lien
                              No                     2013.69              333300              333300      First Lien
                              No                      1873.9              268000           267399.57      First Lien
                              No                     1276.37              184800           184375.55      First Lien
                              No                      441.91               63200             63058.4      First Lien
                              No                    10833.33             2000000             2000000      First Lien
                              No                     5585.94              975000              975000      First Lien
                              No                      4645.7              735000            733667.5      First Lien
                              No                     1034.84              148000           147779.63      First Lien
                              No                      593.47               91500            91261.24      First Lien
                              No                      476.73               62000            61821.52      First Lien
                              No                     1841.67              340000              340000      First Lien
                              No                     2181.01              332000           331440.55      First Lien
                              No                     1064.23              162000           161863.89      First Lien
                              No                     3610.85              498000           496864.42      First Lien
                              No                     1820.36              288000           287477.87      First Lien
                              No                     3045.88              441000            440326.8      First Lien
                              No                     2611.98              425000              425000      First Lien
                              No                      850.21              154000              154000      First Lien
                              No                       313.5               52800               52800      First Lien
                              No                      1261.3              192000           191513.33      First Lien
                              No                     1254.97              182000           181989.86      First Lien
                              No                     1224.16              184000           183149.43      First Lien
                              No                     3448.88              525000            523669.2      First Lien
                              No                     1932.75              322400           321432.13      First Lien
                              No                      759.75              110000           109832.07      First Lien
                              No                     3008.75              498000              498000      First Lien
                              No                       787.5              157500              157500      First Lien
                              No                     3493.68              560000           558342.53      First Lien
                              No                      640.51               97500            97252.83      First Lien
                              No                      666.94               72500             69301.8      First Lien
                              No                      564.77               60000            57830.58      First Lien
                              No                     1446.04              166000           162600.53      First Lien
                              No                      892.86              124629           124363.41      First Lien
                              No                     1167.48              180000           179532.44      First Lien
                              No                      1318.5              234400              234400      First Lien
                              No                     3222.92              595000              595000      First Lien
                              No                      638.58               85000            84836.27      First Lien
                              Yes                    1472.19              244000           243699.25      First Lien
                              No                     1880.17              311200              311200      First Lien
                              No                      853.04              122000           121726.67      First Lien
                              No                      436.05               63920            63769.49      First Lien
                              No                     2666.25              474000              474000      First Lien
                              No                     1365.27              216000           215293.53      First Lien
                              No                     2037.75              343200              343200      First Lien
                              No                      452.37               77550            77549.98      First Lien
                              No                      771.09              115900           115321.58      First Lien
                              No                     1187.61              223550              223550      First Lien
                              No                     1104.17              200000              200000      First Lien
                              No                     1605.77              254050           252889.16      First Lien
                              No                     2003.65              290100           288982.63      First Lien
                              No                     1499.73              271650              271650      First Lien
                              No                       713.4              114350           113706.02      First Lien
                              No                     1592.82              252000           250614.44      First Lien
                              No                       609.1               92720            92305.16      First Lien
                              No                     2131.25              372000              372000      First Lien
                              No                     3805.61              610000           604490.42      First Lien
                              No                         799              150400              150400      First Lien
                              No                     1760.36              286432           286431.99      First Lien
                              No                     1060.93              167850            167545.7      First Lien
                              No                     3471.84              556500           554945.48      First Lien
                              No                     1534.68              241600           241523.22      First Lien
                              No                     1364.35              200000           199529.11      First Lien
                              No                     1259.31              224000           223876.81      First Lien
                              No                        1235              228000              228000      First Lien
                              No                      502.08               73600            73426.72      First Lien
                              No                     2163.54              335000              335000      First Lien
                              No                      425.79               64000            63841.71      First Lien
                              No                     1213.14              173500           173111.29      First Lien
                              No                     7931.44              896300           893410.25      First Lien
                              No                     1618.02              243200           242598.44      First Lien
                              No                     1736.76              297730              297730      First Lien
                              No                      3549.5              513916           513131.48      First Lien
                              Yes                    1717.78              289000           288754.81      First Lien
                              No                     1138.67              206250              206250      First Lien
                              No                     1528.07              224000           223472.62      First Lien
                              No                      2272.5              404000              404000      First Lien
                              No                     1198.61              184800           184319.99      First Lien
                              No                        1035              184000              184000      First Lien
                              No                     1926.82              308850           307987.28      First Lien
                              No                      1273.6              184400           183976.48      First Lien
                              No                     1767.26              276000           275265.43      First Lien
                              No                     1187.57              178500           178058.48      First Lien
                              No                     1741.51              304000           303973.23      First Lien
                              No                      426.53               61000            60954.72      First Lien
                              No                      720.56              114000           113793.32      First Lien
                              No                     1407.12              211500           210976.85      First Lien
                              No                     2641.94              470000           469678.13      First Lien
                              No                      3742.6              589000              589000      First Lien
                              Yes                    1406.31              229650           229468.26      First Lien
                              No                     2036.61              376000           375989.95      First Lien
                              No                        1125              216000              216000      First Lien
                              No                     1291.88              206700              206700      First Lien
                              No                     2732.89              410000           409933.33      First Lien
                              No                     1401.67              232000              232000      First Lien
                              No                     3612.78              516691           515142.71      First Lien
                              No                      2472.6              389900           389131.22      First Lien
                              No                      735.01               94500            94274.42      First Lien
                              No                     1124.03              207514              207514      First Lien
                              No                      775.83              152000              152000      First Lien
                              No                     1662.34              263000           262041.22      First Lien
                              No                     1486.89              248000           247005.01      First Lien
                              No                        2032              406400              406400      First Lien
                              No                     2039.06              337500              337500      First Lien
                              No                      448.03               66500               66121      First Lien
                              No                     2305.12              360000           358181.25      First Lien
                              No                     1796.32              270000           269106.94      First Lien
                              No                        2654              404000           402630.62      First Lien
                              No                      780.43              118800           117876.01      First Lien
                              No                     2239.79              413500              413500      First Lien
                              No                     1339.33              229600              229600      First Lien
                              No                       834.3              127000           126569.53      First Lien
                              No                     1167.48              180000           179374.83      First Lien
                              No                      458.43               67200            66977.64      First Lien
                              No                      517.42               76800            76552.13      First Lien
                              No                     1642.55              276640              276640      First Lien
                              No                     2331.03              337500           336463.24      First Lien
                              No                     1443.14              222500           221727.19      First Lien
                              No                      413.49               63750             63472.4      First Lien
                              No                      986.94              193360              193360      First Lien
                              No                      372.57               56000            55814.78      First Lien
                              No                      536.53               86000            85676.69      First Lien
                              No                     3219.95              562500           562027.43      First Lien
                              No                      374.33               60000             59775.9      First Lien
                              No                       441.7               70800            70535.61      First Lien
                              No                      964.21              163000           162314.63      First Lien
                              No                     1649.34              238800            238066.4      First Lien
                              No                     1189.68              145600            143496.2      First Lien
                              No                     1256.07              204000           203022.02      First Lien
                              No                     2449.84              392000           391973.84      First Lien
                              No                     2293.73              332100           330820.88      First Lien
                              No                     1020.54              149600            149128.9      First Lien
                              No                      467.56               71100            70859.44      First Lien
                              No                      359.16               52000            51840.23      First Lien
                              No                     1275.67              187000           186411.17      First Lien
                              No                     1931.38              294000           293003.47      First Lien
                              No                      715.56              103500           103182.68      First Lien
                              No                     1202.65              172000           171484.59      First Lien
                              No                     2431.18              352000           350918.69      First Lien
                              No                     1483.85              259000              259000      First Lien
                              No                     1218.94              192000           191833.95      First Lien
                              No                     1218.91              192000           191827.91      First Lien
                              No                     1009.14              157600           157039.15      First Lien
                              No                      879.17              168800              168800      First Lien
                              No                      341.61               52000            51823.73      First Lien
                              No                        1247              206400              206400      First Lien
                              No                      498.98               75000            74751.92      First Lien
                              No                     1103.65              168000           167416.47      First Lien
                              No                     1103.65              168000           167407.93      First Lien
                              No                     2058.33              380000              380000      First Lien
                              No                      902.42              166600              166600      First Lien
                              No                     1650.87              251300           250448.19      First Lien
                              No                     1686.36              260000           259096.97      First Lien
                              No                        1800              320000              320000      First Lien
                              No                     1724.68              271500              271425      First Lien
                              No                      388.07               57600            57414.07      First Lien
                              No                     1482.05              228500           227706.38      First Lien
                              No                     1841.02              305000            304720.7      First Lien
                              No                      900.93              166400           166326.01      First Lien
                              No                     1875.73              327400              327400      First Lien
                              No                     2061.88              302250           301298.27      First Lien
                              No                     1986.73              360000           359860.31      First Lien
                              No                     1239.58              212500              212500      First Lien
                              No                     1503.74              223200           222479.65      First Lien
                              No                        1188              160000           159515.49      First Lien
                              No                      956.67              164000              164000      First Lien
                              No                      783.47              117760           117370.45      First Lien
                              No                      402.75               57600            57427.38      First Lien
                              No                      475.47               68000            67796.22      First Lien
                              No                     1290.87              201600           200882.61      First Lien
                              No                      401.39               61100            60892.87      First Lien
                              No                      1237.5              220000              220000      First Lien
                              No                     1155.81              175940           175643.51      First Lien
                              Yes                     891.58              150000           149808.57      First Lien
                              No                     3206.37              417000           416492.97      First Lien
                              No                      596.68               94400             94225.5      First Lien
                              No                      624.08               95000            94759.19      First Lien
                              No                     8531.25             1462500             1462500      First Lien
                              Yes                    1792.87              280000           279504.56      First Lien
                              No                     1720.87              196000           194073.04      First Lien
                              No                     2144.53              337500              337500      First Lien
                              No                      688.39              100910            70491.18      First Lien
                              No                     2521.23              393750           392956.71      First Lien
                              No                     2561.25              400000           399292.21      First Lien
                              No                     1462.33              222600           222036.33      First Lien
                              Yes                    4110.56              671250           670718.77      First Lien
                              No                     1502.48              228950              228950      First Lien
                              No                     1479.04              234000           233361.93      First Lien
                              No                     2236.63              316000           315309.49      First Lien
                              No                      989.12              169590           169563.78      First Lien
                              No                      2209.8              328000           327208.42      First Lien
                              No                     1306.23              204000           203639.05      First Lien
                              No                     5976.56             1125000             1125000      First Lien
                              No                      4062.5              650000              650000      First Lien
                              No                     1962.92              302640           301853.88      First Lien
                              No                     1362.38              208000              207600      First Lien
                              No                      629.37              114000              114000      First Lien
                              No                      722.25              130823              130823      First Lien
                              No                     1851.01              268000           267590.89      First Lien
                              No                     3614.87              578579              578379      First Lien
                              No                     2678.32              415000           414707.67      First Lien
                              No                     1136.66              198400           198399.67      First Lien
                              No                      2208.8              332000           331178.83      First Lien
                              No                     2462.54              389600           388884.84      First Lien
                              No                      2422.5              408000              408000      First Lien
                              No                     5729.17             1000000             1000000      First Lien
                              No                     1509.37              258750              258750      First Lien
                              Yes                     976.45              154860           154587.48      First Lien
                              No                     1160.45              165965           165593.18      First Lien
                              No                      593.08               78030            77932.67      First Lien
                              No                     1329.17              232000              232000      First Lien
                              No                     1017.02              147250           147025.22      First Lien
                              No                        2961              507600              507600      First Lien
                              No                     1008.05              131100           130860.03      First Lien
                              No                     2889.84              513750              513750      First Lien
                              No                       739.5              122400              122400      First Lien
                              No                      821.67              136000              136000      First Lien
                              No                     4416.66              799999              799999      First Lien
                              No                      975.68              143024           142687.24      First Lien
                              No                       972.9              150000           149610.36      First Lien
                              No                        2045              327200              327200      First Lien
                              No                     3193.75              511000              511000      First Lien
                              No                      830.21              128000           127778.96      First Lien
                              No                     1860.96              249600           248579.32      First Lien
                              No                     2258.75              417000              417000      First Lien
                              No                     1116.13              169900            169613.7      First Lien
                              No                     1417.51              210400           210062.48      First Lien
                              No                     1862.85              280000           279539.62      First Lien
                              No                     2901.25              506400              506400      First Lien
                              Yes                     974.42              169000           168846.38      First Lien
                              No                     2150.83              356000              356000      First Lien
                              No                     3886.67              704000              704000      First Lien
                              No                     2964.36              440000           439294.19      First Lien
                              No                      972.25              148000           147750.62      First Lien
                              No                      774.57              135200           135198.44      First Lien
                              No                     1069.69              163000              163000      First Lien
                              No                     7734.37             1350000             1350000      First Lien
                              No                     1249.37              203288           203287.99      First Lien
                              No                     3791.67              650000              650000      First Lien
                              No                      4456.2              763920              763920      First Lien
                              No                     6337.75             1031250          1031227.89      First Lien
                              No                        1456              268800              268800      First Lien
                              No                     1470.09              261350              261350      First Lien
                              No                     4781.25              900000              900000      First Lien
                              No                      530.83               98000               98000      First Lien
                              No                     1966.25              363000              363000      First Lien
                              No                     1700.42              308000              308000      First Lien
                              No                     1623.01              243950            243548.9      First Lien
                              No                      481.06               68800            68647.25      First Lien
                              No                     2107.95              325000           324438.78      First Lien
                              No                      1945.8              300000           299481.95      First Lien
                              No                     1625.45              263992           263489.71      First Lien
                              No                     3177.08              500000              500000      First Lien
                              No                     2624.98              420000           419996.36      First Lien
                              No                      441.79               66404            66239.75      First Lien
                              No                      2011.3              351200           351064.08      First Lien
                              No                     1496.25              256500              256500      First Lien
                              No                        1345              215200              215200      First Lien
                              No                      372.47               54600            54471.44      First Lien
                              No                      377.11               54600            54474.59      First Lien
                              No                      3424.6              528000           527088.24      First Lien
                              No                     4402.59              600000           598972.01      First Lien
                              No                     2154.73              328000           327447.29      First Lien
                              No                     2709.16              440000           439582.51      First Lien
                              No                      672.44               88470            88303.87      First Lien
                              No                     1623.34              244000           243396.47      First Lien
                              No                        8450             1560000             1560000      First Lien
                              No                     1731.25              277000              277000      First Lien
                              No                      858.64              129060           128740.77      First Lien
                              Yes                     583.97               90000            89906.89      First Lien
                              No                     1554.15              233600            233022.2      First Lien
                              No                       928.8              143200           142828.02      First Lien
                              No                        3007              515641           515559.34      First Lien
                              Yes                    1115.38              171900           171721.68      First Lien
                              No                      517.19               78728            78528.44      First Lien
                              No                      727.18              104000           103767.01      First Lien
                              No                       648.6              100000            99827.32      First Lien
                              No                     2979.17              520000              520000      First Lien
                              No                      3788.4              686200           686199.95      First Lien
                              No                     1168.75              220000              220000      First Lien
                              No                     1398.46              205000            204679.2      First Lien
                              No                     1460.08              231000           230581.21      First Lien
                              No                     1156.62              209600           209501.67      First Lien
                              No                      1632.4              280000           279839.26      First Lien
                              No                      624.87               91600            91456.67      First Lien
                              No                      856.81              125600           125304.29      First Lien
                              No                     4195.83              760000              760000      First Lien
                              Yes                     802.42              135000           134885.47      First Lien
                              No                      5307.4              980000           979828.15      First Lien
                              No                      920.29              145600           145202.99      First Lien
                              No                     1042.71              182000              182000      First Lien
                              No                     1211.25              228000              228000      First Lien
                              No                      424.45               63000            62949.61      First Lien
                              No                     1432.19              250000           249982.29      First Lien
                              Yes                     955.44              147250           145346.76      First Lien
                              Yes                    1106.98              191992           191589.22      First Lien
                              No                     4310.03              700000           698668.14      First Lien
                              No                     2098.16              380044              380044      First Lien
                              No                     2490.83              392000              392000      First Lien
                              No                      1189.5              187200              187200      First Lien
                              No                     8101.56             1275000             1275000      First Lien
                              No                      338.07               45000            44854.55      First Lien
                              No                      719.34              109500           109315.48      First Lien
                              No                     1415.78              266500              266500      First Lien
                              No                      811.79              119000           118719.82      First Lien
                              No                     1855.42              292000              292000      First Lien
                              No                     1240.12              191200           190869.83      First Lien
                              No                      410.85               65000            64941.23      First Lien
                              No                     2853.67              489200              489200      First Lien
                              No                      511.64               75000            74882.62      First Lien
                              No                      561.42               66000            65775.45      First Lien
                              No                     1057.29              175000              175000      First Lien
                              Yes                    1188.77              200000           197835.82      First Lien
                              No                     1152.92              175500           175204.25      First Lien
                              No                     2412.78              372000           371357.64      First Lien
                              No                     1476.78              224800           224230.16      First Lien
                              No                      762.04              116000            115606.8      First Lien
                              No                      403.85               59200            59060.62      First Lien
                              No                     1096.37              156800            156448.7      First Lien
                              No                      830.02              123200           122902.69      First Lien
                              No                        8750             1500000             1500000      First Lien
                              No                      688.38               98450            98229.43      First Lien
                              No                     1058.89              175264              175264      First Lien
                              No                     3283.51              469600           468547.92      First Lien
                              No                      604.49               93200            92957.92      First Lien
                              No                     1997.06              304000           303229.42      First Lien
                              No                      638.65               99740               99652      First Lien
                              No                     1275.98              210000           209590.74      First Lien
                              No                     3152.21              440000           438527.46      First Lien
                              No                     1199.91              185000           184519.46      First Lien
                              Yes                    3430.09              544000           543499.91      First Lien
                              No                     1628.23              269500              269500      First Lien
                              Yes                    1625.75              269450           269339.91      First Lien
                              No                     2035.26              322000           321416.24      First Lien
                              Yes                    1135.48              200000           199811.89      First Lien
                              No                      509.73               72900            72791.46      First Lien
                              No                      450.27               62100            62014.24      First Lien
                              No                     5569.38              938000              938000      First Lien
                              No                     3950.43              625000           624434.98      First Lien
                              No                     1188.66              170000           169746.89      First Lien
                              No                     5635.11              847000           845607.39      First Lien
                              No                     2146.11              344000           342588.79      First Lien
                              No                     2962.12              418500           417892.27      First Lien
                              No                     2820.88              424000           423302.88      First Lien
                              No                      843.69              119200           118939.54      First Lien
                              No                     1746.37              256000           254989.35      First Lien
                              No                      1237.5              220000              220000      First Lien
                              No                      507.03               82500               82500      First Lien
                              No                      662.49              120000              119999      First Lien
                              No                     2213.18              386300              386300      First Lien
                              No                     4519.67              688000           686184.99      First Lien
                              No                     5288.28              805000           802959.44      First Lien
                              No                      1102.4              161600           161219.51      First Lien
                              No                     1092.56              192000           190701.88      First Lien
                              No                      748.68              123920              123920      First Lien
                              No                     1155.42              188000              188000      First Lien
                              No                     2383.33              416000              416000      First Lien
                              No                     1343.33              248000              248000      First Lien
                              No                      437.92               65000            64843.13      First Lien
                              No                     2556.67              416000              416000      First Lien
                              No                     1329.17              232000              232000      First Lien
                              No                     1970.83              344000              344000      First Lien
                              No                     1460.19              237600            237589.5      First Lien
                              Yes                     923.32              157710            157501.7      First Lien
                              No                     1030.28              163000           162852.64      First Lien
                              No                      390.31               61750            61694.17      First Lien
                              No                       819.6              128000           127887.07      First Lien
                              No                      685.14              107000           106905.59      First Lien
                              Yes                    3180.12              470000           469709.66      First Lien
                              No                     1403.65              245000              245000      First Lien
                              No                     2135.02              325000           324452.35      First Lien
                              No                      2463.5              455000              454800      First Lien
                              No                     2404.69              427500              427500      First Lien
                              No                     1016.68              147200           147087.99      First Lien
                              No                     1332.19              203000              203000      First Lien
                              No                     1441.14              231000           230570.96      First Lien
                              No                     1646.76              268000           267947.08      First Lien
                              No                     2734.25              450000           448681.17      First Lien
                              No                       447.5               64000             63904.7      First Lien
                              No                      1787.5              312000              312000      First Lien
                              Yes                    1267.05              210000           209741.15      First Lien
                              No                     1696.01              301900            301512.7      First Lien
                              Yes                     907.82              159900            159673.8      First Lien
                              No                     1625.68              300150              300125      First Lien
                              No                     1648.97              293150              293150      First Lien
                              No                        2275              364000              364000      First Lien
                              No                     2590.89              497450              497450      First Lien
                              No                     1982.27              283500            283077.9      First Lien
                              No                     2156.25              345000              345000      First Lien
                              No                     1500.37              222700           222521.91      First Lien
                              No                     2567.54              417000            415806.8      First Lien
                              No                     3126.68              556000           555854.59      First Lien
                              No                     2010.92              327200              327200      First Lien
                              No                        2120              384000              384000      First Lien
                              No                      492.96               52371            52060.54      First Lien
                              No                      556.66               81600             81472.3      First Lien
                              No                     1728.16              232750           232290.15      First Lien
                              No                      951.56              145000              145000      First Lien
                              No                      922.96              132000           131301.29      First Lien
                              No                      755.15              108000            107839.2      First Lien
                              No                     1398.78              231600           231522.41      First Lien
                              No                      819.83              126400           126071.67      First Lien
                              No                     1271.81              193600           193109.27      First Lien
                              No                      856.39               75000             74112.9      First Lien
                              No                     2123.33              392000              392000      First Lien
                              No                     1443.75              252000              252000      First Lien
                              No                     1160.34              168000           167872.16      First Lien
                              No                        1250              200000              200000      First Lien
                              No                     1363.85              202436           201947.45      First Lien
                              No                      515.69               78500            78367.72      First Lien
                              No                      894.87              156196              156196      First Lien
                              No                      886.67              152000              152000      First Lien
                              No                      985.04              144396           144057.03      First Lien
                              No                     1154.54              201520              201520      First Lien
                              No                     1232.91              215200           215198.89      First Lien
                              No                     1237.47              194750              194750      First Lien
                              No                        1890              336000              336000      First Lien
                              No                     1090.83              190400              190400      First Lien
                              No                     1709.52              304000            303914.5      First Lien
                              No                      593.75              100000              100000      First Lien
                              No                      917.88              149350              149350      First Lien
                              No                      916.16              134300           133983.81      First Lien
                              No                     1101.94              195900              195900      First Lien
                              No                      817.93              119900           119614.72      First Lien
                              No                     1485.29              233750              233750      First Lien
                              No                     1001.28              150500           149329.29      First Lien
                              No                     1733.33              320000              320000      First Lien
                              Yes                    2654.62              387000           386769.38      First Lien
                              No                     3991.81              600000           599013.51      First Lien
                              Yes                     894.32              160000            159844.3      First Lien
                              No                         625              100000            99999.89      First Lien
                              No                      843.05              138748           138477.59      First Lien
                              No                     1258.67              204800              204800      First Lien
                              No                     1147.46              215992              215992      First Lien
                              Yes                    1667.38              284800            284549.9      First Lien
                              No                        1680              288000              288000      First Lien
                              No                        2025              405000              405000      First Lien
                              No                      2195.8              430198              430198      First Lien
                              No                     2991.85              552342              552342      First Lien
                              No                     1218.64              183188           182886.73      First Lien
                              No                      961.84              167884              167884      First Lien
                              No                      1125.6              165000           163407.96      First Lien
                              No                      479.14               76800            76728.86      First Lien
                              No                     2967.34              457500            457106.1      First Lien
                              No                     3678.81              560000           558568.42      First Lien
                              No                     1712.67              293600              293600      First Lien
                              No                     2734.25              450000           446092.31      First Lien
                              No                     1199.13              161500           161073.12      First Lien
                              No                      1192.5              216000              216000      First Lien
                              No                      759.74              110000           109747.36      First Lien
                              No                     1582.58              244000           243597.19      First Lien
                              No                      719.92              130400              130400      First Lien
                              No                      1639.2              256000           255534.74      First Lien
                              No                     3331.32              465000           464009.04      First Lien
                              No                      644.54               84800            84586.96      First Lien
                              No                     1881.03              297600           296788.53      First Lien
                              No                      963.52              205551              205551      First Lien
                              No                     1495.62              261053              261053      First Lien
                              Yes                    1384.04              207400           207200.17      First Lien
                              No                     1246.62              217592              217592      First Lien
                              No                     4261.35              743800              743800      First Lien
                              No                     2592.68              452540              452540      First Lien
                              No                     4251.04              770000              770000      First Lien
                              No                     1121.15              158400           158169.97      First Lien
                              No                      459.85               70000            69822.56      First Lien
                              No                     1583.42              238000           237411.32      First Lien
                              No                     2607.99              392000            391030.4      First Lien
                              No                      768.37              120000           119680.64      First Lien
                              No                     2774.31              417000           415270.88      First Lien
                              No                     6403.11             1000000           999117.72      First Lien
                              No                        1210              211200              211200      First Lien
                              No                        1875              300000              300000      First Lien
                              No                     6485.98             1000000            998273.2      First Lien
                              No                      1022.6              146250           145248.37      First Lien
                              No                        1972              394400              394400      First Lien
                              No                     3457.03              533000           530679.52      First Lien
                              No                       781.4              110400           110239.69      First Lien
                              No                      1330.6              200000           193857.93      First Lien
                              No                     1640.83              286400              286400      First Lien
                              No                      862.36              128000           127691.09      First Lien
                              No                     1028.76              164900           164593.73      First Lien
                              No                     3956.57              559000           558188.25      First Lien
                              No                     5416.67             1000000             1000000      First Lien
                              No                     1410.11              233397              233397      First Lien
                              No                      802.73              127000           126769.75      First Lien
                              No                      1147.5              204000              204000      First Lien
                              No                       950.2              146500           146247.01      First Lien
                              No                     1145.57              207500              207500      First Lien
                              No                        1015              168000           167999.84      First Lien
                              No                     3366.85              611200            609845.1      First Lien
                              No                        1235              208000              208000      First Lien
                              No                     1480.42              258400              258400      First Lien
                              No                      409.31               60000             59905.4      First Lien
                              No                     1610.25              280000           276042.07      First Lien
                              No                     1710.08              309750              309750      First Lien
                              No                      1497.8              228000            227615.8      First Lien
                              No                     2052.66              339750              339750      First Lien
                              No                     1448.75              228000              228000      First Lien
                              No                     1329.17              220000              220000      First Lien
                              No                     1394.16              229450           228777.55      First Lien
                              No                     2367.38              365000           364051.93      First Lien
                              Yes                     819.64              140000           139773.86      First Lien
                              No                     5131.33              822500           820202.44      First Lien
                              No                     1032.01              168000              167920      First Lien
                              No                      991.02              161250              161250      First Lien
                              No                      2940.5              497094            496077.9      First Lien
                              No                     2111.92              236800           235285.17      First Lien
                              No                     3537.76              617500              617500      First Lien
                              Yes                    1021.04              174400           174169.64      First Lien
                              No                     1160.78              164000           163641.64      First Lien
                              No                     3093.66              465000           464235.46      First Lien
                              No                      463.75               84000               84000      First Lien
                              No                     1776.25              348000              348000      First Lien
                              No                     1728.84              270000            269281.4      First Lien
                              No                       478.1               86600               86600      First Lien
                              No                     1006.87              144000           143785.59      First Lien
                              No                      869.99              142912           141556.93      First Lien
                              No                      818.72              145550           145549.44      First Lien
                              No                      464.57               73500            73299.58      First Lien
                              No                      1001.7              181440              181440      First Lien
                              No                      810.75              125000           124892.38      First Lien
                              No                     2680.27              408000            404137.5      First Lien
                              Yes                    2377.54              400000           399276.24      First Lien
                              Yes                    1090.08              168000           167884.49      First Lien
                              No                      973.93              137600           137400.17      First Lien
                              No                     3841.86              600000           598938.36      First Lien
                              No                      872.08              149500              149500      First Lien
                              No                     2299.37              424500              424500      First Lien
                              No                     1730.35              250530           250147.56      First Lien
                              No                     1517.51              231000           230610.75      First Lien
                              No                     7265.63             1162500             1162500      First Lien
                              No                      753.91              109155           108988.37      First Lien
                              No                      833.72              138000           137994.92      First Lien
                              No                      825.92              149600              149600      First Lien
                              No                     1597.92              260000              260000      First Lien
                              No                     5833.33             1000000             1000000      First Lien
                              No                     1063.87              148500           148289.71      First Lien
                              No                     1236.95              183600           183305.48      First Lien
                              No                      521.08               73620            73426.62      First Lien
                              No                      611.27              102950              102950      First Lien
                              No                     4144.73              647300           646018.27      First Lien
                              No                     2348.39              344250           343711.28      First Lien
                              No                      2002.5              356000              356000      First Lien
                              No                     1298.47              188000           187713.02      First Lien
                              No                     3941.57              600000           598988.97      First Lien
                              No                     3676.97              559720           558776.83      First Lien
                              No                     3048.15              464000           463610.18      First Lien
                              No                     1166.67              200000              200000      First Lien
                              No                     4179.17              680000              680000      First Lien
                              Yes                    2187.44              352000           351183.53      First Lien
                              No                     4195.29              600000           599106.64      First Lien
                              No                     2323.41              405540              405540      First Lien
                              No                     1828.13              325000              325000      First Lien
                              No                      4162.5              740000              740000      First Lien
                              No                     1222.62              230274           230140.72      First Lien
                              No                     2916.53              480000           479064.56      First Lien
                              No                     2521.92              456800              456800      First Lien
                              No                     1633.33              280000              280000      First Lien
                              No                     1385.54              255792              255792      First Lien
                              No                     2242.84              406250              406250      First Lien
                              No                     1093.36              201852              201852      First Lien
                              No                     1764.58              308000              308000      First Lien
                              No                       603.4              103440              103440      First Lien
                              No                     1063.28              125000           124147.31      First Lien
                              No                     1955.43              318172              318172      First Lien
                              No                      840.26              136720              136720      First Lien
                              No                       874.3              147250              147250      First Lien
                              No                     1450.42              210000           209679.42      First Lien
                              No                      495.99               75500            75436.56      First Lien
                              No                     1645.21              298000              298000      First Lien
                              No                     1441.12              228000           227793.88      First Lien
                              No                     1017.92              153000           152748.43      First Lien
                              No                     1705.45              250000           249804.97      First Lien
                              No                     3178.14              490000           489153.85      First Lien
                              No                     4021.16              628000           626888.78      First Lien
                              No                     1182.38              175500           175218.47      First Lien
                              No                     2212.24              350000              350000      First Lien
                              No                      3097.5              504000              504000      First Lien
                              No                      939.32              136000           135792.39      First Lien
                              No                     3275.32              525000            524024.9      First Lien
                              No                     2321.39              332000           331505.68      First Lien
                              No                        1062              188800              188800      First Lien
                              No                     1415.59              200000           199855.24      First Lien
                              No                     6002.92              937500           935841.07      First Lien
                              No                     1139.55              161000           160281.35      First Lien
                              No                     2166.67              400000              400000      First Lien
                              No                     1074.98              145350              145350      First Lien
                              No                     3590.15              568000           566970.26      First Lien
                              No                      956.67              164000              164000      First Lien
                              No                     1283.33              224000              224000      First Lien
                              No                     1245.31              192000           191668.45      First Lien
                              No                      498.75               84000               84000      First Lien
                              No                      949.95              141000           140773.81      First Lien
                              No                     1466.99              220500           220120.98      First Lien
                              No                     2406.55              453000              452998      First Lien
                              Yes                    1683.52              267000              266803      First Lien
                              No                      899.48              157000              157000      First Lien
                              No                      1795.5              319200              319200      First Lien
                              No                     1656.25              300000              300000      First Lien
                              No                        2812              473600              473600      First Lien
                              No                     3723.96              650000              650000      First Lien
                              No                     1520.32              220120           219783.97      First Lien
                              No                     3258.82              515580           514645.29      First Lien
                              No                     2407.08              436000              436000      First Lien
                              No                     1280.63              200000            199646.1      First Lien
                              No                     3318.75              540000              540000      First Lien
                              No                     7065.63             1190000             1190000      First Lien
                              No                      1057.5              188000              188000      First Lien
                              No                     3723.96              650000              650000      First Lien
                              No                        1875              300000              300000      First Lien
                              No                     1362.67              233600              233600      First Lien
                              No                      1147.5              204000              204000      First Lien
                              No                     2912.92              449110           448723.32      First Lien
                              No                     3003.29              465025              465025      First Lien
                              No                      873.93               95000            94709.92      First Lien
                              Yes                    1914.23              332000           331540.64      First Lien
                              No                      914.12              134000           133790.29      First Lien
                              No                     4223.44              765000              765000      First Lien
                              No                        2450              392000              392000      First Lien
                              No                     1532.32              236250           235842.03      First Lien
                              Yes                    1910.61              312000           311876.89      First Lien
                              No                      988.03              150400           150273.64      First Lien
                              Yes                     658.08              100000             99809.2      First Lien
                              No                     3772.01              650000           646631.12      First Lien
                              Yes                    2674.05              471000           470556.99      First Lien
                              No                     1567.53              248000            247775.8      First Lien
                              No                     3358.33              620000              620000      First Lien
                              No                     1123.73              129000           128147.74      First Lien
                              No                      518.88               80000            79861.85      First Lien
                              No                      286.66               40500            40437.21      First Lien
                              No                     5484.38              975000              975000      First Lien
                              No                     5890.62              975000              975000      First Lien
                              No                     4410.47              680000           679414.53      First Lien
                              No                      273.03               47700             47655.5      First Lien
                              No                      695.27              110000           109700.06      First Lien
                              No                      388.51               59900            59744.42      First Lien
                              No                        2145              396000              396000      First Lien
                              No                     2185.78              337000           336709.85      First Lien
                              No                      1461.1              247000           246495.11      First Lien
                              No                     2735.21              515000           514862.17      First Lien
                              No                     1826.68              289000           288738.74      First Lien
                              No                     2100.22              328000           327710.61      First Lien
                              No                     3467.92              594500              594500      First Lien
                              No                      1156.2              176000           175852.13      First Lien
                              No                        1170              208000              208000      First Lien
                              No                     3534.22              574000           572841.76      First Lien
                              No                      3144.3              504000           503063.92      First Lien
                              No                        3250              600000              600000      First Lien
                              No                      910.94              159000              159000      First Lien
                              No                     1720.83              280000              280000      First Lien
                              No                     5729.17             1000000             1000000      First Lien
                              Yes                    1420.95              230000           229821.75      First Lien
                              No                     1053.28              154400           154158.38      First Lien
                              No                       697.3              103500           103333.97      First Lien
                              No                     1996.51              355000           354934.54      First Lien
                              No                      771.61              125550              125550      First Lien
                              No                      2062.5              360000              360000      First Lien
                              No                      800.58              139750           139737.32      First Lien
                              Yes                     1930.2              315200           315075.63      First Lien
                              No                      984.65              148000           147878.68      First Lien
                              No                     1856.25              330000              330000      First Lien
                              No                     4609.37              750000              750000      First Lien
                              No                     3981.22              735000           734994.48      First Lien
                              No                     1668.66              264000           263521.39      First Lien
                              No                     1592.81              252000           251543.15      First Lien
                              No                     2970.72              470000           469147.92      First Lien
                              No                     2880.12              417000           416363.43      First Lien
                              No                      2455.1              481000              481000      First Lien
                              No                      1272.7              204000           203811.06      First Lien
                              No                     1135.82              166500           166370.12      First Lien
                              No                     2704.65              417000           416279.94      First Lien
                              No                      349.27               51200            51119.88      First Lien
                              No                     1668.33              276250           276138.02      First Lien
                              No                        3045              522000              522000      First Lien
                              No                     3333.92              507500           507073.63      First Lien
                              No                     3463.74              548000           547504.59      First Lien
                              No                        2600              480000              480000      First Lien
                              No                     1132.71              164000           163875.21      First Lien
                              No                      1299.3              240000              239870      First Lien
                              No                     2410.71              453800           453781.57      First Lien
                              No                       739.5              122400              122400      First Lien
                              No                      966.95              140000           139786.28      First Lien
                              No                     1114.47              191080           191079.99      First Lien
                              No                     1234.38              178720           178447.18      First Lien
                              No                      1336.6              193520           193224.59      First Lien
                              No                      2100.7              411600              411565      First Lien
                              No                     1490.63              265000              265000      First Lien
                              No                     1712.91              271000           270755.01      First Lien
                              No                     3560.94              645000              645000      First Lien
                              No                     9464.58             1540000             1540000      First Lien
                              No                      469.66               68000             67896.2      First Lien
                              Yes                     581.67               92250            92181.92      First Lien
                              Yes                    2590.34              423000           422665.24      First Lien
                              No                     1670.82              248000           247602.18      First Lien
                              No                     3968.44              747000              747000      First Lien
                              No                      566.23               80000            79883.82      First Lien
                              No                      4609.9              835000              835000      First Lien
                              No                     2029.47              297500           297034.45      First Lien
                              Yes                    1832.48              313000           312725.13      First Lien
                              No                     2108.07              312900           312649.77      First Lien
                              No                     4304.16              506000           502451.98      First Lien
                              No                      2918.7              450000           449612.55      First Lien
                              No                     2351.29              372000            371325.6      First Lien
                              No                      754.49              110600           110513.72      First Lien
                              No                      754.49              110600           110513.72      First Lien
                              No                      483.54               76500            76430.83      First Lien
                              No                     2793.54              506000              506000      First Lien
                              No                      720.53              123520              123520      First Lien
                              No                     2266.67              340000              340000      First Lien
                              No                     1403.45              203200           202097.51      First Lien
                              No                      2537.5              435000              435000      First Lien
                              No                      2650.1              391400              391400      First Lien
                              No                     1148.33              208000              208000      First Lien
                              No                      605.99               89500            89499.95      First Lien
                              No                         950              160000              160000      First Lien
                              No                     1077.34              157000           156703.56      First Lien
                              No                      652.69               94500            94355.74      First Lien
                              No                     1801.18              257600           257022.87      First Lien
                              No                     4161.83              588000           587574.42      First Lien
                              Yes                    2688.32              439000           438652.57      First Lien
                              Yes                     2514.3              387500            387233.6      First Lien
                              No                     1472.21              208000           207392.07      First Lien
                              Yes                    1065.53              182000            181920.3      First Lien
                              No                        2550              480000              480000      First Lien
                              No                        4030              744000              744000      First Lien
                              No                     1167.48              180000           178573.91      First Lien
                              No                      644.71              102000           101705.51      First Lien
                              No                     2155.02              350000            348322.1      First Lien
                              No                      2881.4              450000           449203.75      First Lien
                              No                      828.82              120000            119816.8      First Lien
                              No                      2433.5              458250           458069.79      First Lien
                              No                     4679.03              750000           747904.94      First Lien
                              No                     4176.56              742500              742500      First Lien
                              No                     2682.61              413600            412163.5      First Lien
                              No                     1387.44              211200           210530.57      First Lien
                              No                     1051.09              160000           159594.41      First Lien
                              No                      947.92              175000              175000      First Lien
                              No                     3843.04              585000           583517.11      First Lien
                              No                     1859.14              298000           297446.51      First Lien
                              No                     2498.44              461250              461250      First Lien
                              No                     2919.82              456000           455193.14      First Lien
                              No                     2258.75              417000              417000      First Lien
                              No                     2307.41              330000           329260.67      First Lien
                              No                     1266.12              185600           185309.35      First Lien
                              No                     1761.72              307500              307500      First Lien
                              No                     2364.95              360000           359393.37      First Lien
                              No                        5111              740000           738300.35      First Lien
                              No                     2302.54              350500           349909.38      First Lien
                              No                     7874.95             1608500             1608500      First Lien
                              No                     1596.73              240000           239605.39      First Lien
                              No                     3275.32              525000            524024.9      First Lien
                              No                     7015.96             1110000          1106973.28      First Lien
                              No                     1694.44              271600           271095.54      First Lien
                              No                     3027.34              581250              581250      First Lien
                              No                        4050              720000              720000      First Lien
                              No                     2566.66              440000           439999.09      First Lien
                              No                      1512.5              264000              264000      First Lien
                              No                     4108.45              650000           648821.58      First Lien
                              No                        1625              300000              300000      First Lien
                              No                     3502.51              547000           545544.15      First Lien
                              No                      1762.5              360000              360000      First Lien
                              No                      4209.3              735000           734714.24      First Lien
                              No                      612.08               92000            91848.74      First Lien
                              No                     4122.49              635600           632347.25      First Lien
                              No                     2376.16              448500           447277.16      First Lien
                              No                     1315.42              229600              229600      First Lien
                              No                     1726.56              325000              325000      First Lien
                              No                     5859.81              892000           889738.92      First Lien
                              No                     3404.49              481000           480301.51      First Lien
                              No                     2893.23              505000              505000      First Lien
                              No                     3124.72              488000           487136.52      First Lien
                              No                      1734.3              264000           263555.13      First Lien
                              No                     1839.95              340000           339682.48      First Lien
                              No                     3691.94              562000              561053      First Lien
                              No                     1962.65              295000            294270.3      First Lien
                              No                     1555.37              228000           227643.19      First Lien
                              No                      4352.6              685000           684999.99      First Lien
                              No                     1228.33              214400              214400      First Lien
                              No                    10581.52             1495000          1492829.04      First Lien
                              No                      241.75               36800            36706.52      First Lien
                              No                      4229.5              620000           517817.76      First Lien
                              No                     5118.75              945000              945000      First Lien
                              No                        8125             1500000             1500000      First Lien
                              No                     1034.84              148000           147779.63      First Lien
                              No                        5625             1000000             1000000      First Lien
                              No                      301.17               55600               55600      First Lien
                              No                      883.18              131090           130985.17      First Lien
                              No                      445.76               67000            66945.07      First Lien
                              No                     1300.83              223000              223000      First Lien
                              No                     3405.14              525000           524547.99      First Lien
                              No                        3470              535000            533141.9      First Lien
                              No                     2022.62              320000           319710.71      First Lien
                              No                      3368.9              540000           539499.85      First Lien
                              No                     1397.14              210000           209827.86      First Lien
                              No                     3859.38              650000              650000      First Lien
                              Yes                    1610.54              263000           262896.23      First Lien
                              No                      340.52               52500            52454.79      First Lien
                              No                      372.95               57500            57450.49      First Lien
                              No                      385.92               59500            59448.77      First Lien
                              No                      379.43               58500            58449.63      First Lien
                              No                      319.35               48000            47960.65      First Lien
                              No                      324.95               50100            50056.86      First Lien
                              No                      369.71               57000            56950.92      First Lien
                              No                      340.52               52500            52454.79      First Lien
                              No                      367.88               56000            55952.95      First Lien
                              No                     1064.73              154157           153921.67      First Lien
                              No                     2495.21              406000              406000      First Lien
                              No                     2114.75              310000           309514.88      First Lien
                              No                      966.15              175000              175000      First Lien
                              No                     2965.02              315000           314069.35      First Lien
                              No                       624.3               70000            69776.74      First Lien
                              No                     3113.28              480000           479586.72      First Lien
                              No                      4049.4              593600           593136.93      First Lien
                              No                     1038.02              154072           153824.83      First Lien
                              No                     4317.18              692000           690714.74      First Lien
                              No                      592.87               88000            87858.84      First Lien
                              Yes                    1249.24              204000           203343.02      First Lien
                              No                     2801.94              432000            431167.4      First Lien
                              No                        1349              227200              227200      First Lien
                              No                      771.92              125600              125600      First Lien
                              No                     1329.17              220000              220000      First Lien
                              No                     1038.56              171900              171900      First Lien
                              No                     1945.79              300000           299481.97      First Lien
                              No                     6372.21              970000           968365.49      First Lien
                              No                     2486.46              434000              434000      First Lien
                              No                     3039.98              468700           467890.65      First Lien
                              No                     1593.05              242500           242091.38      First Lien
                              No                      726.75              122400              122400      First Lien
                              No                      806.67              140800              140800      First Lien
                              No                      606.67              104000              104000      First Lien
                              No                     5320.97              780000           778779.38      First Lien
                              No                     1314.06              217500              217500      First Lien
                              No                     1123.75              186000              186000      First Lien
                              No                     1746.04              289000              289000      First Lien
                              No                     1841.56              276800           276344.89      First Lien
                              No                        1450              240000              240000      First Lien
                              No                     1401.67              232000              232000      First Lien
                              No                       813.5              119250           119063.38      First Lien
                              No                      905.48              134400           134138.86      First Lien
                              No                     1011.31              160000           159709.93      First Lien
                              No                      790.31              140500              140500      First Lien
                              No                     1543.66              238000           237589.03      First Lien
                              No                     2428.35              365000           364399.89      First Lien
                              No                     2784.71              505000              504400      First Lien
                              No                       697.5              124000           123999.26      First Lien
                              No                     2143.58              354800              354800      First Lien
                              No                     1637.22              240000           239565.08      First Lien
                              No                      900.47              132000           131793.44      First Lien
                              No                        5625             1000000            999999.6      First Lien
                              No                      888.43              147050              147050      First Lien
                              No                      515.06               76450            76327.36      First Lien
                              No                     3492.84              525000           524136.81      First Lien
                              No                     2635.42              460000              460000      First Lien
                              No                     1044.27              155000           154876.04      First Lien
                              No                     1766.39              319950              319950      First Lien
                              Yes                    1430.56              260000           259869.44      First Lien
                              No                      873.19              128000           127799.68      First Lien
                              No                     2126.31              392550              392550      First Lien
                              No                     1550.35              236000           235801.73      First Lien
                              No                     1316.42              156000           155463.58      First Lien
                              No                     1122.92              196000              196000      First Lien
                              No                     2980.05              459460              459460      First Lien
                              No                     1169.19              216000              215850      First Lien
                              No                        2049              320000           319425.96      First Lien
                              No                      388.91               59200            59150.26      First Lien
                              No                     3574.61              524000           523591.22      First Lien
                              No                     4046.69              616000           615482.48      First Lien
                              No                     3166.67              608000              608000      First Lien
                              No                     1144.78              176500           176348.03      First Lien
                              No                      389.06               62250               62250      First Lien
                              No                     2064.64              284750           284554.03      First Lien
                              No                     1173.34              172000           171865.83      First Lien
                              No                      2070.7              348750              348750      First Lien
                              No                     1435.42              260000              260000      First Lien
                              No                      558.36               89500            88215.25      First Lien
                              No                      555.24               89000            87720.81      First Lien
                              No                      555.24               89000            87712.39      First Lien
                              No                     2585.83              428000              428000      First Lien
                              No                       768.5              127200              127200      First Lien
                              No                      654.46               93600            93460.65      First Lien
                              No                     2856.93              464000           463117.18      First Lien
                              No                       497.2               73800            73740.99      First Lien
                              No                     1519.49              220000           219832.59      First Lien
                              No                     1935.17              227500           226726.03      First Lien
                              No                     1944.05              316320              316320      First Lien
                              No                     1603.33              296000              296000      First Lien
                              No                     1395.88              218000           217677.94      First Lien
                              No                     2356.41              358700           358398.64      First Lien
                              No                      1464.5              242400              242400      First Lien
                              No                     1400.75              258600              258600      First Lien
                              No                     5098.96              890000              890000      First Lien
                              No                     2484.37              450000           449999.99      First Lien
                              No                     2016.98              315000           314442.63      First Lien
                              No                      845.22              132000           131883.53      First Lien
                              No                     1243.23              217000              217000      First Lien
                              No                      463.88               68000            67946.95      First Lien
                              No                     1337.07              196000           195693.27      First Lien
                              No                     2581.25              442500              442500      First Lien
                              No                     9787.24             1592500             1592500      First Lien
                              Yes                    1497.85              252000            251893.4      First Lien
                              No                      1605.7              254038           253577.45      First Lien
                              No                     1289.03              215000           214785.97      First Lien
                              No                     2635.72              417000           416244.02      First Lien
                              No                     1854.67              342400              342400      First Lien
                              No                     1872.92              310000              310000      First Lien
                              No                     1138.52              185250              185250      First Lien
                              No                        2577              323208           318390.72      First Lien
                              No                    12842.24             1980000          1974856.96      First Lien
                              No                     1244.62              199500           198754.98      First Lien
                              No                      839.37              124900           124494.91      First Lien
                              No                     1492.49              255750           254326.69      First Lien
                              No                        2805              528000              528000      First Lien
                              No                     1997.33              316000           315138.36      First Lien
                              No                     1961.52              284000           283347.22      First Lien
                              No                      898.16              135000           134666.08      First Lien
                              No                     1455.23              216000           215478.72      First Lien
                              No                     1064.19              156000           155632.71      First Lien
                              No                     1657.62              240000           239262.76      First Lien
                              No                     1576.63              240000           239391.63      First Lien
                              No                      893.75              156000              156000      First Lien
                              No                        1175              235000              235000      First Lien
                              No                     1302.08              250000              250000      First Lien
                              No                        2550              480000              480000      First Lien
                              No                     1038.17              164250           163802.12      First Lien
                              No                      1668.6              254000           253356.16      First Lien
                              No                      377.78               59000            58839.37      First Lien
                              No                      637.93              106400           106294.07      First Lien
                              No                       777.8              106000           105928.87      First Lien
                              No                     2049.57              316000           315727.93      First Lien
                              Yes                    2547.48              416000           415835.85      First Lien
                              Yes                     622.33              101625            101584.9      First Lien
                              No                     3593.33              616000              616000      First Lien
                              No                     2641.43              429000           428592.94      First Lien
                              No                     1171.83              167592           167342.46      First Lien
                              No                     3233.37              486000           485601.63      First Lien
                              No                     4670.31              735000              735000      First Lien
                              No                     1221.89              186000           185843.74      First Lien
                              No                     1063.33              176000              176000      First Lien
                              No                     1736.72              292500              292500      First Lien
                              No                     1148.33              208000              208000      First Lien
                              No                     3380.21              649000              649000      First Lien
                              No                     1338.75              214200              214200      First Lien
                              No                     3453.13              650000              650000      First Lien
                              No                      742.19              142500              142500      First Lien
                              Yes                    1447.76              220000           219854.03      First Lien
                              No                       733.2              116000            115789.7      First Lien
                              No                     2097.64              300000           299553.33      First Lien
                              No                      954.36              155000           154612.22      First Lien
                              Yes                     934.26              140000           139910.36      First Lien
                              No                     1260.42              220000              220000      First Lien
                              No                     1414.69              226350              226350      First Lien
                              No                      513.69               79200            79131.81      First Lien
                              No                      479.02               72000            71881.62      First Lien
                              No                     2390.63              450000              450000      First Lien
                              No                     3222.62              533400              533400      First Lien
                              No                      3184.9              611500              611500      First Lien
                              No                      501.04               96200               96200      First Lien
                              No                      511.98               81000             80759.7      First Lien
                              No                     1081.16              145611           145515.75      First Lien
                              No                     1806.87              294000              294000      First Lien
                              No                      2612.5              456000              456000      First Lien
                              No                      695.82              102000           101920.43      First Lien
                              No                     1359.84              207000            206826.1      First Lien
                              No                      497.84               71200            71093.99      First Lien
                              No                     2404.69              513000           512999.69      First Lien
                              No                     3571.83              591200              591200      First Lien
                              No                     3891.59              600000           598963.91      First Lien
                              No                     4204.34              640000           638921.58      First Lien
                              No                     2760.42              500000              500000      First Lien
                              No                      413.02               65000               65000      First Lien
                              No                     3164.58              620000              620000      First Lien
                              No                     3287.93              534000              532984      First Lien
                              No                     2916.53              480000           479533.47      First Lien
                              No                      909.85              138500           138174.18      First Lien
                              No                     3790.64              592000           591477.69      First Lien
                              No                     5308.33              910000              910000      First Lien
                              No                        1304              196000           195839.33      First Lien
                              No                     2420.94              381000              381000      First Lien
                              No                     1571.63              227549           227375.85      First Lien
                              No                     1111.67              184000              184000      First Lien
                              No                     1453.76              230000           229792.07      First Lien
                              No                     3078.59              500000           499525.58      First Lien
                              No                     1978.22              305000           304737.41      First Lien
                              Yes                    1363.84              244000           243762.47      First Lien
                              Yes                     807.93              138000            137756.3      First Lien
                              No                      421.85               65040               64984      First Lien
                              No                     1219.37              188000           187838.13      First Lien
                              No                     2499.52              470498              470498      First Lien
                              No                     1142.63              169600           169464.37      First Lien
                              No                      510.27               74800            74741.65      First Lien
                              No                     2823.33              484000              484000      First Lien
                              No                     4235.71              620910           620314.18      First Lien
                              No                     2302.19              417000              417000      First Lien
                              No                     1371.59              217000           216408.29      First Lien
                              No                     2062.44              310000           309745.89      First Lien
                              No                      8437.5             1500000             1500000      First Lien
                              No                      4162.5              740000              740000      First Lien
                              No                      1242.5              213000              213000      First Lien
                              No                      5520.8              780000           779435.45      First Lien
                              Yes                    1345.55              237000           236888.82      First Lien
                              No                      895.11              129600           129501.39      First Lien
                              No                      406.42               57420            57378.44      First Lien
                              No                      966.15              175000              175000      First Lien
                              No                      580.17               94400               94400      First Lien
                              No                     3533.33              640000              640000      First Lien
                              No                     2601.54              417000           416225.49      First Lien
                              No                     1229.74              189600            189272.6      First Lien
                              No                     1367.54              198000           197849.33      First Lien
                              No                      752.37              116000            115799.7      First Lien
                              No                        1540              264000              264000      First Lien
                              No                     1256.25              201000              201000      First Lien
                              No                     4493.71              719000           718993.75      First Lien
                              No                     3633.35              590100           589540.09      First Lien
                              No                      847.92              148000              148000      First Lien
                              No                     1671.67              272000              272000      First Lien
                              No                     2464.58              455000              455000      First Lien
                              No                     3183.88              524000           522464.29      First Lien
                              No                     2230.09              335200           334370.91      First Lien
                              No                     4710.24              765000           764274.13      First Lien
                              No                     6157.17             1000000           998097.38      First Lien
                              No                     3787.35              599200            598113.7      First Lien
                              No                     1254.02              198400           197859.03      First Lien
                              No                     2986.52              472500           471211.62      First Lien
                              No                     1247.74              200000           199515.74      First Lien
                              No                     2594.79              470000              470000      First Lien
                              No                     3300.29              472000           471146.31      First Lien
                              No                      960.74              152000           151722.55      First Lien
                              No                     3618.45              580000           578922.75      First Lien
                              No                     1724.01              280000           279467.26      First Lien
                              No                      3305.4              544000            542838.9      First Lien
                              No                      3694.3              600000           598858.23      First Lien
                              No                      1249.9              230750              230750      First Lien
                              No                     2424.22              401250              401250      First Lien
                              No                     3124.79              566000              566000      First Lien
                              No                     1350.71              198000           197689.43      First Lien
                              No                      2212.5              360000              360000      First Lien
                              No                      2869.8              460000           459145.64      First Lien
                              No                     1550.35              236000           235602.33      First Lien
                              No                     2968.37              482100           481182.74      First Lien
                              No                     2907.51              460000           459166.06      First Lien
                              No                     1771.79              284000           283472.52      First Lien
                              No                      505.65               80000            79927.68      First Lien
                              No                     3041.48              475000            473735.8      First Lien
                              No                     3507.98              555000           553486.64      First Lien
                              No                     1006.87              144000           143785.59      First Lien
                              No                     5416.67             1000000             1000000      First Lien
                              No                     2708.33              500000              500000      First Lien
                              No                      606.35               92300            92144.46      First Lien
                              No                     1429.74              226200           225995.51      First Lien
                              No                     1611.33              281250              281250      First Lien
                              No                     1776.34              270400           270172.83      First Lien
                              No                     9340.62             1470000             1470000      First Lien
                              No                     1255.83              219200              219200      First Lien
                              No                      615.21               89073            89005.22      First Lien
                              No                     1104.17              200000              200000      First Lien
                              No                      2985.1              432200           431871.13      First Lien
                              No                      995.87              170720              170720      First Lien
                              No                     4537.32              525000           523251.74      First Lien
                              No                     1341.56              243000              243000      First Lien
                              No                     1333.45              208250           208066.26      First Lien
                              No                      813.39              156171              156171      First Lien
                              No                      1346.7              205000           204827.78      First Lien
                              No                     2283.42              413600              413600      First Lien
                              No                      3979.8              613600            613071.7      First Lien
                              No                     1068.75              171000              171000      First Lien
                              No                     1253.75              204000              204000      First Lien
                              No                     2581.25              420000              420000      First Lien
                              No                     1935.94              315000              315000      First Lien
                              No                     1970.83              344000              344000      First Lien
                              No                      835.33              143200              143200      First Lien
                              No                     2366.15              385000              385000      First Lien
                              No                      551.04               97963               97963      First Lien
                              No                     3632.15              560000           559517.85      First Lien
                              Yes                    2347.82              395000           394832.91      First Lien
                              No                     1574.85              222500           222338.95      First Lien
                              No                      358.74               57600            57398.92      First Lien
                              No                     1276.88              227000              227000      First Lien
                              Yes                    2185.22              379000           378828.22      First Lien
                              No                      765.41              138640              138640      First Lien
                              Yes                     900.19              147000              146942      First Lien
                              No                     4525.52              735000            734302.6      First Lien
                              No                     2333.57              379000           378617.66      First Lien
                              No                      462.76               67000            66949.01      First Lien
                              Yes                     1361.9              215992           215912.55      First Lien
                              No                     1117.71              168000           167862.29      First Lien
                              No                      735.77              112000            111905.9      First Lien
                              No                      877.66              133600           133487.76      First Lien
                              Yes                    1510.19              266000           265875.23      First Lien
                              No                      970.11              132210           132121.29      First Lien
                              No                     4333.33              800000              800000      First Lien
                              Yes                     1051.1              182300           182217.37      First Lien
                              Yes                    1190.57              213000           212896.62      First Lien
                              Yes                    1327.39              220000           219910.11      First Lien
                              No                     3022.14              527500              527500      First Lien
                              No                     1594.21              228000           227316.79      First Lien
                              No                     3807.15              635000           634367.85      First Lien
                              No                     1860.83              308000              308000      First Lien
                              No                     2208.33              400000              400000      First Lien
                              No                     1904.69              345000              345000      First Lien
                              Yes                     854.18              128000           127959.15      First Lien
                              No                      882.26              124650           124559.79      First Lien
                              No                     2646.25              438000              438000      First Lien
                              No                     3412.57              547000           546493.37      First Lien
                              No                        1760              307200              307200      First Lien
                              No                     1804.69              315000              315000      First Lien
                              No                      676.31              107000           106903.27      First Lien
                              No                     1582.36              172010           171484.78      First Lien
                              No                     1604.17              280000              280000      First Lien
                              No                      2623.7              399388            397345.7      First Lien
                              No                     1816.08              280000           279027.51      First Lien
                              No                     1696.93              272000           270984.22      First Lien
                              No                      425.68               62400            62203.51      First Lien
                              No                      518.46               76000            75699.94      First Lien
                              No                      581.75               83200            82887.36      First Lien
                              No                     1368.74              222300           221234.31      First Lien
                              No                     2262.81              358000           355708.34      First Lien
                              No                       614.7               96000            95658.38      First Lien
                              No                      518.01               75000            74652.26      First Lien
                              No                      553.78               79200            78841.76      First Lien
                              No                      665.13               97500            97036.65      First Lien
                              No                      685.73              113500              113500      First Lien
                              No                     1077.95              160000           159483.63      First Lien
                              No                      251.72               36000            35892.11      First Lien
                              No                      415.11               64000            63614.17      First Lien
                              No                     1052.76              174250              174250      First Lien
                              No                     1206.78              183700           182919.44      First Lien
                              No                      569.81               82500             82117.5      First Lien
                              No                      645.79               93500            93139.84      First Lien
                              No                     2070.05              382415            382162.8      First Lien
                              No                      604.69               87550            87113.48      First Lien
                              No                     2528.28              400000           398172.25      First Lien
                              No                      486.64               76000            75715.31      First Lien
                              No                      997.35              156960              156960      First Lien
                              No                     1051.09              160000           159457.67      First Lien
                              No                      818.62              120000           119429.73      First Lien
                              No                     1997.34              316000           314556.08      First Lien
                              No                       805.5              115200           114854.79      First Lien
                              No                     1112.89              194250            194249.7      First Lien
                              No                      818.62              120000           119524.33      First Lien
                              No                      512.41               78000            77599.22      First Lien
                              No                     2407.01              348500           346884.21      First Lien
                              No                     1157.41              176184           174017.96      First Lien
                              No                     1593.75              255000              255000      First Lien
                              No                      446.06               67900            67552.75      First Lien
                              No                     2392.65              410000           406517.48      First Lien
                              No                     2624.57              380000            378238.2      First Lien
                              No                      337.57               48875            48686.74      First Lien
                              No                        1075              172000              172000      First Lien
                              No                     1145.33              170000           169092.67      First Lien
                              No                        1450              223558           220762.42      First Lien
                              No                      492.56               86000            85974.76      First Lien
                              No                      975.52              143000           142320.44      First Lien
                              No                     1101.33              179200              179200      First Lien
                              No                      643.28               92000            91719.07      First Lien
                              No                     2895.02              440689            438435.5      First Lien
                              No                      712.77              108500           108038.97      First Lien
                              No                     1555.37              228000           226633.25      First Lien
                              No                      505.37               71400            71024.47      First Lien
                              No                      378.07               57550            57253.68      First Lien
                              No                      985.32              146250           145727.82      First Lien
                              No                     1145.69              200000              199975      First Lien
                              No                       652.5              108000              108000      First Lien
                              No                     2205.24              340000           338466.52      First Lien
                              No                     1141.54              176000           173918.54      First Lien
                              No                      712.77              108500           108038.97      First Lien
                              No                     1582.82              264000            262672.7      First Lien
                              No                     2635.73              417000           415479.79      First Lien
                              No                        1750              300000              300000      First Lien
                              No                      410.96               59500             59224.1      First Lien
                              No                      907.42              129777            128839.9      First Lien
                              No                        1110              177600              177600      First Lien
                              No                     1264.14              200000           197377.62      First Lien
                              No                      665.13               97500            97036.65      First Lien
                              No                     1773.27              288000           286615.29      First Lien
                              No                      834.33              132000           131396.84      First Lien
                              No                     1447.38              207000           206058.54      First Lien
                              No                     1215.59              176000            173634.1      First Lien
                              No                     1245.61              205000           204196.85      First Lien
                              No                      354.84               51375            51103.89      First Lien
                              No                      654.89               96000            95620.99      First Lien
                              No                     2338.33              368000              368000      First Lien
                              No                      2611.3              397500           395394.68      First Lien
                              No                     2866.31              415000           412748.31      First Lien
                              No                      656.93              100000            99488.64      First Lien
                              No                      682.32              107950           107556.45      First Lien
                              No                      393.83               59950            59640.23      First Lien
                              No                       607.8               88000            87661.02      First Lien
                              No                     2257.85              348112           346596.44      First Lien
                              No                      891.51              134000           133444.34      First Lien
                              No                     1485.53              232000           230892.05      First Lien
                              No                     1115.59              172000           171402.63      First Lien
                              No                     2344.17              388000              388000      First Lien
                              No                     2339.87              343000           341645.85      First Lien
                              No                      497.29               72000            71666.16      First Lien
                              No                      612.08               92000            91540.87      First Lien
                              No                     1105.34              179520           178484.55      First Lien
                              No                      971.35              146000           145394.57      First Lien
                              No                     2762.51              415225           413152.79      First Lien
                              No                     2010.93              287597           286516.32      First Lien
                              No                     1018.67              151200           150588.17      First Lien
                              No                     1017.92              153000           152226.48      First Lien
                              Yes                    2398.55              416000           415811.45      First Lien
                              Yes                    2315.48              395500           395326.81      First Lien
                              Yes                    1821.98              316000           315856.77      First Lien
                              No                     3177.62              530000           529472.38      First Lien
                              No                      3812.5              610000              610000      First Lien
                              Yes                    1814.11              335000           334825.99      First Lien
                              Yes                    2013.44              324000           323876.56      First Lien
                              No                     3574.61              524000           523179.97      First Lien
                              No                        2175              360000              360000      First Lien
                              No                     1203.12              210000              210000      First Lien
                              No                      1147.5              204000              204000      First Lien
                              No                      2292.5              393000              393000      First Lien
                              No                      5937.5             1000000             1000000      First Lien
                              No                      806.88              114000           113917.49      First Lien
                              No                     3081.25              580000              580000      First Lien
                              No                     3452.87              637500           637453.13      First Lien
                              Yes                    2715.66              437000           436666.05      First Lien
                              Yes                    1072.58              172800           172667.58      First Lien
                              No                        2725              545000              545000      First Lien

                              LOAN_TO_           MI                             MI_PCT         CURRENT_
                              VALUE                                                            GROSS_COUPON
---------------------------------------------------------------------------------------------------------------------
                                      21.72      No MI                                  0                       6.75
                                      80.00      No MI                                  0                          7
                                      73.77      No MI                                  0                      7.125
                                      75.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                        7.5
                                      49.07      No MI                                  0                       6.75
                                      79.99      No MI                                  0                        7.5
                                      79.99      No MI                                  0                       7.25
                                      79.99      No MI                                  0                       7.25
                                      80.00      No MI                                  0                       7.25
                                      59.85      No MI                                  0                      7.125
                                      43.59      No MI                                  0                          7
                                      77.14      No MI                                  0                      7.625
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      7.625
                                      80.00      No MI                                  0                      7.375
                                      79.99      No MI                                  0                      6.625
                                      94.98      Radian Guaranty                       25                          7
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      6.625
                                      79.45      No MI                                  0                          7
                                      70.00      No MI                                  0                      6.875
                                      90.00      No MI                                  0                        7.5
                                      79.72      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      7.375
                                      75.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      7.375
                                      83.29      PMI                                   12                      7.625
                                      79.87      No MI                                  0                        7.5
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                      7.375
                                      84.11      Triad Guaranty                        12                       7.75
                                      87.53      Radian Guaranty                       25                        6.5
                                      80.00      No MI                                  0                       7.25
                                      70.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      7.625
                                      80.00      No MI                                  0                       7.25
                                      65.00      No MI                                  0                      6.875
                                      95.00      Triad Guaranty                        30                      7.125
                                      47.73      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      6.875
                                      62.76      No MI                                  0                       6.75
                                      35.09      No MI                                  0                      6.875
                                      25.00      No MI                                  0                      6.875
                                      90.00      PMI                                   25                      7.375
                                      66.44      No MI                                  0                      6.875
                                      95.00      PMI                                   30                       8.25
                                      80.00      No MI                                  0                        7.5
                                      87.00      PMI                                   25                          7
                                      78.38      No MI                                  0                      7.375
                                      79.89      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      7.375
                                      70.00      No MI                                  0                      7.375
                                      46.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                          6
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                      6.875
                                      76.72      No MI                                  0                      6.125
                                      80.00      No MI                                  0                        6.5
                                      84.27      PMI                                   12                        7.5
                                      79.99      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       6.25
                                      89.55      PMI                                   25                      6.875
                                      80.00      No MI                                  0                      6.875
                                      79.51      No MI                                  0                          7
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                       7.25
                                      95.00      PMI                                   30                      8.625
                                      95.00      PMI                                   30                      7.625
                                      84.62      PMI                                   12                          7
                                      80.00      No MI                                  0                      7.125
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.875
                                     100.00      PMI                                   35                      8.225
                                      80.00      No MI                                  0                      6.875
                                      33.47      No MI                                  0                       7.25
                                      80.00      No MI                                  0                        6.5
                                      89.00      PMI                                   25                      7.725
                                      80.00      No MI                                  0                      7.375
                                      90.00      PMI                                   25                       10.5
                                     100.00      PMI                                   35                          9
                                      69.00      No MI                                  0                          7
                                      82.90      Republic MIC                          12                        6.5
                                      65.00      No MI                                  0                      6.875
                                      76.18      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      6.375
                                      50.53      No MI                                  0                        7.5
                                      68.55      No MI                                  0                       6.75
                                      80.00      No MI                                  0                        7.5
                                      95.00      United Guaranty                       35                          7
                                      54.00      No MI                                  0                       6.25
                                      65.00      No MI                                  0                       6.75
                                      61.75      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      7.625
                                      49.00      No MI                                  0                        6.5
                                      79.10      No MI                                  0                       7.25
                                      69.98      No MI                                  0                      7.125
                                      59.00      No MI                                  0                       6.75
                                      79.98      No MI                                  0                      6.625
                                      37.62      No MI                                  0                      6.875
                                      40.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.875
                                      90.00      PMI                                   25                       7.25
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      7.375
                                      68.25      No MI                                  0                      6.625
                                      75.00      No MI                                  0                        7.5
                                     100.00      PMI                                   35                       7.75
                                      80.00      No MI                                  0                        6.5
                                      99.05      PMI                                   35                       8.05
                                      80.00      No MI                                  0                        6.5
                                      62.70      No MI                                  0                       6.25
                                      74.28      No MI                                  0                      6.875
                                     100.00      PMI                                   35                        7.5
                                      80.00      No MI                                  0                      6.625
                                      90.00      PMI                                   30                       7.25
                                      65.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                          7
                                      90.00      Mortgage Guaranty In                  25                          7
                                      73.69      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      7.375
                                      71.91      No MI                                  0                        7.5
                                      80.00      No MI                                  0                       6.75
                                      90.00      PMI                                   25                      8.375
                                      80.00      No MI                                  0                      6.125
                                      51.72      No MI                                  0                      6.875
                                      80.00      No MI                                  0                          7
                                      80.00      No MI                                  0                          7
                                      76.76      No MI                                  0                      7.375
                                      90.00      Radian Guaranty                       25                       7.25
                                      80.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      6.625
                                      95.00      PMI                                   30                      7.875
                                      80.00      No MI                                  0                       6.25
                                      80.00      No MI                                  0                      7.625
                                      80.00      No MI                                  0                       7.25
                                      74.04      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      7.125
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      7.125
                                      90.00      PMI                                   25                          8
                                      75.00      No MI                                  0                      7.375
                                      95.86      PMI                                   35                       7.25
                                      68.97      No MI                                  0                      7.125
                                      98.67      PMI                                   35                        7.5
                                      80.00      No MI                                  0                       6.75
                                      50.91      No MI                                  0                        6.5
                                      90.00      PMI                                   25                      6.625
                                      90.00      GE Capital MI                         25                      7.375
                                      62.96      No MI                                  0                      7.125
                                      92.44      PMI                                   30                       7.25
                                      80.00      No MI                                  0                      7.125
                                      79.56      No MI                                  0                       6.75
                                      90.00      Republic MIC                          25                      6.625
                                      73.92      No MI                                  0                      6.625
                                      80.00      No MI                                  0                        7.5
                                     100.00      PMI                                   35                        6.8
                                      80.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      6.875
                                      72.58      No MI                                  0                        7.5
                                      71.70      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       6.75
                                      57.78      No MI                                  0                       6.75
                                     100.00      PMI                                   35                       7.75
                                      79.81      No MI                                  0                      6.875
                                      77.95      No MI                                  0                       7.25
                                      78.55      No MI                                  0                          7
                                      85.00      PMI                                   20                        6.5
                                      71.81      No MI                                  0                      6.875
                                      85.00      United Guaranty                       12                        7.5
                                      79.35      No MI                                  0                       6.75
                                      90.00      PMI                                   25                        8.5
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                        7.5
                                      90.00      PMI                                   25                      6.875
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                       7.25
                                      74.44      No MI                                  0                       7.25
                                      62.50      No MI                                  0                      6.375
                                      90.00      PMI                                   25                      8.125
                                      80.00      No MI                                  0                       6.75
                                      77.38      No MI                                  0                        7.5
                                      93.75      PMI                                   30                        7.5
                                      90.00      PMI                                   25                       6.75
                                      79.66      No MI                                  0                       6.75
                                      78.34      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      6.625
                                      90.00      Radian Guaranty                       25                      7.635
                                      80.00      No MI                                  0                       7.25
                                      90.00      PMI                                   25                      7.625
                                      80.00      No MI                                  0                      6.625
                                      75.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      7.625
                                      80.00      No MI                                  0                       6.75
                                      79.52      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      5.875
                                      80.00      No MI                                  0                      7.125
                                      80.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      6.125
                                      80.00      No MI                                  0                       6.75
                                      78.36      No MI                                  0                      6.625
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                          7
                                      88.85      PMI                                   25                       6.75
                                      79.48      No MI                                  0                       6.25
                                      89.66      PMI                                   25                      6.625
                                      78.82      No MI                                  0                       7.25
                                      90.00      PMI                                   25                       7.75
                                      80.00      No MI                                  0                          7
                                      89.15      PMI                                   25                       7.75
                                      89.90      PMI                                   25                      7.125
                                      78.73      No MI                                  0                        6.5
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      6.375
                                      80.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                       5.75
                                      80.00      No MI                                  0                        6.5
                                      76.92      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                       6.75
                                      75.85      No MI                                  0                       6.75
                                      80.00      No MI                                  0                       6.25
                                      80.00      No MI                                  0                          7
                                      78.94      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       7.25
                                      79.19      No MI                                  0                      7.375
                                      75.00      No MI                                  0                      7.875
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                          7
                                      80.00      No MI                                  0                      7.125
                                      80.00      No MI                                  0                      7.125
                                      80.00      No MI                                  0                        7.5
                                      74.00      No MI                                  0                        6.5
                                      76.46      No MI                                  0                      6.375
                                      98.81      PMI                                   35                      7.375
                                      76.27      No MI                                  0                          7
                                      96.93      PMI                                   35                      7.875
                                      63.38      No MI                                  0                      6.875
                                      86.50      Mortgage Guaranty In                  25                          7
                                      80.00      No MI                                  0                       6.75
                                      63.38      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       6.75
                                      79.92      No MI                                  0                       6.75
                                     100.00      PMI                                   35                       7.25
                                      95.00      Radian Guaranty                       30                        7.5
                                      80.00      No MI                                  0                       7.25
                                      99.34      PMI                                   35                      7.875
                                      63.48      No MI                                  0                      6.875
                                      90.00      PMI                                   25                          8
                                      95.00      PMI                                   30                      8.625
                                      90.00      PMI                                   25                          8
                                      80.00      No MI                                  0                        7.5
                                      77.09      No MI                                  0                      7.375
                                      90.00      PMI                                   25                      7.625
                                      86.84      Radian Guaranty                       25                        7.5
                                      80.00      No MI                                  0                      6.125
                                      90.00      PMI                                   25                       7.75
                                      78.35      No MI                                  0                       6.75
                                      80.00      No MI                                  0                          7
                                      56.00      No MI                                  0                      6.625
                                      99.52      PMI                                   35                       6.75
                                      80.00      No MI                                  0                          7
                                      49.82      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      6.875
                                      75.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      7.625
                                      80.00      No MI                                  0                      7.625
                                      56.26      No MI                                  0                      6.625
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      7.125
                                      90.00      PMI                                   25                       7.75
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                      6.999
                                      80.00      No MI                                  0                      7.375
                                      95.00      PMI                                   30                       8.25
                                      86.72      Republic MIC                          25                      6.625
                                      95.00      Republic MIC                          30                      6.875
                                      79.72      No MI                                  0                        7.5
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      7.625
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                       7.25
                                      70.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                       7.25
                                      69.57      No MI                                  0                      7.125
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                       7.25
                                      90.66      GE Capital MI                         30                       6.75
                                      80.00      No MI                                  0                      7.375
                                      79.14      No MI                                  0                      7.125
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                      6.375
                                      95.00      PMI                                   30                      6.625
                                      80.00      No MI                                  0                      6.125
                                      70.00      No MI                                  0                       6.99
                                      95.00      PMI                                   30                      6.875
                                      63.01      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      7.375
                                      90.00      GE Capital MI                         25                      7.375
                                     100.00      PMI                                   35                       8.05
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       6.75
                                      64.29      No MI                                  0                      6.375
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                        7.5
                                      73.92      No MI                                  0                      7.375
                                      80.00      No MI                                  0                        7.5
                                      64.52      No MI                                  0                        6.5
                                      65.00      No MI                                  0                      6.875
                                      70.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                        7.5
                                      75.00      No MI                                  0                       6.75
                                     100.00      PMI                                   35                        8.5
                                      80.00      No MI                                  0                        6.5
                                      72.34      No MI                                  0                      6.875
                                      79.03      No MI                                  0                      6.875
                                      99.60      PMI                                   35                      7.875
                                      80.00      No MI                                  0                        6.5
                                      90.00      Mortgage Guaranty In                  25                      7.375
                                      71.19      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      7.125
                                      80.00      No MI                                  0                      6.875
                                     100.00      PMI                                   35                      8.275
                                      80.00      No MI                                  0                          7
                                      61.05      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      5.999
                                      74.33      No MI                                  0                      7.375
                                      90.55      PMI                                   30                       7.25
                                      49.22      No MI                                  0                          6
                                      80.00      No MI                                  0                      6.375
                                      75.00      No MI                                  0                      6.875
                                      26.37      No MI                                  0                      7.375
                                      32.44      No MI                                  0                       7.75
                                      62.88      No MI                                  0                        6.5
                                      94.42      PMI                                   30                       7.75
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                       6.75
                                      52.61      No MI                                  0                        6.5
                                     100.00      PMI                                   35                       8.25
                                      61.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                       7.25
                                     100.00      PMI                                   35                        7.5
                                      80.00      No MI                                  0                       7.25
                                      57.11      No MI                                  0                       6.75
                                      78.27      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      7.125
                                      80.00      No MI                                  0                          7
                                      79.99      No MI                                  0                          7
                                      80.00      No MI                                  0                      6.375
                                      75.47      No MI                                  0                      6.625
                                      79.99      No MI                                  0                        6.5
                                      79.99      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      6.625
                                      79.98      No MI                                  0                      6.375
                                      80.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.875
                                      43.26      No MI                                  0                      6.375
                                      79.16      No MI                                  0                      6.375
                                      80.00      No MI                                  0                      7.375
                                      46.18      No MI                                  0                        6.5
                                      64.97      No MI                                  0                      6.375
                                      80.00      No MI                                  0                      7.625
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                       7.25
                                     100.00      PMI                                   35                       7.75
                                      55.90      No MI                                  0                          7
                                      86.36      PMI                                   25                        7.5
                                      66.39      No MI                                  0                       6.75
                                      80.00      No MI                                  0                          7
                                      79.82      No MI                                  0                          7
                                      80.00      No MI                                  0                      7.375
                                      85.00      Republic MIC                          12                      6.625
                                      75.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                       6.75
                                      77.32      No MI                                  0                       6.75
                                      79.92      No MI                                  0                       6.75
                                      79.99      No MI                                  0                      6.375
                                      73.76      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      6.625
                                      75.00      No MI                                  0                          7
                                      80.00      No MI                                  0                      6.875
                                      77.22      No MI                                  0                        7.5
                                      71.25      No MI                                  0                        6.5
                                      90.00      Republic MIC                          25                          7
                                      58.39      No MI                                  0                       6.75
                                      95.00      PMI                                   30                      7.625
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                        6.5
                                      35.41      No MI                                  0                       6.25
                                      65.00      No MI                                  0                        7.5
                                     100.00      PMI                                   35                          8
                                      80.00      No MI                                  0                       7.25
                                      99.94      PMI                                   35                        7.5
                                     100.00      PMI                                   35                      7.625
                                     100.00      PMI                                   35                      8.625
                                      80.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      6.125
                                      89.76      Republic MIC                          25                        6.5
                                      80.00      No MI                                  0                          6
                                      78.15      No MI                                  0                          6
                                      75.00      No MI                                  0                       7.25
                                      70.00      No MI                                  0                      7.125
                                      80.00      No MI                                  0                      6.625
                                      90.00      United Guaranty                       25                          7
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.875
                                      75.18      No MI                                  0                        6.5
                                      80.00      No MI                                  0                          7
                                      79.38      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      7.125
                                      80.00      No MI                                  0                      7.125
                                      74.67      No MI                                  0                      7.375
                                      79.46      No MI                                  0                       6.75
                                      75.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      6.125
                                      80.00      No MI                                  0                          7
                                      79.63      No MI                                  0                      6.375
                                      75.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.375
                                      80.00      No MI                                  0                      6.375
                                      77.62      No MI                                  0                      5.875
                                      80.00      No MI                                  0                      7.375
                                      70.00      No MI                                  0                        5.5
                                      85.00      PMI                                   12                       6.25
                                      80.00      No MI                                  0                        7.5
                                      90.00      Radian Guaranty                       25                      7.375
                                      80.00      No MI                                  0                       7.25
                                      88.88      Radian Guaranty                       25                      6.885
                                      78.79      No MI                                  0                      7.375
                                      79.57      No MI                                  0                       7.25
                                      94.84      PMI                                   30                      6.875
                                      90.00      PMI                                   25                      7.385
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                      7.375
                                      75.95      No MI                                  0                      6.875
                                      75.00      No MI                                  0                      7.625
                                      75.00      No MI                                  0                      7.625
                                      80.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                       6.25
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       7.25
                                      78.95      No MI                                  0                          7
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                        6.5
                                      85.00      Radian Guaranty                       12                        6.5
                                      78.53      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                       6.75
                                      75.00      No MI                                  0                      7.625
                                      80.00      No MI                                  0                      7.125
                                      79.90      No MI                                  0                       6.75
                                      74.39      No MI                                  0                       7.25
                                      80.00      No MI                                  0                        6.5
                                      78.33      No MI                                  0                      6.875
                                      90.22      Republic MIC                          30                       7.25
                                      80.00      No MI                                  0                      6.625
                                      85.00      PMI                                   12                          7
                                      80.00      No MI                                  0                      7.125
                                      80.00      No MI                                  0                      8.125
                                      80.00      No MI                                  0                          7
                                      80.00      No MI                                  0                          7
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                      6.625
                                      77.34      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       6.75
                                      85.00      Republic MIC                          12                      6.875
                                      46.88      No MI                                  0                      6.625
                                      84.25      PMI                                   12                        8.5
                                      80.00      No MI                                  0                        6.5
                                     100.00      PMI                                   35                      6.875
                                      75.00      No MI                                  0                          7
                                      80.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      6.625
                                      90.00      Radian Guaranty                       25                      7.625
                                      66.87      No MI                                  0                       7.25
                                      79.55      No MI                                  0                      6.625
                                      62.50      No MI                                  0                      6.625
                                      70.00      No MI                                  0                      6.875
                                      75.00      No MI                                  0                      6.875
                                      95.00      PMI                                   30                      7.875
                                      63.59      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      7.625
                                      80.00      No MI                                  0                          7
                                      80.00      No MI                                  0                      7.125
                                      80.00      No MI                                  0                      6.625
                                      75.00      No MI                                  0                      6.375
                                      97.01      PMI                                   35                        7.5
                                      80.00      No MI                                  0                       6.75
                                     100.00      PMI                                   35                      7.875
                                      75.00      No MI                                  0                      6.625
                                      75.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                        7.5
                                     100.00      PMI                                   35                       7.75
                                      79.84      No MI                                  0                      6.875
                                      80.00      No MI                                  0                          7
                                      77.92      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      7.125
                                      72.57      No MI                                  0                      6.875
                                      75.00      No MI                                  0                          7
                                      94.60      PMI                                   30                      7.125
                                      73.76      No MI                                  0                        7.5
                                      90.00      Radian Guaranty                       25                      8.375
                                      77.33      No MI                                  0                      6.875
                                      76.30      No MI                                  0                      7.375
                                      90.00      United Guaranty                       25                          7
                                      95.00      Radian Guaranty                       30                        8.5
                                      75.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                       7.25
                                      63.83      No MI                                  0                       6.75
                                      80.00      No MI                                  0                        7.5
                                      76.85      No MI                                  0                        7.5
                                      80.00      No MI                                  0                       6.75
                                      79.24      No MI                                  0                        6.5
                                      79.43      No MI                                  0                        6.5
                                      89.43      PMI                                   25                      6.875
                                      80.00      No MI                                  0                      7.125
                                      80.00      No MI                                  0                          7
                                      80.00      No MI                                  0                      6.875
                                      65.00      No MI                                  0                      6.375
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      6.625
                                      77.19      No MI                                  0                      7.125
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.875
                                      98.79      PMI                                   35                      7.875
                                      75.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      7.375
                                      38.24      No MI                                  0                          7
                                      80.00      No MI                                  0                          7
                                      75.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                        6.5
                                      79.99      No MI                                  0                       6.75
                                      75.00      No MI                                  0                      6.375
                                      80.00      No MI                                  0                        6.5
                                      62.05      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      6.625
                                      79.99      No MI                                  0                          7
                                      80.00      No MI                                  0                        7.5
                                      65.00      No MI                                  0                       6.75
                                      63.83      No MI                                  0                       6.75
                                      80.00      No MI                                  0                       6.25
                                      79.37      No MI                                  0                      7.625
                                      69.42      No MI                                  0                        7.5
                                      80.00      No MI                                  0                          7
                                      79.82      No MI                                  0                      6.875
                                      90.00      United Guaranty                       25                          7
                                      80.00      No MI                                  0                        7.5
                                      65.00      No MI                                  0                       7.25
                                      65.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                       6.75
                                      99.67      PMI                                   35                          8
                                      80.00      No MI                                  0                      6.875
                                      38.36      No MI                                  0                       6.25
                                      90.00      PMI                                   25                      8.375
                                      78.71      No MI                                  0                          7
                                      65.00      No MI                                  0                        6.5
                                      76.52      No MI                                  0                        7.5
                                      80.00      No MI                                  0                          7
                                     100.00      PMI                                   35                      7.375
                                      80.00      No MI                                  0                          7
                                      80.00      No MI                                  0                       6.75
                                      90.00      GE Capital MI                         25                      6.999
                                      90.00      PMI                                   25                      7.375
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                       6.75
                                      74.29      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      6.375
                                     100.00      PMI                                   35                       7.25
                                      61.76      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                          7
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                       7.25
                                      78.35      No MI                                  0                      6.625
                                      44.70      No MI                                  0                      6.625
                                      70.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.375
                                      79.75      No MI                                  0                      7.125
                                      79.37      No MI                                  0                      6.875
                                      95.00      PMI                                   30                      7.375
                                      80.00      No MI                                  0                      6.375
                                      64.12      No MI                                  0                       6.25
                                      80.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      7.625
                                      80.00      No MI                                  0                      7.625
                                      69.86      No MI                                  0                      7.625
                                     100.00      PMI                                   35                       8.25
                                      79.99      No MI                                  0                      6.875
                                      65.00      No MI                                  0                      6.375
                                      80.95      United Guaranty                       12                       7.25
                                      80.00      No MI                                  0                      7.625
                                      80.00      No MI                                  0                       6.75
                                      76.03      No MI                                  0                        6.5
                                      80.00      No MI                                  0                          7
                                      87.72      PMI                                   25                       7.25
                                      62.15      No MI                                  0                      6.125
                                      79.55      No MI                                  0                       7.25
                                      53.34      No MI                                  0                      6.625
                                      65.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                      7.125
                                      66.67      No MI                                  0                          7
                                      79.99      No MI                                  0                        7.5
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      6.875
                                      62.34      No MI                                  0                      6.625
                                      77.78      No MI                                  0                      6.125
                                      92.63      PMI                                   30                       7.75
                                      77.08      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      7.125
                                      70.00      No MI                                  0                       7.25
                                      85.00      Republic MIC                          12                       6.75
                                      70.00      No MI                                  0                        6.5
                                      61.54      No MI                                  0                       6.25
                                      90.00      Republic MIC                          25                        7.5
                                      90.00      PMI                                   25                      7.875
                                      70.00      No MI                                  0                      7.125
                                      53.78      No MI                                  0                        6.5
                                      80.00      No MI                                  0                        7.5
                                      71.78      No MI                                  0                          7
                                      80.00      No MI                                  0                      6.375
                                      89.04      PMI                                   25                      7.625
                                      80.00      No MI                                  0                          7
                                      80.00      No MI                                  0                      7.625
                                      80.00      No MI                                  0                       7.25
                                      77.19      No MI                                  0                       6.75
                                      78.57      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      6.625
                                      79.99      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.875
                                      70.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                        6.5
                                      29.55      No MI                                  0                      7.125
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                        6.5
                                      82.75      PMI                                   12                        6.5
                                      95.00      Republic MIC                          30                        6.5
                                      80.00      No MI                                  0                      6.625
                                      64.85      No MI                                  0                      6.625
                                     100.00      PMI                                   35                       7.75
                                      67.13      No MI                                  0                      6.875
                                      65.00      No MI                                  0                      6.875
                                      70.00      No MI                                  0                        6.5
                                      95.00      Radian Guaranty                       30                       6.75
                                      80.00      No MI                                  0                      7.375
                                     100.00      PMI                                   35                      7.875
                                      79.66      No MI                                  0                      6.375
                                      80.00      No MI                                  0                      7.375
                                      68.18      No MI                                  0                      6.125
                                      80.00      No MI                                  0                        7.5
                                      62.28      No MI                                  0                      6.875
                                      34.15      No MI                                  0                       6.75
                                      86.26      Radian Guaranty                       25                       6.75
                                      53.30      No MI                                  0                       6.25
                                      93.80      Radian Guaranty                       30                        6.5
                                      86.22      Radian Guaranty                       25                       6.75
                                      80.00      No MI                                  0                        7.5
                                      99.49      PMI                                   35                       6.25
                                      88.59      Mortgage Guaranty In                  25                        7.5
                                      75.00      No MI                                  0                        7.5
                                      85.00      United Guaranty                       12                      7.125
                                      96.53      Republic MIC                          25                       6.25
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      6.625
                                      90.00      Radian Guaranty                       25                       7.75
                                      80.00      No MI                                  0                       7.25
                                      95.00      Radian Guaranty                       30                      8.125
                                     100.00      PMI                                   35                      7.875
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      6.875
                                      73.53      No MI                                  0                      6.625
                                      68.18      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                      7.125
                                      76.21      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                          7
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.875
                                      95.00      PMI                                   30                      7.625
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       6.75
                                      60.24      No MI                                  0                      7.125
                                      80.00      No MI                                  0                      7.375
                                      79.99      No MI                                  0                       7.25
                                      79.99      No MI                                  0                       6.75
                                      79.99      No MI                                  0                       7.25
                                      85.00      PMI                                   12                      7.625
                                      74.69      No MI                                  0                          7
                                      80.00      No MI                                  0                        6.5
                                      94.39      Radian Guaranty                       30                      7.875
                                      80.00      No MI                                  0                          7
                                      47.06      No MI                                  0                      6.125
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                      6.125
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      6.375
                                      80.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                          7
                                      80.00      No MI                                  0                          6
                                      80.00      No MI                                  0                      6.125
                                      80.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      6.999
                                      80.00      No MI                                  0                      6.875
                                      77.10      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      6.375
                                      76.90      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                          7
                                      62.07      No MI                                  0                      6.125
                                      95.00      PMI                                   30                      8.125
                                      80.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      6.625
                                     100.00      PMI                                   35                       7.75
                                      89.26      PMI                                   25                      8.375
                                      80.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      5.625
                                      80.00      No MI                                  0                      6.875
                                      85.00      Radian Guaranty                       12                      7.625
                                      80.00      No MI                                  0                      6.875
                                      78.29      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.875
                                      70.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      7.625
                                      25.00      No MI                                  0                      6.875
                                      70.00      No MI                                  0                          7
                                      70.00      No MI                                  0                          7
                                      29.27      No MI                                  0                      6.625
                                      64.15      No MI                                  0                          7
                                      30.30      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                        7.5
                                      52.63      No MI                                  0                       6.75
                                      75.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                          6
                                      65.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      7.625
                                      59.00      No MI                                  0                          7
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      7.125
                                      41.23      No MI                                  0                      6.375
                                      79.86      No MI                                  0                      7.625
                                      56.34      No MI                                  0                        6.5
                                      80.00      No MI                                  0                       7.25
                                      47.57      No MI                                  0                        6.5
                                      80.00      No MI                                  0                       6.75
                                      78.76      No MI                                  0                       6.75
                                      76.85      No MI                                  0                      6.625
                                      74.67      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      7.125
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       7.25
                                      73.69      No MI                                  0                          7
                                      75.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      6.875
                                      75.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      7.625
                                      80.00      No MI                                  0                       7.25
                                      65.00      No MI                                  0                      6.125
                                      46.79      No MI                                  0                       6.75
                                      59.83      No MI                                  0                        6.5
                                      70.00      No MI                                  0                      6.375
                                      80.00      No MI                                  0                      7.375
                                      75.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      5.875
                                      80.00      No MI                                  0                      6.875
                                      65.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      7.625
                                      75.00      No MI                                  0                          7
                                      74.34      No MI                                  0                      6.625
                                      57.90      No MI                                  0                      6.125
                                      62.79      No MI                                  0                      6.625
                                      74.98      No MI                                  0                      6.625
                                      80.00      No MI                                  0                        7.5
                                      75.00      No MI                                  0                      7.375
                                      79.54      No MI                                  0                       6.75
                                      75.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      6.625
                                      77.64      No MI                                  0                       6.75
                                      79.61      No MI                                  0                      6.875
                                      51.95      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      7.625
                                      80.00      No MI                                  0                      6.625
                                      65.00      No MI                                  0                          7
                                      64.81      No MI                                  0                        6.5
                                      70.00      No MI                                  0                      7.375
                                      79.66      No MI                                  0                      6.875
                                      70.03      No MI                                  0                        7.5
                                      95.00      PMI                                   30                      7.375
                                      58.35      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      6.625
                                      77.61      No MI                                  0                      7.375
                                      78.74      No MI                                  0                          7
                                      90.00      PMI                                   25                       7.75
                                      90.00      PMI                                   25                      7.125
                                      90.00      Republic MIC                          25                      7.625
                                      78.47      No MI                                  0                      7.125
                                      78.94      No MI                                  0                      6.625
                                      85.00      Radian Guaranty                       12                       7.25
                                      80.00      No MI                                  0                       6.75
                                      76.73      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      6.875
                                      79.56      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                          7
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                          7
                                      80.00      No MI                                  0                        7.5
                                      90.00      PMI                                   25                      6.875
                                      65.00      No MI                                  0                       6.75
                                      37.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      6.375
                                      64.64      No MI                                  0                      6.125
                                      80.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                          7
                                      80.00      No MI                                  0                        6.5
                                      65.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                        6.5
                                      77.78      No MI                                  0                      6.875
                                      80.00      No MI                                  0                          7
                                      23.81      No MI                                  0                      6.125
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      7.375
                                      95.00      PMI                                   30                      7.125
                                      75.00      No MI                                  0                      7.375
                                      69.27      No MI                                  0                      6.875
                                      79.47      No MI                                  0                      6.625
                                      80.00      No MI                                  0                        6.5
                                      60.00      No MI                                  0                          7
                                      61.89      No MI                                  0                       7.25
                                      70.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      6.625
                                      90.00      Mortgage Guaranty In                  25                      7.125
                                      63.64      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      7.375
                                      49.07      No MI                                  0                      6.375
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      7.625
                                      75.00      No MI                                  0                      6.625
                                     100.00      PMI                                   35                      7.625
                                      57.14      No MI                                  0                        6.5
                                      95.00      PMI                                   30                      8.875
                                      67.22      No MI                                  0                        6.5
                                      80.00      No MI                                  0                          7
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       6.75
                                      70.00      No MI                                  0                      7.125
                                      87.58      Republic MIC                          25                      7.125
                                      90.00      GE Capital MI                         25                          7
                                      79.47      No MI                                  0                      6.375
                                      88.12      Radian Guaranty                       25                      7.125
                                      71.36      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       6.75
                                      66.67      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      7.125
                                      36.11      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                        6.5
                                      64.15      No MI                                  0                      6.625
                                      50.02      No MI                                  0                      6.625
                                      79.88      No MI                                  0                      7.375
                                      70.00      No MI                                  0                      7.125
                                      80.00      No MI                                  0                       6.75
                                      62.82      No MI                                  0                      6.875
                                      77.93      No MI                                  0                        7.5
                                      80.00      No MI                                  0                          7
                                      80.00      No MI                                  0                       6.75
                                      59.95      No MI                                  0                       6.75
                                      95.00      Radian Guaranty                       30                       7.75
                                      95.00      Radian Guaranty                       30                      7.375
                                      54.43      No MI                                  0                      6.375
                                      74.45      No MI                                  0                       7.25
                                      78.95      No MI                                  0                      6.625
                                      70.00      No MI                                  0                        7.5
                                      76.71      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.875
                                      57.81      No MI                                  0                        7.5
                                      65.00      No MI                                  0                          7
                                      84.86      PMI                                   12                       6.25
                                      80.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                        6.5
                                      77.71      No MI                                  0                        6.5
                                       9.21      No MI                                  0                       6.75
                                      90.00      Mortgage Guaranty In                  25                      7.625
                                      56.52      No MI                                  0                       6.75
                                      65.00      No MI                                  0                       7.25
                                      59.14      No MI                                  0                       6.75
                                      90.00      Radian Guaranty                       25                      6.875
                                      53.40      No MI                                  0                        6.5
                                      79.97      No MI                                  0                       6.75
                                      79.20      No MI                                  0                        6.5
                                      50.68      No MI                                  0                       6.75
                                      56.14      No MI                                  0                      5.875
                                      51.50      No MI                                  0                      6.375
                                      85.00      Republic MIC                          12                        6.5
                                      80.00      No MI                                  0                      6.625
                                      88.08      Republic MIC                          25                          7
                                      80.00      No MI                                  0                      6.875
                                      65.00      No MI                                  0                       6.75
                                      76.53      No MI                                  0                       6.25
                                      78.75      No MI                                  0                      6.375
                                      80.00      No MI                                  0                        6.5
                                      75.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      7.375
                                      62.50      No MI                                  0                      6.875
                                      54.12      No MI                                  0                       6.95
                                      80.00      No MI                                  0                       7.25
                                      90.00      Mortgage Guaranty In                  25                      7.125
                                      64.78      No MI                                  0                       6.75
                                      79.99      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      6.875
                                      65.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                          7
                                      51.93      No MI                                  0                       6.75
                                      79.79      No MI                                  0                      7.375
                                      49.83      No MI                                  0                        6.5
                                      80.00      No MI                                  0                        6.5
                                      70.00      No MI                                  0                        6.5
                                      50.00      No MI                                  0                        6.5
                                      79.43      No MI                                  0                      7.375
                                      64.13      No MI                                  0                      6.125
                                      80.00      No MI                                  0                      6.375
                                      90.00      GE Capital MI                         25                       7.25
                                      78.68      No MI                                  0                       6.75
                                      80.00      No MI                                  0                       7.25
                                      85.00      Radian Guaranty                       12                       7.25
                                      20.88      No MI                                  0                          7
                                      67.67      No MI                                  0                      6.875
                                      79.43      No MI                                  0                        6.5
                                      75.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      7.375
                                      79.21      No MI                                  0                        6.5
                                      79.99      No MI                                  0                      6.375
                                      90.00      Radian Guaranty                       25                       7.25
                                      31.82      No MI                                  0                      7.375
                                      73.53      No MI                                  0                      6.999
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      6.125
                                      78.41      No MI                                  0                       6.75
                                      77.43      No MI                                  0                        6.5
                                      77.71      No MI                                  0                      6.625
                                      70.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      7.375
                                      75.00      No MI                                  0                      7.125
                                      60.00      No MI                                  0                      6.875
                                      77.50      No MI                                  0                      7.125
                                      71.14      No MI                                  0                      6.375
                                      80.00      No MI                                  0                      7.625
                                      59.01      No MI                                  0                      6.625
                                      87.50      Radian Guaranty                       25                       7.25
                                      57.96      No MI                                  0                        6.5
                                      75.00      No MI                                  0                      7.125
                                      42.17      No MI                                  0                      6.125
                                      90.00      Mortgage Guaranty In                  25                       6.75
                                      80.00      No MI                                  0                        6.5
                                      70.00      No MI                                  0                       7.25
                                      70.00      No MI                                  0                       7.25
                                      59.91      No MI                                  0                        6.5
                                      69.32      No MI                                  0                      6.625
                                      80.00      No MI                                  0                          7
                                     100.00      PMI                                   35                          8
                                      80.00      No MI                                  0                      7.375
                                      79.96      No MI                                  0                          7
                                     100.00      PMI                                   35                      8.125
                                      80.00      No MI                                  0                      6.625
                                     100.00      PMI                                   35                      8.125
                                      80.00      No MI                                  0                      7.125
                                     100.00      PMI                                   35                       8.25
                                      70.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                      7.625
                                      64.56      No MI                                  0                      6.875
                                     100.00      PMI                                   35                      7.375
                                      80.00      No MI                                  0                      7.625
                                      63.86      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      6.375
                                      80.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                       6.75
                                      85.00      Republic MIC                          12                        6.5
                                      51.47      No MI                                  0                       6.25
                                      60.81      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      7.375
                                      65.00      No MI                                  0                      6.375
                                      39.47      No MI                                  0                      6.375
                                      75.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.875
                                      79.19      No MI                                  0                        6.5
                                      66.48      No MI                                  0                      6.875
                                      63.40      No MI                                  0                      6.375
                                      75.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      6.625
                                      73.16      No MI                                  0                        6.5
                                      67.35      No MI                                  0                        7.5
                                      77.98      No MI                                  0                       7.25
                                      75.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.875
                                      42.29      No MI                                  0                      7.375
                                      79.66      No MI                                  0                      6.875
                                      64.99      No MI                                  0                      5.875
                                      75.00      No MI                                  0                          7
                                      70.00      No MI                                  0                      6.375
                                      58.42      No MI                                  0                        6.5
                                      64.99      No MI                                  0                      6.375
                                      75.00      No MI                                  0                       6.25
                                      80.00      No MI                                  0                       6.75
                                      77.19      No MI                                  0                          7
                                      80.00      No MI                                  0                      6.875
                                      32.50      No MI                                  0                        6.5
                                      63.56      No MI                                  0                        6.5
                                      63.98      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      5.875
                                      77.37      No MI                                  0                      6.875
                                      80.00      No MI                                  0                          7
                                      75.00      No MI                                  0                       6.75
                                      65.00      No MI                                  0                      6.375
                                      70.65      No MI                                  0                      6.875
                                      77.38      No MI                                  0                      6.375
                                      74.96      No MI                                  0                      6.875
                                      71.26      No MI                                  0                      7.625
                                      64.99      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      6.875
                                      50.00      No MI                                  0                        6.5
                                      89.92      GE Capital MI                         25                      6.875
                                      79.73      No MI                                  0                          7
                                      80.00      No MI                                  0                       7.25
                                      36.05      No MI                                  0                      7.625
                                      80.00      No MI                                  0                      6.875
                                      65.00      No MI                                  0                      7.625
                                      80.00      No MI                                  0                      6.875
                                      59.62      No MI                                  0                       7.25
                                      75.00      No MI                                  0                        6.5
                                      65.93      No MI                                  0                        6.5
                                      80.00      No MI                                  0                        7.5
                                      66.89      No MI                                  0                       6.75
                                      76.17      No MI                                  0                        6.5
                                      85.68      Republic MIC                          25                      7.125
                                      77.91      No MI                                  0                          7
                                      63.72      No MI                                  0                          7
                                      54.12      No MI                                  0                       6.75
                                      64.07      No MI                                  0                       6.75
                                      59.26      No MI                                  0                        6.5
                                      58.70      No MI                                  0                      6.375
                                      79.55      No MI                                  0                          7
                                      78.41      No MI                                  0                      7.125
                                      67.44      No MI                                  0                      6.875
                                      42.34      No MI                                  0                       6.75
                                      48.32      No MI                                  0                       6.75
                                      50.42      No MI                                  0                       6.75
                                      48.75      No MI                                  0                       6.75
                                      45.71      No MI                                  0                          7
                                      40.73      No MI                                  0                       6.75
                                      43.18      No MI                                  0                       6.75
                                      43.03      No MI                                  0                       6.75
                                      74.67      No MI                                  0                      6.875
                                      79.64      No MI                                  0                      7.375
                                      77.93      No MI                                  0                      7.375
                                      78.23      No MI                                  0                       7.25
                                      62.50      No MI                                  0                      6.625
                                      90.00      PMI                                   25                       7.75
                                      70.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      7.125
                                      80.00      No MI                                  0                      6.375
                                      80.00      No MI                                  0                      7.125
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      7.125
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                       7.25
                                      79.99      No MI                                  0                       7.25
                                      44.12      No MI                                  0                       6.75
                                      61.78      No MI                                  0                      6.875
                                      70.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       6.75
                                      78.73      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      7.125
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                          7
                                      80.00      No MI                                  0                       7.25
                                      75.00      No MI                                  0                       7.25
                                      74.40      No MI                                  0                       7.25
                                      79.61      No MI                                  0                       7.25
                                      79.09      No MI                                  0                          7
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                       7.25
                                      75.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      7.125
                                      68.52      No MI                                  0                        6.5
                                      54.14      No MI                                  0                       6.75
                                      70.00      No MI                                  0                       6.75
                                      56.15      No MI                                  0                          7
                                      60.99      No MI                                  0                      6.625
                                      79.95      No MI                                  0                       6.75
                                      80.00      No MI                                  0                       7.25
                                      75.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                       7.25
                                      64.52      No MI                                  0                       6.75
                                      79.98      No MI                                  0                       7.25
                                      89.99      Radian Guaranty                       25                      7.125
                                      77.78      No MI                                  0                          7
                                      80.00      No MI                                  0                      6.875
                                      64.05      No MI                                  0                      7.125
                                      79.20      No MI                                  0                      6.625
                                      70.28      No MI                                  0                          6
                                      71.11      No MI                                  0                       7.25
                                      80.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      6.875
                                      53.79      No MI                                  0                          6
                                      80.00      No MI                                  0                      6.875
                                      74.11      No MI                                  0                       6.75
                                      80.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       6.25
                                      79.15      No MI                                  0                       6.75
                                      75.00      No MI                                  0                        7.5
                                      85.00      Radian Guaranty                       12                      7.875
                                      80.00      No MI                                  0                       7.25
                                      75.00      No MI                                  0                      7.125
                                      65.00      No MI                                  0                      6.625
                                      52.65      No MI                                  0                      6.375
                                      50.28      No MI                                  0                      6.375
                                      51.15      No MI                                  0                      6.375
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                       7.25
                                      67.83      No MI                                  0                        7.5
                                      80.00      No MI                                  0                       6.25
                                      90.00      GE Capital MI                         25                      7.125
                                      80.00      No MI                                  0                      7.375
                                      65.00      No MI                                  0                      6.125
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                        6.5
                                      83.85      PMI                                   12                      6.625
                                      85.00      Radian Guaranty                       12                      6.875
                                      80.00      No MI                                  0                       7.25
                                      78.36      No MI                                  0                        6.5
                                      42.38      No MI                                  0                      6.875
                                      71.43      No MI                                  0                      6.625
                                      66.04      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      6.625
                                      79.49      No MI                                  0                      6.875
                                      52.31      No MI                                  0                       7.25
                                      80.00      No MI                                  0                       7.25
                                      75.00      No MI                                  0                          7
                                      70.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      6.625
                                      90.00      GE Capital MI                         25                        6.5
                                      37.07      No MI                                  0                          6
                                      54.12      No MI                                  0                        6.5
                                      80.00      No MI                                  0                        6.5
                                      77.50      No MI                                  0                       7.25
                                      75.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      5.125
                                      60.00      No MI                                  0                       6.75
                                      75.00      No MI                                  0                      6.375
                                     100.00      No MI                                  0                        7.1
                                      75.00      No MI                                  0                       5.75
                                      80.00      No MI                                  0                      6.375
                                      80.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      7.375
                                     100.00      No MI                                  0                          7
                                      90.00      No MI                                  0                      7.125
                                      73.24      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      7.375
                                      75.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.875
                                      67.53      No MI                                  0                          6
                                      67.57      No MI                                  0                       6.25
                                      80.00      No MI                                  0                      6.375
                                      75.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      6.875
                                      74.21      No MI                                  0                      6.625
                                      54.85      No MI                                  0                          6
                                      88.34      PMI                                   25                          8
                                      80.00      No MI                                  0                       6.75
                                      79.24      No MI                                  0                      6.875
                                      75.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                          7
                                      56.45      No MI                                  0                       6.25
                                      80.00      No MI                                  0                        7.5
                                      78.39      No MI                                  0                          7
                                      70.00      No MI                                  0                      7.625
                                      87.33      Republic MIC                          25                      6.875
                                      80.00      No MI                                  0                       7.25
                                      65.00      No MI                                  0                      7.125
                                      76.61      No MI                                  0                      6.625
                                      54.08      No MI                                  0                       6.25
                                      90.00      PMI                                   25                        7.5
                                       8.67      No MI                                  0                      6.375
                                      42.76      No MI                                  0                       6.25
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                        6.5
                                      75.00      No MI                                  0                        7.5
                                      63.52      No MI                                  0                       6.25
                                      60.87      No MI                                  0                      7.625
                                      80.00      No MI                                  0                      6.875
                                      90.00      Radian Guaranty                       25                        7.5
                                      90.00      Republic MIC                          35                       6.75
                                      80.00      No MI                                  0                          7
                                      60.00      No MI                                  0                      6.375
                                      70.00      No MI                                  0                       7.25
                                      67.94      No MI                                  0                       6.25
                                      65.00      No MI                                  0                       6.25
                                      49.09      No MI                                  0                        6.5
                                      90.00      PMI                                   25                      8.125
                                      79.90      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       7.25
                                      84.49      Triad Guaranty                        25                      6.875
                                      80.00      No MI                                  0                        7.5
                                      58.70      No MI                                  0                      5.625
                                      80.00      No MI                                  0                       7.25
                                      69.77      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.625
                                      71.43      No MI                                  0                      7.625
                                      63.59      No MI                                  0                      6.125
                                      75.00      No MI                                  0                       6.25
                                      61.54      No MI                                  0                      6.125
                                      67.23      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.625
                                      70.00      No MI                                  0                          7
                                      68.06      No MI                                  0                          7
                                      74.71      No MI                                  0                      7.625
                                      87.19      Republic MIC                          25                      7.375
                                      78.30      No MI                                  0                       7.25
                                      64.79      No MI                                  0                        6.5
                                      52.63      No MI                                  0                       6.25
                                      64.89      No MI                                  0                       6.75
                                      57.75      No MI                                  0                      6.125
                                      62.44      No MI                                  0                        6.5
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                       6.75
                                      59.94      No MI                                  0                      6.375
                                      80.00      No MI                                  0                      7.125
                                      85.00      Radian Guaranty                       12                       7.25
                                      80.00      No MI                                  0                          7
                                      90.00      GE Capital MI                         25                       7.25
                                      75.82      No MI                                  0                      6.625
                                      71.62      No MI                                  0                        6.5
                                      77.50      No MI                                  0                          7
                                      69.77      No MI                                  0                       6.75
                                      71.41      No MI                                  0                       6.75
                                      76.08      No MI                                  0                          7
                                      80.00      No MI                                  0                      7.625
                                      69.71      No MI                                  0                       6.25
                                      80.00      No MI                                  0                      7.375
                                      90.00      United Guaranty                       25                      7.625
                                      70.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      7.375
                                      68.09      No MI                                  0                      6.625
                                      73.16      No MI                                  0                      6.375
                                      80.00      No MI                                  0                       6.75
                                      84.98      PMI                                   12                      7.375
                                      64.44      No MI                                  0                       6.75
                                      69.84      No MI                                  0                          7
                                      77.91      No MI                                  0                        7.5
                                      79.89      No MI                                  0                        7.5
                                      53.65      No MI                                  0                       6.25
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      7.375
                                      64.54      No MI                                  0                        6.5
                                      79.88      No MI                                  0                      6.125
                                      80.00      No MI                                  0                          7
                                      75.00      No MI                                  0                       6.25
                                      50.51      No MI                                  0                       6.25
                                      80.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                        6.5
                                      78.75      No MI                                  0                        6.5
                                      28.17      No MI                                  0                      6.375
                                      56.29      No MI                                  0                      6.625
                                      80.00      No MI                                  0                        7.5
                                      80.00      No MI                                  0                        6.5
                                      68.64      No MI                                  0                      6.375
                                      76.71      No MI                                  0                       6.25
                                      80.00      No MI                                  0                      6.125
                                      80.00      No MI                                  0                       6.25
                                      65.00      No MI                                  0                        6.5
                                      75.00      No MI                                  0                       7.25
                                      72.56      No MI                                  0                      6.625
                                      64.92      No MI                                  0                       7.25
                                      75.00      No MI                                  0                      7.375
                                      79.31      No MI                                  0                      6.375
                                      78.67      No MI                                  0                      6.875
                                      64.97      No MI                                  0                       6.25
                                      79.31      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      6.375
                                      64.31      No MI                                  0                        6.5
                                      55.88      No MI                                  0                      6.625
                                      78.95      No MI                                  0                        6.5
                                      90.00      PMI                                   25                        7.5
                                      47.62      No MI                                  0                        6.5
                                      94.34      Republic MIC                          30                        6.5
                                      71.00      No MI                                  0                      6.875
                                      87.00      Radian Guaranty                       25                        6.5
                                      75.00      No MI                                  0                      6.875
                                      65.00      No MI                                  0                      6.875
                                      70.00      No MI                                  0                      7.625
                                      80.00      No MI                                  0                      6.875
                                      90.00      GE Capital MI                         25                      7.375
                                      55.56      No MI                                  0                      6.625
                                      68.06      No MI                                  0                      7.375
                                      80.00      No MI                                  0                          7
                                      18.11      No MI                                  0                      6.375
                                      73.64      No MI                                  0                      6.625
                                      85.00      Radian Guaranty                       12                      6.625
                                      80.00      No MI                                  0                       6.25
                                      63.08      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                       6.75
                                      71.85      No MI                                  0                        7.5
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      7.375
                                      90.00      Radian Guaranty                       25                      7.375
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                          7
                                      70.00      No MI                                  0                      7.375
                                      70.01      No MI                                  0                       6.75
                                      46.67      No MI                                  0                       6.75
                                      61.72      No MI                                  0                      6.625
                                      79.47      No MI                                  0                      7.625
                                      80.00      No MI                                  0                        7.5
                                      79.65      No MI                                  0                       6.75
                                      63.17      No MI                                  0                      6.375
                                      80.00      No MI                                  0                      6.625
                                      71.71      No MI                                  0                      6.875
                                      70.00      No MI                                  0                       6.25
                                      58.31      No MI                                  0                       6.25
                                      72.83      No MI                                  0                      7.375
                                      80.00      No MI                                  0                      7.125
                                      80.00      No MI                                  0                          7
                                      80.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      6.875
                                      64.10      No MI                                  0                       6.25
                                      90.00      Radian Guaranty                       25                          8
                                      80.00      No MI                                  0                        6.5
                                      54.58      No MI                                  0                      6.375
                                      72.20      No MI                                  0                      6.125
                                      80.00      No MI                                  0                       6.75
                                      50.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                        7.5
                                      64.04      No MI                                  0                          6
                                      77.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      6.625
                                      60.53      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      7.625
                                      90.00      PMI                                   25                      7.625
                                      73.00      No MI                                  0                       7.25
                                      60.24      No MI                                  0                      6.375
                                      80.00      No MI                                  0                      6.875
                                      49.22      No MI                                  0                      6.875
                                      34.74      No MI                                  0                        6.5
                                      63.24      No MI                                  0                      7.375
                                      70.00      No MI                                  0                      6.875
                                      73.96      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                      6.375
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                        7.5
                                      90.00      Radian Guaranty                       25                       6.25
                                      79.56      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      6.625
                                      83.33      PMI                                   12                      7.375
                                      80.00      No MI                                  0                        7.5
                                      75.00      No MI                                  0                       7.25
                                      79.92      No MI                                  0                       7.25
                                      74.42      No MI                                  0                      7.125
                                      73.47      No MI                                  0                        7.5
                                      80.00      No MI                                  0                       6.75
                                      85.00      PMI                                   12                       7.25
                                      74.98      No MI                                  0                      6.875
                                      75.00      No MI                                  0                      7.375
                                      85.00      GE Capital MI                         12                      7.375
                                      84.99      United Guaranty                       12                        6.5
                                      85.00      Triad Guaranty                        12                      7.375
                                      80.00      No MI                                  0                        6.5
                                      80.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                      7.625
                                      80.00      No MI                                  0                      6.875
                                      79.73      No MI                                  0                       7.25
                                      65.83      No MI                                  0                        6.5
                                      80.00      No MI                                  0                        7.5
                                      25.89      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       7.25
                                      78.79      No MI                                  0                      6.875
                                      85.00      Mortgage Guaranty In                  12                      7.375
                                      90.00      PMI                                   25                      6.875
                                      79.68      No MI                                  0                        7.5
                                      79.88      No MI                                  0                      6.875
                                      79.61      No MI                                  0                       5.75
                                      80.00      No MI                                  0                      7.375
                                      85.00      GE Capital MI                         12                      7.375
                                      80.00      No MI                                  0                        7.5
                                      81.73      PMI                                   12                      7.125
                                      48.00      No MI                                  0                       6.75
                                      72.85      No MI                                  0                      6.875
                                      79.44      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                        7.5
                                      74.69      No MI                                  0                      6.875
                                      79.78      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       7.25
                                      85.00      PMI                                   25                      7.625
                                      79.93      No MI                                  0                      6.875
                                      75.00      No MI                                  0                      7.125
                                      76.91      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                       6.75
                                      86.70      Radian Guaranty                       25                       6.75
                                      79.20      No MI                                  0                      6.875
                                      80.00      No MI                                  0                          6
                                      76.65      No MI                                  0                        6.5
                                      61.85      No MI                                  0                          7
                                      85.00      United Guaranty                       12                      7.375
                                      83.85      Radian Guaranty                       12                        7.5
                                      80.00      No MI                                  0                        7.5
                                      78.43      No MI                                  0                        6.5
                                      75.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                       6.25
                                      80.00      No MI                                  0                        6.5
                                      79.62      No MI                                  0                        7.5
                                      78.92      No MI                                  0                      7.375
                                      65.08      No MI                                  0                      6.125
                                      75.00      No MI                                  0                      7.375
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      7.625
                                      75.00      No MI                                  0                      6.875
                                      79.81      No MI                                  0                      7.375
                                      67.11      No MI                                  0                      6.875
                                      85.00      PMI                                   12                        6.5
                                      79.93      No MI                                  0                      6.875
                                      80.00      No MI                                  0                      7.375
                                      90.00      United Guaranty                       25                       6.75
                                      80.00      No MI                                  0                          7
                                      80.00      No MI                                  0                      6.625
                                      80.00      No MI                                  0                       6.75
                                      80.00      No MI                                  0                       7.25
                                      78.85      No MI                                  0                       7.25
                                      80.00      No MI                                  0                      7.375
                                      78.63      No MI                                  0                          7
                                      85.00      Republic MIC                          12                       6.25
                                      82.95      GE Capital MI                         12                          7
                                      85.00      PMI                                   12                          7
                                      85.34      PMI                                   12                        7.5
                                      80.00      No MI                                  0                      7.125
                                      85.00      Republic MIC                          12                          7
                                      47.01      No MI                                  0                      6.375
                                      70.00      No MI                                  0                        6.5
                                      79.99      No MI                                  0                      6.375
                                      25.54      No MI                                  0                          6
                                      75.31      No MI                                  0                        7.5
                                      50.76      No MI                                  0                      5.875
                                      80.00      No MI                                  0                          7
                                      80.00      No MI                                  0                       7.25
                                      80.00      No MI                                  0                       7.25
                                      70.00      No MI                                  0                      6.875
                                      80.00      No MI                                  0                       6.75
                                      64.96      No MI                                  0                          7
                                      80.00      No MI                                  0                      7.125
                                      95.00      GE Capital MI                         30                      7.625
                                      77.33      No MI                                  0                      6.375
                                      75.00      No MI                                  0                        6.5
                                      83.24      Mortgage Guaranty In                  25                          7
                                      80.00      No MI                                  0                       6.99
                                      78.99      No MI                                  0                          6

                              SERV_FEE           LPMI          MSERV          TR_FEE          TOTAL_         CURRENT_
                                                                                              STRIP          NET_COUPON
--------------------------------------------------------------------------------------------------------------------------------
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25          0.37           0.01               0           0.63                   6.995
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25           0.5           0.01               0           0.76                    6.99
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25          0.97           0.01               0           1.23                    7.02
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25           0.7           0.01               0           0.96                    6.04
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    5.74
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25          1.79           0.01               0           2.05                   6.575
                                       0.25          0.86           0.01               0           1.12                   6.505
                                       0.25          0.32           0.01               0           0.58                    6.42
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25           0.9           0.01               0           1.16                   7.065
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25           0.5           0.01               0           0.76                   6.965
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25          0.56           0.01               0           0.82                    9.68
                                       0.25          1.44           0.01               0            1.7                     7.3
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25          0.52           0.01               0           0.78                    6.47
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25          0.84           0.01               0            1.1                    6.65
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25          1.33           0.01               0           1.59                    6.46
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25           0.7           0.01               0           0.96                    6.54
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25          1.21           0.01               0           1.47                   6.905
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25          0.57           0.01               0           0.83                   7.045
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25           0.8           0.01               0           1.06                    6.94
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25           0.4           0.01               0           0.66                    6.59
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25          0.82           0.01               0           1.08                    6.42
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25          0.29           0.01               0           0.55                   6.075
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25          1.07           0.01               0           1.33                    5.92
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25          0.66           0.01               0           0.92                    5.88
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25          0.68           0.01               0           0.94                    6.81
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25         0.923           0.01               0          1.183                   7.317
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25         0.698           0.01               0          0.958                   7.167
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25         0.398           0.01               0          0.658                   6.092
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25          0.64           0.01               0            0.9                   6.735
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25         0.683           0.01               0          0.943                   6.682
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   5.615
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25         0.782           0.01               0          1.042                   5.583
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25         0.671           0.01               0          0.931                   6.819
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25         0.666           0.01               0          0.926                   6.824
                                       0.25         0.486           0.01               0          0.746                   6.379
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    5.49
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25          0.77           0.01               0           1.03                   6.345
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25          0.62           0.01               0           0.88                   6.995
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25          0.51           0.01               0           0.77                    6.48
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25          0.93           0.01               0           1.19                   6.685
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25          1.34           0.01               0            1.6                     6.4
                                       0.25           1.6           0.01               0           1.86                   6.765
                                       0.25          0.74           0.01               0              1                       7
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25          0.62           0.01               0           0.88                   6.745
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25          0.36           0.01               0           0.62                    7.13
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25          0.69           0.01               0           0.95                     5.8
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25          1.16           0.01               0           1.42                    6.33
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   6.739
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25          0.97           0.01               0           1.23                    7.02
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                    6.73
                                       0.25          0.32           0.01               0           0.58                   6.295
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25          0.65           0.01               0           0.91                    7.14
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25          1.23           0.01               0           1.49                    7.01
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25           1.1           0.01               0           1.36                   6.515
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25          0.96           0.01               0           1.22                   7.055
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   5.739
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25          0.48           0.01               0           0.74                    6.51
                                       0.25             0           0.01               0           0.26                    5.74
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   6.615
                                      0.625             0           0.01               0          0.635                    6.74
                                      0.625             0           0.01               0          0.635                   7.115
                                      0.625             0           0.01               0          0.635                   5.865
                                       0.25           1.6           0.01               0           1.86                    5.89
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25          0.65           0.01               0           0.91                    7.34
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25          0.58           0.01               0           0.84                    6.66
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25          1.49           0.01               0           1.75                       6
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25          1.16           0.01               0           1.42                    6.08
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25           1.3           0.01               0           1.56                   6.065
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25          0.93           0.01               0           1.19                    6.81
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25          0.57           0.01               0           0.83                    6.67
                                       0.25          1.01           0.01               0           1.27                   6.355
                                       0.25          1.32           0.01               0           1.58                   7.045
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    5.74
                                       0.25             0           0.01               0           0.26                    5.74
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   5.615
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    5.24
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25          0.64           0.01               0            0.9                   5.985
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25          0.64           0.01               0            0.9                   6.485
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   7.865
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25          0.54           0.01               0            0.8                     7.7
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25          0.46           0.01               0           0.72                   6.155
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25          0.49           0.01               0           0.75                   6.875
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25          0.77           0.01               0           1.03                   6.845
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25          0.72           0.01               0           0.98                    6.52
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25          1.04           0.01               0            1.3                   6.575
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25          0.66           0.01               0           0.92                    6.83
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25          0.36           0.01               0           0.62                   6.505
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25           0.9           0.01               0           1.16                   7.215
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25          0.32           0.01               0           0.58                    7.92
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25          1.16           0.01               0           1.42                   5.455
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25          0.58           0.01               0           0.84                   7.035
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25          0.69           0.01               0           0.95                    7.05
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25          1.31           0.01               0           1.57                   6.805
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25          0.48           0.01               0           0.74                   6.635
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.739
                                       0.25          0.49           0.01               0           0.75                   6.625
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25          0.54           0.01               0            0.8                    6.45
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25          0.52           0.01               0           0.78                   6.595
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25           0.7           0.01               0           0.96                    7.29
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25          1.16           0.01               0           1.42                    5.83
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25          0.48           0.01               0           0.74                    7.01
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25          0.52           0.01               0           0.78                   7.095
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25          0.72           0.01               0           0.98                   6.645
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25          0.42           0.01               0           0.68                    5.82
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25          1.07           0.01               0           1.33                    6.42
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25          1.19           0.01               0           1.45                   6.425
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25          0.06           0.01               0           0.32                    6.43
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25          0.18           0.01               0           0.44                    6.06
                                       0.25          0.11           0.01               0           0.37                    6.38
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25          0.52           0.01               0           0.78                    5.47
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25          0.81           0.01               0           1.07                    6.68
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25          0.52           0.01               0           0.78                   7.345
                                       0.25          1.23           0.01               0           1.49                   6.385
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25          1.88           0.01               0           2.14                   5.485
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25          0.57           0.01               0           0.83                   6.795
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25          0.44           0.01               0            0.7                   7.175
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    5.74
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.739
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25          1.88           0.01               0           2.14                   5.985
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25          0.48           0.01               0           0.74                    7.01
                                       0.25          1.05           0.01               0           1.31                   7.065
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   5.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25          0.43           0.01               0           0.69                   6.935
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    5.74
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   5.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25          1.16           0.01               0           1.42                    6.33
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25          0.47           0.01               0           0.73                    6.52
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25          0.48           0.01               0           0.74                   6.885
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25          2.51           0.01               0           2.77                   6.105
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25          0.49           0.01               0           0.75                   6.375
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25          0.28           0.01               0           0.54                    7.21
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   5.615
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.69
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25          0.05           0.01               0           0.31                    6.94
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.739
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25          1.23           0.01               0           1.49                    6.51
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25          1.19           0.01               0           1.45                   6.675
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25          0.69           0.01               0           0.95                   7.175
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25          1.18           0.01               0           1.44                    6.81
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25          0.77           0.01               0           1.03                   6.345
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   5.615
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   5.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25          0.68           0.01               0           0.94                    6.81
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    5.74
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    5.74
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25          0.43           0.01               0           0.69                   7.185
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25          0.24           0.01               0            0.5                   6.125
                                       0.25          0.49           0.01               0           0.75                   6.125
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    5.74
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   4.865
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.84
                                       0.25             0           0.01               0           0.26                    5.49
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    5.74
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    5.74
                                       0.25          0.43           0.01               0           0.69                    7.31
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25           0.7           0.01               0           0.96                    6.54
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25          0.16           0.01               0           0.42                    7.08
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25          1.16           0.01               0           1.42                   6.705
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   5.365
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25          0.44           0.01               0            0.7                    6.55
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25          0.44           0.01               0            0.7                     7.3
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    5.74
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    5.49
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    5.74
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   5.865
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.365
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   7.115
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    5.99
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    5.74
                                       0.25             0           0.01               0           0.26                    7.24
                                       0.25             0           0.01               0           0.26                   5.615
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                    6.99
                                       0.25             0           0.01               0           0.26                   6.615
                                       0.25             0           0.01               0           0.26                    6.49
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                   6.865
                                       0.25             0           0.01               0           0.26                   7.365
                                       0.25             0           0.01               0           0.26                   6.115
                                       0.25             0           0.01               0           0.26                    6.24
                                       0.25             0           0.01               0           0.26                    6.74
                                       0.25             0           0.01               0           0.26                    6.73
                                       0.25             0           0.01               0           0.26                    5.74

                              PREPAY          PP_DESC            PP_                   IO_             PROPTYPE
                                                                 LONGWAY               PERIOD
-------------------------------------------------------------------------------------------------------------------------------
                              Yes             3Y PP              S                            120      Condominium
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              H                              0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                             60      Single Family
                              No              NO PP                                            60      Condominium
                              No              NO PP                                             0      Condominium
                              Yes             3Y PP              H                              0      Mixed Use
                              No              NO PP                                             0      PUD
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      Condominium
                              Yes             6M PP              H                            120      Single Family
                              No              NO PP                                             0      PUD
                              Yes             3Y PP              C                              0      Townhouse
                              Yes             2Y PP              C                              0      2-4 Family
                              Yes             2Y PP              C                              0      Single Family
                              No              NO PP                                             0      PUD
                              Yes             2Y PP              C                              0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             2Y PP              S                              0      Single Family
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              Yes             6M PP              H                              0      2-4 Family
                              No              NO PP                                             0      Townhouse
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             2Y PP              C                              0      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                            60      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              Yes             4M PP              H                              0      Single Family
                              No              NO PP                                           120      Hi-Rise Condo
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                           120      Condominium
                              Yes             1Y PP              H                            120      PUD
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              Yes             3Y PP              S                              0      Condominium
                              Yes             1Y PP              H                              0      Single Family
                              No              NO PP                                             0      Condominium
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              Yes             3Y PP              H                            120      Single Family
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      CO-OP
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      Mixed Use
                              Yes             3Y PP              C                            120      PUD
                              No              NO PP                                             0      Single Family
                              Yes             6M PP              H                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                              0      Condominium
                              Yes             3Y PP              H                              0      2-4 Family
                              No              NO PP                                             0      PUD
                              Yes             3Y PP              H                              0      2-4 Family
                              Yes             6M PP              H                              0      Single Family
                              Yes             3Y PP              H                            120      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             6M PP              H                              0      Single Family
                              No              NO PP                                             0      2-4 Family
                              Yes             8M PP              H                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              S                              0      PUD
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             1Y PP              H                              0      PUD
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              S                            120      Hi-Rise Condo
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             1Y PP              H                              0      Single Family
                              No              NO PP                                             0      2-4 Family
                              Yes             3Y PP              S                            120      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      PUD
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      2-4 Family
                              Yes             3Y PP              H                            120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             6M PP              H                            120      Hi-Rise Condo
                              No              NO PP                                             0      Single Family
                              Yes             6M PP              H                              0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              C                              0      Condominium
                              Yes             3Y PP              C                              0      Single Family
                              Yes             1Y PP              H                              0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                              0      PUD
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                            120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      2-4 Family
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      Condominium
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             4M PP              H                              0      Single Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      CO-OP
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             1Y PP              H                            120      Single Family
                              Yes             3Y PP              C                              0      2-4 Family
                              No              NO PP                                           120      Condominium
                              Yes             3Y PP              H                            120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             1Y PP              H                              0      Single Family
                              Yes             3Y PP              C                            120      Single Family
                              Yes             6M PP              H                            120      Single Family
                              Yes             3Y PP              S                            120      Single Family
                              No              NO PP                                           120      Condominium
                              Yes             3Y PP              S                              0      Single Family
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Townhouse
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              Yes             1Y PP              H                              0      PUD
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              C                            120      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             6M PP              H                            120      Condominium
                              Yes             6M PP              H                            120      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             6M PP              S                            120      Single Family
                              Yes             3Y PP              H                            120      Single Family
                              Yes             1Y PP              H                              0      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             1Y PP              H                            120      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                            120      Condominium
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              Yes             3Y PP              C                              0      PUD
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      PUD
                              Yes             6M PP              S                            120      Single Family
                              Yes             6M PP              H                              0      Single Family
                              No              NO PP                                           120      Hi-Rise Condo
                              Yes             6M PP              H                              0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      PUD
                              Yes             6M PP              S                            120      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                              0      PUD
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                              0      PUD
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      Single Family
                              Yes             5M PP              H                            120      Single Family
                              No              NO PP                                             0      Hi-Rise Condo
                              No              NO PP                                             0      2-4 Family
                              Yes             1Y PP              H                              0      PUD
                              Yes             3Y PP              C                              0      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                              0      2-4 Family
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              C                              0      PUD
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             1Y PP              H                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      2-4 Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             1Y PP              H                              0      Condominium
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              C                            120      PUD
                              Yes             3Y PP              H                             60      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                              0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      2-4 Family
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                           120      PUD
                              Yes             1Y PP              H                            120      PUD
                              No              NO PP                                             0      Condominium
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              H                            120      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Hi-Rise Condo
                              Yes             3Y PP              S                            120      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                            120      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              C                              0      PUD
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      Single Family
                              Yes             6M PP              H                              0      Single Family
                              Yes             3Y PP              H                            120      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                              0      CO-OP
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      PUD
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                           120      Hi-Rise Condo
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      PUD
                              Yes             1Y PP              H                              0      Single Family
                              No              NO PP                                             0      2-4 Family
                              Yes             2Y PP              C                              0      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              C                            120      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              C                              0      PUD
                              Yes             1Y PP              S                              0      Condominium
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      Condominium
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              H                             60      2-4 Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      2-4 Family
                              Yes             6M PP              S                            120      PUD
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      Condominium
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              Yes             3Y PP              C                            120      2-4 Family
                              Yes             3Y PP              C                              0      Hi-Rise Condo
                              Yes             1Y PP              H                              0      Single Family
                              Yes             4M PP              H                              0      2-4 Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                           120      2-4 Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              Yes             1Y PP              H                            120      Condominium
                              No              NO PP                                             0      PUD
                              Yes             3Y PP              C                              0      Single Family
                              Yes             1Y PP              H                              0      2-4 Family
                              Yes             3Y PP              C                              0      2-4 Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              C                            120      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      PUD
                              Yes             2Y PP              C                            120      Single Family
                              Yes             3Y PP              C                            120      PUD
                              Yes             3Y PP              C                            120      PUD
                              No              NO PP                                             0      2-4 Family
                              Yes             6M PP              H                            120      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                           120      2-4 Family
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Townhouse
                              No              NO PP                                             0      Condominium
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              C                            120      Single Family
                              Yes             3Y PP              S                            120      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              C                            120      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             4M PP              H                              0      Single Family
                              Yes             1Y PP              H                              0      Condominium
                              Yes             2Y PP              C                            120      Single Family
                              Yes             3Y PP              S                              0      2-4 Family
                              Yes             4M PP              H                            120      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             6M PP              H                            120      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              S                            120      PUD
                              Yes             5M PP              H                            120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             1Y PP              H                            120      Single Family
                              Yes             4M PP              H                              0      PUD
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      2-4 Family
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             6M PP              H                              0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              Yes             6M PP              S                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             6M PP              H                              0      Single Family
                              Yes             3Y PP              S                            120      Single Family
                              Yes             1Y PP              H                            120      PUD
                              Yes             6M PP              H                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              C                              0      Condominium
                              Yes             1Y PP              H                            120      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             6M PP              H                            120      PUD
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              Yes             1Y PP              S                            120      PUD
                              Yes             1Y PP              H                            120      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      PUD
                              Yes             3Y PP              S                            120      PUD
                              Yes             3Y PP              C                            120      Single Family
                              Yes             3Y PP              C                              0      Townhouse
                              Yes             3Y PP              C                            120      PUD
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              H                            120      2-4 Family
                              Yes             6M PP              S                            120      2-4 Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                           120      2-4 Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                            120      Single Family
                              No              NO PP                                             0      Townhouse
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              C                            120      Condominium
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      Condominium
                              Yes             3Y PP              C                              0      PUD
                              No              NO PP                                             0      Single Family
                              Yes             1Y PP              S                              0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                              0      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              C                              0      PUD
                              No              NO PP                                           120      2-4 Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              S                              0      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             1Y PP              H                              0      Single Family
                              Yes             1Y PP              H                            120      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                             0      Townhouse
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                            120      Single Family
                              Yes             3Y PP              S                            120      Single Family
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              H                            120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                           120      PUD
                              No              NO PP                                           120      Condominium
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      PUD
                              Yes             2Y PP              C                              0      Single Family
                              Yes             3Y PP              C                              0      PUD
                              Yes             3Y PP              C                              0      Condominium
                              No              NO PP                                             0      Condominium
                              Yes             3Y PP              C                              0      PUD
                              Yes             1Y PP              H                            120      Single Family
                              Yes             1Y PP              H                              0      Single Family
                              Yes             4M PP              H                            120      Single Family
                              Yes             4M PP              H                            120      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             6M PP              H                            120      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                            120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      2-4 Family
                              Yes             3Y PP              S                              0      Single Family
                              Yes             3Y PP              S                            120      Hi-Rise Condo
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                            120      Hi-Rise Condo
                              Yes             3Y PP              S                            120      Hi-Rise Condo
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              S                            120      Hi-Rise Condo
                              Yes             3Y PP              H                              0      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              S                            120      PUD
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                              0      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              C                            120      2-4 Family
                              Yes             1Y PP              H                            120      Single Family
                              Yes             1Y PP              H                              0      Single Family
                              Yes             3Y PP              S                            120      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                            120      PUD
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      2-4 Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      Condominium
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             2Y PP              C                              0      PUD
                              Yes             2Y PP              C                              0      Single Family
                              Yes             1Y PP              H                              0      Single Family
                              Yes             3Y PP              H                            120      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                              0      2-4 Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                              0      Single Family
                              Yes             3Y PP              S                              0      PUD
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                           120      PUD
                              Yes             1Y PP              S                            120      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                           120      Single Family
                              Yes             6M PP              H                              0      PUD
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      PUD
                              Yes             3Y PP              S                              0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              Yes             3Y PP              S                            120      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                              0      PUD
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      Condominium
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              S                              0      PUD
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              H                              0      Single Family
                              Yes             6M PP              H                            120      Condominium
                              No              NO PP                                           120      2-4 Family
                              Yes             3Y PP              C                            120      Single Family
                              Yes             3Y PP              C                            120      Single Family
                              Yes             1Y PP              H                            120      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              C                            120      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             1Y PP              H                            120      Single Family
                              Yes             1Y PP              H                            120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              Yes             3Y PP              H                              0      Single Family
                              Yes             3Y PP              H                            120      Condominium
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                            120      Condominium
                              No              NO PP                                             0      PUD
                              Yes             3Y PP              H                            120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                            120      PUD
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              C                              0      PUD
                              Yes             3Y PP              C                              0      Single Family
                              Yes             1Y PP              H                              0      PUD
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                            120      Single Family
                              Yes             3Y PP              S                            120      Single Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      Condominium
                              No              NO PP                                           120      Single Family
                              Yes             6M PP              H                              0      Single Family
                              Yes             3Y PP              H                            120      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              S                            120      Single Family
                              No              NO PP                                           120      2-4 Family
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                            120      Condominium
                              Yes             3Y PP              H                              0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                              0      PUD
                              No              NO PP                                             0      PUD
                              Yes             3Y PP              C                              0      Single Family
                              Yes             2Y PP              C                            120      PUD
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                            120      PUD
                              No              NO PP                                           120      2-4 Family
                              No              NO PP                                           120      Hi-Rise Condo
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      2-4 Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      Hi-Rise Condo
                              No              NO PP                                           120      Condominium
                              No              NO PP                                           120      Condominium
                              Yes             3Y PP              S                            120      Condominium
                              Yes             3Y PP              S                              0      PUD
                              Yes             1Y PP              H                              0      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             1Y PP              H                              0      PUD
                              Yes             1Y PP              H                              0      2-4 Family
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           120      2-4 Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             6M PP              S                              0      Single Family
                              No              NO PP                                            60      Single Family
                              Yes             3Y PP              H                            120      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             2Y PP              C                            120      Single Family
                              Yes             3Y PP              C                              0      2-4 Family
                              No              NO PP                                           120      Townhouse
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      Condominium
                              Yes             6M PP              H                            120      PUD
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              H                            120      Single Family
                              Yes             3Y PP              H                            120      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      PUD
                              Yes             4M PP              H                            120      Single Family
                              Yes             3Y PP              C                              0      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                           120      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              C                            120      PUD
                              Yes             3Y PP              C                            120      2-4 Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              C                              0      Condominium
                              Yes             1Y PP              H                              0      PUD
                              Yes             3Y PP              C                            120      Single Family
                              Yes             3Y PP              H                              0      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             6M PP              H                            120      Single Family
                              Yes             1Y PP              H                              0      Single Family
                              Yes             3Y PP              C                            120      PUD
                              Yes             3Y PP              S                              0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      Condominium
                              Yes             6M PP              H                              0      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              C                              0      PUD
                              Yes             2Y PP              C                              0      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              C                              0      PUD
                              Yes             3Y PP              C                            120      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              Yes             3Y PP              H                            120      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                           120      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      2-4 Family
                              Yes             2Y PP              C                              0      Single Family
                              Yes             3Y PP              C                            120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             6M PP              H                              0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              Yes             3Y PP              H                              0      2-4 Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                             0      Condominium
                              Yes             3Y PP              H                            120      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             1Y PP              H                              0      2-4 Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              C                            120      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      Condominium
                              Yes             3Y PP              C                            120      Single Family
                              Yes             3Y PP              C                            120      2-4 Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             1Y PP              S                            120      Single Family
                              Yes             3Y PP              S                            120      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              Yes             3Y PP              H                              0      Single Family
                              Yes             1Y PP              H                              0      PUD
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              H                              0      Townhouse
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Condominium
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              C                            120      Hi-Rise Condo
                              Yes             3Y PP              S                            120      Single Family
                              Yes             3Y PP              S                            120      Single Family
                              Yes             3Y PP              S                              0      Single Family
                              Yes             3Y PP              H                            120      PUD
                              Yes             3Y PP              H                            120      Single Family
                              Yes             3Y PP              S                            120      Single Family
                              Yes             3Y PP              S                            120      Single Family
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              H                            120      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                              0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Condominium
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           180      Single Family
                              No              NO PP                                           120      2-4 Family
                              No              NO PP                                             0      CO-OP
                              No              NO PP                                             0      CO-OP
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Hi-Rise Condo
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           180      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      CO-OP
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           180      Condominium
                              No              NO PP                                             0      Hi-Rise Condo
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           120      2-4 Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                           120      2-4 Family
                              No              NO PP                                           180      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                           180      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           180      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           180      PUD
                              No              NO PP                                           120      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Hi-Rise Condo
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           180      Single Family
                              No              NO PP                                           180      Single Family
                              No              NO PP                                             0      Hi-Rise Condo
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           180      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           180      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Hi-Rise Condo
                              No              NO PP                                           180      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              C                            120      Single Family
                              Yes             3Y PP              C                              0      PUD
                              Yes             3Y PP              C                              0      Single Family
                              Yes             2Y PP              C                            120      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             1Y PP              S                              0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              Yes             6M PP              H                              0      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      Condominium
                              Yes             3Y PP              S                            120      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             4M PP              H                            120      PUD
                              Yes             1Y PP              H                              0      Single Family
                              Yes             3Y PP              C                              0      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Condominium
                              Yes             6M PP              H                              0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                              0      Single Family
                              Yes             3Y PP              S                              0      Single Family
                              Yes             3Y PP              S                            120      2-4 Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                           120      2-4 Family
                              No              NO PP                                           120      2-4 Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           120      2-4 Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           120      2-4 Family
                              No              NO PP                                           120      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      Condominium
                              Yes             3Y PP              C                            120      PUD
                              Yes             1Y PP              H                              0      Condominium
                              No              NO PP                                             0      Condominium
                              Yes             1Y PP              H                            120      Condominium
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                            120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Condominium
                              Yes             1Y PP              H                              0      Single Family
                              Yes             1Y PP              H                              0      2-4 Family
                              Yes             3Y PP              C                            120      Single Family
                              Yes             3Y PP              C                              0      PUD
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              Yes             3Y PP              H                            120      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             6M PP              H                            120      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             1Y PP              H                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              C                            120      Single Family
                              Yes             3Y PP              C                              0      Condominium
                              Yes             3Y PP              C                              0      Condominium
                              Yes             2Y PP              C                            120      PUD
                              No              NO PP                                           120      Single Family
                              Yes             1Y PP              H                            120      Single Family
                              Yes             6M PP              H                            120      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                            120      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              Yes             3Y PP              H                            120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              H                            120      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      Condominium
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                            120      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              C                              0      PUD
                              Yes             3Y PP              C                              0      Single Family
                              Yes             1Y PP              H                              0      Single Family
                              Yes             2Y PP              C                              0      Single Family
                              Yes             6M PP              H                            120      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             6M PP              H                              0      2-4 Family
                              No              NO PP                                             0      Single Family
                              Yes             1Y PP              H                            120      2-4 Family
                              Yes             1Y PP              H                              0      Single Family
                              Yes             1Y PP              H                            120      Single Family
                              Yes             1Y PP              H                            120      2-4 Family
                              Yes             1Y PP              S                            120      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              H                            120      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                            60      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              Yes             3Y PP              S                              0      Single Family
                              Yes             3Y PP              S                              0      PUD
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                            60      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      Condominium
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              C                            120      Single Family
                              Yes             3Y PP              C                            120      Single Family
                              Yes             3Y PP              S                              0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                             0      Condominium
                              Yes             3Y PP              H                            120      Single Family
                              Yes             6M PP              H                            120      PUD
                              Yes             6M PP              H                              0      2-4 Family
                              No              NO PP                                             0      Single Family
                              Yes             6M PP              H                            120      Single Family
                              Yes             3Y PP              H                            120      Single Family
                              Yes             6M PP              S                            120      Single Family
                              Yes             6M PP              S                              0      PUD
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                              0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              Yes             1Y PP              H                            120      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      2-4 Family
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             1Y PP              H                              0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Hi-Rise Condo
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Condominium
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              C                            120      Single Family
                              Yes             1Y PP              H                              0      Townhouse
                              Yes             2Y PP              C                              0      Single Family
                              Yes             3Y PP              C                            120      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              C                            120      Condominium
                              Yes             1Y PP              H                              0      PUD
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              Yes             6M PP              H                            120      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             6M PP              H                              0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              S                            120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      Hi-Rise Condo
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Townhouse
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              C                            120      Condominium
                              Yes             3Y PP              C                              0      2-4 Family
                              Yes             6M PP              H                            120      PUD
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              C                            120      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              H                            120      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             1Y PP              H                            120      Single Family
                              Yes             3Y PP              C                            120      Single Family
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              S                            120      PUD
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              C                            120      Single Family
                              Yes             1Y PP              H                            120      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              Yes             3Y PP              C                            120      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              C                              0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              Yes             3Y PP              C                            120      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              H                              0      Single Family
                              Yes             3Y PP              S                              0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      Condominium
                              Yes             3Y PP              H                            120      Single Family
                              Yes             6M PP              H                            120      2-4 Family
                              Yes             3Y PP              H                              0      Single Family
                              Yes             3Y PP              H                              0      2-4 Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      PUD
                              Yes             3Y PP              H                            120      2-4 Family
                              Yes             3Y PP              H                              0      Single Family
                              No              NO PP                                             0      PUD
                              Yes             1Y PP              H                            120      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Condominium
                              No              NO PP                                           180      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                           180      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Condominium
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Condominium
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                           120      Condominium
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Townhouse
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           120      PUD
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                           120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      2-4 Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      Hi-Rise Condo
                              Yes             6M PP              H                              0      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                            120      Single Family
                              Yes             6M PP              H                              0      Single Family
                              No              NO PP                                             0      Single Family
                              Yes             3Y PP              S                              0      PUD
                              Yes             3Y PP              S                            120      Single Family
                              Yes             6M PP              H                            120      Single Family
                              Yes             3Y PP              H                            120      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             4M PP              H                            120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                           120      Single Family
                              Yes             3Y PP              S                            120      Single Family
                              No              NO PP                                             0      Single Family
                              No              NO PP                                             0      PUD
                              Yes             3Y PP              H                            120      PUD

                              MERS_ID1
--------------------------------------------------------
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17

                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17

                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17

                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17

                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17

                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17

                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.23E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17

                                               1.00E+17

                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17

                                               1.00E+17

                                               1.00E+17

                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.01E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.01E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17

                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.01E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17

                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17

                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               5.39E+13
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17

                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17

                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+16
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+16
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17

                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.01E+17
                                               1.01E+17
                                               1.01E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.01E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.16E+15
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17

                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17

                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17
                                               1.00E+17

EXHIBIT C

FORM OF TRANSFEREE AFFIDAVIT AND AGREEMENT

Affidavit pursuant to Section 860E(e)(4) of the Internal Revenue Code of 1986, as amended, and for other purposes

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

The undersigned is the [Title of Officer] of [Name of Transferee] (the “Investor”), the proposed transferee of an Ownership Interest in the Bear Stearns Asset Backed Securities I LLC Asset-Backed Certificates, Series 2007-AC5, Class [R-1][R-2][R-3] Certificates (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2007 (the “Agreement”), among Bear Stearns Asset Backed Securities I LLC, as depositor, EMC Mortgage Corporation, as seller, master servicer and company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and makes this affidavit on behalf of the Investor for the benefit of the Depositor and the Trustee.  Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Agreement.

1.  The Investor is, as of the date hereof, and will be, as of the date of the Transfer, a Permitted Transferee.  The Investor is not acquiring its ownership interest in the Certificates for the account of a Person other than a Permitted Transferee.

2.  The Investor has been advised and understands that (i) a tax will be imposed on Transfers of the Certificates to Persons that are not Permitted Transferees; (ii) such tax will be imposed on the transferor, or, if such Transfer is through an agent (which includes a broker, nominee or middleman) for a Person that is not a Permitted Transferee, on the agent; and (iii) the Person otherwise liable for the tax shall be relieved of liability for the tax if a subsequent transferee furnishes to such Person an affidavit that such subsequent transferee is a Permitted Transferee, and at the time of Transfer, such Person does not have actual knowledge that the affidavit is false.

3.  The Investor has been advised and understands that a tax will be imposed on a “pass-through entity” holding the Certificates if at any time during the taxable year of the pass-through entity a Person that is not a Permitted Transferee is the record holder of an interest in such entity.  The Investor understands that such tax will not be imposed for any period with respect to which the record holder furnishes to the pass-through entity an affidavit that such record holder is a Permitted Transferee and the pass-through entity does not have actual knowledge that such affidavit is false.  (For this purpose, a “pass-through entity” includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives and, except as may be provided in Treasury regulations, Persons holding interests in pass-through entities as a nominee for another Person.)

4.  The Investor has reviewed the provisions of Section 7.02(c) of the Agreement and understands the legal consequences of the acquisition of an Ownership Interest in the Certificates, including, without limitation, the restrictions on subsequent Transfers and the provisions regarding voiding any prohibited Transfers and mandatory sales.  The Investor expressly agrees to be bound by, and to abide by, such provisions of the Agreement and the restrictions noted on the face of the Certificates.  The Investor understands and agrees that any breach of any of the representations included herein shall render the Transfer of the Certificates to the Investor contemplated hereby null and void. The Investor consents to any amendment of the Agreement that shall be deemed necessary by the Depositor (upon advice of nationally recognized counsel) to constitute a reasonable arrangement to ensure that the Certificates will not be owned directly or indirectly by a Person other than a Permitted Transferee.

5.  The Investor agrees not to Transfer the Certificates, or cause the Transfer of the Certificates by a Person for whom the Investor is acting as nominee, trustee or agent, in each case unless it has received an affidavit and agreement in substantially the same form as this affidavit and agreement containing these same representations and covenants from the subsequent transferee.  In connection with any such Transfer by the Investor, the Investor agrees to deliver to the Trustee and the Depositor an affidavit substantially in the form set forth as Exhibit CC to the Agreement to the effect that the Investor has no actual knowledge that the Person to which the Transfer is to be made is not a Permitted Transferee.

6.  The Investor has historically paid its debts as they have come due, intends to pay its debts as they come due in the future, and understands that the taxes associated with holder an ownership interest in the Certificates may exceed the cash flow with respect thereto in some or all periods and intends to pay such taxes as they become due.  The Investor does not have the intention, and no purpose of the Transfer of the Certificates to the Investor is, to impede the assessment or collection of any tax legally required to be paid with respect to the Certificates.

7.  The Investor’s U.S. taxpayer identification number is [_____________].

8.  The Investor is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “United State Person”).

9.  The Investor is aware that the Certificates may be a “noneconomic residual interest” within the meaning of Treasury regulations promulgated under Section 860E of the Code and that the transferor of a noneconomic residual interest will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer was to impede the assessment or collection of tax.

10.  The Investor will not cause income from the Certificates to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Investor or any other United States Person.

11.  Check one of the following:

☐ The Transfer of the Certificates complies with U.S. Treasury Regulation Sections 1.860E-1(c)(7) and (8) and, accordingly:

(i)           the present value of the anticipated tax liabilities associated with holding the Certificates does not exceed the sum of:

(a)	the present value of any consideration given to the Investor to acquire such Certificates;

(b)	the present value of the expected future distributions on such Certificates; and

(c)	the present value of the anticipated tax savings associated with holding such Certificates as the related REMIC generates losses; and

(ii)           the Transfer of the Certificates will not result in such Certificates being held, directly or indirectly, by a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Investor or any other United States Person.

For purposes of the calculation in clause (i) above, (x) the Investor is assumed to pay tax at the highest rate currently specified in Section 11(b)(1) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b)(1) of the Code if the Investor has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (y) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Investor.

☐ The Transfer of the Certificates complies with U.S. Treasury Regulation Sections 1.860E-1(c)(5) and (6) and, accordingly:

(i)	the Investor is an “eligible corporation,” as defined in U.S. Treasury Regulation Section 1.860E-1(c)(6)(i), as to which income from the Certificates will only be taxed in the United States;

(ii)
at the time of the Transfer, and at the close of the Investor’s two fiscal years preceding the fiscal year of the transfer, the Investor had gross assets for financial reporting purposes (excluding any obligation of a “related person” to the Investor within the meaning of U.S. Treasury Regulation Section 1.860E-1(c)(6)(ii) and any other asset the principal purpose of which is to permit the Investor to satisfy the condition of this clause (ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)
the Investor will transfer the Certificates only to another “eligible corporation,” as defined in U.S. Treasury Regulation Section 1.860E-1(c)(6)(i), in a transaction in which the requirements of U.S. Treasury Regulation Sections 1.860E-1(c)(4)(i), (ii) and (iii) and -1(c)(5) are satisfied and, accordingly, the subsequent transferee provides a similar affidavit with this box checked; and

(iv)
the Investor determined the consideration paid to it to acquire the Certificates based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Investor) that it has determined in good faith and has concluded that such consideration, together with other assets of the Investor, will be sufficient to cover the taxes associated with the Certificates.

☐ None of the above

IN WITNESS WHEREOF, the Investor has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its [Title of Officer] this ____ day of _________, 20__.

[NAME OF INVESTOR]

By:
Name:	[Name of Officer]
Title:	[Title of Officer]
[Address of Investor for receipt of distributions]

Address of Investor for receipt of tax information:

Personally appeared before me the above-named [Name of Officer], known or proved to me to be the same person who executed the foregoing instrument and to be the [Title of Officer] of the Investor, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Investor.

Subscribed and sworn before me this ___ day of _________, 20___.

NOTARY PUBLIC

COUNTY OF

STATE OF

My commission expires the ___ day of ___________________, 20___.

EXHIBIT D

FORM OF TRANSFEROR CERTIFICATE

______________,200___

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, MN 55479

Attention: Bear Stearns Asset Backed Securities I Trust 2007-AC5

Re:	Bear Stearns Asset Backed Securities I LLC
Asset-Backed Certificates, Series 2007-AC5, Class

Ladies and Gentlemen:

In connection with the sale by ___________ (the “Seller”) to ________ (the “Purchaser”) of $_________ Initial Certificate Principal Balance of Asset-Backed Certificates, Series 2007-AC5, Class _____ (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of June 1, 2007, among Bear Stearns Asset Backed Securities I LLC, as depositor (the “Depositor”), EMC Mortgage Corporation, as master servicer, seller and company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Seller hereby certifies, represents and warrants to, a covenants with, the Depositor and the Trustee that:

Neither the Seller nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) has solicited any offer to buy or to accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) has otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) has made any general solicitation by means of general advertising or in any other manner, or (e) has taken any other action, that (as to any of (a) through (e) above) would constitute a distribution of the Certificates under the Securities Act of 1933 (the “Act”), that would render the disposition of any Certificate a violation of Section 5 of the Act or any state securities law, or that would require registration or qualification pursuant thereto. The Seller will not act in any manner set forth in the foregoing sentence with respect to any Certificate. The Seller has not and will not sell or otherwise transfer any of the Certificates, except in compliance with the provisions of the Pooling and Servicing Agreement.

Very truly yours,

(Seller)

By:
Name:
Title:

EXHIBIT E

FORM OF INVESTMENT LETTER (NON-RULE 144A)

[Date]

[SELLER]

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, MN 55479

Re:	Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 (the “Certificates”), including the Class Certificates (the “Privately Offered Certificates”)

Dear Ladies and Gentlemen:

In connection with our purchase of Privately Offered Certificates, we confirm that:

(i)
we understand that the Privately Offered Certificates are not being registered under the Securities Act of 1933, as amended (the “Act”) or any applicable state securities or “Blue Sky” laws, and are being sold to us in a transaction that is exempt from the registration requirements of such laws;

(ii)
any information we desired concerning the Certificates, including the Privately Offered Certificates, the trust in which the Certificates represent the entire beneficial ownership interest (the “Trust”) or any other matter we deemed relevant to our decision to purchase Privately Offered Certificates has been made available to us;

(iii)
we are able to bear the economic risk of investment in Privately Offered Certificates; we are an institutional “accredited investor” as defined in Section 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Act and a sophisticated institutional investor;

(iv)
we are acquiring Privately Offered Certificates for our own account, not as nominee for any other person, and not with a present view to any distribution or other disposition of the Privately Offered Certificates;

(v)
we agree the Privately Offered Certificates must be held indefinitely by us (and may not be sold, pledged, hypothecated or in any way disposed of) unless subsequently registered under the Act and any applicable state securities or “Blue Sky” laws or an exemption from the registration requirements of the Act and any applicable state securities or “Blue Sky” laws is available;

(vi)
we agree that in the event that at some future time we wish to dispose of or exchange any of the Privately Offered Certificates (such disposition or exchange not being currently foreseen or contemplated), we will not transfer or exchange any of the Privately Offered Certificates unless:

(A) (1) the sale is to an Eligible Purchaser (as defined below), (2) if required by the Pooling and Servicing Agreement (as defined below) a letter to substantially the same effect as either this letter or, if the Eligible Purchaser is a Qualified Institutional Buyer as defined under Rule 144A of the Act, the Rule 144A and Related Matters Certificate in the form attached to the Pooling and Servicing Agreement (as defined below) (or such other documentation as may be acceptable to the Trustee) is executed promptly by the purchaser and delivered to the addressees hereof and (3) all offers or solicitations in connection with the sale, whether directly or through any agent acting on our behalf, are limited only to Eligible Purchasers and are not made by means of any form of general solicitation or general advertising whatsoever; and

(B) if the Privately Offered Certificate is not registered under the Act (as to which we acknowledge you have no obligation), the Privately Offered Certificate is sold in a transaction that does not require registration under the Act and any applicable state securities or “blue sky” laws and, if Wells Fargo Bank National Association (the “Trustee”) so requests, a satisfactory Opinion of Counsel is furnished to such effect, which Opinion of Counsel shall be an expense of the transferor or the transferee;

(vii)
we agree to be bound by all of the terms (including those relating to restrictions on transfer) of the Pooling and Servicing, pursuant to which the Trust was formed; we have reviewed carefully and understand the terms of the Pooling and Servicing Agreement;

(viii)
we either: (i) are not acquiring the Privately Offered Certificate directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, and/or section 4975 of the Internal Revenue Code of 1986, as amended, or (ii) in the case of the Privately Offered Certificates, have provided the Opinion of Counsel required by the Agreement, or (iii) in the case of the Class B-4, Class B-5 and Class B-6 Certificates, are providing a representation to the effect that the proposed transfer and holding of such Certificate and servicing, management and operation of the Trust and its assets: (I) will not result in any prohibited transaction which is not covered under Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60, PTCE 96-23 and (II) will not give rise to any additional obligations on the part of the Depositor, the Master Servicer or the Trustee.

(ix)
We understand that each of the Privately Offered Certificates bears, and will continue to bear, a legend to substantiate the following effect: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2),(3) OR (7) (OR ANY ENTITY IN WHICH ALL OF THE EQUITY HOLDERS COME WITHIN SUCH PARAGRAPHS) OF REGULATION D UNDER THE ACT PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE ACT, SUBJECT TO (A) THE RECEIPT BY THE TRUSTEE OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE TRUSTEE OF AN OPINION OF COUNSEL AS TO COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES.  [In the case of the Class B-4, Class B-5 and Class B-6 Certificates]: THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE TRANSFEREE CERTIFIES OR REPRESENTS THAT THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (I) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION CLASS EXEMPTION (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60 OR PTCE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE MASTER SERVICER OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE, OR PROVIDES AN OPINION OF COUNSEL TO SUCH EFFECT. [In the case of the Class P, Class R-1, Class R-2 and Class R-3 Certificates]: NO TRANSFER OF THIS CERTIFICATE SHALL BE MADE TO ANY PERSON, UNLESS THE TRANSFEREE PROVIDES EITHER (I) A CERTIFICATION PURSUANT TO SECTION 7.02(b) OF THE AGREEMENT OR (II) AN OPINION OF COUNSEL PURSUANT TO 7.02(b) OF THE AGREEMENT, SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE PERMISSIBLE UNDER APPLICABLE LAW, WILL NOT CONSTITUTE OR RESULT IN ANY NON-EXEMPT PROHIBITED TRANSACTIONS UNDER SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE TRUSTEE, MASTER SERVICER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE UNDERTAKEN IN THE AGREEMENT.

“Eligible Purchaser” means a corporation, partnership or other entity which we have reasonable grounds to believe and do believe (i) can make representations with respect to itself to substantially the same effect as the representations set forth herein, and (ii) is either a Qualified Institutional Buyer as defined under Rule 144A of the Act or an institutional “Accredited Investor” as defined under Rule 501 of the Act.

Terms not otherwise defined herein shall have the meanings assigned to them in the Pooling and Servicing Agreement, dated as of June 1, 2007 (the “Pooling and Servicing Agreement”), among Bear Stearns Asset Backed Securities I LLC, as depositor, Wells Fargo Bank, National Association, as trustee, and EMC Mortgage Corporation, as master servicer, seller and company.

If the Purchaser proposes that its Certificates be registered in the name of a nominee on its behalf, the Purchaser has identified such nominee below, and has caused such nominee to complete the Nominee Acknowledgment at the end of this letter.

Name of Nominee (if any): ________________

IN WITNESS WHEREOF, this document has been executed by the undersigned who is duly authorized to do so on behalf of the undersigned Eligible Purchaser on the ___ day of ________, 20___.

Very truly yours,

[PURCHASER]

By:
(Authorized Officer)

[By:
Attorney-in-fact]

Nominee Acknowledgment

The undersigned hereby acknowledges and agrees that as to the Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Purchaser identified above, for whom the undersigned is acting as nominee.

[NAME OF NOMINEE]

By:
(Authorized Officer)

[By:
Attorney-in-fact]

EXHIBIT F

FORM OF RULE 144A AND RELATED MATTERS CERTIFICATE

[SELLER]

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, MN 55479

Re:	Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 (the “Certificates”), including the Class ___ Certificates (the “Privately Offered Certificates”)

Dear Ladies and Gentlemen:

In connection with our purchase of Privately Offered Certificates, the undersigned certifies to each of the parties to whom this letter is addressed that it is a qualified institutional buyer (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Act”)) as follows:

1.
It owned and/or invested on a discretionary basis eligible securities (excluding affiliate’s securities, bank deposit notes and CD’s, loan participations, repurchase agreements, securities owned but subject to a repurchase agreement and swaps), as described below:

Date: ______________, 20__ (must be on or after the close of its most recent fiscal year)

Amount: $ _____________________; and

2.	The dollar amount set forth above is:

a.	greater than $100 million and the undersigned is one of the following entities:

(x)	☐	an insurance company as defined in Section 2(13) of the Act[1]; or

(y)	☐	an investment company registered under the Investment Company Act or any business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940; or

(z)	☐	a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; or

(aa)	☐
a plan (i) established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, the laws of which permit the purchase of securities of this type, for the benefit of its employees and (ii) the governing investment guidelines of which permit the purchase of securities of this type; or

(bb)	☐	a business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940; or

(cc)	☐
a corporation (other than a U.S. bank, savings and loan association or equivalent foreign institution), partnership, Massachusetts or similar business trust, or an organization described in Section 501(c)(3) of the Internal Revenue Code; or

(dd)	☐	a U.S. bank, savings and loan association or equivalent foreign institution, which has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements; or

(ee)	☐	an investment adviser registered under the Investment Advisers Act; or

b.	☐	greater than $10 million, and the undersigned is a broker-dealer registered with the SEC; or

c.	☐
less than $ 10 million, and the undersigned is a broker-dealer registered with the SEC and will only purchase Rule 144A securities in transactions in which it acts as a riskless principal (as defined in Rule 144A); or

d.	☐
less than $100 million, and the undersigned is an investment company registered under the Investment Company Act of 1940, which, together with one or more registered investment companies having the same or an affiliated investment adviser, owns at least $100 million of eligible securities; or

e.	☐	less than $100 million, and the undersigned is an entity, all the equity owners of which are qualified institutional buyers.

The undersigned further certifies that it is purchasing a Privately Offered Certificate for its own account or for the account of others that independently qualify as “Qualified Institutional Buyers” as defined in Rule 144A. It is aware that the sale of the Privately Offered Certificates is being made in reliance on its continued compliance with Rule 144A. It is aware that the transferor may rely on the exemption from the provisions of Section 5 of the Act provided by Rule 144A. The undersigned understands that the Privately Offered Certificates may be resold, pledged or transferred only to (i) a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the resale, pledge or transfer is being made in reliance in Rule 144A, or (ii) an institutional “accredited investor,” as such term is defined under Rule 501 of the Act in a transaction that otherwise does not constitute a public offering.

The undersigned agrees that if at some future time it wishes to dispose of or exchange any of the Privately Offered Certificates, it will not transfer or exchange any of the Privately Offered Certificates to a Qualified Institutional Buyer without first obtaining a Rule 144A and Related Matters Certificate in the form hereof from the transferee and delivering such certificate to the addressees hereof. Prior to making any transfer of Privately Offered Certificates, if the proposed Transferee is an institutional “accredited investor,” the transferor shall obtain from the transferee and deliver to the addressees hereof an Investment Letter in the form attached to the Pooling and Servicing Agreement, dated as of June 1, 2007, among Bear Stearns Asset Backed Securities I LLC, as depositor, Wells Fargo Bank, National Association, as trustee and EMC Mortgage Corporation, as master servicer, seller and company, pursuant to which the Certificates were issued.

The undersigned certifies that it either: (i) is not acquiring the Privately Offered Certificate directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, and/or section 4975 of the Internal Revenue Code of 1986, as amended, or (ii) in the case of the Privately Offered Certificates, has provided the Opinion of Counsel required by the Agreement, or (iii) in the case of the Class B-4, Class B-5 and Class B-6 Certificates, are providing a representation to the effect that the proposed transfer and holding of such Certificate and servicing, management and operation of the Trust and its assets: (I) will not result in any prohibited transaction which is not covered under Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60, PTCE 96-23 and (II) will not give rise to any additional obligations on the part of the Depositor, the Master Servicer or the Trustee.

If the Purchaser proposes that its Certificates be registered in the name of a nominee on its behalf, the Purchaser has identified such nominee below, and has caused such nominee to complete the Nominee Acknowledgment at the end of this letter.

[1]
A purchase by an insurance company for one or more of its separate accounts, as defined by Section 2(a)(37) of the Investment Company Act of 1940, which are neither registered nor required to be registered thereunder, shall be deemed to be a purchase for the account of such insurance company.

Name of Nominee (if any):

IN WITNESS WHEREOF, this document has been executed by the undersigned who is duly authorized to do so on behalf of the undersigned Eligible Purchaser on the ____ day of ___________, 20___.

Very truly yours,

[PURCHASER]

By:
(Authorized Officer)

[By:
Attorney-in-fact]

Nominee Acknowledgment

The undersigned hereby acknowledges and agrees that as to the Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Purchaser identified above, for whom the undersigned is acting as nominee.

[NAME OF NOMINEE]

By:
(Authorized Officer)

[By:
Attorney-in-fact]

EXHIBIT G

FORM OF REQUEST FOR RELEASE

To:	Wells Fargo Bank, National Association
1015 10th Avenue S.E.
Minneapolis, Minnesota 55414-0031

Re:
Custodial Agreement, dated as of June 29, 2007, among Bear Stearns Asset Backed Securities I LLC, as Depositor, Master Funding LLC, as a seller, EMC Mortgage Corporation, as master servicer, a seller and company and Wells Fargo Bank, National Association, as custodian and trustee

In connection with the administration of the Mortgage Loans held by you pursuant to the above-captioned Custodial Agreement, we request the release, and hereby acknowledge receipt, of the Mortgage File for the Mortgage Loan described below, for the reason indicated.

Mortgage Loan Number:

Mortgagor Name, Address & Zip Code:

Reason for Requesting Documents (check one):

_____	1.	Mortgage Paid in Full and proceeds have been deposited into the Custodial Account

_____	2.	Foreclosure

_____	3.	Substitution

_____	4.	Other Liquidation

_____	5.	Nonliquidation	Reason:________________________

_____	6.	California Mortgage Loan paid in full

By:
(authorized signer)

Issuer:
Address:
Date:

EXHIBIT H

DTC LETTER OF REPRESENTATIONS

[Provided upon Request]

EXHIBIT I

SCHEDULE OF MORTGAGE LOANS WITH LOST NOTES

[Provided upon Request]

EXHIBIT J

FORM OF WELLS FARGO CUSTODIAL AGREEMENT

           THIS CUSTODIAL AGREEMENT (as amended and supplemented from time to time, the “Agreement”), dated as of June 29, 2007, by and among BEAR STEARNS ASSET BACKED SECURITIES I LLC, as depositor under the Pooling and Servicing Agreement defined below (together with any successor in interest, the “Depositor”), EMC MORTGAGE CORPORATION, as a seller (in such capacity, “EMC”), as master servicer (together with any successor in interest or successor under the Pooling and Servicing Agreement referred to below, the “Master Servicer”) and company (together with any successor in interest or successor under the Pooling and Servicing Agreement referred to below, the “Company”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (including its successors under the Pooling and Servicing Agreement referred to below, the “Trustee”) and custodian (together with any successor in interest or any successor appointed hereunder, the “Custodian”) and MASTER FUNDING LLC, as a seller (“Master Funding”, and together with EMC, the “Sellers”).

WITNESSETH THAT:

WHEREAS, the Depositor, EMC, the Company, the Master Servicer and the Trustee have entered into a Pooling and Servicing Agreement, dated as of June 1, 2007, relating to the issuance of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 (as in effect on the date of this Agreement, the “Original Pooling and Servicing Agreement,” and as amended and supplemented from time to time, the “Pooling and Servicing Agreement”); and

WHEREAS, the Custodian has agreed to act as agent for the Trustee for the purposes of receiving and holding certain documents and other instruments delivered by the Depositor, the Sellers or the Master Servicer, under the Pooling and Servicing Agreement and the Servicers under their respective Servicing Agreements, all upon the terms and conditions and subject to the limitations hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Trustee, the Depositor, the Sellers, the Master Servicer and the Custodian hereby agree as follows:

ARTICLE I.
DEFINITIONS

Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned in the Original Pooling and Servicing Agreement, unless otherwise required by the context herein.

ARTICLE II.
CUSTODY OF MORTGAGE DOCUMENTS

Section 2.1.  Custodian to Act as Agent: Acceptance of Mortgage Files.  The Custodian, as the duly appointed custodial agent of the Trustee for these purposes, acknowledges (subject to any exceptions noted in the Initial Certification referred to in Section 2.3(a)) receipt of the Mortgage Files relating to the Mortgage Loans identified on the schedule attached hereto (the “Mortgage Files”) and declares that it holds and will hold such Mortgage Files as agent for the Trustee, in trust, for the use and benefit of all present and future Certificateholders.

Section 2.2.  Recordation of Assignments.  If any Mortgage File includes one or more assignments of Mortgage that have not been recorded pursuant to the provisions of Section 2.01 of the Pooling and Servicing Agreement and the related Mortgage Loan is not a MOM Loan or the related Mortgaged Properties are located in jurisdictions specifically excluded by the Opinion of Counsel delivered to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement, each such assignment shall be delivered by the Custodian to the related Seller for the purpose of recording it in the appropriate public office for real property records, and the Sellers, at no expense to the Custodian, shall promptly cause to be recorded in the appropriate public office for real property records each such assignment of Mortgage and, upon receipt thereof from such public office, shall return each such assignment of Mortgage to the Custodian.

Section 2.3.  Review of Mortgage Files.

(a)  On or prior to the Closing Date, in accordance with Section 2.02 of the Pooling and Servicing Agreement, the Custodian shall deliver to EMC (on its own behalf and on behalf of Master Funding), the Master Servicer and the Trustee an Initial Certification in the form annexed hereto as Exhibit One evidencing receipt (subject to any exceptions noted therein) of a Mortgage File for each of the Mortgage Loans listed on the Schedule attached hereto (the “Mortgage Loan Schedule”).

(b)  Within 90 days of the Closing Date, the Custodian agrees, for the benefit of Certificateholders, to review, in accordance with the provisions of Section 2.02 of the Pooling and Servicing Agreement, each such document, and shall deliver to EMC (on its own behalf and on behalf of Master Funding), the Master Servicer and the Trustee, an Interim Certification in the form annexed hereto as Exhibit Two to the effect that all such documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, except for any exceptions listed on Schedule A attached to such Interim Certification. The Custodian shall be under no duty or obligation to inspect, review or examine said documents, instruments, certificates or other papers to determine that the same are genuine, enforceable, or appropriate for the represented purpose or that they have actually been recorded or that they are other than what they purport to be on their face.

(c)  Not later than 180 days after the Closing Date, the Custodian shall review the Mortgage Files as provided in Section 2.02 of the Pooling and Servicing Agreement and deliver to EMC (on its own behalf and on behalf of Master Funding), the Master Servicer and the Trustee, a Final Certification in the form annexed hereto as Exhibit Three evidencing the completeness of the Mortgage Files.

(d)  In reviewing the Mortgage Files as provided herein and in the Pooling and Servicing Agreement, the Custodian shall make no representation as to and shall not be responsible to verify (i) the validity, legality, enforceability, due authorization, recordability, sufficiency or genuineness of any of the documents included in any Mortgage File or (ii) the collectability, insurability, effectiveness or suitability of any of the documents in any Mortgage File.

Upon receipt of written request from the Trustee, the Custodian shall as soon as practicable supply the Trustee with a list of all of the documents relating to the Mortgage Loans missing from the Mortgage Files.

Section 2.4.  Notification of Breaches of Representations and Warranties.  Upon discovery by the Custodian of a breach of any representation or warranty made by the Depositor as set forth in the Pooling and Servicing Agreement with respect to a Mortgage Loan relating to a Mortgage File, the Custodian shall give prompt written notice to the Depositor, the related Servicer and the Trustee.

Section 2.5.  Custodian to Cooperate: Release of Mortgage Files.  Upon receipt of written notice from the Trustee that EMC has repurchased a Mortgage Loan pursuant to Article II of the Pooling and Servicing Agreement, and a request for release (a “Request for Release”) confirming that the purchase price therefor has been deposited in the Master Servicer Collection Account or the Distribution Account, then the Custodian agrees to promptly release to EMC the related Mortgage File.

Upon the Custodian’s receipt of a Request for Release substantially in the form of Exhibit G to the Pooling and Servicing Agreement signed by a Servicing Officer of a Servicer, stating that it has received payment in full of a Mortgage Loan or that payment in full will be escrowed in a manner customary for such purposes, the Custodian agrees promptly to release to the Servicer, the related Mortgage File.  The Depositor shall deliver to the Custodian and the Custodian agrees to review in accordance with the provisions of their Agreement the Mortgage Note and other documents constituting the Mortgage File with respect to any Replacement Mortgage Loan.

From time to time as is appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any Primary Insurance Policy or PMI Policy, the Company or the related Servicer, as applicable, shall deliver to the Custodian a Request for Release signed by a Servicing Officer requesting that possession of all of the Mortgage File be released to the Company or the related Servicer, as applicable, and certifying as to the reason for such release and that such release will not invalidate any insurance coverage provided in respect of the Mortgage Loan under any of the Insurance Policies. Upon receipt of the foregoing, the Custodian shall deliver the Mortgage File to the Company or the related Servicer, as applicable. The Company or the related Servicer, as applicable, shall cause each Mortgage File or any document therein so released to be returned to the Custodian when the need therefore by the Company or the related Servicer, as applicable, no longer exists, unless (i) the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Master Servicer Collection Account or the Distribution Account or (ii) the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company or the related Servicer, as applicable, has delivered to the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery.

At any time that the Company or the related Servicer is required to deliver to the Custodian a Request for Release, the Company or the related Servicer, as applicable, shall deliver two copies of the Request for Release if delivered in hard copy or the Company or the related Servicer, as applicable, may furnish such Request for Release electronically to the Custodian, in which event the Servicing Officer transmitting the same shall be deemed to have signed the Request for Release. In connection with any Request for Release of a Mortgage File because of a repurchase of a Mortgage Loan, such Request for Release shall be accompanied by an assignment of mortgage, without recourse, representation or warranty from the Trustee to the Seller (unless such Mortgage Loan is a MOM Loan) and the related Mortgage Note shall be endorsed without recourse, representation or warranty by the Trustee (unless such Mortgage Loans is registered on the MERS System) and be returned to the Seller. In connection with any Request for Release of a Mortgage File because of the payment in full of a Mortgage Loan, such Request for Release shall be accompanied by a certificate of satisfaction or other similar instrument to be executed by or on behalf of the Trustee and returned to the Company or the related Servicer, as applicable.

Section 2.6.  Assumption Agreements.  In the event that any assumption agreement, substitution of liability agreement or sale of servicing agreement is entered into with respect to any Mortgage Loan subject to this Agreement in accordance with the terms and provisions of the Pooling and Servicing Agreement, the Master Servicer, to the extent provided in the Pooling and Servicing Agreement or the related Servicing Agreement, shall cause the Company or the related Servicer, as applicable, to notify the Custodian that such assumption or substitution agreement has been completed by forwarding to the Custodian the original of such assumption or substitution agreement, which shall be added to the related Mortgage File and, for all purposes, shall be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting parts thereof.

ARTICLE III.
CONCERNING THE CUSTODIAN

Section 3.1.  Custodian a Bailee and Agent of the Trustee.  With respect to each Mortgage Note, Mortgage and other documents constituting each Mortgage File which are delivered to the Custodian, the Custodian is exclusively the bailee and custodial agent of the Trustee and has no instructions to hold any Mortgage Note or Mortgage for the benefit of any person other than the Trustee and the Certificateholders and undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and in the Pooling and Servicing Agreement. Except upon compliance with the provisions of Section 2.5 of this Agreement, no Mortgage Note, Mortgage or Mortgage File shall be delivered by the Custodian to the Company, the Depositor, any Servicer or the Master Servicer or otherwise released from the possession of the Custodian.

Section 3.2.  Custodian May Own Certificates.  The Custodian in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not Custodian.

Section 3.3.  Trustee to Pay Custodian’s Fees and Expenses.  The Trustee covenants and agrees to pay to the Custodian from time to time a fee as agreed upon by such parties as reasonable compensation for all services rendered by it in the exercise and performance of any of the powers and duties hereunder of the Custodian.  Upon its request, the Custodian shall be paid or reimbursed from the Trust Fund for all reasonable expenses, disbursements and advances incurred or made by the Custodian in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), except any such expense, disbursement or advance as may arise from the Custodian’s negligence or bad faith or to the extent that such cost or expense is indemnified by the Depositor pursuant to the Pooling and Servicing Agreement.

Section 3.4.  Custodian May Resign; Trustee May Remove Custodian.  The Custodian may resign from the obligations and duties hereby imposed upon it as such obligations and duties relate to its acting as Custodian of the Mortgage Loans. Upon receiving such written notice of resignation, the Trustee shall either take custody of the Mortgage Files itself and give prompt written notice thereof to the Depositor, the Master Servicer and the Custodian, or promptly appoint a successor Custodian by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Custodian and one copy to the successor Custodian. If the Trustee shall not have taken custody of the Mortgage Files and no successor Custodian shall have been so appointed and have accepted appointment within 30 days after the giving of such written notice of resignation, the resigning Custodian may petition any court of competent jurisdiction for the appointment of a successor Custodian.

The Trustee may remove the Custodian at any time upon 60 days prior written notice to Custodian. In such event, the Trustee shall appoint, or petition a court of competent jurisdiction to appoint, a successor Custodian hereunder. Any successor Custodian shall be a depository institution subject to supervision or examination by federal or state authority shall be able to satisfy the other requirements contained in Section 3.6 and shall be unaffiliated with the Servicers, the Company and the Depositor.

Any resignation or removal of the Custodian and appointment of a successor Custodian pursuant to any of the provisions of this Section 3.4 shall become effective upon acceptance of appointment by the successor Custodian. The Trustee shall give prompt notice to the Depositor and the Master Servicer of the appointment of any successor Custodian. No successor Custodian shall be appointed by the Trustee without the prior approval of the Depositor and the Master Servicer.

Section 3.5.  Merger or Consolidation of Custodian.  Any Person into which the Custodian may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any Person succeeding to the business of the Custodian, shall be the successor of the Custodian hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 3.6.  Representations of the Custodian.  The Custodian hereby represents that it is a depository institution subject to supervision or examination by a federal or state authority, has a combined capital and surplus of at least $15,000,000 and is qualified to do business in the jurisdictions in which it will hold any Mortgage File.

ARTICLE IV.
COMPLIANCE WITH REGULATION AB

Section 4.1.  Intent of the parties; Reasonableness.  The parties hereto acknowledge and agree that the purpose of this Article IV is to facilitate compliance by the Depositor with the provisions of Regulation AB and related rules and regulations of the Commission.  The Depositor shall not exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission under the Securities Act and the Exchange Act.  Each of the parties hereto acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the mortgage-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB to the extent reasonably practicable.  The Custodian shall cooperate reasonably with the Depositor to deliver to the Depositor (including any of its assignees or designees), any and all disclosure, statements, reports, certifications, records and any other information necessary in the reasonable, good faith determination of the Depositor to permit the Depositor to comply with the provisions of Regulation AB.

Section 4.2.  Additional Representations and Warranties of the Custodian.

(a)  [Reserved];

(b)  The Custodian shall be deemed to represent to the Depositor as of the date hereof and on each date on which information is provided to the Depositor under Section 4.3 that, except as disclosed in writing to the Depositor prior to such date: (i) there are no aspects of its financial condition that could have a material adverse effect on the performance by it of its custodial obligations under this Agreement or any other Securitization Transaction as to which it is the custodian; (ii) there are no material legal or governmental proceedings pending (or known to be contemplated) against it; and (iii) there are no affiliations, relationships or transactions relating to the Custodian with respect to the Depositor or any sponsor, issuing entity, servicer, trustee, originator, significant obligor, enhancement or support provider or other material transaction party (as such terms are used in Regulation AB) relating to the Securitization Transaction contemplated by the Agreement, as identified by the Depositor to the Custodian in writing as of the Closing Date (each, a "Transaction Party").

(c)  If so requested by the Depositor on any date following the Closing Date, the Custodian shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such confirmation, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party. Any such request from the Depositor shall not be given more than once each calendar quarter, unless the Depositor shall have a reasonable basis for a determination that any of the representations and warranties may not be accurate.

Section 4.3.  Additional Information to Be Provided by the Custodian. For so long as the Certificates are outstanding, for the purpose of satisfying the Depositor 's reporting obligation under the Exchange Act with respect to any class of Certificates, the Custodian shall (a) notify the Depositor in writing of any material litigation or governmental proceedings pending against the Custodian that would be material to Certificateholders, and (b) provide to the Depositor a written description of such proceedings. Any notices and descriptions required under this Section 4.3 shall be given no later than five Business Days prior to the Determination Date following the month in which the Custodian has knowledge of the occurrence of the relevant event. As of the date the Depositor or Master Servicer files each Report on Form 10-D or Form 10-K with respect to the Certificates, the Custodian will be deemed to represent that any information previously provided under this Section 4.3, if any, is materially correct and does not have any material omissions unless the Custodian has provided an update to such information.

Section 4.4.  Report on Assessment of Compliance and Attestation. On or before March 15 of each calendar year beginning in 2008, the Custodian shall:

(a)           deliver to the Master Servicer, the Depositor and the Trustee a report regarding the Custodian’s assessment of compliance with the Servicing Criteria during the preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB.  The Assessment of Compliance, as set forth in Regulation AB, must contain (i) a statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Custodian, (ii) a statement by such officer that the Custodian used the Servicing Criteria attached as Exhibit Four hereto, and which will also be attached to the Assessment of Compliance, to assess compliance with the Servicing Criteria applicable to the Custodian, (iii) an assessment by such officer of the Custodian’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities the Custodian performs with respect to asset-backed securities transactions taken as a whole involving the Custodian, that are backed by the same asset type as the Mortgage Loans, (iv) a statement that a registered public accounting firm has issued an attestation report on the Custodian’s Assessment of Compliance for the period consisting of the preceding calendar year, and (v) a statement as to which of the Servicing Criteria, if any, are not applicable to the Custodian, which statement shall be based on the activities the Custodian performs with respect to asset-backed securities transactions taken as a whole involving the Custodian, that are backed by the same asset type as the Mortgage Loans. Such report at a minimum shall address each of the Servicing Criteria identified and marked on Exhibit Four attached hereto as being applicable to the Custodian; and

(b)           deliver to the Master Servicer, the Depositor and the Trustee a report by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Custodian, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

(c)           Notwithstanding the foregoing, an Assessment of Compliance is not required to be delivered by the Custodian unless it is required as part of a Form 10-K with respect to the Trust Fund.

(d)           In the event the Custodian is terminated under, or resigns pursuant to, the terms of this Agreement, the Custodian shall provide an Assessment of Compliance and cause to be provided an Attestation Report pursuant to this Section 4.4 notwithstanding any such termination or resignation.

Section 4.5.  Indemnification; Remedies.

(a)  The Custodian shall indemnify the Depositor, each affiliate of the Depositor, EMC and each broker dealer acting as underwriter, placement agent or initial purchaser of the Certificates or each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)           (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ attestation or other material provided under this Article IV by or on behalf of the Custodian (collectively, the “Custodian Information”), or (B) the omission or alleged omission to state in the Custodian Information a material fact required to be stated in the Custodian Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

(ii)           any failure by the Custodian to deliver any information, report, certification, accountants’ attestation or other material when and as required under this Article IV.

(iii)           the negligence, bad faith or willful misconduct of the Custodian in the performance of its obligations under this Article IV.

(b)  In the case of any failure of performance described in clause (ii) of Section 4.5(a), the Custodian shall promptly reimburse the Depositor for all costs reasonably incurred by the Depositor in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Custodian.

(c)  In no event shall the Custodian or its directors, officers, and employees be liable for any special, indirect or consequential damages from any action taken or omitted to be taken by it or them hereunder or in connection herewith even if advised of the possibility of such damages.

This indemnification shall survive the termination of this Agreement or the termination of the Custodian.

ARTICLE V.
MISCELLANEOUS PROVISIONS

Section 5.1.  Notices.  All notices, requests, consents and demands and other communications required under this Agreement or pursuant to any other instrument or document delivered hereunder shall be in writing and, unless otherwise specifically provided, may be delivered personally, by telegram or telex, or by registered or certified mail, postage prepaid, return receipt requested, at the addresses specified on the signature page hereof (unless changed by the particular party whose address is stated herein by similar notice in writing), in which case the notice will be deemed delivered when received.

Section 5.2.  [Reserved].

Section 5.3.  Amendments.  No modification or amendment of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by all parties hereto.  The Trustee shall give prompt notice to the Custodian of any amendment or supplement to the Pooling and Servicing Agreement and furnish the Custodian with written copies thereof.

Section 5.4.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Section 5.5.  Recordation of Agreement.  To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Depositor and at the Trust’s expense, but only upon direction accompanied by an Opinion of Counsel reasonably satisfactory to the Depositor to the effect that the failure to effect such recordation is likely to materially and adversely affect the interests of the Certificateholders.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 5.6.  Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the holders thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

Address: 383 Madison Avenue New York, New York 10179	BEAR STEARNS ASSET BACKED SECURITIES I LLC By:______________________________________ Name: Title:

Address: 2780 Lake Vista Drive, Lewisville, Texas 75067 Facsimile: (214) 626-4889 Attention: Michelle Viner	EMC MORTGAGE CORPORATION, as Master Servicer and Seller By:______________________________________ Name: Title:

Address: 2780 Lake Vista Drive, Lewisville, Texas 75067 Facsimile: (214) 626-4889 Attention: Mark Novachek	MASTER FUNDING LLC, as Seller By:______________________________________ Name: Title:

Address: 9062 Old Annapolis Road Columbia, Maryland 21045	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee By:______________________________________ Name: Title:

Address: 1015 10th Avenue S.E. Minneapolis, Minnesota 55414-0031	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian By:______________________________________ Name: Title:

STATE OF NEW YORK	)
) ss:
COUNTY OF NEW YORK	)

On the 29th day of June 2007 before me, a notary public in and for said State, personally appeared __________________________, known to me to be a(n) __________________________ of Bear Stearns Asset Backed Securities I LLC, and also known to me to be the person who executed the within instrument on behalf of said party, and acknowledged to me that such party executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

STATE OF TEXAS	)
) ss:
COUNTY OF DALLAS	)

On the 29th day of June 2007 before me, a notary public in and for said State, personally appeared __________________________, known to me to be an authorized representative of EMC Mortgage Corporation, one of the parties that executed the within instrument, and also known to me to be the person who executed the within instrument on behalf of said party, and acknowledged to me that such party executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF TEXAS	)
) ss:
COUNTY OF DALLAS	)

On the 29th day of June 2007 before me, a notary public in and for said State, personally appeared __________________________, known to me to be an authorized representative of Master Funding LLC, one of the parties that executed the within instrument, and also known to me to be the person who executed the within instrument on behalf of said party, and acknowledged to me that such party executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF MARYLAND	)
) ss:
COUNTY OF HOWARD	)

On the 29th day of June 2007 before me, a notary public in and for said State, personally appeared __________________________, known to me to be a(n) __________________________ of Wells Fargo Bank, National Association, a national banking association, one of the parties that executed the within instrument, and also known to me to be the person who executed it on behalf of said party, and acknowledged to me that such party executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF MINNESOTA	)
) ss:
COUNTY OF HENNEPIN	)

On the 29th day of June 2007 before me, a notary public in and for said State, personally appeared __________________________, known to me to be a(n) __________________________ of Wells Fargo Bank, National Association, a national banking association, one of the parties that executed the within instrument, and also known to me to be the person who executed it on behalf of said party, and acknowledged to me that such party executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

EXHIBIT ONE

FORM OF CUSTODIAN INITIAL CERTIFICATION

June 29, 2007

Wells Fargo Bank, National Association 9062 Old Annapolis Road Columbia, Maryland 21045	With a copy to: EMC Mortgage Corporation 2780 Lake Vista Drive Lewisville, TX 75067 Attention: Michelle Viner Facsimile: (214) 626-4889
EMC Mortgage Corporation 2780 Lake Vista Drive Lewisville, TX 75067 Attention: Janan Weeks Facsimile: (214) 626-3704

Attention: Bear Stearns Asset Backed Securities I LLC, Series 2007-AC5

Re:
Custodial Agreement, dated as of June 29, 2007, by and among Wells Fargo Bank, National Association, Bear Stearns Asset Backed Securities I LLC, EMC Mortgage Corporation and Master Funding LLC relating to Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5

Ladies and Gentlemen:

In accordance with Section 2.3(a) of the above-captioned Custodial Agreement, and subject to Section 2.02(a) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File (which contains an original Mortgage Note or lost note affidavit) to the extent required in Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

SCHEDULE A

(Provided Upon Request)

EXHIBIT TWO

FORM OF CUSTODIAN INTERIM CERTIFICATION

[DATE]

Wells Fargo Bank, National Association 9062 Old Annapolis Road Columbia, Maryland 21045	With a copy to: EMC Mortgage Corporation 2780 Lake Vista Drive Lewisville, TX 75067 Attention: Michelle Viner Facsimile: (214) 626-4889
EMC Mortgage Corporation 2780 Lake Vista Drive Lewisville, TX 75067 Attention: Janan Weeks Facsimile: (214) 626-3704

Attention: Bear Stearns Asset Backed Securities I LLC, Series 2007-AC5

Re:
Custodial Agreement, dated as of June 29, 2007, by and among Wells Fargo Bank, National Association, Bear Stearns Asset Backed Securities I LLC, EMC Mortgage Corporation and Master Funding LLC relating to Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5

Ladies and Gentlemen:

In accordance with Section 2.3(b) of the above-captioned Custodial Agreement and subject to Section 2.02(a) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File to the extent required pursuant to Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, and it has reviewed the Mortgage File and the Mortgage Loan Schedule and has determined that: all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

SCHEDULE A

(PROVIDED UPON REQUEST)

EXHIBIT THREE

FORM OF CUSTODIAN FINAL CERTIFICATION

[DATE]

Wells Fargo Bank, National Association 9062 Old Annapolis Road Columbia, Maryland 21045	With a copy to: EMC Mortgage Corporation 2780 Lake Vista Drive Lewisville, TX 75067 Attention: Michelle Viner Facsimile: (214) 626-4889
EMC Mortgage Corporation 2780 Lake Vista Drive Lewisville, TX 75067 Attention: Janan Weeks Facsimile: (214) 626-3704

Attention: Bear Stearns Asset Backed Securities I LLC, Series 2007-AC5

Re:
Custodial Agreement, dated as of June 29, 2007, by and among Wells Fargo Bank, National Association, Bear Stearns Asset Backed Securities I LLC, EMC Mortgage Corporation and Master Funding LLC relating to Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5

In accordance with Section 2.3(c) of the above-captioned Custodial Agreement and, subject to Section 2.02(b) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File to the extent required pursuant to Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, and it has reviewed the Mortgage File and the Mortgage Loan Schedule and has determined that: all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement or in the Pooling and Servicing Agreement, as applicable.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

SCHEDULE A

(PROVIDED UPON REQUEST)

EXHIBIT FOUR

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Custodian shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.

1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration

1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements.  For purposes of this criterion, “federally insured depository institutions” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.

1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliations; and (D) contain explanations for reconciling items, These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting

1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements, (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors; or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

Pool Asset Administration

1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related asset pool documents.	√

1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	√

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements

1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

1122(d)(4)(v)	The servicer’s records regarding the pool assets agree with the servicer’s records with respect to an obligor’s unpaid principal balance.

1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)
Loss mitigation of recovery actions (e.g., forbearance plans, modifications and deed in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction documents.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements., Such records are maintained in at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.

1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts); (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 3- calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax ore insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the service at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible funds are recognized and recorded in accordance with the transaction agreements.

1122(d)(4)(xv)	Any external enhancement or other support, identified in item 1114(a)(1) through (3) or item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT K

FORM OF BACK-UP CERTIFICATION TO FORM 10-K CERTIFICATE

The [                   ] agreement dated as of [      ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of [NAME OF COMPANY], certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1)           I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2)           Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

(3)           Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Trustee];

(4)           I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

(5)           The Compliance Statement required to be delivered by the Company pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer or Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer].  Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer].  Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date:

By:

Name:

Title:

EXHIBIT L

FORM OF MORTGAGE LOAN PURCHASE AGREEMENT

MORTGAGE LOAN PURCHASE AGREEMENT, dated as of June 29, 2007, as amended and supplemented by any and all amendments hereto (collectively, “this Agreement”), by and among EMC MORTGAGE CORPORATION, a Delaware corporation (“EMC” or a “Mortgage Loan Seller”), MASTER FUNDING LLC, a Delaware limited liability company (“Master Funding” or a “Mortgage Loan Seller”, and together with EMC, the “Mortgage Loan Sellers”) and BEAR STEARNS ASSET BACKED SECURITIES I LLC, a Delaware limited liability company (the “Purchaser”).

Upon the terms and subject to the conditions of this Agreement, each Mortgage Loan Seller agrees to sell, and the Purchaser agrees to purchase, certain conventional, fixed rate, first lien mortgage loans secured by one- to four-family residences (collectively, the “Mortgage Loans”) as described herein. The Purchaser intends to deposit the Mortgage Loans into a trust fund (the “Trust Fund”) and create Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 (the “Certificates”), under a pooling and servicing agreement, to be dated as of June 1, 2007 (the “Pooling and Servicing Agreement”), among the Purchaser, as depositor, EMC, as seller, company and master servicer (in such capacity, the “Master Servicer”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The Purchaser has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (Number 333-131374) relating to its Asset-Backed Certificates and the offering of certain series thereof (including certain classes of the Certificates) from time to time in accordance with Rule 415 under the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Securities Act”).  Such registration statement, when it became effective under the Securities Act, and the prospectus relating to the public offering of certain classes of the Certificates by the Purchaser (the “Public Offering”), as each may be amended or supplemented from time to time pursuant to the Securities Act or otherwise, are referred to herein as the “Registration Statement” and the “Prospectus,” respectively.  The “Prospectus Supplement” shall mean that supplement, dated June 28, 2007, to the Prospectus, dated June 26, 2007, relating to certain classes of the Certificates.  With respect to the Public Offering of certain classes of the Certificates, the Purchaser and Bear, Stearns & Co. Inc. (“Bear Stearns”) have entered into a terms agreement, dated as of June 20, 2007, to an underwriting agreement, dated April 13, 2006, between the Purchaser and Bear Stearns (together, the “Underwriting Agreement”).

Now, therefore, in consideration of the premises and the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1.  Definitions.  Certain terms are defined herein. Capitalized terms used herein but not defined herein shall have the meanings specified in the Pooling and Servicing Agreement. The following other terms are defined as follows:

Acquisition Price:  With respect to EMC and the sale of the EMC Mortgage Loans, cash in an amount equal to $        *         (plus $        *         in accrued interest).  With respect to Master Funding and the sale of the Master Funding Mortgage Loans, cash in an amount equal to $        *         (plus $        *         in accrued interest).

Bear Stearns:  Bear, Stearns & Co. Inc.

Closing Date:  June 29, 2007.

Custodial Agreement:  The custodial agreement, dated as of June 29, 2007, among the Depositor, EMC, Master Funding, the Trustee and the Custodian.

Custodian: Wells Fargo.

Cut-off Date Balance:  Shall mean $449,904,362.33.

Deleted Mortgage Loan:  A Mortgage Loan replaced or to be replaced by a Replacement Mortgage Loan.

Due Date: With respect to each Mortgage Loan, the date in each month on which its scheduled payment is due, as set forth in the related Mortgage Note.

EMC: EMC Mortgage Corporation.

EMC Flow Loans: The Mortgage Loans purchased by EMC pursuant to a flow loan purchase agreement.

EMC Mortgage Loans: The Mortgage Loans identified as such on the Mortgage Loan Schedule for which EMC is the applicable Mortgage Loan Seller.

Master Funding: Master Funding LLC.

Master Funding  Mortgage Loans:  The Mortgage Loans identified as such on the Mortgage Loan Schedule for which Master Funding is the applicable Mortgage Loan Seller.

MERS:  Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS® System:  The system of recording transfers of Mortgages electronically maintained by MERS.

MOM Loan:  With respect to any Mortgage Loan, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof.

Moody’s:  Moody’s Investors Service, Inc., or its successors in interest.

Mortgage:  The mortgage or deed of trust creating a first lien on an interest in real property securing a Mortgage Note.

Mortgage File:  The items referred to in Exhibit 1 pertaining to a particular Mortgage Loan and any additional documents required to be added to such documents pursuant to this Agreement.

Mortgage Rate:  The annual rate of interest borne by a Mortgage Note as stated therein.

Mortgagor:  The obligor(s) on a Mortgage Note.

Net Mortgage Rate:  For each Mortgage Loan, the Mortgage Rate for such Mortgage Loan less (i) the Trustee Fee, (ii) the Servicing Fee Rate and (iii) the rate at which the LPMI Fee is calculated, if applicable.

Opinion of Counsel:  A written opinion of counsel, who may be counsel for a Mortgage Loan Seller or the Purchaser, reasonably acceptable to the Trustee.

Person:  Any legal person, including any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Purchase Price:  With respect to any Mortgage Loan required to be purchased by EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) pursuant to the applicable provisions of this Agreement, an amount equal to the sum of (i) 100% of the principal remaining unpaid on such Mortgage Loan as of the date of purchase (including if a foreclosure has already occurred, the principal balance of the related Mortgage Loan at the time the Mortgaged Property was acquired), net of any Servicing Advances and Advances attributable to principal and payable to the purchaser of the Mortgage Loan if such purchaser is also the Servicer of such Mortgage Loan, (ii) accrued and unpaid interest thereon at the Mortgage Rate through and including the last day of the month of purchase, net of any portion of the Servicing Fee and any Servicing Advances and Advances attributable to interest that is payable to the purchaser of the Mortgage Loan if such purchaser is also the Servicer of such Mortgage Loan, plus and (iii) any costs and damages (if any) incurred by the Trust in connection with any violation of such Mortgage Loan of any anti-predatory lending laws.

Rating Agencies:  Standard & Poor’s and Moody’s, each a “Rating Agency.”

Replacement Mortgage Loan:  A mortgage loan substituted for a Deleted Mortgage Loan which must meet on the date of such substitution the requirements stated herein and in the Pooling and Servicing Agreement; upon such substitution, such mortgage loan shall be a “Mortgage Loan” hereunder.

Securities Act:  The Securities Act of 1933, as amended.

Standard & Poor’s:  Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or its successors in interest.

Transaction Documents: This Agreement, the Pooling and Servicing Agreement, the Custodial Agreement and the Underwriting Agreement.

Value:  The value of the Mortgaged Property at the time of origination of the related Mortgage Loan, such value being the lesser of (i) the value of such property set forth in an appraisal accepted by the applicable originator of the Mortgage Loan or (ii) the sales price of such property at the time of origination.

Wells Fargo: Wells Fargo Bank, National Association, or its successors in interest.

* Please contact Bear Stearns for pricing information.

SECTION 2.  Purchase and Sale of the Mortgage Loans and Related Rights.

(a)  Upon satisfaction of the conditions set forth in Section 11 hereof, each Mortgage Loan Seller agrees to sell, and the Purchaser agrees to purchase Mortgage Loans sold by such Mortgage Loan Seller having an aggregate outstanding principal balance as of the Cut-off Date equal to the related Cut-off Date Balance.

(b)  The closing for the purchase and sale of the Mortgage Loans and the closing for the issuance of  the Certificates will take place on the Closing Date at the office of the Purchaser’s counsel in New York, New York or such other place as the parties shall agree.

(c)  Upon the satisfaction of the conditions set forth in Section 11 hereof, on the Closing Date, the Purchaser shall pay to each respective Mortgage Loan Seller the related Acquisition Price for the Mortgage Loans sold by such Mortgage Loan Seller in immediately available funds by wire transfer to such account or accounts as shall be designated by such Mortgage Loan Seller.

(d)  In addition to the foregoing, on the Closing Date each Mortgage Loan Seller assigns to the Purchaser all of its right, title and interest in the Servicing Agreements.

SECTION 3.  Mortgage Loan Schedule.  EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) agrees to provide to the Purchaser as of the date hereof a listing of the Mortgage Loans (the “Mortgage Loan Schedule”) setting forth the information listed on Exhibit 2 to this Agreement with respect to each of the Mortgage Loans being sold by the respective Mortgage Loan Sellers.  The Mortgage Loan Schedule shall be delivered to the Purchaser on the Closing Date and shall be in form and substance mutually agreed to by EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) and the Purchaser.

SECTION 4.  Mortgage Loan Transfer.

(a)  The Purchaser will be entitled to all scheduled payments of principal and interest on the Mortgage Loans due after the Cut-off Date (regardless of when actually collected) and all payments thereof.  Each Mortgage Loan Seller will be entitled to all scheduled payments of principal and interest on the Mortgage Loans due on or before the Cut-off Date (including payments collected after the Cut-off Date) and all payments thereof.  Such principal amounts and any interest thereon belonging to the related Mortgage Loan Seller as described above will not be included in the aggregate outstanding principal balance of the Mortgage Loans as of the Cut-off Date as set forth on the Mortgage Loan Schedule.

(b)  Pursuant to various conveyancing documents to be executed on the Closing Date and pursuant to the Pooling and Servicing Agreement, the Purchaser will assign on the Closing Date all of its right, title and interest in and to the Mortgage Loans to the Trustee for the benefit of the Certificateholders. In connection with the transfer and assignment of the Mortgage Loans, each Mortgage Loan Seller has delivered or will deliver or cause to be delivered to the Trustee or the Custodian on behalf of the Trustee by the Closing Date or such later date as is agreed to by the Purchaser and such Mortgage Loan Seller (each of the Closing Date and such later date is referred to as a “Mortgage File Delivery Date”), the items of each Mortgage File, provided, however, that in lieu of the foregoing, each Mortgage Loan Seller may deliver the following documents, under the circumstances set forth below: (x) in lieu of the original Mortgage (other than the Mortgages related to the EMC Flow Loans), assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will upon receipt of recording information relating to the Mortgage required to be included thereon, be delivered to recording offices for recording and have not been returned in time to permit their delivery as specified above, the related Mortgage Loan Seller may deliver a true copy thereof with a certification on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original”; (y) in lieu of the Mortgage (other than the Mortgages related to the EMC Flow Loans), assignments to the Trustee or intervening assignments thereof, if the applicable jurisdiction retains the originals of such documents or if the originals are lost (in each case, as evidenced by a certification to such effect), such Mortgage Loan Seller may deliver photocopies of such documents containing an original certification by the judicial or other governmental authority of the jurisdiction where such documents were recorded; and (z) in lieu of the Mortgage Notes relating to the Mortgage Loans, each identified in the list delivered by the Purchaser to the Trustee on the Closing Date and attached hereto as Exhibit 5 the related Mortgage Loan Seller may deliver lost note affidavits and indemnities of such Mortgage Loan Seller; and provided further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, such Mortgage Loan Seller, in lieu of delivering the above documents, may deliver to the Trustee a certification by such Mortgage Loan Seller or the Master Servicer to such effect. Each Mortgage Loan Seller shall deliver such original documents (including any original documents as to which certified copies had previously been delivered) or such certified copies to the Trustee, or the Custodian on behalf of the Trustee, promptly after they are received. EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall cause the Mortgage and intervening assignments, if any, and the assignment of the Mortgage to be recorded not later than 180 days after the Closing Date unless such assignment is not required to be recorded under the terms set forth in  Section 6(a) hereof.

(c)  In connection with the assignment of any Mortgage Loan registered on the MERS® System, EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) further agrees that it will cause, at EMC’s own expense, within 30 days after the Closing Date, the MERS® System to indicate that such Mortgage Loans have been assigned by the related Mortgage Loan Seller to the Purchaser and by the Purchaser to the Trustee in accordance with this Agreement for the benefit of the Certificateholders by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Certificates issued in connection with such Mortgage Loans. EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) further agrees that it will not, and will not permit any Servicer or the Master Servicer to, and the Master Servicer agrees that it will not, alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of the Pooling and Servicing Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of the Pooling and Servicing Agreement.

(d)  Each Mortgage Loan Seller and the Purchaser acknowledge hereunder that all of the Mortgage Loans will ultimately be assigned to Wells Fargo Bank, National Association, as Trustee for the benefit of the Certificateholders, on the date hereof.

SECTION 5.  Examination of Mortgage Files.

(a)  On or before the Mortgage File Delivery Date, each Mortgage Loan Seller will have made the related Mortgage Files available to the Purchaser or its agent for examination which may be at the offices of the Trustee or such Mortgage Loan Seller and/or such Mortgage Loan Seller’s custodian. The fact that the Purchaser or its agent has conducted or has failed to conduct any partial or complete examination of the related Mortgage Files shall not affect the Purchaser’s rights to demand cure, repurchase, substitution or other relief as provided in this Agreement. In furtherance of the foregoing, each Mortgage Loan Seller shall make the related Mortgage Files available to the Purchaser or its agent from time to time so as to permit the Purchaser to confirm such Mortgage Loan Seller’s compliance with the delivery and recordation requirements of this Agreement and the Pooling and Servicing Agreement. In addition, upon request of the Purchaser, each Mortgage Loan Seller agrees to provide to the Purchaser, Bear Stearns and to any investors or prospective investors in the Certificates information regarding the Mortgage Loans and their servicing, to make the related Mortgage Files available to the Purchaser, Bear Stearns and to such investors or prospective investors (which may be at the offices of the related Mortgage Loan Seller and/or such Mortgage Loan Seller’s custodian) and to make available personnel knowledgeable about the related Mortgage Loans for discussions with the Purchaser, Bear Stearns and such investors or prospective investors, upon reasonable request during regular business hours, sufficient to permit the Purchaser, Bear Stearns and such investors or potential investors to conduct such due diligence as any such party reasonably believes is appropriate.

(b)  Pursuant to the Pooling and Servicing Agreement, on the Closing Date the Trustee (or the Custodian as obligated under the Custodial Agreement), for the benefit of the Certificateholders, will review items of the Mortgage Files as set forth on Exhibit 1 and will deliver to the parties indicated on Exhibit One to the Custodial Agreement an initial certification in the form attached as Exhibit One to the Custodial Agreement.

(c)  Within 90 days of the Closing Date, the Trustee or the Custodian on its behalf shall, in accordance with the provisions of Section 2.02 of the Pooling and Servicing Agreement, deliver to EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding), the Master Servicer and, if reviewed by the Custodian, the Trustee an Interim Certification in the form attached as Exhibit Two to the Custodial Agreement to the effect that all such documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, except for any exceptions listed on Schedule A attached to such Interim Certification. The Custodian shall be under no duty or obligation to inspect, review or examine said documents, instruments, certificates or other papers to determine that the same are genuine, enforceable, or appropriate for the represented purpose or that they have actually been recorded or that they are other than what they purport to be on their face. EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall correct or cure any such defect within 90 days from the date of notice from the Trustee of the defect and if EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) does not correct or cure such defect within such period and such defect materially and adversely affects the interests of the Certificateholders in the related Mortgage Loan, EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) will, in accordance with the terms of the Pooling and Servicing Agreement, provide the Trustee with a Replacement Mortgage Loan, purchase the related Mortgage Loan at the applicable Purchase Price or deliver to the Trustee an Opinion of Counsel addressed to the Trustee to the effect that such defect does not materially or adversely affect the interests of Certificateholders in such Mortgage Loan.; provided, however, that if such defect relates solely to the inability of EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) to deliver the original security instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy, have not been returned by the applicable jurisdiction, EMC (on its own behalf as Seller and on behalf of Master Funding) shall not be required to purchase such Mortgage Loan if EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate of EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) or a Servicing Officer confirming that such documents have been accepted for recording, and delivery to the Trustee shall be effected by EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) within thirty days of its receipt of the original recorded document.

(d)  The Trustee or the Custodian on its behalf will review the Mortgage Files within 180 days of the Closing Date and will deliver to EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding), the Master Servicer, and if reviewed by the Custodian, the Trustee, a final certification substantially in the form of Exhibit Three to the Custodial Agreement.  If the Trustee or the Custodian on its behalf is unable to deliver a final certification with respect to the items listed in Exhibit 1 due to any document that is missing, has not been executed, is unrelated, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in the Mortgage Loan Schedule (a “Material Defect”), the Trustee or the Custodian on its behalf shall notify the EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) of such Material Defect.  EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall correct or cure any such Material Defect within 90 days from the date of notice from the Trustee of the Material Defect and if EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) does not correct or cure such Material Defect within such period and such defect materially and adversely affects the interests of the Certificateholders in the related Mortgage Loan, EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) will, in accordance with the terms of the Pooling and Servicing Agreement provide the Trustee with a Replacement Mortgage Loan (if within two years of the Closing Date), purchase the related Mortgage Loan at the applicable Purchase Price or deliver to the Trustee an Opinion of Counsel addressed to the Trustee to the effect that such defect does not materially or adversely affect the interests of the Certificateholders in such Mortgage Loan; provided, however, that if such defect relates solely to the inability of EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) to deliver the original security instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy, have not been returned by the applicable jurisdiction, EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall not be required to purchase such Mortgage Loan if EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date.  The foregoing repurchase obligation shall not apply in the event that EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate of EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) or a Servicing Officer confirming that such documents have been accepted for recording, and delivery to the Trustee shall be effected by EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) within thirty days of its receipt of the original recorded document.

(e)  At the time of any substitution, EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall deliver or cause to be delivered the Replacement Mortgage Loan, the related Mortgage File and any other documents and payments required to be delivered in connection with a substitution pursuant to the Pooling and Servicing Agreement.  At the time of any purchase or substitution, the Trustee shall (i) assign the selected Mortgage Loan to EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) and shall release or cause the Custodian to release the documents (including, but not limited to the Mortgage, Mortgage Note and other contents of the Mortgage File) in the possession of the Trustee or the Custodian, as applicable relating to the Deleted Mortgage Loan and (ii) execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) title to such Deleted Mortgage Loan.

SECTION 6.  Recordation of Assignments of Mortgage.

(a)  EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) will, promptly after the Closing Date, cause each Mortgage and each assignment of Mortgage from the Mortgage Loan Sellers to the Trustee, and all unrecorded intervening assignments, if any, delivered on or prior to the Closing Date, to be recorded in all recording offices in the jurisdictions where the related Mortgaged Properties are located; provided, however, EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) need not cause to be recorded any assignment which relates to a Mortgage Loan that is a MOM Loan or for which the related Mortgaged Property is located in any jurisdiction under the laws of which, as evidenced by an Opinion of Counsel delivered by EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) to the Trustee and the Rating Agencies, the recordation of such assignment is not necessary to protect the Trustee’s interest in the related Mortgage Loan; provided, however, notwithstanding the delivery of any Opinion of Counsel, each assignment of Mortgage shall be submitted for recording by EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) in the manner described above, at no expense to the Trust Fund or Trustee, upon the earliest to occur of (i) reasonable direction by the Holders of Certificates evidencing Percentage Interests aggregating not less than 25% of the Trust, (ii) the occurrence of a Company Default, (iii) the occurrence of a bankruptcy, insolvency or foreclosure relating to EMC under the Pooling and Servicing Agreement, (iv) the occurrence of a servicing transfer as described in Section 9.05 of the Pooling and Servicing Agreement or an assignment of the servicing as described in Section 8.05(b) of the Pooling and Servicing Agreement or (iv) with respect to any one assignment of Mortgage, the occurrence of a bankruptcy, insolvency or foreclosure relating to the Mortgagor under the related Mortgage.

While each such Mortgage or assignment is being recorded, if necessary, EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall leave or cause to be left with the Trustee or the Custodian on its behalf a certified copy of such Mortgage or assignment. In the event that, within 180 days of the Closing Date, the Trustee has not been provided with an Opinion of Counsel as described above or received evidence of recording with respect to each Mortgage Loan delivered to the Purchaser pursuant to the terms hereof or as set forth above and the related Mortgage Loan is not a MOM Loan, the failure to provide evidence of recording or such Opinion of Counsel shall be considered a Material Defect, and the provisions of Section 5(c) and (d) shall apply. All customary recording fees and reasonable expenses relating to the recordation of the assignments of mortgage to the Trustee or the Opinion of Counsel, as the case may be, shall be borne by EMC.

(b)  It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by each Mortgage Loan Seller to the Purchaser, as contemplated by this Agreement be, and be treated as, a sale. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans by such Mortgage Loan Seller to the Purchaser to secure a debt or other obligation of that Mortgage Loan Seller.  However, in the event that, notwithstanding the intent of the parties, the Mortgage Loans are held by a court to continue to be property of such Mortgage Loan Seller, then (a) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the applicable Uniform Commercial Code; (b) the transfer of the Mortgage Loans provided for herein shall be deemed to be a grant by such Mortgage Loan Seller to the Purchaser of a security interest in all of such Mortgage Loan Seller’s right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, to the extent the Purchaser would otherwise be entitled to own such Mortgage Loans and proceeds pursuant to Section 4 hereof, including all amounts, other than investment earnings, from time to time held or invested in any accounts created pursuant to the Pooling and Servicing Agreement, whether in the form of cash, instruments, securities or other property; (c) the possession by the Purchaser or the Trustee (or the Custodian on its behalf) of Mortgage Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-305 (or comparable provision) of the applicable Uniform Commercial Code; and (d) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to any provision hereof or pursuant to the Pooling and Servicing Agreement shall also be deemed to be an assignment of any security interest created hereby. EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be reasonably necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Pooling and Servicing Agreement.

SECTION 7.  Representations and Warranties of EMC Concerning the Mortgage Loans. EMC hereby represents and warrants to the Purchaser as of the Closing Date or such other date as may be specified below with respect to each Mortgage Loan, that:

(a)  The information set forth in the Mortgage Loan Schedule hereto is true and correct in all material respects.

(b)  Immediately prior to the transfer to the Purchaser, the related Mortgage Loan Seller was the sole owner of beneficial title and holder of each Mortgage and Mortgage Note relating to the Mortgage Loans and is conveying the same free and clear of any and all liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests of any nature and the Mortgage Loan Seller has full right and authority to sell or assign the same pursuant to this Agreement.

(c)  Each Mortgage Loan at the time it was made complied in all material respects with all applicable local, state and federal laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all applicable predatory, abusive and fair lending laws; and each Mortgage Loan has been serviced in all material respects in accordance with all applicable local, state and federal laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all applicable anti-predatory lending laws and the terms of the related Mortgage Note, the Mortgage and other loan documents.

(d)  There is no monetary default existing under any Mortgage or the related Mortgage Note and there is no material event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or event of acceleration; and neither the related Mortgage Loan Seller, any of its affiliates nor any servicer of any related Mortgage Loan has taken any action to waive any default, breach or event of acceleration; and no foreclosure action is threatened or has been commenced with respect to the Mortgage Loan.

(e)  The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, (i) if required by law in the jurisdiction where the Mortgaged Property is located, or (ii) to protect the interests of the Trustee on behalf of the Certificateholders.

(f)  No selection procedure reasonably believed by the related Mortgage Loan Seller to be adverse to the interests of the Certificateholders was utilized in selecting the Mortgage Loans.

(g)  Each Mortgage is a valid and enforceable first lien on the property securing the related Mortgage Note and each Mortgaged Property is owned by the Mortgagor in fee simple (except with respect to common areas in the case of condominiums, PUDs and de minimis PUDs) or by leasehold for a term longer than the term of the related Mortgage, subject only to (i) the lien of current real property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions being acceptable to mortgage lending institutions generally or specifically reflected in the appraisal obtained in connection with the origination of the related Mortgage Loan or referred to in the lender’s title insurance policy delivered to the originator of the related Mortgage Loan and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such Mortgage.

(h)  There is no mechanics’ lien or claim for work, labor or material affecting the premises subject to any Mortgage which is or may be a lien prior to, or equal with, the lien of such Mortgage except those which are insured against by the title insurance policy referred to in clause (m) below.

(i)  There was no delinquent tax or assessment lien against the property subject to any Mortgage, except where such lien was being contested in good faith and a stay had been granted against levying on the property.

(j)  There is no valid offset, defense or counterclaim to any Mortgage Note or Mortgage, including the obligation of the Mortgagor to pay the unpaid principal and interest on such Mortgage Note.

(k)  The physical property subject to any Mortgage is free of material damage and is in good repair and there is no proceeding pending or threatened for the total or partial condemnation of any Mortgaged Property.

(l)  The Mortgaged Property and all improvements thereon comply with all requirements of any applicable zoning and subdivision laws and ordinances.

(m)  A lender’s title insurance policy (on an ALTA or CLTA form) or binder, or other assurance of title customary in the relevant jurisdiction therefor in a form acceptable to Fannie Mae or Freddie Mac, was issued on the date that each Mortgage Loan was created by a title insurance company which was qualified to do business in the jurisdiction where the related  Mortgaged Property is located, insuring such Mortgage Loan Seller and its successors and assigns that the Mortgage is a first priority lien on the related Mortgaged Property in the original principal amount of the Mortgage Loan.  The related Mortgage Loan Seller is the sole insured under such lender’s title insurance policy, and such policy, binder or assurance is valid and remains in full force and effect, and each such policy, binder or assurance shall contain all applicable endorsements including a negative amortization endorsement, if applicable.

(n)  At the time of origination, each Mortgaged Property was the subject of an appraisal which conformed to the underwriting requirements of the originator of the Mortgage Loan and, the appraisal is in a form acceptable to Fannie Mae or Freddie Mac.

(o)  The improvements on each Mortgaged Property securing a Mortgage Loan are insured (by an insurer which is acceptable to the related Mortgage Loan Seller) against loss by fire and such hazards as are covered under a standard extended coverage endorsement in the locale in which the Mortgaged Property is located, in an amount which is not less than the lesser of the maximum insurable value of the improvements securing such Mortgage Loan or the outstanding principal balance of the Mortgage Loan, but in no event in an amount less than an amount that is required to prevent the Mortgagor from being deemed to be a co-insurer thereunder; if the improvement on the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the condominium project; if upon origination of the related Mortgage Loan, the improvements on the Mortgaged Property were in an area identified as a federally designated flood area, a flood insurance policy is in effect in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the restorable cost of improvements located on such Mortgaged Property or (iii) the maximum coverage available under federal law; and each Mortgage obligates the Mortgagor thereunder to maintain the insurance referred to above at the Mortgagor’s cost and expense.

(p)  Each Mortgage Loan constitutes a “qualified mortgage” under Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1), (2), (4), (5), (6), (7)  and (9) without reliance on the provisions of Treasury Regulation Section 1.860G-2(a)(3) or Treasury Regulation Section 1.860G-2(f)(2) or any other provision that would allow a Mortgage Loan to be treated as a “qualified mortgage” notwithstanding its failure to meet the requirements of Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1), (2), (4), (5), (6), (7) and (9).

(q)  None of the Mortgage Loans are (a) loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended or (b) “high cost home,” “covered” (excluding home loans defined as “covered home loans” in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004), “high risk home” or “predatory” loans under any applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

(r)  The information set forth in Schedule A of the Prospectus Supplement with respect to the Mortgage Loans is true and correct in all material respects.

(s)  No Mortgage Loan (a) is a “high cost loan” or “covered loan” as applicable (as such terms are defined in the then current Standard & Poor’s LEVELS® Glossary, which is now Version 6.0, Appendix E, attached hereto as Exhibit 6) or (b) was originated on or after October 1, 2002 through March 6, 2003 and is governed by the Georgia Fair Lending Act.

(t)  Each Mortgage Loan was originated in accordance with the underwriting guidelines of the related originator.

(u)  Each original Mortgage has been recorded or is in the process of being recorded in accordance with the requirements of Section 2.01 of the Pooling and Servicing Agreement in the appropriate jurisdictions wherein such recordation is required to perfect the lien thereof for the benefit of the Trust Fund.

(v)  The related Mortgage File contains each of the documents and instruments listed in Section 2.01 of the Pooling and Servicing Agreement, subject to any exceptions, substitutions and qualifications as are set forth in such Section.

(w)  The Mortgage Loans are currently being serviced in accordance with accepted servicing practices.

(x)  With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the related Mortgage Loan Seller and each prepayment penalty is permitted pursuant to federal, state and local law.  In addition, with respect to each Mortgage Loan (i) no Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated and (ii) such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan.

(y)  If any of the Mortgage Loans are secured by a leasehold interest, with respect to each leasehold interest: the use of leasehold estates for residential properties is an accepted practice in the area where the related Mortgaged Property is located; residential property in such area consisting of leasehold estates is readily marketable; the lease is recorded and no party is in any way in breach of any provision of such lease; the leasehold is in full force and effect and is not subject to any prior lien or encumbrance by which the leasehold could be terminated or subject to any charge or penalty; and the remaining term of the lease does not terminate less than ten years after the maturity date of such Mortgage Loan.

(z)  Each Mortgage Loan was originated (a)  by a savings and loan association, savings bank, commercial bank, credit union, insurance company or similar institution that is supervised and examined by a federal or state authority, (b) by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, as amended, or (c) by a mortgage broker or correspondent lender in a manner such that the related Mortgage Loan would be regarded for purposes of Section 3(a)(41) of the Securities Exchange Act of 1934, as amended, as having been originated by an entity described in clauses (a) or (b) above.

It is understood and agreed that the representations and warranties set forth in this Section 7 will inure to the benefit of the Purchaser, its successors and assigns, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or assignment of Mortgage or the examination of any Mortgage File. Upon any substitution for a Mortgage Loan, the representations and warranties set forth above shall be deemed to be made by the Mortgage Loan Seller as to any Replacement Mortgage Loan as of the date of substitution.

Upon discovery or receipt of notice by EMC, the Purchaser or the Trustee of a breach of any representation or warranty of EMC set forth in this Section 7 which materially and adversely affects the value of the interests of the Purchaser, the Certificateholders or the Trustee in any of the Mortgage Loans delivered to the Purchaser pursuant to this Agreement, the party discovering or receiving notice of such breach shall give prompt written notice to the others.  In the case of any such breach of a representation or warranty set forth in this Section 7, within 90 days from the date of discovery by EMC, or the date EMC is notified by the party discovering or receiving notice of such breach (whichever occurs earlier), EMC will (i) cure such breach in all material respects, (ii) purchase the affected Mortgage Loan at the applicable Purchase Price or (iii) if within two years of the Closing Date, substitute a qualifying Replacement Mortgage Loan in exchange for such Mortgage Loan; provided that, (A) in the case of a breach of the representation and warranty concerning the Mortgage Loan Schedule contained in clause (a) of this Section 7, if such breach is material and relates to any field on the Mortgage Loan Schedule which identifies any Prepayment Charge or (B) in the case of a breach of the representation contained in clause (x) of this Section 7, then, in each case, in lieu of purchasing such Mortgage Loan from the Trust Fund at the Purchase Price, EMC shall pay the amount of the Prepayment Charge (net of any amount previously collected by or paid to the Trust Fund in respect of such Prepayment Charge) from its own funds and without reimbursement therefor, and EMC shall have no obligation to repurchase or substitute for such Mortgage Loan. The obligations of EMC to cure, purchase or substitute a qualifying Replacement Mortgage Loan shall constitute the Purchaser’s, the Trustee’s and the Certificateholder’s sole and exclusive remedy under this Agreement or otherwise respecting a breach of representations or warranties hereunder with respect to the Mortgage Loans, except for the obligation of EMC to indemnify the Purchaser for such breach as set forth in and limited by Section 14 hereof.

Any cause of action against EMC or relating to or arising out of a breach by EMC of any representations and warranties made in this Section 7 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by EMC or notice thereof by the party discovering such breach and (ii) failure by EMC to cure such breach, purchase such Mortgage Loan or substitute a qualifying Replacement Mortgage Loan pursuant to the terms hereof.

SECTION 8.  Representations and Warranties Concerning EMC. As of the date hereof and as of the Closing Date, EMC represents and warrants to the Purchaser and Master Funding as to itself in the capacity indicated as follows:

(a)  EMC (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on EMC’s business as presently conducted or on EMC’s ability to enter into this Agreement or any other Transaction Document to which it is a party and to consummate the transactions contemplated hereby or thereby;

(b)  EMC has full power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c)  the execution and delivery by EMC of this Agreement and any other Transaction Document to which it is a party has been duly authorized by all necessary action on the part of EMC; and neither the execution and delivery of this Agreement or any other Transaction Document to which it is a party, nor the consummation of the transactions herein or therein contemplated, nor compliance with the provisions hereof or thereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on EMC or its properties or the charter or by-laws of EMC, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on EMC’s ability to enter into this Agreement or any other Transaction Document to which it is a party and to consummate the transactions contemplated hereby or thereby;

(d)  the execution, delivery and performance by EMC of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made and, in connection with the recordation of the Mortgages, powers of attorney or assignments of Mortgages not yet completed;

(e)  each of this Agreement and the other Transaction Document to which it is a party has been duly executed and delivered by EMC and, assuming due authorization, execution and delivery by the Purchaser, constitutes a valid and binding obligation of EMC enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(f)  there are no actions, suits or proceedings pending or, to the knowledge of EMC, threatened against EMC, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or any other Transaction Document to which it is a party or (ii) with respect to any other matter which in the judgment of EMC could reasonably be expected to be determined adversely to EMC and will if determined adversely to EMC materially and adversely affect EMC’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party; and EMC is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement; and

(g)  The Mortgage Loan Seller’s Information (as defined in Section 14(a) hereof) does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

SECTION 9.  Representations and Warranties Concerning the Purchaser.  As of the date hereof and as of the Closing Date, the Purchaser represents and warrants to the Mortgage Loan Sellers as follows:

(a)  the Purchaser (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Purchaser’s business as presently conducted or on the Purchaser’s ability to enter into this Agreement or any other Transaction Document to which it is a party and to consummate the transactions contemplated hereby or thereby;

(b)  the Purchaser has full power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c)  the execution and delivery by the Purchaser of this Agreement or any other Transaction Document to which it is a party has been duly authorized by all necessary action on the part of the Purchaser; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof or thereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Purchaser or its properties or the certificate of formation or limited liability company agreement of the Purchaser, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to enter into this Agreement or any other Transaction Document to which it is a party and to consummate the transactions contemplated hereby or thereby;

(d)  the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made;

(e)  each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Mortgage Loan Sellers, constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(f)  there are no actions, suits or proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party or (ii) with respect to any other matter which in the judgment of the Purchaser will be determined adversely to the Purchaser and will if determined adversely to the Purchaser materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement and the other Transaction Documents to which it is a party; and the Purchaser is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party; and

(g)  the Purchaser’s Information (as defined in Section 14(b) hereof) does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

SECTION 10.  Representations and Warranties Concerning Master Funding.  As of the date hereof and as of the Closing Date, Master Funding represents and warrants to EMC and the Purchaser as follows:

(a)  Master Funding (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on Master Funding’s business as presently conducted or on Master Funding’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(b)  Master Funding has full power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(c)  The execution and delivery by Master Funding of this Agreement has been duly authorized by all necessary action on the part of Master Funding; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof or thereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on Master Funding or its properties or the written consent of the sole member or limited liability company agreement of Master Funding, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on Master Funding’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(d)  The execution, delivery and performance by Master Funding of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made and, in connection with the recordation of the Mortgages, powers of attorney or assignments of Mortgages not yet completed;

(e)  This Agreement has been duly executed and delivered by Master Funding and, assuming due authorization, execution and delivery by the Purchaser or the parties thereto, constitutes a valid and binding obligation of Master Funding enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally); and

(f)  There are no actions, suits or proceedings pending or, to the knowledge of Master Funding, threatened against Master Funding, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of Master Funding could reasonably be expected to be determined adversely to Master Funding and if determined adversely to Master Funding materially and adversely affect Master Funding’s ability to perform its obligations under this Agreement; and Master Funding is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement.

SECTION 11.  Conditions to Closing.

(a)  The obligations of the Purchaser under this Agreement will be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(1)  Each of the obligations of each Mortgage Loan Seller required to be performed at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects; all of the representations and warranties of each Mortgage Loan Seller under this Agreement shall be true and correct as of the date or dates specified in all material respects; and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or any of the Transaction Documents; and the Purchaser shall have received certificates to that effect signed by authorized officers of each of the Mortgage Loan Sellers.

(2)  The Purchaser shall have received all of the following closing documents, in such forms as are agreed upon and reasonably acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof:

(i)  The Pooling and Servicing Agreement, in form and substance reasonably satisfactory to the Trustee and the Purchaser, and all documents required thereby duly executed by all signatories;

(ii)  A certificate of an officer of EMC dated as of the Closing Date, in a form reasonably acceptable to the Purchaser, and attached thereto the resolutions of EMC authorizing the transactions contemplated by this Agreement, together with copies of the articles of incorporation, by-laws and certificate of good standing of EMC;

(iii)  A certificate of an officer of Master Funding dated as of the Closing Date, in a form reasonably acceptable to the Purchaser, and attached thereto the resolutions of Master Funding authorizing the transactions contemplated by this Agreement, together with copies of the written consent of the sole member, limited liability company agreement and certificate of good standing of Master Funding;

(iv)  One or more opinions of counsel from the Mortgage Loan Sellers’ counsel otherwise in form and substance reasonably satisfactory to the Purchaser, the Trustee and each Rating Agency;

(v)  A letter from each of the Rating Agencies giving each Class of Certificates set forth on Schedule A hereto the rating set forth therein; and

(vi)  Such other documents, certificates (including additional representations and warranties) and opinions as may be reasonably necessary to secure the intended ratings from each Rating Agency for the Certificates.

(3)  The Certificates to be sold to Bear Stearns pursuant to the Underwriting Agreement shall have been issued and sold to Bear Stearns.

(4)  Each Mortgage Loan Seller shall have furnished to the Purchaser such other certificates of its officers or others and such other documents and opinions of counsel to evidence fulfillment of the conditions set forth in this Agreement and the transactions contemplated hereby as the Purchaser and their respective counsel may reasonably request.

(b)  The obligations of each Mortgage Loan Seller under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(1)  The obligations of the Purchaser required to be performed by it on or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and all of the representations and warranties of the Purchaser under this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, and no event shall have occurred which would constitute a breach by it of the terms of this Agreement or any of the Transaction Documents, and each Mortgage Loan Seller shall have received a certificate to that effect signed by an authorized officer of the Purchaser.

(2)  Each Mortgage Loan Seller shall have received copies of all of the following closing documents, in such forms as are agreed upon and reasonably acceptable to each Mortgage Loan Seller, duly executed by all signatories other than the related Mortgage Loan Seller as required pursuant to the respective terms thereof:

(i)  The Pooling and Servicing Agreement, in form and substance reasonably satisfactory to EMC, and all documents required thereby duly executed by all signatories;

(ii)  A certificate of an officer of the Purchaser dated as of the Closing Date, in a form reasonably acceptable to each Mortgage Loan Seller, and attached thereto the written consent of the member of the Purchaser authorizing the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, together with copies of the Purchaser’s certificate of formation, limited liability company agreement, and evidence as to the good standing of the Purchaser dated as of a recent date;

(iii)  One or more opinions of counsel from the Purchaser’s counsel in form and substance reasonably satisfactory to each Mortgage Loan Seller and the Rating Agencies; and

(iv)  Such other documents, certificates (including additional representations and warranties) and opinions as may be reasonably necessary to secure the intended rating from each Rating Agency for the Certificates.

SECTION 12.  Fees and Expenses.  Subject to Section 17 hereof, EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall pay on the Closing Date or such later date as may be agreed to by the Purchaser (i) the fees and expenses of the Mortgage Loan Sellers’ attorneys and the reasonable fees and expenses of the Purchaser’s attorneys, (ii) the fees and expenses of Deloitte & Touche LLP, (iii) the fee for the use of Purchaser’s Registration Statement based on the aggregate original principal amount of the Certificates and the filing fee of the Commission as in effect on the date on which the Registration Statement was declared effective, (iv) the fees and expenses including counsel’s fees and expenses in connection with any “blue sky” and legal investment matters, (v) the fees and expenses of the Trustee which shall include without limitation the fees and expenses of the Trustee (and the fees and disbursements of its counsel) with respect to (A) legal and document review of this Agreement, the Pooling and Servicing Agreement, the Certificates and related agreements, (B) attendance at the Closing and (C) review of the Mortgage Loans to be performed by the Trustee or the Custodian on its behalf, (vi) the expenses for printing or otherwise reproducing the Certificates, the Prospectus and the Prospectus Supplement, (vii) the fees and expenses of each Rating Agency (both initial and ongoing), (viii) the fees and expenses relating to the preparation and recordation of mortgage assignments (including intervening assignments, if any and if available, to evidence a complete chain of title from the originator to the Trustee) from each Mortgage Loan Seller to the Trustee or the expenses relating to the Opinion of Counsel referred to in Section 6(a) hereof, as the case may be, and (ix) Mortgage File due diligence expenses and other out-of-pocket expenses incurred by the Purchaser in connection with the purchase of the Mortgage Loans and by Bear Stearns in connection with the sale of the Certificates. EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) additionally agrees to pay directly to any third party on a timely basis the fees provided for above which are charged by such third party and which are billed periodically.

SECTION 13.  Accountants’ Letters.

(a)  Deloitte & Touche LLP will review the characteristics of a sample of the Mortgage Loans described in the Mortgage Loan Schedule and will compare those characteristics to the description of the Mortgage Loans contained in the Prospectus Supplement under the captions “Summary—The Mortgage Loans” and “The Mortgage Pool” and in Schedule A thereto.  EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) will cooperate with the Purchaser in making available all information and taking all steps reasonably necessary to permit such accountants to complete the review and to deliver the letters required of them under the Underwriting Agreement. Deloitte & Touche LLP will also confirm certain calculations as set forth under the caption “Yield, Prepayment and Maturity Considerations” in the Prospectus Supplement.

(b)  To the extent statistical information with respect to EMC’s servicing portfolio is included in the Prospectus Supplement under the caption “Servicing of the Mortgage Loans—EMC,” a letter from the certified public accountant for EMC will be delivered to the Purchaser dated the date of the Prospectus Supplement, in the form previously agreed to by EMC and the Purchaser, with respect to such statistical information.

SECTION 14.  Indemnification.

(a)  EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall indemnify and hold harmless the Purchaser and its directors, officers and controlling persons (as defined in Section 15 of the Securities Act) from and against any loss, claim, damage or liability or action in respect thereof, to which they or any of them may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon any untrue statement of a material fact contained in the Mortgage Loan Sellers’ Information as identified in Exhibit 3, the omission to state in the Term Sheet Supplement, the Prospectus Supplement or Prospectus (or any amendment thereof or supplement thereto approved by EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) and in which additional Mortgage Loan Sellers’ Information is identified), in reliance upon and in conformity with Mortgage Loan Sellers’ Information a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading; and EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall reimburse the Purchaser and each other indemnified party for any legal and other expenses reasonably incurred by them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action.

The foregoing indemnity agreement is in addition to any liability which EMC or Master Funding otherwise may have to the Purchaser or any other such indemnified party.

(b)  The Purchaser shall indemnify and hold harmless each Mortgage Loan Seller and its respective directors, officers and controlling persons (as defined in Section 15 of the Securities Act) from and against any loss, claim, damage or liability or action in respect thereof, to which they or any of them may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon any untrue statement of a material fact contained in the Purchaser’s Information as identified in Exhibit 4, the omission to state in the Prospectus Supplement or Prospectus (or any amendment thereof or supplement thereto approved by the Purchaser and in which additional Purchaser’s Information is identified), in reliance upon and in conformity with the Purchaser’s Information, a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading; and the Purchaser shall reimburse each Mortgage Loan Seller, and each other indemnified party for any legal and other expenses reasonably incurred by them in connection with investigating or defending or preparing to defend any such loss, claim, damage, liability or action. The foregoing indemnity agreement is in addition to any liability which the Purchaser otherwise may have to the Mortgage Loan Sellers, or any other such indemnified party.

(c)  Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify each party against whom indemnification is to be sought in writing of the commencement thereof (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 14 except to the extent that it has been prejudiced in any material respect by such failure or from any liability which it may have otherwise). In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent it may elect by written notice delivered to the indemnified party promptly (but, in any event, within 30 days) after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. Notwithstanding the foregoing, the indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless (i) the employment of such counsel shall have been authorized in writing by one of the indemnifying parties in connection with the defense of such action, (ii) the indemnifying parties shall not have employed counsel to have charge of the defense of such action within a reasonable time after notice of commencement of the action, or (iii) such indemnified party or parties shall have reasonably concluded that there is a conflict of interest between itself or themselves and the indemnifying party in the conduct of the defense of any claim or that the interests of the indemnified party or parties are not substantially co-extensive with those of the indemnifying party (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the indemnifying parties (provided, however, that the indemnifying party shall be liable only for the fees and expenses of one counsel in addition to one local counsel in the jurisdiction involved. Anything in this subsection to the contrary notwithstanding, an indemnifying party shall not be liable for any settlement or any claim or action effected without its written consent; provided, however, that such consent was not unreasonably withheld.

(d)  If the indemnification provided for in paragraphs (a) and (b) of this Section 14 shall for any reason be unavailable to an indemnified party in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to in Section 14, then the indemnifying party shall in lieu of indemnifying the indemnified party contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative benefits received by the Mortgage Loan Sellers on the one hand and the Purchaser on the other from the purchase and sale of the Mortgage Loans, the offering of the Certificates and the other transactions contemplated hereunder. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

(e)  The parties hereto agree that reliance by an indemnified party on any publicly available information or any information or directions furnished by an indemnifying party shall not constitute negligence, bad faith or willful misconduct by such indemnified party.

SECTION 15.  Notices.  All demands, notices and communications hereunder shall be in writing but may be delivered by facsimile transmission subsequently confirmed in writing. Notices to EMC shall be directed to EMC Mortgage Corporation, 2780 Lake Vista Drive, Lewisville, Texas 75067, (Facsimile: (214) 626-4889), Attention: Michelle Viner; notices to Master Funding shall be directed to Master Funding LLC, 2780 Lake Vista Drive, Lewisville, Texas 75067 (Facsimile: (214) 626-4889) Attention: Mark Novachek; and notices to the Purchaser shall be directed to Bear Stearns Asset Backed Securities I LLC, 383 Madison Avenue, New York, New York 10179, (Telecopy: (212) 272-7206), Attention: Chief Counsel; or to any other address as may hereafter be furnished by one party to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt) provided that it is received on a business day during normal business hours and, if received after normal business hours, then it shall be deemed to be received on the next business day.

SECTION 16.  Transfer of Mortgage Loans.  The Purchaser retains the right to assign the Mortgage Loans and any or all of its interest under this Agreement to the Trustee without the consent of the Mortgage Loan Sellers, and, upon such assignment, the Trustee shall succeed to the applicable rights and obligations of the Purchaser hereunder; provided, however, the Purchaser shall remain entitled to the benefits set forth in Sections 12, 14 and 18 hereto and as provided in Section 2(a). Notwithstanding the foregoing, the sole and exclusive right and remedy of the Trustee with respect to a breach of representation or warranty of the Mortgage Loan Sellers shall be the cure, purchase or substitution obligations of EMC contained in Sections 5 and 7 hereof.

SECTION 17.  Termination.  This Agreement may be terminated (a) by the mutual consent of the parties hereto prior to the Closing Date, (b) by the Purchaser, if the conditions to the Purchaser’s obligation to close set forth under Section 11(a) hereof are not fulfilled as and when required to be fulfilled or (c) by any Mortgage Loan Seller, if the conditions to the Mortgage Loan Sellers’ obligation to close set forth under Section 11(b) hereof are not fulfilled as and when required to be fulfilled. In the event of termination pursuant to clause (b), EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall pay, and in the event of termination pursuant to clause (c), the Purchaser shall pay, all reasonable out-of-pocket expenses incurred by the other in connection with the transactions contemplated by this Agreement. In the event of a termination pursuant to clause (a), each party shall be responsible for its own expenses.

SECTION 18.  Representations, Warranties and Agreements to Survive Delivery.  All representations, warranties and agreements contained in this Agreement, or contained in certificates of officers of the Mortgage Loan Sellers submitted pursuant hereto, shall remain operative and in full force and effect and shall survive delivery of the Mortgage Loans to the Purchaser (and by the Purchaser to the Trustee). Subsequent to the delivery of the Mortgage Loans to the Purchaser, EMC’s representations and warranties contained herein with respect to the Mortgage Loans shall be deemed to relate to the Mortgage Loans actually delivered to the Purchaser and included in the Mortgage Loan Schedule and any Replacement Mortgage Loan.

SECTION 19.  Severability.  If any provision of this Agreement shall be prohibited or invalid under applicable law, this Agreement shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

SECTION 20.  Counterparts.  This Agreement may be executed in counterparts, each of which will be an original, but which together shall constitute one and the same agreement.

SECTION 21.  Amendment.  This Agreement cannot be amended or modified in any manner without the prior written consent of each party.

SECTION 22.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

SECTION 23.  Further Assurances.  Each of the parties agrees to execute and deliver such instruments and take such actions as another party may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement including any amendments hereto which may be required by either Rating Agency.

SECTION 24.  Successors and Assigns.

(a)  This Agreement shall bind and inure to the benefit of and be enforceable by each of the Mortgage Loan Sellers and the Purchaser and their permitted successors and assigns and, to the extent specified in Section 14 hereof, Bear Stearns, and their directors, officers and controlling persons (within the meaning of federal securities laws). The Mortgage Loan Sellers acknowledge and agree that the Purchaser may assign its rights under this Agreement (including, without limitation, with respect to the EMC’s representations and warranties respecting the Mortgage Loans) to the Trustee. Any person into which any Mortgage Loan Seller may be merged or consolidated (or any person resulting from any merger or consolidation involving such Mortgage Loan Seller), any person resulting from a change in form of such Mortgage Loan Seller or any person succeeding to the business of such Mortgage Loan Seller, shall be considered the “successor” of such Mortgage Loan Seller hereunder and shall be considered a party hereto without the execution or filing of any paper or any further act or consent on the part of any party hereto. Except as provided in the two preceding sentences, this Agreement cannot be assigned, pledged or hypothecated by either party hereto without the written consent of the other parties to this Agreement and any such assignment or purported assignment shall be deemed null and void.

SECTION 25.  The Mortgage Loan Sellers.  EMC will keep in full force and effect its existence, all rights and franchises as a corporation under the laws of the State of its incorporation and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is necessary to perform its obligations under this Agreement.  Master Funding will keep in full force and effect its existence, all rights and franchises as a limited liability company under the laws of the State of its formation and will obtain and preserve its qualification to do business as a foreign limited liability company in each jurisdiction in which such qualification is necessary to perform its obligations under this Agreement.

SECTION 26.  Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

SECTION 27.  No Partnership.  Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

EMC MORTGAGE CORPORATION

By:
Name:
Title:

BEAR STEARNS ASSET BACKED SECURITIES I LLC

By:
Name:
Title:

MASTER FUNDING LLC

By:
Name:
Title:

EXHIBIT 1
CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser or its designee, and which shall be delivered to the Purchaser or its designee pursuant to the terms of this Agreement.

(i)  The original Mortgage Note, including any riders thereto, endorsed without recourse to the order of “Wells Fargo Bank, National Association”, as Trustee for certificateholders of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5,” or to blank and showing to the extent available to the Mortgage Loan Sellers an unbroken chain of endorsements from the related originator, at the time they made the initial endorsement, to the last endorsee up to and including the point the sponsor acquired such mortgage loan;

(ii)  the original Mortgage and, if the related Mortgage Loan is a MOM Loan, noting the presence of the MIN and language indicating that such Mortgage Loan is a MOM Loan, which shall have been recorded (or, for Mortgage Loans other than the EMC Flow Loans, if the original is not available, a copy), with evidence of such recording indicated thereon (or if clause (x) in the proviso below applies, shall be in recordable form);

(iii)  unless the Mortgage Loan is a MOM Loan, the assignment (either an original or a copy, which may be in the form of a blanket assignment if permitted in the jurisdiction in which the Mortgaged Property is located) to blank or to the Trustee of the Mortgage with respect to each Mortgage Loan in the name of “Wells Fargo Bank, National Association”, as Trustee for certificateholders of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5,” which shall have been recorded (or if clause (x) in the proviso below applies, shall be in recordable form);

(iv)  an original or a copy of all intervening assignments of the Mortgage, if any, with evidence of recording thereon;

(v)  With respect to any Mortgage Loan, the original policy of title insurance or mortgagee’s certificate of title insurance or commitment or binder for title insurance or, in the event such original title policy has not been received from the title insurer, such original title policy will be delivered within one year of the Closing Date or, in the event such original title policy is unavailable, a photocopy of such title policy or, in lieu thereof, a current lien search on the related Mortgaged Property; and

(vi)  originals or copies of all available assumption, modification or substitution agreements, if any;

provided, however, that in lieu of the foregoing, the related Mortgage Loan Seller may deliver the following documents, under the circumstances set forth below: (x) if any Mortgage, assignment thereof to the Trustee or intervening assignments thereof have been delivered or are being delivered to recording offices for recording and have not been returned in time to permit their delivery as specified above, the Purchaser may deliver a true copy thereof with a certification on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original”; (y) in lieu of the Mortgage (other than the Mortgages related to the EMC Flow Loans), assignment or intervening assignments thereof, if the applicable jurisdiction retains the originals of such documents (as evidenced by a certification from the Depositor to such effect) the Depositor may deliver, or cause to be delivered, photocopies of such documents containing an original certification by the judicial or other governmental authority of the jurisdiction where such documents were recorded; and (z) in lieu of the Mortgage Notes relating to the Mortgage Loans identified in the list set forth in Exhibit I to the Pooling and Servicing Agreement, the Purchaser may deliver a lost note affidavit and indemnity and a copy of the original note, if available; and provided, further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, the Purchaser, in lieu of delivering the above documents, may deliver to the Trustee and its Custodian a certification of a Servicing Officer to such effect and in such case shall deposit all amounts paid in respect of such Mortgage Loans, in the Master Servicer Collection Account or in the Distribution Account on the Closing Date. In the case of the documents referred to in clause (x) above, the Purchaser shall deliver such documents to the Trustee or its Custodian promptly after they are received. EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall cause, at its expense, the Mortgage and intervening assignments, if any, and to the extent required in accordance with the foregoing, the assignment of the Mortgage to the Trustee to be submitted for recording promptly after the Closing Date; provided that EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) need not cause to be recorded any assignment (a) in any jurisdiction under the laws of which, as evidenced by an Opinion of Counsel addressed to the Trustee delivered by EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) to the Trustee and the Rating Agencies, the recordation of such assignment is not necessary to protect the Trustee’s interest in the related Mortgage Loan or (b) if MERS is identified on the Mortgage or on a properly recorded assignment of the Mortgage as mortgagee of record solely as nominee for EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) and its successors and assigns.  In the event that EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding), the Purchaser or the Master Servicer gives written notice to the Trustee that a court has recharacterized the sale of the Mortgage Loans as a financing, EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall submit or cause to be submitted for recording as specified above or, should EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) fail to perform such obligations, the Master Servicer shall cause each such previously unrecorded assignment to be submitted for recording as specified above at the expense of the Trust.  In the event a Mortgage File is released to EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) or the Master Servicer as a result of such Person having completed a Request for Release, the Custodian shall, if not so completed, complete the assignment of the related Mortgage in the manner specified in clause (iii) above.

EXHIBIT 2
MORTGAGE LOAN SCHEDULE INFORMATION

The Mortgage Loan Schedules shall set forth the following information with respect to each Mortgage Loan:

(a)	the city, state and zip code of the Mortgaged Property;
(b)	the property type;
(c)	the Mortgage Interest Rate;
(d)	the Servicing Fee Rate;
(e)	the Master Servicer’s Fee Rate;
(f)	the LPMI Fee, if applicable;
(g)	the Trustee Fee Rate, if applicable;
(h)	the Net Rate;
(i)	the maturity date;
(j)	the stated original term to maturity;
(k)	the stated remaining term to maturity;
(l)	the original Principal Balance;
(m)	the first payment date;
(n)	the principal and interest payment in effect as of the Cut-off Date;
(o)	the unpaid Principal Balance as of the Cut-off Date;
(p)	the Loan-to-Value Ratio at origination;
(q)	the insurer of any Primary Mortgage Insurance Policy;
(r)	the MIN with respect to each MOM Loan;
(s)	the Gross Margin, if applicable;
(t)	the next Adjustment Date, if applicable;
(u)	the Maximum Lifetime Mortgage Rate, if applicable;
(v)	the Minimum Lifetime Mortgage Rate, if applicable;
(w)	the Periodic Rate Cap, if applicable;
(x)	the Loan Group, if applicable;
(y)	a code indicating whether the Mortgage Loan is negatively amortizing;
(z)	which Mortgage Loans adjust after an initial fixed-rate period of one, two, three, five, seven or ten years or any other period;
(aa)	the Prepayment Charge, if any;
(bb)	lien position (e.g., first lien or second lien);
(cc)	a code indicating whether the Mortgage Loan is has a balloon payment;
(dd)	a code indicating whether the Mortgage Loan is an interest-only loan;
(ee)	the interest-only term, if applicable;
(ff)	the Mortgage Loan Seller; and
(gg)	the original amortization term.

Such schedule also shall set forth for all of the Mortgage Loans, the total number of Mortgage Loans, the total of each of the amounts described under (n) and (o) above, the weighted average by principal balance as of the Cut-off Date of each of the rates described under (c) through (h) above, and the weighted average remaining term to maturity by unpaid principal balance as of the Cut-off Date.

EXHIBIT 3
MORTGAGE LOAN SELLER’S INFORMATION

All information in the Prospectus Supplement described under the following captions: “SUMMARY – The Mortgage Loans,” “THE MORTGAGE POOL,” “THE SPONSOR” and “SCHEDULE A – Mortgage Loan Statistical Data.”

EXHIBIT 4
PURCHASER’S INFORMATION

All information in the Prospectus Supplement and the Prospectus, except the Mortgage Loan Sellers’ Information.

EXHIBIT 5
SCHEDULE OF LOST NOTES

Available Upon Request

EXHIBIT 6

REVISED March 1, 2007

Appendix E – Standard & Poor’s Predatory Lending Categories

Standard & Poor’s has categorized loans governed by anti-predatory lending laws in the Jurisdictions listed below into three categories based upon a combination of factors that include (a) the risk exposure associated with the assignee liability and (b) the tests and thresholds set forth in those laws. Note that certain loans classified by the relevant statute as Covered are included in Standard & Poor’s High Cost Loan Category because they included thresholds and tests that are typical of what is generally considered High Cost by the industry.

Standard & Poor’s High Cost Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Arkansas	Arkansas Home Loan Protection Act, Ark. Code Ann. §§ 23-53-101 et seq. Effective July 16, 2003	High Cost Home Loan
Cleveland Heights, OH	Ordinance No. 72-2003 (PSH), Mun. Code §§ 757.01 et seq. Effective June 2, 2003	Covered Loan
Colorado
Consumer Equity Protection, Colo. Stat. Ann. §§ 5-3.5-101 et seq.
Effective for covered loans offered or entered into on or after January 1, 2003. Other provisions of the Act took effect on June 7, 2002
Covered Loan
Connecticut	Connecticut Abusive Home Loan Lending Practices Act, Conn. Gen. Stat. §§ 36a-746 et seq. Effective October 1, 2001	High Cost Home Loan
District of Columbia	Home Loan Protection Act, D.C. Code §§ 26-1151.01 et seq. Effective for loans closed on or after January 28, 2003	Covered Loan
Florida	Fair Lending Act, Fla. Stat. Ann. §§ 494.0078 et seq. Effective October 2, 2002	High Cost Home Loan
Georgia (Oct. 1, 2002 – Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 – March 6, 2003	High Cost Home Loan
Georgia as amended (Mar. 7, 2003 – current)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective for loans closed on or after March 7, 2003	High Cost Home Loan
HOEPA Section 32	Home Ownership and Equity Protection Act of 1994, 15 U.S.C. § 1639, 12 C.F.R. §§ 226.32 and 226.34 Effective October 1, 1995, amendments October 1, 2002	High Cost Loan
Illinois	High Risk Home Loan Act, Ill. Comp. Stat. tit. 815, §§ 137/5 et seq. Effective January 1, 2004 (prior to this date, regulations under Residential Mortgage License Act effective from May 14, 2001)	High Risk Home Loan
Indiana	Indiana Home Loan Practices Act, Ind. Code Ann. §§ 24-9-1-1 et seq. Effective January 1, 2005; amended by 2005 HB 1179, effective July 1, 2005.	High Cost Home Loans
Kansas	Consumer Credit Code, Kan. Stat. Ann. §§ 16a-1-101 et seq. Sections 16a-1-301 and 16a-3-207 became effective April 14, 1999; Section 16a-3-308a became effective July 1, 1999	High Loan to Value Consumer Loan (id. § 16a-3-207) and; High APR Consumer Loan (id. § 16a-3-308a)
Kentucky	2003 KY H.B. 287 – High Cost Home Loan Act, Ky. Rev. Stat. §§ 360.100 et seq. Effective June 24, 2003	High Cost Home Loan
Maine	Truth in Lending, Me. Rev. Stat. tit. 9-A, §§ 8-101 et seq. Effective September 29, 1995 and as amended from time to time	High Rate High Fee Mortgage
Massachusetts	Part 40 and Part 32, 209 C.M.R. §§ 32.00 et seq. and 209 C.M.R. §§ 40.01 et seq. Effective March 22, 2001 and amended from time to time	High Cost Home Loan
Nevada	Assembly Bill No. 284, Nev. Rev. Stat. §§ 598D.010 et seq. Effective October 1, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective for loans closed on or after November 27, 2003	High Cost Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58- 21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	High Cost Home Loan
New York	N.Y. Banking Law Article 6-l Effective for applications made on or after April 1, 2003	High Cost Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	High Cost Home Loan
Ohio	H.B. 386 (codified in various sections of the Ohio Code), Ohio Rev. Code Ann. §§ 1349.25 et seq. Effective May 24, 2002	Covered Loan
Oklahoma	Consumer Credit Code (codified in various sections of Title 14A) Effective July 1, 2000; amended effective January 1, 2004	Subsection 10 Mortgage
Rhode Island	Rhode Island Home Loan Protection Act, R.I. Gen. Laws §§ 34-25.2-1 et seq. Effective December 31, 2006.	High Cost Home Loan
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004	High Cost Home Loan
Tennessee	Tennessee Home Loan Protection Act, Tenn. Code Ann. §§ 45-20-101 et seq. Effective January 1, 2007.	High Cost Home Loan
West Virginia	West Virginia Residential Mortgage Lender, Broker and Servicer Act, W. Va. Code Ann. §§ 31-17-1 et seq. Effective June 5, 2002	West Virginia Mortgage Loan Act Loan

Standard & Poor’s Covered Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct. 1, 2002 – Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 – March 6, 2003	Covered Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective November 27, 2003 – July 5, 2004	Covered Home Loan

Standard & Poor’s Home Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct. 1, 2002 – Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 – March 6, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective for loans closed on or after November 27, 2003	Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58- 21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	Consumer Home Loan
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004	Consumer Home Loan

Revised 03/01/07

SCHEDULE A

REQUIRED RATINGS FOR EACH CLASS OF CERTIFICATES

Public Certificates

Class	S&P	Moody’s
A-1	AAA	Aaa
A-2	AAA	Aaa
A-3	AAA	Aaa
A-4	AAA	Aa1
A-5	AAA	Aaa
A-6	AAA	Aaa
A-7	AAA	Aa1
PO	AAA	Aaa
X	AAA	Aaa
R-1	AAA	Aaa
R-2	AAA	Aaa
R-3	AAA	Aaa
B-1	AA	Aa2
B-2	A	A2
B-3	BBB	Baa2

None of the above ratings has been lowered, qualified or withdrawn since the dates of issuance of such ratings by the Rating Agencies.

Private Certificates

Class	S&P	Moody’s
B-4	BB	Ba2
B-5	B	B2
B-6	Not Rated	Not Rated
P	Not Rated	Not Rated

EXHIBIT M

[Reserved]

EXHIBIT N

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

Definitions
Primary Servicer – transaction party having borrower contact
Master Servicer – aggregator of pool assets
Trustee – waterfall calculator; fiduciary of the transaction
Back-up Servicer – named in the transaction (in the event a Back up Servicer becomes the Primary Servicer, follow Primary Servicer obligations)
Custodian – safe keeper of pool assets

Note:  The definitions above describe the essential function that the party performs, rather than the party’s title.

Where there are multiple checks for criteria the attesting party will identify in their management assertion that they are attesting only to the portion of the distribution chain they are responsible for in the related transaction agreements.

Key:	X – obligation
[X] – under consideration for obligation

Reg AB Reference	Servicing Criteria	Primary Servicer	Master Servicer	Trustee	Custodian

General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X	X	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X	X	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Pool Assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
		X	X
Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
		X	X	X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X	X	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
		X	X	X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
		X	X	X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
		X	X	X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X		X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
		X	X	X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer.
		X	X	X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X	X	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X	X	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X	X	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X			X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	X			X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X		X
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
		X	X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
		X	X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X	X
1122(d)(4)(xv)
Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.  (In this transaction there is no external enhancement or other support.)
		X		X

EXHIBIT O

FORM 10-D, FORM 8-K AND FORM 10-K
REPORTING RESPONSIBILITY

As to each item described below, the entity indicated as the Responsible Party shall be primarily responsible for reporting the information to the party identified as responsible for preparing the Securities Exchange Act Reports pursuant to Section 4.18 of the Pooling and Servicing Agreement.

Under Item 1 of Form 10-D: a) items marked “Monthly Statements to Certificateholders” are required to be included in the periodic Distribution Date statement under Section 6.06, provided by the Trustee based on information received from the party providing such information; and b) items marked “Form 10-D report” are required to be in the Form 10-D report but not the Monthly Statements to Certificateholders, provided by the party indicated. Information under all other Items of Form 10-D is to be included in the Form 10-D report.  All such information and any other Items on Form 8-K and Form 10-D set forth in this Exhibit shall be sent to the Trustee and the Depositor.

Form	Item	Description	Servicers	Master Servicer	Trustee	Custodian	Depositor	Sponsor

10-D	Must Be Filed Within 15 Days Of The Distribution Date For The Asset-Backed Securities.

	1	Distribution And Pool Performance Information

Item 1121(A) – Distribution And Pool Performance Information

		(1) Any Applicable Record Dates, Accrual Dates, Determination Dates For Calculating Distributions And Actual Distribution Dates For The Distribution Period.			X (Monthly Statements To Certificateholders)

		(2) Cash Flows Received And The Sources Thereof For Distributions, Fees And Expenses.			X (Monthly Statements To Certificateholders)

		(3) Calculated Amounts And Distribution Of The Flow Of Funds For The Period Itemized By Type And Priority Of Payment, Including:			X (Monthly Statements To Certificateholders)

		(I) Fees Or Expenses Accrued And Paid, With An Identification Of The General Purpose Of Such Fees And The Party Receiving Such Fees Or Expenses.			X (Monthly Statements To Certificateholders)

(Ii) Payments Accrued Or Paid With Respect To Enhancement Or Other Support Identified In Item 1114 Of Regulation Ab (Such As Insurance Premiums Or Other Enhancement Maintenance Fees), With An Identification Of The General Purpose Of Such Payments And The Party Receiving Such Payments.
X (Monthly Statements To Certificateholders)

		(Iii) Principal, Interest And Other Distributions Accrued And Paid On The Asset-Backed Securities By Type And By Class Or Series And Any Principal Or Interest Shortfalls Or Carryovers.			X (Monthly Statements To Certificateholders)

		(Iv) The Amount Of Excess Cash Flow Or Excess Spread And The Disposition Of Excess Cash Flow.			X (Monthly Statements To Certificateholders)

		(4) Beginning And Ending Principal Balances Of The Asset-Backed Securities.			X (Monthly Statements To Certificateholders)

(5) Interest Rates Applicable To The Pool Assets And The Asset-Backed Securities, As Applicable. Consider Providing Interest Rate Information For Pool Assets In Appropriate Distributional Groups Or Incremental Ranges.
X (Monthly Statements To Certificateholders)

		(6) Beginning And Ending Balances Of Transaction Accounts, Such As Reserve Accounts, And Material Account Activity During The Period.			X (Monthly Statements To Certificateholders)

(7) Any Amounts Drawn On Any Credit Enhancement Or Other Support Identified In Item 1114 Of Regulation Ab, As Applicable, And The Amount Of Coverage Remaining Under Any Such Enhancement, If Known And Applicable.
X (Monthly Statements To Certificateholders)

(8) Number And Amount Of Pool Assets At The Beginning And Ending Of Each Period, And Updated Pool Composition Information, Such As Weighted Average Coupon, Weighted Average Remaining Term, Pool Factors And Prepayment Amounts.
					X (Monthly Statements To Certificateholders)		Updated Pool Composition Information Fields To Be As Specified By Depositor From Time To Time

		(9) Delinquency And Loss Information For The Period.	X	X	X (Monthly Statements To Certificateholders)

		In Addition, Describe Any Material Changes To The Information Specified In Item 1100(B)(5) Of Regulation Ab Regarding The Pool Assets. (Methodology)	X

(10) Information On The Amount, Terms And General Purpose Of Any Advances Made Or Reimbursed During The Period, Including The General Use Of Funds Advanced And The General Source Of Funds For Reimbursements.
			X	X	X (Monthly Statements To Certificateholders)

		(11) Any Material Modifications, Extensions Or Waivers To Pool Asset Terms, Fees, Penalties Or Payments During The Distribution Period Or That Have Cumulatively Become Material Over Time.	X	X	X (Monthly Statements To Certificateholders)

		(12) Material Breaches Of Pool Asset Representations Or Warranties Or Transaction Covenants.	X	X	X (If Agreed Upon By The Parties)

		(13) Information On Ratio, Coverage Or Other Tests Used For Determining Any Early Amortization, Liquidation Or Other Performance Trigger And Whether The Trigger Was Met.			X (Monthly Statements To Certificateholders)

		(14) Information Regarding Any New Issuance Of Asset-Backed Securities Backed By The Same Asset Pool,					X

Information Regarding Any Pool Asset Changes (Other Than In Connection With A Pool Asset Converting Into Cash In Accordance With Its Terms), Such As Additions Or Removals In Connection With A Prefunding Or Revolving Period And Pool Asset Substitutions And Repurchases (And Purchase Rates, If Applicable), And Cash Flows Available For Future Purchases, Such As The Balances Of Any Prefunding Or Revolving Accounts, If Applicable.
			X	X	X		X

Disclose Any Material Changes In The Solicitation, Credit-Granting, Underwriting, Origination, Acquisition Or Pool Selection Criteria Or Procedures, As Applicable, Used To Originate, Acquire Or Select The New Pool Assets.
							X	X

		Item 1121(B) – Pre-Funding Or Revolving Period Information Updated Pool Information As Required Under Item 1121(B).					X

	2	Legal Proceedings

Item 1117 – Legal Proceedings Pending Against The Following Entities, Or Their Respective Property, That Is Material To Certificateholders, Including Proceedings Known To Be Contemplated By Governmental Authorities:

		Sponsor (Seller)						X

		Depositor					X

		Trustee			X

		Issuing Entity					X

		Master Servicer, Affiliated Servicer, Other Servicer Servicing 20% Or More Of Pool Assets At Time Of Report, Other Material Servicers	X	X

		Originator Of 20% Or More Of Pool Assets As Of The Cut-Off Date					X

		Custodian				X

	3	Sales Of Securities And Use Of Proceeds

Information From Item 2(A) Of Part Ii Of Form 10-Q:

With Respect To Any Sale Of Securities By The Sponsor, Depositor Or Issuing Entity, That Are Backed By The Same Asset Pool Or Are Otherwise Issued By The Issuing Entity, Whether Or Not Registered, Provide The Sales And Use Of Proceeds Information In Item 701 Of Regulation S-K.  Pricing Information Can Be Omitted If Securities Were Not Registered.
X

	4	Defaults Upon Senior Securities

		Information From Item 3 Of Part Ii Of Form 10-Q: Report The Occurrence Of Any Event Of Default (After Expiration Of Any Grace Period And Provision Of Any Required Notice)			X

	5	Submission Of Matters To A Vote Of Security Holders

		Information From Item 4 Of Part Ii Of Form 10-Q			X

	6	Significant Obligors Of Pool Assets

		Item 1112(B) –Significant Obligor Financial Information*					X

*This Information Need Only Be Reported On The Form 10-D For The Distribution Period In Which Updated Information Is Required Pursuant To The Item.

	7	Significant Enhancement Provider Information

Item 1114(B)(2) – Credit Enhancement Provider Financial Information*

		Determining Applicable Disclosure Threshold					X

		Obtain Required Financial Information Or Effecting Incorporation By Reference					X

Item 1115(B) – Derivative Counterparty Financial Information*

		Determining Current Maximum Probable Exposure					X

		Determining Current Significance Percentage			X

		Notify Derivative Counterparty Of Significance Percentage And Request Required Financial Information			X

		Obtain Required Financial Information Or Effecting Incorporation By Reference					X

*This Information Need Only Be Reported On The Form 10-D For The Distribution Period In Which Updated Information Is Required Pursuant To The Items.

	8	Other Information

		Disclose Any Information Required To Be Reported On Form 8-K During The Period Covered By The Form 10-D But Not Reported	The Responsible Party For The Applicable Form 8-K Item As Indicated Below.

	9	Exhibits

		Distribution Report			X

		Exhibits Required By Item 601 Of Regulation S-K, Such As Material Agreements					X

8-K	Must Be Filed Within Four Business Days Of An Event Reportable On Form 8-K.

	1.01	Entry Into A Material Definitive Agreement

Disclosure Is Required Regarding Entry Into Or Amendment Of Any Definitive Agreement That Is Material To The Securitization, Even If Depositor Is Not A Party.

Examples: Servicing Agreement, Custodial Agreement.

Note: Disclosure Not Required As To Definitive Agreements That Are Fully Disclosed In The Prospectus
			X	X	X		X	X

	1.02	Termination Of A Material Definitive Agreement	X	X	X		X	X

Disclosure Is Required Regarding Termination Of  Any Definitive Agreement That Is Material To The Securitization (Other Than Expiration In Accordance With Its Terms), Even If Depositor Is Not A Party.

Examples: Servicing Agreement, Custodial Agreement.

	1.03	Bankruptcy Or Receivership

Disclosure Is Required Regarding The Bankruptcy Or Receivership, If Known To The Master Servicer, With Respect To Any Of The Following:

Sponsor (Seller), Depositor, Master Servicer, Affiliated Servicer, Other Servicer Servicing 20% Or More Of Pool Assets At Time Of Report, Other Material Servicers, Certificate Administrator, Trustee, Significant Obligor, Credit Enhancer (10% Or More), Derivatives Counterparty, Custodian
			X	X	X	X	X	X

	2.04	Triggering Events That Accelerate Or Increase A Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement

Includes An Early Amortization, Performance Trigger Or Other Event, Including Event Of Default, That Would Materially Alter The Payment Priority/Distribution Of Cash Flows/Amortization Schedule.

Disclosure Will Be Made Of Events Other Than Waterfall Triggers Which Are Disclosed In The Monthly Statement To Certificateholders
				X	X

	3.03	Material Modification To Rights Of Security Holders

		Disclosure Is Required Of Any Material Modification To Documents Defining The Rights Of Certificateholders, Including The Pooling And Servicing Agreement			X		X

	5.03	Amendments To Articles Of Incorporation Or Bylaws; Change In Fiscal Year

		Disclosure Is Required Of Any Amendment “To The Governing Documents Of The Issuing Entity”					X

	5.06	Change In Shell Company Status

		[Not Applicable To Abs Issuers]					X

	6.01	Abs Informational And Computational Material

		[Not Included In Reports To Be Filed Under Section 3.18]					X

	6.02	Change Of Servicer Or Trustee

Requires Disclosure Of Any Removal, Replacement, Substitution Or Addition Of Any Master Servicer, Affiliated Servicer, Other Servicer Servicing 10% Or More Of Pool Assets At Time Of Report, Other Material Servicers, Certificate Administrator Or Trustee.
			X	X	X		X

		Reg Ab Disclosure About Any New Servicer Is Also Required.	X

		Reg Ab Disclosure About Any New Trustee Is Also Required.			X (To The Extent Of A New Trustee)

	6.03	Change In Credit Enhancement Or Other External Support [In This Transaction There Is No External Enhancement Or Other Support.]

Covers Termination Of Any Enhancement In Manner Other Than By Its Terms, The Addition Of An Enhancement, Or A Material Change In The Enhancement Provided.  Applies To External Credit Enhancements As Well As Derivatives.
					X		X

		Reg Ab Disclosure About Any New Enhancement Provider Is Also Required.			X		X

	6.04	Failure To Make A Required Distribution			X

	6.05	Securities Act Updating Disclosure

If Any Material Pool Characteristic Differs By 5% Or More At The Time Of Issuance Of The Securities From The Description In The Final Prospectus, Provide Updated Reg Ab Disclosure About The Actual Asset Pool.
X

		If There Are Any New Servicers Or Originators Required To Be Disclosed Under Regulation Ab As A Result Of The Foregoing, Provide The Information Called For In Items 1108 And 1110 Respectively.					X

	7.01	Regulation Fd Disclosure	X	X	X	X	X

	8.01	Other Events

		Any Event, With Respect To Which Information Is Not Otherwise Called For In Form 8-K, That The Registrant Deems Of Importance To Security Holders.					X

	9.01	Financial Statements And Exhibits	The Responsible Party Applicable To Reportable Event.

10-K	Must Be Filed Within 90 Days Of The Fiscal Year End For The Registrant.

	9b	Other Information

		Disclose Any Information Required To Be Reported On Form 8-K During The Fourth Quarter Covered By The Form 10-K But Not Reported	The Responsible Party For The Applicable Form 8-K Item As Indicated Above.

	15	Exhibits And Financial Statement Schedules

		Item 1112(B) –Significant Obligor Financial Information					X

Item 1114(B)(2) – Credit Enhancement Provider Financial Information

		Determining Applicable Disclosure Threshold					X

		Obtain Required Financial Information Or Effecting Incorporation By Reference					X

Item 1115(B) – Derivative Counterparty Financial Information

		Determining Current Maximum Probable Exposure					X

		Determining Current Significance Percentage			X

		Notify Derivative Counterparty Of Significance Percentage And Request Required Financial Information			X

		Obtain Required Financial Information Or Effecting Incorporation By Reference			X

Item 1117 – Legal Proceedings Pending Against The Following Entities, Or Their Respective Property, That Is Material To Certificateholders, Including Proceedings Known To Be Contemplated By Governmental Authorities:

		Sponsor (Seller)						X

		Depositor					X

		Trustee			X

		Issuing Entity					X

		Master Servicer, Affiliated Servicer, Other Servicer Servicing 20% Or More Of Pool Assets At Time Of Report, Other Material Servicers	X	X

		Originator Of 20% Or More Of Pool Assets As Of The Cut-Off Date					X

		Custodian				X

Item 1119 – Affiliations And Relationships Between The Following Entities, Or Their Respective Affiliates, That Are Material To Certificateholders:

		Sponsor (Seller)						X

		Depositor					X

		Trustee			X

		Master Servicer, Affiliated Servicer, Other Servicer Servicing 20% Or More Of Pool Assets At Time Of Report, Other Material Servicers	X	X

		Originator					X

		Custodian				X

		Credit Enhancer/Support Provider					X

		Significant Obligor					X

		Item 1122 – Assessment Of Compliance With Servicing Criteria	X	X	X	X

		Item 1123 – Servicer Compliance Statement	X	X

EXHIBIT P

ADDITIONAL DISCLOSURE NOTIFICATION

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179
Fax: (212) 272-2000
E-mail: regabnotifications@bear.com

Wells Fargo Bank, N.A. as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Fax: (410) 715-2380
E-mail:  cts.sec.notifications@wellsfargo.com

Attn:  Corporate Trust Services – BSABS I 2007-AC5-SEC REPORT PROCESSING

RE:  **Additional Form [  ] Disclosure**Required

Ladies and Gentlemen:

In accordance with Section 4.18 of the Pooling and Servicing Agreement, dated as of June 1, 2007, among Bear Stearns Asset Backed Securities I LLC, as Depositor, EMC Mortgage Corporation, as Master Servicer, Seller and Company and Wells Fargo Bank, National Association, as Trustee.  The Undersigned hereby notifies you that certain events have come to our attention that [will][may] need to be disclosed on Form [   ].

Description of Additional Form [   ] Disclosure:

List of Any Attachments hereto to be included in the Additional Form [  ] Disclosure:

Any inquiries related to this notification should be directed to [   ], phone number:  [   ]; email address:  [   ].

[NAME OF PARTY]
as [role]

By:
Name:
Title:

EXHIBIT Q-1

BANK OF AMERICA SERVICING AGREEMENT

SECOND AMENDED AND RESTATED
FLOW MORTGAGE LOAN SALE AND SERVICING AGREEMENT

between

BANK OF AMERICA, NATIONAL ASSOCIATION,
as Seller and as Servicer,

and

EMC MORTGAGE CORPORATION
as Purchaser

February 1, 2006

Residential Mortgage Loans

SECTION 1.	Definitions.
SECTION 2.	Purchase and Conveyance.
SECTION 3.	Mortgage Loan Schedule.
SECTION 4.	Purchase Price.
SECTION 5.	Examination of Mortgage Files.
SECTION 6.	Delivery of Mortgage Loan Documents.
Subsection 6.01	Possession of Mortgage Files.
Subsection 6.02	Books and Records.
Subsection 6.03	Delivery of Mortgage Loan Documents.
SECTION 7.	Representations, Warranties and Covenants; Remedies for Breach.
Subsection 7.01	Representations and Warranties Regarding Individual Mortgage Loans.
Subsection 7.02	Seller and Servicer Representations.
Subsection 7.03	Remedies for Breach of Representations and Warranties.
Subsection 7.04	Repurchase of Certain Prepaid or Converted Mortgage Loans.
SECTION 8.	Closing Conditions.
SECTION 9.	[Reserved.]
SECTION 10.	Costs.
SECTION 11.	Administration and Servicing of Mortgage Loans.
Subsection 11.01	Servicer to Act as Servicer; Subservicing.
Subsection 11.02	Liquidation of Mortgage Loans.
Subsection 11.03	Collection of Mortgage Loan Payments.
Subsection 11.04	Establishment of Custodial Account; Deposits in Custodial Account.
Subsection 11.05	Withdrawals From the Custodial Account.
Subsection 11.06	Establishment of Escrow Account; Deposits in Escrow Account.
Subsection 11.07	Withdrawals From Escrow Account.
Subsection 11.08	Payment of Taxes, Insurance and Other Charges; Collections Thereunder.
Subsection 11.09	Transfer of Accounts.
Subsection 11.10	Maintenance of Hazard Insurance.
Subsection 11.11	Maintenance of Primary Mortgage Insurance Policy; Claims.
Subsection 11.12	Fidelity Bond; Errors and Omissions Insurance.
Subsection 11.13	Title, Management and Disposition of REO Property.
Subsection 11.14	Servicing Compensation.
Subsection 11.15	Distributions.
Subsection 11.16	Statements to the Purchaser.
Subsection 11.17	Advances by the Servicer.
Subsection 11.18	Assumption Agreements.
Subsection 11.19	Satisfaction of Mortgages and Release of Mortgage Files.
Subsection 11.20	Annual Statement as to Compliance.
Subsection 11.21	Annual Independent Public Accountants’ Servicing Report.
Subsection 11.22	Servicer Shall Provide Access and Information as Reasonably Required.
Subsection 11.23	Inspections.
Subsection 11.24	Restoration of Mortgaged Property.
SECTION 12.	The Servicer.
Subsection 12.01	Indemnification; Third Party Claims.
Subsection 12.02	Merger or Consolidation of the Servicer.
Subsection 12.03	Limitation on Liability of the Servicer and Others.
Subsection 12.04	Seller and Servicer Not to Resign.
SECTION 13.	Default.
Subsection 13.01	Events of Default.
Subsection 13.02	Waiver of Default.
SECTION 14.	Termination.
Subsection 14.01	Termination.
Subsection 14.02	Successors to the Servicer.
SECTION 15.	Notices.
SECTION 16.	Severability Clause.
SECTION 17.	No Partnership.
SECTION 18.	Counterparts.
SECTION 19.	Governing Law.
SECTION 20.	Intention of the Parties.
SECTION 21.	Waivers.
SECTION 22.	Exhibits.
SECTION 23.	General Interpretive Principles.
SECTION 24.	Reproduction of Documents.
SECTION 25.	Amendment.
SECTION 26.	Confidentiality.
SECTION 27.	Entire Agreement.
SECTION 28.	Further Agreements; Securitization.
SECTION 29.	Successors and Assigns.
SECTION 30.	Non-Solicitation.
SECTION 31.	Protection of Consumer Information.

EXHIBITS

EXHIBIT 1	MORTGAGE LOAN DOCUMENTS

EXHIBIT 2	CONTENTS OF EACH MORTGAGE FILE

EXHIBIT 3	UNDERWRITING GUIDELINES

EXHIBIT 4	FORM OF LOST NOTE AFFIDAVIT

EXHIBIT 5	FORM OF MONTHLY REMITTANCE REPORT

EXHIBIT 6	FORM OF TERM SHEET

EXHIBIT 7	FORM OF CERTIFICATION TO BE PROVIDED BY THE SERVICER

SECOND AMENDED AND RESTATED
FLOW MORTGAGE LOAN SALE AND SERVICING AGREEMENT

THIS SECOND AMENDED AND RESTATED FLOW MORTGAGE LOAN SALE AND SERVICING AGREEMENT (the “Agreement”), dated February 1, 2006, is hereby executed by and between EMC MORTGAGE CORPORATION, a Delaware corporation, as purchaser (the “Purchaser”), and BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association, as seller (the “Seller”) and as servicer (the “Servicer”).

WITNESSETH:

WHEREAS, the Seller, the Servicer and the Purchaser are parties to an Amended and Restated Flow Mortgage Loan Sale and Servicing Agreement, dated as of April 1, 2005 (the “Existing Flow Agreement”), by and among the Seller, the Servicer and the Purchaser; and

WHEREAS, the Seller has agreed to sell from time to time to the Purchaser, and the Purchaser has agreed to purchase from time to time from the Seller, certain conventional, residential, first-lien mortgage loans (the “Mortgage Loans”) as described herein on a servicing-retained basis, and which shall be delivered as whole loans as provided herein; and

WHEREAS, the Mortgage Loans will be sold by the Seller and purchased by the Purchaser as pools or groups of whole loans, servicing retained (each, a “Mortgage Loan Package”) on the various Closing Dates as provided herein; and

WHEREAS, each of the Mortgage Loans will be secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the related Mortgage Loan Schedule which will be annexed to a Term Sheet (as defined herein) on the related Closing Date; and

WHEREAS, the Purchaser, the Seller and the Servicer wish to prescribe the manner of the conveyance, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser, the Seller and the Servicer agree that the Existing Flow Agreement is hereby amended and restated in its entirety as set forth in the heading and recitals hereto and as follows:

SECTION 1.	Definitions.

For purposes of this Agreement, the following capitalized terms shall have the respective meanings set forth below.

Adjustable Rate Mortgage Loan:  A Mortgage Loan that contains a provision pursuant to which the Mortgage Interest Rate is adjusted periodically.

Adjustment Date:  As to each Adjustable Rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note and Mortgage.

Agreement:  This Amended and Restated Flow Mortgage Loan Sale and Servicing Agreement including all exhibits, schedules, amendments and supplements hereto.

ALTA:  The American Land Title Association or any successor thereto.

Appraised Value:  With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by a Qualified Appraiser at the time of origination of the Mortgage Loan, and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan; provided, however, that in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the value determined by an appraisal made for the originator of such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan by a Qualified Appraiser.

Assignment of Mortgage:  An individual assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to give record notice of the sale of the Mortgage to the Purchaser.

BPP Addendum:  With respect to any BPP Mortgage Loan, a Borrowers Protection Plan® addendum to the related Mortgage Note pursuant to which the Servicer agrees to cancel (i) certain payments of principal and interest on the related Mortgage Loan for up to twelve (12) months upon the disability or involuntary unemployment of the Mortgagor or (ii) the outstanding principal balance of such Mortgage Loan upon the accidental death of the Mortgagor, subject to the terms thereof.  When used herein, a Mortgage Loan to which such BPP Addendum relates is a BPP Mortgage Loan, to the extent not so stated.

BPP Fees:  With respect to any BPP Mortgage Loan, any fees payable by a Mortgagor for the right to cancel any portion of principal or interest of a BPP Mortgage Loan pursuant to the terms of the related BPP Addendum.

BPP Mortgage Loan:  Any Mortgage Loan which includes a BPP Addendum under which the Mortgagor accepted the Seller’s Borrowers Protection Plan® and is identified on the Mortgage Loan Schedule as a BPP Mortgage Loan, provided that such BPP Addendum has not been terminated in accordance with its terms.

BPP Mortgage Loan Payment:  With respect to any BPP Mortgage Loan, the Monthly Covered Amount or Total Covered Amount, if any, payable by the Servicer pursuant to Subsection 11.25.

Business Day:  Any day other than a Saturday or Sunday, or a day on which banking and savings and loan institutions in the States of New York, California or Virginia are authorized or obligated by law or executive order to be closed.

Closing Date:  The date or dates, set forth in the related Term Sheet, on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans identified on the related Mortgage Loan Schedule attached thereto.

CLTA:  The California Land Title Association or any other successor thereto.

Code:  The Internal Revenue Code of 1986, as amended, or any successor statute thereto.

Condemnation Proceeds:  All awards, compensation and settlements in respect of a taking (whether permanent or temporary) of all or part of a Mortgaged Property by exercise of the power of condemnation or the right of eminent domain, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Consumer Information:  Information including, but not limited to, all personal information about the Mortgagors that is supplied to the Seller by or on behalf of the Mortgagors.

Convertible Mortgage Loan:  An Adjustable Rate Mortgage Loan that by its terms and subject to certain conditions allows the Mortgagor to convert the adjustable Mortgage Interest Rate thereon to a fixed Mortgage Interest Rate.

Covered Loan:  A Mortgage Loan categorized as “Covered” pursuant to the Standard & Poor’s Glossary for File Format for LEVELS® Version 5.6, Appendix E, as revised from time to time and in effect on each related Closing Date.

Custodial Account:  As defined in Subsection 11.04.

Customary Servicing Procedures:  Procedures (including collection procedures) that the Servicer customarily employs and exercises in servicing and administering mortgage loans for its own account and which are in accordance with accepted mortgage servicing practices of prudent lending institutions and the Fannie Mae Guides.

Cut-off Date:  With respect to each Mortgage Loan, the first day of the month of the related Closing Date as set forth in the related Term Sheet.

Cut-off Date Principal Balance:  The aggregate Stated Principal Balance of the Mortgage Loans, set forth in the related Term Sheet, as of the related Cut-off Date which is determined after the application to the reduction of principal of payments of principal due on or before the related Cut-off Date, whether or not collected (except with respect to Option ARM Mortgage Loans, in which case, to the extent collected, and of Principal Prepayments received before the related Cut-off Date.

Deleted Mortgage Loan:  A Mortgage Loan replaced or to be replaced with a Substitute Mortgage Loan in accordance with this Agreement.

Determination Date:  With respect to each Remittance Date, the 15th day (or, if such 15th day is not a Business Day, the following Business Day) of the month in which such Remittance Date occurs.

Due Date:  With respect to each Remittance Date, the first day of the month in which such Remittance Date occurs, which is the day on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Due Period:  With respect to each Remittance Date, the period beginning on the second day of the month preceding the month of the Remittance Date, and ending on the first day of the month of the Remittance Date.

Eligible Investments:  Any one or more of the following obligations or securities:

(i)  direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii)  (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii)  repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i)  above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv)  securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such investment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Eligible Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as Eligible Investments to exceed 10% of the aggregate outstanding principal balances of all of the Mortgage Loans and Eligible Investments;

(v)  commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) which is rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi)  any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(vii)  any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency;

provided, however, that no instrument or security shall be an Eligible Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Escrow Account:  As defined in Subsection 11.06.

Escrow Payments:  The amounts constituting ground rents, taxes, assessments, Primary Mortgage Insurance Policy premiums, fire and hazard insurance premiums, flood insurance premiums, condominium charges and other payments as may be required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Mortgage Note or Mortgage.

Event of Default:  Any one of the conditions or circumstances enumerated in Subsection 13.01.

Fannie Mae:  The entity formerly known as the Federal National Mortgage Association or any successor thereto.

Fannie Mae Guides:  The Fannie Mae Sellers’ Guide and the Fannie Mae Servicers’ Guide and all amendments or additions thereto.

FDIC:  The Federal Deposit Insurance Corporation or any successor thereto.

Fidelity Bond:  The fidelity bond required to be obtained by the Servicer pursuant to Subsection 11.12.

FIRREA:  The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended and in effect from time to time.

First Remittance Date:  With respect to each Mortgage Loan Package, the 18th day (or if such 18th day is not a Business Day, the Business Day immediately following such 18th day) of the month following the related Closing Date.

Freddie Mac:  The entity formerly known as the Federal Home Loan Mortgage Corporation or any successor thereto.

Freddie Mac Guide:  The Freddie Mac Single Family Seller/Servicer Guide and all amendments or additions thereto.

GAAP:  Generally accepted accounting principles consistently applied.

Gross Margin:  With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note and Mortgage which is added to the Index in order to determine the related Mortgage Interest Rate.

High Cost Loan:  A Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, as amended, (b) a “high cost home,” “threshold,” “covered” (excluding New Jersey “covered home loans” as that term is defined in clause (i) of the definition of that term under the New Jersey Home Ownership Security Act of 2002 (as amended) that were not originated between November 26, 2003 and July 7, 2004), “high risk home,” “predatory” or similar loan under any other applicable state, federal or local law or (c) a Mortgage Loan categorized as “High Cost” pursuant to the Standard & Poor’s Glossary for File Format for LEVELS® Version 5.6, Appendix E, as revised from time to time and in effect on each related Closing Date.

HUD:  The United States Department of Housing and Urban Development or any successor thereto.

Index:  With respect to any Adjustable Rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating interest thereon.

Initial Rate Cap:  As to each Adjustable Rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date as provided in the related Mortgage Note.

Insurance Proceeds:  With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lifetime Rate Cap:  As to each Adjustable Rate Mortgage Loan, the maximum Mortgage Interest Rate which shall be as permitted in accordance with the provisions of the related Mortgage Note.

Liquidation Proceeds:  The proceeds received in connection with the liquidation of a defaulted Mortgage Loan through trustee’s sale, foreclosure sale or otherwise, other than amounts received following the acquisition of REO Property, Insurance Proceeds and Condemnation Proceeds.

Loan-to-Value Ratio:  With respect to any Mortgage Loan as of any date of determination, the ratio, expressed as a percentage, on such date of the outstanding principal balance of the Mortgage Loan, to the Appraised Value of the related Mortgaged Property.

LTV:  Loan-to-Value Ratio.

Monthly Covered Amount:  With respect to any BPP Mortgage Loan, the amount of any principal and interest due by a Mortgagor and cancelled for any month pursuant to the terms of the related BPP Addendum upon the disability or involuntary unemployment of such Mortgagor.

Monthly Payment:  With respect to any Mortgage Loan (other than an Option ARM Mortgage Loan), the scheduled payment of principal and interest payable by a Mortgagor under the related Mortgage Note on each Due Date, which payment may change on any Adjustment Date as provided in the related Mortgage Note and Mortgage for any Adjustable Rate Mortgage Loan.  With respect to any Option ARM Mortgage Loan, the payment of interest and/or principal elected to be paid by a Mortgagor pursuant to the payment options under the related Mortgage Note on each Due Date which payment may change on any Due Date as provided in the related Mortgage Note.

Mortgage:  The mortgage, deed of trust or other instrument creating a first lien on the Mortgaged Property securing the Mortgage Note.

Mortgage File:  With respect to any Mortgage Loan, the items listed in Exhibit 2 hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Interest Rate:  With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note, including, but not limited to, the limitations on such interest rate imposed by the Initial Rate Cap, the Periodic Rate Cap and the Lifetime Rate Cap, if any.

Mortgage Loan:  Each mortgage loan sold, assigned and transferred pursuant to this Agreement and identified on the Mortgage Loan Schedule annexed to the related Term Sheet, including, without limitation, the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such mortgage loan.

Mortgage Loan Documents:  With respect to any Mortgage Loan, the documents listed in Exhibit 1 hereto.

Mortgage Loan Package:  The pool or group of whole loans purchased on a Closing Date, as described in the Mortgage Loan Schedule annexed to the related Term Sheet.

Mortgage Loan Remittance Rate:  With respect to any Mortgage Loan, the annual rate of interest payable to the Purchaser, which shall be equal to the related Mortgage Interest Rate minus the related Servicing Fee Rate.

Mortgage Loan Schedule:  With respect to each Mortgage Loan Package, the schedule of Mortgage Loans annexed to the related Term Sheet (and delivered in electronic format to the Purchaser), such schedule as setting forth the following information with respect to each Mortgage Loan: (1) the Servicer’s Mortgage Loan identifying number; (2) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investment property; (3) the property type for each Mortgaged Property; (4) the original months to maturity and the remaining months to maturity from the Cut-off Date; (5) the Loan-to-Value Ratio at origination; (6) the Mortgage Interest Rate as of the Cut-off Date; (7) the date on which the first Monthly Payment was due on the Mortgage Loan, and, if such date is not the Due Date currently in effect, such Due Date; (8) the stated maturity date; (9) the amount of the Monthly Payment as of the Cut-off Date; (10) the paid-through date; (11) the original principal amount of the Mortgage Loan; (12) the Stated Principal Balance of the Mortgage Loan as of the close of business on the Cut-off Date; (13) the Mortgage Loan Remittance Rate as of the Cut-off Date; (14) a code indicating the purpose of the Mortgage Loan; (15) a code indicating the documentation style; (16) the Appraised Value; (17) the identity of the Seller; (18) the street address of the Mortgaged Property, including the city, state and zip code; (19) the number of times during the twelve (12) month period preceding the Closing Date that any Monthly Payment has been received more than thirty (30) days after its Due Date; (20) a code indicating whether or not the Mortgage Loan is subject to a Primary Mortgage Insurance Policy; (21) the date on which the Mortgage Loan was originated; (22) a code indicating whether the Mortgage contains a prepayment penalty provision together with the type and term of such penalty; (23) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (24) with respect to each Adjustable Rate Mortgage Loan, the Lifetime Rate Cap; (25) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap; (26) with respect to each Adjustable Rate Mortgage Loan, the Initial Rate Cap; (27) with respect to each Adjustable Rate Mortgage Loan, the Adjustment Date; (28) with respect to each Adjustable Rate Mortgage Loan, a code indicating the type of Index; (29) a code indicating whether the Mortgage Loan has a mandatory arbitration clause; (30) a code indicating whether the Mortgage Loan is a BPP Mortgage Loan and (31) a code indicating whether the Mortgage Loan is an Option ARM Mortgage Loan.  With respect to the Mortgage Loans on the Mortgage Loan Schedule in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the Cut-off Date: (i) the number of Mortgage Loans; (ii) the Cut-off Date Principal Balance; (iii) the weighted average Mortgage Interest Rate of the Mortgage Loans; (iv) the weighted average months to maturity of the Mortgage Loans; (v) with respect to each Adjustable Rate Mortgage Loan, the weighted average Lifetime Rate Cap; and (vi) with respect to each Adjustable Rate Mortgage Loan, the weighted average Gross Margin.

Mortgage Note:  The original executed note or other evidence of the Mortgage Loan indebtedness of a Mortgagor, including any riders or addenda thereto.

Mortgaged Property:  The Mortgagor’s real property securing repayment of a related Mortgage Note, consisting of a fee simple interest in a single parcel of real property improved by a Residential Dwelling.

Mortgagee:  The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

Mortgagor:  The obligor on a Mortgage Note, who is an owner of the Mortgaged Property and the grantor or mortgagor named in the Mortgage and such grantor’s or mortgagor’s successors in title to the Mortgaged Property.

NAIC:  The National Association of Insurance Commissioners or any successor organization.

Officer’s Certificate:  A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, a President or a Vice President of the Person on behalf of whom such certificate is being delivered.

Opinion of Counsel:  A written opinion of counsel, who may be an employee of the Seller or the Servicer, reasonably acceptable to the Purchaser.

Option ARM Mortgage Loan:  An Adjustable Rate Mortgage Loan with an original term to maturity of not more than thirty (30) years and with respect to which the related borrower may choose a flexible payment option each month pursuant to the terms of the related Mortgage Note.

OTS:  The Office of Thrift Supervision or any successor.

P&I Advance:  As defined in Subsection 11.17.

Periodic Rate Cap:  As to each Adjustable Rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate, on any Adjustment Date as provided in the related Mortgage Note.

Person:  An individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Primary Mortgage Insurance Policy:  A policy of primary mortgage guaranty insurance issued by an insurer acceptable to Fannie Mae or Freddie Mac.

Principal Prepayment:  Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date that is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price:  The price paid on the related Closing Date by the Purchaser to the Seller pursuant to this Agreement in exchange for the Mortgage Loans included in the related Mortgage Loan Package, as calculated pursuant to Section 4 and the related Term Sheet.

Purchase Price Percentage:  For each Mortgage Loan included in a Mortgage Loan Package, the percentage of par set forth in the related Term Sheet that is used to calculate the Purchase Price of the Mortgage Loans included in such Mortgage Loan Package.

Purchaser:  The Person listed as such in the initial paragraph of this Agreement, together with its successors and assigns as permitted under the terms of this Agreement.

Qualified Appraiser:  An appraiser of a Mortgaged Property duly appointed by the originator of the related Mortgage Loan, who had no interest, direct or indirect, in such Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the related Mortgage Loan and who met the qualifications of Fannie Mae or Freddie Mac and satisfied the requirements of Title XI of FIRREA.

Rating Agency:  Moody’s Investors Service, Inc., Standard & Poor’s Ratings Service, a Division of The McGraw-Hill Companies, Inc., Fitch, Inc. or any other nationally recognized statistical credit rating agency.

Record Date:  The close of business of the last Business Day of the month preceding the month of the related Remittance Date.

Refinanced Mortgage Loan: A Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property.

Remittance Date:  The 18th day (or if such 18th day is not a Business Day, the first Business Day immediately following such 18th day) of any month, beginning with the First Remittance Date.

REO Disposition:  The final sale by the Servicer or the Purchaser of an REO Property.

REO Disposition Proceeds:  All amounts received with respect to an REO Disposition pursuant to Subsection 11.13.

REO Property:  A Mortgaged Property acquired by the Servicer through foreclosure or deed in lieu of foreclosure, as described in Subsection 11.13.

Repurchase Price:  With respect to any Mortgage Loan, an amount equal to (A) the Stated Principal Balance of such Mortgage Loan as of the date of repurchase plus (B) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from and including the last Due Date through which interest has been paid on behalf of the Mortgagor or advanced by the Servicer to the day prior to such date of repurchase, less amounts received in respect of such repurchased Mortgage Loan for distribution in connection with such Mortgage Loan; provided, however, that if at the time of repurchase the Servicer is not the Seller or an affiliate of the Seller, the amount described in clause (B) shall be computed at the sum of (i) the Mortgage Loan Remittance Rate and (ii) the Servicing Fee Rate.

Residential Dwelling:  Any one of the following: (i) a detached one-family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a condominium project or (iv) a one-family dwelling in a planned unit development, none of which is a cooperative, mobile or manufactured home.

Sarbanes Certifying Party:  A Person who provides a certification required under the Sarbanes-Oxley Act of 2002 in connection with a Securitization or other securitization transaction.

Securities:  The securities issued in connection with a Securitization evidencing beneficial ownership interests in a trust the assets of which include the Mortgage Loans.

Securitization:  The transfer of the Mortgage Loans to a trust formed as part of a publicly issued and/or privately placed, rated securitization, including the issuance of the related Securities.

Seller:  Bank of America, National Association, a national banking association, or its successor in interest or any successor to the Seller under this Agreement appointed as herein provided.

Servicer:  Bank of America, National Association, a national banking association, or its successor in interest or any successor to the Servicer under this Agreement appointed as herein provided.

Servicing Advances:  All customary, reasonable and necessary out-of-pocket costs and expenses incurred in the performance by the Servicer of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage, and (d) payments made by the Servicer with respect to a Mortgaged Property pursuant to Subsection 11.08.

Servicing Fee:  With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Servicer, which shall, for each month, be equal to one-twelfth of the product of the applicable Servicing Fee Rate and the Stated Principal Balance of such Mortgage Loan.  Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed.  The obligation of the Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds and other proceeds, to the extent permitted by Subsection 11.05) of related Monthly Payments collected by the Servicer, or as otherwise provided under Subsection 11.05.

Servicing Fee Rate:  With respect to each Mortgage Loan, the per annum rate set forth on the related Mortgage Loan Schedule or if not specified thereon, in the related Term Sheet.

Servicing Officer:  Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished to the Purchaser by the Servicer, as such list may be amended from time to time.

Stated Principal Balance:  As to each Mortgage Loan as to any date of determination, (i) the principal balance of the Mortgage Loan at the related Cut-off Date after giving effect to the principal portion of any Monthly Payments due on or before such date, whether or not received (except with respect to Option ARM Mortgage Loans, in which case, to the extent received), as well as any Principal Prepayments received before such date, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal, or advances in lieu thereof.

Substitute Mortgage Loan:  A mortgage loan substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, be approved by the Purchaser and (i) have a Stated Principal Balance, after deduction of the principal portion of the Monthly Payment due in the month of substitution, not in excess of, and not materially greater or less than, the Stated Principal Balance of the Deleted Mortgage Loan; (ii) have a Mortgage Interest Rate equal to that of the Deleted Mortgage Loan; (iii) have a Loan-to-Value Ratio not higher than that of the Deleted Mortgage Loan; (iv) have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan; (v) comply with each representation and warranty set forth in Subsection 7.01; (vi) be current in the payment of principal and interest; (vii) be secured by a Mortgaged Property of the same type and occupancy status as secured the Deleted Mortgage Loan; and (viii) have payment terms that do not vary in any material respect from those of the Deleted Mortgage Loan.

Term Sheet:  With respect to each Mortgage Loan and Mortgage Loan Package, the Term Sheet, substantially in the form of Exhibit 6 attached hereto, confirming the sale by Seller and the purchase by the Purchaser of the Mortgage Loan Package on the related Closing Date.

Total Covered Amount:  With respect to any BPP Mortgage Loan, the outstanding principal balance of the Mortgage Loan cancelled pursuant to the terms of the related BPP Addendum upon the accidental death of the related Mortgagor.

Underwriting Guidelines:  The underwriting guidelines of the Seller attached hereto as Exhibit 3, as may be updated and incorporated into Exhibit 3 from time to time by providing such updates to the Purchaser.  To be applicable to a given Mortgage Loan and Mortgage Loan Package purchased and sold hereunder, such updates shall be provided to the Purchaser in advance of the related Closing Date.

SECTION 2.	Purchase and Conveyance.

The Seller, in exchange for the payment of the applicable Purchase Price by the Purchaser on the related Closing Date, hereby agrees to sell, transfer, assign, set over and convey to the Purchaser, without recourse, but subject to the terms of this Agreement, all of its rights, title and interest in and to the Mortgage Loans in a Mortgage Loan Package having an aggregate Stated Principal Balance on the related Cut-off Date in an amount as set forth in the related Term Sheet, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loan Package accepted by the Purchaser on the related Closing Date, together with the related Mortgage Files and all rights and obligations arising under the documents contained therein, but excluding any BPP Fees.

With respect to each Mortgage Loan purchased, the Purchaser shall own and be entitled to receive:  (a) all principal portion of all Monthly Payments due (or received in the case of the Option ARM Mortgage Loans) after the applicable Cut-off Date and (b) all other payments and/or recoveries of principal collected on or after the applicable Cut-off Date (provided, however, that all scheduled payments of principal due on or before the applicable Cut-off Date and collected by the Servicer after the applicable Cut-off Date shall, except in the case of the Option ARM Mortgage Loans, belong to the Seller), (c) all payments of interest on the Mortgage Loans net of the Servicing Fee (minus that portion of any such interest payment that is allocable to the period prior to the applicable Cut-off Date) and (d) all BPP Mortgage Loan Payments payable by the Servicer pursuant to Subsection 11.25 with respect to scheduled principal and interest due after the applicable Cut-off Date.

SECTION 3.	Mortgage Loan Schedule.

The Seller shall deliver the Mortgage Loan Schedule (which will be annexed to the related Term Sheet) to the Purchaser at least two (2) Business Days prior to the related Closing Date.

SECTION 4.	Purchase Price.

The Purchase Price for each Mortgage Loan Package shall be the Purchase Price Percentage multiplied by an amount equal to the Cut-off Date Principal Balance of the Mortgage Loans in such Mortgage Loan Package, or as otherwise calculated pursuant to the related Term Sheet, plus accrued interest on the aggregate Stated Principal Balance of the Mortgage Loan Package at the weighted average Mortgage Loan Remittance Rate from the related Cut-off Date through the day immediately prior to the related Closing Date, inclusive.  The initial principal amount of the Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date, after application of scheduled payments of principal due on or before the related Cut-off Date, whether or not collected (except with respect to Option ARM Mortgage Loans, in which case, to the extent received).  Such payment shall be made to the account designated by the Seller by wire transfer of immediately available funds by 4:00 p.m. Eastern Standard Time on the related Closing Date.

SECTION 5.	Examination of Mortgage Files.

In addition to any rights granted to the Purchaser hereunder to underwrite the Mortgage Loans and review the Mortgage Loan Documents prior to the related Closing Date, the Seller shall, prior to the related Closing Date, make the Mortgage Files available to the Purchaser for examination at the Seller’s offices.  Such examination may be made by the Purchaser or its designee, at its expense, at any reasonable time before the related Closing Date. Such underwriting by the Purchaser or its designee shall not impair or diminish the rights of the Purchaser or any of its successors under this Agreement with respect to a breach of the representations and warranties contained in this Agreement.  The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser’s or any of its successors’ rights to demand repurchase or other relief or remedy provided for in this Agreement.

SECTION 6.	Delivery of Mortgage Loan Documents.

Subsection 6.01  Possession of Mortgage Files.

The contents of each Mortgage File required to be retained by the Servicer to service the Mortgage Loans pursuant to this Agreement and thus not delivered to the Purchaser or its designee are and shall be held in trust by the Servicer for the benefit of the Purchaser as the owner thereof.  The Servicer’s possession of any portion of each such Mortgage File is at the will of the Purchaser for the sole purpose of facilitating servicing of the Mortgage Loans pursuant to this Agreement, and such retention and possession by the Servicer shall be in a custodial capacity only.  The ownership of each Mortgage Note, Mortgage and the contents of each Mortgage File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Servicer at the will of the Purchaser in such custodial capacity only.  The Mortgage File retained by the Servicer with respect to each Mortgage Loan pursuant to this Agreement shall be appropriately identified in the Servicer’s computer system to reflect clearly the ownership of such related Mortgage Loan by the Purchaser.  The Servicer shall release from its custody the contents of any Mortgage File retained by it only in accordance with this Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 7.03 of this Agreement or if required under applicable law or court order.  The Servicer shall deliver to the Purchaser copies of any documents in a Mortgage File reasonably requested by the Purchaser within thirty (30) days after the date of such request, at the expense of the Purchaser.

Subsection 6.02  Books and Records.

All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Servicer after the Cut-off Date on or in connection with a Mortgage Loan as provided in Section 2 shall be vested in the Purchaser, subject to this Agreement; provided, however, that all such funds received on or in connection with a Mortgage Loan as provided in Section 2 shall be received and held by the Servicer in trust for the benefit of the Purchaser as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

As more fully set forth in Section 20, it is the express intention of the parties that the transactions contemplated by this Agreement be, and be construed as, a sale of the Mortgage Loans by the Seller and not a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller.  Consequently, the sale of each Mortgage Loan shall be reflected as a purchase on the Purchaser’s business records, tax returns and financial statements, and as a sale of assets on the Seller’s business records, tax returns and financial statements.

Subsection 6.03  Delivery of Mortgage Loan Documents.

With respect to each Mortgage Loan, the Seller shall deliver and release to the Purchaser, or its designee, under a bailee letter, (a) at least two (2) Business Days prior to the related Closing Date (or such later date as the Purchaser may reasonably request), the original Mortgage Note endorsed in blank and the original Assignment of Mortgage assigned in blank and (b) the other Mortgage Loan Documents within a reasonable time following the related Closing Date.  To the extent that any such Mortgage Loan Documents have been delivered for recording and have not yet been returned to the Seller by the applicable recording office, the Seller shall, promptly following receipt by it of such Mortgage Loan Documents from the applicable recording office, deliver such documents to the Purchaser or its designee; provided, however, that the original recorded document or a clerk-certified copy thereof shall be delivered to the Purchaser no later than one year following the related Closing Date, subject to the following paragraph.

In the event that such original or copy of any document submitted for recordation to the appropriate public recording office is not so delivered to the Purchaser or its designee within one year following the related Closing Date, and in the event that the Seller does not cure such failure within sixty (60) days after receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at a price and in the manner specified in Subsection 7.03.  The foregoing repurchase obligation shall not apply in the event the Seller cannot cause the Servicer to deliver such original or clerk-certified copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall cause the Servicer instead to deliver a recording receipt of such recording office or, if such recording receipt is not available, an Officer’s Certificate of a servicing officer of the Servicer, confirming that such document has been accepted for recording and that the Servicer shall immediately deliver such document upon receipt; and, provided further, that if the Seller cannot cause the Servicer to deliver such original or clerk-certified copy of any document submitted for recordation to the appropriate public recording office within the specified time for any reason within twelve (12) months after receipt of written notification of such failure from the Purchaser, the Seller shall repurchase the related Mortgage Loan at the price and in the manner specified in Subsection 7.03.

To the extent received by it, the Servicer shall promptly forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement.

SECTION 7.	Representations, Warranties and Covenants; Remedies for Breach.

Subsection 7.01  Representations and Warranties Regarding Individual Mortgage Loans.

The Seller and, solely if specified below, the Servicer, hereby represent and warrant to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date or such other date specified herein:

(a)  The information set forth in the Mortgage Loan Schedule annexed to the related Term Sheet and the information contained in the related electronic data file delivered by the Seller to the Purchaser is true, correct and complete in all material respects.

(b)  There are no defaults by the Seller, the Servicer or any prior originator in complying with the terms of the Mortgage, and all taxes, ground rents, governmental assessments, insurance premiums, leasehold payments, water, sewer and municipal charges which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable.

(c)  The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded in the applicable public recording office required by law or if necessary to maintain the lien priority of the Mortgage, and which have been delivered to the Purchaser; the substance of any such waiver, alteration or modification has been approved by the insurer under the Primary Mortgage Insurance Policy, if any, and by the title insurer, to the extent required by the related policy, and is reflected on the related Mortgage Loan Schedule.  No other instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the insurer under the Primary Mortgage Insurance Policy, if any, and by the title insurer, to the extent required by the policy, and which assumption agreement is a part of the Mortgage File and is reflected on the related Mortgage Loan Schedule.

(d)  The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated.

(e)  All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer generally acceptable to Fannie Mae and to prudent mortgage lending institutions against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides as well as all additional requirements set forth herein, pursuant to an insurance policy conforming to the requirements of Customary Servicing Procedures and providing coverage in an amount equal to the lesser of (i) the full insurable value of the Mortgaged Property or (ii) the outstanding principal balance owing on the Mortgage Loan.  All such insurance policies are in full force and effect and contain a standard mortgagee clause naming the originator of the Mortgage Loan, its successors and assigns as mortgagee and all premiums thereon have been paid.  If the Mortgaged Property is in an area identified on a flood hazard map or flood insurance rate map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect which policy conforms to the requirements of Fannie Mae or Freddie Mac. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor.

(f)  Any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing or disclosure laws applicable to the origination and servicing of the Mortgage Loans have been complied with.  None of the Mortgage Loans are (i) Covered Loans or (ii) High Cost Loans.  The Servicer maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Servicer’s office during normal business hours upon reasonable advance notice.

(g)  The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part (other than as to Principal Prepayments in full which may have been received on or after the related Cut-off Date and prior to the related Closing Date), and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release.  Neither the Seller nor the Servicer has waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, and neither the Seller nor the Servicer has waived any default.

(h)  The Mortgage is a valid, existing, perfected and enforceable first lien on the Mortgaged Property, including all improvements on the Mortgaged Property, free and clear of all adverse claims, liens and encumbrances having priority over the lien of the Mortgage, subject only to (i) the lien of current real property taxes and assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to mortgage lending institutions generally and either (A) specifically referred to in the lender’s title insurance policy, if any, delivered to the originator of the Mortgage Loan or (B) which do not adversely affect the Appraised Value of the Mortgaged Property and (iii) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, existing and enforceable first lien and first priority security interest on the property described therein and the Seller has the full right to sell and assign the same to the Purchaser.

(i)  The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law and the Seller has taken all action necessary to transfer such rights of enforceability to the Purchaser.

(j)  All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties.  Either the Mortgagor is a natural person or the related co-borrower or guarantor is a natural person.

(k)  The proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the Mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with.  All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the Mortgagee pursuant to the Mortgage Note or Mortgage.

(l)  The Seller and all other parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable “doing business” and licensing requirements of the laws of the state wherein the Mortgaged Property is located.

(m)  (i) With respect to each Mortgage Loan, the Mortgage Loan is covered by an ALTA or CLTA lender’s title insurance policy, acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (h)(i), (ii) and (iii) above) the Seller, its successors and assigns as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and, with respect to any Adjustable Rate Mortgage Loan, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate or Monthly Payment, (ii) with respect to certain Refinanced Mortgage Loans, a title search has been doing showing no lien (other than the exceptions contained in (h)(i), (ii) or (iii) above) on the related Mortgaged Property senior to the lien of the Mortgage or (iii) in the case of any Mortgage Loan secured by a Mortgaged Property located in a jurisdiction where title insurance policies are generally not available, an opinion of counsel of the type customarily rendered in such jurisdiction in lieu of title insurance is instead received.  For each Mortgage Loan covered by a title insurance policy, (i) the Seller and its successors and assigns are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement and will inure to the benefit of the Purchaser and its assigns without any further act and (ii) no claims have been made under such lender’s title insurance policy, and the Seller has not done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy.

(n)  Other than Mortgage Loans delinquent fewer than thirty (30) days as of the related Cut-off Date, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration, and neither the Seller nor the Servicer has waived any default, breach, violation or event permitting acceleration.

(o)  There are no mechanics’ or similar liens or claims filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage.

(p)  All improvements which were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property.

(q)  The Mortgage Loan was originated by a commercial bank or similar banking institution which is supervised and examined by a federal or state authority, or by a mortgagee approved by the Secretary of HUD.

(r)  Payments on the Mortgage Loan commenced no more than sixty (60) days after the proceeds of the Mortgage Loan were disbursed.  The Mortgage Loans identified on the related Mortgage Loan Schedule have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of the month.  As to each Adjustable Rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index plus the applicable Gross Margin, rounded up or down as provided in the Mortgage Note; provided, however, that the Mortgage Interest Rate will not increase or decrease by more than the Initial Rate Cap on the first Adjustment Date or the Periodic Rate Cap on any subsequent Adjustment Date, and will in no event exceed the Lifetime Rate Cap.  Each Mortgage Note evidencing a Mortgage Loan other than an Adjustable Rate Mortgage Loan requires a Monthly Payment which is sufficient to amortize the original principal balance fully over the original term thereof and to pay interest at the related Mortgage Interest Rate.  Except with respect to Option ARM Mortgage Loans, each Mortgage Note evidencing an Adjustable Rate Mortgage Loan requires a Monthly Payment which is sufficient (i) during the period prior to the first adjustment to the Mortgage Interest Rate, to amortize the original principal balance fully over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (ii) during the period following each Adjustment Date, to amortize the outstanding principal balance fully as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate.  Except with respect to Option ARM Mortgage Loans, no Mortgage Note evidencing an Adjustable Rate Mortgage Loan permits negative amortization.  Interest on the Mortgage Note is calculated on the basis of a 360-day year consisting of twelve 30-day months.

(s)  There is no proceeding pending or, to the Seller’s knowledge, threatened for the total or partial condemnation of the Mortgaged Property and such property is in good repair and is not subject to material damage by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, that affects materially and adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended.

(t)  The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure.  To the best of the Seller’s knowledge, following the date of origination of the Mortgage Loan, the Mortgaged Property has not been subject to any bankruptcy proceeding or foreclosure proceeding and the Mortgagor has not filed for protection under applicable bankruptcy laws.  There is no homestead or other exemption or right available to the Mortgagor or any other person which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage.

(u)  The Mortgage Note and Mortgage are on forms acceptable to Fannie Mae or Freddie Mac.

(v)  The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to in (h) above.

(w)  The Mortgage File contains an appraisal of the related Mortgaged Property, in a form acceptable to Fannie Mae or Freddie Mac and such appraisal complies with the requirements of FIRREA, and, to the extent required in the Underwriting Guidelines with respect to mortgage loans of the same type as the Mortgage Loan, was made and signed, prior to the approval of the Mortgage Loan application, by a Qualified Appraiser.

(x)  In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(y)  The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation, balloon payment or other contingent interest feature, nor does it contain any “buydown” provision which is currently in effect.

(z)  The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(aa)  The Mortgagor has received all disclosure materials required by applicable law with respect to the making of mortgage loans of the same type as the Mortgage Loan and rescission materials required by applicable law if the Mortgage Loan is a Refinanced Mortgage Loan and has acknowledged receipt of such materials to the extent required by applicable law and such documents will remain in the Mortgage File.

(bb)  No Mortgage Loan has an LTV at origination in excess of 95%.  Each Mortgage Loan with an LTV at origination in excess of 80% will be subject to a Primary Mortgage Insurance Policy, issued by an insurer acceptable to Fannie Mae or Freddie Mac at the time of origination, which insures that portion of the Mortgage Loan in excess of the portion of the Appraised Value of the Mortgaged Property as required by Fannie Mae.  All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid.  Any Mortgage subject to any such Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith at least until the LTV of such Mortgage Loan is reduced to less than 80%.  The Mortgage Interest Rate for the Mortgage Loan does not include any such insurance premium.  No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser.

(cc)  The Mortgaged Property is lawfully occupied under applicable law, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities and no improvement located on or part of the Mortgaged Property is in violation of any zoning law or regulation.

(dd)  The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(ee)  All payments required to be made prior to the related Cut-off Date for such Mortgage Loan under the terms of the Mortgage Note have been made, the Mortgage Loan has not been dishonored, there are no material defaults under the terms of the Mortgage Loan and no Mortgage Loan has been more than thirty (30) days delinquent more than once in the twelve month period immediately prior to the related Cut-off Date.

(ff)  None of the Seller, the Servicer or any prior originator or servicer has advanced funds, or induced, solicited or knowingly received any advance from any party other than the Mortgagor, directly or indirectly, for the payment of any amount due under the Mortgage Loan.

(gg)  With respect to each Mortgage Loan, the Seller is in possession of a complete Mortgage File except for the documents which have been delivered to the Purchaser or which have been submitted for recording and not yet returned.

(hh)  Immediately prior to the payment of the related Purchase Price, the Seller was the sole owner and holder of the Mortgage Loans and the indebtedness evidenced by the Mortgage Note.  The Mortgage Loans, including the Mortgage Note and the Mortgage, were not assigned or pledged by the Seller and the Seller had good and marketable title thereto, and the Seller had full right to transfer and sell the Mortgage Loans to the Purchaser free and clear of any encumbrance, participation interest, lien, equity, pledge, claim or security interest and had full right and authority subject to no interest or participation in, or agreement with any other party to sell or otherwise transfer the Mortgage Loans.  Following the sale of the Mortgage Loans, the Purchaser will own  such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest.  The Seller intends to relinquish all rights to monitor, possess and control the Mortgage Loan except in connection with the servicing of the Mortgage Loan by the Servicer as set forth in this Agreement.  After the related Closing Date, neither the Seller nor the Servicer will have any right to modify or alter the terms of the sale of the Mortgage Loans and neither the Seller nor the Servicer will have any obligation or right to repurchase the Mortgage Loans, except as provided in this Agreement or as otherwise agreed to by the Seller, the Servicer and the Purchaser.

(ii)  Any future advances made prior to the related Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.  The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac.  The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(jj)  The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines in effect at the time of origination with exceptions thereto exercised in a reasonable manner.

(kk)  The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit, or an individual unit in a planned unit development; provided,however, that any condominium project or planned unit development generally conforms with the Underwriting Guidelines regarding such dwellings, and no residence or dwelling is a mobile home, manufactured dwelling or cooperative.

(ll)  If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project meets Fannie Mae or Freddie Mac eligibility requirements for sale to Fannie Mae or Freddie Mac, as the case may be, or is located in a condominium or planned unit development project which has received Fannie Mae or Freddie Mac project approval or as to which Fannie Mae’s and Freddie Mac’s eligibility requirements have been waived.

(mm)  The Seller used no adverse selection procedures in selecting the Mortgage Loan from among the outstanding first-lien, residential mortgage loans owned by it which were available for inclusion in the Mortgage Loans.

(nn)  Each Mortgage Loan is a “qualified mortgage” within Section 860G(a)(3) of the Code.

(oo)  With respect to each Mortgage where a lost note affidavit has been delivered in place of the related Mortgage Note, the related Mortgage Note is no longer in existence.  Each such lost note affidavit is substantially in the form attached hereto as Exhibit 4.

(pp)  No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to the Mortgage Loan has taken place on the part of the Seller, the Servicer or, to the best of the Seller’s knowledge, any other originator or servicer or the Mortgagor or on the part of any other party involved in the origination of the Mortgage Loan.

(qq)  The origination practices used by the Seller and the collection and servicing practices used by the Servicer with respect to each Mortgage Loan have been in all respects legal, proper, prudent and customary in the mortgage origination and servicing industry and the collection and servicing practices used by the Servicer have been acceptable to Fannie Mae and Freddie Mac.

(rr)  As of the date of origination of the Mortgage Loan, the Mortgagor was not in bankruptcy and was not insolvent; as of the Closing Date, the Seller has not received any notice that the Mortgagor was in bankruptcy or was insolvent and neither the Seller nor the Servicer has any knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent or materially adversely affect the value or the marketability of the Mortgage Loan.

(ss)  The Mortgagor has not notified the Seller or the Servicer, and neither the Seller nor the Servicer has knowledge of any relief requested by the Mortgagor under the Servicemembers Civil Relief Act.

(tt)  No Mortgage Loan was made in connection with (i) the construction or rehabilitation of a Mortgaged Property or (ii) facilitating the trade-in or exchange of a Mortgaged Property.

(uu)  There is no pending action or proceeding directly involving any Mortgaged Property of which the Seller or the Servicer is aware in which compliance with any environmental law, rule or regulation is an issue and, to the Seller’s knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property.

(vv)  No action, inaction, or event has occurred and no state of affairs exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, Primary Mortgage Insurance Policy or bankruptcy bond, irrespective of the cause of such failure of coverage.  In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or the Servicer or any designee of the Seller or the Servicer or any corporation in which the Seller, the Servicer or any officer, director, or employee of the Seller or the Servicer had a financial interest at the time of placement of such insurance.

(ww)  With respect to any ground lease to which a Mortgaged Property may be subject:  (A) the Mortgagor is the owner of a valid and subsisting leasehold interest under such ground lease; (B) such ground lease is in full force and effect, unmodified and not supplemented by any writing or otherwise; (C) all rent, additional rent and other charges reserved therein have been fully paid to the extent payable as of the related Closing Date; (D) the Mortgagor enjoys the quiet and peaceful possession of the leasehold estate; (E) the Mortgagor is not in default under any of the terms of such ground lease, and there are no circumstances which, with the passage of time or the giving of notice, or both, would result in a default under such ground lease; (F) the lessor under such ground lease is not in default under any of the terms or provisions of such ground lease on the part of the lessor to be observed or performed; (G) the lessor under such ground lease has satisfied any repair or construction obligations due as of the related Closing Date pursuant to the terms of such ground lease; (H) the execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, such ground lease; and (I) the term of such lease does not terminate earlier than the maturity date of the Mortgage Note.

(xx)  With respect to escrow deposits and payments that the Servicer is entitled to collect, all such payments are in the possession of, or under the control of the Servicer, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made.  All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage.  As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable.  No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note.

(yy)  There is no Mortgage Loan that was originated on or after October 1, 2002 and before March 7, 2003, which is secured by property located in the State of Georgia.

(zz)  No proceeds from any Mortgage Loan were used to finance single premium credit insurance policies.

(aaa)  No borrower was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit.  No borrower obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan; No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan.

(bbb)  Any Mortgage Loan with a Mortgaged Property in the State of Illinois complies with the Illinois Interest Act.

(ccc)  With respect to any Mortgage Loan originated on or after August 1, 2004 and underlying the security, neither the related Mortgage nor the related Mortgage Note requires the borrower to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction.

(ddd)  The Servicer will transmit full-file credit reporting data for each Mortgage Loan pursuant to the Fannie Mae Selling Guide and that for each Mortgage Loan, Servicer agrees it shall report one of the following statuses each month as follows:  new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

(eee)  Each Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of Fannie Mae’s Selling Guide.

Subsection 7.02  Seller and Servicer Representations.

The Seller and the Servicer hereby represent and warrant to the Purchaser that, as to itself as of the related Closing Date:

(a)  It is a national banking association, duly organized, validly existing, and in good standing under the laws of the United States and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in the states where the Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by it.  It is an approved seller/servicer in good standing of conventional residential mortgage loans for Fannie Mae or Freddie Mac and is a HUD-approved mortgagee under Section 203 of the National Housing Act.  It has corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by it and the consummation of the transactions contemplated hereby have been duly and validly authorized.  This Agreement, assuming due authorization, execution and delivery by the Purchaser, evidences the legal, valid, binding and enforceable obligation of it, subject to applicable law except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law.  All requisite corporate action has been taken by it to make this Agreement valid and binding upon it in accordance with the terms of this Agreement.

(b)  No consent, approval, authorization or order is required for the transactions contemplated by this Agreement from any court, governmental agency or body, or federal or state regulatory authority having jurisdiction over it or, if required, such consent, approval, authorization or order has been or will, prior to the related Closing Date, be obtained.

(c)  The consummation of the transactions contemplated by this Agreement are in its ordinary course of business and will not result in the breach of any term or provision of its charter or by-laws or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which it or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which it or its property is subject.

(d)  Its transfer, assignment and conveyance of the Mortgage Notes and the Mortgages pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(e)  There is no action, suit, proceeding or investigation pending or, to its best knowledge, threatened against it which, either individually or in the aggregate, would result in any material adverse change in its business, operations, financial condition, properties or assets, or in any material impairment of its right or ability to carry on its business substantially as now conducted or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with its obligations contemplated herein, or which would materially impair its ability to perform under the terms of this Agreement.

(f)  It does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

(g)  It acknowledges and agrees that the Servicing Fee shall be treated by the Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement.

(h)  It has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes.

(i)  It is solvent and the sale of the Mortgage Loans will not cause it to become insolvent.  The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of its creditors.

(j)  It has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

Subsection 7.03  Remedies for Breach of Representations and Warranties.

It is understood and agreed that the representations and warranties set forth in Subsections 7.01 and 7.02 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or lack of examination of any Mortgage File.  Upon discovery by the Seller, the Servicer or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the interest of the Purchaser in or the value of the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the others.

Within sixty (60) days after the earlier of either discovery by or notice to either the Seller or the Servicer of any breach of a representation or warranty which materially and adversely affects the value of a Mortgage Loan or the Mortgage Loans or the interest of the Purchaser therein, the Seller or the Servicer, as the case may be, shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured within ninety (90) days after the discovery or notice of the breach, the Seller shall, at the Purchaser’s option, repurchase such Mortgage Loan or Mortgage Loans at the Repurchase Price.  However, the Seller may, at its option, with the Purchaser’s prior approval, such approval not to be withheld unreasonably, and assuming that the Seller has a Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan and substitute in its place a Substitute Mortgage Loan or Substitute Mortgage Loans; provided, however, that any such substitution shall be effected within two (2) years after the related Closing Date.  If the Seller has no Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan.  Any repurchase of a Mortgage Loan pursuant to the foregoing provisions of this Subsection 7.03 shall occur on a date designated by the Purchaser and shall be accomplished by the Seller remitting by wire transfer to the Purchaser the amount of the related Repurchase Price.

At the time of repurchase of any deficient Mortgage Loan (or removal of any Deleted Mortgage Loan), the Purchaser and the Seller shall arrange for the assignment of the repurchased Mortgage Loan (or Deleted Mortgage Loan) to the Seller or its designee and the delivery to the Seller of any documents held by the Purchaser relating to the repurchased Mortgage Loan in the manner required by this Agreement with respect to the purchase and sale of such Mortgage Loan on the related Closing Date.  In the event a deficient Mortgage Loan is repurchased, the Seller shall, simultaneously with its remittance to the Purchaser of such related Repurchase Price, give written notice to the Purchaser that such repurchase has taken place.  Upon such repurchase, the related Mortgage Loan Schedule shall simultaneously be amended to reflect the withdrawal of the repurchased Mortgage Loan from this Agreement.

As to any Deleted Mortgage Loan for which the Seller substitutes one or more Substitute Mortgage Loans, the Seller shall effect such substitution by delivering to the Purchaser for each Substitute Mortgage Loan the Mortgage Note, the Mortgage, the Assignment of Mortgage and such other documents and agreements as are required by Subsection 6.03.  The Seller shall remit to the Servicer for distribution the Monthly Payment due on each Substitute Mortgage Loan in the month following the date of such substitution.  Monthly Payments due with respect to Substitute Mortgage Loans in the month of substitution will be retained by the Seller.  For the month of substitution, distributions to the Purchaser will include the Monthly Payment due on such Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by it in respect of such Deleted Mortgage Loan.  The Seller shall give written notice to the Purchaser that such substitution has taken place and shall amend the related Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan from the terms of this Agreement and the substitution of the Substitute Mortgage Loan.  Upon such substitution, each Substitute Mortgage Loan shall be subject to the terms of this Agreement in all respects, and the Seller shall be deemed to have made with respect to such Substitute Mortgage Loan, as of the date of substitution, the covenants, representations and warranties set forth in Subsections 7.01 and 7.02.

For any month in which the Seller substitutes one or more Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the Seller will determine the amount (if any) by which the aggregate principal balance of all such Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all such Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution).  The amount of such shortfall, plus an amount equal to the aggregate of any Servicing Advances made with respect to such Deleted Mortgage Loans, shall be remitted to the Servicer by the Seller for distribution by the Servicer in the month of substitution.

In addition to such cure, repurchase and substitution obligations, the Seller or the Servicer shall indemnify the Purchaser and hold it harmless against any out-of-pocket losses, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, settlements and other costs and expenses resulting from any claim, demand, defense or assertion by any third party that is based on or grounded upon, or resulting from, a breach of the Seller or the Servicer, as applicable, representations and warranties contained in this Agreement; provided, however, indemnification shall not be available for any economic losses of the Purchaser due to reinvestment losses, loss of investment income or any other special, indirect or consequential losses or damages.

No action may be brought against the Seller or the Servicer, as applicable, relating to or arising out of the breach of any representations and warranties made in Subsections 7.01 or 7.02 with respect to any Mortgage Loan unless and until (i) discovery of such breach by the Purchaser or notice thereof by the Seller or the Servicer to Purchaser, (ii) failure by the Seller or the Servicer, as applicable, to cure such breach, repurchase such Mortgage Loan as specified above, substitute a Substitute Mortgage Loan for such Mortgage Loan as specified above and/or indemnify the Purchaser and (iii) demand upon the Seller or the Servicer, as applicable, by the Purchaser for compliance with the terms of this Agreement.

It is understood and agreed that the obligations of the Seller or the Servicer, as applicable, set forth in this Subsection 7.03 to cure, repurchase or substitute for a defective Mortgage Loan and/or to indemnify the Purchaser constitute the sole remedies of the Purchaser respecting a breach of the representations and warranties set forth in Subsections 7.01 and 7.02.

Subsection 7.04  Repurchase of Certain Prepaid or Converted Mortgage Loans.

If the principal balance due on a Mortgage Loan is paid in full prior to the related Closing Date, the Seller shall remit to the Purchaser an amount equal to the product of (i) the excess of the Purchase Price Percentage over 100%, times (ii) the amount of such Principal Prepayment in full.  If any Mortgagor converts the adjustable Mortgage Interest Rate on any related Convertible Mortgage Loan to a fixed Mortgage Interest Rate, the Seller shall repurchase that Convertible Mortgage Loan prior to the next scheduled Due Date for such Mortgage Loan pursuant to Subsection 7.03.

SECTION 8.	Closing Conditions.

The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date.  The closing shall be either by telephone, confirmed by letter or wire as the parties hereto shall agree, or conducted in person, at such place as the parties hereto shall agree.

The closing for each Mortgage Loan Package shall be subject to the satisfaction of each of the following conditions:

(a)  the Seller shall have delivered to the Purchaser the related Mortgage Loan Schedule and an electronic data file containing information on a loan-level basis;

(b)  all of the representations and warranties of the Seller under this Agreement shall be true and correct as of the related Closing Date (or, with respect to Subsection 7.01, such other date specified therein) in all material respects and no default shall have occurred hereunder which, with notice or the passage of time or both, would constitute an Event of Default hereunder;

(c)  the Purchaser shall have received from the custodian an initial certification with respect to its receipt of the Mortgage Loan Documents for the related Mortgage Loans;

(d)  the Purchaser shall have received originals of the related Term Sheet executed by the Seller and a funding memorandum setting forth the Purchase Price(s), and the accrued interest thereon, for the Mortgage Loan Package; and

(e)  all other terms and conditions of this Agreement and the related Term Sheet to be satisfied by the Seller shall have been complied with in all material respects.

Upon satisfaction of the foregoing conditions, the Purchaser shall pay to the Seller on such Closing Date the Purchase Price for the related Mortgage Loan Package, plus accrued interest pursuant to Section 4 of this Agreement.

SECTION 9.	[Reserved.]

SECTION 10.	Costs.

The Seller and the Servicer shall pay any commissions due their salesmen and the legal fees and expenses of their attorneys.  The Purchaser shall pay the cost of delivering the Mortgage Files to the Purchaser or its designee, the cost of recording the Assignments of Mortgage, any custodial fees incurred in connection with the release of any Mortgage Loan Documents as may be required by the servicing activities hereunder and all other costs and expenses incurred in connection with the sale of the Mortgage Loans by the Seller to the Purchaser, including without limitation the Purchaser’s attorneys’ fees.

SECTION 11.	Administration and Servicing of Mortgage Loans.

Subsection 11.01  Servicer to Act as Servicer; Subservicing.

The Servicer, as an independent contractor, shall service and administer the Mortgage Loans in accordance with this Agreement and Customary Servicing Procedures and the terms of the Mortgage Notes and Mortgages, and shall have full power and authority, acting alone or through subservicers or agents, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement.  The Servicer may perform its servicing responsibilities through agents or independent contractors, but shall not thereby be released from any of its responsibilities hereunder.  Notwithstanding anything to the contrary, the Servicer may delegate any of its duties under this Agreement to one or more of its affiliates without regard to any of the requirements of this section;  provided, however, that the Servicer shall not be released from any of its responsibilities hereunder by virtue of such delegation.  The Mortgage Loans may be subserviced by one or more unaffiliated subservicers on behalf of the Servicer provided each subservicer is a Fannie Mae approved seller/servicer or a Freddie Mac approved seller/servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, that would make it unable to comply with the eligibility for seller/servicers imposed by Fannie Mae or Freddie Mac, or which would require notification to Fannie Mae or Freddie Mac.  The Servicer shall pay all fees and expenses of the subservicer from its own funds (provided that any such expenditures that would constitute Servicing Advances if made by the Servicer hereunder shall be reimbursable to the Servicer as Servicing Advances), and the subservicer’s fee shall not exceed the Servicing Fee.

At the cost and expense of the Servicer, without any right of reimbursement from the Custodial Account, the Servicer shall be entitled to terminate the rights and responsibilities of a subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph; provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Servicer, at the Servicer’s option, from electing to service the related Mortgage Loans itself.  If the Servicer’s responsibilities and duties under this Agreement are terminated and if requested to do so by the Purchaser, the Servicer shall at its own cost and expense terminate the rights and responsibilities of the subservicer as soon as is reasonably possible.  The Servicer shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the subservicer from the Servicer’s own funds without reimbursement from the Purchaser.

The Servicer shall be entitled to enter into an agreement with the subservicer for indemnification of the Servicer by the subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Any subservicing agreement and any other transactions or services relating to the Mortgage Loans involving the subservicer shall be deemed to be between the subservicer and Servicer alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the subservicer including no obligation, duty or liability of the Purchaser to pay the subservicer’s fees and expenses.  For purposes of distributions and advances by the Servicer pursuant to this Agreement, the Servicer shall be deemed to have received a payment on a Mortgage Loan when the subservicer has received such payment.

Consistent with the terms of this Agreement, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor; provided, however, that (unless the Mortgagor is in default with respect to the Mortgage Loan, or such default is, in the judgment of the Servicer, imminent, and the Servicer has the consent of the Purchaser) the Servicer shall not enter into any payment plan or agreement to modify payments with a Mortgagor lasting more than six (6) months or permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, the Lifetime Rate Cap (if applicable), the Initial Rate Cap (if applicable), the Periodic Rate Cap (if applicable) or the Gross Margin (if applicable), defer or forgive the payment of any principal or interest, change the outstanding principal amount (except for actual payments of principal), make any future advances or extend the final maturity date, as the case may be, with respect to such Mortgage Loan.  Without limiting the generality of the foregoing, the Servicer in its own name or acting through subservicers or agents is hereby authorized and empowered by the Purchaser when the Servicer believes it appropriate and reasonable in its best judgment, to execute and deliver, on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of the Purchaser pursuant to the provisions of Subsection 11.13.

The Servicer shall notify the Purchaser of its intention to institute any foreclosure proceeding no fewer than ten (10) days prior to initiating such proceeding.  The Servicer shall notify the Purchaser of its intention to accept a deed-in-lieu of foreclosure or a partial release of any of the Mortgaged Property subject to the lien of the Mortgage no fewer than ten (10) days prior to accepting such deed-in-lieu or partial release and shall only accept such deed-in-lieu or grant such partial release if the Purchaser has not objected before the end of the tenth day after delivery of such notice.  In connection with any foreclosure sale, the Servicer shall consult with the Purchaser with regard to a bid price for the related Mortgaged Property and shall set such bid price in accordance with the Purchaser’s instructions.  The Servicer shall make all required Servicing Advances and shall service and administer the Mortgage Loans in accordance with all applicable laws, rules and regulations and shall provide to the Mortgagors any reports required to be provided to them thereby.  The Purchaser shall furnish to the Servicer any powers of attorney and other documents reasonably necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement.

Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed-in-lieu of foreclosure, if the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or waste, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser’s expense.  Upon completion of the inspection, the Servicer shall promptly provide the Purchaser with a written report of the environmental inspection.  After reviewing the inspection, the Purchaser shall determine how the Servicer shall proceed with respect to the Mortgaged Property.

Subsection 11.02  Liquidation of Mortgage Loans.

In the event that any payment due under any Mortgage Loan is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Servicer shall take such action as it shall deem to be in the best interest of the Purchaser.  In the event that any payment due under any Mortgage Loan remains delinquent for a period of ninety (90) days or more, the Servicer shall commence foreclosure proceedings in accordance with Customary Servicing Procedures and the guidelines set forth by Fannie Mae or Freddie Mac.  In such connection, the Servicer shall from its own funds make all necessary and proper Servicing Advances.  If the portion of any Liquidation Proceeds allocable as a recovery of interest on any Mortgage Loan is less than the full amount of accrued and unpaid interest on such Mortgage Loan as of the date such proceeds are received, then the applicable Servicing Fees with respect to such Mortgage Loan shall be paid first and any amounts remaining thereafter shall be distributed to the Purchaser.

Subsection 11.03  Collection of Mortgage Loan Payments.

Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, the Servicer will proceed diligently, in accordance with this Agreement, to collect all payments due under each of the Mortgage Loans when the same shall become due and payable.  Further, the Servicer will in accordance with Customary Servicing Procedures ascertain and estimate taxes, assessments, fire and hazard insurance premiums, premiums for Primary Mortgage Insurance Policies, and all other charges that, as provided in any Mortgage, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Subsection 11.04  Establishment of Custodial Account; Deposits in Custodial Account.

The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts (collectively, the “Custodial Account”), titled “Bank of America, National Association, in trust for EMC Mortgage Corporation as Purchaser of Mortgage Loans and various Mortgagors.”  Such Custodial Account shall be established with a commercial bank, a savings bank or a savings and loan association (which may be a depository affiliate of the Servicer) which meets the guidelines set forth by Fannie Mae or Freddie Mac as an eligible depository institution for custodial accounts.  The Custodial Account shall initially be established and maintained at Bank of America, National Association, or any successor thereto, and shall not be transferred to any other depository institution without the Purchaser’s approval, which shall not unreasonably be withheld.  In any case, the Custodial Account shall be insured by the FDIC in a manner which shall provide maximum available insurance thereunder and which may be drawn on by the Servicer.

The Servicer shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the related Cut-off Date (other than in respect of principal and interest on the Mortgage Loans due on or before the related Cut-off Date):

(a)  all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(b)  all payments on account of interest on the Mortgage Loans adjusted to the related Mortgage Loan Remittance Rate, such interest to be paid in arrears as calculated on a month-end investor accounting cut-off;

(c)  all Liquidation Proceeds;

(d)  all proceeds received by the Servicer under any title insurance policy, hazard insurance policy, Primary Mortgage Insurance Policy or other insurance policy other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Customary Servicing Procedures;

(e)  all awards or settlements in respect of condemnation proceedings or eminent domain affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Customary Servicing Procedures;

(f)  any amount required to be deposited in the Custodial Account pursuant to Subsections 11.15, 11.17 and 11.19;

(g)  any amount required to be deposited by the Servicer in connection with any REO Property pursuant to Subsection 11.13;

(h)  all amounts required to be deposited by the Servicer in connection with shortfalls in principal amount of Substitute Mortgage Loans pursuant to Subsection 7.03;

(i)  with respect to each Principal Prepayment in full, an amount (to be paid by the Servicer out of its own funds) which, when added to all amounts allocable to interest received in connection with the Principal Prepayment in full, equals one month’s interest on the amount of principal so prepaid for the month of prepayment at the applicable Mortgage Loan Remittance Rate; provided, however, that the Servicer’s aggregate obligations under this paragraph for any month shall be limited to the total amount of Servicing Fees actually received with respect to the Mortgage Loans by the Servicer during such month;

(j)  amounts required to be deposited by the Servicer in connection with the deductible clause of any hazard insurance policy; and

(k)  any BPP Mortgage Loan Payments payable by the Servicer pursuant to Subsection 11.25.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, assumption fees, BPP Fees and other ancillary fees need not be deposited by the Servicer in the Custodial Account.

The Servicer may invest the funds in the Custodial Account in Eligible Investments designated in the name of the Servicer for the benefit of the Purchaser, which shall mature not later than the Business Day next preceding the Remittance Date next following the date of such investment (except that (A) any investment in the institution with which the Custodial Account is maintained may mature on such Remittance Date and (B) any other investment may mature on such Remittance Date if the Servicer shall advance funds on such Remittance Date, pending receipt thereof to the extent necessary to make distributions to the Purchaser) and shall not be sold or disposed of prior to maturity.  Notwithstanding anything to the contrary herein and above, all income and gain realized from any such investment shall be for the benefit of the Servicer and shall be subject to withdrawal by the Servicer.  The amount of any losses incurred in respect of any such investments shall be deposited in the Custodial Account by the Servicer out of its own funds immediately as realized.

Subsection 11.05  Withdrawals From the Custodial Account.

The Servicer shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

(a)  to make payments to the Purchaser in the amounts and in the manner provided for in Subsection 11.15;

(b)  to reimburse itself for P&I Advances, the Servicer’s right to reimburse itself pursuant to this subclause (b) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Servicer from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Servicer’s right thereto shall be prior to the rights of the Purchaser with respect to such Mortgage Loan, except that, where the Seller is required to repurchase a Mortgage Loan, pursuant to Subsection 7.03, the Servicer’s right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to Subsection 7.03, and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(c)  to reimburse itself for any unpaid Servicing Fees and for unreimbursed Servicing Advances, the Servicer’s right to reimburse itself pursuant to this subclause (c) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Servicer from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Servicer’s right thereto shall be prior to the rights of the Purchaser unless the Seller is required to repurchase a Mortgage Loan pursuant to Subsection 7.03, in which case the Servicer’s right to such reimbursement shall be subsequent to the payment to the Purchaser of the related Repurchase Price pursuant to Subsection 7.03 and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(d)  to reimburse itself for unreimbursed Servicing Advances and for unreimbursed P&I Advances, to the extent that such amounts are nonrecoverable (as certified by the Servicer to the Purchaser in an Officer’s Certificate) by the Servicer pursuant to subclause (b) or (c) above, provided that the Mortgage Loan for which such advances were made is not required to be repurchased by a Seller pursuant to Subsection 7.03;

(e)  to reimburse itself for expenses incurred by and reimbursable to it pursuant to Subsection 12.01;

(f)  to withdraw amounts to make P&I Advances in accordance with Subsection 11.17;

(g)  to pay to itself any interest earned or any investment earnings on funds deposited in the Custodial Account, net of any losses on such investments;

(h)  to withdraw any amounts inadvertently deposited in the Custodial Account; and

(i)  to clear and terminate the Custodial Account upon the termination of this Agreement.

Upon request, the Servicer shall provide the Purchaser with copies of reasonably acceptable invoices or other documentation relating to Servicing Advances that have been reimbursed from the Custodial Account.

Subsection 11.06  Establishment of Escrow Account; Deposits in Escrow Account.

The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts (collectively, the “Escrow Account”), titled “Bank of America, National Association, in trust for EMC Mortgage Corporation as Purchaser of Mortgage Loans and various Mortgagors.”  The Escrow Account shall be established with a commercial bank, a savings bank or a savings and loan association (which may be a depository affiliate of Servicer), which meets the guidelines set forth by Fannie Mae or Freddie Mac as an eligible institution for escrow accounts.  The Escrow Account shall initially be established and maintained at Bank of America, National Association, or any successor thereto, and shall not be transferred to any other depository institution without the Purchaser’s approval, which shall not unreasonably be withheld.  In any case, the Escrow Account shall be insured by the FDIC in a manner which shall provide maximum available insurance thereunder and which may be drawn on by the Servicer.

The Servicer shall deposit in the Escrow Account on a daily basis, and retain therein: (a) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement and (b) all amounts representing proceeds of any hazard insurance policy which are to be applied to the restoration or repair of any Mortgaged Property.  The Servicer shall make withdrawals therefrom only in accordance with Subsection 11.07 hereof.  As part of its servicing duties, the Servicer shall pay to the Mortgagors interest on funds in the Escrow Account, to the extent required by law.

Subsection 11.07  Withdrawals From Escrow Account.

Withdrawals from the Escrow Account shall be made by the Servicer only (a) to effect timely payments of ground rents, taxes, assessments, premiums for Primary Mortgage Insurance Policies, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage, (b) to reimburse the Servicer for any Servicing Advance made by Servicer pursuant to Subsection 11.08 hereof with respect to a related Mortgage Loan, (c) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan, (d) for transfer to the Custodial Account upon default of a Mortgagor or in accordance with the terms of the related Mortgage Loan and if permitted by applicable law, (e) for application to restore or repair of the Mortgaged Property, (f) to pay to the Mortgagor, to the extent required by law, any interest paid on the funds deposited in the Escrow Account, (g) to pay to itself any interest earned on funds deposited in the Escrow Account (and not required to be paid to the Mortgagor), (h) to the extent permitted under the terms of the related Mortgage Note and applicable law, to pay late fees with respect to any Monthly Payment which is received after the applicable grace period, (i) to withdraw suspense payments that are deposited into the Escrow Account, (j) to withdraw any amounts inadvertently deposited in the Escrow Account or (k) to clear and terminate the Escrow Account upon the termination of this Agreement.

Subsection 11.08  Payment of Taxes, Insurance and Other Charges; Collections Thereunder.

With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments and other charges which are or may become a lien upon the Mortgaged Property and the status of premiums for Primary Mortgage Insurance Policies and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage.  To the extent that a Mortgage does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor.  The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of each Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make Servicing Advances to effect such payments, subject to its ability to recover such Servicing Advances pursuant to Subsections 11.05(c), 11.05(d) and 11.07(b).  No costs incurred by the Servicer or subservicers in effecting the payment of taxes and assessments on the Mortgaged Properties shall, for the purpose of calculating remittances to the Purchaser, be added to the amount owing under the related Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit.

Subsection 11.09  Transfer of Accounts.

The Servicer may transfer the Custodial Account or the Escrow Account to a different depository institution.  Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, such consent not to be unreasonably withheld.

Subsection 11.10  Maintenance of Hazard Insurance.

The Servicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage customary in the area where the Mortgaged Property is located by an insurer acceptable to Fannie Mae or Freddie Mac in an amount which is at least equal to the lesser of (a) the full insurable value of the Mortgaged Property or (b) the greater of (i) the outstanding principal balance owing on the Mortgage Loan and (ii) an amount such that the proceeds of such insurance shall be sufficient to avoid the application to the Mortgagor or loss payee of any coinsurance clause under the policy.  If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area (and such flood insurance has been made available) the Servicer will cause to be maintained a flood insurance policy meeting the requirements of the National Flood Insurance Program, in an amount representing coverage not less than the lesser of (A) the minimum amount required under the terms of the coverage to compensate for any damage or loss to the Mortgaged Property on a replacement-cost basis (or the outstanding principal balance of the Mortgage Loan if replacement-cost basis is not available) or (B) the maximum amount of insurance available under the National Flood Insurance Program.  The Servicer shall also maintain on REO Property fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the National Flood Insurance Program, flood insurance in an amount required above.  Any amounts collected by the Servicer under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the property subject to the related Mortgage or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor in accordance with Customary Servicing Procedures) shall be deposited in the Custodial Account, subject to withdrawal pursuant to Subsection 11.05.  It is understood and agreed that no earthquake or other additional insurance need be required by the Servicer of any Mortgagor or maintained on REO Property other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.  All policies required hereunder shall be endorsed with standard mortgagee clauses with loss payable to Servicer, and shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in amount or material change in coverage to the Servicer.  The Servicer shall not interfere with the Mortgagor’s freedom of choice in selecting either its insurance carrier or agent; provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies are acceptable to Fannie Mae or Freddie Mac and are licensed to do business in the state wherein the property subject to the policy is located.

The hazard insurance policies for each Mortgage Loan secured by a unit in a condominium development or planned unit development shall be maintained with respect to such Mortgage Loan and the related development in a manner which is consistent with Fannie Mae or Freddie Mac requirements.

Subsection 11.11  Maintenance of Primary Mortgage Insurance Policy; Claims.

With respect to each Mortgage Loan with a LTV in excess of 80%, the Servicer shall, without any cost to the Purchaser, maintain or cause the Mortgagor to maintain in full force and effect a Primary Mortgage Insurance Policy insuring that portion of the Mortgage Loan in excess of a percentage in conformance with Fannie Mae requirements.  The Servicer shall pay or shall cause the Mortgagor to pay the premium thereon on a timely basis, at least until the LTV of such Mortgage Loan is reduced to 80%.  In the event that such Primary Mortgage Insurance Policy shall be terminated, the Servicer shall obtain from another insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated Primary Mortgage Insurance Policy.  If the insurer shall cease to be a qualified insurer, the Servicer shall obtain from another qualified insurer a replacement Primary Mortgage Insurance Policy.  The Servicer shall not take any action which would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Servicer would have been covered thereunder.  In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Subsection 11.18, the Servicer shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such Primary Mortgage Insurance Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Servicer agrees to prepare and present or to assist the Purchaser in preparing and presenting, on behalf of itself and the Purchaser, claims to the insurer under any Primary Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan.  Pursuant to Subsection 11.06, any amounts collected by the Servicer under any Primary Mortgage Insurance Policy shall be deposited in the Escrow Account, subject to withdrawal pursuant to Subsection 11.07.

Subsection 11.12  Fidelity Bond; Errors and Omissions Insurance.

The Servicer shall maintain, at its own expense, a blanket Fidelity Bond and an errors and omissions insurance policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans.  These policies must insure the Servicer against losses resulting from fraud, theft, errors, omissions, negligence, dishonest or fraudulent acts committed by the Servicer’s personnel, any employees of outside firms that provide data processing services for the Servicer, and temporary contract employees or student interns.  The Fidelity Bond shall also protect and insure the Servicer against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby.  No provision of this Subsection 11.12 requiring such Fidelity Bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement.  The minimum coverage under any such Fidelity Bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Servicing Guide or by Freddie Mac in the Freddie Mac Guide, as amended or restated from time to time, or in an amount as may be permitted to the Servicer by express waiver of Fannie Mae or Freddie Mac.  Upon request of the Purchaser, the Servicer shall cause to be delivered to the Purchaser a certified true copy of such Fidelity Bond or a certificate evidencing the same with a statement that the Servicer shall endeavor to provide written notice to the Purchaser thirty (30) days prior to modification or any material change.

Subsection 11.13  Title, Management and Disposition of REO Property.

(a)  In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its nominee.

(b)  The Purchaser, by giving notice to the Servicer, may elect to manage and dispose of all REO Property acquired pursuant to this Agreement by itself.  If the Purchaser so elects, the Purchaser shall assume control of REO Property at the time of its acquisition and the Servicer shall forward the related Mortgage File to the Purchaser as soon as is practicable.  Promptly upon assumption of control of any REO Property, the Purchaser shall reimburse any related Servicing Advances or other expenses incurred by the Servicer with respect to that REO Property.

(c)  If the Purchaser has not informed the Servicer that it will manage REO Property, the provisions of this Subsection 11.13(c) shall apply.  The Servicer shall cause to be deposited on a daily basis in the Custodial Account all revenues received with respect to the conservation of the related REO Property. The Servicer shall make distributions as required on each Remittance Date to the Purchaser of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described above and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

The disposition of REO Property shall be carried out by the Servicer.  Upon the request of the Purchaser, and at the Purchaser’s expense, the Servicer shall cause an appraisal of the REO Property to be performed for the Purchaser.

The Servicer shall either itself or through an agent selected by the Servicer, manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed.  The Servicer shall bill the Purchaser for such costs upon the sale of the REO Property and shall not withdraw funds to cover such costs from the Custodial Account.

Subsection 11.14  Servicing Compensation.

As compensation for its services hereunder, the Servicer shall be entitled to retain the Servicing Fee from interest payments actually collected on the Mortgage Loans.  Additional servicing compensation in the form of assumption fees, late payment charges, prepayment penalties, BPP Fees and other ancillary income shall be retained by the Servicer to the extent not required to be deposited in the Custodial Account.  The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for herein.

Subsection 11.15  Distributions.

On each Remittance Date the Servicer shall remit by wire transfer of immediately available funds to the account designated in writing by the Purchaser of record on the preceding Record Date (a) all amounts credited to the Custodial Account at the close of business on the related Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Subsection 11.05(b) through (h), plus (b) all amounts, if any, which the Servicer is obligated to distribute pursuant to Subsection 11.17, minus (c) any amounts attributable to Principal Prepayments received after the end of the calendar month preceding the month in which the Remittance Date occurs, minus (d) except in the case of Option ARM Mortgage Loans, any amounts attributable to Monthly Payments collected but due on a Due Date or Due Dates subsequent to the related Due Date.

With respect to any remittance received by the Purchaser after the Business Day on which such payment was due, the Servicer shall pay to the Purchaser interest on any such late payment at an annual rate equal to the rate of interest as is publicly announced from time to time at its principal office by Bank of America, National Association, or its successor, as its prime lending rate, adjusted as of the date of each change, plus two percent (2%), but in no event greater than the maximum amount permitted by applicable law.  Such interest shall be paid by the Servicer to the Purchaser on the date such late payment is made and shall cover the period commencing with the Business Day on which such payment was due and ending with the Business Day immediately preceding the Business Day on which such payment is made, both inclusive.  The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicer.

Subsection 11.16  Statements to the Purchaser.

Not later than the tenth (10th) day of the month of each related Remittance Date, the Servicer shall forward to the Purchaser a statement, substantially in the form of Exhibit 5 and certified by a Servicing Officer, setting forth on a loan-by-loan basis:  (a) the amount of the distribution made on such Remittance Date which is allocable to principal and allocable to interest; (b) the amount of servicing compensation received by the Servicer during the prior calendar month; and (c) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the preceding month.  Such statement shall also include information regarding delinquencies on Mortgage Loans, indicating the number and aggregate principal amount of Mortgage Loans which are either one (1), two (2) or three (3) or more months delinquent and the book value of any REO Property.  The Servicer shall submit to the Purchaser monthly a liquidation report with respect to each Mortgaged Property sold in a foreclosure sale as of the related Record Date and not previously reported.  Such liquidation report shall be incorporated into the remittance report delivered to Purchaser in the form of Exhibit 5 hereto. The Servicer shall also provide such information as set forth above to the Purchaser in electronic form in the Servicer’s standard format, a copy of which has been provided by the Servicer.

The Servicer shall prepare and file any and all tax returns, information statements or other filings required to be delivered to any governmental taxing authority, the Mortgagor or to the Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby.  In addition, the Servicer shall provide the Purchaser with such information concerning the Mortgage Loans as is necessary for such Purchaser to prepare federal income tax returns as the Purchaser may reasonably request from time to time.

Subsection 11.17  Advances by the Servicer.

On the Business Day immediately preceding each related Remittance Date, the Servicer shall either (a) deposit in the Custodial Account from its own funds an amount equal to (i) except in the case of Option ARM Mortgage Loans, the aggregate amount of all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and (ii) in the case of such Option ARM Mortgage Loans, an amount equal to the aggregate amount of all scheduled payments of interest payable by the Mortgagor under the related Mortgage Note during the applicable Due Period in each case, which were delinquent at the close of business on the immediately preceding Determination Date  (each such advance, a “P&I Advance”), (b) cause to be made an appropriate entry in the records of the Custodial Account that amounts held for future distribution have been, as permitted by this Subsection 11.17, used by the Servicer in discharge of any such P&I Advance or (c) make P&I Advances in the form of any combination of (a) or (b) aggregating the total amount of advances to be made.  Any amounts held for future distribution and so used shall be replaced by the Servicer by deposit in the Custodial Account on or before any future Remittance Date if funds in the Custodial Account on such Remittance Date shall be less than payments to the Purchaser required to be made on such Remittance Date.  The Servicer’s obligation to make P&I Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of a Mortgage Loan, or through the last related Remittance Date prior to the Remittance Date for the distribution of all other payments or recoveries (including proceeds under any title, hazard or other insurance policy, or condemnation awards) with respect to a Mortgage Loan; provided, however, that such obligation shall cease if the Servicer, in its good faith judgment, determines that such P&I Advances would not be recoverable pursuant to Subsection 11.05(d).  The determination by the Servicer that a P&I Advance, if made, would be nonrecoverable, shall be evidenced by an Officer’s Certificate of the Servicer, delivered to the Purchaser, which details the reasons for such determination.

Subsection 11.18  Assumption Agreements.

The Servicer will use its best efforts to enforce any “due-on-sale” provision contained in any Mortgage or Mortgage Note; provided that, subject to the Purchaser’s prior approval, the Servicer shall permit such assumption if so required in accordance with the terms of the Mortgage or the Mortgage Note.  When the Mortgaged Property has been conveyed by the Mortgagor, the Servicer will, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause applicable thereto; provided, however, the Servicer will not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any.  In connection with any such assumption, the outstanding principal amount, the Monthly Payment, the Mortgage Interest Rate, the Lifetime Rate Cap (if applicable), the Gross Margin (if applicable), the Initial Rate Cap  (if applicable) or the Periodic Rate Cap (if applicable) of the related Mortgage Note shall not be changed, and the term of the Mortgage Loan will not be increased or decreased.  If an assumption is allowed pursuant to this Subsection 11.18, the Servicer with the prior consent of the issuer of the Primary Mortgage Insurance Policy, if any, is authorized to enter into a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note.

Subsection 11.19  Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer will obtain the portion of the Mortgage File that is in the possession of the Purchaser or its designee, prepare and process any required satisfaction or release of the Mortgage and notify the Purchaser in accordance with the provisions of this Agreement.  The Purchaser agrees to deliver to the Servicer (or cause to be delivered to the Servicer) the original Mortgage Note for any Mortgage Loan not later than five (5) Business Days following its receipt of a notice from the Servicer that such a payment in full has been received or that a notification has been received that such a payment in full shall be made. Such Mortgage Note shall be held by the Servicer, in trust, for the purpose of canceling such Mortgage Note and delivering the canceled Mortgage Note to the Mortgagor in a timely manner as and to the extent provided under any applicable federal or state law.

In the event the Servicer grants a satisfaction or release of a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should the Servicer otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Servicer shall remit to the Purchaser the Stated Principal Balance of the related Mortgage Loan by deposit thereof in the Custodial Account.  The Fidelity Bond shall insure the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

Subsection 11.20  Annual Statement as to Compliance.

(a)  The Servicer shall deliver to the Purchaser, to any master servicer which is master servicing any of the Mortgage Loans pursuant to a Securitization or other securitization transaction (each, a “Master Servicer”) and to the Sarbanes Certifying Party not later than the earlier of (a) March 15 of each calendar year (other than the calendar year during which the related Closing Date occurs) or (b) with respect to any calendar year during which the annual report of the entity which is the depositor (or other party responsible for filing Form 10-K with the Commission (as defined below)) of the Mortgage Loans pursuant to a Securitization or other securitization transaction (the “Depositor”) on Form 10-K is required to be filed in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Securities Exchange Commission (the “Commission”), fifteen (15) calendar days before the date on which the Depositor’s annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations of the Commission (or, in each case, if such day is not a Business Day, the immediately preceding Business Day), an Officer’s Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding year and of performance under this Agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

(b)  With respect to any Mortgage Loans that are subject to a Securitization or other securitization transaction, not later than the earlier of (a) March 15 of each calendar year (other than the calendar year during which the Closing Date occurs) or (b) with respect to any calendar year during which the Depositor’s annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations of the Commission, fifteen (15) calendar days before the date on which the Depositor’s annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations of the Commission (or, in each case, if such day is not a Business Day, the immediately preceding Business Day), an officer of the Servicer shall execute and deliver an Officer’s Certificate in the form attached hereto as Exhibit 7 to the Sarbanes Certifying Party for the benefit of the Sarbanes Certifying Party and its officers, directors and affiliates.

(c)  The Servicer shall indemnify and hold harmless the Master Servicer and the Sarbanes Certifying Party (any such person, an “Indemnified Party”) from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer of its obligations under this Subsection 11.20 or Subsection 11.21, or the negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless any Indemnified Party, then the Servicer agrees that it shall contribute to the amount paid or payable by the Indemnified Party as a result of the losses, claims, damages or liabilities of the Indemnified Party in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on the one hand and the Servicer on the other in connection with a breach of the Servicer’s obligations under this Subsection 11.20 or Subsection 11.21, or the Servicer’s negligence, bad faith or willful misconduct in connection therewith.

It is acknowledged and agreed that each Master Servicer and the Sarbanes Certifying Party shall be an express third party beneficiary of the provisions of this Subsection 11.20 and shall be entitled independently to enforce the provisions of this Subsection 11.20 with respect to any obligations owed to such entity as if it were a direct party to this Agreement.

Subsection 11.21  Annual Independent Public Accountants’ Servicing Report.

Not later than the earlier of (a) March 15 of each calendar year (other than the calendar year during which the related Closing Date occurs) or (b) with respect to any calendar year during which the Depositor’s annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations of the Commission, fifteen (15) calendar days before the date on which the Depositor’s annual report on Form 10-K is required to be filed in accordance with the Exchange Act and the rules and regulations of the Commission (or, in each case, if such day is not a Business Day, the immediately preceding Business Day), the Servicer at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to any Master Servicer and the Sarbanes Certifying Party to the effect that such firm has examined certain documents and records relating to the servicing of residential mortgage loans and that, on the basis of such examination conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers, such firm confirms that such servicing has been conducted in compliance with Customary Servicing Procedures except for such significant exceptions or errors in records that, in the opinion of such firm, the Uniform Single Attestation Program for Mortgage Bankers requires it to report.

Subsection 11.22	Servicer Shall Provide Access and Information as Reasonably Required.

The Servicer shall provide to the Purchaser, and for any Purchaser insured by FDIC or NAIC, the supervisory agents and examiners of FDIC and OTS or NAIC, access to any documentation regarding the Mortgage Loans which may be required by applicable regulations.  Such access shall be afforded without charge, but only upon reasonable request, during normal business hours and at the offices of the Servicer.

In addition, the Servicer shall furnish upon request by the Purchaser, during the term of this Agreement, such periodic, special or other reports or information, whether or not provided for herein, as shall be necessary, reasonable and appropriate with respect to the purposes of this Agreement and applicable regulations.  All such reports or information shall be provided by and in accordance with all reasonable instructions and directions the Purchaser may require.  The Servicer agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

Subsection 11.23  Inspections.

The Servicer shall inspect the Mortgaged Property as often deemed necessary by the Servicer to assure itself that the value of the Mortgaged Property is being preserved.  In addition, if any Mortgage Loan is more than sixty (60) days delinquent, the Servicer immediately shall inspect the Mortgaged Property and shall conduct subsequent inspections in accordance with Customary Servicing Procedures or as may be required by the primary mortgage guaranty insurer.  The Servicer shall keep written report of each such inspection and shall provide a copy of such inspection to the Purchaser upon the request of the Purchaser.

Subsection 11.24  Restoration of Mortgaged Property.

The Servicer need not obtain the approval of the Purchaser prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Customary Servicing Procedures.  At a minimum, the Servicer shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

(a)  the Servicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

(b)  the Servicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics’ and materialmen’s liens;

(c)  the Servicer shall verify that the Mortgage Loan is not in default; and

(d)  pending repairs or restoration, the Servicer shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

If the Purchaser is named as an additional loss payee, the Servicer is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

Subsection 11.25  BPP Mortgage Loans.

With respect to any BPP Mortgage Loan, the Servicer hereby agrees to deposit in the Custodial Account and remit to the Purchaser any BPP Mortgage Loan Payment due pursuant to a BPP Addendum.  Any Monthly Covered Amount payable by the Servicer pursuant to this Subsection 11.25 shall be remitted to the Purchaser on or prior to the Remittance Date relating to the Determination Date immediately following the Due Date as to which such Monthly Covered Amount relates.  Any Total Covered Amount payable by the Servicer pursuant to this Subsection 11.25 shall be remitted to the Purchaser on or prior to the Remittance Date relating to the Determination Date in the month following the month in which the cancellation to which such Total Covered Amount relates occurs.  For the avoidance of any doubt, no duty of the Servicer to remit or advance funds hereunder (including, without limitation, Servicing Advances) shall include remittances or advances of or with respect to BPP Fees.  Notwithstanding any provision in this Agreement to the contrary, in the event servicing is transferred from the Servicer, the BPP Addendum shall be of no further force and effect and the Servicer shall not have obligations to make BPP Mortgage Loan Payments or otherwise with respect to the BPP Addendum; provided however, that the Servicer would be required to make any payments required under the BPP Addendum with respect to protected events that occur on or prior to the effective date of termination as set forth in the BPP Addendum.

SECTION 12.	The Servicer.

Subsection 12.01  Indemnification; Third Party Claims.

(a)  The Servicer agrees to indemnify and hold harmless the Purchaser against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Servicer to service the Mortgage Loans in compliance with the terms of this Agreement.

(b)  The Servicer shall immediately notify the Purchaser if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, and the Servicer shall assume (with the written consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees.  If the Servicer has assumed the defense of the Purchaser, the Servicer shall provide the Purchaser with a written report of all expenses and advances incurred by the Servicer pursuant to this Subsection 12.01 and the Purchaser shall promptly reimburse the Servicer for all amounts advanced by it pursuant to the preceding sentence except when the claim in any way relates to the failure of the Servicer to service the Mortgage Loans in accordance with the terms of this Agreement.

Subsection 12.02  Merger or Consolidation of the Servicer.

The Servicer will keep in full effect its existence, rights and franchises as a national banking association, and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Servicer may be merged or consolidated, or any entity resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to substantially all of the business of the Servicer (whether or not related to loan servicing), shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Subsection 12.03  Limitation on Liability of the Servicer and Others.

The duties and obligations of the Servicer shall be determined solely by the express provisions of this Agreement, the Servicer shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Servicer.  Neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in accordance with Customary Servicing Procedures and otherwise in good faith pursuant to this Agreement or for errors in judgment; provided, however, that this provision shall not protect the Servicer against any liability resulting from any breach of any representation or warranty made herein, or from any liability specifically imposed on the Servicer herein; and, provided further, that this provision shall not protect the Servicer against any liability that would otherwise be imposed by reason of the willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of the obligations or duties hereunder.  The Servicer and any director, officer, employee or agent of the Servicer may rely on any document of any kind which it in good faith reasonably believes to be genuine and to have been adopted or signed by the proper authorities respecting any matters arising hereunder.  Subject to the terms of Subsection 12.01, the Servicer shall have no obligation to appear with respect to, prosecute or defend any legal action which is not incidental to the Servicer’s duty to service the Mortgage Loans in accordance with this Agreement.

Subsection 12.04  Seller and Servicer Not to Resign.

Neither the Seller nor the Servicer shall assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer or the Seller, as the case may be, and the Purchaser or upon the determination that the Servicer’s duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer.  Any such determination permitting the unilateral resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser, which Opinion of Counsel shall be in form and substance acceptable to the Purchaser.  No such resignation or assignment shall become effective until a successor has assumed the Servicer’s responsibilities and obligations hereunder in accordance with Subsection 14.02.

SECTION 13.	Default.

Subsection 13.01  Events of Default.

In case one or more of the following Events of Default by the Servicer shall occur and be continuing:

(a)  any failure by the Servicer to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of two (2) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Purchaser;

(b)  failure by the Servicer to duly observe or perform, in any material respect, any other covenants, obligations or agreements of the Servicer as set forth in this Agreement which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Purchaser;

(c)  a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force, undischarged or unstayed for a period of sixty (60) days;

(d)  the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicer or relating to all or substantially all of the Servicer’s property;

(e)  the Servicer shall admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

(f)  the Servicer shall cease to be qualified to do business under the laws of any state in which a Mortgaged Property is located, but only to the extent such qualification is necessary to ensure the enforceability of each Mortgage Loan and to perform the Servicer’s obligations under this Agreement; or

(g)  the Servicer shall fail to meet the servicer eligibility qualifications of Fannie Mae or the Servicer shall fail to meet the servicer eligibility qualifications of Freddie Mac;

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Servicer, may, in addition to whatever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, commence termination of all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof.  Upon receipt by the Servicer of such written notice from the Purchaser stating that they intend to terminate the Servicer as a result of such Event of Default, all authority and power of the Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Subsection 14.02.  Upon written request from the Purchaser, the Servicer shall prepare, execute and deliver to a successor any and all documents and other instruments, place in such successor’s possession all Mortgage Files and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including, but not limited to, the transfer and endorsement or assignment of the Mortgage Loans and related documents to the successor at the Servicer’s sole expense.  The Servicer agrees to cooperate with the Purchaser and such successor in effecting the termination of the Servicer’s responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

Subsection 13.02  Waiver of Default.

The Purchaser may waive any default by the Servicer in the performance of its obligations hereunder and its consequences.  Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement.  No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

SECTION 14.	Termination.

Subsection 14.01  Termination.

The respective obligations and responsibilities of the Servicer, as servicer, shall terminate upon (a) the distribution to the Purchaser of the final payment or liquidation with respect to the last Mortgage Loan (or advances of same by the Servicer) or (b) the disposition of all property acquired upon foreclosure or deed in lieu of foreclosure with respect to the last Mortgage Loan and the remittance of all funds due hereunder.  Upon written request from the Purchaser in connection with any such termination, the Servicer shall prepare, execute and deliver, any and all documents and other instruments, place in the Purchaser’s possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Purchaser’s sole expense.  The Servicer agrees to cooperate with the Purchaser and such successor in effecting the termination of the Servicer’s responsibilities and rights hereunder as servicer, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

Subsection 14.02  Successors to the Servicer.

Prior to the termination of the Servicer’s responsibilities and duties under this Agreement pursuant to Subsections 12.04, 13.01 or 14.01, the Purchaser shall, (a) succeed to and assume all of the Servicer’s responsibilities, rights, duties and obligations under this Agreement or (b) appoint a successor which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement upon such termination.  In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree.  In the event that the Servicer’s duties, responsibilities and liabilities under this Agreement shall be terminated pursuant to the aforementioned Subsections, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor.  The resignation or removal of the Servicer pursuant to the aforementioned Subsections shall not become effective until a successor shall be appointed pursuant to this Subsection and shall in no event relieve the Seller of the representations and warranties made pursuant to Subsections 7.01 and 7.02 and the remedies available to the Purchaser under Subsection 7.03, it being understood and agreed that the provisions of such Subsections 7.01 and 7.02 shall be applicable to the Seller notwithstanding any such resignation or termination of the Servicer, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Servicer and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Agreement.  Any termination or resignation of the Servicer or this Agreement pursuant to Subsections 12.04, 13.01 or 14.01 shall not affect any claims that the Purchaser may have against the Servicer arising prior to any such termination or resignation.

The Servicer shall promptly deliver to the successor the funds in the Custodial Account and Escrow Account and all Mortgage Files and related documents and statements held by it hereunder and the Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.

Upon a successor’s acceptance of appointment as such, the Servicer shall notify by mail the Purchaser of such appointment.

SECTION 15.	Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address as follows:

(a)  if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention:  Ms. Raylene Ruyle

(b)  if to the Seller:

Bank of America, National Association
201 North Tryon Street
Charlotte, North Carolina 28255
Attention:  Secondary Marketing Manager

(c)  if to the Servicer:

Bank of America, National Association
475 Crosspoint Parkway
Getzville, New York 14068-9000
Attention: Servicing Manager

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

SECTION 16.	Severability Clause.

Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.  If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

SECTION 17.	No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for the Purchaser.

SECTION 18.	Counterparts.

This Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

SECTION 19.	Governing Law.

EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW, THE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS OF NEW YORK OR ANY OTHER JURISDICTION.

SECTION 20.	Intention of the Parties.

It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling, the Mortgage Loans and not a debt instrument of the Seller or another security.  Accordingly, the parties hereto each intend to treat the transaction for federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans.  The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Files to determine the characteristics of the Mortgage Loans which shall affect the federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

It is not the intention of the parties that such conveyances be deemed a pledge thereof.  However, in the event that, notwithstanding the intent of the parties, such assets are held to be the property of the Seller or if for any other reason this Agreement is held or deemed to create a security interest in either such assets, then (a) this Agreement shall be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and (b) the conveyances provided for in this Agreement shall be deemed to be an assignment and a grant by the Seller to the Purchaser of a security interest in all of the assets transferred, whether now owned or hereafter acquired.

SECTION 21.	Waivers.

No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

SECTION 22.	Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

SECTION 23.	General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)  references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)  reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)  the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f)  the term “include” or “including” shall mean without limitation by reason of enumeration.

SECTION 24.	Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party hereto in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 25.	Amendment.

This Agreement may be amended from time to time by the Purchaser, the Seller and the Servicer by written agreement signed by the parties hereto.

SECTION 26.	Confidentiality.

Each of the Purchaser, the Seller and the Servicer shall employ proper procedures and standards designed to maintain the confidential nature of the terms of this Agreement, except to the extent (a) the disclosure of which is reasonably believed by such party to be required in connection with regulatory requirements or other legal requirements relating to its affairs; (b) disclosed to any one or more of such party’s employees, officers, directors, agents, attorneys or accountants who would have access to the contents of this Agreement and such data and information in the normal course of the performance of such person’s duties for such party, to the extent such party has procedures in effect to inform such person of the confidential nature thereof; (c) that is disclosed in a prospectus, prospectus supplement or private placement memorandum relating to a Securitization of the Mortgage Loans by the Purchaser (or an affiliate assignee thereof) or to any person in connection with the resale or proposed resale of all or a portion of the Mortgage Loans by such party in accordance with the terms of this Agreement; and (d) that is reasonably believed by such party to be necessary for the enforcement of such party’s rights under this Agreement.

SECTION 27.	Entire Agreement.

This Agreement constitutes the entire agreement and understanding relating to the subject matter hereof between the parties hereto and any prior oral or written agreements between them shall be deemed to have merged herewith.

SECTION 28.	Further Agreements; Securitization.

The Seller, the Servicer and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

The Seller and the Servicer each agree to enter into additional documents, instruments or agreements as may be necessary to effect one or more Securitizations of the Mortgage Loans.  The parties also agree that the provisions of this Agreement may be altered in a manner reasonably acceptable to the Servicer if necessary to effect a Securitization (including, but not limited to, any changes required (i) to satisfy Rating Agency requirements or (ii) to qualify for treatment as one or more real estate mortgage investment conduits).  All reasonable out of pocket costs actually incurred by the Seller and the Servicer, including reasonable attorney’s fees and accountant’s fees (such attorney’s and accountant’s fees not to exceed $20,000), in connection with performing its obligations under this Section 28 with respect to a Securitization shall be reimbursed by the Purchaser upon demand therefor.

SECTION 29.	Successors and Assigns.

This Agreement shall bind and inure to the benefit of and be enforceable by the initial Purchaser, the Seller and the Servicer, and the respective successors and assigns of the Purchaser, the Seller and the Servicer.  The initial Purchaser and any subsequent purchasers may assign this Agreement to any Person to whom any Mortgage Loan is transferred pursuant to a sale or financing upon prior written notice to the Servicer in accordance with the following paragraph; provided, however, that the Servicer shall not be required to service the Mortgage Loans for more than three (3) Persons for assignees of EMC Mortgage Corporation or its respective affiliates at any time and shall not recognize any assignment of this Agreement to the extent that following such assignment more than such number of Persons would be purchasers hereunder.  As used herein, the trust formed in connection with a Securitization shall be deemed to constitute a single “Person.”  Upon any such assignment and written notice thereof to the Servicer, the Person to whom such assignment is made shall succeed to all rights and obligations of the Purchaser under this Agreement to the extent of the related Mortgage Loan or Mortgage Loans and this Agreement, to the extent of the related Mortgage Loan or Mortgage Loans, shall be deemed to be a separate and distinct agreement between the Servicer and such purchaser, and a separate and distinct agreement between the Servicer and each other purchaser to the extent of the other related Mortgage Loan or Mortgage Loans.

At least five (5) Business Days prior to the end of the month preceding the date upon which the first remittance is to be made to an assignee of the Purchaser, the Purchaser shall provide to the Servicer written notice of any assignment setting forth:  (a) the Servicer’s applicable Mortgage Loan identifying number for each of the Mortgage Loans affected by such assignment; (b) the aggregate scheduled transfer balance of such Mortgage Loans; and (c) the full name, address and wiring instructions of the assignee and the name and telephone number of an individual representative for such assignee, to whom the Servicer should:  (i) send remittances; (ii) send any notices required by or provided for in this Agreement; and (iii) deliver any legal documents relating to the Mortgage Loans (including, but not limited to, contents of any Mortgage File obtained after the effective date of any assignment).

If the Purchaser has not provided the notice of assignment required by this Section 29, the Servicer shall not be required to treat any other Person as a “Purchaser” hereunder and may continue to treat the Purchaser which purports to assign the Agreement as the “Purchaser” for all purposes of this Agreement.

SECTION 30.	Non-Solicitation.

From and after the Closing Date, the Seller, the Servicer and any of their respective affiliates hereby agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on its behalf, to personally, by telephone or mail, solicit a Mortgagor under any Mortgage Loan for the purpose of refinancing a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser.  It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and none of the Seller, the Servicer or any of their respective affiliates shall take any action to undermine these rights and benefits.

Notwithstanding the foregoing, it is understood and agreed that the Seller, the Servicer or any of their respective affiliates:

(a)  may advertise its availability for handling refinancings of mortgages in its portfolio, including the promotion of terms it has available for such refinancings, through the sending of letters or promotional material, so long as it does not specifically target Mortgagors and so long as such promotional material either is sent to the mortgagors for all of the mortgages in the A-quality servicing portfolio of the Seller, the Servicer and any of their affiliates (those it owns as well as those serviced for others) or sent to all of the mortgagors who have specific types of mortgages (such as FHA, VA, conventional fixed-rate or conventional adjustable-rate, or sent to those mortgagors whose mortgages fall within specific interest rate ranges;

(b)  may provide pay-off information and otherwise cooperate with individual mortgagors who contact it about prepaying their mortgages by advising them of refinancing terms and streamlined origination arrangements that are available; and

(c)  may offer to refinance a Mortgage Loan made within thirty (30) days following receipt by it  of a pay-off request from the related Mortgagor.

Promotions undertaken by the Seller or the Servicer or by any affiliate of the Seller or the Servicer which are directed to the general public at large (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements), shall not constitute solicitation under this Section 30.

SECTION 31.	Protection of Consumer Information.

The Purchaser agrees that the Purchaser (i) shall comply with any applicable laws and regulations regarding the privacy and security of Consumer Information, (ii) shall not use Consumer Information in any manner inconsistent with any applicable laws and regulations regarding the privacy and security of Consumer Information, (iii) shall not disclose Consumer Information to third parties except at the specific written direction of the Seller or the Servicer, (iv) shall maintain adequate physical, technical and administrative safeguards to protect Consumer Information from unauthorized access and (v) shall immediately notify the Seller of any actual or suspected breach of the confidentiality of Consumer Information.

The Purchaser agrees that the Purchaser shall indemnify, defend and hold the Seller and the Servicer harmless from and against any loss, claim or liability the Seller or the Servicer may suffer by reason of the Purchaser’s failure to perform the obligations set forth in this Section 31.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Purchaser, the Seller and the Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized on the date first above written.

EMC MORTGAGE CORPORATION, as Purchaser

By:
Name:
Title:

BANK OF AMERICA, NATIONAL ASSOCIATION, as Seller and as Servicer

By:
Name:
Title:

[Signature page to Second Amended and Restated Flow Mortgage Loan Sale and Servicing Agreement, dated as of February 1, 2006]

EXHIBIT 1

MORTGAGE LOAN DOCUMENTS

With respect to each Mortgage Loan, the Mortgage Loan Documents shall consist of the following:

(a)  the original Mortgage Note bearing all intervening endorsements, endorsed in blank and signed in the name of the Seller by an officer thereof, together with any applicable original BPP Addendum, or, if the original Mortgage Note has been lost or destroyed, a lost note affidavit substantially in the form of Exhibit 4 hereto;

(b)  the original Assignment of Mortgage with assignee’s name left blank;

(c)  the original of any guarantee executed in connection with the Mortgage Note;

(d)  the original Mortgage with evidence of recording thereon, or if any such mortgage has not been returned from the applicable recording office or has been lost, or if such public recording office retains the original recorded mortgage, a photocopy of such mortgage certified by the Seller to be a true and complete copy of the original recorded mortgage;

(e)  the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

(f)  the originals of all intervening assignments of mortgage with evidence of recording thereon, or if any such intervening assignment of mortgage has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, a photocopy of such intervening assignment of mortgage, certified by the Seller to be a true and complete copy of the original recorded intervening assignment of mortgage;

(g)  (i) the original mortgagee title insurance policy including an Environmental Protection Agency Endorsement and, with respect to any Adjustable Rate Mortgage Loan, an adjustable-rate endorsement, (ii) with respect to certain Refinanced Mortgage Loans, a title search report or other evidence of title [or (iii) in the case of any jurisdiction where title insurance polices are generally not available, an opinion of counsel of the type customarily rendered in such jurisdictions in lieu of title insurance];

(h)  the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; and

(i)  a copy of any applicable power of attorney.

EXHIBIT 2

CONTENTS OF EACH MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, unless otherwise disclosed to the Purchaser on the data tape, which shall be available for inspection by the Purchaser and which shall be retained by the Servicer or delivered to the Purchaser:

(a)  Copies of the Mortgage Loan Documents.

(b)  Residential loan application.

(c)  Mortgage Loan closing statement.

(d)  Verification of employment and income, if required.

(e)  Verification of acceptable evidence of source and amount of down payment.

(f)  Credit report on Mortgagor, in a form acceptable to either Fannie Mae or Freddie Mac.

(g)  Residential appraisal report.

(h)  Photograph of the Mortgaged Property.

(i)  Survey of the Mortgaged Property, unless a survey is not required by the title insurer.

(j)  Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, home owner association declarations, etc.

(k)  Copies of all required disclosure statements.

(l)  If applicable, termite report, structural engineer’s report, water potability and septic certification.

(m)  Sales Contract, if applicable.

(n)  The Primary Mortgage Insurance policy or certificate of insurance or electronic notation of the existence of such policy, where required pursuant to the Agreement.

(o)  Evidence of electronic notation of the hazard insurance policy, and, if required by law, evidence of the flood insurance policy.

EXHIBIT 3

UNDERWRITING GUIDELINES

[ON FILE WITH THE PURCHASER]

EXHIBIT 4

FORM OF LOST NOTE AFFIDAVIT

________________________________________, being first duly sworn upon oath deposes and states:

That he/she is authorized by Bank of America, National Association (“B of A”) to execute this Lost Note Affidavit on behalf of B of A.  Notwithstanding anything contained herein, he/she shall have no personal liability pursuant to this Lost Note Affidavit.

That the note dated ______________, executed by _______________ in the original principal sum of $____________, payable to the order of __________________ and secured by a mortgage (or deed of trust or other instrument creating a lien securing the Note (as defined below)) of even date on premises commonly known as ________________________________ ____________________________, a copy of which is attached hereto as Exhibit A (the “Note”) was lost and /or destroyed and the affiant herein has no knowledge of the location or whereabouts of said Note and said Note has not been paid, satisfied, transferred, assigned, pledged, or hypothecated in any way.

NOW THEREFORE, for and in consideration of _______________and its successors and/or assigns, accepting a certified copy of the Note identified on Exhibit “A” in lieu of the original Note, B of A does hereby agree to defend, indemnify and hold harmless __________ _______________ its respective transferees, and their respective assigns (the “Indemnified”) from and against any and all loss or damage, together with all reasonable costs, charges and expenses (whether or not a lawsuit is filed) (collectively, the “Loss”) incurred as a result of the inability to enforce the Note in accordance with its terms due to the lack of an original Note or incurred by reason of any claim, demand, suit, cause of action or proceeding by a third party arising out of the Indemnified’s inability to enforce the Note according to its terms or the inability to receive any related insurance proceeds due to the lack of an original Note by a third party.  B of A shall pay any such Loss upon demand provided that B of A is notified of any such Loss in writing, after __________ or transferee becomes aware of same, at the following address: Bank of America, 201 North Tryon Street, 5th Floor, Charlotte, North Carolina 28255; Attention: Secondary Marketing Manager; with copy to _______________________; Attention: ________________.  B of A does hereby further agree that should the original Note ever be found by it, it will promptly notify _________________ or its respective transferees, or their respective assigns, as applicable, and upon receipt by B of A of the original Note, will endorse to _______________ or its designee or transferee, as applicable, without recourse, such original Note and promptly forward said Note to_______________ or its designee or transferee, as applicable.  Upon receipt to the original Note by __________________ this indemnification agreement shall become null and void as to any loss accruing subsequent to _____________ ___________’s receipt of such original Note, however, B of A shall remain liable as to any loss accruing on or prior to __________________’s receipt of such original Note.

Executed this _______day of _________________, 200__.

BANK OF AMERICA, NATIONALASSOCIATION

By:

Witness:

Subscribed and sworn to before me this _______ day of_________________, 200__.

___________________________________
Notary Public

EXHIBIT 5

FORM OF MONTHLY REMITTANCE REPORT

EXHIBIT 6

FORM OF TERM SHEET

CLOSING DATE:

This Term Sheet (this “Term Sheet”), dated as of _______ (the “Closing Date”), confirms the sale by Bank of America, National Association (the “Seller”) to EMC Mortgage Corporation (the “Purchaser”), and the purchase by the Purchaser from the Seller, of the first lien residential mortgage loans on a servicing retained basis described on the Mortgage Loan Schedule attached as Schedule I hereto (the “Mortgage Loans”), pursuant to the terms of the Second Amended and Restated Flow Mortgage Loan Sale and Servicing Agreement (the “Flow Sale and Servicing Agreement”), dated as of February 1, 2006, by and between the Purchaser and the Seller.  Capitalized terms that are used herein but are not defined herein shall have the respective meanings set forth in the Flow Sale and Servicing Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Seller does hereby bargain, sell, convey, assign and transfer to Purchaser without recourse, except as provided in the Flow Sale and Servicing Agreement, and on a servicing retained basis, all right, title and interest of the Seller in and to each of the Mortgage Loans, together with all documents maintained as part of the related Mortgage Files, all Mortgaged Properties which secure any Mortgage Loan but are acquired by foreclosure, deed in lieu of foreclosure after the Cut-off Date or otherwise, all payments of principal and interest received on the Mortgage Loans after the Cut-off Date, all other unscheduled collections collected in respect of the Mortgage Loans after the Cut-off Date, and all proceeds of the foregoing, subject, however, to the rights of the Seller under the Flow Sale and Servicing Agreement.

The Seller has delivered to the Purchaser or its designee prior to the date hereof the documents with respect to each Mortgage Loan required to be delivered under the Flow Sale and Servicing Agreement.

For purposes of the Mortgage Loans sold pursuant to this Term Sheet, certain terms shall be as set forth below:

Cut-off Date Principal Balance:	$_______________________
Closing Date:	_______________________
Cut-off Date:	_______________________
Purchase Price Percentage:	________%
Servicing Fee Rate:	________%

[Signatures On Following Page]

IN WITNESS WHEREOF, the parties hereto, by the hands of their duly authorized officers, execute this Term Sheet as of the Closing Date referred to above.

EMC MORTGAGE CORPORATION as Purchaser	BANK OF AMERICA, NATIONAL ASSOCIATION as Seller

By:	By:

Name:	Name:

Its:	Its:

By:

Name:

Its:

EXHIBIT 7

FORM OF CERTIFICATION TO BE PROVIDED BY THE SERVICER

I, [identify the certifying individual], certify to _______________, and its officers, directors, agents and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.            Based on my knowledge, the information in the Annual Statement of Compliance, the Annual Independent Public Accountant’s Servicing Report and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans submitted by the Servicer to the Master Servicer taken as a whole (and as amended or corrected in writing to the Master Servicer), does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;

2.            The servicing information required to be provided to the Master Servicer by the Servicer under the Servicing Agreement has been provided to the Master Servicer;

3.            I am responsible for reviewing the activities performed by the Servicer under the Servicing Agreement and based upon the review required by the Servicing Agreement, and except as disclosed in the Annual Statement of Compliance or the Annual independent Public Accountant’s Servicing Report, the Servicer has, for the period covered by the Form 10-K fulfilled its obligation under the Servicing Agreement; and

4.            The Servicer has disclosed to the Servicer’s Certified Public Accountants all significant deficiencies relating to the Servicer’s compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers of similar standard as set forth in the Servicing Agreement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Second Amended and Restated Flow Mortgage Loan Sale and Servicing Agreement, dated as of February 1, 2006 (the “Servicing Agreement”), between Bank of America, National Association and EMC Mortgage Corporation.

BANK OF AMERICA, NATIONAL ASSOCIATION

By:
Name:
Title:
Date:

REGULATION AB COMPLIANCE ADDENDUM
TO SECOND AMENDED AND RESTATED
FLOW MORTGAGE LOAN SALE AND SERVICING AGREEMENT
(Servicing-retained)

This Regulation AB Compliance Addendum (this “Reg AB Addendum”), dated as of February 1, 2006, by and between EMC Mortgage Corporation (the “Purchaser”) and Bank of America, National Association (the “Company”), to that certain Second Amended and Restated Flow Mortgage Loan Sale and Servicing Agreement, dated as of February 1, 2006, by and between the Company and the Purchaser (as amended, modified or supplemented, the “Agreement”).

WITNESSETH

WHEREAS, the Company and the Purchaser have agreed to adopt an addendum to the Agreement to reflect the intention of the parties to comply with Regulation AB.

NOW, THEREFORE, in consideration of the mutual promises and mutual obligations set forth herein, the Company and the Purchaser hereby agree as follows:

ARTICLE I
DEFINED TERMS

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement. The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

Commission: The United States Securities and Exchange Commission.

Company Information: As defined in Section 2.07(a).

Depositor: With respect to any Securitization Transaction, the Person identified in writing to the Company by the Purchaser as depositor for such Securitization Transaction.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

Regulation AB: Subpart 229.1100 — Asset Backed Securities (Regulation AB), 17 C.F.R. §229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly by the Purchaser to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage- backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicer: As defined in Section 2.03(c).

Servicing Criteria: As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit F for convenience of reference only. In the event of a conflict or inconsistency between the terms of Exhibit F and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Purchaser, the Company and any Person that will be responsible for signing any Sarbanes Certification with respect to a Securitization Transaction in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit F).

Sponsor: With respect to any Securitization Transaction, the Person identified in writing to the Company by the Purchaser as sponsor for such Securitization Transaction.

Static Pool Information: Static pool information as described in Item 1l05(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions identified in Item 1122(d) of Regulation AB that are required to be performed by the Company under this Agreement or any Reconstitution Agreement.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

Whole Loan Transfer: Any sale or transfer by the Purchaser of some or all of the Mortgage Loans, other than a Securitization Transaction.

ARTICLE II
COMPLIANCE WITH REGULATION AB

Section 2.01.  Intent of the Parties; Reasonableness.

The Purchaser and the Company acknowledge and agree that the purpose of Article II of this Reg AB Addendum is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission and that the provisions of this Reg AB Addendum shall be applicable to all Mortgage Loans included in a Securitization Transaction closing on or after January 1, 2006, regardless whether the Mortgage Loans were purchased by the Purchaser from the Company prior to the date hereof. Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with reasonable requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

The Purchaser and the Company also acknowledge and agree that Section 2.02(a)(i)-(v), Section 2.03(c), (e) and (f), Section 2.04, Section 2.05 and Section 2.06 of this Reg AB Addendum shall only be applicable with respect to any Mortgage Loan if the Company (or Subservicer, if any) services such Mortgage Loan for a period following the closing date of a related Securitization Transaction. The Purchaser and the Company also acknowledge and agree that this Reg AB Addendum is intended to supplement the terms of the Agreement and, to the extent inconsistent, the rights and obligations under the Agreement shall continue to apply with respect to any Reconstitution (as defined in the Agreement) that is not covered by the definition of “Securitization Transfer” in this Reg AB Addendum; provided, however, that the requirement to provide an accountants’ report pursuant to Section 11.21 of the Agreement shall be deemed satisfied with respect to any Reconstitution that occurs prior to, on or following the date hereof by providing an accountants’ attestation that satisfies the requirements of Section 2.05(a)(ii) of this Reg AB Addendum.

For purposes of this Reg AB Addendum, the term “Purchaser” shall refer to EMC Mortgage Corporation and its successors in interest and assigns. In addition, any notice or request that must be “in writing” or “written” may be made by electronic mail.

Section 2.02.  Additional Representations and Warranties of the Company.

(a)  The Company shall be deemed to represent to the Purchaser, to any Master Servicer and to any Depositor, as of the date on which information is first provided to the Purchaser, any Master Servicer or any Depositor under Section 2.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (ii) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable Servicing Criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company; (iv) no material changes to the Company’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Company’s financial condition that are reasonably expected to have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Company, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified in writing to the Company by the related Depositor of a type described in Item 1119 of Regulation AB.

(b)  If so requested in writing by the Purchaser, any Master Servicer or any Depositor on any date following the date on which information is first provided to the Purchaser, any Master Servicer or any Depositor under Section 2.03, the Company shall use its reasonable best efforts to within five (5) Business Days, but in no event later than seven (7) Business Days, following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

Section 2.03.  Information to Be Provided by the Company.

In connection with any Securitization Transaction, the Company shall (i) within five (5) Business Days (but in no event later than seven (7) Business Days) following written request by the Purchaser, any Master Servicer or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Purchaser, such Master Servicer and such Depositor, the information and materials specified in paragraphs (a), (b), (c) and (f) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser, any Master Servicer and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser, such Master Servicer and such Depositor) the information specified in paragraph (d) of this Section.

(a)  If so requested in writing by the Purchaser, any Master Servicer or any Depositor, the Company shall provide such information regarding (i) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, and (iii) as applicable, each Subservicer, as is reasonably requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum (so long as required by Regulation AB):

(A)  the originator’s form of organization;

(B)  a description of the originator’s origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator’s experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator’s origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators’ credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser, any Master Servicer or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

(C)  a description of any legal or governmental proceedings pending (or known to be contemplated) against the Company, each Third-Party Originator and each Subservicer that would be material to securityholders; and

(D)  a description of any affiliation or relationship between the Company, each Third-Party Originator, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Company by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

(1)  the sponsor;
(2)  the depositor;
(3)  the issuing entity;
(4)  any servicer;
(5)  any trustee;
(6)  any originator;
(7)  any significant obligor;
(8)  any enhancement or support provider; and
(9)  any other material transaction party.

(b)  If so requested in writing by the Purchaser, any Master Servicer or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information solely with respect to mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) (i) originated by the Company that were included in securitizations that closed during the five (5) years preceding the closing date of the related Securitization Transaction and for which Banc of America Mortgage Securities, Inc. was the depositor and/or (ii) each Third Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information shall be presented in increments no less frequently than quarterly over the life of the related mortgage loans. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph) during the applicable offering period for the securities, the Company shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Company.

If so requested in writing by the Purchaser, any Master Servicer or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Reg AB Addendum), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser, any Master Servicer or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006, or , in the case of Static Pool Information with respect to a Third Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser, any Master Servicer or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

(c)  If so requested in writing by the Purchaser, any Master Servicer or any Depositor with respect to any Securitization Transaction for which 20% or more of the pool assets (measured by cut-off date principal balance) are serviced by the Company and any Subservicer or as otherwise required by Item 1108 of Regulation AB, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and each Subservicer (each of the Company and each Subservicer, for purposes of this paragraph, a “Servicer”), as is reasonably requested for the purpose of compliance with Item 1108 of Regulation AB. Such information shall include, at a minimum (so long as required by Regulation AB):

(A)  the Servicer’s form of organization;

(B)  a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under the Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Purchaser, any Master Servicer or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(1)  whether the Servicer is aware of or has received notice that any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing by the Servicer during the three-year period immediately preceding the related Securitization Transaction;

(2)  the extent of outsourcing the Servicer utilizes;

(3)  whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

(4)  whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

(5)  such other information as the Purchaser, any Master Servicer or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C)  a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under the Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(D)  information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Company of its servicing obligations under the Agreement or any Reconstitution Agreement;

(E)  information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F)  a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G)  a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

(H)  information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

(d)  If so requested in writing by the Purchaser, any Master Servicer or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third- Party Originator to) (i) notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any litigation or governmental proceedings pending against the Company, any Subservicer or any Third-Party Originator that would be material to securityholders, (B) any affiliations or relationships of a type that are described under Item 119 of Regulation AB and are material to securityholders that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, but only to the extent that such affiliations or relationships do not include the Purchaser, Depositor or any of their respective affiliates as a party (to the extent the Purchaser has been notified by the Company of the name of any applicable Subservicer or Third-Party Originator), (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

All notification pursuant to this Section 2.03(d), other than those pursuant to Section 2.03(d)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 2.03(d)(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

(e)  As a condition to the succession to the Company or any Subservicer as servicer or subservicer under the Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser, any Master Servicer and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser, any Master Servicer and such Depositor, all information reasonably requested in writing by the Purchaser, any Master Servicer or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(f)  In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(i)  any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(ii)  material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(iii)  information regarding new asset-backed securities issuances backed by the same pool assets, any material pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 112l(a)(14) of Regulation AB).

(g)  Upon request, the Company shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder.

Section 2.04.  Servicer Compliance Statement.

The Company shall use its reasonable best efforts to deliver to the Purchaser, any Master Servicer and any Depositor, on or before March 1 (but in any event no later than March 15) of each calendar year, commencing in 2007, a statement of compliance addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, to the effect that (1) a review of the Company’s activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

Section 2.05.  Report on Assessment of Compliance and Attestation.

(a)  The Company shall use its reasonable best efforts, on or before March 1 of each calendar year, commencing in 2007 (but in any event no later than March 15), to:

(i)  deliver to the Purchaser, any Master Servicer and any Depositor a report regarding the Company’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, and shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit B hereto delivered to the Purchaser concurrently with the execution of this Reg AB Addendum;

(ii)  deliver to the Purchaser, any Master Servicer and any Depositor a report of a registered public accounting firm that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii)  cause each Subservicer, and each Subcontractor determined by the Company pursuant to Section 2.06(b) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser and any Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (b) of this Section; and

(iv)  deliver to the Purchaser, any Depositor, any Master Servicer and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a- 14(d) and 15d- 14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification in the form attached hereto as Exhibit A.

The Company acknowledges that the parties identified in clause (a)(iv) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

(b)  Each assessment of compliance provided by a Subservicer pursuant to Section 2.05(a)(iii) shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit B hereto delivered to the Purchaser concurrently with the execution of this Reg AB Addendum or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Subcontractor pursuant to Section 205(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the Company pursuant to Section 2.06.

Section 2.06.  Use of Subservicers and Subcontractors.

The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under the Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (a) of this Section. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not authorize any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under the Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section.

(a)  It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 2.02, 2.03(c) and (e), 2.04, 2.05 and 2.07 of this Reg AB Addendum to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 2.03( d) of this Reg AB Addendum. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser, any Master Servicer and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 2.04, any assessment of compliance and attestation required to be delivered by such Subservicer under Section 2.05 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 2.05 as and when required to be delivered.

(b)  It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon written request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as a master servicer or administrator) a written description (in form and substance reasonably satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor that is “participating in the servicing function” within the meaning of Item 1122 of Regulation AB as determined by the Company and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (i) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser, any Master Servicer and any Depositor to comply with the provisions of Sections 2.05 and 2.07 of this Reg AB Addendum to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser, any Master Servicer and any Depositor any assessment of compliance and attestation required to be delivered by such Subcontractor under Section 2.05, in each case as and when required to be delivered.

Section 2.07.  Indemnification; Remedies.

(a)  The Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each Sponsor; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)  (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material in written or electronic form provided under this Article II by or on behalf of the Company, or provided under this Article II by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)  any breach by the Company of its obligations under this Section 2.07, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article II, including any failure by the Company to identify pursuant to Section 2.06(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)  any breach by the Company of a representation or warranty set forth in Section 2.02(a) or in a writing furnished pursuant to Section 2.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2.02(b) to the extent made as of a date subsequent to such closing date; or

(iv)  the negligence, bad faith or willful misconduct of the Company in connection with its performance under this Section 2.07.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

In the case of any failure of performance described in clause (a)(ii) of this Section, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

(b)                    (i)           Any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article II, or any breach by the Company of a representation or warranty set forth in Section 2.02(a) or in a writing furnished pursuant to Section 2.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2.02(b) to the extent made as of a date subsequent to such closing date, shall, except as provided in clause (ii) of this paragraph, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Company under the Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under the Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Company; provided that to the extent that any provision of the Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(ii)  Any failure by the Company, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 2.04 or 2.05, including any failure by the Company to identify pursuant to Section 2.06(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered shall constitute an Event of Default with respect to the Company under the Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under the Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company; provided that to the extent that any provision of the Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(iii)  The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of the Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

[signatures follow]

IN WITNESS WHEREOF, the Purchaser and the Company have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION, as Purchaser

By:	/s/ Jenna Kemp
Name:	Jenna Kemp
Title:	Senior Vice President

BANK OF AMERICA, NATIONAL ASSOCIATION, as Company

By:
Name:	Jenna Kemp
Title:	Senior Vice President

[REGULATION AB COMPLIANCE ADDENDUM]

IN WITNESS WHEREOF, the Purchaser and the Company have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION, as Purchaser

By:
Name:
Title:

BANK OF AMERICA, NATIONAL ASSOCIATION, as Company

By:	/s/ Judy Lowman
Name:	Judy Lowman
Title:	Vice President

[REGULATION AB COMPLIANCE ADDENDUM]

EXHIBIT A

FORM OF COMPANY CERTIFICATION

Re: The [ ] agreement dated as of [1, 200[] (the “Agreement”), among [IDENTIFY PARTIES]

I, __________________________, the ______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15 d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

[The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

EXHIBIT B

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company) [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”;

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	√
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
√
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
√
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	√
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
√
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
√
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
√
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	√
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
√
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
√
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	√
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	√
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	√
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	√
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	√
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	√
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
√
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	√
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
√
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
√
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
√
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	√
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
√
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
√
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
√
1122(d)(4) (xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
√
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	√
1122(d)(4)(xv)	Any external enhancement or other support. identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	√

EXHIBIT Q-2

BRANCH BANKING SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
Purchaser,

BRANCH BANKING AND TRUST COMPANY
Company,

PURCHASE, WARRANTIES AND SERVICING AGREEMENT
Dated as of March 1, 2007

(Fixed and Adjustable Rate Mortgage Loans)

ARTICLE I

Section 1.01	Defined Terms

ARTICLE II

Section 2.01	Agreement to Purchase
Section 2.02	Purchase Price
Section 2.03	Servicing of Mortgage Loans
Section 2.04	Record Title and Possession of Mortgage Files; Maintenance of Servicing Files
Section 2.05	Books and Records
Section 2.06	Transfer of Mortgage Loans
Section 2.07	Delivery of Mortgage Loan Documents
Section 2.08	Quality Control Procedures
Section 2.09	Near-term Principal Prepayments; Near Term Payment Defaults.

ARTICLE III

Section 3.01	Representations and Warranties of the Company
Section 3.02	Representations and Warranties as to Individual Mortgage Loans
Section 3.03	Repurchase.
Section 3.04	Representations and Warranties of the Purchaser

ARTICLE IV

Section 4.01	Company to Act as Servicer
Section 4.02	Collection of Mortgage Loan Payments
Section 4.03	Realization Upon Defaulted Mortgage
Section 4.04	Establishment of Custodial Accounts; Deposits in Custodial Accounts
Section 4.05	Permitted Withdrawals from the Custodial Account
Section 4.06	Establishment of Escrow Accounts; Deposits in Escrow Accounts
Section 4.07	Permitted Withdrawals From Escrow Account
Section 4.08	Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder
Section 4.09	Transfer of Accounts
Section 4.10	Maintenance of Hazard Insurance
Section 4.11	Maintenance of Mortgage Impairment Insurance Policy
Section 4.12	Fidelity Bond, Errors and Omissions Insurance
Section 4.13	Title, Management and Disposition of REO Property
Section 4.14	Notification of Maturity Date

ARTICLE V

Section 5.01	Distributions
Section 5.02	Statements to the Purchaser
Section 5.03	Monthly Advances by the Company
Section 5.04	Liquidation Reports
Section 5.05	Prepayment Interest Shortfalls

ARTICLE VI

Section 6.01	Assumption Agreements
Section 6.02	Satisfaction of Mortgages and Release of Mortgage Files
Section 6.03	Servicing Compensation
Section 6.04	Annual Statement as to Compliance; Annual Certification
Section 6.05	Reserved
Section 6.06	Purchaser’s Right to Examine Company Records
Section 6.07	Assessment of Compliance with Servicing Criteria
Section 6.08	Intent of the Parties; Reasonableness

ARTICLE VII

Section 7.01	Company Shall Provide Information as Reasonably Required

ARTICLE VIII

Section 8.01	Indemnification; Third Party Claims
Section 8.02	Merger or Consolidation of the Company
Section 8.03	Limitation on Liability of the Company and Others
Section 8.04	Company Not to Assign or Resign
Section 8.05	No Transfer of Servicing

ARTICLE IX

Section 9.01	Events of Default
Section 9.02	Waiver of Defaults

ARTICLE X

Section 10.01	Termination
Section 10.02	Survival

ARTICLE XI

Section 11.01	Successor to the Company
Section 11.02	Amendment
Section 11.03	Recordation of Agreement
Section 11.04	Governing Law
Section 11.05	Notices
Section 11.06	Severability of Provisions
Section 11.07	Exhibits
Section 11.08	General Interpretive Principles
Section 11.09	Reproduction of Documents
Section 11.10	Confidentiality of Information
Section 11.11	Recordation of Assignment of Mortgage
Section 11.12	Assignment by Purchaser
Section 11.13	No Partnership
Section 11.14	Signature Pages/Counterparties; Successors and Assigns
Section 11.15	Entire Agreement
Section 11.16	No Solicitation
Section 11.17	Closing
Section 11.18	Cooperation of Company with a Reconstitution
Section 11.19	Monthly Reporting with Respect to a Reconstitution
Section 11.20	Reserved
Section 11.21	Use of Subservicers and Subcontractors
Section 11.22	Third Party Beneficiary

EXHIBITS
A	Contents of Mortgage File
B	Custodial Account Letter Agreement
C	Escrow Account Letter Agreement
D	Form of Purchase, Assignment, Assumption and Recognition Agreement
E	Reporting Date For Monthly Report
F	Reporting Data For Defaulted Loans
G	Request for Release of Documents and Receipt
H	Company’s Underwriting Guidelines
I	Term Sheet
J	Reconstituted Mortgage Loan Reporting
K	Company’s Obligation in Connection with a Reconstitution
L	Form of Company Certification
M	Summary of Regulation AB Servicing Criteria
N	Summary of Applicable Regulation AB Requirements
O	Servicing Criteria to be Addressed in Assessment of Compliance
P	Reporting Data for Realized Losses and Gains

This is a Purchase, Warranties and Servicing Agreement, dated as of March 1, 2007 and is executed between EMC MORTGAGE CORPORATION, as Purchaser, with offices located at 2780 Lake Vista Drive, Lewisville, TX 75067 (the "Purchaser"), and Branch Banking and Trust Company, with offices located at 2713 Forest Hills Road, Wilson, North Carolina  27894-2305 (the "Company").

WITNESSETH :

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis;

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01          Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices:  With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

Adjustment Date:  As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement:  This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

Assignment:  An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

Business Day:  Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or State of North Carolina, or (iii) a day on which banks in the State of New York or State of North Carolina are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Code:  The Internal Revenue Code of 1986, or any successor statute thereto.

Commission or SEC:  The Securities and Exchange Commission.

Company: Branch Banking and Trust Company, its successors in interest and assigns, as permitted by this Agreement.

Company's Officer's Certificate: A certificate signed by the Chairman of the Board, President, any Senior Executive Vice President, Executive Vice President, Senior Vice President, Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

Condemnation Proceeds:  All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation:  The trade confirmation letter between the Purchaser and the Company which relates to the Mortgage Loans to be purchased by Purchaser pursuant to the terms of this Agreement on Closing Date.

Consumer Information:  Information including, but not limited to, all personal information about Mortgagors that is supplied to the Purchaser by or on behalf of the Company.

Co-op Lease:  With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan:  A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Current Appraised Value:  With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by an appraiser who met the requirements of the Company and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

Current LTV:  The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

Custodial Account:  Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "[_____________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Delinquency Recognition Policies: The Mortgage Bankers Association standard and methodology that defines the means of reporting delinquency status, and the processing standard included in the Fannie Mae Guide for addressing residential mortgage loans of the same type as the Mortgage Loans at various stages throughout default.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Determination Date:  The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

DIF: The Deposit Insurance Fund, or any successor thereto.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period:  With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Standard & Poor’s and “A” or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution.  In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: Branch Banking and Trust Company, or an institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Equity Take-Out Refinanced Mortgage Loan:  A Refinanced Mortgage Loan the proceeds of which were in excess of  the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

Escrow Account:  Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "__________________, in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments:  With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default:  Any one of the conditions or circumstances enumerated in Section 9.01.

Exchange Act:  The Securities Exchange Act of 1934, as amended.

Fannie Mae:  The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s):  The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC:  The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC:  The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide:  The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond:  A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA:  The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

First Remittance Date:  With respect to any Mortgage Loan, the Remittance Date occurring in the month following the month in which the related Closing Date occurs.

GAAP:  Generally accepted accounting principles, consistently applied.

HUD:  The United States Department of Housing and Urban Development or any successor thereto.

Index:   With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

Initial Rate Cap:   As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

Insurance Proceeds:  With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

[Lender Paid Mortgage Insurance Rate:  The Lender Paid Mortgage Insurance Rate shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.]

[Lender Primary Mortgage Insurance Policy:   Any Primary Mortgage Insurance Policy for which premiums are paid by the Company.

Lifetime Rate Cap:  As to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

Liquidation Proceeds:  Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV:  With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Margin:  With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.  Without the prior consent of the Company, the Company shall not be the Master Servicer in any Securitization Transaction and shall serve only as a subservicer of the Mortgage Loans involved in such Transaction.

Monthly Advance:  The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

Monthly Payment:  The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage:  The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File:  The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy:  A mortgage impairment or blanket hazard insurance policy as described in Section 4.11.

Mortgage Interest Rate:  The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan:  An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents:  The documents listed in Exhibit A.

Mortgage Loan Remittance Rate:  With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate [minus the Lender Paid Mortgage Insurance Rate].

Mortgage Loan Schedule:  The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1)           the Company's Mortgage Loan identifying number;

(2)           the Mortgagor's first and last name;

(3)           the street address of the Mortgaged Property including the city, state and zip code;

(4)           a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5)           the type of residential property constituting the Mortgaged Property;

(6)           the original months to maturity of the Mortgage Loan;

(7)   the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8)           the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

(9)           the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

(10)           the Origination Date of the Mortgage Loan;

(11)           the stated maturity date;

(12)           the amount of the Monthly Payment at origination;

(13)           the amount of the Monthly Payment as of the related  Cut-off Date;

(14)           the original principal amount of the Mortgage Loan;

(15)           the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(16)           a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17)           a code indicating the documentation style (i.e. full, alternative, etc.);

(18)           the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

(19)           the date on which the first payment is or was due;

(20)           a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(21)           a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(22)           the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

(23)           product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

(24)	credit score and/or mortgage score, if applicable;

(25)         a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier and the Lender Paid Mortgage Insurance Rate;

(26)   a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof;

(27)  the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable;

(28)  whether such Mortgage Loan is a “Home Loan”, “Covered Home Loan”, “Manufactured Housing” or “Home Improvement Loan” as defined in the New Jersey Home Ownership Security Act of 2002; and

(29)  whether the Mortgage Loan has a mandatory arbitration clause.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1)           the number of Mortgage Loans;

(2)           the current aggregate outstanding principal balance of the Mortgage Loans;

(3)           the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4)           the weighted average maturity of the Mortgage Loans; and

(5)           the weighted average months to next Adjustment Date;

Mortgage Note:  The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor:  The obligor on a Mortgage Note.

Nonrecoverable Advance:  Any portion of a Monthly Advance or Servicing Advance previously made or proposed to be made by the Company pursuant to this Agreement, that, in the good faith judgment of the Company, will not or, in the case of a proposed advance, would not, be ultimately recoverable by it from the related Mortgagor or the related Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds or otherwise with respect to the related Mortgage Loan.

Officers' Certificate:  A certificate signed by the Chairman of the Board, President, any Senior Executive Vice President, Executive Vice President, Senior Vice President, Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

Opinion of Counsel:  A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date:  The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

Periodic Rate Cap:  As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

Permitted Investments:  Any one or more of the following obligations or securities:

(i)  direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii)  (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii)  repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv)  securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such investment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstanding principal balances of all of the Mortgage Loans and Permitted Investments;

(v)  commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(vii)  any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Person:  Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Prepayment Interest Shortfall:  With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month’s interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

Prepayment Period:  With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

Primary Mortgage Insurance Policy:  Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

Prime Rate:  The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price:  As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser:  An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the related Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

Qualified Insurer:  An insurance company duly qualified as such under the laws of the states in which the related Mortgaged Property is located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

Rating Agency: Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan:  A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

Regulation AB:  Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

REMIC:  A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

REMIC Provisions:  The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date:  The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition:  The final sale by the Company of any REO Property.

REO Disposition Proceeds: Amounts received by the Company in connection with a related REO Disposition.

REO Property:  A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

Repurchase Price:  With respect to any Mortgage Loan, a price equal to (i) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase.

Sales Price:  With respect to any Mortgage Loan the proceeds of which were used by the Mortgagor to acquire the related Mortgaged Property, the amount paid by the related Mortgagor for such Mortgaged Property.

Securities Act:  The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicing Advances:  All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser’s request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Criteria:  As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit M for convenience of reference only.  In the event of a conflict or inconsistency between the terms of Exhibit M and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Purchaser, the Company and any Person that will be responsible for signing any Sarbanes Certification with respect to a Securitization Transaction in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit M).

Servicing Fee:  With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan.  Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed.  The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05 and in accordance with the Fannie Mae Guide(s).  Any fee payable to the Company for administrative services related to any REO Property as described in Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

Servicing Fee Rate:  As set forth in the Term Sheet.

Servicing File:  With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer:  Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance:  As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.  Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement:  An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

ARTICLE II

PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01                                Agreement to Purchase.

The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company.  The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02                                Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

 Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date).  The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date.  Such prepaid amounts shall be the property of the Purchaser.  The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03                                Servicing of Mortgage Loans.

Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet.  The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04                                Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, on a servicing retained basis, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans.  Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company.  The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans.  The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only.  From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser.  All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans.  Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser.  The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05                                Books and Records.

The sale of each Mortgage Loan shall be reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company.  The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser.  In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by Section 4.13.  To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without cost to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06.                                Transfer of Mortgage Loans.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans.  No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof.  For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan.  The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto is executed by the transferee and is delivered to the Company (each such transferee being a Purchaser hereunder).  The Purchaser also shall advise the Company of the transfer.  Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such transferee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07                                Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet.  The documents enumerated as items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement.  All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser.  If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 120 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office).  If delivery is not completed within 120 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate.  In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation.  The procedure shall be repeated until the documents have been received and delivered.  If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 270th day from the date of the related Closing Date, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee.  Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee.  Company shall be responsible for recording the assignments of mortgage.

Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee.  Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser.  Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

Section 2.08                                Quality Control Procedures.

The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions.  The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities.  The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09                                Near-term Principal Prepayments; Near Term Payment Defaults

           In the event any Principal Prepayment is made by a Mortgagor on or prior to three months after the related Closing Date, the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal Prepayment.  Such remittance shall be made by the Company to Purchaser no later than the third Business Day following receipt of such Principal Prepayment by the Company.

           In the event either of the first three (3) scheduled Monthly Payments which are due under any Mortgage Loan after the related Cut-off Date are not made during the month in which such Monthly Payments are due, then not later than five (5) Business Days after notice to the Company by Purchaser (and at Purchaser’s sole option), the Company, shall repurchase such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Subsection 3.03.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01                                Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a)           The Company is an insured, state-chartered, non-member bank, duly organized, validly existing and in good standing under the laws of the State of North Carolina and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b)    The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws, now hereinafter in effect relating to creditor’s rights generally, and by general principles of equity regardless of whether enforceability is covered in a proceeding in equity or at law;

(c)    Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

(d)    There is no litigation, suit, proceeding or investigation pending or, to the best of Company’s knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

(e)    No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f)    The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company and Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g)    The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business.  Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices.  With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made.  All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage.  As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable.  No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h)   The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

(i)           The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j)           Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans.  The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the FDIC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(k)           The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent.  The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

(l)           No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(m)           The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n)    Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto.  There has been no change in the servicing policies and procedures, business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(o)   The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

(p)    As of the date of each Securitization Transaction, and except as has been otherwise disclosed to the Purchaser, any Master Servicer and any Depositor: (1) no default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company; (2) no material noncompliance with applicable servicing criteria as to any other securitization has occurred, been disclosed or reported by the Company; (3) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Company’s servicing policies and procedures for similar loans has occurred in the preceding three years; (5) there are no aspects of the Company’s financial condition that could have a material adverse impact on the performance by the Company of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Company that could be material to investors in the securities issued in such Securitization Transaction; and (7) there are no affiliations, relationships or transactions relating to the Company of a type that are described under Item 1119 of Regulation AB;

(q)    If so requested by the Purchaser or any Depositor on any date, the Company shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in Section 3.01(p) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party;

(r)    Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) immediately notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Company, any Subservicer or any Third-Party Originator, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (7) of paragraph (p) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation  or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

All notification pursuant to this Section 3.01(r) should be sent by e-mail transmission to regABnotifications@bear.com, and additionally as specified below.

All notification pursuant to this Section 3.01(r), other than those pursuant to Section 3.01(r)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention:  Conduit Seller Approval Dept.
Facsimile:  (214) 626-3751
Email:  sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

Notifications pursuant to Section 3.01(r)(i)(A) should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention:  Associate General Counsel for Loan Administration
Facsimile:  (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention:  Conduit Seller Approval Dept.
Facsimile:  (214) 626-3751
Email:  sellerapproval@bear.com

(s)    As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser, any Master Servicer and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser, any Master Servicer and such Depositor, all information reasonably requested by the Purchaser, any Master Servicer or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

Section 3.02                                Representations and Warranties as to Individual Mortgage Loans.

References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

            (a)    The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b)           The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

(c)    All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan.  As of the related Closing Date, all of the Mortgage Loans will have an actual interest paid to date of their related Cut-off Date(or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's servicing collection system.  No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment  been  delinquent at any time during the twelve (12) months prior to the month of the related Closing Date.  For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

(d)    There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e)    The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy [, Lender Primary Mortgage Insurance Policy] and title insurance policy, to the extent required by the related policies;

(f)    The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(g)    All buildings or other customarily insured improvements upon the Mortgaged Property are insured by a Qualified Insurer, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid.  If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement.  Such policy was issued by a Qualified Insurer.  The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(h)    Each Mortgage Loan complies with, and the Company has complied with, applicable local, state and federal laws, regulations and other requirements including, without limitation, usury, equal credit opportunity, real estate settlement procedures, the Federal Truth-In-Lending Act, disclosure laws and all predatory and abusive lending laws and consummation of the transactions contemplated hereby, including without limitation, the receipt of interest by the owner of such Mortgage Loan, will not involve the violation of any such laws, rules or regulations.  None of the Mortgage Loans are (a) Mortgage Loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended, or (b) except as may be provided in subparagraph (c) below, classified and/or defined, as a “high cost”, “threshold”, “predatory” “high risk home loan” or “covered” loan (or a similarly classified loan using different terminology under a law imposing additional legal liability for mortgage loans having high interest rates, points and or/fees) under any other state, federal or local law including, but not limited to, the States of Georgia, New York, North Carolina, Arkansas, Kentucky or New Mexico, (c) Mortgage Loans subject to the New Jersey Home Ownership Security Act of 2002 (the “Act”), unless such Mortgage Loan is a (1) “Home Loan” as defined in the Act that is a first lien Mortgage Loan, which is not a “High Cost Home Loan” as defined in the Act or (2) “Covered Home Loan” as defined in the Act that is a first lien purchase money Mortgage Loan, which is not a High Cost Home Loan under the Act, or (d) secured by Mortgaged Property in the Commonwealth of Massachusetts with a loan application date on or after November 7, 2004 that refinances a mortgage loan that is less than sixty (60) months old, unless such Mortgage Loan (1) is on an investment property, (ii) meets the requirements set forth in the Code of Massachusetts Regulation (“CMR”), 209 CMR 53.04(1)(b), or (iii) meets the requirements set forth in the 209 CMR 53.04(1)(c).  In addition to and notwithstanding anything to the contrary herein, no Mortgage Loan for which the Mortgaged Property is located in New Jersey is a Home Loan as defined in the Act that was made, arranged, or assigned by a person selling either a manufactured home or home improvements to the Mortgaged Property or was made by an originator to whom the Mortgagor was referred by any such seller. Each Mortgage Loan is being (and has been) serviced in accordance with Accepted Servicing Practices and applicable state and federal laws, including, without limitation, the Federal Truth-In-Lending Act and other consumer protection laws, real estate settlement procedures, usury, equal credit opportunity and disclosure laws.  Company shall maintain in its possession, available for the Purchaser’s inspection, as appropriate, and shall deliver to the Purchaser or its designee upon demand, evidence of compliance with all such requirements;

(i)    The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j)           The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors.  The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto.  Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.  Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k)    The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser.  All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage.  The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC.  The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan.  The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with.  All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l)    The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan.  Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest.  The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement.  After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m)    Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment.  Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance.  The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement.  No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(n)    There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(o)    There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p)    All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q)    Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting guidelines attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month.  The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r)    The Mortgaged Property is not subject to any material damage.  At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property.  The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s)    The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure.  There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(t)    If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(u)    The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.  The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(v)    All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w)    The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x)    The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y)    The Mortgage Loan does not contain balloon or "graduated payment" features;  No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(z)    The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa)    Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month.  As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable.  Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap.  None of the Mortgage Loans are “interest-only” Mortgage Loans or “negative amortization” Mortgage Loans. With respect to each adjustable rate Mortgage Loan, each Mortgage Note requires a monthly payment which is sufficient (a) during the period prior to the first adjustment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (b) during the period following each Adjustment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. No Mortgage Loan contains terms or provisions which would result in negative amortization.  None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Loan interest rate to convert to a fixed interest rate.  None of the Mortgage Loans are considered agricultural loans;

(bb)    (INTENTIONALLY LEFT BLANK)

(cc)    (INTENTIONALLY LEFT BLANK)

(dd)    (INTENTIONALLY LEFT BLANK)

(ee)    (INTENTIONALLY LEFT BLANK)

(ff)    (INTENTIONALLY LEFT BLANK)

(gg)      (INTENTIONALLY LEFT BLANK)

(hh)           In the event the Mortgage Loan had an LTV at origination greater than 80.00%, the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%.  All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid.  No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser.  No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage.  Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage; The mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium.  Unless identified at the time of bid, none of the Mortgage Loans are subject to “lender-paid” mortgage insurance;

(ii)           The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(jj)           None of the Mortgage Loans are secured by an interest in a leasehold estate.  The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home.  Any condominium unit or planned unit development conforms with the Company’s underwriting guidelines.  As of the date of origination, no portion of any Mortgaged Property was used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(kk)           Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan.  The Mortgage Note is payable on the first day of each month in monthly installments of principal and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears.  Each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

(ll)           As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(mm)            There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn)           The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(oo)           No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(pp)           The Mortgagor for each Mortgage Loan is a natural person;

(qq)           None of the Mortgage Loans are Co-op Loans;

(rr)           With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(ss)           With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(tt)    The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(uu)     None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(vv)     All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien.  With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage;

(ww)     Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee;

(xx)      There is no Mortgage Loan that was originated on or after October 1, 2002 and before March 7, 2003, which is secured by property located in the State of Georgia;

(yy)      No proceeds from any Mortgage Loan were used to finance single premium credit insurance policies;

(zz)      No borrower was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan’s originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan’s origination, such borrower did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan’s originator or any affiliate of the Mortgage Loan’s originator.  If, at the time of loan application, the borrower may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan’s originator, the Mortgage Loan’s originator referred the borrower’s application to such affiliate for underwriting consideration;

(aaa)    The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the borrower’s income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the borrower’s equity in the collateral as the principal determining factor in approving such credit extension.  Such underwriting methodology confirmed that at the time of origination (application/approval) the borrower had a reasonable ability to make timely payments on the Mortgage Loan;

(bbb)    With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the loan’s origination, the borrower agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the loan’s origination, the borrower was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the borrower in the loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the  Servicer shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the borrower’s default in making the loan payments;

(ccc)    No borrower was required to purchase any credit life, disability, accident or health insurance  product as a condition of obtaining the extension of credit.  No borrower obtained a prepaid single-premium credit life, disability, accident or health insurance  policy in connection with the origination of the Mortgage Loan; No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

(ddd)    The Company will transmit full-file credit reporting data for each Mortgage Loan pursuant to the Fannie Mae Selling Guide and that for each Mortgage Loan, the Company agrees it shall  report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off,

(eee)    Any Mortgage Loan with a Mortgaged Property in the State of Illinois complies with the Illinois Interest Act;

(fff)    With respect to any Mortgage Loan originated on or after August 1, 2004 and underlying the security, neither the related Mortgage nor the related Mortgage Note requires the borrower to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction;

(ggg)     No Mortgage Loan is secured by Mortgaged Property in the Commonwealth of Massachusetts with a loan application date on or after November 7, 2004 that refinances a mortgage loan that is less than sixty (60) months old, unless such Mortgage Loan (1) is on an investment property, (ii) meets the requirements set forth in the Code of Massachusetts Regulation (“CMR”), 209 CMR 53.04(1)(b), or (iii) meets the requirements set forth in the 209 CMR 53.04(1)(c);

(hhh)    The Company has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the Anti-Money Laundering Laws").  The Company has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws and has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for the purposes of the Anti-Money Laundering Laws.  The Company further represents that it takes reasonable efforts to determine whether any Mortgagor appears on any list of blocked or prohibited parties designated by the U.S. Department of Treasury; and

(iii)     With respect to each Mortgage Loan, information regarding the borrower credit files related to such Mortgage Loan has been furnished to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

Section 3.03                                Repurchase.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File.  Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other.  The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach.  The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price.  In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price.  Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price. Notwithstanding anything to the contrary contained herein, it is understood by the parties hereto that a breach of the representations made in Section 3.02 (h ), (xx), (yy), (zz), (aaa), (bbb), (ccc), (fff), (ggg) or (hhh) will be deemed to materially and adversely affect the value of the related Mortgage Loan or the interest of Purchaser therein.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure or repurchase for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties.  If the Company fails to repurchase a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof.  No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

Section 3.04                                Representations and Warranties of the Purchaser.

The Purchaser represents, warrants and convenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

(a)  The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise except or not required under applicable law to effect such qualification or license;

(b)  The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

(c)           None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

(d)           There is no litigation pending or to the best of the Purchaser’s knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

(e)           No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

(f)           The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

(h)           The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

(i)           The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04.  It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Company as provided herein constitute the sole remedies of the Company respecting a breach of the foregoing representations and warranties.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01                                Company to Act as Servicer.

The Company, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account.  In addition, the Company shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.  Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities.  In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan.  In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor.  The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05.  Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date.  Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy [insurer and Lender Primary Mortgage Insurance Policy] insurer, if required.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Securitization Transaction, the Company (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Securitization Transaction, which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel acceptable to the trustee in such Securitization Transaction with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Company shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC.  The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Company as servicer.

The Mortgage Loans may be subserviced by a Subservicer on behalf of the Company provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC.  In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement.  The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company.  The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee.  Company shall notify Purchaser promptly in writing upon the appointment of any Subservicer.

At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company's option, from electing to service the related Mortgage Loans itself.  In the event that the Company's responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company.  The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans.  The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.  The Company will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

Section 4.02                                Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy [and Lender Primary Mortgage Insurance Policy], follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account.  Further, the Company will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

The Company shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan.  If a Prepayment Charge is waived, but does not meet the standards described above, then the Company is required to pay the amount of such waived Prepayment Charge by remitting such amount to the Purchaser by the Remittance Date.

Section 4.03                                Realization Upon Defaulted Mortgage

The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies [and Lender Primary Mortgage Insurance Policies] and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01.  In determining the delinquency status of any Mortgage Loan, the Company will use Delinquency Recognition Policies, and shall revise these policies as reasonably requested by the Purchaser from time to time.  Foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation.  The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings.  The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05.  Company shall obtain prior approval of Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000).  The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings and not less than 5 days prior to the acceptance or rejection of any offer of reinstatement.  The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05.  Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense.  Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection.  After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed Monthly Advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05.  In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding.  Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code.  Pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located.  Additionally, Company shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

Section 4.04                                Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts.  The Custodial Account shall be an Eligible Account.  Funds shall be deposited in the Custodial Account within 24 hours of receipt, and shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05.  The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto.  The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i)           all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(ii)           all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii)           all Liquidation Proceeds;

(iv)           any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall provide the Purchaser with written detail itemizing all of such amounts;

(v)           all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi)           all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vii)           any Monthly Advances;

(viii)                      with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company’s aggregate Servicing Fee received with respect to the related Prepayment Period;

(ix)           any amounts required to be deposited by the Company pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor; and

(x)           any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account.  Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

Section 4.05                                Permitted Withdrawals From the Custodial Account.

The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

(i)           to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii)           to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii)           to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees(or REO administration fees described in Section 4.13), the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

(iv)           to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v)           to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

(vi)           to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii)           to remove funds inadvertently placed in the Custodial Account by the Company;

(vi)           to clear and terminate the Custodial Account upon the termination of this Agreement; and

(vii)    to reimburse itself for Nonrecoverable Advances to the extent not reimbursed pursuant to clause (ii) or clause (iii).

Section 4.06                                Establishment of Escrow Accounts;Deposits in Escrow Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts.  The Escrow Account shall be an Eligible Account.  Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07.  The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C.  The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i)           all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii)           all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii)           all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07.  The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

Section 4.07                                Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by Company only:

(i)           to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii)           to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii)           to refund to the Mortgagor any funds as may be determined to be overages;

(iv)           for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v)           for application to restoration or repair of the Mortgaged Property;

(vi)           to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)           to clear and terminate the Escrow Account on the termination of this Agreement.  As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

(viii)           to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

Section 4.08                                Payment of Taxes, Insurance and OtherCharges; Maintenance of Primary MortgageInsurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law.  To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due.  The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Company will maintain in full force and effect Primary Mortgage Insurance Policies [or Lender Primary Mortgage Insurance Policies] issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required.  Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy [or Lender Primary Mortgage Insurance Policy] in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy [or Lender Primary Mortgage Insurance Policy] for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer.  The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy [or Lender Primary Mortgage Insurance Policy] of any loss which, but for the actions of the Company would have been covered thereunder.  In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy [or Lender Primary Mortgage Insurance Policy], if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy [or Lender Primary Mortgage Insurance Policy].  If such Primary Mortgage Insurance Policy [or Lender Primary Mortgage Insurance Policy] is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy [or Lender Primary Mortgage Insurance Policy] as provided above.

In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy [or Lender Primary Mortgage Insurance Policy] and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy [or Lender Primary Mortgage Insurance Policy] respecting a defaulted Mortgage Loan.  Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy [or Lender Primary Mortgage Insurance Policy] shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09                                Transfer of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time.  Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10                                Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer.  If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended.  If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above.  Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.  It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance.  All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company.  The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11                                Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Company shall obtain and maintain a blanket policy issued by a Qualified Insurer insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause.  In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.  Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

Section 4.12                                Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan.  The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons.  The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby.  No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement.  The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides.  Upon request by the Purchaser, the Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.  The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated.  The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy.  Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13                                Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located.  Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Company shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Company receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices.  Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13.  No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

The Company shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed.  The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances.  The Company shall make or cause to be made a written report of each such inspection.  Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property.  If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property.  No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser.  All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides.  The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser.  Company shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05.  In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee.  Within five Business Days of any such termination, the Company shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims.  In addition, within five Business Days, the Company shall provide the Purchaser with the following information and documents regarding the subject REO Property: the related trustee’s deed upon sale and copies of any related hazard insurance claims, or repair bids.

Section 4.14                                Notification of Maturity Date.

 With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01                                Distributions.

On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, minus (iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts.  It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law.  Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company.  On each Remittance Date, the Company shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

Section 5.02          Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis.  With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i)    with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii)    with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to interest;

(iii)    with respect to each Mortgage Loan, the amount of servicing compensation received by the Company during the prior distribution period;

(iv)    the Stated Principal Balance of each Mortgage Loan and the aggregate Stated Principal Balance of all Mortgage Loans as of the beginning of the distribution period and the ending of the distribution period;

(v)    with respect to each Mortgage Loan, the current Mortgage Interest Rate;

(vi)    with respect to each Mortgage Loan for which liquidation and final distribution has occurred, the aggregate amount of any Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and REO Disposition Proceeds received during the prior distribution period;

(vii)    with respect to each Mortgage Loan, the amount of any Prepayment Interest Shortfalls paid by the Company in accordance with Section 4.04(viii) during the prior distribution period;

(viii)    [RESERVED];

(ix)    the number of Mortgage Loans as of the beginning of the distribution period and the ending of the distribution period;

(x)    with respect to each Mortgage Loan, the Stated Principal Balance of each Mortgage Loan that is (A) delinquent (exclusive of Mortgage Loans in foreclosure and bankruptcy) (1) 30 days delinquent, (2) 60 days delinquent and (3) 90 days or more delinquent; (B) in foreclosure and delinquent (1) 30 days delinquent,  (2) 60 days delinquent and (3) 90 days or more delinquent; and (C) in bankruptcy and delinquent (1) 30 days delinquent, (2) 60 days delinquent and (3) 90 days or more delinquent, in each case as of the close of business on the last day of the calendar month preceding such Distribution Date and separately identifying such information for the (1) first lien Mortgage Loans, (2) second lien Mortgage Loans, and (3) adjustable rate Mortgage Loans;

(xi)    with respect to each Mortgage Loan, the amount and severity of any realized loss following liquidation of such Mortgage Loan;

(xii)    with respect to each Mortgage Loan, and in the aggregate for all Mortgage Loans, the amount of the month end Monthly Advance balances made by the Company during the prior distribution period;

(xiii)    with respect to each Mortgage Loan, a description of any Servicing Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Servicing Advances, and the aggregate amount of Servicing Advances for all Mortgage Loans during the prior distribution period;

(xiv)    with respect to each Mortgage Loan, a description of any Nonrecoverable Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Nonrecoverable Advances, and the aggregate amount of Nonrecoverable Advances for all Mortgage Loans during the prior distribution period;

(xv)    with respect to each Mortgage Loan, a description of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company with respect to such Mortgage Loan during the prior distribution period pursuant to Section 4.05, and the source of funds for such reimbursement, and the aggregate amount of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company for all Mortgage Loans during the prior distribution period pursuant to Section 4.05;

(xvi)    with respect to any Mortgage Loan, a description of any material modifications, extensions or waivers to the terms, fees, penalties or payments of such Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

(xvii)    a description of any material breach of a representation or warranty set forth in Section 3.01 or Section 3.02 herein or of any other breach of a covenant or condition contained herein and the status of any resolution of such breach;

(xviii)    with respect to each Mortgage Loan, the Stated Principal Balance of any substitute Mortgage Loan provided by the Company and the Stated Principal Balance of any Mortgage Loan that has been replaced by a substitute Mortgage Loan in accordance with Section 3.03 herein;

(xix)    with respect to each Mortgage Loan, the Stated Principal Balance of any Mortgage Loan that has been repurchased by the Company in accordance with Section 3.03 herein.

In addition, the Company shall provide to the Purchaser such other information known or available to the Company that is necessary in order to provide the distribution and pool performance information as required under Regulation AB, as amended from time to time, as determined by the Purchaser in its reasonable discretion.  The Company shall also provide a monthly report, in the form of Exhibit E hereto, or such other form as is mutually acceptable to the Company, the Purchaser and any Master Servicer, Exhibit F with respect to defaulted mortgage loans and Exhibit P, with respect to realized losses and gains, with each such report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby.  In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

Section 5.03                                Monthly Advances by the Company.

Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be a Nonrecoverable Advance.  In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04                                Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser.  The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

Section 5.05                                Prepayment Interest Shortfalls.

Not later than the close of business on the Business Day preceding each Remittance Date in the month following the related Prepayment Period, the Company shall deposit in the Custodial Account an amount equal to any Prepayment Interest Shortfalls with respect to such Prepayment Period, which in the aggregate shall not exceed the Company’s aggregate Servicing Fee received with respect to the related Due Period.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01                                Assumption Agreements.

The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy [or Lender Primary Mortgage Insurance Policy], if any.  If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note.  Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the Company.  With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note).  If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.  The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.  All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever.  For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02                                Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release.  No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact.  No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account.  The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy [or Lender Primary Mortgage Insurance Policy], the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company.  Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery.  Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

Section 6.03                                Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii).  Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges or otherwise shall be retained by the Company.  No Servicing Fee shall be payable in connection with partial Monthly Payments.  The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04                                Annual Statement as to Compliance; Annual Certification.

(a)The Company will deliver to the Purchaser and any Master Servicer, not later than March 1 of each calendar year beginning in 2008, an Officer’s Certificate acceptable to the Purchaser (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement or other applicable servicing agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement or other applicable servicing agreement, which was previously agreed to by the Company to be covered in such annual certification, in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof.  Such Annual Statement of Compliance shall contain no restrictions or limitations on its use.  Copies of such statement shall be provided by the Company to the Purchaser upon request and by the Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans.  In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an Annual Statement of Compliance of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(b)With respect to any Mortgage Loans that are the subject of a Securitization Transaction, by March 1 of each calendar year beginning in 2008, an officer of the Company shall execute and deliver an officer’s certificate (an “Annual Certification”) to the Purchaser, any Master Servicer and any related Depositor for the benefit of each such entity and such entity’s affiliates and the officers, directors and agents of any such entity and such entity’s affiliates, in the form attached hereto as Exhibit L.  In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an Annual Certification of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(c)If the Company cannot deliver the related Annual Statement of Compliance and Annual Certification by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Annual Statement of Compliance and Annual Certification, but in no event later than March 10th of such year.

Failure of the Company to timely comply with this Section 6.04 (including with respect to the cure timeframes required in this section) shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as set forth in 6.04(c), and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01.  Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement.  This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

Section 6.05                                [Reserved]

Section 6.06                                Purchaser's Right to Examine Company Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations.  Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the FDIC, OTS, or any other similar federal or state regulations, as applicable.

Section 6.07           Assessment of Compliance with Servicing Criteria.

On and after the date of this Agreement, the Company shall service and administer, and shall cause each subservicer to servicer or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to any Mortgage Loans that are the subject of a Securitization Transaction, the Company shall deliver to the Purchaser or its designee, any Master Servicer and any Depositor on or before March 1 of each calendar year beginning in 2008, a report (an “Assessment of Compliance”) reasonably satisfactory to the Purchaser, any Master Servicer and any Depositor regarding the Company’s assessment of compliance with the Servicing Criteria during the preceding calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB or as otherwise required by the Master Servicer, which as of the date hereof, require a report by an authorized officer of the Company that contains the following:

(a)    A statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Company;

(b)    A statement by such officer that such officer used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Company;

(c)    An assessment by such officer of the Company’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans;

(d)    A statement that a registered public accounting firm has issued an attestation report on the Company’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e)    A statement as to which of the Servicing Criteria, if any, are not applicable to the Company, which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit O hereto delivered to the Company concurrently with the execution of this Agreement.

With respect to any Mortgage Loans that are the subject of a Securitization Transaction, on or before March 1 of each calendar year beginning in 2008, the Company shall furnish to the Purchaser or its designee, any Master Servicer and any Depositor a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Company, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB or as otherwise required by the Master Servicer, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Company shall cause each Subservicer, and each Subcontractor determined by the Company pursuant to Section 11.20 to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Sections 6.07.

If the Company cannot deliver the related Assessment of Compliance or Attestation Report by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Assessment of Compliance or Attestation Report, but in no event later than March 10th of such year.

Failure of the Company to timely comply with this Section 6.07 (including with respect to the cure timeframes required in this section) shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as described herein, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01.  Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement.  This paragraph shall supercede any other provision in this Agreement.

Section 6.08              Intent of the Parties; Reasonableness.

The Purchaser and the Company acknowledge and agree that a purpose of Sections 3.01(p), 5.02, 6.04, 6.07 and 11.18 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Purchaser, any Master Servicer or any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

ARTICLE VII

REPORTS TO BE PREPARED BY SERVICER

Section 7.01                                Company Shall Provide Information as Reasonably Required.

The Company shall furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement.  The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser the audited consolidated financial statements of the Company’s parent bank holding company for the most recently completed two (2) fiscal years for which such statements are available.  If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company’s servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE SERVICER

Section 8.01                                Indemnification; Third Party Claims.

The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement.  The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way from any claim, demand, defense or assertion based on or grounded upon, or resulting from any assertion based on, grounded upon or resulting from a breach or alleged breach of any of the representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement.  The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim.  The Company shall follow any written instructions received from the Purchaser in connection with such claim.  The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02                                Merger or Consolidation of the Company.

The Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

Section 8.03                                Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement.  The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder.  The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04                                Company Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company.  Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser.  No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05                                No Transfer of Servicing.

With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof.  Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01                                Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

(i)  any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

(ii)  failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii)  a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv)  the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v)  the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi)  Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

(vii)  the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

(viii)  the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

(ix)   the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction) under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same.  On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01.  Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination for cause of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

Section 9.02                                Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences.  Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement.  No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01                                Termination.

The respective obligations and responsibilities of the Company shall terminate upon:  (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement.  Termination of the Agreement pursuant to Section 10.01 (iii) shall void Purchaser’s obligation to purchase Mortgage Loans for which Purchaser has issued a Confirmation, commitment confirmation or a substantially similar commitment to purchase Mortgage Loans.

Section 10.02                                Survival.

Termination of this Agreement under Section 10.01 shall not affect any of the Company’s obligations regarding repurchase, indemnification or otherwise, all of which shall survive such termination and remain in full force and effect.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01                                Successor to the Company.

Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor.  The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement.  Any termination or resignation of the Company or this Agreement pursuant to Section 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds.  The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company.  The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

Section 11.02                                Amendment.

This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

Section 11.03                                Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Company's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 11.04                                Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law.  The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05                                Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i)           if to the Company:

Branch Banking and Trust Company
2713 Forest Hills Road
Wilson, North Carolina  27894-2305
Attn.:  Andrew Ball
Email: aball@bbandt.com

(ii) if to the Purchaser:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
Attention:  President
Telecopier No.:  (972) 444-2810

With a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention:  Mary Haggerty

or such other address as may hereafter be furnished to the other party by like notice.  Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06                                Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof.  If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07                                Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08                                General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)           the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)           accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)           references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)           a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)           the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)           the term "include" or "including" shall mean without limitation by reason of enumeration; and

(viii)         headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09                                Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10                                Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party.  Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information.  In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

Notwithstanding other provisions of this Section 11.10 or any other express or implied agreement, arrangement, or understanding to the contrary, the Company and Purchaser (the “Parties”) agree that the Parties (and their employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the purported or claimed U.S. federal income tax treatment of the purchase of the Mortgage Loans and related transactions covered by this letter agreement (“tax treatment”) and any fact that may be relevant to understanding the tax treatment (“tax structure”) and all materials of any kind (including opinions or other tax analyses) that are provided to the Parties relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with securities laws.

The Company agrees that the Company (i) shall comply with any applicable laws and regulations regarding the privacy and security of Consumer Information including, but not limited to the Gramm-Leach-Bliley Act, Title V, Subtitle A, 15 U.S.C. § 6801 et seq., (ii) shall not use Consumer Information in any manner inconsistent with any applicable laws and regulations regarding the privacy and security of Consumer Information, (iii) shall not disclose Consumer Information to third parties except at the specific written direction of the Purchaser, (iv) shall maintain adequate physical, technical and administrative safeguards to protect Consumer Information from unauthorized access as provided by the applicable laws and regulations, and (v) shall immediately notify the Purchaser of any actual or suspected breach of the confidentiality of Consumer Information that would have a material and adverse effect on the Purchaser.

The Company agrees that the Company shall indemnify, defend and hold the Purchaser harmless from and against any loss, claim or liability the Purchaser may suffer by reason of the Company's failure to perform the obligations set forth in this Section 11.10.

Section 11.11                                Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12                                Assignment.

The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans.  In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied.  All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.  The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans.

Section 11.13                                No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14                                Signature Pages/Counterparts; Successors and Assigns.

This Agreement and/or any Term Sheet shall be executed by each party (i) in one or more fully executed copies, each of which shall constitute a fully executed original Agreement, and/or (ii) in counterparts having one or more original signatures, and all such counterparts containing the original signatures of all of the parties hereto taken together shall constitute a fully executed original Agreement or Term Sheet, as applicable, and/or (iii) by delivery of one or more original signed signature pages to the other parties hereto (x) by mail or courier, and/or (y) by electronic transmission, including without limitation by telecopier, facsimile or email of a scanned image (“Electronic Transmission”), each of which as received shall constitute for all purposes an executed original signature page of such party.  The Purchaser may deliver a copy of this Agreement and/or any Term Sheet, fully executed as provided herein, to each other party hereto by mail and/or courier and/or Electronic Transmission, and such copy as so delivered shall constitute a fully executed original Agreement or Term Sheet, as applicable, superseding any prior form of the Agreement or Term Sheet, as applicable, that differs therefrom in any respect.  This Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successor and assigns.

Section 11.15                                Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties.  In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.  In the event of any inconsistency between the Agreement and the related Term Sheet, the related Term Sheet shall control.

Section 11.16.               No Solicitation.

From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser.  Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16.  This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services.  The Company shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company.

Section 11.17.              Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date.  The closing shall be either:  by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a)           at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b)           all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c)           the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(d)           the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

(e)           all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18.        Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a)    one or more third party purchasers in one or more whole loan transfers (each, a "Whole Loan Transfer"); or

(b)    one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

The Company agrees to execute in connection with a Whole Loan Transfer, a Purchase, Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the “Reconstitution Agreements”).  It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement.  Notwithstanding anything to the contrary in this Section 11.18, the Company agrees that it is required to perform the obligations described in Exhibit K hereto.

With respect to each Whole Loan Transfer and each Securitization Transaction entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date").

In addition, the Company shall provide to such Purchaser, as the case may be, and any other participants in such Reconstitution:

(i)    any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand;

(ii)    such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant;

(iii)    using best efforts, within 7 Business Days after request by the Purchaser, but in no event later than 10 Business Days after request by the Purchaser, the information with respect to the Company (as originator) and each Third-Party Originator of the Mortgage Loans as required under Item 1110(a) and (b) of Regulation AB, a summary of the requirements of which has of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion.  If requested by the Purchaser, this will include information about the applicable credit-granting or underwriting criteria;

(iv)    using best efforts, within 7 Business Days after request by the Purchaser, but in no event later than 10 Business Days after request by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) and (c) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable;

(v)    using best efforts, within 7 Business Days after request by the Purchaser, but in no event later than 10 Business Days after request by the Purchaser, information with respect to the Company (as servicer) as required by Item 1108(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its reasonable discretion.  In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall provide the information required pursuant to this clause with respect to the Subservicer;

(vi)    using best efforts, within 7 Business Days after request by the Purchaser, but in no event later than 10 Business Days after request by the Purchaser,

(a) information regarding any legal proceedings pending (or known to be contemplated) against the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1117 of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its reasonable discretion,

(b) information regarding affiliations with respect to the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(a) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its reasonable discretion, and

(c) information regarding relationships and transactions with respect to the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its reasonable discretion;

(vii)    if so requested by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, or to any financial information included in any other disclosure provided under this Section 11.18, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor;

(viii)     For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to), in accordance with Section 3.01(r), (i) provide immediate notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Company, any Subservicer or any Third-Party Originator, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation  or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships;

(ix)     As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

(x)     In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A)    any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B)    material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C)    information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

(xi)    The Company shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder.

In the event of a conflict or inconsistency between the terms of Exhibit N and the text of the applicable Item of Regulation AB as cited above, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

The Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained in any information, report, certification, data, accountants’ letter or other material provided under this Section 11.18 by or on behalf of the Company, or provided under this Section 11.18 by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under this Section 11.18, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 11.18, including any failure by the Company to identify pursuant to Section 11.20 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;  or

(iii) any breach by the Company of a representation or warranty set forth in Section 3.01 or in a writing furnished pursuant to Section 3.01(q) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01(q) to the extent made as of a date subsequent to such closing date.

             If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

             In the case of any failure of performance described above, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

Section 11.19.                                Monthly Reporting with Respect to a Reconstitution.

           As long as the Company continues to service Mortgage Loans, the Company agrees that with respect to any Mortgage Loan sold or transferred pursuant to a Reconstitution as described in Section 11.18 of this Agreement (a “Reconstituted Mortgage Loan”), the Company, at its expense, shall provide the Purchaser with the information set forth in Exhibit J attached hereto for each Reconstituted Mortgage Loan in Excel or such electronic delimited file format as may be mutually agreed upon by both Purchaser and Company.  Such information shall be provided monthly for all Reconstituted Mortgage Loans on the fifth (5th) Business Day of each month for the immediately preceding monthly period, and shall be transmitted to fast.data@bear.com.

Section 11.20.               Reserved.

Section 11.21.               Use of Subservicers and Subcontractors.

(a)    The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (d) of this Section.

(b)    The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 3.01(p), 3.01(s), 6.04, 6.07 and 11.18 of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 3.01(r) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser, any Master Servicer and any Depositor any Annual Statement of Compliance required to be delivered by such Subservicer under Section 6.04(a), any Assessment of Compliance and Attestation Report required to be delivered by such Subservicer under Section 6.07 and any Annual Certification required under Section 6.04(b) as and when required to be delivered.

(c)    The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d)    As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.07 and 11.18 of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any Assessment of Compliance and Attestation Report and the other certificates required to be delivered by such Subservicer and such Subcontractor under Section 6.07, in each case as and when required to be delivered.

Section 11.22.             Third Party Beneficiary.

For purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION Purchaser

By:
Name:
Title:

BRANCH BANKING AND TRUST COMPANY Company

By:
Name:
Title:

EXHIBIT A

CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1.      The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders.  In no event may an endorsement be a facsimile endorsement.  If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]".  If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]".  Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

2.      The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

3.     The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

4.           The original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording.  If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]".  None of the Assignments are blanket assignments of mortgage.

5.           The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6.           Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7.           Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8.           If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9.           reserved.

10.           Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

11.    Residential loan application.

12.           Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

13.           Credit report on the mortgagor.

14.           Business credit report, if applicable.

15.           Residential appraisal report and attachments thereto.

16.           The original of any guarantee executed in connection with the Mortgage Note.

17.           Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

18.           Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

19.           Photograph of the Mortgaged Property (may be part of appraisal).

20.           Survey of the Mortgaged Property, if any.

21.           Sales contract, if applicable.

22.           If available, termite report, structural engineer’s report, water portability and septic certification.

23.           Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

24.           Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

______________, 2005

To:           [_______________________]
(the "Depository")

As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of [_____________________] 1, 200[_] (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[______________________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans".  All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company.  This letter is submitted to you in duplicate.  Please execute and return one original to us.

[__________________________]

By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.  The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[__________________________]

By:
Name:
Title:

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT
_____________, 2005

To:           [_______________________]
(the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of [____________________]1, 200[_] (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[__________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors."  All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company.  This letter is submitted to you in duplicate.  Please execute and return one original to us.

[__________________________]

By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.  The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[__________________________]

By:
Name:
Title:

EXHIBIT D

FORM OF PURCHASE, ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is a Purchase, Assignment, Assumption and Recognition Agreement (this “PAAR Agreement”) made as of  __________, 200__, among EMC Mortgage Corporation (the “Assignor”), ___________________ (the “Assignee”), and _______________________ (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of _________, 200__, between Assignor and Company (the “Purchase Agreement”) shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Purchase, Assignment and Assumption

1.           Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

2.           Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the “Funding Amount” as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the “Confirmation”) and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the Company, in blank, and an assignment of mortgage in recordable form from the Company, in blank.  Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor.  Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

Representations, Warranties and Covenants

3.            Assignor warrants and represents to Assignee and Company as of the date hereof:

(a)            Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)           Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c)           There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d)           Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e)           Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f)           Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject.  The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor.  This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4.           Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a)           Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

(b)           Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject.  The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)           No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d)           Assignee agrees to be bound as “Purchaser” by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as “Purchaser” thereunder but solely with respect to such Assigned Loans.

5.            Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a)	Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)	Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c)
Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject.  The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(e)
No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

(f)
Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

Recognition of Assignee

6.            From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement.  It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.  Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Miscellaneous

7.           All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)           In the case of Company,

____________________
____________________
____________________
____________________
____________________

With a copy to ______________________________________.

(b)	In the case of Assignor,

____________________
____________________
____________________
____________________
____________________

(c)           In the case of Assignee,

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention:  President
Telecopier No.:  (972) 444-2810

with a copy  to:

___________________
383 Madison Avenue
New York, New York 10179
Attention: ___________
Telecopier No.:  (212) 272-____

8.            Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

9.           This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10.           No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11.           This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto.  Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12.           This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

13.           This PAAR Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14.           In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.  In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

Modification of Purchase Agreement

15.     The Company and Assignor hereby amend the Purchase Agreement as follows:

(a)           The following definitions are added to Section 1.01 of the Purchase Agreement:

Securities Administrator:    ________________________

Supplemental PMI Insurer:    ________________________

Supplemental PMI Policy:     The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

Trustee:    ________________________

(b)           The following definition is amended and restated:

Insurance Proceeds:    Proceeds of any Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

(c)           The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

“In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan.  Pursuant to Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy.  In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy.”

(d)           Clause (vi) of Section 6.1 is amended to read as follows:

“Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or”]

IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor

By:
Name:
Title:

Assignee

By:
Name:
Title:

Company

By:
Name:
Title:

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

ATTACHMENT 2

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

EXHIBIT E

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

EXHIBIT F

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout – Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2:Standard File Codes – Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

• ASUM-	Approved Assumption
• BAP-	Borrower Assistance Program
• CO-	Charge Off
• DIL-	Deed-in-Lieu
• FFA-	Formal Forbearance Agreement
• MOD-	Loan Modification
• PRE-	Pre-Sale
• SS-	Short Sale
• MISC-	Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards.  If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2:Standard File Codes – Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2:Standard File Codes – Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

EXHIBIT G

REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE:           Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below.  The undersigned further certifies that:

(Check one of the items below)

_____                      On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed.  The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____                      The above captioned loan is being repurchased pursuant to the terms of the Agreement.  The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____                      The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action.  The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____                      Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:

By:
Signature

Title

Send documents to:

Acknowledgement:

Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have  been returned and received by the Purchaser.

Dated:

By:
Signature

Title

EXHIBIT H

COMPANY’S UNDERWRITING GUIDELINES

BB&T Mortgage 30 & 15 Year Non-Conforming No Ratio (NORA) – 3/15/07
BB&T Mortgage 30 & 15 Year Non-Conforming Stated Income (SID) – 2/07
BB&T Mortgage 30 & 15 Year Non-Conforming Standard (STAN) – 2/07
BB&T Mortgage 30 & 15 Year Non-Conforming No Income Verification (NIV) – 2/07
BB&T Mortgage 30 & 15 Year Non-Conforming No Income, No Assets (NINA) – 3/15/07
BB&T Mortgage Loan Program Highlights – 2/07

☐           FLOW DELIVERY ONLY

☒          BULK DELIVERY ONLY

☐    APPROVED AS SUBMITTED

☒    APPROVED WITH RESTRICTIONS:

General Guideline Restrictions:

•
Maximum Mortgage Loans amount and LTV will be determined at time of bid by EMC Mortgage Corporation Trade Desk for all Mortgage Loans sold as bulk transactions.  When guidelines do not address specific credit or property guidelines, Fannie Mae guidelines will be used.

•	Maximum Mortgage Loan amount and LTV will be determined by EMC program matrices for all Mortgage Loans sold as flow transaction.
•	EMC will not purchase Mortgage Loans in the State of West Virginia.
•	EMC will not purchase Mortgage Loans with seller or privately held subordinate liens.
•	When multiple Mortgage Loans to one borrower on multiple properties are being delivered to EMC, aggregate amounts totaling more than $3,000,000 will be considered on an exception basis.
•	EMC reduced the maximum LTV/CLTV on the following programs:
•	Alt A 1st& 2nd Liens
•	Alt A 100% No MI
•	Alt A Secure Option ARM
•	MTA Option ARM
•	All Full/Alt Doc Loans Maximum 95% LTV/CLTV
•	All Non-Full/Alt Doc Loans Maximum 90% LTV/CLTV

Underwriting Restrictions:

•	AUS underwritten Mortgage Loans must be so identified on the bid tape.
•	Automated underwriting engines may be used; however, all EMC documentation and credit guidelines must be met. Documentation requirements can not be waived by AUS findings.
•	Borrowers unable to provide a complete 12 month mortgage/rental history are restricted to owner occupied (1-2 units), primary residence, verified asset programs only.
•
An established credit history is defined as a minimum of 3 active traditional credit references that have been opened for at least 24-months’ and have been active at some time during that period (must be active within the last 24 months to be considered an active account).  The traditional credit trade line may be an open or closed account.

•	Reserves are calculated based on the Borrower’s Qualifying Payment. For Investment properties, reserves are required for all properties owned and not just the subject property.
•	Gift funds may not be used to satisfy reserve requirements.
•	Reserves must be sourced and seasoned for 60 days.
•	Use of proceeds from a cash-out refinance to satisfy reserves:
•	Acceptable for Primary Residences and 2nd Homes when CLTV < 80%
•	Not acceptable for Primary Residences and 2nd Homes when CLTV is> 80%
•	Not acceptable for Investment Properties
•	Primary & Second Homes
•	Full/Alt, Lite, Limited and SIVA
•	CLTV < 90% 2 months PITI reserves required.
•	CLTV 90.01 – 95.00% 3 months PITI reserves required.
•	CLTV 95.01 – 100.00% 4 months PITI reserves required (Full Doc only)
•	No Ratio and NIVA
•	CLTV < 90% 3 months PITI reserves required
•	CLTV 90.01 -95.00% 4 months PITI reserves required
•	SISA
•	CLTV < 90% 4 months PITI reserves required
•	CLTV 90.01 – 95.00% 6 months PITI reserves required
•	Investment Property
•	Full/Alt, Lite, Limited and SIVA
•	All CLTVs 6 months PITI reserves required
•	No Ratio, NIVA and SISA
•	All CLTVs 8 months PITI reserves required
•	Interested Third Party Contributions are restricted to the following:
•	CLTV> 90%, maximum contribution is three percent (3%).
•	CLTV> 90% maximum contribution of six percent (6%) will be allowed under the following conditions:
•	New construction/builder business
•	Owner occupied primary residence
•	Single family properties only
•	Purchases only
•	Builder must be the property seller
•	Contributions may not exceed actual costs
•	Maximum contributions limited to three percent (3%) on all non-arms length transactions.

Appraisal and Property Restrictions:

•	EMC Requires an AVM on all properties from one of the following companies:
•	CoreLogic
•	Fidelity Hansen Quality
•	Data Verify

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated _____________, between Branch Banking and Trust Company, a Federal Reserve, non-member bank, located at 2713 Forest Hills Road, Wilson, North Carolina  27894-2305 (the “Company”) and EMC Mortgage Corporation, a Delaware corporation, located at 2780 Lake Vista Drive, Lewisville, TX 75067-3884 (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of March 1, 2007, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby.  All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans on a servicing retained basis described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby.  Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1.           Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:
Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:

Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions:   [None].

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans:   [None]

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans:  [None].  [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

BRANCH BANKING AND TRUST COMPANY

By:
Name:
Title:

EMC MORTGAGE CORPORATION

By:
Name:
Title:

SCHEDULE I

MORTGAGE LOAN SCHEDULE

EXHIBIT J

RECONSTITUTED MORTGAGE LOAN REPORTING

(a)    Servicer Mortgage Loan Number
(b)    FNMA Mortgage Loan Number (if applicable)
(c)    Lender/Seller Mortgage Loan Number (plus any other loan number)
(d)    Month end date/ date file created
(e)    Scheduled Beginning Balance
(f)    Actual Beginning Balance
(g)    Scheduled Ending Balance
(h)    Actual Ending Balance
(i)     Gross Rate (current gross rate)
(j)     Net Rate (current passthrough)
(k)    Last Payment Date (LPI_DATE in Fannie's Laser Reporting)
(l)     Next Due Date
(m)   Delinquency Month (if available)
(n)    Default Flag, i.e. FC, REO, etc. (if applicable)
(o)    Pay-In-Full Date (Mortgage Loan paid off by Mortgagor)
(p)    Foreclosure start date
(q)    Foreclosure end date
(r)    REO Property date
(s)    With respect to Liquidated Mortgage Loans:
(i)   claim date
(ii)  claim amount
(iii) proceeds
(iv)  amount of loss or gain (as applicable)
(v)   the date of the loss or gain.
(vi)  the liquidation reason (paid in full or repurchased out of deal)
(t)    Fannie's Laser Reporting (For FNMA loans)
(i)   Action Code (for default or paid off Mortgage Loans; i.e. 60, 65, etc.)
(ii)  Action Date
(iii) Remit Prin (submitted principal amount)
(iv)  Remit Int (submitted interest amount)
(v)   Pool/Invest indicator (indicating Schedule/Schedule or Actual/Actual pool)

EXHIBIT K

COMPANY’S OBLIGATIONS IN CONNECTION
WITH A RECONSTITUTION

•    The Company shall (i) possess the ability to service to a securitization documents; (ii) service on a “Scheduled/Scheduled” reporting basis (advancing through the liquidation of an REO Property), (iii) make compensating interest payments on payoffs and curtailments and (iv) remit and report to a Master Servicer in format acceptable to such Master Servicer by the 10th calendar day of each month.

•    The Company shall provide an acceptable annual certification (officer’s certificate) to the Master Servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications required under the securitization documents (i.e. the annual statement as to compliance/annual independent certified public accountants’ servicing report due by March 1 of each year).

•    The Company shall allow for the Purchaser, the Master Servicer or their designee to perform a review of audited financials and net worth of the Company.

•    The Company shall provide a Uniform Single Attestation Program certificate and Management Assertion as requested by the Master Servicer or the Purchaser.

•    The Company shall provide information on each Custodial Account as requested by the Master Servicer or the Purchaser, and each Custodial Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

•    The Company shall maintain its servicing system in accordance with the requirements of the Master Servicer.

EXHIBIT L

FORM OF COMPANY CERTIFICATION

Re:The [] agreement dated as of [l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer].  Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

EXHIBIT M

SUMMARY OF REGULATION AB
SERVICING CRITERIA

NOTE: This Exhibit M is provided for convenience of reference only.  In the event of a conflict or inconsistency between the terms of this Exhibit M and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

(a)	General servicing considerations.

(1)  Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

(2)  If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

(3)  Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

(4)  A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

(b)	Cash collection and administration.

(1)  Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

(2)  Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

(3)  Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

(4)  The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

(5)  Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements.  For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

(6)  Unissued checks are safeguarded so as to prevent unauthorized access.

(7)  Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts.  These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items.  These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

(c)	Investor remittances and reporting.

(1)  Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements.  Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

(2)  Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

(3)  Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.

(4)  Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

(d)	Mortgage Loan administration.

(1)  Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.

(2)  Mortgage loan and related documents are safeguarded as required by the transaction agreements.

(3)  Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(4)  Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

(5)  The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

(6)  Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related mortgage loan documents.

(7)  Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

(8)  Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements.  Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

(9)  Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.

(10)  Regarding any funds held in trust for an obligor (such as escrow accounts):  (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

(11)  Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

(12)  Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

(13)  Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.

(14)  Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.

(15)  Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT N

SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE: This Exhibit N is provided for convenience of reference only.  In the event of a conflict or inconsistency between the terms of this Exhibit N and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1105(a)(1)-(3) and (c)

-Provide static pool information with respect to mortgage loans that were originated or purchased by the Company and which are of the same type as the Mortgage Loans.

-Provide static pool information regarding delinquencies, cumulative losses and prepayments for prior securitized pools of the Company.

-If the Company has less than 3 years experience securitizing assets of the same type as the Mortgage Loans, provide the static pool information by vintage origination years regarding loans originated or purchased by the Company, instead of by prior securitized pool. A vintage origination year represents mortgage loans originated during the same year.

-Such static pool information shall be for the prior five years, or for so long as the Company has been originating or purchasing (in the case of data by vintage origination year) or securitizing (in the case of data by prior securitized pools) such mortgage loans if for less than five years.

-The static pool information for each vintage origination year or prior securitized pool, as applicable, shall be presented in monthly increments over the life of the mortgage loans included in the vintage origination year or prior securitized pool.

-Provide summary information for the original characteristics of the prior securitized pools or vintage origination years, as applicable and material, including: number of pool assets, original pool balance, weighted average initial loan balance, weighted average mortgage rate, weighted average and minimum and maximum FICO, product type, loan purpose, weighted average and minimum and maximum LTV, distribution of loans by mortgage rate, and geographic concentrations of 5% or more.

Item 1108(b) and (c)

Provide the following information with respect to each servicer that will service, including interim service, 20% or more of the mortgage loans in any loan group in the securitization issued in the Securitization Transaction:

-a description of the Company’s form of organization;

-a description of how long the Company has been servicing residential mortgage loans; a general discussion of the Company’s experience in servicing assets of any type as well as a more detailed discussion of the Company’s experience in, and procedures for the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Company’s portfolio of mortgage loans of the type similar to the Mortgage Loans and information on factors related to the Company that may be material to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including whether any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company, whether any material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company, and the extent of outsourcing the Company uses;

-a description of any material changes to the Company’s policies or procedures in the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

-information regarding the Company’s financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition could have a material impact on the performance of the securities issued in the Securitization Transaction, or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

-any special or unique factors involved in servicing loans of the same type as the Mortgage Loans, and the Company’s processes and procedures designed to address such factors;

-statistical information regarding principal and interest advances made by the Company on the Mortgage Loans and the Company’s overall servicing portfolio for the past three years; and

-the Company’s process for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1110(a)

-Identify any originator or group of affiliated originators that originated, or is expected to originate, 10% or more of the mortgage loans in any loan group in the securitization issued in the Securitization Transaction.

Item 1110(b)

Provide the following information with respect to any originator or group of affiliated originators that originated, or is expected to originate, 20% or more of the mortgage loans in any loan group in the securitization issued in the Securitization Transaction:

-the Company’s form of organization; and

-a description of the Company’s origination program and how long the Company has been engaged in originating residential mortgage loans, which description must include a discussion of the Company’s experience in originating mortgage loans of the same type as the Mortgage Loans and information regarding the size and composition of the Company’s origination portfolio as well as information that may be material to an analysis of the performance of the Mortgage Loans, such as the Company’s credit-granting or underwriting criteria for mortgage loans of the same type as the Mortgage Loans.

Item 1117

-describe any legal proceedings pending against the Company or against any of its property, including any proceedings known to be contemplated by governmental authorities, that may be material to the holders of the securities issued in the Securitization Transaction.

Item 1119(a)

-describe any affiliations of the Company, each other originator of the Mortgage Loans and each Subservicer with the sponsor, depositor, issuing entity, trustee, any originator, any other servicer, any significant obligor, enhancement or support provider or any other material parties related to the Securitization Transaction.

Item 1119(b)

-describe any business relationship, agreement, arrangement, transaction or understanding entered into outside of the ordinary course of business or on terms other than those obtained in an arm’s length transaction with an unrelated third party, apart from the Securitization Transaction, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates, and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years, that may be material to the understanding of an investor in the securities issued in the Securitization Transaction.

Item 1119(c)

-describe any business relationship, agreement, arrangement, transaction or understanding involving or relating to the Mortgage Loans or the Securitization Transaction, including the material terms and approximate dollar amount involved, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

EXHIBIT O

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
 Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]

Date:

By:
Name:
Title:

EXHIBIT P

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332– Instruction Sheet

NOTE:  Do not net or combine items.  Show all expenses individually and all credits as separate line items.  Claim packages are due on the remittance report date.  Late submissions may result in claims not being passed until the following month.  The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.
The Actual Unpaid Principal Balance of the Mortgage Loan.  For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.
The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.
Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.	Complete as applicable. Required documentation:

*  For taxes and insurance advances – see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty.  Advances prior to default require evidence of servicer efforts to recover advances.
 *  For escrow advances - complete payment history
    (to calculate advances from last positive escrow balance forward)
*  Other expenses -  copies of corporate advance history showing all payments
*  REO repairs> $1500 require explanation
*  REO repairs>$3000 require evidence of at least 2 bids.
*  Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate
*  Unusual or extraordinary items may require further documentation.

13.	The total of lines 1 through 12.
Credits:

14-21.	Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale.  If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney
   Letter of Proceeds Breakdown.
*  Copy of EOB for any MI or gov't guarantee
*  All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note:     For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.	The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by:  __________________                                  Date:  _______________

Phone:  ______________________              Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________

Property Address: _________________________________________________________

Liquidation Type:  REO Sale      3rd Party Sale     Short Sale    Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown      Yes          No
If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:
(1)	Actual Unpaid Principal Balance of Mortgage Loan	$ ______________	(1)
(2)	Interest accrued at Net Rate	________________	(2)
(3)	Accrued Servicing Fees	________________	(3)
(4)	Attorney's Fees	________________	(4)
(5)	Taxes (see page 2)	________________	(5)
(6)	Property Maintenance	_______________	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	________________	(7)
(8)	Utility Expenses	________________	(8)
(9)	Appraisal/BPO	________________	(9)
(10)	Property Inspections	________________	(10)
(11)	FC Costs/Other Legal Expenses	________________	(11)
(12)	Other (itemize)	________________	(12)
	Cash for Keys__________________________	________________	(12)
	HOA/Condo Fees_______________________	________________	(12)
	______________________________________	________________	(12)
	Total Expenses	$ _______________	(13)
Credits:
(14)	Escrow Balance	$ _______________	(14)
(15)	HIP Refund	________________	(15)
(16)	Rental Receipts	________________	(16)
(17)	Hazard Loss Proceeds	________________	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	________________	(18a)
HUD Part A		________________	(18b)
HUD Part B
(19)	Pool Insurance Proceeds	________________	(19)
(20)	Proceeds from Sale of Acquired Property	________________	(20)
(21)	Other (itemize)	________________	(21)
	_____________________________________	________________	(21)

	Total Credits	$________________	(22)
Total Realized Loss (or Amount of Gain)		$________________	(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

EXHIBIT Q-3

FIFTH THIRD SERVICING AGREEMENT
EMC MORTGAGE CORPORATION
Purchaser,

FIFTH THIRD MORTGAGE COMPANY
Company,

PURCHASE, WARRANTIES AND SERVICING AGREEMENT
Dated as of September 1, 2002

(Fixed and Adjustable Rate Mortgage Loans)

ARTICLE I

Section 1.01	Defined Terms

ARTICLE II

Section 2.01	Agreement to Purchase
Section 2.02	Purchase Price
Section 2.03	Servicing of Mortgage Loans
Section 2.04	Record Title and Possession of Mortgage Files; Maintenance of Servicing Files
Section 2.05	Books and Records
Section 2.06	Transfer of Mortgage Loans
Section 2.07	Delivery of Mortgage Loan Documents
Section 2.08	Quality Control Procedures
Section 2.09	[Reserved}
Section 2.10	Modification of Obligations

ARTICLE III

Section 3.01	Representations and Warranties of the Company
Section 3.02	Representations and Warranties as to Individual Mortgage Loans
Section 3.03	Repurchase; Substitution
Section 3.04	Representations and Warranties of the Purchaser

ARTICLE IV

Section 4.01	Company to Act as Servicer
Section 4.02	Collection of Mortgage Loan Payments
Section 4.03	Realization Upon Defaulted Mortgage Loans
Section 4.04	Establishment of Custodial Accounts; Deposits in Custodial Accounts
Section 4.05	Permitted Withdrawals from the Custodial Account
Section 4.06	Establishment of Escrow Accounts; Deposits in Escrow Accounts
Section 4.07	Permitted Withdrawals From Escrow Account
Section 4.08	Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder
Section 4.09	Transfer of Accounts
Section 4.10	Maintenance of Hazard Insurance
Section 4.11	Maintenance of Mortgage Impairment Insurance Policy
Section 4.12	Fidelity Bond, Errors and Omissions Insurance
Section 4.13	Title, Management and Disposition of REO Property
Section 4.14	Notification of Maturity Date

ARTICLE V

Section 5.01	Distributions
Section 5.02	Statements to the Purchaser
Section 5.03	Monthly Advances by the Company
Section 5.04	Liquidation Reports

ARTICLE VI

Section 6.01	Assumption Agreements
Section 6.02	Satisfaction of Mortgages and Release of Mortgage Files
Section 6.03	Servicing Compensation
Section 6.04	Annual Statement as to Compliance
Section 6.05	Annual Independent Certified Public Accountants’ Servicing Report
Section 6.06	Purchaser’s Right to Examine Company Records

ARTICLE VII

Section 7.01	Company Shall Provide Information as Reasonably Required

ARTICLE VIII

Section 8.01	Indemnification; Third Party Claims
Section 8.02	Merger or Consolidation of the Company
Section 8.03	Limitation on Liability of the Company and Others
Section 8.04	Company Not to Assign or Resign
Section 8.05	No Transfer of Servicing

ARTICLE IX

Section 9.01	Events of Default
Section 9.02	Waiver of Defaults

ARTICLE X

Section 10.01	Termination

ARTICLE XI

Section 11.01	Successor to the Company
Section 11.02	Amendment
Section 11.03	Recordation of Agreement
Section 11.04	Governing Law
Section 11.05	Notices
Section 11.06	Severability of Provisions
Section 11.07	Exhibits
Section 11.08	General Interpretive Principles
Section 11.09	Reproduction of Documents
Section 11.10	Confidentiality of Information
Section 11.11	Recordation of Assignment of Mortgage
Section 11.12	Assignment by Purchaser
Section 11.13	No Partnership
Section 11.14	Execution: Successors and Assigns
Section 11.15	Entire Agreement
Section 11.16	No Solicitation
Section 11.17	Closing
Section 11.18	Cooperation of Company with Reconstitution

EXHIBITS
A	Contents of Mortgage File
B	Custodial Account Letter Agreement
C	Escrow Account Letter Agreement
D	Form of Assignment, Assumption and Recognition Agreement
E	Form of Trial Balance
F	[reserved]
G	Request for Release of Documents and Receipt
H	Company’s Underwriting Matrix
I	Form of Term Sheet

This is a Purchase, Warranties and Servicing Agreement, dated as of September 1, 2002 and is executed between EMC MORTGAGE CORPORATION, as Purchaser, with offices located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser"), and Fifth Third Mortgage Company, with offices located at 38 Fountain Square, MD 1com 56, Cincinnati, Ohio 45202 (the "Company").

W I T N E&#160 ;S S E T H :

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis;

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

Adjustment Date: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

Assignment: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or in the State of Ohio, or (iii) a day on which banks in the State of New York or in the State of Ohio are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Code:  The Internal Revenue Code of 1986, or any successor statute thereto.

Company: Fifth Third Mortgage Company, their successors in interest and assigns, as permitted by this Agreement.

Company's Officer's Certificate: A certificate signed by the Chairman of the Board, President, any Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: The trade confirmation letter between the Purchaser and the Company which relates to the Mortgage Loans.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Current Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by an appraiser who met the requirements of the Company and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

Current LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "[_____________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Standard & Poor’s and “A” or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: Fifth Third Mortgage Company, or an institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "__________________, in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

GAAP: Generally accepted accounting principles,
consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

Initial Rate Cap: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lender Paid Mortgage Insurance Rate: The Lender Paid Mortgage Insurance Rate shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

Lender Primary Mortgage Insurance Policy: Any Primary Mortgage Insurance Policy for which premiums are paid by the Company.

Lifetime Rate Cap: As to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

Monthly Advance: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as required by Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents listed in Exhibit A.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate minus the Lender Paid Mortgage Insurance Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1) the Company's Mortgage Loan identifying number;

(2) the Mortgagor's first and last name;

(3)  the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5) the type of residential property constituting the Mortgaged Property;

(6) the original months to maturity of the Mortgage Loan;

(7) the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8) the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

(9) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

(10) the Origination Date of the Mortgage Loan;

(11) the stated maturity date;

(12) the amount of the Monthly Payment at origination;

(13) the amount of the Monthly Payment as of the related Cut-off Date;

(14) the original principal amount of the Mortgage Loan;

(15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17) a code indicating the documentation style (i.e. full, alternative, etc.);

(18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

(19) the date on which the first payment is or was due;

(20) a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(21)  a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(22)  the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

(23)  product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

(24) credit score and/or mortgage score, if applicable;

(25) a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier and the Lender Paid Mortgage Insurance Rate;

(26) a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof; and

(27) the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average maturity of the Mortgage Loans; and

(5)  the weighted average months to next Adjustment Date;

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor: The obligor on a Mortgage Note.

OCC: Office of the Comptroller of the Currency, its successors and assigns.

Officers' Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

OTS: Office of Thrift Supervision, its successors and assigns.

Periodic Rate Cap: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institu-tion or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii) repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such in-vestment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of secur-ities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstand-ing principal balances of all of the Mortgage Loans and Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obliga-tions payable on demand or on a specified date not more than one year after the date of issuance there-of) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instru-ment-al-ity of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the ob-li-ga-tions underlying such instrument or if such security provides for payment of both principal and interest with a yield to matur-ity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month’s interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

Prepayment Period: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

Rating Agency: Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: Amounts received by the Company in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (iii) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

SAIF: The Savings Association Insurance Fund, or any successor thereto.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser’s request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

Servicing Fee Rate: As set forth in the Term Sheet.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans. In the event of any conflict, inconsistency or discrepancy between any of the provisions of this Agreement and any of the servicing provisions of the related Term Sheet, the provisions of the related Term Sheet shall control and be binding upon the Purchaser and the Company.

ARTICLE II

PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Agreement to Purchase.

The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02 Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03 Servicing of Mortgage Loans.

Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04 Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05  Books and Records.

The sale of each Mortgage Loan has been reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without charge to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06. Transfer of Mortgage Loans.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred, except with respect to any liabilities, claims and/or obligations that arose as a result of the Purchaser’s ownership of the Mortgage Loans during its period of ownership.

Section 2.07 Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 180 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 360th day from the date of the related Closing Date, upon the Purchaser’s request, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee. Company shall be responsible for recording the assignments of mortgage.

Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

Section 2.08 Quality Control Procedures.

The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09 [Reserved.]

Section 2.10  Modification of Obligations. Purchaser may, without any notice to Company, extend, compromise, renew, release, change, modify, adjust or alter, by operation of law or otherwise, any of the obligations of the Mortgagors or other persons obligated under a Mortgage Loan without releasing or otherwise affecting the obligations of Company under this Agreement, or with respect to such Mortgage Loan, except to the extent Purchaser’s extension, compromise, release, change, modification, adjustment, or alteration affects Company’s ability to collect the Mortgage Loan or realize on the security of the Mortgage, but then only to the extent such action has such effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

(c) Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

(d) There is no litigation, suit, proceeding or investigation pending or, to the best of Company’s knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company and Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g) The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

(i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j) Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

(l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(m)  The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n)  Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(o)  The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

Section 3.02 Representations and Warranties as to Individual Mortgage Loans.

References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

   (a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b) The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

(c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual Interest Paid to Date of their related Cut-off Date (or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been more than 1X30 days delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

(d) There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy , Lender Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae or FHLMC Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under Fannie Mae or FHLMC guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(h) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects; none of the Mortgage Loans are classified as a (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost”, “threshold”, or “predatory” loan under any other applicable state, federal or local law; the Company maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Company's office during normal business hours upon reasonable advance notice;

(i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting matrix attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r) The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y) The Mortgage Loan does not contain balloon or "graduated payment" features; No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(z) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa) Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap. None of the Mortgage Loans are “interest-only” Mortgage Loans or “negative amortization” Mortgage Loans. With respect to each adjustable rate Mortgage Loan, each Mort-gage Note requires a monthly payment which is suffi-cient (a) during the period prior to the first adjust-ment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (b) during the period following each Adjust-ment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. No Mortgage Loan contains terms or provi-sions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Loan interest rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

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(hh)  In the event the Mortgage Loan had an LTV at origination greater than 80.00%, the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage. The mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium.

Unless otherwise indicated on the related Mortgage Loan Schedule, none of the Mortgage Loans are subject to “lender-paid” mortgage insurance. Any Mortgage Loan subject to a Lender Primary Mortgage Insurance Policy obligates the Company to maintain the Lender Primary Mortgage Insurance Policy and to pay all premiums and charges in connection therewith. Coverage with respect to each Lender Primary Mortgage Insurance Policy is that set forth in the related Confirmation. All provisions of such Lender Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Lender Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage;

(ii) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(jj) None of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company’s underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property is used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(kk) Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

(ll) As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(mm) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(oo)  No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(pp) The Mortgagor for each Mortgage Loan is a natural person;

(qq) None of the Mortgage Loans are Co-op Loans;

(rr)  With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(ss)  With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(tt) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(uu) None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage; and

(ww) Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee.

Section 3.03 Repurchase; Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser’s sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and at Purchaser’s sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date

The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's "start up day" (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (i) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

Section 3.04 Representations and Warranties of the Purchaser.

The Purchaser represents, warrants and convenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

(a)  The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise except or not required under applicable law to effect such qualification or license;

(b)  The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

(c) None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

(d) There is no litigation pending or to the best of the Purchaser’s knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

(h) The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

(i) The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Seller as provided herein constitute the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer and Lender Primary Mortgage Insurance Policy insurer, if required.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Company (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Company shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Company as servicer.

The Mortgage Loans may be subserviced by a Subservicer on behalf of the Company provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. Company shall notify Purchaser promptly in writing upon the appointment of any Subservicer.

At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company's option, from electing to service the related Mortgage Loans itself. In the event that the Company's responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy and Lender Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

In no event will the Company waive its right to any prepayment penalty or premium without the prior written consent of Purchaser and Company will use diligent efforts to collect same when due except as otherwise provided in the prepayment penalty rider to the Mortgage.

Section 4.03 Realization Upon Defaulted Mortgage

The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Company shall obtain prior approval of Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings and not less than 5 days prior to the acceptance or rejection of any offer of reinstatement. The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, Company shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

Section 4.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds deposited in the Custodial Account, which shall be deposited within 24 hours of receipt, shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii) all Liquidation Proceeds;

(iv) any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall provide the Purchaser with written detail itemizing all of such amounts;

(v) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vii) any Monthly Advances;

(viii) with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company’s aggregate Servicing Fee received with respect to the related Prepayment Period;

(ix) any amounts required to be deposited by the Company pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor; and

(x) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

Section 4.05 Permitted Withdrawals From the Custodial Account.

The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees(or REO administration fees described in Section 4.13), the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

(iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

(vi) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii)to remove funds inadvertently placed in the Custodial Account by the Company; and

(vi) to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by Company only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii) to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii) to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii) to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

(viii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Company will maintain in full force and effect Primary Mortgage Insurance Policies or Lender Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Company shall obtain and maintain a blanket policy issued by an insurer acceptable to Fannie Mae or FHLMC insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Company shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Company receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

The Company shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. Company shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five Business Days of any such termination, the Company shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five Business Days, the Company shall provide the Purchaser with the following information regarding the subject REO Property: the related trustee’s deed upon sale and copies of any related hazard insurance claims, or repair bids.

Section 4.14 Notification of Maturity Date.

With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01 Distributions.

On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, minus (iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii) the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the aggregate Stated Principal Balance of the Mortgage Loans;

(v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05;

(vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

The Company shall also provide a trial balance, sorted in Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

Section 5.03 Monthly Advances by the Company.

Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be nonrecoverable. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the Company. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges or otherwise shall be retained by the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04 Annual Statement as to Compliance.

The Company will deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Company beginning in March 2003, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Company to the Purchaser upon request.

Section 6.05 Annual Independent Certified Public Accountants' Servicing Report.

Within ninety (90) days of Company's fiscal year end beginning in March 2003 the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Company to the Purchaser. In addition, on an annual basis, Company shall provided Purchaser with copies of its audited financial statements.

Section 6.06 Purchaser's Right to Examine Company Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the federal government, FDIC, OTS, or any other similar regulations.

ARTICLE VII

REPORTS TO BE PREPARED BY SERVICER

Section 7.01 Company Shall Provide Information as Reasonably Required.

The Company shall furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company’s servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE SERVICER

Section 8.01 Indemnification; Third Party Claims.

The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

The Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

Section 8.03 Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04 Company Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 No Transfer of Servicing.

With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, which consent shall not be unreasonable withheld, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

(i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of two (2) Business Days; or

(ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

(vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

(viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

(ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Company.

Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to Section 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

Section 11.02 Amendment.

This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Company's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 11.04 Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i)            if to the Company:

Fifth Third Mortgage Company
38 Fountain Square, MD 1com 56
Cincinnati, Ohio 45202
Attention: Stephen Johnson
Telecopier No.: 513-534-4194

With a copy to:

Fifth Third Mortgage Company
38 Fountain Square, MD 1com 56
Cincinnati, Ohio 45202
Attention: David Powell
Telecopier No.: 513-358-8697

With a copy to:
Fifth Third Mortgage Company
38 Fountain Square, MD 1com 56
Cincinnati, Ohio 45202
Attention: Therese Paul

(ii)           if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II,
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ms. Ralene Ruyle
Telecopier No.: (972) 444-2810

With a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Steve Trombetta

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii) references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v) the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi) the term "include" or "including" shall mean without limitation by reason of enumeration; and

(viii) headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12 Assignment.

The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans. In no event shall there be more than four (4) Persons with the status of “Purchaser” per pool of Mortgage Loans under this Agreement.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14 Execution: Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 11.15 Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

Section 11.16. No Solicitation.

From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services. The Company shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company. This Section 11.16 shall also not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor based upon relationships or data other than with respect to the related Mortgage Loan and any of the related Mortgage Loan Documents.

Section 11.17. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b) all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(d) the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

(e) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution"), which in no event shall there be more than four (4) Reconstitutions per pool of Mortgage Loans, of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a)  one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant (including updating or “bringing down” any representations or warranties with respect to the Mortgage Loans if such Reconstitution Date is in the same calendar month as the related Closing Date). In connection with each Pass-Through Transfer, the Company agrees to provide reasonable and customary indemnification to the Purchaser and its affilates for disclosure contained in any offering document relating to the Company or its affilates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION
Purchaser

By:
Name:
Title:

FIFTH THIRD MORTGAGE COMPANY
Company

By:
Name:
Title:

EXHIBIT A
CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

4. The original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company, or an opinion of title, if applicable.

6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9. reserved.

10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

11. Residential loan application.

12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

13. Credit report on the mortgagor.

14. Business credit report, if applicable.

15. Residential appraisal report and attachments thereto.

16. The original of any guarantee executed in connection with the Mortgage Note.

17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

19. Photograph of the Mortgaged Property (may be part of appraisal).

20. Survey of the Mortgaged Property, if any.

21. Sales contract, if applicable.

22. If available, termite report, structural engineer’s report, water portability and septic certification.

23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

24. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

______________, 2001

To: [_______________________]
(the "Depository")

As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of [_____________________] 1, 2001 Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[______________________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[__________________________]

By:____________________________

Name:__________________________

Title:_________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[__________________________]

By:____________________________

Name:__________________________

Title:_________________________

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT
_____________, 2001

To: [_______________________]
(the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of [____________________]1, 2001 Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[__________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[__________________________]

By:____________________________

Name:__________________________

Title:_________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[__________________________]

By:____________________________

Name:__________________________

Title:_________________________

EXHIBIT D

FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is a Purchase, Assignment, Assumption and Recognition Agreement (this “PAAR Agreement”) made as of __________, 200__, among EMC Mortgage Corporation (the “Assignor”), ___________________ (the “Assignee”), and _______________________ (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of _________, 200__, between Assignor and Company (the “Purchase Agreement”) shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Purchase, Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the “Funding Amount” as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the “Confirmation”) and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the applicable Company, in blank, and an assignment of mortgage in recordable form from the applicable Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

Representations, Warranties and Covenants

3. Assignor warrants and represents to Assignee and Company as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) Assignee agrees to be bound as “Purchaser” by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as “Purchaser” thereunder but solely with respect to such Assigned Loans.

5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c) Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(e) No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Section 3.01 and Section 3.02 of the Purchase Agreement to be untrue in any material respect; provided, however, that if the date hereof is not in the same calendar month as the Closing Date, the Company makes no statements with regard to the representations and warranties made by the Company in Section 3.02 of the Purchase Agreement.

Recognition of Assignee

6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Miscellaneous

7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)           In the case of Company,

____________________
____________________
____________________
____________________
____________________

With a copy to ______________________________________.

(b)          In the case of Assignor,

____________________
____________________
____________________
____________________
____________________

(c)           In the case of Assignee,

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Mr. Edward Raice
Telecopier No.: (972) 444-2810

with a copy to:

___________________
245 Park Avenue
New York, New York 10167
Attention: ___________
Telecopier No.: (212) 272-____

8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

[Modification of Purchase Agreement

15. The Company and Assignor hereby amend the Purchase Agreement as follows:

(a) The following definitions are added to Section 1.01 of the Purchase Agreement:

Securities Administrator: ________________________

Supplemental PMI Insurer: ________________________

Supplemental PMI Policy: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

Trustee:  ________________________

(b) The following definition is amended and restated:

Insurance Proceeds: Proceeds of any Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

(c) The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

“In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy.”

(d) Clause (vi) of Section 6.1 is amended to read as follows:

“Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or”]

IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION
Assignor

By:
Name:
Title:

Assignee

By:
Name:
Title:

Company

By:
Name:
Title:

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

ATTACHMENT 2

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

EXHIBIT E

FORM OF TRIAL BALANCE

EXHIBIT G

REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE: Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____ Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
Signature
___________________________________
Title

Send documents to: _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgement:

Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.

Dated:________________

By:________________________________
Signature

_______________________________
Title

EXHIBIT H

COMPANY’S UNDERWRITING MATRIX

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated _____________, between Fifth Third Mortgage Company, an Ohio corporation, located at 38 Fountain Square, MD 1com 56, Cincinnati, Ohio 45202 (the “Company”) and EMC Mortgage Corporation, a Delaware corporation, located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of September 1, 2002, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1.     Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:
Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions: [None].

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans: [None]

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

FIFTH THIRD MORTGAGE COMPANY

By:
Name:
Title:

EMC MORTGAGE CORPORATION

By:
Name:
Title:

SCHEDULE I

MORTGAGE LOAN SCHEDULE

AMENDMENT NUMBER ONE
to the

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

Dated as of April 1, 2006

among

EMC MORTGAGE CORPORATION,
as Purchaser

and

FIFTH THIRD MORTGAGE COMPANY,
as Company

This AMENDMENT NUMBER ONE (this “Amendment”) is made and entered into this 1st day of April, 2006, by and between EMC Mortgage Corporation, a Delaware corporation, as purchaser (the “Purchaser”) and Fifth Third Mortgage Company, as company (the “Company”) in connection with the Purchase, Warranties and Servicing Agreement, dated as of September 1, 2002, between the above mentioned parties (the “Agreement”). This Amendment is made pursuant to Section 11.02 of the Agreement.

RECITALS

WHEREAS,  the parties hereto have entered into the Agreement;

WHEREAS, the Agreement provides that the parties thereto may enter into an amendment to the Agreement;

WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

2. Article I of the Agreement is hereby amended effective as of the date hereof by adding the following definitions to Section 1.01:

Commission or SEC: The Securities and Exchange Commission.

Delinquency Recognition Policies: The generally accepted industry standard that defines the proper means of reporting delinquency status (such as MBA versus OTS methodology) and the processing standard for addressing residential mortgage loans of the same type as the Mortgage Loans at various stages throughout default (such as the Fannie Mae Guide or FHLMC Guide standards).

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicing Criteria: As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only. In the event of a conflict or inconsistency between the terms of Exhibit N and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Purchaser, the Company and any Person that will be responsible for signing any Sarbanes Certification with respect to a Securitization Transaction in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit N).

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

3. Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Subservicer in Section 1.01 and replacing it with the following:

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB. Any subservicer shall meet the qualifications set forth in Section 4.01.

4. Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Principal Prepayment in Section 1.01 and replacing it with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

5. Article III of the Agreement is hereby amended effective as of the date hereof by revising Section 3.01(n) as follows (new text underlined):

(n) Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the servicing policies and procedures, business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

6. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(p):

(p) As of the date of each Pass-Through Transfer, and except as has been otherwise disclosed to the Purchaser, any Master Servicer and any Depositor: (1) no default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company; (2) no material noncompliance with applicable servicing criteria as to any other securitization has occurred, been disclosed or reported by the Company; (3) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Company’s servicing policies and procedures for similar loans has occurred in the preceding three years; (5) there are no aspects of the Company’s financial condition that could have a material adverse impact on the performance by the Company of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Company that could be material to investors in the securities issued in such Pass-Through Transfer; and (7) there are no affiliations, relationships or transactions relating to the Company of a type that are described under Item 1119 of Regulation AB.

7. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(q):

(q) If so requested by the Purchaser or any Depositor on any date, the Company shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in Section 3.01(p) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

8. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(r):

(r) Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) immediately notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Company, any Subservicer or any Third-Party Originator, (B) any affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (7) of paragraph (p) of this Section (and any other parties identified in writing by the requesting party) with respect to such Pass-Through Transfer, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to EMC by e-mail to regABnotifications@bear.com. Additionally, all notifications pursuant to this Section 3.01(r), other than those pursuant to Section 3.01(r)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 3.01(r)(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

9. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(s):

(s) As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser, any Master Servicer and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser, any Master Servicer and such Depositor, all information reasonably requested by the Purchaser, any Master Servicer or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

10. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.02(xx):

With respect to each Mortgage Loan, information regarding the borrower credit files related to such Mortgage Loan has been furnished to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

11.  Article IV of the Agreement is hereby amended effective as of the date hereof by adding the following after the first sentence of Section 4.01:

In addition, the Company shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

12. Article IV of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the last paragraph of Section 4.02 and replacing it with the following:

The Company shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan. If a Prepayment Charge is waived, but does not meet the standards described above, then the Company is required to pay the amount of such waived Prepayment Charge by remitting such amount to the Purchaser by the Remittance Date.

13. Article IV of the Agreement is hereby amended effective as of the date hereof by revising the first paragraph of Section 4.03 by adding the following after the first sentence:

In determining the delinquency status of any Mortgage Loan, the Company will use Delinquency Recognition Policies as described to and approved by the Purchaser, and shall revise these policies as requested by the Purchaser from time to time.

14. Article V of the Agreement is hereby amended effective as of the date hereof by deleting Section 5.02 in its entirety and replacing it with the following:

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to interest;

(iii) with respect to each Mortgage Loan, the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the Stated Principal Balance of each Mortgage Loan and the aggregate Stated Principal Balance of all Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(v) with respect to each Mortgage Loan, the current Mortgage Interest Rate;

(vi) with respect to each Mortgage Loan, the aggregate amount of any Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and REO Disposition Proceeds received during the prior distribution period;

(vii) with respect to each Mortgage Loan, the amount of any Prepayment Interest Shortfalls paid by the Company in accordance with Section 4.04(viii) during the prior distribution period;

(viii) the beginning and ending balances of the Custodial Account and Escrow Account;

(ix) the number of Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(x) with respect to each Mortgage Loan, the Stated Principal Balance of each Mortgage Loan (a) delinquent as grouped in the following intervals through final liquidation of such Mortgage Loan: 30 to 59 days, 60 to 89 days, 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired;

(xi) with respect to each Mortgage Loan, the amount and severity of any realized loss following liquidation of such Mortgage Loan;

(xii) with respect to each Mortgage Loan, and in the aggregate for all Mortgage Loans, the amount of any Monthly Advances made by the Company during the prior distribution period;

(xiii) with respect to each Mortgage Loan, a description of any Servicing Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Servicing Advances, and the aggregate amount of Servicing Advances for all Mortgage Loans during the prior distribution period;

(xiv) with respect to each Mortgage Loan, a description of any Nonrecoverable Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Nonrecoverable Advances, and the aggregate amount of Nonrecoverable Advances for all Mortgage Loans during the prior distribution period;

(xv) with respect to each Mortgage Loan, a description of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company with respect to such Mortgage Loan during the prior distribution period pursuant to Section 4.05, and the source of funds for such reimbursement, and the aggregate amount of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company for all Mortgage Loans during the prior distribution period pursuant to Section 4.05;

(xvi) with respect to any Mortgage Loan, a description of any material modifications, extensions or waivers to the terms, fees, penalties or payments of such Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

(xvii) a description of any material breach of a representation or warranty set forth in Section 3.01 or Section 3.02 herein or of any other breach of a covenant or condition contained herein and the status of any resolution of such breach;

(xviii) with respect to each Mortgage Loan, the Stated Principal Balance of any substitute Mortgage Loan provided by the Company and the Stated Principal Balance of any Mortgage Loan that has been replaced by a substitute Mortgage Loan in accordance with Section 3.03 herein;

(xix) with respect to each Mortgage Loan, the Stated Principal Balance of any Mortgage Loan that has been repurchased by the Company in accordance with Section 3.03 herein.

In addition, the Company shall provide to the Purchaser such other information known or available to the Company that is necessary in order to provide the distribution and pool performance information as required under Item 1121 of Regulation AB, as amended from time to time, as determined by the Purchaser in its sole discretion. The Company shall also provide a monthly report, in the form of Exhibit J hereto, or such other form as is mutually acceptable to the Company, the Purchaser and any Master Servicer, Exhibit K with respect to defaulted mortgage loans and Exhibit Q, with respect to realized losses and gains, with each such report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

15. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.04 in its entirety and replacing it with the following:

Section 6.04 Annual Statement as to Compliance; Annual Certification.

(a) The Company will deliver to the Purchaser and any Master Servicer, not later than March 1 of each calendar year beginning in 2007, an Officers’ Certificate acceptable to the Purchaser (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement or other applicable servicing agreement has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use. Copies of such statement shall be provided by the Company to the Purchaser upon request and by the Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an Annual Statement of Compliance of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(b) With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, by March 1 of each calendar year beginning in 2007, an officer of the Company shall execute and deliver an officer’s certificate (an “Annual Certification”) to the Purchaser, any Master Servicer and any related Depositor for the benefit of each such entity and such entity’s affiliates and the officers, directors and agents of any such entity and such entity’s affiliates, in the form attached hereto as Exhibit M. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an Annual Certification of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(c) If the Company cannot deliver the related Annual Statement of Compliance and Annual Certification by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Annual Statement of Compliance and Annual Certification, but in no event later than March 10th of such year.

Failure of the Company to timely comply with this Section 6.04 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as set forth in 6.04(c), and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

16. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.05 in its entirety and replacing it with the following:

Section 6.05 [Reserved]

17. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.07:

Section 6.07 Assessment of Compliance with Servicing Criteria.

On and after January 1, 2006, the Company shall service and administer, and shall cause each subservicer to servicer or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, the Company shall deliver to the Purchaser or its designee, any Master Servicer and any Depositor on or before March 1 of each calendar year beginning in 2007, a report (an “Assessment of Compliance”) reasonably satisfactory to the Purchaser, any Master Servicer and any Depositor regarding the Company’s assessment of compliance with the Servicing Criteria during the preceding calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB or as otherwise required by the Master Servicer, which as of the date hereof, require a report by an authorized officer of the Company that contains the following:

(a) A statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Company;

(b) A statement by such officer that such officer used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Company;

(c) An assessment by such officer of the Company’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans;

(d) A statement that a registered public accounting firm has issued an attestation report on the Company’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e) A statement as to which of the Servicing Criteria, if any, are not applicable to the Company, which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit P hereto delivered to the Company concurrently with the execution of this Agreement.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, on or before March 1 of each calendar year beginning in 2007, the Company shall furnish to the Purchaser or its designee, any Master Servicer and any Depositor a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Company, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB or as otherwise required by the Master Servicer, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Company shall cause each Subservicer, and each Subcontractor determined by the Company pursuant to Section 11.19 to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Sections 6.07.

If the Company cannot deliver the related Assessment of Compliance or Attestation Report by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Assessment of Compliance or Attestation Report, but in no event later than March 10th of such year.

Failure of the Company to timely comply with this Section 6.07 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as described herein, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

18. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.08:

Section 6.08 Intent of the Parties; Reasonableness.

The Purchaser and the Company acknowledge and agree that a purpose of Sections 3.01(p), 5.02, 6.04, 6.07 and 11.18 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Purchaser, any Master Servicer or any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Pass-Through Transfer, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

19. Article IX of the Agreement is hereby amended effective as of the date hereof by deleting the first sentence of the last paragraph of Section 9.01 and replacing it with the following (new text underlined):

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, or as otherwise stated herein, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction) under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same.

20. Article IX of the Agreement is hereby amended effective as of the date hereof by adding the following at the end of the last paragraph of Section 9.01:

The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

21. Article XI of the Agreement is hereby amended effective as of the date hereof by restating Section 11.18 in its entirety as follows:

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a) one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more Pass-Through Transfers.

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the “Reconstitution Agreements”). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement. Notwithstanding anything to the contrary in this Section 11.18, the Company agrees that it is required to perform the obligations described in Exhibit L hereto.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date").

In addition, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution:

(i) any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand;

(ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant;

(iii) within 5 Business Days after request by the Purchaser, the information with respect to the Company (as originator) and each Third-Party Originator of the Mortgage Loans as required under Item 1110(a) and (b) of Regulation AB, a summary of the requirements of which has of the date hereof is attached hereto as Exhibit O for convenience of reference only, as determined by Purchaser in its sole discretion. If requested by the Purchaser, this will include information about the applicable credit-granting or underwriting criteria;

(iv) within 5 Business Days after request by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) and (c) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable;

(v) within 5 Business Days after request by the Purchaser, information with respect to the Company (as servicer) as required by Item 1108(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit O for convenience of reference only, as determined by Purchaser in its sole discretion. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall provide the information required pursuant to this clause with respect to the Subservicer;

(vi) within 5 Business Days after request by the Purchaser,
(a) information regarding any legal proceedings pending (or known to be contemplated) against the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1117 of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit O for convenience of reference only, as determined by Purchaser in its sole discretion,
(b) information regarding affiliations with respect to the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(a) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit O for convenience of reference only, as determined by Purchaser in its sole discretion, and
(c) information regarding relationships and transactions with respect to the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit O for convenience of reference only, as determined by Purchaser in its sole discretion;

(vii) if so requested by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, or to any financial information included in any other disclosure provided under this Section 11.18, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Pass-Through Transfer. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor;

(viii) For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Company, any Subservicer or any Third-Party Originator, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships;

(ix) As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

(x) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

(xi) The Company shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder.

In the event of a conflict or inconsistency between the terms of Exhibit O and the text of the applicable Item of Regulation AB as cited above, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

The Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Pass-Through Transfer: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under this Section 11.18 by or on behalf of the Company, or provided under this Section 11.18 by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under this Section 11.18, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 11.18, including any failure by the Company to identify pursuant to Section 11.20 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Company of a representation or warranty set forth in Section 3.01 or in a writing furnished pursuant to Section 3.01(q) and made as of a date prior to the closing date of the related Pass-Through Transfer, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01(q) to the extent made as of a date subsequent to such closing date; or

(iv) the negligence bad faith or willful misconduct of the Company in connection with its performance under this Section 11.18.

  If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

  In the case of any failure of performance described above, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

22. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.19:

Section 11.19. Use of Subservicers and Subcontractors.

(a) The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (d) of this Section.

(b) The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 3.01(p), 3.01(s), 6.04, 6.07 and 11.18 of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 3.01(r) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser, any Master Servicer and any Depositor any Annual Statement of Compliance required to be delivered by such Subservicer under Section 6.04(a), any Assessment of Compliance and Attestation Report required to be delivered by such Subservicer under Section 6.07 and any Annual Certification required under Section 6.04(b) as and when required to be delivered.

(c) The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d) As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.07 and 11.18 of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any Assessment of Compliance and Attestation Report and the other certificates required to be delivered by such Subservicer and such Subcontractor under Section 6.07, in each case as and when required to be delivered.

23. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.20:

Section 11.20. Third Party Beneficiary.

For purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

24. The Agreement is hereby amended as of the date hereof by adding the following new Exhibit J:

EXHIBIT J

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

25. The Agreement is hereby amended as of the date hereof by adding the following new Exhibit K:

EXHIBIT K

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•  ASUM-Approved Assumption

•  BAP-Borrower Assistance Program

•  CO- Charge Off

•  DIL- Deed-in-Lieu

•  FFA- Formal Forbearance Agreement

•  MOD- Loan Modification

•  PRE- Pre-Sale

•  SS- Short Sale

•  MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•  Damaged

•  Excellent

•  Fair

•  Gone

•  Good

•  Poor

•  Special Hazard

•  Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

26. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit L:

EXHIBIT L

COMPANY’S OBLIGATIONS IN CONNECTION
WITH A RECONSTITUTION

• The Company shall (i) possess the ability to service to a securitization documents; (ii) service on a “Scheduled/Scheduled” reporting basis (advancing through the liquidation of an REO Property), (iii) make compensating interest payments on payoffs and curtailments and (iv) remit and report to a Master Servicer in format acceptable to such Master Servicer by the 10th calendar day of each month.

• The Company shall provide an acceptable annual certification (officer’s certificate) to the Master Servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications required under the securitization documents (i.e. the annual statement as to compliance/annual independent certified public accountants’ servicing report due by March 1 of each year).

• The Company shall allow for the Purchaser, the Master Servicer or their designee to perform a review of audited financials and net worth of the Company.

• The Company shall provide a Uniform Single Attestation Program certificate and Management Assertion as requested by the Master Servicer or the Purchaser.

• The Company shall provide information on each Custodial Account as requested by the Master Servicer or the Purchaser, and each Custodial Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

• The Company shall maintain its servicing system in accordance with the requirements of the Master Servicer.

27. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit M:

EXHIBIT M

FORM OF COMPANY CERTIFICATION

Re:         The [ ] agreement dated as of [ l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

28. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit N:

EXHIBIT N

SUMMARY OF REGULATION AB
SERVICING CRITERIA

NOTE: This Exhibit N is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit N and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

(a)	General servicing considerations.

(1)  Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

(2)  If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

(3)  Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

(4)  A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

(b)	Cash collection and administration.

(1)  Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

(2)  Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

(3)  Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

(4)  The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

(5)  Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

(6)  Unissued checks are safeguarded so as to prevent unauthorized access.

(7)  Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

(c)	Investor remittances and reporting.

(1)  Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

(2)  Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

(3)  Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.

(4)  Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

(d)	Mortgage Loan administration.

(1)  Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.

(2)  Mortgage loan and related documents are safeguarded as required by the transaction agreements.

(3)  Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(4)  Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

(5)  The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

(6)  Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related mortgage loan documents.

(7)  Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

(8)  Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

(9)  Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.

(10)  Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

(11)  Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

(12)  Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

(13)  Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.

(14)  Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.

(15)  Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

29. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit O:

EXHIBIT O

SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE: This Exhibit O is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit O and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1105(a)(1)-(3) and (c)

-Provide static pool information with respect to mortgage loans that were originated or purchased by the Company and which are of the same type as the Mortgage Loans.

-Provide static pool information regarding delinquencies, cumulative losses and prepayments for prior securitized pools of the Company.

-If the Company has less than 3 years experience securitizing assets of the same type as the Mortgage Loans, provide the static pool information by vintage origination years regarding loans originated or purchased by the Company, instead of by prior securitized pool. A vintage origination year represents mortgage loans originated during the same year.

-Such static pool information shall be for the prior five years, or for so long as the Company has been originating or purchasing (in the case of data by vintage origination year) or securitizing (in the case of data by prior securitized pools) such mortgage loans if for less than five years.

-The static pool information for each vintage origination year or prior securitized pool, as applicable, shall be presented in monthly increments over the life of the mortgage loans included in the vintage origination year or prior securitized pool.

-Provide summary information for the original characteristics of the prior securitized pools or vintage origination years, as applicable and material, including: number of pool assets, original pool balance, weighted average initial loan balance, weighted average mortgage rate, weighted average and minimum and maximum FICO, product type, loan purpose, weighted average and minimum and maximum LTV, distribution of loans by mortgage rate, and geographic concentrations of 5% or more.

Item 1108(b) and (c)

Provide the following information with respect to each servicer that will service, including interim service, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-a description of the Company’s form of organization;

-a description of how long the Company has been servicing residential mortgage loans; a general discussion of the Company’s experience in servicing assets of any type as well as a more detailed discussion of the Company’s experience in, and procedures for the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Company’s portfolio of mortgage loans of the type similar to the Mortgage Loans and information on factors related to the Company that may be material to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including whether any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company, whether any material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company, and the extent of outsourcing the Company uses;

-a description of any material changes to the Company’s policies or procedures in the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

-information regarding the Company’s financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition could have a material impact on the performance of the securities issued in the Pass-Through Transfer, or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

-any special or unique factors involved in servicing loans of the same type as the Mortgage Loans, and the Company’s processes and procedures designed to address such factors;

-statistical information regarding principal and interest advances made by the Company on the Mortgage Loans and the Company’s overall servicing portfolio for the past three years; and

-the Company’s process for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1110(a)

-Identify any originator or group of affiliated originators that originated, or is expected to originate, 10% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer.

Item 1110(b)

Provide the following information with respect to any originator or group of affiliated originators that originated, or is expected to originate, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-the Company’s form of organization; and

-a description of the Company’s origination program and how long the Company has been engaged in originating residential mortgage loans, which description must include a discussion of the Company’s experience in originating mortgage loans of the same type as the Mortgage Loans and information regarding the size and composition of the Company’s origination portfolio as well as information that may be material to an analysis of the performance of the Mortgage Loans, such as the Company’s credit-granting or underwriting criteria for mortgage loans of the same type as the Mortgage Loans.

Item 1117

-describe any legal proceedings pending against the Company or against any of its property, including any proceedings known to be contemplated by governmental authorities, that may be material to the holders of the securities issued in the Pass-Through Transfer.

Item 1119(a)

-describe any affiliations of the Company, each other originator of the Mortgage Loans and each Subservicer with the sponsor, depositor, issuing entity, trustee, any originator, any other servicer, any significant obligor, enhancement or support provider or any other material parties related to the Pass-Through Transfer.

Item 1119(b)

-describe any business relationship, agreement, arrangement, transaction or understanding entered into outside of the ordinary course of business or on terms other than those obtained in an arm’s length transaction with an unrelated third party, apart from the Pass-Through Transfer, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates, and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years, that may be material to the understanding of an investor in the securities issued in the Pass-Through Transfer.

Item 1119(c)

-describe any business relationship, agreement, arrangement, transaction or understanding involving or relating to the Mortgage Loans or the Pass-Through Transfer, including the material terms and approximate dollar amount involved, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

30. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit P:

EXHIBIT P

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	x
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	x
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
x
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
x
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	x
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
x
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
x
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
x
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	x
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
x
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
x
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	x
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	x
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	x
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	x
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	x
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	x
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
x
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	x
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
x
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
x
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
x
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	x
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
x
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	x
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]
Date: _________________________

By: _________________________
Name:
Title:

31. The Agreement is hereby amended as of the date hereof by adding the following new Exhibit Q:

EXHIBIT Q

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
1.

2.  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.             The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.            The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.             Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.       Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

* For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.            The total of lines 1 through 12.

3.        Credits:

14-21.     Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.            The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________
Phone: ______________________ Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale           Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes  No
If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:
(1)	Actual Unpaid Principal Balance of Mortgage Loan	$(1)
(2)	Interest accrued at Net Rate	(2)
(3)	Accrued Servicing Fees	(3)
(4)	Attorney's Fees	(4)
(5)	Taxes (see page 2)	(5)
(6)	Property Maintenance	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	(7)
(8)	Utility Expenses	(8)
(9)	Appraisal/BPO	(9)
(10)	Property Inspections	(10)
(11)	FC Costs/Other Legal Expenses	(11)
(12)	Other (itemize)	(12)
	Cash for Keys	(12)
	HOA/Condo Fees	(12)
		(12)

	Total Expenses	$(13)
Credits:
(14)	Escrow Balance	$(14)
(15)	HIP Refund	(15)
(16)	Rental Receipts	(16)
(17)	Hazard Loss Proceeds	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	(18a)
HUD Part A

HUD Part B		(18b)
(19)	Pool Insurance Proceeds	(19)
(20)	Proceeds from Sale of Acquired Property	(20)
(21)	Other (itemize)	(21)
		(21)

	Total Credits	$(22)
Total Realized Loss (or Amount of Gain)		$(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

32. Except as amended above, the Agreement shall continue to be in full force and effect in accordance with its terms.

33. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the following parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION,
as Purchaser

By:
Name:
Title:

FIFTH THIRD MORTGAGE COMPANY,
as Company

By:
Name:
Title:

EXHIBIT Q-4

GREENPOINT SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
Purchaser,

GREENPOINT MORTGAGE FUNDING, INC.
Company,

PURCHASE, WARRANTIES AND SERVICING AGREEMENT
Dated as of September 1, 2003

(Fixed and Adjustable Rate Mortgage Loans)

ARTICLE I

Section 1.01	Defined Terms

ARTICLE II

Section 2.01	Agreement to Purchase
Section 2.02	Purchase Price
Section 2.03	Servicing of Mortgage Loans
Section 2.04	Record Title and Possession of Mortgage Files; Maintenance of Servicing Files
Section 2.05	Books and Records
Section 2.06	Transfer of Mortgage Loans
Section 2.07	Delivery of Mortgage Loan Documents
Section 2.08	Quality Control Procedures
Section 2.09	Near-term Principal Prepayments; Near Term Payment Defaults
Section 2.10	Modification of Obligations

ARTICLE III

Section 3.01	Representations and Warranties of the Company
Section 3.02	Representations and Warranties as to Individual Mortgage Loans
Section 3.03	Repurchase; Substitution
Section 3.04	Representations and Warranties of the Purchaser

ARTICLE IV

Section 4.01	Company to Act as Servicer
Section 4.02	Collection of Mortgage Loan Payments
Section 4.03	Realization Upon Defaulted Mortgage Loans
Section 4.04	Establishment of Custodial Accounts; Deposits in Custodial Accounts
Section 4.05	Permitted Withdrawals from the Custodial Account
Section 4.06	Establishment of Escrow Accounts; Deposits in Escrow Accounts
Section 4.07	Permitted Withdrawals From Escrow Account
Section 4.08	Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder
Section 4.09	Transfer of Accounts
Section 4.10	Maintenance of Hazard Insurance
Section 4.11	Maintenance of Mortgage Impairment Insurance Policy
Section 4.12	Fidelity Bond, Errors and Omissions Insurance
Section 4.13	Title, Management and Disposition of REO Property
Section 4.14	Notification of Maturity Date

ARTICLE V

Section 5.01	Distributions
Section 5.02	Statements to the Purchaser
Section 5.03	Monthly Advances by the Company
Section 5.04	Liquidation Reports

ARTICLE VI

Section 6.01	Assumption Agreements
Section 6.02	Satisfaction of Mortgages and Release of Mortgage Files
Section 6.03	Servicing Compensation
Section 6.04	Annual Statement as to Compliance
Section 6.05	Annual Independent Certified Public Accountants’ Servicing Report
Section 6.06	Purchaser’s Right to Examine Company Records

ARTICLE VII

Section 7.01	Company Shall Provide Information as Reasonably Required

ARTICLE VIII

Section 8.01	Indemnification; Third Party Claims
Section 8.02	Merger or Consolidation of the Company
Section 8.03	Limitation on Liability of the Company and Others
Section 8.04	Company Not to Assign or Resign
Section 8.05	No Transfer of Servicing

ARTICLE IX

Section 9.01	Events of Default
Section 9.02	Waiver of Defaults

ARTICLE X

Section 10.01	Termination
Section 10.02	Termination without cause

ARTICLE XI

Section 11.01	Successor to the Company
Section 11.02	Amendment
Section 11.03	Recordation of Agreement
Section 11.04	Governing Law
Section 11.05	Notices
Section 11.06	Severability of Provisions
Section 11.07	Exhibits
Section 11.08	General Interpretive Principles
Section 11.09	Reproduction of Documents
Section 11.10	Confidentiality of Information
Section 11.11	Recordation of Assignment of Mortgage
Section 11.12	Assignment by Purchaser
Section 11.13	No Partnership
Section 11.14	Execution: Successors and Assigns
Section 11.15	Entire Agreement
Section 11.16	No Solicitation
Section 11.17	Closing
Section 11.18	Cooperation of Company with Reconstitution

A	Contents of Mortgage File
B	Custodial Account Letter Agreement
C	Escrow Account Letter Agreement
D	Form of Assignment, Assumption and Recognition Agreement
E	Form of Trial Balance
F	[reserved]
G	Request for Release of Documents and Receipt
H	Company’s Underwriting Guidelines
I	Form of Term Sheet

This is a Purchase, Warranties and Servicing Agreement, dated as of September 1, 2003 and is executed between EMC MORTGAGE CORPORATION, as Purchaser, with offices located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser"), and GREENPOINT MORTGAGE FUNDING, INC., with offices located at 100 Wood Hollow Drive, Novato, California 94945 (the "Company").

W I T N E&#160 ;S S E T H :

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis;

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

Adjustment Date: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

Assignment: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York, or (iii) a day on which banks in the State of New York are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Code:  The Internal Revenue Code of 1986, or any successor statute thereto.

Company: GreenPoint Mortgage Funding, Inc., its successors in interest and assigns, as permitted by this Agreement.

Company's Officer's Certificate: A certificate signed by the Chairman of the Board, President, any Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: The trade confirmation letter between the Purchaser and the Company which relates to the Mortgage Loans.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Current Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by an appraiser who met the requirements of the Company and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

Current LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "GreenPoint Mortgage Funding, Inc., in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Standard & Poor’s and “A” or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: GreenPoint Mortgage Funding, Inc., or an institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "GreenPoint Mortgage Funding, Inc., in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

First Remittance Date: With respect to any Mortgage Loan, the Remittance Date occurring in the month following the month in which the related Closing Date occurs.

GAAP: Generally accepted accounting principles, consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor thereto.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

Initial Rate Cap: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lifetime Rate Cap: As to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan Program Code: With respect to each Mortgage Loan, a code designating the loan program pursuant to which a Mortgage Loan was underwritten in accordance with the Company’s underwriting guidelines.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

Monthly Advance: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as described in Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents listed in Exhibit A.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1) the Company's Mortgage Loan identifying number;

(2) the Mortgagor's first and last name;

(3)  the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5) the type of residential property constituting the Mortgaged Property;

(6) the original months to maturity of the Mortgage Loan;

(7) the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8) the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

(9) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

(10) the Origination Date of the Mortgage Loan;

(11) the stated maturity date;

(12) the amount of the Monthly Payment at origination;

(13) the amount of the Monthly Payment as of the related Cut-off Date;

(14) the original principal amount of the Mortgage Loan;

(15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17) a code indicating the documentation style (i.e. full, alternative, etc.);

(18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date (if requested in writing by the Purchaser);

(19) the date on which the first payment is or was due;

(20) a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(21)  a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(22)  the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

(23)  product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

(24) credit score and/or mortgage score, if applicable;

(25) a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier and the Lender Paid Mortgage Insurance Rate;

(26) a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof;

(27) the Loan Program Code; and

(28) the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average maturity of the Mortgage Loans; and

(5)  the weighted average months to next Adjustment Date;

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor: The obligor on a Mortgage Note.

Nonrecoverable Advance: Any portion of a Monthly Advance or Servicing Advance previously made or proposed to be made by the Company pursuant to this Agreement, that, in the good faith judgment of the Company, will not or, in the case of a proposed advance, would not, be ultimately recoverable by it from the related Mortgagor or the related Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds or otherwise with respect to the related Mortgage Loan.

OCC: Office of the Comptroller of the Currency, or any successor thereto.

Officers' Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

OTS: Office of Thrift Supervision, or any successor thereto.

Periodic Rate Cap: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institu-tion or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii) repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such in-vestment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of secur-ities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstand-ing principal balances of all of the Mortgage Loans and Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obliga-tions payable on demand or on a specified date not more than one year after the date of issuance there-of) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instru-ment-al-ity of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the ob-li-ga-tions underlying such instrument or if such security provides for payment of both principal and interest with a yield to matur-ity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month’s interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

Prepayment Period: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the related Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the related Mortgaged Property is located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

Rating Agency: Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: Amounts received by the Company in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (iii) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

SAIF: The Savings Association Insurance Fund, or any successor thereto.

Sales Price: With respect to any Mortgage Loan the proceeds of which were used by the Mortgagor to acquire the related Mortgaged Property, the amount paid by the related Mortgagor for such Mortgaged Property.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser’s request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

Servicing Fee Rate: As set forth in the Term Sheet.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

ARTICLE II

PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Agreement to Purchase.

The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02 Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03 Servicing of Mortgage Loans.

Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04 Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, on a servicing retained basis, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05  Books and Records.

The sale of each Mortgage Loan shall be reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without cost to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06. Transfer of Mortgage Loans.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07 Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 120 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 120 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 270th day from the date of the related Closing Date, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee. Company shall be responsible for recording the assignments of mortgage.

Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

Section 2.08 Quality Control Procedures.

The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09 Near-term Principal Prepayments; Near Term Payment Defaults

In the event any Principal Prepayment is made by a Mortgagor on or prior to three months after the related Closing Date], the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal Prepayment. Such remittance shall be made by the Company to Purchaser no later than the third Business Day following receipt of such Principal Prepayment by the Company.

In the event either of the first three (3) scheduled Monthly Payments which are due under any Mortgage Loan after the related Cut-off Date are not made during the month in which such Monthly Payments are due, then not later than five (5) Business Days after notice to the Company by Purchaser (and at Purchaser’s sole option), the Company, shall repurchase such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Subsection 3.03.

Section 2.10  Modification of Obligations.

Purchaser may, without any notice to Company, extend, compromise, renew, release, change, modify, adjust or alter, by operation of law or otherwise, any of the obligations of the Mortgagors or other persons obligated under a Mortgage Loan without releasing or otherwise affecting the obligations of Company under this Agreement, or with respect to such Mortgage Loan, except to the extent Purchaser’s extension, compromise, release, change, modification, adjustment, or alteration affects Company’s ability to collect the Mortgage Loan or realize on the security of the Mortgage, but then only to the extent such action has such effect.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

(c) Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

(d) There is no litigation, suit, proceeding or investigation pending or, to the best of Company’s knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company and Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g) The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

(i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j) Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

(l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(m)  The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n)  Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(o)  The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

Section 3.02 Representations and Warranties as to Individual Mortgage Loans.

References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

   (a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b) The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

(c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual interest paid to date of their related Cut-off Date(or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

(d) There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by a Qualified Insurer, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by a Qualified Insurer. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(h) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects. None of the Mortgage Loans are (a) loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended or (b) classified and/or defined as a “high cost”, "covered", or “predatory” loan under any other state, federal or local law or regulation or ordinance, including, but not limited to, the States of Georgia and North Carolina and the City of New York. The Company maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Company's office during normal business hours upon reasonable advance notice;

(i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting guidelines attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r) The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y) The Mortgage Loan does not contain balloon or "graduated payment" features; No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(z) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa) Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap. None of the Mortgage Loans are “interest-only” Mortgage Loans or “negative amortization” Mortgage Loans. With respect to each adjustable rate Mortgage Loan, each Mort-gage Note requires a monthly payment which is suffi-cient (a) during the period prior to the first adjust-ment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (b) during the period following each Adjust-ment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. No Mortgage Loan contains terms or provi-sions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Loan interest rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

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(hh) In the event the Mortgage Loan had an LTV at origination greater than 80.00%, the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage; The mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium. None of the Mortgage Loans are subject to “lender-paid” mortgage insurance;

(ii) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(jj) None of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company’s underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property was used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(kk) Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

(ll) As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(mm) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(oo)  No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(pp) The Mortgagor for each Mortgage Loan is a natural person;

(qq) None of the Mortgage Loans are Co-op Loans;

(rr)  With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(ss)  With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(tt) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(uu) None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage; and

(ww) Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee.

Section 3.03 Repurchase; Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser’s sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and at Purchaser’s sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date

The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

For any month in which the Company is permitted to substitute one or more substitute Mortgage Loans, the Company will determine the amount (if any) by which the aggregate Stated Principal Balance (after application of the principal portion of all scheduled payments due in the month of substitution) of all the substitute Mortgage Loans in the month of substitution is less then the aggregate Stated Principal Balance (after application of the principal portion of the scheduled payment due in the month of substitution) of the such replaced Mortgage Loan. An amount equal to the aggregate of such deficiencies described in the preceding sentence for any Remittance Date shall be deposited into the Custodial Account by the Company on the related Determination Date in the month following the calendar month during which the substitution occurred.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's "start up day" (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (i) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

Section 3.04 Representations and Warranties of the Purchaser.

The Purchaser represents, warrants and convenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

(a)  The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise except or not required under applicable law to effect such qualification or license;

(b)  The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

(c) None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

(d) There is no litigation pending or to the best of the Purchaser’s knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

(h) The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

(i) The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Seller as provided herein constitute the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer, if required.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Company (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Company shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Company as servicer.

The Mortgage Loans may be subserviced by a Subservicer on behalf of the Company provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. Company shall notify Purchaser promptly in writing upon the appointment of any Subservicer.

At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company's option, from electing to service the related Mortgage Loans itself. In the event that the Company's responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

In no event will the Company waive its right to any prepayment penalty or premium without the prior written consent of Purchaser and Company will use diligent efforts to collect same when due except as otherwise provided in the prepayment penalty provisions provided in the Mortgage Loan Documents.

Section 4.03 Realization Upon Defaulted Mortgage

The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Company shall obtain prior approval of Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings and not less than 5 days prior to the acceptance or rejection of any offer of reinstatement. The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed Monthly Advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, Company shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

Section 4.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds shall be deposited in the Custodial Account within 24 hours of receipt, and shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i)  all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(ii)  all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii)  all Liquidation Proceeds;

(iv)  any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall provide the Purchaser with written detail itemizing all of such amounts;

(v)  all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi)  all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vii)  any Monthly Advances;

(viii)  with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company’s aggregate Servicing Fee received with respect to the related Prepayment Period;

(ix)  any amounts required to be deposited by the Company pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor; and

(x)  any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

Section 4.05 Permitted Withdrawals From the Custodial Account.

The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii)  to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii)  to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees(or REO administration fees described in Section 4.13), the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

(iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

(vi) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii) to remove funds inadvertently placed in the Custodial Account by the Company;

(vi) to clear and terminate the Custodial Account upon the termination of this Agreement; and

(vii)  to reimburse itself for Nonrecoverable Advances to the extent not reimbursed pursuant to clause (ii) or clause (iii).

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by Company only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii) to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii) to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)  to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

(viii)  to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of PrimaryMortgage InsurancePolicies; Collections Thereunder.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Company will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Company shall obtain and maintain a blanket policy issued by a Qualified Insurer insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Company shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Company receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

The Company shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. Company shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five Business Days of any such termination, the Company shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five Business Days, the Company shall provide the Purchaser with the following information and documents regarding the subject REO Property: the related trustee’s deed upon sale and copies of any related hazard insurance claims, or repair bids.

Section 4.14 Notification of Maturity Date.

With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01 Distributions.

On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, minus (iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii) the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the aggregate Stated Principal Balance of the Mortgage Loans;

(v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05;

(vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

The Company shall also provide a trial balance, sorted in Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

Section 5.03 Monthly Advances by the Company.

Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be a Nonrecoverable Advance. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

Section 5.05 Prepayment Interest Shortfalls.

Not later than the close of business on the Business Day preceding each Remittance Date in the month following the related Prepayment Period, the Company shall deposit in the Custodial Account an amount equal to any Prepayment Interest Shortfalls with respect to such Prepayment Period, which in the aggregate shall not exceed the Company’s aggregate Servicing Fee received with respect to the related Due Period.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the Company. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges or otherwise shall be retained by the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04 Annual Statement as to Compliance.

The Company will deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Company beginning in March 2004, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Company to the Purchaser upon request.

Section 6.05 Annual Independent Certified Public Accountants' Servicing Report.

Within ninety (90) days of Company's fiscal year end beginning in March 2004, the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Company to the Purchaser. In addition, on an annual basis, Company shall provided Purchaser with copies of its audited financial statements.

Section 6.06 Purchaser's Right to Examine Company Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the FDIC, OTS, or any other similar federal or state regulations, as applicable.

ARTICLE VII

REPORTS TO BE PREPARED BY SERVICER

Section 7.01 Company Shall Provide Information as Reasonably Required.

The Company shall furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company’s servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE SERVICER

Section 8.01 Indemnification; Third Party Claims.

The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way from any claim, demand, defense or assertion based on or grounded upon, or resulting from any assertion based on, grounded upon or resulting from a breach or alleged breach of any of the representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

The Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

Section 8.03 Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04 Company Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 No Transfer of Servicing.

With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

(i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

(ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

(vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

(viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

(ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement.

Section 10.02 Termination Without Cause.

The Purchaser may, at its sole option, terminate any rights the Company may have hereunder, without cause, upon no less than 90 days written notice. Any such notice of termination shall be in writing and delivered to the Company as provided in Section 11.05 of this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Company.

Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to Section 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

Section 11.02 Amendment.

This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Company's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 11.04 Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i)            if to the Company:

GreenPoint Mortgage Funding, Inc.
100 Wood Hollow Drive
Novato, California 94945
Attention: Susan Davia
Telecopier No: (415) 878-4369

(ii)           if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II,
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ms. Ralene Ruyle
Telecopier No.: (972) 444-2810

With a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Mary Haggerty

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)  references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)  the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)  the term "include" or "including" shall mean without limitation by reason of enumeration; and

(viii)  headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

Notwithstanding other provisions of this Section 16.14 or any other express or implied agreement, arrangement, or understanding to the contrary, the Company and Purchaser (the “Parties”) agree that the Parties (and their employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the purported or claimed U.S. federal income tax treatment of the purchase of the Mortgage Loans and related transactions covered by this letter agreement (“tax treatment”) and any fact that may be relevant to understanding the tax treatment (“tax structure”) and all materials of any kind (including opinions or other tax analyses) that are provided to the Parties relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with securities laws.

Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12 Assignment.

The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14 Execution: Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 11.15 Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

Section 11.16. No Solicitation.

From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services. The Company shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company.

Section 11.17. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b) all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(d) the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

(e) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a)  one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"); and (4) to provide customary indemnification to the Purchaser and/or its affiliates for any losses, claims, damages, and liabilities arising out of or based upon information the Company provided or caused to be provided in connection with a Pass-Through Transfer. In that connection, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant. In connection with each Pass-Through Transfer, the Company agrees to provide reasonable and customary indemnification to the Purchaser and its affilates for disclosure contained in any offering document relating to the Company or its affilates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

Section 11.19. Reporting with Respect to a Reconstitution.

The Company agrees that with respect to any Mortgage Loan sold or transferred pursuant to a Reconstitution as described in Section 11.18 of this Agreement (a “Reconstituted Mortgage Loan”), the Company, at its expense, shall provide the Purchaser with the information set forth in Exhibit J attached hereto for each Reconstituted Mortgage Loan in such electronic format as may be mutually agreed upon by both Purchaser and Company.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION
Purchaser

By:
Name:
Title:

GREENPOINT MORTGAGE FUNDING, INC.
Company

By:
Name:
Title:

EXHIBIT A
CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

4. The original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9. reserved.

10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

11. Residential loan application.

12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

13. Credit report on the mortgagor.

14. Business credit report, if applicable.

15. Residential appraisal report and attachments thereto.

16. The original of any guarantee executed in connection with the Mortgage Note.

17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

19. Photograph of the Mortgaged Property (may be part of appraisal).

20. Survey of the Mortgaged Property, if any.

21. Sales contract, if applicable.

22. If available, termite report, structural engineer’s report, water portability and septic certification.

23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

24. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

______________, 2003

To: [_______________________]
(the "Depository")

As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of [_____________________] 1, 200[_] (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[______________________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[__________________________]
By:____________________________
Name:__________________________
Title:_________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[___________________________]
By:____________________________
Name:__________________________
Title:_________________________

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT
_____________, 2003

To: [_______________________]
(the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of [____________________]1, 200[_] (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[__________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[_____________________]

By:____________________________
Name:__________________________
Title:_________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[______________________]

By:______________________________
Name:____________________________
Title:___________________________

EXHIBIT D

FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is a Purchase, Assignment, Assumption and Recognition Agreement (this “PAAR Agreement”) made as of __________, 200__, among EMC Mortgage Corporation (the “Assignor”), ___________________ (the “Assignee”), and _______________________ (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of _________, 200__, between Assignor and Company (the “Purchase Agreement”) shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Purchase, Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the “Funding Amount” as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the “Confirmation”) and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the Company, in blank, and an assignment of mortgage in recordable form from the Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

Representations, Warranties and Covenants

3. Assignor warrants and represents to Assignee and Company as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) Assignee agrees to be bound as “Purchaser” by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as “Purchaser” thereunder but solely with respect to such Assigned Loans.

5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a)  Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c)  Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(e)  No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

(f)  Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

Recognition of Assignee

6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Miscellaneous

7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)       In the case of Company,

____________________
____________________
____________________
____________________
____________________

With a copy to ______________________________________.

(b)       In the case of Assignor,

____________________
____________________
____________________
____________________
____________________

(c)      In the case of Assignee,

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Raylene Ruyle
Telecopier No.: (972) 444-2810

with a copy to:

___________________
383 Madison Avenue
New York, New York 10179
Attention: ___________
Telecopier No.: (212) 272-____

8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

[Modification of Purchase Agreement

15. The Company and Assignor hereby amend the Purchase Agreement as follows:

(a) The following definitions are added to Section 1.01 of the Purchase Agreement:

Securities Administrator: ________________________

Supplemental PMI Insurer: ________________________

Supplemental PMI Policy: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

Trustee:  ________________________

(b) The following definition is amended and restated:

Insurance Proceeds: Proceeds of any Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

(c) The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

“In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy.”

(d) Clause (vi) of Section 6.1 is amended to read as follows:

“Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or”]

(e) Section ____ Annual Statement as to Compliance.

The Company will deliver to the Master Servicer on or before March 15 of each year, beginning with March 15, 200__, an Officers' Certificate stating that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, (ii) the Company has fully complied with the provisions of this Agreement and (iii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

(f) Section ____ Annual Certification.

(a) The Company will deliver to the Master Servicer, on or before March 15 of each year beginning March 15, 200__ a certification in the form attached hereto as Exhibit __ with respect to the servicing reports delivered by the Company pursuant to this Agreement, the Company’s compliance with the servicing obligations set forth in this Agreement and any other information within the control of the Company. Such certification shall be signed by the senior officer in charge of servicing of the Company. In addition, the Company shall provide such other information with respect to the Mortgage Loans and the servicing and administration thereof within the control of the Company which shall be required to enable the Master Servicer, Trustee or Depositor, as applicable, to comply with the reporting requirements of the Securities and Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION
Assignor

By:
Name:
Title:

Assignee

By:
Name:
Title:

Company

By:
Name:
Title:

 EXHIBIT ___

FORM OF COMPANY CERTIFICATION

I, [identify certifying individual], certify to the [Trustee] [Seller] [Securities Administrator] [Mortgage Loan Seller] [Purchaser] and [Master Servicer] that:

1. I have reviewed the servicing reports prepared by [COMPANY] (the “Company”) pursuant to the [Servicing Agreement] (the “Servicing Agreement”), dated as of __________ between __________ and the Company (as modified by the AAR Agreement (as defined below) and delivered to [MASTER SERVICER] (the “Master Servicer”) pursuant to the Assignment, Assumption and Recognition Agreement (the “AAR Agreement”), dated as of __________ among [ASSIGNOR] as Assignor, Company and [ASSIGNEE], as Assignee.

2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by such servicing reports.

3. Based on my knowledge, the servicing information required to be provided to the Master Servicer under the Servicing Agreement and the AAR Agreement is included in these reports.

4. I am responsible for reviewing the activities performed the Company under the Servicing Agreement and the AAR Agreement and based upon the review required under the Servicing Agreement and the AAR Agreement, and except as disclosed in the Annual Statement of Compliance, the Company has fulfilled its obligations under the Servicing Agreement and the AAR Agreement.

5. I have disclosed to the Master Servicer's certified public accountants all significant deficiencies relating to the Company's compliance with the minimum servicing standards in accordance with a review conduced in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Servicing Agreement and the AAR Agreement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the AAR Agreement.

Date:______________

_____________________
[Signature]
[Title]

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

ATTACHMENT 2

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

EXHIBIT E

FORM OF TRIAL BALANCE

EXHIBIT G

REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE: Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____ Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
Signature
___________________________________
Title

Send documents to: _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgement:

Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.

Dated:________________

By:________________________________
Signature

_______________________________
Title

EXHIBIT H

COMPANY’S UNDERWRITING GUIDELINES

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated [______], between Greenpoint Mortgage Funding, Inc., a New York corporation, located at 100 Wood Hollow Drive, Novato, California 94945 (the “Company”) and EMC Mortgage Corporation, a Delaware corporation, located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of September 1, 2003, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1. Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:
Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions: [None].

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans: [None]

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

GREENPOINT MORTGAGE FUNDING, INC.

By:
Name:
Title:

EMC MORTGAGE CORPORATION

By:
Name:
Title:

SCHEDULE I

MORTGAGE LOAN SCHEDULE

EXHIBIT J

RECONSTITUTED MORTGAGE LOAN REPORTING

(a)	Servicer Mortgage Loan Number
(b)	FNMA Mortgage Loan Number (if applicable)
(c)	Lender/Seller Mortgage Loan Number (if available)
(d)	Scheduled Balance (scheduled end of month balance reporting to Master Servicer/Trustee)
(e)	Actual Balance (actual end of month balance received from Mortgagor)
(f)	Gross Rate (current gross rate)
(g)	Net Rate (current passthrough)
(h)	Last Payment Date (LPI_DATE in Fannie's Laser Reporting)
(i)	Delinquency Month (if available)
(j)	Default Flag, i.e. FC, REO, etc. (if available)
(k)	Pay-In-Full Date (Mortgage Loan paid off by Mortgagor)
(l)	Foreclosure start date
(m)	Foreclosure end date
(n)	REO Property date
(o)	With respect to Liquidated Mortgage Loans:
(i) amount of loss or gain (as applicable)
(ii) the date of the loss or gain.
(iii) the liquidation reason (paid in full or repurchased out of deal)
(p)	Fannie's Laser Reporting
(i) Action Code (for default or paid off Mortgage Loans; i.e. 60, 65, etc.)
(ii) Action Date
(iii) Remit Prin (submitted principal amount)
(iv) Remit Int (submitted interest amount)
(v) Pool/Invest indicator (indicating Schedule/Schedule or Actual/Actual pool)

AMENDMENT NUMBER ONE
to the

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

Dated as of January 1, 2006

between

EMC MORTGAGE CORPORATION,
as Purchaser

and

GREENPOINT MORTGAGE FUNDING, INC.,
as Company

This AMENDMENT NUMBER ONE (this “Amendment”) is made and entered into this 1st day of January, 2006, by and between EMC Mortgage Corporation, a Delaware corporation, as purchaser (the “Purchaser”) and GreenPoint Mortgage Funding, Inc., as company (the “Company”) in connection with the Purchase, Warranties and Servicing Agreement, dated as of September 1, 2003, between the above mentioned parties (the “Agreement”). This Amendment is made pursuant to Section 11.02 of the Agreement.

RECITALS

WHEREAS,  the parties hereto have entered into the Agreement;

WHEREAS, the Agreement provides that the parties thereto may enter into an amendment to the Agreement;

WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

2. Article I of the Agreement is hereby amended effective as of the date hereof by adding the following definitions to Section 1.01:

Commission or SEC: The Securities and Exchange Commission.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicing Criteria: As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit M for convenience of reference only. In the event of a conflict or inconsistency between the terms of Exhibit M and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Purchaser, the Company and any Person that will be responsible for signing any Sarbanes Certification with respect to a Securitization Transaction in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit M).

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

3. Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Subservicer in Section 1.01 and replacing it with the following:

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any applicable Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

4. Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Principal Prepayment in Section 1.01 and replacing it with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

5. Article III of the Agreement is hereby amended effective as of the date hereof by revising Section 3.01(n) as follows (new text underlined):

(n) Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the servicing policies and procedures, business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

6. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(p):

(p) As of the date of each Pass-Through Transfer, and except as has been otherwise disclosed to the Purchaser, any Master Servicer and any Depositor: (1) the Company is not aware and has not received notice that any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company; (2) no material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company; (3) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Company’s servicing policies and procedures for similar loans has occurred in the preceding three years; (5) there are no aspects of the Company’s financial condition that could have a material adverse impact on the performance by the Company of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Company that could be material to investors in the securities issued in such Pass-Through Transfer; and (7) there are no affiliations, relationships or transactions relating to the Company of a type that are described under Item 1119 of Regulation AB.

7. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(q):

(q) If so requested by the Purchaser or any Depositor on any date, the Company shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in Section 3.01(p) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

8. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(r):

(r) Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) immediately notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any litigation or governmental proceedings pending against the Company, any Subservicer or any Third-Party Originator that could be material to investors in the securities issued in a Pass-Through Transfer, (B) any affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (7) of paragraph (p) of this Section (and any other parties identified in writing by the requesting party) with respect to such Pass-Through Transfer, (C) any Event of Default under the terms of this Agreement or any applicable Reconstitution Agreement related thereto, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

All notifications pursuant to this Section 3.01(r), other than those pursuant to Section 3.01(r)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 3.01(r)(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

9. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(s):

(s) As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any applicable Reconstitution Agreement related thereto by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser, any Master Servicer and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser, any Master Servicer and such Depositor, all information reasonably requested by the Purchaser, any Master Servicer or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

10. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.02(xx):

With respect to each Mortgage Loan, information regarding the borrower credit files related to such Mortgage Loan has been furnished to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

11.  Article IV of the Agreement is hereby amended effective as of the date hereof by adding this paragraph after the first sentence of Section 4.01:

In addition, the Company shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

12. Article IV of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the last paragraph of Section 4.02 and replacing it with the following:

The Company shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan. If a Prepayment Charge is waived, but does not meet the standards described above, then the Company is required to pay the amount of such waived Prepayment Charge by remitting such amount to the Purchaser by the Remittance Date.

13. Article IV of the Agreement is hereby amended effective as of the date hereof by revising the first paragraph of Section 4.03 by adding the following after the first sentence:

In determining the delinquency status of any Mortgage Loan, the Company will use delinquency recognition policies as described to and approved by the Purchaser, and shall revise these policies as requested by the Purchaser from time to time.

14. Article V of the Agreement is hereby amended effective as of the date hereof by deleting Section 5.02 in its entirety and replacing it with the following:

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to interest;

(iii) with respect to each Mortgage Loan, the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the Stated Principal Balance of each Mortgage Loan and the aggregate Stated Principal Balance of all Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(v) with respect to each Mortgage Loan, the current Mortgage Interest Rate;

(vi) with respect to each Mortgage Loan, the aggregate amount of any Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and REO Disposition Proceeds received during the prior distribution period;

(vii) with respect to each Mortgage Loan, the amount of any Prepayment Interest Shortfalls paid by the Company in accordance with Section 4.04(viii) during the prior distribution period;

(viii) the beginning and ending balances of the Custodial Account and Escrow Account;

(ix) the number of Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(x) with respect to each Mortgage Loan, the Stated Principal Balance of each Mortgage Loan (a) delinquent as grouped in the following intervals through final liquidation of such Mortgage Loan: 30 to 59 days, 60 to 89 days, 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired;

(xi) with respect to each Mortgage Loan, the amount and severity of any realized loss following liquidation of such Mortgage Loan;

(xii) with respect to each Mortgage Loan, and in the aggregate for all Mortgage Loans, the amount of any Monthly Advances made by the Company during the prior distribution period;

(xiii) with respect to each Mortgage Loan, a description of any Servicing Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Servicing Advances, and the aggregate amount of Servicing Advances for all Mortgage Loans during the prior distribution period;

(xiv) with respect to each Mortgage Loan, a description of any Nonrecoverable Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Nonrecoverable Advances, and the aggregate amount of Nonrecoverable Advances for all Mortgage Loans during the prior distribution period;

(xv) with respect to each Mortgage Loan, a description of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company with respect to such Mortgage Loan during the prior distribution period pursuant to Section 4.05, and the source of funds for such reimbursement, and the aggregate amount of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company for all Mortgage Loans during the prior distribution period pursuant to Section 4.05;

(xvi) with respect to any Mortgage Loan, a description of any material modifications, extensions or waivers to the terms, fees, penalties or payments of such Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

(xvii) a description of any material breach of a representation or warranty set forth in Section 3.01 or Section 3.02 herein or of any other breach of a covenant or condition contained herein and the status of any resolution of such breach;

(xviii) with respect to each Mortgage Loan, the Stated Principal Balance of any substitute Mortgage Loan provided by the Company and the Stated Principal Balance of any Mortgage Loan that has been replaced by a substitute Mortgage Loan in accordance with Section 3.03 herein;

(xix) with respect to each Mortgage Loan, the Stated Principal Balance of any Mortgage Loan that has been repurchased by the Company in accordance with Section 3.03 herein.

In addition, the Company shall provide to the Purchaser such other information known or available to the Company that is necessary in order to provide the distribution and pool performance information as required under Item 1121 of Regulation AB, as amended from time to time, as determined by the Purchaser in its sole discretion. The Company shall also provide a monthly report, in the form of Exhibit E hereto, or such other form as is mutually acceptable to the Company, the Purchaser and any Master Servicer, Exhibit F with respect to defaulted mortgage loans and Exhibit P, with respect to realized losses and gains, with each such report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

15. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.04 in its entirety and replacing it with the following:

Section 6.04 Annual Statement as to Compliance; Annual Certification.

(a) The Company will deliver to the Purchaser and any Master Servicer, not later than March 1 of each calendar year beginning in 2007, an Officers’ Certificate acceptable to the Purchaser (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year (or applicable portion thereof) and of performance under this Agreement or other applicable servicing agreement has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year (or applicable portion thereof), or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use. Copies of such statement shall be provided by the Company to the Purchaser upon request and by the Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an officer’s certificate (an “Annual Certification”) of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(b) With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, by March 1 of each calendar year beginning in 2007, an officer of the Company shall execute and deliver an Annual Certification to the Purchaser, any Master Servicer and any related Depositor for the benefit of each such entity and such entity’s affiliates and the officers, directors and agents of any such entity and such entity’s affiliates, in the form attached hereto as Exhibit L. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an Annual Certification of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(c) If the Company cannot deliver the related Annual Statement of Compliance or Annual Certification by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Annual Statement of Compliance or Annual Certification, but in no event later than March 10th of such year.

Failure of the Company to timely comply with this Section 6.04 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as set forth in 6.04(c), and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

16. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.05 in its entirety and replacing it with the following:

Section 6.05 [Reserved]

17. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.07:

Section 6.07 Assessment of Compliance with Servicing Criteria.

On and after January 1, 2006, the Company shall service and administer, and shall cause each subservicer to servicer or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, the Company shall deliver to the Purchaser or its designee, any Master Servicer and any Depositor on or before March 1 of each calendar year beginning in 2007, a report (an “Assessment of Compliance”) reasonably satisfactory to the Purchaser, any Master Servicer and any Depositor regarding the Company’s assessment of compliance with the Servicing Criteria during the preceding calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB or as otherwise required by the Master Servicer, which as of the date hereof, require a report by an authorized officer of the Company that contains the following:

(a) A statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Company;

(b) A statement by such officer that such officer used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Company;

(c) An assessment by such officer of the Company’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans;

(d) A statement that a registered public accounting firm has issued an attestation report on the Company’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e) A statement as to which of the Servicing Criteria, if any, are not applicable to the Company, which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit O hereto delivered to the Purchaser concurrently with the execution of this Agreement.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, on or before March 1 of each calendar year beginning in 2007, the Company shall furnish to the Purchaser or its designee, any Master Servicer and any Depositor a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Company, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB or as otherwise required by the Master Servicer, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Company shall cause each Subservicer, and each Subcontractor determined by the Company pursuant to Section 11.20 to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Sections 6.07.

If the Company cannot deliver the related Assessment of Compliance or Attestation Report by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Assessment of Compliance or Attestation Report, but in no event later than March 10th of such year.

Failure of the Company to timely comply with this Section 6.07 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as described herein, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

18. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.08:

Section 6.08 Intent of the Parties; Reasonableness.

The Purchaser and the Company acknowledge and agree that a purpose of Sections 3.01(p), 5.02, 6.04, 6.07 and 11.18 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Purchaser, any master Servicer or any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Pass-Through Transfer, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

19. Article IX of the Agreement is hereby amended effective as of the date hereof by deleting the first sentence of the last paragraph of Section 9.01 and replacing it with the following (new text underlined):

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, or as otherwise stated herein, in which case, automatically and without notice) may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction) under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same.

20. Article IX of the Agreement is hereby amended effective as of the date hereof by adding the following at the end of the last paragraph of Section 9.01:

The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer pursuant to this Section and the resulting transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement related thereto or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

21. Article XI of the Agreement is hereby amended effective as of the date hereof by restating Section 11.18 in its entirety as follows:

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a) one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more Pass-Through Transfers.

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the “Reconstitution Agreements”). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement. Notwithstanding anything to the contrary in this Section 11.18, the Company agrees that it is required to perform the obligations described in Exhibit K hereto.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date").

In addition, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution:

(i) any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand;

(ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant;

(iii) within 5 Business Days after request by the Purchaser, the information with respect to the Company (as originator) and each Third-Party Originator of the Mortgage Loans as required under Item 1110(a) and (b) of Regulation AB, a summary of the requirements of which has of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion. If requested by the Purchaser, this will include information about the applicable credit-granting or underwriting criteria;

(iv) within 5 Business Days after request by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) to the extent reasonably available to the Company Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) serviced by or for the Company or any Third-Party Originator and originated by (i) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) and (c) of Regulation AB for the period of time such Mortgage Loans were serviced by or for the Company (or Third-Party Originator). To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable;

(v) within 5 Business Days after request by the Purchaser, information with respect to the Company (as servicer) as required by Item 1108(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall provide the information required pursuant to this clause with respect to the Subservicer;

(vi) within 5 Business Days after request by the Purchaser,
(a) information regarding any legal proceedings pending (or known to be contemplated) against the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1117 of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion,
(b) information regarding affiliations with respect to the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(a) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion, and
(c) information regarding relationships and transactions with respect to the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion;

(vii) if so requested by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, or to any financial information included in any other disclosure provided under this Section 11.18, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Pass-Through Transfer. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor;

(viii) For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any litigation or governmental proceedings involving the Company, any Subservicer or any Third-Party Originator that could be material to investors in the securities issued in a Pass-Through Transfer, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any applicable Reconstitution Agreement related thereto, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any applicable Reconstitution Agreement related thereto and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships;

(ix) As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any applicable Reconstitution Agreement related thereto by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

(x) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

(xi) The Company shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder.

In the event of a conflict or inconsistency between the terms of Exhibit N and the text of the applicable Item of Regulation AB as cited above, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

The Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Pass-Through Transfer: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any written information, written report, certification, data, accountants’ letter or other material provided under this Section 11.18 by or on behalf of the Company, or provided under this Section 11.18 by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under this Section 11.18, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 11.18, including any failure by the Company to identify pursuant to Section 11.20 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Company of a representation or warranty set forth in Section 3.01 or in a writing furnished pursuant to Section 3.01(q) and made as of a date prior to the closing date of the related Pass-Through Transfer, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01(q) to the extent made as of a date subsequent to such closing date; or

(iv) the negligence bad faith or willful misconduct of the Company in connection with its performance under this Section 11.18.

  If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

  In the case of any failure of performance described above, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

22. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.20:

Section 11.20. Use of Subservicers and Subcontractors.

(a) The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any applicable Reconstitution Agreement related thereto unless the Company complies with the provisions of paragraph (b) of this Section. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any applicable Reconstitution Agreement related thereto unless the Company complies with the provisions of paragraph (d) of this Section.

(b) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 3.01(p), 3.01(s), 6.04, 6.07 and 11.18 of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 3.01(r) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser, any Master Servicer and any Depositor any Annual Statement of Compliance required to be delivered by such Subservicer under Section 6.04(a), any Assessment of Compliance and Attestation Report required to be delivered by such Subservicer under Section 6.07 and any Annual Certification required under Section 6.04(b) as and when required to be delivered.

(c) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d) As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.07 and 11.18 of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any Assessment of Compliance and Attestation Report and the other certificates required to be delivered by such Subservicer and such Subcontractor under Section 6.07, in each case as and when required to be delivered.

23. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.21:

Section 11.21. Third Party Beneficiary.

For purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

24. The Agreement is hereby amended as of the date hereof by deleting Exhibit E in its entirety and replacing it with the following:

EXHIBIT E

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

25. The Agreement is hereby amended as of the date hereof by adding the following new Exhibit F:

EXHIBIT F

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting
Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-	Approved Assumption
•	BAP-	Borrower Assistance Program
•	CO-	Charge Off
•	DIL-	Deed-in-Lieu
•	FFA-	Formal Forbearance Agreement
•	MOD-	Loan Modification
•	PRE-	Pre-Sale
•	SS-	Short Sale
•	MISC-	Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor
•	Tenant
•	Unknown
•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged
•	Excellent
•	Fair
•	Gone
•	Good
•	Poor
•	Special Hazard
•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

26. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit K:

EXHIBIT K

COMPANY’S OBLIGATIONS IN CONNECTION
WITH A RECONSTITUTION

• The Company shall (i) possess the ability to service to a securitization; (ii) service on a “Scheduled/Scheduled” reporting basis (advancing through the liquidation of an REO Property), (iii) make compensating interest payments on payoffs and curtailments and (iv) remit and report to a Master Servicer in format acceptable to such Master Servicer by the 10th calendar day of each month.

• The Company shall provide an acceptable annual certification (officer’s certificate) to the Master Servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications required under the securitization documents (i.e. the annual statement as to compliance/annual independent certified public accountants’ servicing report due by March 1 of each year).

• The Company shall allow for the Purchaser, the Master Servicer or their designee to perform a review of audited financials and net worth of the Company.

• The Company shall provide information on each Custodial Account as requested by the Master Servicer or the Purchaser, and each Custodial Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

• The Company shall maintain its servicing system in accordance with the requirements of the Master Servicer.

27. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit L:

EXHIBIT L

FORM OF COMPANY CERTIFICATION

Re: The [ ] agreement dated as of [ l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

28. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit M:

EXHIBIT M

SUMMARY OF REGULATION AB
SERVICING CRITERIA

NOTE: This Exhibit M is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit M and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

(a)	General servicing considerations.

(1)  Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

(2)  If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

(3)  Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

(4)  A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

(b)	Cash collection and administration.

(1)  Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

(2)  Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

(3)  Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

(4)  The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

(5)  Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

(6)  Unissued checks are safeguarded so as to prevent unauthorized access.

(7)  Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

(c)	Investor remittances and reporting.

(1)  Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

(2)  Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

(3)  Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.

(4)  Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

(d)	Mortgage Loan administration.

(1)  Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.

(2)  Mortgage loan and related documents are safeguarded as required by the transaction agreements.

(3)  Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(4)  Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

(5)  The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

(6)  Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related mortgage loan documents.

(7)  Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

(8)  Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

(9)  Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.

(10)  Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

(11)  Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

(12)  Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

(13)  Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.

(14)  Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.

(15)  Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

29. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit N:

EXHIBIT N

SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE: This Exhibit N is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit N and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1105(a)(1)-(3) and (c)

-Provide static pool information with respect to mortgage loans that were originated or purchased by the Company and which are of the same type as the Mortgage Loans.

-Provide static pool information regarding delinquencies, cumulative losses and prepayments for prior securitized pools of the Company.

-If the Company has less than 3 years experience securitizing assets of the same type as the Mortgage Loans, provide the static pool information by vintage origination years regarding loans originated or purchased by the Company, instead of by prior securitized pool. A vintage origination year represents mortgage loans originated during the same year.

-Such static pool information shall be for the prior five years, or for so long as the Company has been originating or purchasing (in the case of data by vintage origination year) or securitizing (in the case of data by prior securitized pools) such mortgage loans if for less than five years.

-The static pool information for each vintage origination year or prior securitized pool, as applicable, shall be presented in monthly increments over the life of the mortgage loans included in the vintage origination year or prior securitized pool.

-Provide summary information for the original characteristics of the prior securitized pools or vintage origination years, as applicable and material, including: number of pool assets, original pool balance, weighted average initial loan balance, weighted average mortgage rate, weighted average and minimum and maximum FICO, product type, loan purpose, weighted average and minimum and maximum LTV, distribution of loans by mortgage rate, and geographic concentrations of 5% or more.

Item 1108(b) and (c)

Provide the following information with respect to each servicer that will service, including interim service, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-a description of the Company’s form of organization;

-a description of how long the Company has been servicing residential mortgage loans; a general discussion of the Company’s experience in servicing assets of any type as well as a more detailed discussion of the Company’s experience in, and procedures for the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Company’s portfolio of mortgage loans of the type similar to the Mortgage Loans and information on factors related to the Company that may be material to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including whether any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company, whether any material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company, and the extent of outsourcing the Company uses;

-a description of any material changes to the Company’s policies or procedures in the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

-information regarding the Company’s financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition could have a material impact on the performance of the securities issued in the Pass-Through Transfer, or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

-any special or unique factors involved in servicing loans of the same type as the Mortgage Loans, and the Company’s processes and procedures designed to address such factors;

-statistical information regarding principal and interest advances made by the Company on the Mortgage Loans and the Company’s overall servicing portfolio for the past three years; and

-the Company’s process for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1110(a)

-Identify any originator or group of affiliated originators that originated, or is expected to originate, 10% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer.

Item 1110(b)

Provide the following information with respect to any originator or group of affiliated originators that originated, or is expected to originate, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-the Company’s form of organization; and

-a description of the Company’s origination program and how long the Company has been engaged in originating residential mortgage loans, which description must include a discussion of the Company’s experience in originating mortgage loans of the same type as the Mortgage Loans and information regarding the size and composition of the Company’s origination portfolio as well as information that may be material to an analysis of the performance of the Mortgage Loans, such as the Company’s credit-granting or underwriting criteria for mortgage loans of the same type as the Mortgage Loans.

Item 1117

-describe any legal proceedings pending against the Company or against any of its property, including any proceedings known to be contemplated by governmental authorities, that may be material to the holders of the securities issued in the Pass-Through Transfer.

Item 1119(a)

-describe any affiliations of the Company, each other originator of the Mortgage Loans and each Subservicer with the sponsor, depositor, issuing entity, trustee, any originator, any other servicer, any significant obligor, enhancement or support provider or any other material parties related to the Pass-Through Transfer.

Item 1119(b)

-describe any business relationship, agreement, arrangement, transaction or understanding entered into outside of the ordinary course of business or on terms other than those obtained in an arm’s length transaction with an unrelated third party, apart from the Pass-Through Transfer, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates, and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years, that may be material to the understanding of an investor in the securities issued in the Pass-Through Transfer.

Item 1119(c)

-describe any business relationship, agreement, arrangement, transaction or understanding involving or relating to the Mortgage Loans or the Pass-Through Transfer, including the material terms and approximate dollar amount involved, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

30. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit O:

EXHIBIT O

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]

Date:

By:
Name:
Title:

31. The Agreement is hereby amended as of the date hereof by adding the following new Exhibit P:

EXHIBIT P

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

1.

2.  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.            The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.            The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.             Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.        Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

* For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.            The total of lines 1 through 12.

3.  Credits:

14-21.      Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

   Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note:     For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.          The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________	Date: _______________
Phone: ______________________	Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._________________________________

Borrower's Name:	____________________________
Property Address:	____________________________

Liquidation Type:	REO Sale	3rd Party Sale	Short Sale	Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown		Yes	No
If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:
(1)	Actual Unpaid Principal Balance of Mortgage Loan	$ ______________	(1)
(2)	Interest accrued at Net Rate	________________	(2)
(3)	Accrued Servicing Fees	________________	(3)
(4)	Attorney's Fees	________________	(4)
(5)	Taxes (see page 2)	________________	(5)
(6)	Property Maintenance	________________	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	________________	(7)
(8)	Utility Expenses	________________	(8)
(9)	Appraisal/BPO	________________	(9)
(10)	Property Inspections	________________	(10)
(11)	FC Costs/Other Legal Expenses	________________	(11)
(12)	Other (itemize)	________________	(12)
	Cash for Keys__________________________	________________	(12)
	HOA/Condo Fees_______________________	________________	(12)
	______________________________________	________________	(12)
		________________
	Total Expenses	$ ______________	(13)
Credits:
(14)	Escrow Balance	$ _______________	(14)
(15)	HIP Refund	________________	(15)
(16)	Rental Receipts	________________	(16)
(17)	Hazard Loss Proceeds	________________	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance HUD Part A	________________	(18a)

	HUD Part B	________________	(18b)
(19)	Pool Insurance Proceeds	________________	(19)
(20)	Proceeds from Sale of Acquired Property	________________	(20)
(21)	Other (itemize)	________________
	_________________________________________	________________	(21)
		________________
	Total Credits	$________________	(22)
Total Realized Loss (or Amount of Gain)		$________________	(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

32. Except as amended above, the Agreement shall continue to be in full force and effect in accordance with its terms.

33. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the following parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION, as Purchaser

By:
Name:
Title:

GREENPOINT MORTGAGE FUNDING, INC., as Company

By:
Name:
Title:

EXHIBIT Q-5

HSBC SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
Purchaser,
HSBC MORTGAGE CORPORATION (USA)
Company,

AMENDED AND RESTATED
PURCHASE, WARRANTIES AND SERVICING AGREEMENT

Dated as of September 1, 2005

(Fixed and Adjustable Rate Mortgage Loans)

ARTICLE I

Section 1.01	Defined Terms

ARTICLE II

Section 2.01	Agreement to Purchase
Section 2.02	Purchase Price
Section 2.03	Servicing of Mortgage Loans
Section 2.04	Record Title and Possession of Mortgage Files; Maintenance of Servicing Files
Section 2.05	Books and Records
Section 2.06	Transfer of Mortgage Loans
Section 2.07	Delivery of Mortgage Loan Documents
Section 2.08	Quality Control Procedures
Section 2.09	Near-term Principal Prepayments; Near Term Payment Defaults
Section 2.10	Modification of Obligations

ARTICLE III

Section 3.01	Representations and Warranties of the Company
Section 3.02	Representations and Warranties as to Individual Mortgage Loans
Section 3.03	Repurchase; Substitution
Section 3.04	Representations and Warranties of the Purchaser

ARTICLE IV

Section 4.01	Company to Act as Servicer
Section 4.02	Collection of Mortgage Loan Payments
Section 4.03	Realization Upon Defaulted Mortgage Loans
Section 4.04	Establishment of Custodial Accounts; Deposits in Custodial Accounts
Section 4.05	Permitted Withdrawals from the Custodial Account
Section 4.06	Establishment of Escrow Accounts; Deposits in Escrow Accounts
Section 4.07	Permitted Withdrawals From Escrow Account
Section 4.08	Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder
Section 4.09	Transfer of Accounts
Section 4.10	Maintenance of Hazard Insurance
Section 4.11	Maintenance of Mortgage Impairment Insurance Policy
Section 4.12	Fidelity Bond, Errors and Omissions Insurance
Section 4.13	Title, Management and Disposition of REO Property
Section 4.14	Notification of Maturity Date

ARTICLE V

Section 5.01	Distributions
Section 5.02	Statements to the Purchaser
Section 5.03	Monthly Advances by the Company
Section 5.04	Liquidation Reports

ARTICLE VI

Section 6.01	Assumption Agreements
Section 6.02	Satisfaction of Mortgages and Release of Mortgage Files
Section 6.03	Servicing Compensation
Section 6.04	Annual Statement as to Compliance
Section 6.05	Annual Independent Certified Public Accountants’ Servicing Report
Section 6.06	Purchaser’s Right to Examine Company Records

ARTICLE VII

Section 7.01	Company Shall Provide Information as Reasonably Required

ARTICLE VIII

Section 8.01	Indemnification; Third Party Claims
Section 8.02	Merger or Consolidation of the Company
Section 8.03	Limitation on Liability of the Company and Others
Section 8.04	Company Not to Assign or Resign
Section 8.05	No Transfer of Servicing

ARTICLE IX

Section 9.01	Events of Default
Section 9.02	Waiver of Defaults

ARTICLE X

Section 10.01	Termination
Section 10.02	Termination without cause

ARTICLE XI

Section 11.01	Successor to the Company
Section 11.02	Amendment
Section 11.03	Recordation of Agreement
Section 11.04	Governing Law
Section 11.05	Notices
Section 11.06	Severability of Provisions
Section 11.07	Exhibits
Section 11.08	General Interpretive Principles
Section 11.09	Reproduction of Documents
Section 11.10	Confidentiality of Information
Section 11.11	Recordation of Assignment of Mortgage
Section 11.12	Assignment by Purchaser
Section 11.13	No Partnership
Section 11.14	Execution: Successors and Assigns
Section 11.15	Entire Agreement
Section 11.16	No Solicitation
Section 11.17	Closing
Section 11.18	Cooperation of Company with Reconstitution
Section 11.19	Monthly Reporting with Respect to a Reconstitution

EXHIBITS

A	Contents of Mortgage File
B	Custodial Account Letter Agreement
C	Escrow Account Letter Agreement
D	Form of Assignment, Assumption and Recognition Agreement
E	Form of Trial Balance
F	[reserved]
G	Request for Release of Documents and Receipt
H	Company’s Underwriting Guidelines
I	Form of Term Sheet
J	Reconstituted Mortgage Loan Reporting

This is an Amended and Restated Purchase, Warranties and Servicing Agreement, dated as of September 1, 2005, which amends and restates the Purchase, Warranties and Servicing Agreement, originally dated May 1, 2002, each between EMC MORTGAGE CORPORATION, as Purchaser, with offices located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser") and HSBC Mortgage Corporation (USA), with offices located at 2929 Walden Avenue, Depew, New York 14043 (the "Company").

W I T N E S S E T H :

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis;

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

Adjustment Date: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the minimum requirements of Fannie Mae and FHLMC, and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan, provided, however, in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the value determined by an appraisal made for the originator of such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan by an appraiser who met the minimum requirements of FANNIE MAE and FHLMC. However in the case of a mortgage made on property in New York State value will always be determined by the appraisal for determining any requirement for primary mortgage insurance only.

Assignment: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or (iii) a day on which banks in the State of New York are authorized or obligated by law or executive order to be closed.

Buydown Agreement: An agreement between the Seller and a Mortgagor, or an agreement among the Company, a Mortgagor and a seller of a Mortgaged Property or a third party with respect to a Mortgage Loan which provides for the application of Buydown Funds.

Buydown Funds: In respect of any Buydown Mortgage Loan, any amount contributed by seller of a Mortgaged Property subject to a Buydown Mortgage Loan, the buyer of such property, the Company or any other source, plus interest earned thereon, in order to enable the Mortgagor to reduce the payments required to be made from the mortgagor’s fund in the early years of a Mortgage Loan.

Buydown Mortgage Loan: Any Mortgage Loan in respect of which, pursuant to a Buydown Agreement, (i) the Mortgagor pays less than the full monthly payments specified in the Mortgage Note for a specified period, and (ii) the difference between the payments required under such Buydown Agreement and the Mortgage Note is provided from Buydown Funds.

Buydown Period: The period of time when a Buydown Agreement is in effect with respect to a related Buydown Mortgage Loan.

Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Code: The Internal Revenue Code of 1986, or any successor statute thereto.

Company: HSBC Mortgage Corporation (USA), their successors in interest and assigns, as permitted by this Agreement.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: The trade confirmation letter between the Purchaser and the Company which relates to the Mortgage Loans.

Consumer Information:  Information including, but not limited to, all personal information about Mortgagors that is supplied to the Purchaser by or on behalf of the Company.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Credit Score: The credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores as per HSBC underwriting/program guidelines in affect at the time of the origination of a Mortgage Loan.

Current Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by an appraiser who met the requirements of the Company and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

Current LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "[_____________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Standard & Poor’s and “A” or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: An institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the HSBC underwriting manual in effect at the time of origination.

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "__________________, in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

First Remittance Date: With respect to any Mortgage Loan, the Remittance Date occurring in the month following the month in which the related Closing Date occurs.

GAAP: Generally accepted accounting principles, consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

Initial Rate Cap: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Interest Only Mortgage Loan: A Mortgage Loan that requires payment of interest for a period of time specified on the related Mortgage Note during the interest-only period followed by full amortization of the remaining balance for the remaining duration of the loan.

Lifetime Rate Cap: As to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to the lower of the Appraised Value or the Sales Price of the Mortgaged Property. However, in the case of a mortgage made on property in New York State, value will always be determined by the appraisal for determining any requirement for primary mortgage insurance only.

Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

MERS: Mortgage Electronic Registration System, Inc., a subsidiary of MERSCORP, Inc.

MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS® System.

MERS® System: The electronic mortgage registration system maintained by MERS.

MIN: The Mortgage Identification Number for any MERS Mortgage Loan.

MOM Mortgage: A Mortgage Loan naming MERS as the original mortgagee on the mortgage security instrument.

Monthly Advance: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal (if applicable) and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as required by Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents listed in Exhibit A.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1) the Company's Mortgage Loan identifying number;

(2) the Mortgagor's first and last name;

(3)  the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5) the type of residential property constituting the Mortgaged Property;

(6) the original months to maturity of the Mortgage Loan;

(7) the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8) the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

(9) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

(10) the Origination Date of the Mortgage Loan;

(11) the stated maturity date;

(12) the amount of the Monthly Payment at origination;

(13) the amount of the Monthly Payment as of the related Cut-off Date;

(14) the original principal amount of the Mortgage Loan;

(15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17) a code indicating the documentation style (i.e. full, alternative, etc.);

(18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

(19) the date on which the first payment is or was due;

(20) a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(21) a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(22) the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

(23) product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

(24) credit score and/or mortgage score, if applicable;

(25) a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy;

(26) a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof;

(27) the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable;

(28) for any Mortgage Loan originated in the State of New Jersey prior to July 7, 2004, whether such Mortgage Loan is a “Home Loan”, “Covered Home Loan”, “Manufactured Housing” or “Home Improvement Loan” as defined in the New Jersey Home Ownership Security Act of 2002; and

(29) whether the Mortgage Loan has a mandatory arbitration clause;

(30) a code indicating whether the Mortgage Loan is a MERS Mortgage Loan;

(31) MERS #, if applicable.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average maturity of the Mortgage Loans; and

(5)  the weighted average months to next Adjustment Date;

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor: The obligor on a Mortgage Note.

OCC: Office of the Comptroller of the Currency, its successors and assigns.

Officers' Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

OTS: Office of Thrift Supervision, its successors and assigns.

Periodic Rate Cap: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institu-tion or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii) repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such in-vestment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of secur-ities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstand-ing principal balances of all of the Mortgage Loans and Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obliga-tions payable on demand or on a specified date not more than one year after the date of issuance there-of) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instru-ment-al-ity of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the ob-li-ga-tions underlying such instrument or if such security provides for payment of both principal and interest with a yield to matur-ity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month’s interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

Prepayment Period: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, excluding any prepayment penalty, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: An appraiser who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

Rating Agency: Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which are not in excess of the existing first mortgage, as outlined in the HSBC Underwriting Guidelines in effect at the time of origination.

REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: Amounts received by the Company in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase,; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

SAIF: The Savings Association Insurance Fund, or any successor thereto.

Sales Price: With respect to any Mortgage Loan the proceeds of which were used by the Mortgagor to acquire the related Mortgaged Property, the amount paid by the related Mortgagor for such Mortgaged Property.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser’s request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

Servicing Fee Rate: As set forth in the Term Sheet.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

ARTICLE II

PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Agreement to Purchase.

The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02 Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03 Servicing of Mortgage Loans.

Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04 Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, on a servicing retained basis, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05  Books and Records.

The sale of each Mortgage Loan shall be reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without charge to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06. Transfer of Mortgage Loans.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07 Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (16) (including those listed in (B) relating to Co-op Loans) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 180 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 270 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 360th day from the date of the related Closing Date, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee. Company shall be responsible for recording the assignments of mortgage.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

In addition, in connection with the assignment of any MERS Mortgage Loan, the Company agrees that it will cause, at its own expense, the MERS® System to indicate that such Mortgage Loans have been assigned by the Company to the Purchaser in accordance with this Agreement by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files the information required by the MERS® System to identify the Purchaser of such Mortgage Loans. The Company further agrees that it will not alter the information referenced in this paragraph with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement.

Section 2.08 Quality Control Procedures.

The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09 Near-term Principal Prepayments; Near Term Payment Defaults

In the event any Principal Prepayment in full is made by a Mortgagor on or prior to three months after the related Closing Date, the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal Prepayment in full. Such remittance shall be made by the Company to Purchaser no later than the third Business Day following receipt of such Principal Prepayment by the Company.

In the event the first scheduled Monthly Payment which is due under any Mortgage Loan after the related Cut-off Date is not made during the month in which such Monthly Payment is due, then not later than five (5) Business Days after notice to the Company by Purchaser (and at Purchaser’s sole option), the Company, shall repurchase such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Subsection 3.03.

Section 2.10  Modification of Obligations. Purchaser may, without any notice to Company, extend, compromise, renew, release, change, modify, adjust or alter, by operation of law or otherwise, any of the obligations of the Mortgagors or other persons obligated under a Mortgage Loan without releasing or otherwise affecting the obligations of Company under this Agreement, or with respect to such Mortgage Loan, except to the extent Purchaser’s extension, compromise, release, change, modification, adjustment, or alteration affects Company’s ability to collect the Mortgage Loan or realize on the security of the Mortgage, but then only to the extent such action has such effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

(c) Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

(d) There is no litigation, suit, proceeding or investigation pending or, to the best of Company’s knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company and Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g) The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

(i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j) Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

(l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(m)  The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n)  Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(o)  The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans; and

(p) At the time any Mortgage Loan is registered by the Company with MERS, the Company will be a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Mortgage Loans for as long as such Mortgage Loans are registered with MERS.

Section 3.02 Representations and Warranties as to Individual Mortgage Loans.

References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

(a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b) The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

(c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual interest paid to date of their related Cut-off Date(or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

(d) There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae or FHLMC Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under Fannie Mae or FHLMC guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(h) Each Mortgage Loan complies with, and the Company has complied with, applicable local, state and federal laws, regulations and other requirements including, without limitation, usury, equal credit opportunity, real estate settlement procedures, the Federal Truth-In-Lending Act, disclosure laws and all applicable predatory and abusive lending laws and consummation of the transactions contemplated hereby, including without limitation, the receipt of interest by the owner of such Mortgage Loan, will not involve the violation of any such laws, rules or regulations. None of the Mortgage Loans are (a) Mortgage Loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended, or (b) except as may be provided in subparagraph (c) below, classified and/or defined, as a “high cost”, “threshold”, “predatory” “high risk home loan” or “covered” loan (or a similarly classified loan using different terminology under a law imposing additional legal liability for mortgage loans having high interest rates, points and or/fees) under any other state, federal or local law including, but not limited to, the States of Georgia, New York, North Carolina, Arkansas, Kentucky or New Mexico, or (c) Mortgage Loans subject to the New Jersey Home Ownership Security Act of 2002 (the “Act”), unless such Mortgage Loan is a (1) “Home Loan” as defined in the Act that is a first lien Mortgage Loan, which is not a “High Cost Home Loan” as defined in the Act or (2) “Covered Home Loan” as defined in the Act that is a first lien purchase money Mortgage Loan, which is not a High Cost Home Loan under the Act. In addition to and notwithstanding anything to the contrary herein, no Mortgage Loan for which the Mortgaged Property is located in New Jersey is a Home Loan as defined in the Act that was made, arranged, or assigned by a person selling either a manufactured home or home improvements to the Mortgaged Property or was made by an originator to whom the Mortgagor was referred by any such seller. Each Mortgage Loan is being (and has been) serviced in accordance with Accepted Servicing Practices and applicable state and federal laws, including, without limitation, the Federal Truth-In-Lending Act and other consumer protection laws, real estate settlement procedures, usury, equal credit opportunity and disclosure laws. Company shall maintain in its possession, available for the Purchaser’s inspection, as appropriate, and shall deliver to the Purchaser or its designee upon demand, evidence of compliance with all such requirements;

(i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting guidelines attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r) The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y) The Mortgage Loan does not contain "graduated payment" features. Unless otherwise indicated on the related Mortgage Loan Schedule, no Mortgage Loan is subject to a buydown agreement or contains any buydown provision. With respect to any temporary Buydown Mortgage Loan, the maximum CLTV is ninety-five percent (95%); the maximum rate discount is three percent (3%), the maximum Buydown Period is three (3) years; the maximum increase is one percent (1%) per year; with respect to LTV that is 80.01% and above, the debt-to-income ratio and payment shock are calculated at the second year Mortgage Interest Rate; with respect to LTV 80.00% and below, debt-to-income ratio and payment shock are calculated at the first year Mortgage Interest Rate. With respect to each Mortgage Loan that is a Buydown Mortgage Loan, (i) on or before the date of origination of such Mortgage Loan, the Company and the Mortgagor, or the Company, the Mortgagor and the seller of the Mortgaged Property or a third party entered into a Buydown Agreement. The Buydown Agreement provides that the seller of the Mortgaged Property (or third party) shall deliver to the Company temporary Buydown Funds in an amount equal to the aggregate undiscounted amount of payments that, when added to the amount the Mortgagor on such Mortgage Loan is obligated to pay on each Due Date in accordance with the terms of the Buydown Agreement, is equal to the full scheduled Monthly Payment due on such Mortgage Loan. The temporary Buydown Funds enable the Mortgagor to qualify for the Buydown Mortgage Loan. The effective interest rate of a Buydown Mortgage Loan if less than the interest rate set forth in the related Mortgage Note will increase within the Buydown Period as provided in the related Buydown Agreement so that the effective interest rate will be equal to the interest rate as set forth in the related Mortgage Note. The Buydown Mortgage Loan satisfies the requirements of Fannie Mae guidelines; (ii) The Mortgage and Mortgage Note reflect the permanent payment terms rather than the payment terms of the Buydown Agreement. The Buydown Agreement provides for the payment by the Mortgagor of the full amount of the Monthly Payment on any Due Date that the Buydown Funds are available. The Buydown Funds were not used to reduce the original principal balance of the Mortgage Loan or to increase the Appraised Value of the Mortgage Property when calculating the Loan-to-Value Ratios for purposes of the Agreement and, if the Buydown Funds were provided by the Seller and if required under Fannie Mae and FHLMC guidelines, the terms of the Buydown Agreement were disclosed to the appraiser of the Mortgaged Property; (iii) The Buydown Funds may not be refunded to the Mortgagor unless the Mortgagor makes a principal payment for the outstanding balance of the Mortgage Loan; (iv) As of the date of origination of the Mortgage Loan, the provisions of the related Buydown Agreement complied with the requirements of Fannie Mae and FHLMC regarding buydown agreements.

(z) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa) Principal payments on the Mortgage Loan, other than the Interest Only Mortgage Loan, shall commence (with respect to any newly originated Mortgage Loans) or commenced no more than sixty (60) days after the proceeds of the Mortgage Loan were disbursed. The Mortgage Loan bears interest at the Mortgage Interest Rate. With respect to each Mortgage Loan, the Mortgage Note is payable on the first day of each month in Monthly Payments, which, (A) in the case of a fixed rate Mortgage Loan, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, (B) in the case of an adjustable rate Mortgage Loan, other than the Interest Only Mortgage Loan, are changed on each Adjustment Date, and in any case, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate and (C) in the case of a Balloon Loan, are based on a fifteen (15) or thirty (30) year amortization schedule, as set forth in the related Mortgage Note, and a final monthly payment substantially greater than the preceding monthly payment which is sufficient to amortize the remaining principal balance of the Balloon Loan and to pay interest at the related Mortgage Interest Rate. The Index for each Adjustable Rate Mortgage Loan is as defined in the related Confirmation and the Mortgage Loan Schedule. The Mortgage Note does not permit negative amortization, unless otherwise noted on the related Mortgage Loan Schedule. No Mortgage Loan is a convertible Mortgage Loan; (D) in the case of an Interest Only Mortgage Loan, the monthly payments on each Interest Only Mortgage Loan during the related interest only period is equal to the product of the related Mortgage Interest Rate and the principal balance of such Mortgage Loan on the first day of each month and after such interest only period, except with respect to Interest Only Mortgage Loan that are adjustable rate Mortgage Loans, such Mortgage Loan is payable in equal monthly installments of principal and interest;

(bb) If such Mortgage Loan is a Co-op Loan, the security instruments create a valid, enforceable and subsisting first priority security interest in the related cooperative shares securing the related cooperative note, subject only to (x) the lien of the related cooperative for unpaid assessments representing the Mortgagor’s pro rata share of payments for a blanket mortgage, if any, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (y) other matters to which like collateral is commonly subject and which do not materially interfere with the benefits of the security intended to be provided; provided, however, that the related proprietary lease for the cooperative apartment may be subordinated or otherwise subject to the lien of a mortgage on the cooperative building;

(cc) (INTENTIONALLY LEFT BLANK)

(dd) (INTENTIONALLY LEFT BLANK)

(ee) (INTENTIONALLY LEFT BLANK)

(ff) (INTENTIONALLY LEFT BLANK)

(gg) (INTENTIONALLY LEFT BLANK)

(hh) In the event the Mortgage Loan had an LTV at origination greater than 80.00%, the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage; The mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium. None of the Mortgage Loans are subject to “lender-paid” mortgage insurance;

(ii) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(jj) Unless specified on the related Mortgage Loan Schedule, none of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company’s underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property was used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(kk) Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal (if applicable) and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

(ll) As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(mm) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; Company has no knowledge of any violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(oo)  No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(pp) The Mortgagor for each Mortgage Loan is a natural person;

(qq) [Reserved];

(rr)  With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated;

(ss)  With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(tt) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(uu) None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage;

(ww) Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee;

(xx) There is no Mortgage Loan that was originated on or after October 1, 2002 and before March 7, 2003, which is secured by property located in the State of Georgia;

(yy) No proceeds from any Mortgage Loan were used to finance single premium credit insurance policies;

(zz)  [Reserved];

(aaa) The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the borrower’s income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the borrower’s equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the borrower had a reasonable ability to make timely payments on the Mortgage Loan;

(bbb) With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the loan’s origination, the borrower agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the loan’s origination, the borrower was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the borrower in the loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Servicer shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the borrower’s default in making the loan payments;

(ccc) No borrower was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No borrower obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan; No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

(ddd) [Reserved],

(eee) Any Mortgage Loan with a Mortgaged Property in the State of Illinois complies with the Illinois Interest Act, if applicable;

(fff) With respect to any Mortgage Loan originated on or after August 1, 2004 and underlying the security, neither the related Mortgage nor the related Mortgage Note requires the borrower to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction;

(ggg) No Mortgage Loan is secured by Mortgaged Property in the Commonwealth of Massachusetts with a loan application date on or after November 7, 2004 that refinances a mortgage loan that is less than sixty (60) months old, unless such Mortgage Loan (1) is on an investment property, (ii) meets the requirements set forth in the Code of Massachusetts Regulation (“CMR”), 209 CMR 53.04(1)(b), or (iii) meets the requirements set forth in the 209 CMR 53.04(1)(c);

(hhh) For any Mortgage Loan with the related Mortgaged Property located in State of Texas which is a second lien and the interest rate is in excess of 10% and where terms of the Mortgage Note contain a provision for which the Mortgagor may be entitled to prepaid interest upon payoff, no Mortgagor paid any administrative fees, points, or loan origination fees which would actually result in any prepaid interest being due the Mortgagor under the terms of the Mortgage Note;

(iii)   The Company has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the Anti-Money Laundering Laws").  The Company has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws and has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for the purposes of the Anti-Money Laundering Laws.  The Company further represents that it takes reasonable efforts to determine whether any Mortgagor appears on any list of blocked or prohibited parties designated by the U.S. Department of Treasury; and

(jjj) If the Mortgage Loan is secured by a long-term residential lease, (1) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor’s consent (or the lessor’s consent has been obtained) and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protection (2) the terms of such lease do not (a) allow the termination thereof upon the lessee’s default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of a lease in the event of damage or destruction as long as the Mortgage is in existence or (c) prohibit the holder of the Mortgage from being insured under the hazard insurance policy relating to the Mortgaged Property (3) the original term of such lease is not less than 15 years (4) the term of such lease does not terminate earlier than 5 years after the maturity date of the Note and (5) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates for residential properties is a widely-accepted practice.

Section 3.03 Repurchase; Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser’s sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and at Purchaser’s sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date

The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

For any month in which the Company is permitted to substitute one or more substitute Mortgage Loans, the Company will determine the amount (if any) by which the aggregate Stated Principal Balance (after application of the principal portion of all scheduled payments due in the month of substitution) of all the substitute Mortgage Loans in the month of substitution is less then the aggregate Stated Principal Balance (after application of the principal portion of the scheduled payment due in the month of substitution) of the such replaced Mortgage Loan. An amount equal to the aggregate of such deficiencies described in the preceding sentence for any Remittance Date shall be deposited into the Custodial Account by the Company on the related Determination Date in the month following the calendar month during which the substitution occurred.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's "start up day" (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (i) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

If pursuant to the foregoing provisions the Company repurchases a Mortgage Loan that is a MERS Mortgage Loan, the Company shall either (a) cause MERS to execute and deliver an assignment of the Mortgage in recordable form to transfer the Mortgage from MERS to the Company and shall cause such Mortgage to be removed from registration on the MERS® System in accordance with MERS’ rules and regulations or (b) cause MERS to designate on the MERS® System the Company as the beneficial holder of such Mortgage Loan.

Section 3.04 Representations and Warranties of the Purchaser.

The Purchaser represents, warrants and convenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

(a)  The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise except or not required under applicable law to effect such qualification or license;

(b)  The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

(c) None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

(d) There is no litigation pending or to the best of the Purchaser’s knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

(h) The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

(i) The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Company as provided herein constitute the sole remedies of the Company respecting a breach of the foregoing representations and warranties.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which term exceeds 12 months in duration. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer, if required. Any other loss mitigation or workout alternatives, such as short sales or deeds in lieu of foreclosure, shall be subject to the approval of the Purchaser and the Primary Mortgage Insurance Policy insurer if applicable.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Company (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Company shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Company as servicer.

The Mortgage Loans may be subserviced by a Subservicer on behalf of the Company provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. Company shall notify Purchaser promptly in writing upon the appointment of any Subservicer.

At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company's option, from electing to service the related Mortgage Loans itself. In the event that the Company's responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

The Company will transmit full-file credit reporting data for each Mortgage Loan pursuant to the Fannie Mae Selling Guide and that for each Mortgage Loan, the Company agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

Section 4.02  Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 4.03 Realization Upon Defaulted Mortgage

The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. . Loan shall be demanded within 90 days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. Foreclosure or comparable proceedings shall be initiated within one hundred twenty (120) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. In the event any payment due under any Mortgage Loan is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Company will proceed diligently to collect all payments due and shall take such action, including commencing foreclosure, as it shall reasonably deem to be in the best interests of the Purchaser in a manner consistent with Accepted Servicing Practices, subject to state and federal law and regulation. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Company shall obtain prior approval of Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, Company shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

Section 4.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds deposited in the Custodial Account, which shall be deposited within 24 hours of receipt, shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii) all Liquidation Proceeds;

(iv) any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall provide the Purchaser with written detail itemizing all of such amounts;

(v) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vii) any Monthly Advances;

(viii) with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company’s aggregate Servicing Fee received with respect to the related Prepayment Period;

(ix) any amounts required to be deposited by the Company pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor; and

(x) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

Section 4.05 Permitted Withdrawals From the Custodial Account.

The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees(or REO administration fees described in Section 4.13), the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

(iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

(vi) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii) to remove funds inadvertently placed in the Custodial Account by the Company; and

(vi) to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by Company only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii) to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii) to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii) to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

(viii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Company will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Company shall obtain and maintain a blanket policy issued by an insurer acceptable to Fannie Mae or FHLMC insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Company shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Company receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. The Company shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser upon request.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five Business Days of any such termination, the Company shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five Business Days, the Company shall provide the Purchaser with the following information regarding the subject REO Property: the related trustee’s deed upon sale and copies of any related hazard insurance claims, or repair bids.

Section 4.14 Notification of Maturity Date.

With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01 Distributions.

On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, minus (iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on paper or a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii) the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the aggregate Stated Principal Balance of the Mortgage Loans;

(v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05;

(vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

The Company shall also provide a trial balance, sorted in Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

Section 5.03 Monthly Advances by the Company.

Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be nonrecoverable. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

Section 5.05 Prepayment Interest Shortfalls.

Not later than the close of business on the Business Day preceding each Remittance Date in the month following the related Prepayment Period, the Company shall deposit in the Custodial Account an amount equal to any Prepayment Interest Shortfalls with respect to such Prepayment Period, which in the aggregate shall not exceed the Company’s aggregate Servicing Fee received with respect to the related Due Period.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the Company. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges or otherwise shall be retained by the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04 Annual Statement as to Compliance.

The Company will deliver to the Purchaser not later than February 28th of each year, beginning March 15, 2006, an executed Officers' Certificate acceptable to the Purchaser stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Such Officers’ Certificate shall contain no restrictions or limitations on its use. Copies of such statement shall be provided by the Company to the Purchaser upon request.

If the Company cannot deliver the related Officers’ Certificate by March 15th of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Officers’ Certificate, but in no event later than March 22nd of such year.

Failure of the Company to timely comply with this Section 6.05 shall be deemed an Event of Default, automatically, without notice and without any cure period, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

Section 6.05 Annual Independent Certified Public Accountants' Servicing Report.

The Company, at its expense and not later than March 15th of each year, beginning March 15, 2006, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser acceptable to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Such statement shall contain no restrictions or limitations on its use. Copies of such statement shall be provided by the Company to the Purchaser. In addition, on an annual basis, Company shall provide Purchaser with copies of its audited financial statements.

Failure of the Company to timely comply with this Section 6.05 shall be deemed an Event of Default, automatically, without notice and without any cure period, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

Section 6.06 Purchaser's Right to Examine Company Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the federal government, FDIC, OTS, or any other similar regulations.

ARTICLE VII

REPORTS TO BE PREPARED BY SERVICER

Section 7.01 Company Shall Provide Information as Reasonably Required.

The Company shall furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company’s servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE SERVICER

Section 8.01 Indemnification; Third Party Claims.

The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement or in any way related to the alleged breach of any representation or warranty in Sections 3.01 or 3.02 of this Agreement related to compliance with all applicable laws. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

The Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

Section 8.03 Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04 Company Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 No Transfer of Servicing.

With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion, but if the purchaser of the Company’s assetshas the qualifications set forth in Section 8.02, then the Purchaser will not unreasonably withhold consent.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

(i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

(ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

(vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

(viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

(ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement. Termination of the Agreement pursuant to Section 10.01 (iii) shall void Purchaser’s obligation to purchase Mortgage Loans for which Purchaser has issued a Confirmation, commitment confirmation or a substantially similar commitment to purchase Mortgage Loans.

Section 10.02 Termination Without Cause.

The Purchaser may, at its sole option, terminate any rights the Company may have hereunder, without cause, upon no less than 90 days written notice. Any such notice of termination shall be in writing and delivered to the Company as provided in Section 11.05 of this Agreement. In the event that the Company is terminated pursuant to this Section 10.02 without cause, the Purchaser shall solicit, by public announcement, bids from three organizations reasonably acceptable to the Purchaser for the purchase of the servicing functions. Following receipt of such bids, the Purchaser shall either (a) negotiate and effect the transfer, sale and assignment of the Agreement to the party submitting the highest satisfactory bid, which purchase price shall be paid to the Company upon transfer of the servicing rights and obligations under this Agreement to the Company’s successor, or (b) pay to the Company a termination fee equal to the amount of the party submitting the highest satisfactory bid. Notwithstanding anything herein to the contrary, the Purchaser shall deduct all costs and expenses of any public announcement and any other expenses relating to the sale, transfer and assignment of this Agreement from the sum payable to Company pursuant to the previous sentence.

Section 10.03 Survival.

Termination of this Agreement under Section 10.01 or Section 10.02 shall not affect any of the Company’s obligations regarding repurchase, indemnification or otherwise, all of which shall survive such termination and remain in full force and effect.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Company.

Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to Section 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

Section 11.02 Amendment.

This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Company's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 11.04 Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i)             if to the Company:

Michael T. Stilb / Senior Vice President
2929 Walden Avenue
Depew, New York 14043

(ii)           if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II,
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ralene Ruyle
Telecopier No.: (972) 444-2810

With a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Mary Haggerty
Telecopier No.: (212) 272-5591

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)    the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)  references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)   the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)  the term "include" or "including" shall mean without limitation by reason of enumeration; and

(viii)  headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

The Company agrees that the Company (i) shall comply with any applicable laws and regulations regarding the privacy and security of Consumer Information including, but not limited to the Gramm-Leach-Bliley Act, Title V, Subtitle A, 15 U.S.C. § 6801 et seq., (ii) shall not use Consumer Information in any manner inconsistent with any applicable laws and regulations regarding the privacy and security of Consumer Information, (iii) shall not disclose Consumer Information to third parties except at the specific written direction of the Purchaser, (iv) shall maintain adequate physical, technical and administrative safeguards to protect Consumer Information from unauthorized access as provided by the applicable laws and regulations, and (v) shall immediately notify the Purchaser of any actual or suspected breach of the confidentiality of Consumer Information that would have a material and adverse effect on the Purchaser.
The Company agrees that the Company shall indemnify, defend and hold the Purchaser harmless from and against any loss, claim or liability the Purchaser may suffer by reason of the Company's failure to perform the obligations set forth in this Section 11.10.

Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12 Assignment.

The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14 Signature Pages/Counterparts; Successors and Assigns.

This Agreement and/or any Term Sheet shall be executed by each party (i) in one or more fully executed copies, each of which shall constitute a fully executed original Agreement, and/or (ii) in counterparts having one or more original signatures, and all such counterparts containing the original signatures of all of the parties hereto taken together shall constitute a fully executed original Agreement or Term Sheet, as applicable, and/or (iii) by delivery of one or more original signed signature pages to the other parties hereto (x) by mail or courier, and/or (y) by electronic transmission, including without limitation by telecopier, facsimile or email of a scanned image (“Electronic Transmission”), each of which as received shall constitute for all purposes an executed original signature page of such party. The Purchaser may deliver a copy of this Agreement and/or any Term Sheet, fully executed as provided herein, to each other party hereto by mail and/or courier and/or Electronic Transmission, and such copy as so delivered shall constitute a fully executed original Agreement or Term Sheet, as applicable, superseding any prior form of the Agreement or Term Sheet, as applicable, that differs therefrom in any respect. This Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successor and assigns.

Section 11.15 Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

Section 11.16. No Solicitation.

From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services. The Company shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company.

Section 11.17. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b) all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(d) the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

(e) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a)  one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement. Notwithstanding anything to the contrary in this Section 11.18, the Company agrees that it is required to perform the obligations described in Exhibit K hereto.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant. In connection with each Pass-Through Transfer, the Company agrees to provide reasonable and customary indemnification to the Purchaser and its affilates for disclosure contained in any offering document relating to the Company or its affilates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION Purchaser

By:
Name:
Title:

HSBC MORTGAGE CORPORATION (USA) Company

By:
Name:
Title:

EXHIBIT A
CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

2.  Except as provided below and for each Mortgage Loan that is not a MERS Mortgage Loan, the original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company. With respect to each MERS Mortgage Loan, the original Mortgage, noting the presence of the MIN of the Mortgage Loans and either language indicating that the Mortgage Loan is a MOM Loan or if the Mortgage Loan was not a MOM Loan at origination, the original Mortgage and the assignment thereof to MERS, with evidence of recording indicated thereon, or a copy of the Mortgage certified by the public recording office in which such Mortgage has been recorded.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

4. In the case of each Mortgage Loan that is not a MERS Mortgage Loan, the original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6. In the case of each Mortgage Loan that is not a MERS Mortgage Loan, originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9. reserved.

10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

11.  Residential loan application.

12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

13. Credit report on the mortgagor.

14. Business credit report, if applicable.

15. Residential appraisal report and attachments thereto.

16. The original of any guarantee executed in connection with the Mortgage Note.

17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

19. Photograph of the Mortgaged Property (may be part of appraisal).

20. Survey of the Mortgaged Property, if any.

21. Sales contract, if applicable.

22. If available, termite report, structural engineer’s report, water portability and septic certification.

23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

24. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

(B)  With respect to each Co-op Loan, as applicable and as required by the applicable laws of the state in which the related Cooperative apartment is located, copies of: (A) the proprietary lease, (B) the security agreement, (C) the assignment of the proprietary lease, with all intervening assignments showing a complete chain of title and an assignment thereof by such Seller, (D) the original stock certificate evidencing the ownership of the Cooperative apartment endorsed or accompanied by a stock power relating to such stock certificate executed in blank, (E) a recognition agreement in form approved by Seller’s underwriting guidelines, in substantially the same form as the standard “AZTECH” form, (F) copies of the financing statement filed by the applicable Company as secured party and, if applicable, a filed UCC-3 assignment of the subject security interest showing a complete chain of title, together with an executed UCC-3 Assignment of such security interest by the Company in a form sufficient for filing, and (G) such other documents as are necessary for the perfection of a lien against the related Co-op Loan ownership interests under applicable law.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

______________, 2002

To: [_______________________]
(the "Depository")

As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of May 1, 2001 Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[______________________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[__________________________]

By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

HSBC MORTGAGE CORPORATION (USA)

By:
Name:
Title:

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT
_____________, 2002

To:          [_______________________]
(the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of May 1, 2001 Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[__________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

HSBC MORTGAGE CORPORATION (USA)

By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[__________________________]

By:
Name:
Title:

EXHIBIT D

FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is a Purchase, Assignment, Assumption and Recognition Agreement (this “PAAR Agreement”) made as of __________, 200__, among EMC Mortgage Corporation (the “Assignor”), ___________________ (the “Assignee”), and HSBC Mortgage Corporation (USA) (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of May 1, 2002, between Assignor and Company (the “Purchase Agreement”) shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Purchase, Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the “Funding Amount” as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the “Confirmation”) and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the applicable Company, in blank, and an assignment of mortgage in recordable form from the applicable Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

Representations, Warranties and Covenants

3. Assignor warrants and represents to Assignee and Company as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) Assignee agrees to be bound as “Purchaser” by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as “Purchaser” thereunder but solely with respect to such Assigned Loans.

5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c)
Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(e)
No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

Recognition of Assignee

6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Miscellaneous

7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)           In the case of Company:
HSBC MORTGAGE CORPORATION (USA)
   Lori Miller / Senior Vice President
2929 Walden Avenue
Depew, New York 14043

With a copy to:

(b)           In the case of Assignor:
[Name and address]

(c)           In the case of Assignee:
EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ralene Ruyle
Telecopier No.: (972) 444-2810

with a copy to:
Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: ___________
Telecopier No.: (212) 272-____

8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

[Modification of Purchase Agreement

15. The Company and Assignor hereby amend the Purchase Agreement as follows:

(a) The following definitions are added to Section 1.01 of the Purchase Agreement:

Securities Administrator: ________________________

Supplemental PMI Insurer: ________________________

Supplemental PMI Policy: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

Trustee:  ________________________

(b) The following definition is amended and restated:

Insurance Proceeds: Proceeds of any Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

(c) The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

“In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy.”

(d) Clause (vi) of Section 6.1 is amended to read as follows:

“Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or”]

IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor

By:
Name:
Title:

Assignee

By:
Name:
Title:

HSBC MORTGAGE CORPORATION (USA) Company

By:
Name:
Title:

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

ATTACHMENT 2

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

EXHIBIT E

FORM OF TRIAL BALANCE

EXHIBIT G

REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE: Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____ Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
Signature
___________________________________
Title

Send documents to: _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgement:

Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.

Dated:________________

By:________________________________
Signature

_______________________________
Title

EXHIBIT H

COMPANY’S UNDERWRITING GUIDELINES

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated _____________, between HSBC Mortgage Corporation (USA), a Delaware corporation, located at 2929 Walden Avenue, Depew, New York 14043 (the “Company”) and EMC Mortgage Corporation, a Delaware corporation, located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of May 1, 2002, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1.             Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Purchase Price Percentage:

Servicing Fee Rate:

Except as modified herein, Section 8.01 of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

HSBC MORTGAGE CORPORATION (USA)

By:
Name:
Title:

EMC MORTGAGE CORPORATION

By:
Name:
Title:

SCHEDULE I

MORTGAGE LOAN SCHEDULE

EXHIBIT J

[RESERVED]

EXHIBIT K

COMPANY’S OBLIGATIONS IN CONNECTION
WITH A RECONSTITUTION

•
The Company shall (i) possess the ability to service into a securitization; (ii) service on a “Scheduled/Scheduled” reporting basis (advancing through the liquidation of an REO Property), (iii) make compensating interest payments on payoffs and curtailments and (iv) remit and report to a master servicer in format acceptable to such master servicer by the 18th calendar day of each month, unless otherwise provided in the securitization documents.

•
The Company shall provide an acceptable annual certification (officer’s certificate) to the master servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications required under the securitization documents (i.e. the annual statement as to compliance/annual independent certified public accountants’ servicing report due by March 15 of each year).

•	The Company shall allow for the Purchaser, the master servicer or their designee to perform a review of audited financials and net worth of the Company.

•	The Company shall provide a Uniform Single Attestation Program certificate and Management Assertion as requested by the master servicer or the Purchaser.

•
The Company shall provide information on each Custodial Account as requested by the master servicer or the Purchaser, and each Custodial Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

•	The Company shall maintain its servicing system in accordance with the requirements of the master servicer.

EXECUTION

AMENDMENT REG AB
TO THE SELLER’S WARRANTIES AND SERVICING AGREEMENT

This is Amendment Reg AB (the “Amendment Reg AB”), dated as of November 7, 2005, by and between EMC Mortgage Corporation (the“Purchaser”), and HSBC Mortgage Corporation (USA) (the “Company”) to that certain  Amended and Restated Purchase, Warranties and Servicing Agreement, dated as of September 1, 2005 by and between the Company and the Purchaser, (as amended, modified or supplemented, the “Existing Agreement”).

WITNESSETH

WHEREAS, the Company and the Purchaser have agreed, subject to the terms and conditions of this Amendment Reg AB that the Existing Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Agreement.

Accordingly, the Company and the Purchaser hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Agreement is hereby amended as follows:

1.
Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Existing Agreement.  The Existing Agreement is hereby amended by adding the following definitions in their proper alphabetical order:

Commission: The United States Securities and Exchange Commission.

Company Information: As defined in Section 2(g)(i)(A)(1).

Depositor:  With respect to any Securitization Transaction, the Person identified in writing to the Company by the Purchaser as depositor for such Securitization Transaction.

Exchange Act.  The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if an, identified in the related transaction documents.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied:  (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines: (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination (except that 1% of the Mortgage Loans in any securitization may be within 240 days); (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in the origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be  purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

Reconstitution:  Any Securitization Transaction or Whole Loan Transfer.

Reconstitution Agreement:  An agreement or agreements entered into by the Company and the Purchaser and/or certain third parties in connection with a Reconstitution with respect to any or all of the Mortgage Loans.

Regulation AB: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The federal Securities Act of 1933, as amended.

Securitization Transaction:  Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity (as defined in Regulation AB) in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicer:  As defined in Section 2(f)(iii).

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

Static Pool Information: Information set forth in Item 1105(a) and 1105(c) of Regulation AB.

Subcontractor:  Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans pursuant to a Reconstitution Agreement but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans (serviced by the Company under a Reconstitution Agreement) under the direction or authority of the Company or a Subservicer.

Subservicer:  Any Person that services Mortgage Loans on behalf of the Company  (as servicer under a Reconstitution Agreement) or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

Third Party Originator:  Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

Whole Loan Transfer:  Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

2.	The Purchaser and the Company agree that the Existing Agreement is hereby amended by adding the following provisions as an addendum:

(a)
(i)           The Company hereby represents to the Purchaser, to any Master Servicer and to any Depositor, as of the date on which information is first provided to the Purchaser, any Master Servicer or any Depositor under Section 2(f) that, except as disclosed in writing to the Purchaser, such Master Servicer or such Depositor prior to such date:  (i) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (ii) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company; (iv) no material changes to the Company’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any Third-Party Originator of a type identified in Item 1117 of Regulation AB; and (vii) there are no affiliations, relationships or transactions relating to the Company, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

(ii)           If so requested by the Purchaser, any Master Servicer or any Depositor on any date following the date on which information is first provided to the Purchaser, any Master Servicer or any Depositor under Section 2(f), the Company shall within five Business Days,   following such request, to confirm in writing the accuracy of the representations and warranties set forth in paragraph (i) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

(b)
The Company shall use its reasonable best efforts on or before March 1, but in no event later than March 15, of each calendar year, commencing in 2007, to deliver to the Purchaser, any Master Servicer and any Depositor a statement of compliance addressed to the Purchaser, and Master Servicer and such Depositor and signed by an authorized officer of the Company, to the effect that (i) a review of the Company’s activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

(c)	(i) The Company shall use its reasonable best efforts on or before March 1, but in no event later than March 15, of each calendar year, commencing in 2007 to:

(A)          Deliver to the Purchaser, any Master Servicer and any Depositor a report (in form and substance reasonably satisfactory to the Purchaser, such Master Servicer and such Depositor) regarding the Company’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB.  Such report shall be addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, and shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit B hereto delivered to the Purchaser at the time of any Securitization  Transaction;

(B)          deliver to the Purchaser, any Master Servicer and any Depositor a report of a registered public accounting firm reasonably acceptable to the Purchaser, such Master Servicer and such Depositor that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph.  Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(C)          cause each Subservicer and each Subcontractor determined by the Company pursuant to Section 2(e)(ii) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB (each, a “Participating Entity”), to deliver to the Purchaser, and Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (i) and (ii) of this Section 2(c); and

(D)          deliver and cause each Subservicer and Subcontractor described in clause (c) to provide , to the Purchaser, and Master Servicer, any Depositor and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification signed by the appropriate officer of the company in the form attached hereto as Exhibit A.

The Company acknowledges that the parties identified in clause (i)(D) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

(ii)           Each assessment of compliance provided by a Subservicer pursuant to Section 2(c)(i)(A) shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit B hereto delivered to the Purchaser concurrently with the execution of this Agreement or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment.  An assessment of compliance provided by a Subcontractor pursuant to Section 2(c)(i)(C) need not address any elements of the Servicing Criteria other than those specified by the Company pursuant to Section 2(e).

(d)	[Reserved]

(e)
The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of clause (i) of this Section.  The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of 2(e)(ii) of this Section.

(i)  It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subservicer.  The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 2(a), 2(b), 2(c), 2(f)(iii), 2(f)(v) and 2(g) of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 2(f)(iv) of this Agreement.  The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 2(b), any assessment of compliance and attestation required to be delivered by such Subservicer under Section 2(c) and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 2(c) as and when required to be delivered.

(ii)  It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subcontractor.  The Company shall promptly upon request provide to the Purchaser and any Depositor (or any designee of the Depositor, such as any Master Servicer or an administrator) a written description (in form and substance satisfactory to the Purchaser, such Depositor and such Master Servicer) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (A) the identity of each such Subcontractor, (B) which (if any) of such Subcontractors are Participating Entities, and (C) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (B) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 2(c) and 2(g) of this Agreement to the same extent as if such Subcontractor were the Company.  The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation and the other certifications required to be delivered by such Subservicer and such Subcontractor under Section 2(c), in each case as and when required to be delivered.

(f)
In connection with any Securitization Transaction the Company shall (1) within five Business Days  following request by the Purchaser or any Depositor, to provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (i), (ii), (iii), (vi) and (vii) of this Section 2(f), and (2) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (iv) of this Section.

(i)  If so requested by the Purchaser or any Depositor in connection with a Securitization Transaction, the Company shall provide such information regarding (x) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (y) each Third-Party Originator, and (z) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB.  Such information shall include, at a minimum:

(A)           the originator’s form of organization;

(B)           a description of the originator’s origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator’s experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator’s origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators’ credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

(C)           a description of any material legal or governmental proceedings pending (or known to be contemplated) of a type described in Item 1117 of Regulation AB against the Company, each Third-Party Originator and each Subservicer; and

(D)           a description of any affiliation or relationship of a type described in Item 1119 of Regulation AB between the Company, each Third-Party Originator, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Company by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

(1)           the sponsor;
(2)           the depositor;
(3)           the issuing entity;
(4)           any servicer;
(5)           any trustee;
(6)           any originator;
(7)           any significant obligor;
(8)           any enhancement or support provider; and
(9)           any other material transaction party.

(ii)  If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (a) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (b) each Third-Party Originator.  Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB.  To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph.  The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor.  Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool.  The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference.  The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Company shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Company.

If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request.  Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction.  Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

(iii)  If so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and each Subservicer (each of the Company and each Subservicer, for purposes of this paragraph, a “Servicer”), as is requested for the purpose of compliance with Items 1108, 1117 and 1119 of Regulation AB.  Such information shall include, at a minimum:

(A)           the Servicer’s form of organization;

(B)           a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(1)           whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;
(2)           the extent of outsourcing the Servicer utilizes;
(3)           whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;
(4)           whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and
(5)           such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C)           a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(D)           information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;

(E)           information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F)           a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G)           a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts;

(H)  information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience; and

(I)           a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Servicer;

(J)           a description of any affiliation or relationship between the Servicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Servicer by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

(1)           the sponsor;
(2)           the depositor;
(3)           the issuing entity;
(4)           any servicer;
(5)           any trustee;
(6)           any originator;
(7)           any significant obligor;
(8)           any enhancement or support provider; and
(9)           any other material transaction party.

(iv)  For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) provide prompt notice to the Purchaser, and Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings of a type described in Item 1117 of Regulation AB involving the Company, any Subservicer or any Third-Party Originator (B)) any affiliations or relationships that develop following the closing date of a Securitization between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (i) of this Section 2(f) (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction,  (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into any agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.  All notification pursuant to clause (A) should be sent to:

EMC Mortgage Corporation

2780 Lake Vista Drive

Lewisville, TX 75067-3884

Attention:  Conduit Seller Approval Dept.

Facsimile:  (214) 626-3751

Email:  sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.

383 Madison Avenue, 3rd floor

New York, NY 10179

Attention:  Global Credit Administration

Facsimile:  (212) 272-6564

Notifications pursuant to clause (B) should be sent to:

EMC Mortgage Corporation

Two Mac Arthur Ridge

909 Hidden Ridge Drive, Suite 200

Irving, TX 75038

Attention:  Associate General Counsel for Loan Administration

Facsimile:  (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.

383 Madison Avenue, 3rd floor

New York, NY 10179

Attention:  Global Credit Authorization

Facsimile:  (212) 272-6564

EMC Mortgage Corporation

2780 Lake Vista Drive

Lewisville, TX 75067-3884

Attention:  Conduit Seller Approval Dept.

Facsimile:  (214) 626-3751

Email:  sellerapproval@bear.com

(v)  As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(vi)  In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, but only to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and material related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

i.
any material modifications, extensions or waivers of Mortgage Loans serviced by the Company or its Subservicer terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

ii.	material breaches of Mortgage Loans serviced by the Company or its Subservicers representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

iii.
information regarding  any Mortgage Loans serviced by the Company or its Subservicers changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets as it relates to a substitution (Item 1121(a)(14) of Regulation AB), the Company shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification and, no more than once a year, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance Policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder, which items may be accepted in the forms acceptable to the Company’s and Subservicer’s regulators or the agencies.  [ (i) The Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees ,agents ] of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(A)(1)   any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data,  accountants’ letter or other material provided in written or electronic form under this Amendment Reg AB by or on behalf of the Company, or provided under this Amendment Reg AB by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (2) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (2) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(B)      any breach by the Company of its obligations under this agreement, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Amendment Reg AB, including any failure by the Company to identify pursuant to Section 2(e)(ii) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB; or

(C)
any breach by the Company of a representation or warranty set forth in Section 2(a)(i) or in a writing furnished pursuant to Section 2(a)(ii) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(a)(ii) to the extent made as of a date subsequent to such closing date.

(D)  The negligence bad faith or willful misconduct of the Company in connection with its performance under this Amendment.

If the indemnification provided for herein is unavailable or insufficient as determined by a court of law to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect relative fault of such Indemnified Party on the one hand and the Company on the other.
In the case of any failure of performance described in clause (i)(B) of this Section 2(g), the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

(ii)           (A)           Any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Amendment Reg AB, or any breach by the Company of a representation or warranty set forth in Section 2(a)(i)  or in a writing furnished pursuant to Section 2(a)(ii) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(a)(ii) to the extent made as of a date subsequent to such closing date, shall, except as provided in clause (B) of this paragraph, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Company and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(B)           Any failure by the Company, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 2(b) or 2(c), including (except as provided below) any failure by the Company to identify pursuant to Section 2(e)(ii) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered shall constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser, any Master Servicer or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment  (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

Neither the Purchaser nor any Depositor shall be entitled to terminate the rights and obligations of the Company pursuant to this subparagraph (ii)(B) if a failure of the Company to identify a Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB was attributable solely to the role or functions of such Subcontractor with respect to mortgage loans other than the Mortgage Loans.

(C)           The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer.  The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

(iii) The Purchaser shall indemnify the Company, each affiliate of the Company and each Person who controls the Company or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain arising out of or based upon any claims arising out of or in connection with any information set forth in any offering document prepared in connection with any Securitization Transaction other than a statement or omission arising out of, resulting from, or based upon the Company Information.

For purposes of the Amendment and any related provisions thereto, each Master Servicer shall be considered a third-party beneficiary of this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

3.
The Company acknowledges that a Subservicer or Subcontractor that performs services with respect to mortgage loans involved in a Securitization Transaction in addition to the Mortgage Loans may be determined by a Depositor to be a Participating Entity on the basis of the aggregate balance of such mortgage loans, without regard to whether such Subservicer or Subcontractor would be a Participating Entity with respect to the Mortgage Loans viewed in isolation.  The Company shall (A) respond as promptly as practicable to any good faith request by the Purchaser or any Depositor for information regarding each Subservicer and each Subcontractor and (B) cause each Subservicer and each Subcontractor with respect to which the Purchaser or any Depositor requests delivery of an assessment of compliance and accountants’ attestation to deliver such within the time required under Section 2(c).

4.
Notwithstanding any other provision of this Amendment Reg AB, (i) the Company shall seek the consent of the Purchaser for the utilization of all third party service providers, including Subservicers and Subcontractors, when required by and in accordance with the terms of the Existing Agreement and (ii) references to the Purchaser shall be deemed to include any assignees or designees of the Purchaser, such as any Depositor, a master servicer or a trustee.

5.	The Existing Agreement is hereby amended by adding the Exhibits attached hereto as Exhibit A and Exhibit B to the end thereto.

6.
References in this Amendment Reg AB to “this Agreement” or words of similar import (including indirect references to the Agreement) shall be deemed to be references to the Existing Agreement as amended by this Amendment Reg AB.  Except as expressly amended and modified by this Amendment Reg AB, the Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.  In the event of a conflict between this Amendment Reg AB and any other document or agreement, including without limitation the Existing Agreement, this Amendment Reg AB shall control.

7.
This Amendment Reg AB shall be governed by and construed in accordance with the laws of the State of New York, or federal law as applicable, without reference to its conflict of law provisions (other than Section 5-1401 of the General Obligations Law), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

8.
This Amendment Reg AB may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement.

9.
This Amendment Reg AB shall bind and inure to the benefit of and be enforceable by the Company and the Purchaser and the respective permitted successors and assigns of the Company and the successors and assigns of the Purchaser.

10.
This Amendment Reg AB will become effective as of the date first mentioned above.  This Amendment Reg AB shall not be assigned, pledged or hypothecated by the Company to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion.  The Existing Agreement as amended by this Amendment Reg AB may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Company.  There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Amendment Reg AB and the Existing Agreement.

11.	Intent of the Parties; Reasonableness.

The Purchaser and the Company acknowledge and agree that the purpose of this Amendment Reg AB is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission.  Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings.  References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act).  The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser, any Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB.  In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees), any Master Servicer and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser, any Master Servicer or any Depositor to permit the Purchaser, such Master Servicer or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser, any Master Servicer or any Depositor to be necessary in order to effect such compliance.

The Purchaser (including any of its assignees or designees) shall cooperate with the Company by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser’s reasonable judgment, to comply with Regulation AB.

For purposes of clarification, the provisions, covenants and or requirements of this Amendment are only applicable with respect to those Mortgage Loans being securitized in a Securitization Transaction

[Signatures Commence on Following Page]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

Purchaser

By:
Name:
Title:

HSBC Mortgage Corporation (USA) Company

By:
Name:
Title:

EXHIBIT A

FORM OF ANNUAL CERTIFICATION

I.	The [ ] agreement dated as of [ ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of [NAME OF COMPANY (the “Company”)], certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1)           I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2)           Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

(3)           Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

(4)           I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

(5)           The Compliance Statement required to be delivered by the Company pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer or Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer].  Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer].  Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date:

By:
Name:
Title:

EXHIBIT B

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	x
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	x
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
x
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
x
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	x
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
x
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
x
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
x
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
 Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
x
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
x
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	x
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	x
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	x
	Pool Asset Administration	x
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	x
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	x
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	x
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
x
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	x
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
x
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
x
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
x
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	x
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
x
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	x
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]

Date:

By:
Name:
Title:

EXHIBIT Q-6

MID AMERICA SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
Purchaser,

MID AMERICA BANK, FSB
Company,

PURCHASE, WARRANTIES AND SERVICING AGREEMENT
Dated as of February 1, 2006

(Fixed and Adjustable Rate Mortgage Loans)

ARTICLE I

Section 1.01	Defined Terms

ARTICLE II

Section 2.01	Agreement to Purchase
Section 2.02	Purchase Price
Section 2.03	Reserved
Section 2.04	Record Title and Possession of Mortgage Files; Maintenance of Servicing Files
Section 2.05	Books and Records
Section 2.06	Transfer of Mortgage Loans
Section 2.07	Delivery of Mortgage Loan Documents
Section 2.08	Quality Control Procedures
Section 2.09	Near-term Principal Prepayments; Near Term Payment Defaults

ARTICLE III

Section 3.01	Representations and Warranties of the Company
Section 3.02	Representations and Warranties as to Individual Mortgage Loans
Section 3.03	Repurchase; Substitution
Section 3.04	Representations and Warranties of the Purchaser

ARTICLE IV

Section 4.01	Company to Act as Servicer
Section 4.02	Collection of Mortgage Loan Payments
Section 4.03	Realization Upon Defaulted Mortgage
Section 4.04	Establishment of Custodial Accounts; Deposits in Custodial Accounts
Section 4.05	Permitted Withdrawals from the Custodial Account
Section 4.06	Establishment of Escrow Accounts; Deposits in Escrow Accounts
Section 4.07	Permitted Withdrawals From Escrow Account
Section 4.08	Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage InsurancePolicies; Collections Thereunder
Section 4.09	Transfer of Accounts
Section 4.10	Maintenance of Hazard Insurance
Section 4.11	Maintenance of Mortgage Impairment Insurance Policy
Section 4.12	Fidelity Bond, Errors and Omissions Insurance
Section 4.13	Title, Management and Disposition of REO Property
Section 4.14	Notification of Maturity Date

ARTICLE V

Section 5.01	Distributions
Section 5.02	Statements to the Purchaser
Section 5.03	Monthly Advances by the Company
Section 5.04	Liquidation Reports

ARTICLE VI

Section 6.01	Assumption Agreements
Section 6.02	Satisfaction of Mortgages and Release of Mortgage Files
Section 6.03	Servicing Compensation
Section 6.04	Reserved
Section 6.05	Reserved
Section 6.06	Purchaser’s Right to Examine Company Records

ARTICLE VII

Section 7.01	Company Shall Provide Information as Reasonably Required

ARTICLE VIII

Section 8.01	Indemnification; Third Party Claims
Section 8.02	Merger or Consolidation of the Company
Section 8.03	Limitation on Liability of the Company and Others
Section 8.04	Company Not to Assign or Resign
Section 8.05	No Transfer of Servicing

ARTICLE IX

Section 9.01	Events of Default
Section 9.02	Waiver of Defaults

ARTICLE X

Section 10.01	Termination

ARTICLE XI

Section 11.01	Successor to the Company
Section 11.02	Amendment
Section 11.03	Reserved
Section 11.04	Governing Law
Section 11.05	Notices
Section 11.06	Severability of Provisions
Section 11.07	Exhibits
Section 11.08	General Interpretive Principles
Section 11.09	Reproduction of Documents
Section 11.10	Confidentiality of Information
Section 11.11	Recordation of Assignment of Mortgage
Section 11.12	Assignment
Section 11.13	No Partnership
Section 11.14	Signature Pages/Counterparts; Successors and Assigns
Section 11.15	Entire Agreement
Section 11.16	No Solicitation
Section 11.17	Closing
Section 11.18	Reserved
Section 11.19	Monthly Reporting with Respect to a Reconstitution

EXHIBITS
A	Contents of Mortgage File
B	Custodial Account Letter Agreement
C	Escrow Account Letter Agreement
D	Form of Purchase, Assignment, Assumption and Recognition Agreement
E	Form of Trial Balance
F	[Reserved]
G	Request for Release of Documents and Receipt
H	Company’s Underwriting Guidelines
I	Term Sheet
J	Reconstituted Mortgage Loan Reporting

This is a Purchase, Warranties and Servicing Agreement, dated as of February 1, 2006 and is executed between EMC MORTGAGE CORPORATION, as Purchaser, with offices located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038, and Mid America Bank, fsb, with offices located at 2650 Warrenville Road, Suite 500, Downers Grove, Illinois 60515.

W I T N E&#160 ;S S E T H :

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis;

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

Adjustment Date: With respect to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the Origination Date of the Mortgage Loan by a Qualified Appraiser.

Assignment: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or State of Illinois, or (iii) a day on which banks in the State of New York or State of Illinois are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Code: The Internal Revenue Code of 1986, or any successor statute thereto.

Company:  Mid America Bank, fsb, its successors in interest and assigns, as permitted by this Agreement.

Company's Officer's Certificate: A certificate signed by the Chairman of the Board, President, any Vice President, Secretary or Treasurer of the Company stating the date by which the Company expects to receive any missing documents sent for recording from the applicable recording office.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: The trade confirmation letter between the Purchaser and the Company which relates to the Mortgage Loans.

Consumer Information: Information including, but not limited to, all personal information about Mortgagors that is supplied to the Purchaser by or on behalf of the Company.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Current Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by a Qualified Appraiser) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

Current LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "Mid America Bank, fsb, in trust for the [Purchaser], Owner of Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: With respect to each Mortgage Loan, the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Electronic Transmission: As defined in Section 11.14.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Standard & Poor’s and “A” or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: An institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "Mid America Bank, fsb, in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors", in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, from time to time, and in effect.

First Remittance Date: With respect to any Mortgage Loan, the Remittance Date occurring in the month following the month in which the related Closing Date occurs.

GAAP: Generally accepted accounting principles in the United States of America, consistently applied.

HUD: The United States Department of Housing and Urban Development, or any successor thereto.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

Initial Rate Cap: With respect to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lender Paid Mortgage Insurance Rate: A rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

Lender Primary Mortgage Insurance Policy: Any Primary Mortgage Insurance Policy for which premiums are paid by the Company.

Lifetime Rate Cap: With respect to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

Liquidation Proceeds: The proceeds received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property or the Sales Price of the Mortgaged Property with respect to all other Mortgage Loans.

Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

Monthly Advance: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: With respect to each Mortgage Loan, the mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien or first priority ownership in an estate in fee simple in real property on the Mortgaged Property.

Mortgage File: The Mortgage Loan Documents pertaining to a particular Mortgage Loan, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as described in Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: Each mortgage loan originally sold to the Purchaser and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased Mortgage Loans.

Mortgage Loan Documents: The documents listed in Exhibit A hereto pertaining to any Mortgage Loan.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate minus the Lender Paid Mortgage Insurance Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan sold pursuant to such Term Sheet:

(1)the Company's Mortgage Loan identifying number;

(2)the Mortgagor's first and last name;

(3)the street address of the Mortgaged Property including the city, state and zip code;

(4)a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5)the type of residential property constituting the Mortgaged Property;

(6)the original months to maturity of the Mortgage Loan;

(7)the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8)the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio;

(9) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

(10) the Origination Date of the Mortgage Loan;

(11) the stated maturity date;

(12) the amount of the Monthly Payment at origination;

(13) the amount of the Monthly Payment as of the related Cut-off Date;

(14) the original principal amount of the Mortgage Loan;

(15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, Equity Take-Out Refinanced Mortgage Loan);

(17) a code indicating the documentation style (i.e. full, alternative, etc.);

(18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled Due Date;

(19) the date on which the first payment is or was due;

(20) a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(21) a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(22) the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

(23) product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

(24) credit score, if applicable;

(25) a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier and the Lender Paid Mortgage Insurance Rate;

(26) a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof;

(27) the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable;

(28) whether such Mortgage Loan is a “Home Loan”, “Covered Home Loan”, “Manufactured Housing” or “Home Improvement Loan” as defined in the New Jersey Home Ownership Security Act of 2002;

(29) whether the Mortgage Loan has a mandatory arbitration clause; and

(30) whether the Mortgage Loan is “interest-only” “negative amortization”.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average maturity of the Mortgage Loans; and

(5)  the weighted average months to next Adjustment Date;

Mortgage Note: The original executed note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: With respect to each Mortgage Loan, the underlying real property securing repayment of the related Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor: With respect to each Mortgage Loan, the obligor on the related Mortgage Note.

Nonrecoverable Advance: Any portion of a Monthly Advance or Servicing Advance previously made or proposed to be made by the Company pursuant to this Agreement, that, in the good faith judgment of the Company, will not or, in the case of a proposed advance, would not, be ultimately recoverable by it from the related Mortgagor or the related Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds or otherwise with respect to the related Mortgage Loan.

Officers' Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

OTS: Office of Thrift Supervision, or any successor thereto.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Periodic Rate Cap: With respect to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institu-tion or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii) repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such in-vestment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of secur-ities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstand-ing principal balances of all of the Mortgage Loans and Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obliga-tions payable on demand or on a specified date not more than one year after the date of issuance there-of) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instru-ment-al-ity of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency;

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the ob-li-ga-tions underlying such instrument or if such security provides for payment of both principal and interest with a yield to matur-ity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month’s interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

Prepayment Period: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the related Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: A mortgage insurance company duly authorized and licensed as such under the laws of the states in which the related Mortgaged Property is located and approved as an insurer by Fannie Mae or FHLMC.

Rating Agency: Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Reconstituted Mortgage Loans: As defined in Section 11.19.

Reconstitution: As defined in Section 11.18.

Reconstitution Agreement: As defined in Section 11.18.

Reconstitution Date: As defined in Section 11.18.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: Amounts received by the Company in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the product of the greater of (x) 100% or (y) the percentage of par as stated in the related Term Sheet; multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (iii) reasonable and necessary third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

SAIF: The Savings Association Insurance Fund, or any successor thereto.

Sales Price: With respect to any Mortgage Loan the proceeds of which were used by the Mortgagor to acquire the related Mortgaged Property, the amount paid by the related Mortgagor for such Mortgaged Property.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon the Purchaser’s request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the unpaid principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05(iii) and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

Servicing Fee Rate: As set forth in the Term Sheet.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

Whole Loan Transfer: As defined in Section 11.18.

ARTICLE II

PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Agreement to Purchase.

From time to time, the Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02 Purchase Price.

The “Purchase Price” for each Mortgage Loan shall be the percentage of par as stated in the related Term Sheet, multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

The Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts (minus the applicable Servicing Fee) shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03 [Reserved]

Section 2.04 Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, on a servicing retained basis, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. The Company will deliver the Mortgage Files to the Custodian designated by the Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05  Books and Records.

The sale of each Mortgage Loan shall be reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by the Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, the Company shall provide to any supervisory agents or examiners that regulate the Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to the Company and without cost to the Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06. Transfer of Mortgage Loans.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans; provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07 Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that the Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 150 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 150 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 270 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 330th day from the date of the related Closing Date, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof unless the Company provides evidence that such non-delivery is solely due to delays by the appropriate recording office.

The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. The Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to the Purchaser, or its designee. The Company shall be responsible for recording the assignments of mortgage as directed by the Purchaser.

The Company shall provide an original or duplicate original of the title insurance policy to the Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report attached as an exhibit to the related Term Sheet or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within thirty (30) days of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within thirty (30) days of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 120 days of its submission for recordation.

From time to time, the Company may have a need (other than in connection with a payment in full, which is described more fully in Section 6.02 herein) for Mortgage Loan Documents to be released from the Purchaser, or its designee. The Purchaser shall, or shall cause its designee, upon the written request of the Company in the form attached hereto as Exhibit G, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to the Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to the Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of the Purchaser.

Section 2.08 Quality Control Procedures.

The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09 Near-term Principal Prepayments; Near Term Payment Defaults.

In the event any Principal Prepayment in full is made by a Mortgagor on or prior to three months (unless such other period is set forth in the related Confirmation and Term Sheet) after the related Closing Date, the Company shall, upon written notice thereof from the Purchaser received by the Company within sixty (60) days of the date of such prepayment in full, remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal Prepayment in full. Such remittance shall be made by the Company to the Purchaser no later than the seventh Business Day following receipt of such notice of Principal Prepayment by the Purchaser.

In the event either of the first three (3) scheduled Monthly Payments (unless such other number of Monthly Payments is set forth in the related Confirmation or Term Sheet) which are due under any Mortgage Loan after the related Cut-off Date are not made during the month in which such Monthly Payments are due, then not later than seven (7) Business Days after written notice to the Company by the Purchaser (and at the Purchaser’s sole option), the Company, shall repurchase such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in Subsection 3.03. However, if the Company provides evidence satisfactory to the Purchaser that the delinquency was due to a servicing set up error, no repurchase shall be required.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon the Company by any such state, and in any event the Company is in material compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Company has adequate power and authority and legal right to hold each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet. The Company has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and, assuming due authorization, execution and delivery by the Purchaser, this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or reorganization;
(c) Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will violate the Company's charter or by-laws or constitute a default under or result in a material breach or acceleration of any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to enforce its rights under the Mortgage Loans.

(d) There is no action, suit, proceeding or investigation pending or, to the best of the Company’s knowledge, threatened against the Company, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, could reasonably be expected to have a material adverse effect on the financial condition of the Company or seeks to prevent the consummation, performance or enforceability of any of the transactions contemplated by this Agreement.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g) The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan is being (and has been) serviced in accordance with Accepted Servicing Practices and applicable state and federal laws, including, without limitation, the Federal Truth-In-Lending Act and other consumer protection laws, real estate settlement procedures, usury, equal credit opportunity and disclosure laws. With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

(i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j) The Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make the Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

(l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, the Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(m) The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of the Company, the consideration received by the Company upon the sale of the Mortgage Loans to the Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n) The Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years as requested. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement; and

(o) The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

Section 3.02 Representations and Warranties as to Individual Mortgage Loans.

The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

   (a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b) The Mortgage is a valid, existing and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property on the Mortgaged Property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

(c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property, directly or indirectly, for the payment of any amount required by the Mortgage Loan. All of the Mortgage Loans will have an actual interest paid to date of their related Cut-off Date (or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to the Company's servicing collection system. No payment under any Mortgage Loan is delinquent nor has any scheduled payment been delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

(d) There are no defaults by the Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy, Lender Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by a Qualified Insurer, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such insurance policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by a Qualified Insurer. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for therein, or the validity and binding effect of either;

(h) Each Mortgage Loan complies with, and the Company has complied with, applicable local, state and federal laws, regulations and other requirements including, without limitation, usury, equal credit opportunity, real estate settlement procedures, the Federal Truth-In-Lending Act, disclosure laws and all applicable predatory and abusive lending laws and consummation of the transactions contemplated hereby, including without limitation, the receipt of interest by the owner of such Mortgage Loan, will not involve the violation of any such laws, rules or regulations. None of the Mortgage Loans are (a) Mortgage Loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended, or (b) except as may be provided in subparagraph (c) below, classified and/or defined, as a “high cost”, “threshold”, “predatory” “high risk home loan” or “covered” loan (or a similarly classified loan using different terminology under a law imposing additional legal liability for mortgage loans having high interest rates, points and or/fees) under any other applicable state, federal or local law including, but not limited to, the States of Georgia, New York, North Carolina, Arkansas, Kentucky or New Mexico, (c) Mortgage Loans subject to the New Jersey Home Ownership Security Act of 2002 (the “Act”), unless such Mortgage Loan is a (1) “Home Loan” as defined in the Act that is a first lien Mortgage Loan, which is not a “High Cost Home Loan” as defined in the Act or (2) “Covered Home Loan” as defined in the Act that is a first lien purchase money Mortgage Loan, which is not a High Cost Home Loan under the Act, or (d) secured by Mortgaged Property in the Commonwealth of Massachusetts with a loan application date on or after November 7, 2004 that refinances a mortgage loan that is less than sixty (60) months old, unless such Mortgage Loan (1) is on an investment property, (ii) meets the requirements set forth in the Code of Massachusetts Regulation (“CMR”), 209 CMR 53.04(1)(b), or (iii) meets the requirements set forth in the 209 CMR 53.04(1)(c). In addition to and notwithstanding anything to the contrary herein, no Mortgage Loan for which the Mortgaged Property is located in New Jersey is a Home Loan as defined in the Act that was made, arranged, or assigned by a person selling either a manufactured home or home improvements to the Mortgaged Property or was made by an originator to whom the Mortgagor was referred by any such seller. The Company shall maintain in its possession, available for the Purchaser’s inspection, as appropriate, and shall deliver to the Purchaser or its designee upon demand, evidence of compliance with all such requirements;

(i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j) The Mortgage is a valid, existing, enforceable and perfected first lien on the Mortgaged Property, including all improvements securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any other security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, existing, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser (as applicable). All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note, and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interests, lien, pledge, charge, claim or security interest. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than the Purchaser, and the Company had good and marketable title to and was the sole owner thereof. Following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for purposes of servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and, with respect to adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser (to the extent necessary) or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration; and neither the Company, nor any prior mortgagee, has waived any default, breach, violation or event of acceleration;

(o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting guidelines attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r) The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y) The Mortgage Loan does not contain balloon or "graduated payment" features and no Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(z) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa) Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than forty (40) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap. Unless indicated on the related Mortgage Loan Schedule, none of the Mortgage Loans are “interest-only” Mortgage Loans or “negative amortization” Mortgage Loans. With respect to each adjustable rate Mortgage Loan, each Mort-gage Note requires a monthly payment which is suffi-cient (a) during the period prior to the first adjust-ment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (b) during the period following each Adjust-ment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. Unless indicated on the related Mortgage Loan Schedule, no Mortgage Loan contains terms or provi-sions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Interest Rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

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(hh) In the event the Mortgage Loan had an LTV at origination greater than 80.00%, the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the Sales Price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. Any Mortgage Loan subject to a Lender Primary Mortgage Insurance Policy or a Primary Mortgage Insurance Policy that is also subject to the Company’s captive reinsurance agreement with the applicable insurer shall remain subject to such captive reinsurance agreement between the Company and the applicable insurer, provided that such insurer is a Qualified Insurer. Unless otherwise indicated on the related Mortgage Loan Schedule, no Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage. The Mortgage Interest Rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium. Unless otherwise indicated on the related Mortgage Loan Schedule, none of the Mortgage Loans are subject to “lender-paid” mortgage insurance. Any Mortgage Loan subject to a Lender Primary Mortgage Insurance Policy obligates the Company to maintain the Lender Primary Mortgage Insurance Policy and to pay all premiums and charges in connection therewith;

(ii) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(jj) None of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development; provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company’s underwriting guidelines. As of the Origination Date, no portion of any Mortgaged Property was used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(kk) Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. Each of the Mortgage Loans will amortize fully by the stated maturity date;

(ll) The Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(mm) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2004;

(oo) No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(pp) The Mortgagor for each Mortgage Loan is a natural person;

(qq) None of the Mortgage Loans are Co-op Loans;

(rr)  With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(ss)  With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(tt) The Mortgage Loan was originated by a mortgagee approved by the Secretary of HUD pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(uu) None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, the Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage;

(ww) Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee;

(xx) There is no Mortgage Loan that was originated on or after October 1, 2002 and before March 7, 2003, which is secured by property located in the State of Georgia;

(yy) No proceeds from any Mortgage Loan were used to finance single-premium credit insurance policies;

(zz) No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan’s originator which is a higher cost product designed for less creditworthy Mortgagors, unless at the time of the Mortgage Loan’s origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan’s originator or any affiliate of the Mortgage Loan’s originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan’s originator, the Mortgage Loan’s originator referred the Mortgagor’s application to such affiliate for underwriting consideration;

(aaa) The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the Mortgagor’s income, assets and liabilities (except for any Mortgage Loan which does not require statement of income or assets) to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor’s equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

(bbb) With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the loan’s origination, the Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the loan’s origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the Mortgagor in the loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Company shall not impose such prepayment premium in any instance when the Mortgage is accelerated as the result of the Mortgagor’s default in making the loan payments;

(ccc) No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan;

(ddd) The Company will transmit full-file credit reporting data for each Mortgage Loan pursuant to the Fannie Mae Selling Guide and that for each Mortgage Loan, the Company agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off;

(eee) With respect to any Mortgage Loan originated on or after August 1, 2004, neither the related Mortgage nor the related Mortgage Note requires the Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan;

(fff) No Mortgage Loan is secured by Mortgaged Property in the Commonwealth of Massachusetts with a loan application date on or after November 7, 2004 that refinances a mortgage loan that is less than sixty (60) months old, unless such Mortgage Loan (1) is on an investment property, (ii) meets the requirements set forth in the Code of Massachusetts Regulation (“CMR”), 209 CMR 53.04(1)(b), or (iii) meets the requirements set forth in the 209 CMR 53.04(1)(c);

(ggg)  For any Mortgage Loan with Mortgaged Property located in Texas which is a second lien and the interest rate is in excess of 10% where terms of the Mortgage Note contain a provision for which the Mortgagor may be entitled to prepaid interest upon payoff, no Mortgagor paid any administrative fees, points, or loan origination fees which would actually result in any prepaid interest being due the Mortgagor under the terms of the Mortgage Note; and

(hhh)   The Company has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the Anti-Money Laundering Laws").  The Company has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws and has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for the purposes of the Anti-Money Laundering Laws.  The Company further represents that it takes reasonable efforts to determine whether any Mortgagor appears on any list of blocked or prohibited parties designated by the U.S. Department of Treasury.

Section 3.03 Repurchase; Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser’s sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and at the Purchaser’s sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to the Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date.

The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

For any month in which the Company is permitted to substitute one or more substitute Mortgage Loans, the Company will determine the amount (if any) by which the aggregate Stated Principal Balance (after application of the principal portion of all scheduled payments due in the month of substitution) of all the substitute Mortgage Loans in the month of substitution is less then the aggregate Stated Principal Balance (after application of the principal portion of the scheduled payment due in the month of substitution) of the such replaced Mortgage Loan. An amount equal to the aggregate of such deficiencies described in the preceding sentence for any Remittance Date shall be deposited into the Custodial Account by the Company on the related Determination Date in the month following the calendar month during which the substitution occurred.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify the Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to the Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify the Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's "start up day" (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (i) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

Section 3.04 Representations and Warranties of the Purchaser.

The Purchaser represents, warrants and covenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

(a)  The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise exempt or not required under applicable law to effect such qualification or license;

(b)  The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

(c) None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

(d) There is no litigation, suit, proceeding or investigation pending or to the best of the Purchaser’s knowledge, threatened against the Purchaser, or any order or decree with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

(h) The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

(i) The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Seller as provided herein constitute the sole remedies of the Company respecting a breach of the foregoing representations and warranties.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety (90) days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by the Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer and Lender Primary Mortgage Insurance Policy insurer, if required.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Company (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Company shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, the Purchaser shall be deemed to have given consent in connection with a particular matter if the Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date the Purchaser receives a second written request for consent for such matter from the Company as servicer.

The Mortgage Loans may be subserviced by a Subservicer on behalf of the Company provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. The Company shall notify the Purchaser promptly in writing upon the appointment of any Subservicer.

At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph; provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company's option, from electing to service the related Mortgage Loans itself. In the event that the Company's responsibilities and duties under this Agreement are terminated pursuant to Section 4.03, 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold the Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and the Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of the Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy and Lender Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

In no event will the Company waive its right to any prepayment penalty or premium without the prior written consent of the Purchaser and the Company will use diligent efforts to collect same when due except as otherwise provided in the prepayment penalty provisions provided in the Mortgage Loan Documents.

Section 4.03 Realization Upon Defaulted Mortgage.

The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies and the best interest of the Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. The Company shall obtain prior approval of the Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings and not less than five (5) days prior to the acceptance or rejection of any offer of reinstatement. The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed Monthly Advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of the Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company provides to the trustee under such REMIC an Opinion of Counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. The Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by the Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, the Company shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

Section 4.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds shall be deposited in the Custodial Account within twenty-four (24) hours of receipt, and shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(ii)  all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii)  all Liquidation Proceeds;

(iv)  any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall provide the Purchaser with written detail itemizing all of such amounts;

(v)  all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi)  all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vii)  any Monthly Advances;

(viii)  with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company’s aggregate Servicing Fee received with respect to the related Prepayment Period;

(ix)  any amounts required to be deposited by the Company pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor; and

(x)  any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05(iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

Section 4.05 Permitted Withdrawals From the Custodial Account.

The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees (or REO administration fees described in Section 4.13), the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

(iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related Repurchase Price is determined,

(vi) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii) to remove funds inadvertently placed in the Custodial Account by the Company;

(vi) to clear and terminate the Custodial Account upon the termination of this Agreement; and

(vii) to reimburse itself for Nonrecoverable Advances to the extent not reimbursed pursuant to clause (ii) or clause (iii).

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by the Company only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii) to reimburse the Company for any Servicing Advance made by the Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii) to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)  to clear and terminate the Escrow Account on the termination of this Agreement;

(viii)  to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06; and

(viii)to remove funds inadvertently placed in the Escrow Account by the Company.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Company will maintain in full force and effect Primary Mortgage Insurance Policies or Lender Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of the Purchaser, until the LTV of the related Mortgage Loan is reduced to that amount for which Fannie Mae no longer requires such insurance to be maintained, or as required by applicable law or regulation. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the lesser of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent; provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Company shall obtain and maintain a blanket policy issued by a Qualified Insurer insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Financial Institution Bond Form A and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. Upon request by the Purchaser, the Company shall provide the Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Company shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date the Company receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

The Company shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within three (3) years after title has been taken to such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of the Purchaser. No REO Property shall be sold for less than ninety-five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. The Company shall provide monthly reports to the Purchaser in reference to the status of the marketing of the REO Properties.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto; provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five (5) Business Days of any such termination, the Company shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five (5) Business Days, the Company shall provide the Purchaser with the following information and documents regarding the subject REO Property: the related trustee’s deed upon sale and copies of any related hazard insurance claims, or repair bids.

Section 4.14 Notification of Maturity Date.

With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01 Distributions.

On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, minus (iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the First Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

Section 5.02 Statements to the Purchaser.

The Company shall furnish to the Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both the Purchaser and the Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii) the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the aggregate Stated Principal Balance of the Mortgage Loans;

(v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05; and

(vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired.

The Company shall also provide a trial balance, sorted in the Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to the Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide the Purchaser with such information concerning the Mortgage Loans as is necessary for the Purchaser to prepare its federal income tax return as the Purchaser may reasonably request from time to time.

In addition, not more than ninety (90) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

Section 5.03 Monthly Advances by the Company.

Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be a Nonrecoverable Advance. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to the Company and the Purchaser. The Company shall also provide reports on the status of REO Property containing such information as the Purchaser may reasonably require.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the Company. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request execution of any document necessary to satisfy the Mortgage Loan and delivery to it of the portion of the Mortgage File held by the Purchaser or its designee. The Purchaser shall no later than five (5) Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01(iii). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges or otherwise shall be retained by the Company to the extent not required to be deposited in the Custodial Account. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04 [Reserved]

Section 6.05 [Reserved]

Section 6.06 Purchaser's Right to Examine the Company Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the FDIC, OTS, or any other similar federal or state regulations, as applicable.

ARTICLE VII

REPORTS TO BE PREPARED BY SERVICER

Section 7.01 Company Shall Provide Information as Reasonably Required.

The Company shall furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above if reasonably requested.

The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company’s servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE SERVICER

Section 8.01 Indemnification; Third Party Claims.

The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement, including, but not limited to, the loss, damage, or misplacement of any documentation delivered to the Company pursuant to Section 2.07 and the Company's failure to perform the obligations set forth in Section 11.10. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way from any claim, demand, defense or assertion based on or grounded upon, or resulting from any assertion based on, grounded upon or resulting from a breach or alleged breach of any of the representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim covered by the indemnification herein is made by a third party against the Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the negligence, bad faith or willful misconduct of the Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

The Company will keep in full effect its existence, rights and franchises under the laws of the jurisdiction of organization except as permitted herein, and will obtain and preserve its qualification to do business in each other jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

Section 8.03 Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04 Company Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its servicing duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 No Transfer of Servicing.

With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion, unless the Company meets the requirements of the last sentence of Section 8.02 herein after any such disposition.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

(i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day after receipt of written notice to the Company; or

(ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

(iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) the Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty (30) days; or

(vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets (except as expressly permitted hereunder) or to assign this Agreement or the servicing responsibilities hereunder (except as expressly permitted hereunder) or to delegate its duties hereunder or any portion thereof; or

(viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

(ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) the Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Company.

Prior to termination of the Company's responsibilities and duties under this Agreement pursuant to Sections 4.03, 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of the Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01 and 3.02 and the remedies available to the Purchaser under Sections 3.03 and 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or termination of this Agreement pursuant to Section 4.03, 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for Nonrecoverable Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the party who obtained such successor shall notify by mail the other party of such appointment.

Section 11.02 Amendment.

This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

Section 11.03 [Reserved]

Section 11.04 Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i)	if to the Company:

Mid America Bank, fsb
2650 Warrenville Road, Suite 500
Downers Grove, Illinois 60515
Attention: Theresa Mann
Fax: (630) 799-7964

and with respect to notices relating to servicing matters:

Mid America Bank, fsb
2650 Warrenville Road, Suite 500
Downers Grove, Illinois 60515
Attention: Ann Ryan
Fax: (630) 799-7964

(ii)	if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II,
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ms. Ralene Ruyle
Telecopier No.: (972) 444-2810

With a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Steven Trombetta

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)  references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)  the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)  the term "include" or "including" shall mean without limitation by reason of enumeration; and

(viii)  headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement; provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction. In addition, confidential information may be provided to a regulatory authority with supervisory power over the Purchaser, provided such information is identified as confidential non-public information.

The Company agrees that the Company (i) shall comply with any applicable laws and regulations regarding the privacy and security of Consumer Information including, but not limited to the Gramm-Leach-Bliley Act, Title V, Subtitle A, 15 U.S.C. § 6801 et seq., (ii) shall not use Consumer Information in any manner inconsistent with any applicable laws and regulations regarding the privacy and security of Consumer Information, (iii) shall not disclose Consumer Information to third parties except at the specific written direction of the Purchaser, (iv) shall maintain adequate physical, technical and administrative safeguards to protect Consumer Information from unauthorized access as provided by the applicable laws and regulations, and (v) shall immediately notify the Purchaser of any actual or suspected breach of the confidentiality of Consumer Information that would have a material and adverse effect on the Purchaser.
Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12 Assignment.

The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing a Purchase, Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall the Purchaser sell a partial interest in any Mortgage Loan without the written consent of the Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for the Purchaser.

Section 11.14 Signature Pages/Counterparts; Successors and Assigns.

This Agreement and/or any Term Sheet shall be executed by each party (i) in one or more fully executed copies, each of which shall constitute a fully executed original Agreement, and/or (ii) in counterparts having one or more original signatures, and all such counterparts containing the original signatures of all of the parties hereto taken together shall constitute a fully executed original Agreement or Term Sheet, as applicable, and/or (iii) by delivery of one or more original signed signature pages to the other parties hereto (x) by mail or courier, and/or (y) by electronic transmission, including without limitation by telecopier, facsimile or email of a scanned image (“Electronic Transmission”), each of which as received shall constitute for all purposes an executed original signature page of such party. The Purchaser may deliver a copy of this Agreement and/or any Term Sheet, fully executed as provided herein, to each other party hereto by mail and/or courier and/or Electronic Transmission, and such copy as so delivered shall constitute a fully executed original Agreement or Term Sheet, as applicable, superseding any prior form of the Agreement or Term Sheet, as applicable, that differs therefrom in any respect. This Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successor and assigns.

Section 11.15 Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

Section 11.16. No Solicitation.

From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the Mortgagor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services. The Company shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company.

Section 11.17. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b) all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet and an Officer Certificate (on or prior to the initial Closing Date only), all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof; and

(d) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18. [Reserved]

Section 11.19. Monthly Reporting with Respect to a Reconstitution.

As long as the Company continues to service Mortgage Loans, the Company agrees that with respect to any Mortgage Loan sold or transferred pursuant to a Reconstitution as described in Section 11.18 of this Agreement (a “Reconstituted Mortgage Loan”), the Company, at its expense, shall provide the Purchaser with the information set forth in Exhibit E attached hereto for each Reconstituted Mortgage Loan in Excel or such electronic delimited file format as may be mutually agreed upon by both the Purchaser and the Company. Such information shall be provided monthly for all Reconstituted Mortgage Loans on the fifth (5th) Business Day of each month for the immediately preceding monthly period, and shall be transmitted to fast.data@bear.com.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION Purchaser

By:

Name: Title:

MID AMERICA BANK, FSB Company

By:

Name: Title:

EXHIBIT A

CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed "Pay to the order of _______________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to the Purchaser acceptability.

2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

4. The original Assignment, from the Company to _______________________________, or in accordance with the Purchaser's instructions, which assignment shall, but for any blanks requested by the Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9. Reserved.

10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

11. Residential loan application.

12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

13. Credit report on the mortgagor.

14. Business credit report, if applicable.

15. Residential appraisal report and attachments thereto.

16. The original of any guarantee executed in connection with the Mortgage Note.

17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

18. Verification of acceptable evidence of source and amount of down payment, in accordance with the Company's underwriting guidelines.

19. Photograph of the Mortgaged Property (may be part of appraisal)
.
20. Survey of the Mortgaged Property, if any.

21. Sales contract, if applicable.

22. If available, termite report, structural engineer’s report, water portability and septic certification.

23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

24. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, the Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

______________, 2005

To:   [_______________________]
 (the "Depository")

As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of [_____________________] 1, 200[_] (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[______________________________________], in trust for the [Purchaser], Owner of Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[__________________________]

By:____________________________
Name:__________________________
Title:___________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[__________________________]

By:____________________________
Name:__________________________
Title:___________________________

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT
_____________, 2005

To:    [_______________________]
 (the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of [____________________]1, 200[_] (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[__________________________], in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[__________________________]

By:____________________________
Name:__________________________
Title:___________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[__________________________]

By:____________________________
Name:__________________________
Title:___________________________

EXHIBIT D

FORM OF PURCHASE, ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is a Purchase, Assignment, Assumption and Recognition Agreement (this “PAAR Agreement”) made as of __________, 200__, among EMC Mortgage Corporation ( “Assignor”), ___________________ ( “Assignee”), and Mid America Bank, fsb ( “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of _________, 200__, between Assignor and Company (the “Purchase Agreement”) shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Purchase, Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the “Funding Amount” as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the “Confirmation”) and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the Company, in blank, and an assignment of mortgage in recordable form from the Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

Representations, Warranties and Covenants

3. Assignor warrants and represents to Assignee and Company as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(h) Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) Assignee agrees to be bound as “Purchaser” by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as “Purchaser” thereunder but solely with respect to such Assigned Loans.

5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c) Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby;

(e) No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect; and

(f) Neither this PAAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by Company pursuant to this PAAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

Recognition of Assignee

6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Miscellaneous

7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)	In the case of Company,

Mid America Bank, fsb
2650 Warrenville Road, Suite 500
Downers Grove, Illinois 60515
Attention: Theresa Mann
Fax: (630) 799-7964

and with respect to notices relating to servicing matters:

Mid America Bank, fsb
2650 Warrenville Road, Suite 500
Downers Grove, Illinois 60515
Attention: Ann Ryan
Fax: (630) 799-7964

(b)	In the case of Assignor,

____________________
____________________
____________________
____________________
____________________

(c)	In the case of Assignee,

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Raylene Ruyle
Telecopier No.: (972) 444-2810

with a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
Attention: Steve Trombetta
Telecopier No.: (212) 272-[___]

8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

[Modification of Purchase Agreement

15.  Company and Assignor hereby amend the Purchase Agreement as follows:

(a)    The following definitions are added to Section 1.01 of the Purchase Agreement:

Securities Administrator:       ________________________

Supplemental PMI Insurer:    ________________________

Supplemental PMI Policy:     The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit [_], or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

Trustee:        ________________________

(b)    The following definition is amended and restated:

Insurance Proceeds: Proceeds of any Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

(c)    The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

“In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the

Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy.”

(d)    Clause (vi) of Section 9.01 is amended to read as follows:

“Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or”]

IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor

By: __________________________
Name:________________________
Title:______________________

_________________________________ Assignee

By:_______________________________
Name:_____________________________
Title:__________________________

MID AMERICA BANK, FSB Company

By:_______________________________
Name:_____________________________
Title:__________________________

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

ATTACHMENT 2

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

EXHIBIT E

FORM OF TRIAL BALANCE

EXHIBIT G

REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE:     Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned Mortgage Loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned Mortgage Loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned Mortgage Loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____ Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original Mortgage Loan Documents in your possession relating to this loan.

Dated:_________________

By:

Signature
___________________________________
Title

Send documents to: _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgement:

The Purchaser hereby acknowledges that all original documents previously released on the above captioned Mortgage Loan have been returned and received by the Purchaser.

Dated:________________

By:________________________________
Signature

_______________________________
Title

EXHIBIT H

COMPANY’S UNDERWRITING GUIDELINES

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated _____________, between Mid America Bank, fsb, located at 2650 Warrenville Road, Suite 500, Downers Grove, Illinois 60515 (the “Company”) and EMC Mortgage Corporation, a Delaware corporation, located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement, as amended (the "Agreement") dated as of February 1, 2006, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans on a servicing retained basis described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1.    Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:
Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions: [None].

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans: [None].

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

Except as modified herein, the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

MID AMERICA BANK, FSB

By:_______________________________
Name:_____________________________
Title:__________________________

EMC MORTGAGE CORPORATION

By:_______________________________
Name:_____________________________
Title:__________________________

SCHEDULE I

MORTGAGE LOAN SCHEDULE

AMENDMENT NUMBER ONE
to the

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

Dated as of February 1, 2006

between

EMC MORTGAGE CORPORATION,
as Purchaser

and

MID AMERICA BANK, FSB,
as Company

This AMENDMENT NUMBER ONE (this “Amendment”) is made and entered into this 1st day of February, 2006, by and between EMC Mortgage Corporation, a Delaware corporation, as purchaser (the “Purchaser”) and Mid America Bank, fsb, as company (the “Company”) in connection with the Purchase, Warranties and Servicing Agreement, dated as of February 1, 2006, between the above mentioned parties (the “Agreement”). This Amendment is made pursuant to Section 11.02 of the Agreement.

RECITALS

WHEREAS, the parties hereto have entered into the Agreement;

WHEREAS, the Agreement provides that the parties thereto may enter into an amendment to the Agreement;

WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.      Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

2.      Article I of the Agreement is hereby amended effective as of the date hereof by adding the following definitions to Section 1.01:

Commission or SEC: The Securities and Exchange Commission.

Delinquency Recognition Policies: The delinquency recognition policies set forth in Exhibit Q.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Pass-Through Transfer.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Pass-Through Transfer, the “master servicer,” if any, identified in the related transaction documents.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Servicing Criteria: As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit M for convenience of reference only. In the event of a conflict or inconsistency between the terms of Exhibit M and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Purchaser, the Company and any Person that will be responsible for signing any certification required under the Sarbanes-Oxley Act of 2002 with respect to a Pass-Through Transfer in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit M).

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

3.      Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Subservicer in Section 1.01 and replacing it with the following:

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB. Any subservicer shall meet the qualifications set forth in Section 4.01.

4.      Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Principal Prepayment in Section 1.01 and replacing it with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

5.      Article III of the Agreement is hereby amended effective as of the date hereof by revising Section 3.01(n) as follows (new text underlined):

(n) Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years as requested. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP throughout the periods involved, except as set forth in the notes thereto. There has been no change in the servicing policies and procedures, business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

6.      Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(p):

(p) As of the date of each Pass-Through Transfer, and except as has been otherwise disclosed to the Purchaser, any Master Servicer and any Depositor: (1) no default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company; (2) no material noncompliance with applicable servicing criteria as to any other securitization has occurred, been disclosed or reported by the Company; (3) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Company’s servicing policies and procedures for similar loans has occurred in the preceding three years; (5) there are no aspects of the Company’s financial condition that could have a material adverse impact on the performance by the Company of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Company that could be material to investors in the securities issued in such Pass-Through Transfer; and (7) there are no affiliations, relationships or transactions relating to the Company of a type that are described under Item 1119 of Regulation AB.

7.      Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.02(iii):

With respect to each Mortgage Loan, information regarding the borrower credit files related to such Mortgage Loan has been furnished to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

8.      Article IV of the Agreement is hereby amended effective as of the date hereof by adding this sentence after the first sentence of Section 4.01:

In addition, the Company shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

9.     Article IV of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the last paragraph of Section 4.02 and replacing it with the following:

The Company shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan. If a Prepayment Charge is waived, but does not meet the standards described above, then the Company is required to pay the amount of such waived Prepayment Charge by remitting such amount to the Purchaser by the Remittance Date.

10.   Article IV of the Agreement is hereby amended effective as of the date hereof by revising the first paragraph of Section 4.03 by adding the following after the first sentence:

In determining the delinquency status of any Mortgage Loan, the Company will use Delinquency Recognition Policies to be provided by EMC or as described to and approved by the Purchaser, and shall revise these policies as reasonably requested by the Purchaser from time to time.

11.   Article V of the Agreement is hereby amended effective as of the date hereof by deleting Section 5.02 in its entirety and replacing it with the following:

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i)      with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii)      with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to interest;

(iii)      with respect to each Mortgage Loan, the amount of servicing compensation received by the Company during the prior distribution period;

(iv)      the Stated Principal Balance of each Mortgage Loan and the aggregate Stated Principal Balance of all Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(v)      with respect to each Mortgage Loan, the current Mortgage Interest Rate;

(vi)      with respect to each Mortgage Loan, the aggregate amount of any Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and REO Disposition Proceeds received during the prior distribution period;

(vii)      with respect to each Mortgage Loan, the amount of any Prepayment Interest Shortfalls paid by the Company in accordance with Section 4.04(viii) during the prior distribution period;

(viii)      the beginning and ending balances of the Custodial Account and Escrow Account;

(ix)      the number of Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(x)      with respect to each Mortgage Loan, the Stated Principal Balance of each Mortgage Loan (a) delinquent as grouped in the following intervals through final liquidation of such Mortgage Loan: 30 to 59 days, 60 to 89 days, 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired;

(xi)      with respect to each Mortgage Loan, the amount and severity of any realized loss following liquidation of such Mortgage Loan;

(xii)      with respect to each Mortgage Loan, and in the aggregate for all Mortgage Loans, the amount of any Monthly Advances made by the Company during the prior distribution period;

(xiii)      with respect to each Mortgage Loan, a description of any Servicing Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Servicing Advances, and the aggregate amount of Servicing Advances for all Mortgage Loans during the prior distribution period;

(xiv)      with respect to each Mortgage Loan, a description of any Nonrecoverable Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Nonrecoverable Advances, and the aggregate amount of Nonrecoverable Advances for all Mortgage Loans during the prior distribution period;

(xv)      with respect to each Mortgage Loan, a description of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company with respect to such Mortgage Loan during the prior distribution period pursuant to Section 4.05, and the source of funds for such reimbursement, and the aggregate amount of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company for all Mortgage Loans during the prior distribution period pursuant to Section 4.05;

(xvi)      with respect to any Mortgage Loan, a description of any material modifications, extensions or waivers to the terms, fees, penalties or payments of such Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

(xvii)    a description of any material breach of a representation or warranty set forth in Section 3.01 or Section 3.02 herein or of any other breach of a covenant or condition contained herein and the status of any resolution of such breach;

(xviii)     with respect to each Mortgage Loan, the Stated Principal Balance of any substitute Mortgage Loan provided by the Company and the Stated Principal Balance of any Mortgage Loan that has been replaced by a substitute Mortgage Loan in accordance with Section 3.03 herein; and

(xix)     with respect to each Mortgage Loan, the Stated Principal Balance of any Mortgage Loan that has been repurchased by the Company in accordance with Section 3.03 herein.

In addition, the Company shall provide to the Purchaser such other information known or available to the Company that is necessary in order to provide the distribution and pool performance information as required under Item 1121 of Regulation AB, as amended from time to time, as determined by the Purchaser in its sole discretion. The Company shall also provide a monthly report, in the form of Exhibit E hereto, or such other form as is mutually acceptable to the Company, the Purchaser and any Master Servicer, Exhibit F with respect to defaulted mortgage loans and Exhibit P, with respect to realized losses and gains, with each such report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

In addition, not more than ninety (90) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

12.      Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.04 in its entirety and replacing it with the following:

Section 6.04 Annual Statement as to Compliance; Annual Certification.

(a) The Company will deliver to the Purchaser and any Master Servicer, not later than March 1 of each calendar year beginning in 2007, an officers’ certificate acceptable to the Purchaser (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement or other applicable servicing agreement has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use that would prohibit the Purchaser, the Depositor or any Master Servicer to comply with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and its filing under such laws and regulations. Copies of such statement shall be provided by the Company to the Purchaser upon request and by the Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an Annual Statement of Compliance of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(b) With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, by March 1 of each calendar year beginning in 2007, an officer of the Company shall execute and deliver an officer’s certificate (an “Annual Certification”) to the Purchaser, any Master Servicer and any related Depositor for the benefit of each such entity and such entity’s affiliates and the officers, directors and agents of any such entity and such entity’s affiliates, in the form attached hereto as Exhibit L. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an Annual Certification of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(c) If the Company cannot deliver the related Annual Statement of Compliance and Annual Certification by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Annual Statement of Compliance and Annual Certification, but in no event later than March 15th of such year.

(d) Failure of the Company to timely comply with this Section 6.04 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as set forth in 6.04(c), and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

13.      Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.05 in its entirety and replacing it with the following:

Section 6.05 [Reserved]

14.      Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.07:

Section 6.07 Assessment of Compliance with Servicing Criteria.

On and after January 1, 2006, the Company shall service and administer, and shall cause each subservicer to servicer or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, the Company shall deliver to the Purchaser or its designee, any Master Servicer and any Depositor on or before March 1 of each calendar year beginning in 2007, a report (an “Assessment of Compliance”) reasonably satisfactory to the Purchaser, any Master Servicer and any Depositor regarding the Company’s assessment of compliance with the Servicing Criteria during the preceding calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB or as otherwise reasonably required by the Master Servicer, which as of the date hereof, require a report by an authorized officer of the Company that contains the following:

(a) A statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Company;

(b) A statement by such officer that such officer used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Company;

(c) An assessment by such officer of the Company’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans;

(d) A statement that a registered public accounting firm has issued an attestation report on the Company’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e) A statement as to which of the Servicing Criteria, if any, are not applicable to the Company, which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit O hereto delivered to the Company concurrently with the execution of this Agreement.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, on or before March 1 of each calendar year beginning in 2007, the Company shall furnish to the Purchaser or its designee, any Master Servicer and any Depositor a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Company, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB or as otherwise reasonably required by the Master Servicer, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Company shall cause each Subservicer, and each Subcontractor determined by the Company pursuant to Section 11.20 to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Sections 6.07.

If the Company cannot deliver the related Assessment of Compliance or Attestation Report by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Assessment of Compliance or Attestation Report, but in no event later than March 15th of such year.

Failure of the Company to timely comply with this Section 6.07 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as described herein, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

15.      Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.08:

Section 6.08 Intent of the Parties; Reasonableness.

The Purchaser and the Company acknowledge and agree that a purpose of Sections 3.01(p), (q), (r) and (s), 5.02, 6.04, 6.07, 11.18 and 11.20 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Purchaser, any Master Servicer or any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Pass-Through Transfer, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

16.      Article IX of the Agreement is hereby amended effective as of the date hereof by deleting the first sentence of the last paragraph of Section 9.01 and replacing it with the following (new text underlined):

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, or as otherwise stated herein, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company (and if the Company is servicing any of the Mortgage Loans in a Pass-Through Transfer, appoint a successor servicer reasonably acceptable to any Master Servicer for such Pass-Through Transfer) under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same.

17.      Article IX of the Agreement is hereby amended effective as of the date hereof by adding the following at the end of the last paragraph of Section 9.01:

The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a Master Servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

18.      Article XI of the Agreement is hereby amended effective as of the date hereof by restating Section 11.18 in its entirety as follows:

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a)      one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b)      one or more trusts or other entities to be formed as part of one or more Pass-Through Transfers.

The Purchaser and the Company agree that in no event shall there be more than three (3) Reconstitutions per Mortgage Loan pool.

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the “Reconstitution Agreements”). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement. Notwithstanding anything to the contrary in this Section 11.18, the Company agrees that it is required to perform the obligations described in Exhibit K hereto.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date").

In addition, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution:

(i)      any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel (excluding that protected by the attorney-client privilege unless waived) or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand;

(ii)      such additional representations, warranties, covenants, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant;

(iii)      within 5 Business Days after request by the Purchaser, the information with respect to the Company (as originator) and each Third-Party Originator of the Mortgage Loans as required under Item 1110(a) and (b) of Regulation AB, a summary of the requirements of which has of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion. If requested by the Purchaser, this will include information about the applicable credit-granting or underwriting criteria;

(iv)      within 5 Business Days after request by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) and (c) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable;

(v)      within 5 Business Days after request by the Purchaser, information with respect to the Company (as servicer) as required by Item 1108(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall provide the information required pursuant to this clause with respect to the Subservicer;

(vi)         within 5 Business Days after request by the Purchaser,
(a) information regarding any legal proceedings pending (or known to be contemplated) against the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1117 of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion,
(b) information regarding affiliations with respect to the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(a) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion, and
(c) information regarding relationships and transactions with respect to the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion;

(vii)        if so requested by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, or to any financial information included in any other disclosure provided under this Section 11.18, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Pass-Through Transfer. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor;

(viii)      For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) within two (2) Business Days of the event described below, provide notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Company, any Subservicer or any Third-Party Originator, (B) any affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Pass-Through Transfer, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser, any Master Servicer and any Depositor a description of such proceedings, affiliations or relationships;

All notification pursuant to this Section 11.18 (viii)(B) should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 11.18 (viii)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

(ix)      As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer (unless such successor has been appointed by the Purchaser, any Master Servicer or any Depositor), the Company shall provide to the Purchaser, any Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

(x)      In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Pass-Through Transfer that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A)      any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B)      material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C)      information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

(xi)      The Company shall provide, as requested, to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder.

In the event of a conflict or inconsistency between the terms of Exhibit N and the text of the applicable Item of Regulation AB as cited above, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

(xii)      If so requested by the Purchaser or any Depositor on any date, the Company shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in Section 3.01(p) of this Agreement or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

The Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Pass-Through Transfer: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A)v any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under this Section 11.18 by or on behalf of the Company, or provided under this Section 11.18 by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)      any breach by the Company of its obligations under this Section 11.18, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 11.18, including any failure by the Company to identify pursuant to Section 11.20 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)      any breach by the Company of a representation or warranty set forth in Section 3.01 or in a writing furnished pursuant to Section 3.01(q) and made as of a date prior to the closing date of the related Pass-Through Transfer, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01(q) to the extent made as of a date subsequent to such closing date; or

(iv)      the gross negligence, bad faith or willful misconduct of the Company in connection with its performance under this Section 11.18;
provided, however, that the Purchaser shall indemnify the Company and its present and former directors, officers, and employees and hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain from any untrue statement or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact required to be stated in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, contained in any prospectus or prospectus supplement containing Company Information not arising out of or based upon the Company Information.

  If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

  In the case of any failure of performance described above, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

The Purchaser agrees to reimburse the Company for its reasonable out-of-pocket expenses incurred in connection with any Reconstitution hereunder; provided, however, such amount shall not exceed $5,000 and shall be remitted by the Purchaser upon written request from the Company which shall be accompanied with receipts or bills detailing such expenses; provided, further, in the event that such amount exceeds $5,000, the Purchaser shall reimburse the Company if the Purchaser approves in writing of such expenses prior to when incurred by the Company.

19.      Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.20:

Section 11.20. Use of Subservicers and Subcontractors.

(a)      The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (d) of this Section.

(b)      The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 3.01(p), 3.01(s), 6.04, 6.07 and 11.18 of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 3.01(r) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser, any Master Servicer and any Depositor any Annual Statement of Compliance required to be delivered by such Subservicer under Section 6.04(a), any Assessment of Compliance and Attestation Report required to be delivered by such Subservicer under Section 6.07 and any Annual Certification required under Section 6.04(b) as and when required to be delivered.

(c)      The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d)      As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.07 and 11.18 of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any Assessment of Compliance and Attestation Report and the other certificates required to be delivered by such Subservicer and such Subcontractor under Section 6.07, in each case as and when required to be delivered.

20.      Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.21:

Section 11.21. Third Party Beneficiary.

For purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

21.      The Agreement is hereby amended as of the date hereof by deleting Exhibit E in its entirety and replacing it with the following:

EXHIBIT E

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

22.      The Agreement is hereby amended as of the date hereof by adding the following new Exhibit F:
EXHIBIT F

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-Approved Assumption

•	BAP-Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

23.     The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit K:

EXHIBIT K

COMPANY’S OBLIGATIONS IN CONNECTION
WITH A RECONSTITUTION

•      The Company shall (i) possess the ability to service to a securitization documents; (ii) service on a “Scheduled/Scheduled” reporting basis (advancing through the liquidation of an REO Property), (iii) make compensating interest payments on payoffs and curtailments and (iv) remit and report to a Master Servicer in format acceptable to such Master Servicer by the 10th calendar day of each month.

•      The Company shall provide an acceptable annual certification (officer’s certificate) to the Master Servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications required under the securitization documents (i.e. the annual statement as to compliance/annual independent certified public accountants’ servicing report due by March 1 of each year).

•      The Company shall allow for the Purchaser, the Master Servicer or their designee to perform a review of audited financials and net worth of the Company.

•      The Company shall provide a Uniform Single Attestation Program certificate and Management Assertion as requested by the Master Servicer or the Purchaser.

•      The Company shall provide information on each Custodial Account as requested by the Master Servicer or the Purchaser, and each Custodial Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

•      The Company shall maintain its servicing system in accordance with the requirements of the Master Servicer.

24.   The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit L:

EXHIBIT L

FORM OF COMPANY CERTIFICATION

Re: The [ ] agreement dated as of [ l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

25.      The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit M:

EXHIBIT M

SUMMARY OF REGULATION AB
SERVICING CRITERIA

NOTE: This Exhibit M is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit M and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

(a)	General servicing considerations.

(1)  Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

(2)  If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

(3)  Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

(4)  A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

(b)	Cash collection and administration.

(1)  Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

(2)  Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

(3)  Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

(4)  The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

(5)  Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

(6)  Unissued checks are safeguarded so as to prevent unauthorized access.

(7)  Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

(c)	Investor remittances and reporting.

(1)  Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

(2)  Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

(3)  Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.

(4)  Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

(d)	Mortgage Loan administration.

(1)  Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.

(2)  Mortgage loan and related documents are safeguarded as required by the transaction agreements.

(3)  Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(4)  Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

(5)  The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

(6)  Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related mortgage loan documents.

(7)  Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

(8)  Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

(9)  Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.

(10)  Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

(11)  Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

(12)  Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

(13)  Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.

(14)  Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.

(15)  Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

26.           The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit N:
EXHIBIT N

SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE: This Exhibit N is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit N and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1105(a)(1)-(3) and (c)

-     Provide static pool information with respect to mortgage loans that were originated or purchased by the Company and which are of the same type as the Mortgage Loans.

-     Provide static pool information regarding delinquencies, cumulative losses and prepayments for prior securitized pools of the Company.

-     If the Company has less than 3 years experience securitizing assets of the same type as the Mortgage Loans, provide the static pool information by vintage origination years regarding loans originated or purchased by the Company, instead of by prior securitized pool. A vintage origination year represents mortgage loans originated during the same year.

-     Such static pool information shall be for the prior five years, or for so long as the Company has been originating or purchasing (in the case of data by vintage origination year) or securitizing (in the case of data by prior securitized pools) such mortgage loans if for less than five years.

-     The static pool information for each vintage origination year or prior securitized pool, as applicable, shall be presented in monthly increments over the life of the mortgage loans included in the vintage origination year or prior securitized pool.

-     Provide summary information for the original characteristics of the prior securitized pools or vintage origination years, as applicable and material, including: number of pool assets, original pool balance, weighted average initial loan balance, weighted average mortgage rate, weighted average and minimum and maximum FICO, product type, loan purpose, weighted average and minimum and maximum LTV, distribution of loans by mortgage rate, and geographic concentrations of 5% or more.

Item 1108(b) and (c)

Provide the following information with respect to each servicer that will service, including interim service, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-     a description of the Company’s form of organization;

-     a description of how long the Company has been servicing residential mortgage loans; a general discussion of the Company’s experience in servicing assets of any type as well as a more detailed discussion of the Company’s experience in, and procedures for the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Company’s portfolio of mortgage loans of the type similar to the Mortgage Loans and information on factors related to the Company that may be material to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including whether any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company, whether any material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company, and the extent of outsourcing the Company uses;

-     a description of any material changes to the Company’s policies or procedures in the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

-     information regarding the Company’s financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition could have a material impact on the performance of the securities issued in the Pass-Through Transfer, or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

-     any special or unique factors involved in servicing loans of the same type as the Mortgage Loans, and the Company’s processes and procedures designed to address such factors;

-     statistical information regarding principal and interest advances made by the Company on the Mortgage Loans and the Company’s overall servicing portfolio for the past three years; and

-     the Company’s process for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1110(a)

-     Identify any originator or group of affiliated originators that originated, or is expected to originate, 10% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer.

Item 1110(b)

Provide the following information with respect to any originator or group of affiliated originators that originated, or is expected to originate, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-     the Company’s form of organization; and

-     a description of the Company’s origination program and how long the Company has been engaged in originating residential mortgage loans, which description must include a discussion of the Company’s experience in originating mortgage loans of the same type as the Mortgage Loans and information regarding the size and composition of the Company’s origination portfolio as well as information that may be material to an analysis of the performance of the Mortgage Loans, such as the Company’s credit-granting or underwriting criteria for mortgage loans of the same type as the Mortgage Loans.

Item 1117

-     describe any legal proceedings pending against the Company or against any of its property, including any proceedings known to be contemplated by governmental authorities, that may be material to the holders of the securities issued in the Pass-Through Transfer.

Item 1119(a)

-     describe any affiliations of the Company, each other originator of the Mortgage Loans and each Subservicer with the sponsor, depositor, issuing entity, trustee, any originator, any other servicer, any significant obligor, enhancement or support provider or any other material parties related to the Pass-Through Transfer.

Item 1119(b)

-     describe any business relationship, agreement, arrangement, transaction or understanding entered into outside of the ordinary course of business or on terms other than those obtained in an arm’s length transaction with an unrelated third party, apart from the Pass-Through Transfer, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates, and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years, that may be material to the understanding of an investor in the securities issued in the Pass-Through Transfer.

Item 1119(c)

-     describe any business relationship, agreement, arrangement, transaction or understanding involving or relating to the Mortgage Loans or the Pass-Through Transfer, including the material terms and approximate dollar amount involved, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

27.      The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit O:

EXHIBIT O

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]

Date: _________________________

By: _________________________
Name:
Title:

28.     The Agreement is hereby amended as of the date hereof by adding the following new Exhibit P:
EXHIBIT P

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
1.

2.  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.             The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.             The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.             Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.        Complete as applicable. Required documentation:

*      For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

*      For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

*      Other expenses -  copies of corporate advance history showing all payments

*      REO repairs > $1500 require explanation

*      REO repairs >$3000 require evidence of at least 2 bids.

*      Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

*      Unusual or extraordinary items may require further documentation.

13.        The total of lines 1 through 12.

3.         Credits:

14-21. Complete as applicable. Required documentation:

*      Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

*      Copy of EOB for any MI or gov't guarantee

*      All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.      The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________

Phone: ______________________ Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________

Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes  No

If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$(1)
(2)	Interest accrued at Net Rate	(2)
(3)	Accrued Servicing Fees	(3)
(4)	Attorney's Fees	(4)
(5)	Taxes (see page 2)	(5)
(6)	Property Maintenance	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	(7)
(8)	Utility Expenses	(8)
(9)	Appraisal/BPO	(9)
(10)	Property Inspections	(10)
(11)	FC Costs/Other Legal Expenses	(11)
(12)	Other (itemize)	(12)
	Cash for Keys	(12)
	HOA/Condo Fees	(12)
		(12)

	Total Expenses	$(13)
Credits:
(14)	Escrow Balance	$(14)
(15)	HIP Refund	(15)
(16)	Rental Receipts	(16)
(17)	Hazard Loss Proceeds	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	(18a)
HUD Part A

HUD Part B		(18b)
(19)	Pool Insurance Proceeds	(19)
(20)	Proceeds from Sale of Acquired Property	(20)
(21)	Other (itemize)	(21)
		(21)

	Total Credits	$(22)
Total Realized Loss (or Amount of Gain)		$(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

29.     The Agreement is hereby amended as of the date hereof by adding the following new Exhibit Q:

EXHIBIT Q

Delinquency Recognition Policies
[To be provided by EMC and mutually agreed by the parties]

30.     Except as amended above, the Agreement shall continue to be in full force and effect in accordance with its terms.

31.     This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the following parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION, as Purchaser

By:
Name:
Title:

MID AMERICA BANK, FSB, as Company

By:
Name:
Title:

EXHIBIT Q-7

NATIONAL CITY SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
Purchaser,

NATIONAL CITY MORTGAGE COMPANY
Company,

PURCHASE, WARRANTIES AND SERVICING AGREEMENT
Dated as of October 1, 2001

(Fixed and Adjustable Rate Mortgage Loans)

ARTICLE I

Section 1.01	Defined Terms

ARTICLE II

Section 2.01	Agreement to Purchase
Section 2.02	Purchase Price
Section 2.03	Servicing of Mortgage Loans
Section 2.04	Record Title and Possession of Mortgage Files; Maintenance of Servicing Files
Section 2.05	Books and Records
Section 2.06	Transfer of Mortgage Loans
Section 2.07	Delivery of Mortgage Loan Documents
Section 2.08	Quality Control Procedures
Section 2.09	Near-term Principal Prepayments; Near Term Payment Defaults

ARTICLE III

Section 3.01	Representations and Warranties of the Company
Section 3.02	Representations and Warranties as to Individual Mortgage Loans
Section 3.03	Repurchase; Substitution 36
Section 3.04	Representations and Warranties of the Purchaser

ARTICLE IV

Section 4.01	Company to Act as Servicer
Section 4.02	Collection of Mortgage Loan Payments
Section 4.03	Realization Upon Defaulted Mortgage Loans
Section 4.04	Establishment of Custodial Accounts; Deposits in Custodial Accounts
Section 4.05	Permitted Withdrawals from the Custodial Account
Section 4.06	Establishment of Escrow Accounts; Deposits in Escrow Accounts
Section 4.07	Permitted Withdrawals From Escrow Account
Section 4.08	Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder
Section 4.09	Transfer of Accounts
Section 4.10	Maintenance of Hazard Insurance
Section 4.11	Maintenance of Mortgage Impairment Insurance Policy
Section 4.12	Fidelity Bond, Errors and Omissions Insurance
Section 4.13	Title, Management and Disposition of REO Property
Section 4.14	Notification of Maturity Date

ARTICLE V

Section 5.01	Distributions
Section 5.02	Statements to the Purchaser
Section 5.03	Monthly Advances by the Company
Section 5.04	Liquidation Reports

ARTICLE VI

Section 6.01	Assumption Agreements
Section 6.02	Satisfaction of Mortgages and Release of Mortgage Files
Section 6.03	Servicing Compensation
Section 6.04	Annual Statement as to Compliance
Section 6.05	Annual Independent Certified Public Accountants’ Servicing Report
Section 6.06	Purchaser’s Right to Examine Company Records

ARTICLE VII

Section 7.01	Company Shall Provide Information as Reasonably Required

ARTICLE VIII

Section 8.01	Indemnification; Third Party Claims
Section 8.02	Merger or Consolidation of the Company
Section 8.03	Limitation on Liability of the Company and Others
Section 8.04	Company Not to Assign or Resign
Section 8.05	No Transfer of Servicing

ARTICLE IX

Section 9.01	Events of Default
Section 9.02	Waiver of Defaults

ARTICLE X

Section 10.01	Termination

ARTICLE XI

Section 11.01	Successor to the Company
Section 11.02	Amendment
Section 11.03	Recordation of Agreement
Section 11.04	Governing Law
Section 11.05	Notices
Section 11.06	Severability of Provisions
Section 11.07	Exhibits
Section 11.08	General Interpretive Principles
Section 11.09	Reproduction of Documents
Section 11.10	Confidentiality of Information
Section 11.11	Recordation of Assignment of Mortgage
Section 11.12	Assignment by Purchaser
Section 11.13	No Partnership
Section 11.14	Execution: Successors and Assigns
Section 11.15	Entire Agreement
Section 11.16	No Solicitation
Section 11.17	Closing
Section 11.18	Cooperation of Company with Reconstitution

EXHIBITS
A	Contents of Mortgage File
B	Custodial Account Letter Agreement
C	Escrow Account Letter Agreement
D	Form of Assignment, Assumption and Recognition Agreement
E	Form of Trial Balance
F	[reserved]
G	Request for Release of Documents and Receipt
H	Company’s Underwriting Guidelines
I	Form of Term Sheet

This is a Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001 and is executed between EMC MORTGAGE CORPORATION, as Purchaser (the "Purchaser"), and NATIONAL CITY MORTGAGE COMPANY (the "Company").

W I T N E&#160 ;S S E T H :

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis, pursuant to the terms of this Agreement and the related Term Sheet.

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

Adjustment Date: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

Assignment: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or Ohio, or (iii) a day on which banks in the State of New York or Ohio are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet, which are expected to be the dates set forth in the related Confirmation.

Code:  The Internal Revenue Code of 1986, or any successor statute thereto.

Company: National City Mortgage Company, their successors in interest and assigns, as permitted by this Agreement.

Company's Officer's Certificate: A certificate signed by the Chairman of the Board, President, any Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: The Trade Confirmation Letter between the Purchaser and the Company which relates to the Mortgage Loans.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Current Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by an appraiser who met the requirements of the Company and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

Current LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Moody’s and “A” or higher by either Standard & Poor’s or Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: National City Bank Ohio, or an institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled " National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

GAAP: Generally accepted accounting principles, consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

Initial Rate Cap: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lender Primary Mortgage Insurance Policy: Any Primary Mortgage Insurance Policy for which premiums are paid by the Company.

Lender Paid Mortgage Insurance Rate: The Lender Paid Mortgage Insurance Rate shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

Lifetime Rate Cap: As to each Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

Monthly Advance: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as required by Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents listed in Exhibit A.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate minus the Lender Paid Mortgage Insurance Rate, if any.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1) the Company's Mortgage Loan identifying number;

(2) the Mortgagor's first and last name;

(3)  the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5) the type of residential property constituting the Mortgaged Property;

(6) the original months to maturity of the Mortgage Loan;

(7) the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8) the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

(9) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

(10) the Origination Date of the Mortgage Loan;

(11) the stated maturity date;

(12) the amount of the Monthly Payment at origination;

(13) the amount of the Monthly Payment as of the related Cut-off Date;

(14) the original principal amount of the Mortgage Loan;

(15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(16)  a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17)  a code indicating the documentation style (i.e. full, alternative, etc.);

(18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

(19) the date on which the first payment is or was due;

(20) a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(21) a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(22) a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(23) the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

(24) product type (i.e. fixed, 3/1, 5/1, etc.);

(25) credit score and/or mortgage score, if applicable;

(26) the Lender Paid Mortgage Insurance Rate;

(27) a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof; and

(28)  the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average maturity of the Mortgage Loans; and

(5)  the weighted average months to next Adjustment Date;

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor: The obligor on a Mortgage Note.

OCC: Office of the Comptroller of the Currency, its successors and assigns.

Officers' Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

Periodic Rate Cap: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institu-tion or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii) repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such in-vestment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of secur-ities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstand-ing principal balances of all of the Mortgage Loans and Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obliga-tions payable on demand or on a specified date not more than one year after the date of issuance there-of) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instru-ment-al-ity of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the ob-li-ga-tions underlying such instrument or if such security provides for payment of both principal and interest with a yield to matur-ity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month’s interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

Prepayment Period: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

Rating Agency: Moody’s Investors Service, Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: Amounts received by the Company in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (iii) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser’s request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

Servicing Fee Rate: As set forth in the related Term Sheet.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

ARTICLE II

SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Agreement to Purchase.

The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02 Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03 Servicing of Mortgage Loans.

Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04 Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05  Books and Records.

The sale of each Mortgage Loan has been reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without charge to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06. Transfer of Mortgage Loans.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07 Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 120 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 120 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 270th day from the date of the related Closing Date, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee. Company shall be responsible for recording the assignments of mortgage.

Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

Section 2.08 Quality Control Procedures.

The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09 Near-term Principal Prepayments; Near Term Payment Defaults

In the event any Principal Prepayment is made by a Mortgagor on or prior to sixty (60) days after the related Closing Date, the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal Prepayment. Such remittance shall be made by the Company to Purchaser no later than the third Business Day following receipt of such Principal Prepayment by the Company.

In the event any of the first two (2) scheduled Monthly Payments which are due under any Mortgage Loan after the related Cut-off Date are not made during the month in which such Monthly Payments are due, then not later than five (5) Business Days after notice to the Company by Purchaser (and at Purchaser’s sole option), the Company, shall repurchase such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Subsection 3.03.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

(c) Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

(d) There is no litigation, suit, proceeding or investigation pending or, to the best of Company’s knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company and Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g) The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

(i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j) Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

(l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(m)  The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n)  Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(o)  The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

Section 3.02 Representations and Warranties as to Individual Mortgage Loans.

References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

(a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b) The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

(c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual Interest Paid to Date of their related Cut-off Date(or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

(d) There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy, Lender Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae or FHLMC Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under Fannie Mae or FHLMC guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(h) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects; the Company maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Company's office during normal business hours upon reasonable advance notice;

(i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting guidelines attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r) The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y) The Mortgage Loan does not contain balloon or "graduated payment" features; No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(z) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa) Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap. None of the Mortgage Loans are “interest-only” Mortgage Loans or “negative amortization” Mortgage Loans. With the respect to each adjustable rate Mortgage Loan, each Mort-gage Note requires a monthly payment which is suffi-cient (a) during the period prior to the first adjust-ment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (b) during the period following each Adjust-ment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With the respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. No Mortgage Loan contains terms or provi-sions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Loan interest rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

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(hh) Unless set forth in the related Term Sheet, in the event the Mortgage Loan had an LTV at origination greater than 80.00%, either (i) the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer or (ii) the Mortgage Loan was insured as to payment defaults by a Lender Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, as applicable, have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. Any Mortgage Loan subject to a Lender Primary Mortgage Insurance Policy obligates the Company to maintain the Lender Primary Mortgage Insurance Policy and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage; With respect to any Primary Mortgage Insurance Policy, the mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium;

(ii) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(jj) Unless otherwise specified in the related Term Sheet, none of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company’s underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property is used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(kk) Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

(ll) As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(mm) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(oo) No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(pp) The Mortgagor for each Mortgage Loan is a natural person;

(qq) None of the Mortgage Loans are Co-op Loans;

(rr)  With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(ss)  With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(tt) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(uu) None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage; and

(ww) Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee.

Section 3.03 Repurchase; Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser’s sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and at Purchaser’s sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date

The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's "start up day" (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (i) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

Section 3.04 Representations and Warranties of the Purchaser.

The Purchaser represents, warrants and convenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

(a)  The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise except or not required under applicable law to effect such qualification or license;

(b)  The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

(c) None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

(d) There is no litigation pending or to the best of the Purchaser’s knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

(h) The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

(i) The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Seller as provided herein constitute the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer and Lender Primary Mortgage Insurance Policy insurer, if required.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Company (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contriburions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Company shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Company as servicer.

The Mortgage Loans may be subserviced by a Subservicer on behalf of the Company provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. Company shall notify Purchaser promptly in writing upon the appointment of any Subservicer.

At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company's option, from electing to service the related Mortgage Loans itself. In the event that the Company's responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy and Lender Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

In no event will the Company waive its right to any prepayment penalty or premium without the prior written consent of Purchaser and Company will use diligent efforts to collect same when due except as otherwise provided in the prepayment penalty rider to the Mortgage.

Section 4.03 Realization Upon Defaulted Mortgage

The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated or a notice of default sent within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Company shall obtain prior approval of Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings. The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located.

Section 4.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds deposited in the Custodial Account, which shall be deposited within 24 hours of receipt, shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i) all payments on account of principal, including Principal Prepayments on the Mortgage Loans;

(ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii) all Liquidation Proceeds;

(iv) any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall provide the Purchaser with written detail itemizing all of such amounts;

(v) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vii) any Monthly Advances;

(viii) with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company’s aggregate Servicing Fee received with respect to the related Prepayment Period;

(ix) any amounts required to be deposited by the Company pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor; and

(x) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

Section 4.05 Permitted Withdrawals From the Custodial Account.

The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees(or REO administration fees described in Section 4.13), the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

(iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

(vi) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii) to remove funds inadvertently placed in the Custodial Account by the Company; and

(vi) to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by Company only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii) to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii) to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)  to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

(viii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Company will maintain in full force and effect Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Company shall obtain and maintain a blanket policy issued by an insurer acceptable to Fannie Mae or FHLMC insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Company shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Company receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. The fee for such administrative services shall be $2,000 to be paid upon liquidation of the REO Property. No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

The Company shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. Company shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five Business Days of any such termination, the Company shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five Business Days, the Company shall provide the Purchaser with the following information regarding the subject REO Property: the related trustee’s deed upon sale and copies of any related hazard insurance claims, or repair bids.

Section 4.14 Notification of Maturity Date.

With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01 Distributions.

On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, plus (iv) unless otherwise stated in the related Confirmation or related Term Sheet, any amount received by the Company that represents a prepayment penalty with respect to a Mortgage Loan, minus (v) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii) the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the aggregate Stated Principal Balance of the Mortgage Loans;

(v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05;

(vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

The Company shall also provide a trial balance, sorted in Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby.

Section 5.03 Monthly Advances by the Company.

Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be nonrecoverable. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the Company. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges or otherwise shall be retained by the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04 Annual Statement as to Compliance.

The Company will deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Company beginning in March 2002, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Company to the Purchaser upon request.

Section 6.05 Annual Independent Certified Public Accountants' Servicing Report.

Within ninety (90) days of Company's fiscal year end beginning in March 2002 the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Company to the Purchaser. In addition, on an annual basis, Company shall provided Purchaser with copies of its audited financial statements.

Section 6.06 Purchaser's Right to Examine Company Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the federal government, FDIC, or any other similar regulations.

ARTICLE VII

REPORTS TO BE PREPARED BY SERVICER

Section 7.01 Company Shall Provide Information as Reasonably Required.

The Company shall furnish to the Purchaser during the term of this Agreement such periodic, special or other reports, information or documentation, not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. Such periodic, special or other reports, information or documentation furnished to the Purchaser at the Purchaser’s request pursuant to the preceding sentence shall be at the expense of the Purchaser. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company’s servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE SERVICER

Section 8.01 Indemnification; Third Party Claims.

The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

The Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing; provided, further, however, that the Company shall give sixty (60) days written notice to the Purchaser of any merger, conversion or consolidation to which the Company shall be a party, or of any Person succeeding to the business of the Company, and the Purchaser, at it sole option, shall make the determination as to whether such successor of the Company shall continue to service the Mortgage Loans hereunder.

Section 8.03 Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04 Company Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 No Transfer of Servicing.

With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

(i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

(ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

(vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

(viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

(ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Company.

Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to Section 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

Section 11.02 Amendment.

This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Company's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 11.04 Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i)             if to the Company:

National City Mortgage Company
3232 Newmark Drive
Miamisburg, Ohio 45342
Attention: Sheila N. Hansford
Telecopier No.: (937) 910-4137

Servicing contact:

National City Mortgage Company
3232 Newmark Drive
Miamisburg, Ohio 45342
Attention: T. Jackson Case

(ii)           if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II,
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Mr. Edward Raice
Telecopier No.: (972) 444-2810

With a copy to:

Bear Stearns Mortgage Capital Corporation
245 Park Avenue
New York, New York 10167
Attention: Mary Haggerty

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)  references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)  the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)  the term "include" or "including" shall mean without limitation by reason of enumeration; and

(viii)  headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12 Assignment by Purchaser.

The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14 Execution: Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 11.15 Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

Section 11.16. No Solicitation.

From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements, and customer portfolio and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services. From and after the Closing Date, the Purchaser agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Purchaser’s behalf, to personally by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Company,. In addition, the Purchaser or any of its affiliates shall not solicit any Mortgagor for any other financial products or services. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Purchasr or any affiliate of the Purchaser which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16 The Company shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company.

Section 11.17. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b) all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(d) the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

(e) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a)  one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant. In connection with each Pass-Through Transfer, the Company agrees to provide reasonable and customary indemnification to the Purchaser and its affiliates for disclosure contained in any offering document relating to the Company or its affiliates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information. With respect to each Pass-Through Transfer, the Purchaser shall provide thirty (30) days notice of such transfer, unless otherwise agreed by the parties in the related Confirmation. With respect to each Whole Loan Transfer, limits on frequency of Reconstitution may be provided in the related Confirmation or related Term Sheet for the related Mortgage Loans.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION
Purchaser

By:
Name:
Title:

NATIONAL CITY MORTGAGE COMPANY
Company

By:
Name:
Title:

EXHIBIT A

CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if required.

4. The original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9. reserved.

10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

11. Residential loan application.

12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

13. Credit report on the mortgagor.

14. Business credit report, if applicable.

15. Residential appraisal report and attachments thereto.

16. The original of any guarantee executed in connection with the Mortgage Note.

17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

19. Photograph of the Mortgaged Property (may be part of appraisal).

20. Survey of the Mortgaged Property, if any.

21. Sales contract, if applicable.

22. If available, termite report, structural engineer’s report, water portability and septic certification.

23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

24. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

______________, 2001

To: [_______________________]
(the "Depository")

As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001 (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as " National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

NATIONAL CITY MORTGAGE COMPANY

By:____________________________

Name:__________________________

Title:___________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[___________________________]

By:____________________________

Name:__________________________

Title:___________________________

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT
_____________, 2001

To: [_______________________]
(the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of October 1, 2001 (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

NATIONAL CITY MORTGAGE COMPANY

By:____________________________

Name:__________________________

Title:___________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[___________________________]

By:____________________________

Name:__________________________

Title:___________________________

EXHIBIT D

FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is a Purchase, Assignment, Assumption and Recognition Agreement (this “PAAR Agreement”) made as of __________, 200__, among EMC Mortgage Corporation (the “Assignor”), ___________________ (the “Assignee”), and _______________________ (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of _________, 200__, between Assignor and Company (the “Purchase Agreement”) shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Purchase, Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the “Funding Amount” as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the “Confirmation”) and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the applicable Company, in blank, and an assignment of mortgage in recordable form from the applicable Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

Representations, Warranties and Covenants

3. Assignor warrants and represents to Assignee and Company as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) Assignee agrees to be bound as “Purchaser” by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as “Purchaser” thereunder but solely with respect to such Assigned Loans.

5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c) Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(e) No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

Recognition of Assignee

6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Miscellaneous

7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)          In the case of Company,

____________________
____________________
____________________
____________________
____________________

With a copy to ______________________________________.

(b)	In the case of Assignor,

____________________
____________________
____________________
____________________
____________________

(c)           In the case of Assignee,

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Mr. Edward Raice
Telecopier No.: (972) 444-2810

with a copy to:

___________________
245 Park Avenue
New York, New York 10167
Attention: ___________
Telecopier No.: (212) 272-____

8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

[Modification of Purchase Agreement

15. The Company and Assignor hereby amend the Purchase Agreement as follows:

(a) The following definitions are added to Section 1.01 of the Purchase Agreement:

Securities Administrator: ________________________

Supplemental PMI Insurer: ________________________

Supplemental PMI Policy: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

Trustee:  ________________________

(b) The following definition is amended and restated:

Insurance Proceeds: Proceeds of any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

(c) The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

“In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy.”

(d) Clause (vi) of Section 6.1 is amended to read as follows:

“Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or”]

IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION
Assignor

By:
Name:
Title:

Assignee

By:
Name:
Title:

Company

By:
Name:
Title:

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

ATTACHMENT 2

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

EXHIBIT E

FORM OF TRIAL BALANCE

EXHIBIT G

REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE: Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____ Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
Signature
___________________________________
Title

Send documents to: _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgement:

Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.

Dated:________________

By:________________________________
Signature

_______________________________
Title

EXHIBIT H

COMPANY’S UNDERWRITING GUIDELINES

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated _____________, between National City Mortgage Company, a ________ corporation, located at 3232 Newmark Drive, Miamisburg, Ohio 45342 (the “Company”) and EMC Mortgage Corporation, a Delaware corporation, located at ______________ (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of October 1, 2001, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1. Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:

Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions: [None].

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans: [None]

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

NATIONAL CITY MORTGAGE COMPANY

By:
Name:
Title:

EMC MORTGAGE CORPORATION

By:
Name:
Title:

SCHEDULE I

MORTGAGE LOAN SCHEDULE

AMENDMENT REG AB

TO THE PURCHASE, WARRANTIES AND SERVICING AGREEMENT

This is Amendment Reg AB (the “Amendment Reg AB”), dated as of March 1, 2006 (the “Amendment Date”), by and between EMC Mortgage Corporation (the “Purchaser”), and National City Mortgage, Co. (the “Company”) to that certain Seller’s Purchase, Warranties and Servicing Agreement dated as of October 1, 2001 between the Company and the Purchaser (the “Agreement”).

W I T N E S S E T H

WHEREAS, the Company and the Purchaser have agreed, subject to the terms and conditions of this Amendment Reg AB that the Agreement be amended to reflect certain agreed upon revisions to the terms of the Agreement.

Accordingly, the Company and the Purchaser hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Agreement is hereby amended as follows:

DEFINED TERMS

[Capitalized terms not defined are presumed to be defined in the applicable Agreement.]

Commission: The United States Securities and Exchange Commission.

Company Information: As defined in Section 7(a).

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Exchange Act. The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company. For the avoidance of doubt, a “Qualified Correspondent” includes a “table broker” or mortgage lender that originates loans underwritten and funded by the Company or an Affiliate of the Company.

Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

Reconstitution Agreement: Any servicing agreement relating to a Reconstitution.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicer: As defined in Section 3(c).

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete material functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB; provided, however, that the term “Subservicer” shall not include any master servicer, or any special servicer other than the Company engaged at the request of a Depositor, Purchaser or investor in a Securitization Transaction, nor any “back-up servicer” or trustee performing servicing functions on behalf of a Securitization Transaction.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company and shall not include a mortgage broker that does not fund loans.

Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

ARTICLE 1
COMPLIANCE WITH REGULATION AB

Section 1 Intent of the Parties.

The Purchaser and the Company acknowledge and agree that the purpose of Article 1 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings and will provide such comparable disclosure in unregistered offerings to the extent such disclosure becomes consistent with industry practice. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings. Neither the Purchaser nor any Depositor shall exercise its right to request (if any request is required) delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the provisions of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with reasonable requests made by the Purchaser, any Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate as set forth herein with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

Section 2 Additional Representations and Warranties of the Company.

(a) The Company shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Section 3 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date and unless otherwise disclosed in such information provided under Section 3: (i) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (ii) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company; (iv) no material changes to the Company’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction; (v) there are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement; (v) there are no material legal or governmental proceedings pending (or known to be contemplated by Government authorities) against the Company, or to the knowledge of the Company, any Subservicer or any Third-Party Originator; and (vi) there are no affiliations, relationships or transactions relating to the Company, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

(b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Section 3, the Company shall, within five business days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

Section 3 Information to Be Provided by the Company.

In connection with any Securitization Transaction the Company shall (i) within five business days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing, or in a mutually agreed upon electronic format, and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a), (b), (c) and (f) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (in writing, or in a mutually agreed upon electronic format, and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

(a) If so requested by the Purchaser or any Depositor, the Company shall provide (or cause each Third-Party Originator or Subservicer, as applicable, to provide) such information, as mutually agreed upon by the Purchaser or any Depositor and the Company (or such Third-Party Originator or Subservicer, as applicable), regarding (i) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, and (iii) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

(A)    the originator’s form of organization;

(B)    a description of the originator’s origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator’s experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator’s origination portfolio; and information that may be materialin the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators’ credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

(C)    a description of any material legal proceedings pending (or known to be contemplated by governmental authorities) against the Company, or to the knowledge of the Company, each Third-Party Originator and each Subservicer; and

(D)    a description of any affiliation or relationship between the Company, each Third-Party Originator, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified and noticed to the Company by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

(1)  the sponsor;
(2)  the depositor;
(3)  the issuing entity;
(4)  any servicer;
(5)  any trustee;
(6)  any originator;
(7)  any significant obligor;
(8)  any enhancement or support provider; and
(9)  any other material transaction party.

(b) If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (.pdf) file, or other such electronic format as mutually agreed upon by the Purchaser or the Depositor and the Company, as applicable.

Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Company shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Company.

If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the Purchaser or Depositor, as applicable (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction[, and shall also be addressed to and for the benefit of the Company, its assignees and such Third-Party Originator. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

(c) If so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and cause each Subservicer to so provide such information (each of the Company and each Subservicer, for purposes of this paragraph, a “Servicer”), as is requested for the purpose of compliance with Item 1108 of Regulation AB. Such information shall include, at a minimum:

(A) the Servicer’s form of organization;

(B) a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(1) whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction;
(2) the extent of outsourcing the Servicer utilizes;
(3) whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction; and
(4) whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and
(5) such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C) a description of any material changes during the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(D) information regarding the Servicer’s financial condition, to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition would have a material impact on pool performance or on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;

(E) information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F) a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G) a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

(H) information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

(d) For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, at the time the Company knows or should have known of any of the circumstances in subsection (i) of this paragraph, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) immediately notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation proceedings pending or governmental proceedings known to be contemplated against the Company, any Subservicer or any Third-Party Originator, as applicable, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

All notification pursuant to this Section 3(d) should be sent to EMC by e-mail to regABnotifications@bear.com. In addition, each such notice other than those pursuant to Section 3(d)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 3(d)(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

(e) As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer and any Depositor, at least fifteen calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to the related Securitization Transaction.

(f) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, if so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the performance or servicing of the Mortgage Loans as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB as applicable to the Company. The Company shall also provide a monthly report, in the form of Exhibit C hereto, or such other form as is mutually acceptable to the Company, the Purchaser and any Master Servicer, Exhibit D with respect to defaulted mortgage loans and Exhibit E, with respect to realized losses and gains, with each such report. Such information shall be provided concurrently with the monthly reports otherwise required to be delivered by the servicer under this Agreement, commencing with the first such report due not less than ten Business Days following such request.

(g) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):
(i) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(ii) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(iii) information regarding any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB).

(h) The Company shall provide, as may be reasonably requested by the Purchaser, any Master Servicer or any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder to the Purchaser, any Master Servicer and any Depositor.

Section 4 Servicer Compliance Statement.

On or before March 1 of each calendar year, commencing in 2007, the Company shall deliver to the Purchaser, any Master Servicer and any Depositor a statement of compliance addressed to the Purchaser, such Master Servicer and such Depositor and signed by an authorized officer of the Company, to the effect that (i) a review of the Company’s activities as servicer during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

Section 5 Report on Assessment of Compliance and Attestation.

(a) On or before March 1 of each calendar year, commencing in 2007, the
Company shall:

(i) deliver to the Purchaser, any Master Servicer and any Depositor a report (in form and substance reasonably satisfactory to the Purchaser, such Master Servicer and such Depositor) regarding the Company’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser, such Master Servicer and such Depositor and signed by an authorized officer of the Company, and shall address each of the applicable Servicing Criteria specified on Exhibit B hereto;

(ii) deliver to the Purchaser, any Master Servicer and any Depositor a report of a registered public accounting firm reasonably acceptable to the Purchaser, such Master Servicer and such Depositor that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii) cause each Subservicer, and each Subcontractor determined by the Company pursuant to Section 6(b) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (b) of this Section; and

(iv) deliver and cause each Subservicer and Subcontractor described in clause (iii) to provide to the Purchaser, any Master Servicer any Depositor and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification signed by the appropriate officer of the Company in the form attached hereto as Exhibit A; provided that such certification delivered by the Company may not be filed as an exhibit to, or included in, any offering document or registration statement.

The Company acknowledges that the parties identified in clause (a)(iv) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

(b) Each assessment of compliance provided by a Subservicer pursuant to
Section 5(a)(i) shall address each of the Servicing Criteria specified on Exhibit B hereto. An assessment of compliance provided by a Subcontractor pursuant to Section 5(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the Company pursuant to Section 6.

Section 6 Use of Subservicers and Subcontractors.

The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (a) of this Section. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section.

(a) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 2, 3(c), (e), (f) and (g), 4, 5, and 07 of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 3(d) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 4, any assessment of compliance and attestation required to be delivered by such Subservicer under Section 5 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 5 as and when required to be delivered.

(b) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as a master servicer or administrator) a written description (in form and substance satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 5 and 7 of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation and the other certifications required to be delivered by such Subcontractor under Section 5, in each case as and when required to be delivered.

Section 7 Indemnification; Remedies.

(a) The Company shall indemnify the Purchaser and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and the Depositor (each, an “Indemnified Party”), and shall hold each of them (each, an “Indemnified Party”) harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ letter or other material provided under this Article 1 by or on behalf of the Company, or provided under this Article 1 by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under this Article I, including particularly the failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article I, including any failure by the Company to identify pursuant to Section 6(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB; or

(iii) any breach by the Company of a representation or warranty set forth in Section 2(a) or in a writing furnished pursuant to Section 2(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(b) to the extent made as of a date subsequent to such closing date; or

(iv) if the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in clause (a)(ii) of this Section, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

(b) (i) Any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article I, or any breach by the Company of a representation or warranty set forth in Section 2(a) or in a writing furnished pursuant to Section 2(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(b) to the extent made as of a date subsequent to such closing date, shall, except as provided in clause (ii) of this paragraph, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, if such failure or breach is not cured within two (2) Business Days after the Company receives written notice of such failure or breach (which may be provided by e-mail), and shall entitle the Purchaser or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Company except for reimbursing the Company for any servicing advances that the Company actually made as servicer pursuant to this Agreement and rights arising prior to such termination (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction); provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(ii) Any failure by the Company, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 4 or 5, including any failure by the Company to identify pursuant to Section 6(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten calendar days after the date of written notice from the Master Servicer shall constitute an Event of Default (notwithstanding any other provision in this Agreement or any Reconstitution Agreement to the contrary) with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser, any Master Servicer or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company except for reimbursing the Company for any servicing advances that the Company actually made as servicer pursuant to this Agreement and rights arising prior to such termination; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(iii) The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

(c) Notification and Cooperation. The parties hereto further agree, and any Indemnified Party not a party hereto is deemed to agree, as a condition to its reliance on such indemnification, that the Company’s indemnification obligations under this Section 7 are subject to the following terms and conditions:

(i) An Indemnified Party seeking indemnification hereunder shall give written notice to the Company within a reasonable time after the Indemnified Party receives notice of an indemnifiable claim provided that failure to give such notice within a reasonable time shall not invalidate the Company’s obligations to indemnify such Indemnified Party except if, and then only to the extent that, such failure materially prejudices the Indemnifying Party or its ability to defend such claim, and the Indemnifying Party shall have the burden of proving such material prejudice;
(ii) The Company shall undertake the defense of the action or claim with counsel or other representatives of its own choosing and reasonably acceptable to the Indemnified Party (which counsel shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party);
(iii) The Indemnified Party shall have the right to participate and assist in, but not control, the defense of such claim and employ separate counsel in any action or claim, at the expense of the Indemnified Party (i.e., at its own expense), provided that if the interests of the Company and the Indemnified Party diverge, the Indemnified Party shall be entitled to separate counsel at the Company’s expense, provided such expense is reasonable; and
(iv) The Company shall not settle or compromise any claim suit or action against the Indemnified Party without the express prior written consent of the Indemnified Party.

(d) Exclusive Remedy. Except for remedies under the Agreement and remedies that cannot be waived as a matter of law and injunctive relief, the rights under this Section 7 shall be the exclusive remedy for breaches of this Section 7 (including any covenant, obligation, representation or warranty contained herein or therein).

(e) Limitations. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be obligated under this Section 7 to indemnify an Indemnified Party otherwise entitled to indemnity hereunder in respect of any indemnifiable claims or losses to the extent that such claims or losses result directly from the willful misconduct, bad faith or negligent acts of the Indemnified Party.

(f) The parties hereto agree that any written notice under this Section 7 may be made via email.

Section 8 Third Party Beneficiary.

For purposes of this Article I and any related provisions thereto, each Master Servicer shall be considered a third-party beneficiary of this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Amendment to be executed and delivered by their duly authorized officers as of the day and year first above written.

NATIONAL CITY MORTGAGE CO. (Seller)

By:__________________________
Name: Kelly C. Johnson
Title: Senior Vice President

EMC MORTGAGE CORPORATION (Purchaser)

By: __________________________
Name: ________________________
Title: _________________________

EXHIBIT A

FORM OF ANNUAL CERTIFICATION

Re:	The [ ] agreement dated as of [ ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2) Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made , not misleading with respect to the period of time covered by the Company Servicing Information;

(3) Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

(4) I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement; and

(5) The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor “participating in the servicing function” pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date: _________________________
By: _________________________

Name: _________________________ Title: _________________________

EXHIBIT B

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Company [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) were prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) were reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT C

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

EXHIBIT D

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:
•	ASUM-Approved Assumption
•	BAP-Borrower Assistance Program
•	CO- Charge Off
•	DIL- Deed-in-Lieu
•	FFA- Formal Forbearance Agreement
•	MOD- Loan Modification
•	PRE- Pre-Sale
•	SS- Short Sale
•	MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:
•	Mortgagor
•	Tenant
•	Unknown
•	Vacant

The Property Condition field should show the last reported condition of the property as follows:
•	Damaged
•	Excellent
•	Fair
•	Gone
•	Good
•	Poor
•	Special Hazard
•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

EXHIBIT E

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
1.

2.  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:
1.
The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.
The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.
Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.	Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

* For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.	The total of lines 1 through 12.

3.  Credits:

14-21. Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note:	For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)
23.	The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).
Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________
Phone: ______________________   Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type:  REO Sale   3rd Party Sale  Short Sale     Charge Off
Was this loan granted a Bankruptcy deficiency or cramdown  Yes    No
If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:
(1) Actual Unpaid Principal Balance of Mortgage Loan     $ _______________  (1)
(2) Interest accrued at Net Rate                 _______________   (2)
(3) Accrued Servicing Fees                   ________________ (3)
(4) Attorney's Fees                    ________________  (4)
(5) Taxes (see page 2)                ________________  (5)
(6) Property Maintenance                           ________________  (6)
(7) MI/Hazard Insurance Premiums (see page 2)                    ________________  (7)
(8) Utility Expenses                ________________  (8)
(9) Appraisal/BPO             &#1 60;        ________________  (9)
(10) Property Inspections                      ________________ (10)
(11) FC Costs/Other Legal Expenses                            ________________ (11)
(12) Other (itemize)                                 ________________  (12)
        Cash for Keys__________________________          ________________ (12)
        HOA/Condo Fees_______________________           ________________ (12)
        ______________________________________        ________________ (12)

Total Expenses                             $ _______________ (13)
Credits:
(14) Escrow Balance                            $ _______________ (14)
(15) HIP Refund                  ________________ (15)
(16) Rental Receipts                                     ________________ (16)
(17) Hazard Loss Proceeds                                 ________________ (17)
(18) Primary Mortgage Insurance / Gov’t Insurance              ________________ (18a)
HUD Part A
                    ________________ (18b) HUD Part B
(19) Pool Insurance Proceeds                             ________________ (19)
(20) Proceeds from Sale of Acquired Property                ________________ (20)
(21) Other (itemize)                               ________________ (21)
_________________________________________         ________________ (21)

Total Credits                                $________________ (22)
Total Realized Loss (or Amount of Gain)               $________________ (23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

EXHIBIT R-1

FORM OF BANK OF AMERICA
ASSIGNMENT AGREEMENT
ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (this “AAR Agreement”) made as of June 29, 2007, by and among EMC Mortgage Corporation (the “Assignor”), Wells Fargo Bank, National Association, not individually but solely as trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 (the “Assignee”) and Bank of America, National Association (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Exhibit A annexed hereto (the “Assigned Loan Schedule”) now serviced by Company for the Assignor and its successors and assigns pursuant to (a) the Second Amended and Restated Flow Mortgage Loan Sale and Servicing Agreement, dated February 1, 2006 as modified by the Regulation AB Compliance Addendum to Second Amended and Restated Flow Mortgage Loan Sale and Servicing Agreement (the “Reg AB Addendum”), dated February 1, 2006, each by and between the Assignor and the Company (collectively, the “Mortgage Loan Sale and Servicing Agreement”) and (b) that certain Term Sheet dated May 23, 2007, by and between the Assignor and Company (the “Term Sheet” and together with the Mortgage Loan Sale and Servicing Agreement, the “Agreements”) shall be subject to the terms of this AAR Agreement.  Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Mortgage Loan Sale and Servicing Agreement.

Assignment and Assumption

1.  The Assignor hereby grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor in the Assigned Loans and all of its right, title and interest in, to and under the Mortgage Loan Sale and Servicing Agreement with respect to the Assigned Loans.  Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Subsection 7.01 and Subsection 7.02 of the Mortgage Loan Sale and Servicing Agreement, and any obligation of the Company to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Subsection 7.03 of the Mortgage Loan Sale and Servicing Agreement, and the Assignor is retaining the right to enforce the representations and warranties and the obligations of the Company set forth in those sections against the Company.  The Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under any Mortgage Loans subject to the Mortgage Loan Sale and Servicing Agreement other than those set forth on Exhibit A.

Representations, Warranties and Covenants

2.  The Assignor warrants and represents to the Assignee and Company as of the date hereof:

a.
Attached hereto as Exhibit B is a true and accurate copy of the Mortgage Loan Sale and Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.
The Assignor was the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Mortgage Loan Sale and Servicing Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to the Assignee as contemplated herein, the Assignee shall have good title to each and every Assigned Loan, as well as any and all of the Assignee’s interests, rights and obligations under the Mortgage Loan Sale and Servicing Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

c.	There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Mortgage Loan Sale and Servicing Agreement;

d.	The Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

e.
The Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

f.
The Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of the Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignor or its property is subject.  The execution, delivery and performance by the Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignor.  This AAR Agreement has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee and Company, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

g.
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby.  Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

h.
The Assignor has received from Company, and has delivered to the Assignee, all documents required to be delivered to the Assignor by Company prior to the date hereof pursuant to Section 6.03 of the Mortgage Loan Sale and Servicing Agreement with respect to the Assigned Loans and has not received, and has not requested from Company, any additional documents; and

i.
No event has occurred from the closing date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by Company in Section 7.01 of the Mortgage Loan Sale and Servicing Agreement to be untrue in any material respect.

3.  The Assignee warrants and represents to, and covenants with, the Assignor and Company as of the date hereof:

a.
The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Mortgage Loans on behalf of the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5;

b.
The Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of the Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject.  The execution, delivery and performance by the Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignee.  This AAR Agreement has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor and Company, will constitute the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

c.
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby; and

d.	The Assignee assumes for the benefit of each of the Assignor and Company all of the Assignor’s rights as “Purchaser” thereunder but solely with respect to such Assigned Loans.

4.  Company warrants and represents to, and covenant with, the Assignor and the Assignee as of the date hereof:

a.
Attached hereto as Exhibit B is a true and accurate copy of the Mortgage Loan Sale and Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given to the Company thereunder;

b.
Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Mortgage Loan Sale and Servicing Agreement;

c.
Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s articles of association or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject.  The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company.  This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

d.
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby, except such as has been obtained, effected or taken prior to the date hereof;

e.
Company shall establish a Custodial Account and an Escrow Account under the Mortgage Loan Sale and Servicing Agreement in favor of the Assignee with respect to the Assigned Loans separate from the Custodial Account and Escrow Account previously established under the Mortgage Loan Sale and Servicing Agreement in favor of the Assignor; and

f.
No certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

5.  The Company hereby restates the representations and warranties set forth in Section 2.02 of the Reg AB Addendum as of the date hereof.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify the Assignor and Bear Stearns Aasset Backed Securities I (“BSABS I”) in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Assigned Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or BSABS I with respect to the Securitization Transaction and (ii) provide to the Assignor and BSABS I a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com.  Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  Michelle Viner
Facsimile:  (214) 626-4889
Email:  mviner@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  General Counsel
Facsimile:  (469) 759-4714

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  Michelle Viner
Facsimile:  (214) 626-4889
Email:  mviner@bear.com

6.  The Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of the Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

7.  Notwithstanding any term hereof to the contrary, the execution and delivery of this AAR Agreement by the Assignee is solely in its capacity as trustee for Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5.

Recognition of the Assignee

8.  From and after the date hereof, Company shall recognize the Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Mortgage Loan Sale and Servicing Agreement but in no event in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code).  It is the intention of the Assignor, Company and the Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.  Neither Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Mortgage Loan Sale and Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of the Assignee.

The Company shall prepare for and deliver to the Assignee and the Master Servicer (and the securities administrator, if any) a statement with respect to each mortgaged property acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Assigned Loan (“REO Property”) that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Assignee (or the securities administrator, if any) to comply with the reporting requirements of the REMIC provisions of the Code. The net monthly rental income, if any, from such REO Property shall be deposited in the related collection account no later than the close of business on each determination date.  The Company shall perform, or caused to be performed, the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required.  In the event that the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 acquires any REO Property as aforesaid or otherwise in connection with a default or default becoming reasonably foreseeable on an Assigned Loan, the Company shall cause such REO Property to be disposed prior to three years after its acquisition by the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 or, at the expense of the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Assignee (or the securities administrator, if any) shall have been supplied with an opinion of counsel addressed to the Assignee (and the securities administrator, if any) rendered by nationally recognized tax counsel specializing in such matters (such opinion not to be an expense of the Trustee or the Securities Administrator) to the effect that the holding by the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC as defined in Section 860F of the Code or cause any REMIC to fail to qualify as a REMIC, in which case the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 may continue to hold such REO Property (subject to any conditions contained in such opinion of counsel). Notwithstanding any other provision of the Servicing Agreement, no REO Property acquired by the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 in such a manner or pursuant to any terms that would (i) cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any REMIC to the imposition of any federal, state or local income taxes on the income earned from such REO Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 with respect to the imposition of any such taxes.

The Company shall indemnify the Assignor, each affiliate of the Assignor, BSABS I, the Assignee, Bear, Stearns & Co. Inc. (the “Underwriter”) and each affiliate of the Underwriter, each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls the Assignor, BSABS I, the Assignee or the Underwriter (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material in written or electronice form provided under Section 2.07 of the Reg AB Addendum by or on behalf of the Assignor, or provided under Section 2.07 of the Reg AB Addendum by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under Section 2.07 of the Reg AB Addendum, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Section 2.07 of the Reg AB Addendum, including any failure by the Company to identify pursuant to Section 2.06(b) of the Reg AB Addendum any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Company of a representation or warranty set forth in Section 2.02(a) of the Reg AB Addendum or in a writing furnished pursuant to Section 2.02(b) of the Reg AB Addendum and made as of a date prior to the date hereof, to the extent that such breach is not cured by the date hereof, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2.02(b) of the Reg AB Addendum to the extent made as of a date subsequent to the date hereof; or

(iv) the negligence, bad faith or willful misconduct of the Company in connection with its performance under Section 2.07 of the Reg AB Addendum.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

Modification of Mortgage Loan Sale and Servicing Agreement

9.  The Company and the Assignor hereby amend the Mortgage Loan Sale and Servicing Agreement as follows:

The following definitions are added to Section 1 of the Mortgage Loan Sale and Servicing Agreement:

The Assignee: Wells Fargo Bank, National Association, as trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5.

REMIC: A “real estate mortgage investment conduit” as defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Eligible Account: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody’s is not a Rating Agency) are rated by each Rating Agency in one of its two highest long-term and its highest short-term rating categories, respectively, at the time any amounts are held on deposit therein; provided, that following a downgrade, withdrawal, or suspension of such institution's rating  as set forth above, each account shall promptly (and in any case within not more than 30 calendar days) be moved to one or more segregated trust accounts in the trust department of such institution, or to an account at another institution that complies with the above requirements, or (ii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iii) any other account acceptable to the Rating Agencies, as evidenced in writing. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.

Master Servicer: EMC Mortgage Corporation, or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

Nonrecoverable Advance: Any advance previously made by the Servicer pursuant to Section 11.17 or any Servicing Advance which, in the good faith judgment of the Servicer, may not be ultimately recoverable by the Servicer from Liquidation Proceeds or otherwise.  The determination by the Servicer that it has made a Nonrecoverable Advance, shall be evidenced by an Officer’s Certificate of the Servicer delivered to the Purchaser and the Master Servicer and detailing the reasons for such determination

Pooling and Servicing Agreement:  That certain pooling and servicing agreement, dated as of June 1, 2007, among BSABS I, the Trustee, EMC Mortgage Corporation, as the master servicer, the seller and the company.

Prepayment Penalty:  With respect to any Mortgage Loan, the charges or premiums, if any, due in connection with a full or partial prepayment of such Mortgage Loan in accordance with the terms thereof.

Trustee:  Wells Fargo Bank, National Association, or its successor in interest, or any successor trustee appointed as provided in the Pooling and Servicing Agreement.

The definition of Business Day in Section 1 of the Mortgage Loan Sale and Servicing Agreement is deleted in its entirety and replaced with the following definition:

Business Day:  Any day other than a Saturday or Sunday, or a day on which banking and savings and loan institutions in the States of New York, California, Virginia, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

The definition of Principal Prepayment in Section 1 of the Mortgage Loan Sale and Servicing Agreement is deleted in its entirety and replaced with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date that is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.  Partial principal Prepayments shall be applied in accordance with the terms of the related Mortgage Note.

The definition of Remittance Date in Section 1 of the Mortgage Loan Sale and Servicing Agreement is deleted in its entirety and replaced with the following:

Remittance Date:  The 18th day (or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day) of any month, beginning with the First Remittance Date.

The definition of Servicing Fee Rate in Section 1 of the Mortgage Loan Sale and Servicing Agreement is deleted in its entirety and replaced with the following:

Servicing Fee Rate: A per annum rate equal to 0.250%.

The following representations and warranties shall be added to Section 7.01 of the Mortgage Loan Sale and Servicing Agreement:

(fff)           No subprime Mortgage Loan originated on or after October 1, 2002 will impose a prepayment premium for a term in excess of three years.  Any Mortgage Loans originated prior to such date, and any non-subprime Mortgage Loans, will not impose prepayment penalties in excess of five years.

(ggg)        The Servicer for each Mortgage Loan has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its Mortgagor credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

Section 11.01 of the Mortgage Loan Sale and Servicing Agreement is hereby amended by changing the first sentence of the fifth paragraph to the following:

Consistent with and in addition to the terms set forth in this Agreement, if a Mortgage Loan is in default or such default is reasonably foreseeable, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor, including without limitation, to (1) capitalize any amounts owing on the Mortgage Loan by adding such amount to the outstanding principal balance of the Mortgage Loan, (2) defer such amounts to a later date or the final payment date of such Mortgage Loan, (3) extend the maturity of any such Mortgage Loan, (4) amend the related Mortgage Note to reduce the related Mortgage Interest Rate with respect to any Mortgage Loan, (5) convert the Mortgage Interest Rate on any Mortgage Loan from a fixed rate to an adjustable rate or vice versa, (6) with respect to a mortgage loan with an initial fixed rate period followed by an adjustable rate period, extend the fixed period and reduce the adjustable rate period, and/or (7) forgive the amount of any interest, principal or servicing advances owed by the related Mortgagor; provided that, in the Servicer's reasonable and prudent determination, such waiver, modification, postponement or indulgence: (A) is not materially adverse to the interests of the Purchaser on a present value basis using reasonable assumptions (including taking into account any estimated Realized Loss that might result absent such action); and (B) does not amend the related Mortgage Note to extend the maturity thereof later than the date of the final maturity date (as such term is defined in the related pooling and servicing agreement); provided, further, with respect to any Mortgage Loan that is not in default or if default is not reasonably foreseeable, unless the Servicer has provided to the Purchaser a certification addressed to the Purchaser, based on the advice of counsel or certified public accountants that have a national reputation with respect to taxation of REMICs that a modification of such Mortgage Loan will not result in the imposition of taxes on or disqualify from REMIC status any of the REMICs and has obtained the prior written consent of the Purchaser, the Servicer shall not permit any modification with respect to any Mortgage Loan.  Notwithstanding the foregoing, for any waiver, modification, postponement or indulgence (not including any partial releases, assumptions of mortgages or modifications of any Mortgage Loan that is done in connection with compliance with the Servicemembers Civil Relief Act) which the Servicer reasonably anticipates may result in a realized loss of 20% or more of the outstanding principal balance of a Mortgage Loan, the Servicer shall present such proposed waiver, modification, postponement or indulgence, together with any supporting documentation, to the Master Servicer for consideration and approval.  The Servicer shall submit all waivers, modifications or variances of the terms of any Mortgage Loan with respect to partial releases, assumptions of mortgages or for modifications done in furtherance of compliance with the Servicemembers Civil Relief Act, together with any supporting documentation, to the Master Servicer for consideration and approval.

The following are added as the last three paragraphs of Subsection 11.01 of the Mortgage Loan Sale and Servicing Agreement:

“Notwithstanding anything in this Agreement to the contrary, the Servicer (a) shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Servicer, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans which is not contemplated under the terms of this Agreement, the Servicer will obtain an Opinion of Counsel acceptable to the Trustee with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) (either such event, an “Adverse REMIC Event”), and the Servicer shall not take any such action or cause the Trust Fund to take any such action as to which it has been advised that an Adverse REMIC Event could occur.

The Servicer shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Servicer shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.”

Section 11.02 of the Mortgage Loan Sale and Servicing Agreement is hereby amended by deleting the last sentence of the first paragraph in its entirety and replacing it with the following:

“If the portion of any Liquidation Proceeds allocable as a recovery of interest on any Mortgage Loan is less than the full amount of accrued and unpaid interest on such Mortgage Loan as of the date such proceeds are received, then the applicable Servicing Fees with respect to such Mortgage Loan shall be paid first and any amounts remaining thereafter shall be distributed to the Purchaser; provided, however that prior to being reimbursed for such Servicing Fees, the Servicer shall remit such Servicing Fees and follow the procedures set forth in this Section.”

Section 11.02 of the Mortgage Loan Sale and Servicing Agreement is hereby amended by adding the following paragraph to the end of the section:

On each Remittance Date, the Servicer shall remit to the Master Servicer all Liquidation Proceeds and Insurance Proceeds, along with any Servicing Advances and P&I Advances, such that the sum of the foregoing at least equals in the aggregate the outstanding Stated Principal Balance of the related Mortgage Loans.  The Master Servicer shall fully reimburse the Servicer for Servicing Advances and P&I Advances related to Liquidation Proceeds on the Remittance Date after such Servicing Advances and P&I Advances are approved; provided, however, the Servicer must provide documentation in the form of Exhibit 14 hereto to the Master Servicer seeking approval within 90 days of final liquidation of a Mortgage Loan.  The Master Servicer shall provide such approval or denial to the Servicer no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation.  The Servicer’s obligation to make such Servicing Advances and P&I Advances as to any Mortgage Loan shall continue through the final liquidation of the Mortgaged Property, unless the Servicer deems such advance nonrecoverable and submits an Officer’s Certificate in accordance with Section 11.17.

The following is added to the end of the first paragraph of Section 11.04 of the Mortgage Loan Sale and Servicing Agreement:

“Each Custodial Account shall be an Eligible Account.”

Section 11.05(d) of the Mortgage Loan Sale and Servicing Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(d)           to reimburse itself for unreimbursed Servicing Advances and for unreimbursed P&I Advances, to the extent that such amounts are nonrecoverable (as certified by the Servicer to the Purchaser in an Officer’s Certificate) by the Servicer pursuant to subclause (b) or (c) above, upon prior approval from the Master Servicer, provided that the Mortgage Loan for which such advances were made is not required to be repurchased by a Seller pursuant to Subsection 7.03; further provided, the Master Servicer shall provide such approval or denial to the Servicer no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation.

The following is added as the last paragraph of Section 11.05:

“Notwithstanding the foregoing, the Servicer’s right to reimbursement pursuant to clauses (b), (c) and (d) above shall be subject to the prior approval of the Master Servicer.  The Master Servicer shall provide such approval or denial to the Servicer no later than thirty (30) days after receipt of such claim; provided, however, the Servicer must submit such claim with all supporting documentation in order for the Master Servicer to approve or deny such claim within such time period.  Pending such approval, such funds shall be remitted by the Servicer to the Master Servicer to the extent such funds, in addition to any Servicing Advances and Advances, constitute an amount equal to the outstanding Stated Principal Balance of the related Mortgage Loan plus any accrued interest due and owing on such Mortgage Loan.”

The following is added to the end of the first paragraph of Section 11.06 of the Mortgage Loan Sale and Servicing Agreement:

“Each Escrow Account shall be an Eligible Account.”

The following is added as paragraph (d) of Subsection 11.13 of the Mortgage Loan Sale and Servicing Agreement:

“Any REO Property shall be disposed of by the Servicer before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Servicer is otherwise directed by the Assignee.”

The following is added as the second paragraph of Subsection 11.14 of the Mortgage Loan Sale and Servicing Agreement:

"The Servicer shall not waive (or permit a subservicer to waive) any Prepayment Penalty unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Penalty and the related Mortgage Loan.  In no event will the Servicer waive a Prepayment Penalty in connection with a refinancing of a Mortgage Loan that is not related to a default or a reasonably foreseeable default.  If a Prepayment Penalty is waived, but does not meet the standards described above, then the Servicer is required to pay the amount of such waived Prepayment Penalty by depositing such amount into the Custodial Account by the immediately succeeding Remittance Date."

Section 11 of the Mortgage Loan Sale and Servicing Agreement is hereby amended by deleting Section 11.16 in its entirety and replacing it with the following:

Section 11.16      Statements to the Purchaser.

The Servicer shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Servicer's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis.  With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Servicer, and shall contain the following:

(i)           with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 11.04);

(ii)           with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to interest;

(iii)           with respect to each Mortgage Loan, the amount of servicing compensation received by the Servicer during the prior distribution period;

(iv)           the Stated Principal Balance of each Mortgage Loan and the aggregate Stated Principal Balance of all Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(v)           with respect to each Mortgage Loan, the current Mortgage Interest Rate;

(vi)           with respect to each Mortgage Loan, the aggregate amount of any Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and REO Disposition Proceeds received during the prior distribution period;

(vii)          with respect to each Mortgage Loan, the amount of any Prepayment Interest Shortfalls paid by the Servicer in accordance with Section 11.04(i) during the prior distribution period;

(viii)         the beginning and ending balances of the Custodial Account and Escrow Account;

(ix)           the number of Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(x)           with respect to each Mortgage Loan, the Stated Principal Balance of each Mortgage Loan (a) delinquent as grouped in the following intervals through final liquidation of such Mortgage Loan: 30 to 59 days, 60 to 89 days, 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired;

(xi)           with respect to each Mortgage Loan, the amount and severity of any realized loss following liquidation of such Mortgage Loan;

(xii)          with respect to each Mortgage Loan, and in the aggregate for all Mortgage Loans, the amount of any P&I Advances made by the Servicer during the prior distribution period;

(xiii)         with respect to each Mortgage Loan, a description of any Servicing Advances made by the Servicer with respect to such Mortgage Loan including the amount, terms and general purpose of such Servicing Advances, and the aggregate amount of Servicing Advances for all Mortgage Loans during the prior distribution period;

(xiv)         with respect to each Mortgage Loan, a description of any Nonrecoverable Advances made by the Servicer with respect to such Mortgage Loan including the amount, terms and general purpose of such Nonrecoverable Advances, and the aggregate amount of Nonrecoverable Advances for all Mortgage Loans during the prior distribution period;

(xv)           with respect to each Mortgage Loan, a description of any P&I Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Servicer with respect to such Mortgage Loan during the prior distribution period pursuant to Section 11.05, and the source of funds for such reimbursement, and the aggregate amount of any P&I Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Servicer for all Mortgage Loans during the prior distribution period pursuant to Section 11.05;

(xvi)          with respect to any Mortgage Loan, a description of any material modifications, extensions or waivers to the terms, fees, penalties or payments of such Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

(xvii)          a description of any material breach of a representation or warranty set forth in Section 7.01 or Section 7.02 herein or of any other breach of a covenant or condition contained herein and the status of any resolution of such breach;

(xviii)         with respect to each Mortgage Loan, the Stated Principal Balance of any substitute Mortgage Loan provided by the Servicer and the Stated Principal Balance of any Mortgage Loan that has been replaced by a substitute Mortgage Loan in accordance with Section 7.04 herein;

(xix)            with respect to each Mortgage Loan, the Stated Principal Balance of any Mortgage Loan that has been repurchased by the Servicer in accordance with Section 7.04 herein.

The Servicer shall also provide a monthly report in the form of Exhibit 8 and Exhibit 9, with respect to remittances, Exhibit 10, with respect to realized losses and gains, Exhibit 11 and Exhibit 12, with respect to defaulted mortgage loans, Exhibit 13, with respect to modified mortgage loans, Exhibit 14, with respect to claims submitted and Exhibit 15, with respect to loss severity, with each such report.

Section 11 of the Mortgage Loan Sale and Servicing Agreement is hereby amended by deleting Sections 11.20 and 11.21 in their entirety.

The following shall be added as Section 11.26 of the Mortgage Loan Sale and Servicing Agreement:

Section 11.26           Fair Credit Reporting Act.

The Servicer for each Mortgage Loan will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

The word “or” at the end of paragraph (f) of Subsection 13.01 is deleted and the word “or” is added following the semi-colon contained at the end of paragraph (g) of Subsection 13.01.

The first paragraph of Section 19 of the of the Mortgage Loan Sale and Servicing Agreement is hereby deleted and replaced with the following:

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws and except to the extent preempted by Federal law and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

The following is added as Section 32 of the Mortgage Loan Sale and Servicing Agreement:

SECTION 32.  Third Party Beneficiary.

For purposes of this Agreement, any Master Servicer shall be considered a third party beneficiary to this Agreement entitled to all the rights and benefits accruing to any Master Servicer herein as if it were a direct party to this Agreement.

Section 2.03(e) of the Reg AB Addendum is hereby amended by changing the reference in Section 2.03(e) of the Reg AB Addendum from “15 calendar days” to “30 calendar days.”

Section 2.04 of Reg AB Addendum is hereby amended by adding the following paragraph to the end of the section:

In the event the Servicer or any subservicer or subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to the terms of this Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide a statement of compliance pursuant to this Section 2.04 or to the related section of such other applicable agreement, as the case may be, as to the performance of its obligations with respect to the period of time it was subject to this Agreement or any other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

Section 2.05 of Reg AB Addendum is hereby amended by adding the following paragraph to the end of the section:

In the event the Servicer or any subservicer or subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to, the terms of this Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Assessment of Compliance and cause to be provided an Attestation Report pursuant to this Section 2.05 or to the related section of such other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

Section 2.07(b)(ii) of Reg AB Addendum is hereby amended by deleting “, which continues unremedied for ten calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered” after “within the meaning of Item 1122 of Regulation AB.”

The Mortgage Loan Sale and Servicing Agreement is hereby amended as of the date hereof by deleting Exhibit 5 in its entirety and inserting [Reserved] in its place.

The Mortgage Loan Sale and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit 8 to the Mortgage Loan Sale and Servicing Agreement, a copy of which is annexed hereto as Exhibit C.

The Mortgage Loan Sale and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit 9 to the Purchase Agreement, a copy of which is annexed hereto as Exhibit D.

The Mortgage Loan Sale and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit 10 to the Mortgage Loan Sale and Servicing Agreement, a copy of which is annexed hereto as Exhibit E.

The Mortgage Loan Sale and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit 11 to the Mortgage Loan Sale and Servicing Agreement, a copy of which is annexed hereto as Exhibit F.

The Mortgage Loan Sale and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit 12 to the Mortgage Loan Sale and Servicing Agreement, a copy of which is annexed hereto as Exhibit G.

The Mortgage Loan Sale and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit 13 to the Mortgage Loan Sale and Servicing Agreement, a copy of which is annexed hereto as Exhibit H.

The Mortgage Loan Sale and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit 14 to the Mortgage Loan Sale and Servicing Agreement, a copy of which is annexed hereto as Exhibit I.

The Mortgage Loan Sale and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit 15 to the Mortgage Loan Sale and Servicing Agreement, a copy of which is annexed hereto as Exhibit J.

Miscellaneous

10.  All demands, notices and communications related to the Assigned Loans, the Mortgage Loan Sale and Servicing Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

a.	In the case of Company,

Bank of America, National Association
201 North Tryon Street
Charlotte, North Carolina 28255
Attention: Secondary Marketing Manager

b.	In the case of the Assignor,

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email:mviner@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, New York 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

c.	In the case of the Assignee,

Wells Fargo Bank, National Association,
as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS I 2007-AC5
Telecopier No.: (410) 715-2380

11.  Each party will pay any commissions it has incurred and the Assignor shall pay the fees of its attorneys and the reasonable fees of the attorneys of the Assignee and the Company in connection with the negotiations for, documenting of and closing of the transactions contemplated by this AAR Agreement.

12.  This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

13.  No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

14.  This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto.  Any entity into which the Assignor, the Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed the Assignor, Assignee or Company, respectively, hereunder.

15.  This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Mortgage Loan Sale and Servicing Agreement to the extent of the Assigned Loans by the Assignor to the Assignee and the termination of the Mortgage Loan Sale and Servicing Agreement.

16.  This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

17.  In the event that any provision of this AAR Agreement conflicts with any provision of the Mortgage Loan Sale and Servicing Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

18.  The Company hereby acknowledges that EMC Mortgage Corporation (the “Master Servicer” has been appointed as the Master Servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2007, among BSABS I, the Assignee, the Master Servicer and the Assignor and that the Master Servicer has the right to enforce all obligations of the Company under the Mortgage Loan Sale and Servicing Agreement with respect to the servicing of the Assigned Loans.  Such right will include, without limitation, the right to terminate the Company under the Mortgage Loan Sale and Servicing Agreement as provided therein, the right to receive all remittances required to be made by the Company under the Mortgage Loan Sale and Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Mortgage Loan Sale and Servicing Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. The Company shall make all distributions under the Mortgage Loan Sale and Servicing Agreement to the Master Servicer by wire transfer of immediately available funds to:

EMC Master Servicing Remittances
Bank: Chase Bank of Texas
Branch: Irving, Texas
Account Name: EMC Mortgage Corporation
ABA# 113000609
Account # 000000709377717
Reference: M/S Remittance June 1, 2007 Remit for Bank of America, National Association
Attention: LSBO Group-MS

and the Company shall deliver all reports required to be delievered under the Mortgage Loan Sale and Servicing Agreement to the Assignee at the address set forth in Section 10 herein and to the Master Servicer at:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION,
as the Assignor and Master Servicer

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
not individually but solely as Trustee for the holders of Bear Stearns
Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5,
as the Assignee

By:
Name:
Title:

BANK OF AMERICA, NATIONAL ASSOCIATION,
as Company

By:
Name:
Title:

ACKNOWLEDGED:

BEAR STEARNS ASSET BACKED SECURITIES LLC

By:
Name:
Title:

EXHIBIT A TO THE AAR

Mortgage Loan Schedule

[Provided Upon Request]

EXHIBIT B TO THE AAR

PURCHASE AGREEMENT

TERM SHEET

EXHIBIT C TO THE AAR
Exhibit 8 to the Second Amended and Restated Flow Mortgage Loan Sale and Servicing Agreement

EMC FORM – REMITTANCE OVERVIEW REPORT

Remittance Overview Report:  Provides loan level detail regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal Name	VARCHAR (15)
Master Servicer Loan Number	NUMERIC (9,0)
Current Investor Category	VARCHAR (5)
Original Investor Category	VARCHAR (5)
Servicer Loan Number	VARCHAR (15)
Cutoff Date	DATE (MM/DD/YYYY)
Loan Next Due Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Pending Interest Rate	NUMERIC (7,7)
Servicing Fee Rate	NUMERIC (7,7)
MI Rate	NUMERIC (7,7)
Scheduled P&I Amount (P & I Constant)	NUMERIC (12,2)
ARM Index	NUMERIC (7,7)
Pending ARM Index	NUMERIC (7,7)
Beginning Scheduled Principal Balance	NUMERIC (12,2)
Actual Principal Remitted	NUMERIC (12,2)
Actual Principal Curtailment Remitted	NUMERIC (12,2)
Curtailment Adjustment Remitted	NUMERIC (12,2)
Liquidation Principal Remitted	NUMERIC (12,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (12,2)
Scheduled Gross Interest	NUMERIC (12,2)
Actual Interest Remitted	NUMERIC (12,2)
Scheduled Service Fee Amount	NUMERIC (12,2)
Soldiers and Sailors Variance	NUMERIC (12,2)
Net Interest Not Advanced	NUMERIC (12,2)
Prepayment Penalty Remitted	NUMERIC (12,2)
PMI Premium Remitted	NUMERIC (12,2)
Additional Fees Remitted	NUMERIC (12,2)
Ending Scheduled Balance	NUMERIC (12,2)
Actual Amount Remitted Total (each loan)	NUMERIC (12,2)
Beginning Actual Balance	NUMERIC (12,2)
Actual Principal Collected	NUMERIC (12,2)
Actual Curtailments Collected	NUMERIC (12,2)
Curtailment Adjustment Collected	NUMERIC (12,2)
Gross Interest Collected	NUMERIC (12,2)
Net Interest Collected	NUMERIC (12,2)
Service Fee Collected	NUMERIC (12,2)
Actual Ending Principal Balance	NUMERIC (12,2)
Liquidation Date	DATE (MM/DD/YYYY)
Liquidation Type	VARCHAR (1)
Gross Liquidation Proceeds	NUMERIC (12,2)
Liquidation Expenses	NUMERIC (12,2)
Principal and Interest Advanced Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Calculated Loss to Trust	NUMERIC (12,2)
Net Interest Remitted	NUMERIC (12,2)
Collected Interest Not Remitted	NUMERIC (12,2)
Ending Advance Balance	NUMERIC (12,2)
Soldiers and Sailors Flag	VARCHAR (1)
Soldiers and Sailors Old Rate	NUMERIC (7,7)
Soldiers and Sailors Old P & I	NUMERIC (12,2)
Modified Date	DATE (MM/DD/YYYY)
Stop Advance Flag
Stop Advance Date	DATE (MM/DD/YYYY)
BPO Value	NUMERIC (12,2)
Cash Flow Group	VARCHAR (2)
MSP Principal Balance	NUMERIC (12,2)
Debt Forgiven / Charged Off	NUMERIC (12,2)
Mortgagor PITI Payment	NUMERIC (12,2)
Bankruptcy Status	VARCHAR (2)
Foreclosure Status	VARCHAR (2)
Modification Status
Interest Only Loan	VARCHAR (2)
Escrowed Loan	VARCHAR (2)
Monthly Escrow Deposit	NUMERIC (12,2)
Escrow Balance	NUMERIC (12,2)
Escrow Advance Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Mortgagor Recoverable Corporate Expense Balance	NUMERIC (12,2)
Non-Recoverable Corporate Expense Balance	NUMERIC (12,2)
HUD 235 Loan Status	VARCHAR (2)
HUD 235 Balance	NUMERIC (12,2)
Late Charge Balance	NUMERIC (12,2)
Buydown Loan Status	VARCHAR (2)
Monthly Buydown Amount	NUMERIC (12,2)
Monthly Buydown Funds Balance	NUMERIC (12,2)
Prepayment Penalty Amount Waived	NUMERIC (12,2)
Prepayment Penalty Waived Reason Code	VARCHAR (3)
Material Breach Status	VARCHAR (3)
Material Breach Code	VARCHAR (3)
Prefunding Date	DATE (MM/DD/YYYY)
3rd Party Recoverable Expenses	NUMERIC (12,2)

EXHIBIT D TO THE AAR
Exhibit 9 to the Second Amended and Restated Flow Mortgage Loan Sale and Servicing Agreement

EMC FORM – REMITTANCE SUMMARY REPORT

Remittance Summary Report:  Provides summary data at a deal (investor/category) level regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal	VARCHAR (15)
Investor	VARCHAR (5)
Category	VARCHAR (5)
Principal Remitted	NUMERIC (15,2)
Curtailments Remitted	NUMERIC (15,2)
Curtailment Adjustments Remitted	NUMERIC (15,2)
Liquidation Proceeds Remitted	NUMERIC (15,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (15,2)
Principal Amounts Called/Collapsed	NUMERIC (15,2)
Total Principal Remitted	NUMERIC (15,2)
Interest Remitted	NUMERIC (15,2)
PMI Premiums Remitted	NUMERIC (15,2)
Soldiers and Sailors Difference	NUMERIC (15,2)
Net Interest Not Advanced	NUMERIC (15,2)
Non Comp Interest Remitted	NUMERIC (15,2)
Prepayment Penalties Remitted	NUMERIC (15,2)
Total Interest Remitted	NUMERIC (15,2)
Arrearage Amount Remitted	NUMERIC (15,2)
Aggregate Loss to Trust Total Manual Adjustments	NUMERIC (15,2)
Debt Forgiven/ Charged Off	NUMERIC (15,2)
Additional Fees Collected	NUMERIC (15,2)
Total Remittance	NUMERIC (15,2)

EXHIBIT E TO THE AAR
Exhibit 10 to the Second Amended and Restated Flow Mortgage Loan Sale and Servicing Agreement

EMC FORM - CALCULATION OF GAIN-LOSS DELINQUENT LOANS

EMC Master Servicing Calculation of Gain/Loss on Delinquent Loan Worksheet

Date:

Prepared By	Phone Number	Email Address

Servicer Loan Number	Servicer Address	EMC Loan Number

Borrower Name	Property Address

Liquidation Type	REO	Third Party	Short Sale	Charge off	Deed In Lieu

Has this loan been previously modified?                                                                                                            Yes                                No
Has this loan been crammed down in a bankruptcy?                                                                                       Yes                                No

If “Yes”, provide amount _______________________________

Liquidation and Acquisition Expenses:

Amounts requiring Amortization Schedule for backup:

Actual Unpaid Principal Balance of Mortgage Loan
Interest Accrued at Net Rate Less Servicing Fees
Accrued Servicing Fees

Amounts requiring Additional backup:

Attorney’s Fees	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Attorney’s Costs	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Taxes	Payment history showing disbursements
Property Maintenance	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Property Inspection	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
PMI/Hazard Insurance Premiums	Payment history showing disbursements
Utility Expenses	Payment history showing disbursements
Appraisal/BPO Expenses	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
HOA Dues	Payment history showing disbursements
Cash For Keys	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Miscellaneous (itemized)	Requires Itemization and supporting detail
Total Expenses	------------------------------------------------

Credits to Loan:

Escrow Balance/Advance	Payment history showing disbursements and ending balance
Rental Receipts	Payment history showing application of funds to loan
Hazard Claim Proceeds	Payment history showing credit to account
PMI Funds	EOB document
Government Insurance Funds (Part A Funds)	EOB document
REO Proceeds	HUD 1 Settlement Statement
Government Insurance Funds (Part B Funds)	EOB document
Pool Insurance Proceeds	Payment history showing credit to account
Other Credits (itemized)	Payment history showing credit to account
Total Credits	------------------------------------------------

Total Realized Loss (or Amount of Gain)	$________________

NOTE:  Do not combine or net remit items.  All expenses and credits should be documented individually.   Claim packages are due by the fifth business day of the month following receipt of liquidation proceeds.  Late claims may result in delayed claim payment.  The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

EXHIBIT F TO THE AAR
Exhibit 11 to the Second Amended and Restated Flow Mortgage Loan Sale and Servicing Agreement

EMC FORM – DEFAULT OVERVIEW REPORT

Default Overview Report:  Provides loan level detail regarding the defaulted loans that are being serviced and reported to EMC Master Servicing.  The report contains the following data fields in the order below:

Field	Field Description
Servicer loan number	VARCHAR (15)
SBO loan number	VARCHAR (9)
Zip Code	VARCHAR (5)
Original loan amount	NUMERIC (12,2)
Original value amount	NUMERIC (12,2)
Origination date	DATE (MM/DD/YYYY)
Loan type	VARCHAR (2)
Actual due date	DATE (MM/DD/YYYY)
Current loan amount	NUMERIC (12,2)
Corporate expense balance	NUMERIC (12,2)
Escrow balance/advance balance	NUMERIC (12,2)
Suspense balance	NUMERIC (12,2)
Restricted escrow balance	NUMERIC (12,2)
Current Value date	DATE (MM/DD/YYYY)
Current value amount	NUMERIC (12,2)
Current value source	VARCHAR (15)
VA LGC/ FHA Case number	VARCHAR (15)
% of MI coverage	NUMERIC (7,7)
MI certificate number	VARCHAR (15)
LPMI Cost	NUMERIC (7,7)
Occupancy status	VARCHAR (1)
First vacancy date	DATE (MM/DD/YYYY)
Property condition	VARCHAR (2)
Property type	VARCHAR (2)
Delinquency flag	VARCHAR (2)
Reason for default	VARCHAR (2)
FNMA action code	VARCHAR (3)
FNMA delinquency reason code	VARCHAR (3)
Loss mit flag	VARCHAR (2)
Loss mit type	VARCHAR (2)
Loss mit approval date	DATE (MM/DD/YYYY)
Loss mit removal date	DATE (MM/DD/YYYY)
Repay first due date	DATE (MM/DD/YYYY)
Repay next due date	DATE (MM/DD/YYYY)
Repay plan broken/reinstated/closed date	DATE (MM/DD/YYYY)
Repay plan created date	DATE (MM/DD/YYYY)
Foreclosure flag	VARCHAR (2)
Foreclosure attorney referral date	DATE (MM/DD/YYYY)
Actual first legal date	DATE (MM/DD/YYYY)
Date FC sale scheduled	DATE (MM/DD/YYYY)
Foreclosure actual sale date	DATE (MM/DD/YYYY)
Actual redemption end date	DATE (MM/DD/YYYY)
Actual eviction complete date	DATE (MM/DD/YYYY)
Actual eviction start date	DATE (MM/DD/YYYY)
Bankruptcy flag	VARCHAR (2)
Actual bankruptcy start date	DATE (MM/DD/YYYY)
Bankruptcy chapter	VARCHAR (2)
Bankruptcy Case Number	VARCHAR (15)
Post petition due date	DATE (MM/DD/YYYY)
Actual discharge date	DATE (MM/DD/YYYY)
Date relief/dismissal granted	DATE (MM/DD/YYYY)
Actual MI claim filed date	DATE (MM/DD/YYYY)
Actual MI claim amount filed	NUMERIC (12,2)
MI claim amount paid	NUMERIC (12,2)
MI claim funds received date	DATE (MM/DD/YYYY)
Title approval letter received date	DATE (MM/DD/YYYY)
Title package HUD/VA date	DATE (MM/DD/YYYY)
FHA 27011A transmitted date	DATE (MM/DD/YYYY)
FHA Part A funds received date	DATE (MM/DD/YYYY)
FHA 27011 B transmitted date	DATE (MM/DD/YYYY)
FHA Part B funds received date	DATE (MM/DD/YYYY)
VA NOE submitted date	DATE (MM/DD/YYYY)
VA first funds received amount	NUMERIC (12,2)
VA first funds received date	DATE (MM/DD/YYYY)
VA claim funds received date	DATE (MM/DD/YYYY)
VA claim submitted date	DATE (MM/DD/YYYY)
VA claims funds received amount	NUMERIC (12,2)
REO flag	VARCHAR (2)
REO repaired value	NUMERIC (12,2)
REO value (as is)	NUMERIC (12,2)
REO value date	DATE (MM/DD/YYYY)
REO value source	VARCHAR (15)
REO original list date	DATE (MM/DD/YYYY)
REO original list price	NUMERIC (12,2)
REO list price adjustment amount	NUMERIC (12,2)
REO list price adjustment date	DATE (MM/DD/YYYY)
Date REO offer received	DATE (MM/DD/YYYY)
Date REO offer accepted	DATE (MM/DD/YYYY)
REO scheduled close date	DATE (MM/DD/YYYY)
REO actual closing date	DATE (MM/DD/YYYY)
REO sales price	NUMERIC (12,2)
REO net sales proceeds	NUMERIC (12,2)
Estimated loss	NUMERIC (12,2)

EXHIBIT G TO THE AAR
Exhibit 12 to the Second Amended and Restated Flow Mortgage Loan Sale and Servicing Agreement

EMC FORM – DELINQUENCY SUMMARY REPORT

Delinquency Summary Report:  Provides summary data at the servicer investor level regarding loan performance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Performance type (Current, 30 days, 60 days, 90+ days, Foreclosure, Bankruptcy or PIF)	VARCHAR (6)
Count of Loans	NUMERIC (10,0)
Percent of Investor Number	NUMERIC (7,7)
Deal UPB	NUMERIC (14,2)
Percent of Deal UPB	NUMERIC (7,7)
Arrears Balance	NUMERIC (14,2)
Percent of Arrears Balance	NUMERIC (7,7)
Foreclosure Quick Sale	NUMERIC (12,2)
REO Book Value	NUMERIC (12,2)

EXHIBIT H TO THE AAR
Exhibit 13 to the Second Amended and Restated Flow Mortgage Loan Sale and Servicing Agreement

EMC FORM - MODIFIED LOANS REPORT

Modified Loans Report:   Provides loan level data regarding all loans that the Servicer has modified with the first modified payment due within thirty days following the end of the reporting cycle.  The report contains the following data fields in the order below:

Field Description	Field Description
Loan	VARCHAR (15)
Investor	VARCHAR (5)
Original Category	VARCHAR (5)
Current Category	VARCHAR (5)
Stop Adv Flag	VARCHAR (3)
Modified Due Date	DATE (MM/DD/YYYY)
Mod Loan Curtailment	NUMERIC (15,2)
Mod Loan Curt Adjustment	NUMERIC (15,2)
Principal Advanced Capped	NUMERIC (15,2)
Net Interest Advanced Capped	NUMERIC (15,2)
Service Fee Advanced Capped	NUMERIC (15,2)
Third Party Bal Capped	NUMERIC (15,2)
Amount of Other Capped	NUMERIC (15,2)
Borrower Interest Contribution	NUMERIC (15,2)
Borrower Fee Code Arrearage Contribution	NUMERIC (15,2)
Borrower Principal Contribution	NUMERIC (15,2)
Amt Forgiven	NUMERIC (15,2)
Beg Delq Prin Bal	NUMERIC (15,2)
Beg Delq Int Bal	NUMERIC (15,2)
Beg Pre Prin Bal	NUMERIC (15,2)
Beg Pre Int Bal	NUMERIC (15,2)
Excess Int Adjust	NUMERIC (15,2)
Excess Interest on Mod	NUMERIC (15,2)

EXHIBIT I TO THE AAR
Exhibit 14 to the Second Amended and Restated Flow Mortgage Loan Sale and Servicing Agreement

EMC FORM - CLAIMS SUBMITTED REPORT

Claims Submitted Report:  Provides loan level detail regarding claims submitted by the servicer’s investor number that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Loan Number	VARCHAR (15)
Mortgage Group	VARCHAR (1)
Liquidation Type	VARCHAR (1)
Escrow Balance or Advance Balance	NUMERIC (12,2)
Corporate Expense Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Replacement Reserve Balance	NUMERIC (12,2)
Suspense Balance	NUMERIC (12,2)
Third Party Expense Balance	NUMERIC (12,2)
Charge Off Amount	NUMERIC (12,2)
Side Note Collections	NUMERIC (12,2)
Claim Amount Submitted	NUMERIC (12,2)

EXHIBIT J TO THE AAR

Exhibit 15 to the Second Amended and Restated Flow Mortgage Loan Sale and Servicing Agreement

Loss Severity Summary Report:  Provides summary data at the deal level regarding loss severity that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Month End	DATE (MM/DD/YYYY)
Deal Name	VARCHAR (15)
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Loan Number	VARCHAR (15)
Liquidation Type	VARCHAR (1)
Loan Due Date	DATE (MM/DD/YYYY)
PIF Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Service Fee Rate	NUMERIC (7,7)
P & I Constant	NUMERIC (12,2)
Scheduled Beginning Balance	NUMERIC (12,2)
Arrearage Balance	NUMERIC (12,2)
Total Legal and Other Expenses	NUMERIC (12,2)
Scheduled Advanced Interest	NUMERIC (12,2)
Scheduled Liquidated Amount	NUMERIC (12,2)
Gross Liquidation Proceeds	NUMERIC (12,2)
P & I Advance Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Net Liquidation Proceeds	NUMERIC (12,2)
Scheduled Net Interest	NUMERIC (12,2)
Net Liquidated Funds Remitted	NUMERIC (12,2)
Total Loss (Gain) Amount	NUMERIC (12,2)
Total Loss (Gain) to Trust	NUMERIC (12,2)
Total Loss (Gain) to Servicer	NUMERIC (12,2)
Total Loss Severity %	NUMERIC (7,7)
Total Loss Severity % to Trust	NUMERIC (7,7)
Total Liquidated Remitted	NUMERIC (12,2)
Claim on Trust Loss	NUMERIC (12,2)
Claim on Servicer Loss	NUMERIC (12,2)
Total Claim Amount	NUMERIC (12,2)

EXHIBIT R-2

FORM OF BRANCH BANKING ASSIGNMENT AGREEMENT
ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT (the “Assignment”) is dated as of June 29, 2007, by and among EMC Mortgage Corporation (the “Assignor”), Wells Fargo Bank, National Association, as trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 (the “Assignee”) and Branch Banking and Trust Company (the “Company”).

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree that the residential mortgage loans (the “Mortgage Loans”) listed on Exhibit A annexed hereto purchased by the Assignor from the Company and now serviced by Company for the Assignor and its successors and assigns pursuant to (a) that certain Purchase, Warranties and Servicing Agreement, dated as of March 1, 2007, between the Company and the Assignor (the “Purchase Agreement”) and (b) the term sheet dated May 11, 2007, between the Company and the Assignor, (the “Term Sheet” and together with the Purchase Agreement, the “Agreements”) shall be subject to the terms of this Assignment.  Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreements.

Assignment and Assumption

1.  Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest as in, to and under (a) the Mortgage Loans and (b) the Agreements with respect to the Mortgage Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title or interest, in, to and under the Agreements with respect to any mortgage loan other than the Mortgage Loans listed on Exhibit A.  Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 and Section 3.02 of the Purchase Agreement and in the Term Sheet, and any obligation of the Company to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 and Section 8.01 of the Purchase Agreement, and the Assignor is retaining the right to enforce the representations and warranties and the obligations of the Company set forth in those sections and in the Term Sheet against the Company.  In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under Section 4.03 and Section 4.13 of the Purchase Agreement (but only insofar as such Sections grant to the Purchaser the right to terminate the servicing of defaulted Mortgage Loans and/or REO Properties by the Company).  In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under, Section 2.09 of the Purchase Agreement. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Agreements or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

2.  The Assignor warrants and represents to the Assignee and to the Company as of the date hereof:

(a)
Attached hereto as Exhibit B are true and accurate copies of the Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
The Assignor was the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Agreements as they relate to the Mortgage Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Mortgage Loans to the Assignee as contemplated herein, the Assignee shall have good title to each and every Mortgage Loan, as well as any and all of the Assignor’s interests, rights and obligations under the Agreements as they relate to the Mortgage Loans, free and clear of any and all liens, claims and encumbrances;

(c)	There are no offsets, counterclaims or other defenses available to the Assignor with respect to the Mortgage Loans or the Agreements;

(d)	The Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Mortgage Loan;

(e)
The Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

(f)
The Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Assignment, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this Assignment is in the ordinary course of the Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignor or its property is subject.  The execution, delivery and performance by the Assignor of this Assignment and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignor.  This Assignment has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee, and the Company, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Assignment, or the consummation by it of the transactions contemplated hereby.  Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans or any interest in the Mortgage Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, or any interest in the Mortgage Loans or otherwise approached or negotiated with respect to the Mortgage Loans, or any interest in the Mortgage Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

(h)
The Assignor has received from the Company, and has delivered to the Assignee, all documents required to be delivered to the Company prior to the date hereof pursuant to Section 2.07 of the Purchase Agreement with respect to the Mortgage Loans and has not received, and has not requested from the Company, any additional documents.

3.  The Assignee represents, warrants and covenants with the Assignor and the Company that:

(a)
The Assignee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States, and has all requisite power and authority to acquire, own and purchase the Mortgage Loans;

(b)
The Assignee has full power and authority to execute, deliver and perform under this Assignment, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this Assignment is in the ordinary course of the Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee’s charter or bylaws, or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject.  The execution, delivery and performance by the Assignee of this Assignment and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee.  This Assignment has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor and the Company, will constitute the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditor’s rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

(c)
No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment, or the consummation by it of the transactions contemplated hereby;

(d)
There is no action, suit, proceeding, investigation or litigation pending or, to the Assignee’s knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to the Assignee, would adversely affect the Assignee’s execution or delivery of, or the enforceability of, this Assignment, or the Assignee’s ability to perform its obligations under this Assignment; and

(e)
The Assignee assumes for the benefit of the Trust, all of the rights of the Purchaser under the Agreements with respect to the Mortgage Loans listed on Exhibit A, other than the right to enforce the obligations of the Company under the Agreements.

4.  The Company warrants and represents to, and covenants with, the Assignor and the Assignee as of the date hereof:

(a)
Attached hereto as Exhibit B are true and accurate copy of the Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Mortgage Loans and to perform its obligations under the Agreements;

(c)
The Company has full corporate power and authority to execute, deliver and perform its obligations under this Assignment, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this Assignment is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of its charter or by-laws or any legal restriction, or any material agreement or instrument to which it is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject.  The execution, delivery and performance by the Company of this Assignment and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.  This Assignment has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Company of this Assignment, or the consummation by it of the transactions contemplated hereby;

(e)
The Company shall establish a Custodial Account and an Escrow Account under the Agreements in favor of Assignee with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account previously established under the Agreements in favor of the Assignor; and

(f)
Pursuant to Section 11.18 of the Purchase Agreement, the Company hereby restates the representations and warranties set forth in Article III of the Purchase Agreement and in the Term Sheet with respect to the Company and the Mortgage Loans as of the date hereof.

5.  The Company warrants and represents to, and covenants with, the Assignor and Bear Stearns Asset Backed Securities I LLC  (“BSABS I”) as of the date hereof:

a.
The Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

b.
No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

c.	The Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

d.
No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Agreements and this Assignment for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the date hereof;

e.
There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Agreements and this Assignment;

f.	There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

g.
There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Purchase Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify the Assignor and BSABS I in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Mortgage Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or BSABS I with respect to the Securitization Transaction and (ii) provide to the Assignor and BSABS I a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com.  Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  Michelle Viner
Facsimile:  (214) 626-4889
Email: mviner@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: General Counsel
Facsimile:  (469) 759-4714

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  Michelle Viner
Facsimile:  (214) 626-4889
Email: mviner@bear.com

6.  The Company hereby acknowledges that EMC Mortgage Corporation (the “Master Servicer”) has been appointed as the master servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2007, among BSABS I, the Assignee, the Master Servicer and the Assignor (the “Pooling Agreement”).  The Company shall deliver all reports required to be delivered under the Agreements to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas  75067
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

Recognition of Assignee

7.  From and after the date hereof the Company shall recognize the Assignee as owner of the Mortgage Loans, and acknowledges that the Mortgage Loans will be part of a REMIC.  The Company will service the Mortgage Loans in accordance with the Agreements, but in no event in a manner that would (i) cause the REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code).  It is the intention of the Assignor, the Company and the Assignee that this Assignment shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.  Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Agreements, which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee.

The Company shall prepare for and deliver to the Assignee and the Master Servicer (and the securities administrator, if any) a statement with respect to each mortgaged property acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Assigned Loan (“REO Property”) that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Assignee (or the securities administrator, if any) to comply with the reporting requirements of the REMIC provisions of the Code. The net monthly rental income, if any, from such REO Property shall be deposited in the related collection account no later than the close of business on each determination date.  The Company shall perform, or caused to be performed, the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required.  In the event that the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 acquires any REO Property as aforesaid or otherwise in connection with a default or default becoming reasonably foreseeable on an Assigned Loan, the Company shall cause such REO Property to be disposed prior to three years after its acquisition by the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 or, at the expense of the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Assignee (or the securities administrator, if any) shall have been supplied with an opinion of counsel addressed to the Assignee (and the securities administrator, if any) rendered by nationally recognized tax counsel specializing in such matters (such opinion not to be an expense of the Trustee or the Securities Administrator) to the effect that the holding by the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC as defined in Section 860F of the Code or cause any REMIC to fail to qualify as a REMIC, in which case the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 may continue to hold such REO Property (subject to any conditions contained in such opinion of counsel). Notwithstanding any other provision of the Servicing Agreement, no REO Property acquired by the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 in such a manner or pursuant to any terms that would (i) cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any REMIC to the imposition of any federal, state or local income taxes on the income earned from such REO Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 with respect to the imposition of any such taxes.

The Company shall indemnify the Assignor, each affiliate of the Assignor, BSABS I, the Assignee, Bear, Stearns & Co. Inc. (the “Underwriter”) and each affiliate of the Underwriter, each Person (including, but not limited to, the Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, each Person who controls the Assignor, BSABS I, the Assignee or the Underwriter (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained in any information, report, certification, data, accountants’ letter or other material provided under Section 11.18 of the Purchase Agreement by or on behalf of the Company, or provided under Section 11.18 of the Purchase Agreement by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under Section 11.18 of the Purchase Agreement, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Section 11.18 of the Purchase Agreement, including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Company of a representation or warranty set forth in Section 3.01 of the Purchase Agreement or in a writing furnished pursuant to Section 3.01(q) of the Purchase Agreement and made as of a date prior to the date hereof, to the extent that such breach is not cured by the date hereof, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01(q) of the Purchase Agreement to the extent made as of a date subsequent to the date hereof; or

             If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

           In the case of any failure of performance described in Section 11.18 of the Purchase Agreement, the Company shall promptly reimburse the Assignor, BSABS I and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

In addition, the Company hereby acknowledges that from and after the date hereof, the Mortgage Loans will be subject to the terms and conditions of the Pooling Agreement pursuant to which the Master Servicer is required to monitor the performance by the Company of its servicing obligations under the Agreements and has the right to enforce the obligations of the Company under the Purchase Sale and Servicing Agreement with respect to the servicing of the Mortgage Loans.  Such right will include, without limitation, the right to terminate the Company under the Agreements upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Agreements, the right to receive all monthly reports and other data required to be delivered by the Company under the Agreements, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company.  In connection therewith, the Company hereby agrees to make all remittances required under the Agreements with respect to the Mortgage Loans to the Master Servicer for the benefit of the Assignee in accordance with the following wire transfer instructions:

EMC Master Servicing Remittances
Bank:  Chase Bank of Texas
Branch:  Irving, Texas
Account Name:  EMC Mortgage Corporation
ABA # 113000609
ACCOUNT # 000000709377717
Reference: M/S Remittance June 1, 2007 Remit for Branch Banking and Trust Company
Attention:  LSBO Group-MS

It is the intention of the Assignor, the Company and the Assignee that this Assignment will be a separate and distinct servicing agreement between the Assignee and the Company, to the extent of the Mortgage Loans, and shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.  Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Agreements which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee.

8.  Modification of the Purchase Agreement :

The Company and the Assignor hereby amend the Purchase Agreement as follows:

(a)  The following definition is added to Section 1.01 of the Purchase Agreement:

Trustee: Wells Fargo Bank, National Association.

(b)  The definition of “Master Servicer” in Section 1.01 of the Purchase Agreement is deleted in its entirety and replaced with the following definition:

Master Servicer: EMC Mortgage Corporation.

(c)  The definition of “Business Day” in Section 1.01 of the Purchase Agreement is deleted in its entirety and replaced with the following definition:

Business Day:  Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of Maryland, Minnesota, New York, Texas or North Carolina, or (iii) a day on which banks in the States of Maryland, Minnesota, New York, Texas or North Carolina are authorized or obligated by law or executive order to be closed.

(d)  The definition of Eligible Account in Section 1.01 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Eligible Account: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody’s is not a Rating Agency) are rated by each Rating Agency in one of its two highest long-term and its highest short-term rating categories respectively, at the time any amounts are held on deposit therein, or (ii) an account or accounts in a depository institution or trust company in which such accounts are insured by the FDIC (to the limits established by the FDIC) and the uninsured deposits in which accounts are otherwise secured such that, as evidenced by an Opinion of Counsel delivered to the Trustee and to each Rating Agency, the Certificateholders have a claim with respect to the funds in such account or a perfected first priority security interest against any collateral (which shall be limited to Permitted Investments) securing such funds that is superior to claims of any other depositors or creditors of the depository institution or trust company in which such account is maintained, or (iii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iv) any other account acceptable to the Rating Agencies. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.

(e)  The definition of Principal Prepayment in Section 1.01 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.  Partial principal Prepayments shall be applied in accordance with the terms of the related Mortgage Note.

(f)  The definition of Servicing Fee Rate in Section 1.01 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Servicing Fee Rate: A per annum rate equal to 0.250%.

(g)  Section 3.01(s) of the Purchase Agreement is hereby amended by changing the reference in Section 3.01(s) of the Purchase Agreement from “15 calendar days” to “30 calendar days”.

(h)  Section 4.01 of the Purchase Agreement is hereby amended by deleting the first sentence of the second paragraph and replacing with the following:

Consistent with and in addition to the terms set forth in this Agreement and the related Term Sheet, if a Mortgage Loan is in default or such default is reasonably foreseeable, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor, including without limitation, to (1) capitalize any amounts owing on the Mortgage Loan by adding such amount to the outstanding principal balance of the Mortgage Loan, (2) defer such amounts to a later date or the final payment date of such Mortgage Loan, (3) extend the maturity of any such Mortgage Loan, (4) amend the related Mortgage Note to reduce the related Mortgage Interest Rate with respect to any Mortgage Loan, (5) convert the Mortgage Interest Rate on any Mortgage Loan from a fixed rate to an adjustable rate or vice versa, (6) with respect to a Mortgage Loan with an initial fixed rate period followed by an adjustable rate period, extend the fixed period and reduce the adjustable rate period, and/or (7) forgive the amount of any interest, principal or servicing advances owed by the related Mortgagor; provided that, in the Company's reasonable and prudent determination, such waiver, modification, postponement or indulgence: (A) is not materially adverse to the interests of the Purchaser on a present value basis using reasonable assumptions (including taking into account any estimated Realized Loss that might result absent such action); and (B) does not amend the related Mortgage Note to extend the maturity thereof later than the date of the Latest Possible Maturity Date (as such term is defined in the related pooling and servicing agreement); provided, further, with respect to any Mortgage Loan that is not in default or if default is not reasonably foreseeable, unless the Company has provided to the Purchaser a certification addressed to the Purchaser, based on the advice of counsel or certified public accountants that have a national reputation with respect to taxation of REMICs that a modification of such Mortgage Loan will not result in the imposition of taxes on or disqualify from REMIC status any of the REMICs and has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan.  Notwithstanding the foregoing, for any waiver, modification, postponement or indulgence (not including any partial releases, assumptions of mortgages or modifications of any Mortgage Loan that is done in connection with compliance with the Relief Act) which the Company reasonably anticipates may result in a realized loss of 20% or more of the outstanding principal balance of a Mortgage Loan, the Company shall present such proposed waiver, modification, postponement or indulgence, together with any supporting documentation, to the Master Servicer for consideration and approval.  The Company shall submit all waivers, modifications or variances of the terms of any Mortgage Loan with respect to partial releases, assumptions of mortgages or for modifications done in furtherance of compliance with the Relief Act, together with any supporting documentation, to the Master Servicer for consideration and approval.

(i)  Section 4.03 of the Purchase Agreement is hereby amended by adding the following paragraph to the end of the section:

On each Remittance Date, the Company shall remit to the Master Servicer all Liquidation Proceeds and Insurance Proceeds, along with any Servicing Advances and Advances, such that the sum of the foregoing at least equals in the aggregate the outstanding Stated Principal Balance of the related Mortgage Loans.  The Master Servicer shall fully reimburse the Company for Servicing Advances and Monthly Advances related to Liquidation Proceeds on the Remittance Date after such Servicing Advances and Monthly Advances are approved; provided, however, the Company must provide documentation in the form of Exhibit P hereto to the Master Servicer seeking approval within 90 days of final liquidation of a Mortgage Loan.  The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation.  The Company’s obligation to make such Servicing Advances and Monthly Advances as to any Mortgage Loan shall continue through the final liquidation of the Mortgaged Property, unless the Company deems such advance nonrecoverable and submits an Officer’s Certificate in accordance with Section 5.03.

(j)  Sections 4.05(vi), 4.05(vii), 4.05(vi) and 4.05(vii) are hereby renumbered as Sections 4.05(vi), 4.05(vii), 4.05(viii) and 4.05(ix), and the following is added as Section 4.05(ix).

(k)  Section 4.05 of the Purchase Agreement is hereby amended by deleting Subsection 4.05(ix) and replacing it with the following:

(ix)           to reimburse itself for Nonrecoverable Advances, to the extent not reimbursed pursuant to clause (ii) or clause (iii), upon prior approval from the Master Servicer.  The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation.

(l)  The following is added as the last paragraph of Section 4.05:

Notwithstanding the foregoing, the Company’s right to reimbursement pursuant to clauses (ii), (iii) and (ix) above shall be subject to the prior approval of the Master Servicer.  The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, the Company must submit such claim with all supporting documentation in order for the Master Servicer to approve or deny such claim within such time period.  Pending such approval, such funds shall be remitted by the Company to the Master Servicer to the extent such funds, in addition to any Servicing Advances and Advances, constitute an amount equal to the outstanding Stated Principal Balance of the related Mortgage Loan plus any accrued interest due and owing on such Mortgage Loan.

(m)  Section 5.02 of the Purchase Agreement is hereby amended by deleting “no later than the fifth Business Day of the following month in hard copy, and” after “mutually agreed upon by both Purchaser and Company, and” in the first paragraph.

(n)  The second sentence of the second paragraph of Section 5.02 of the Purchase Agreement is hereby amended by deleting and replacing it with the following:

The Company shall also provide a monthly report in the form of Exhibit E and Exhibit F, with respect to remittances, Exhibit P, with respect to realized losses and gains, Exhibit Q and Exhibit R, with respect to defaulted mortgage loans, Exhibit S, with respect to modified mortgage loans, Exhibit T, with respect to claims submitted and Exhibit U, with respect to loss severity, with each such report.

(o)  Section 6.04 of the Purchase Agreement is hereby amended by adding the following paragraph to the end of the section:

In the event the Company or any subservicer or subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to the terms of this Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Annual Statement of Compliance pursuant to this Section 6.04 or to the related section of such other applicable agreement, as the case may be, as to the performance of its obligations with respect to the period of time it was subject to this Agreement or any other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

(p)  Section 6.07 of the Purchase Agreement is hereby amended by adding the following paragraph to the end of the section:

In the event the Company or any subservicer or subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to, the terms of this Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Assessment of Compliance and cause to be provided an Attestation Report pursuant to this Section 6.07 or to the related section of such other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

(q)  The first paragraph of Section 11.04 of the of the Purchase Agreement is hereby amended by deleting and replacing it with the following:

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws and except to the extent preempted by Federal law and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(r)  Section 11.19 of the of the Purchase Agreement is hereby amended by deleting and replacing it with the following:

As long as the Company continues to service Mortgage Loans, the Company agrees that with respect to any Mortgage Loan sold or transferred pursuant to a Reconstitution as described in Section 11.18 of this Agreement (a “Reconstituted Mortgage Loan”), the Company, at its expense, shall provide the Purchaser with the information set forth in Exhibits E, F, P, Q, R, S, T & U attached hereto for each Reconstituted Mortgage Loan in Excel or such electronic delimited file format as may be mutually agreed upon by both Purchaser and Company.  Such information shall be provided monthly for all Reconstituted Mortgage Loans on the fifth (5th) Business Day of each month for the immediately preceding monthly period, and shall be posted to emcmortgagecorp.com or other such means as mutually agreed upon.

(s)  The Purchase Agreement is hereby amended as of the date hereof by deleting in its entirety and inserting a new Exhibit E to the Purchase Agreement, a copy of which is annexed hereto as Exhibit C.

(t)  The Purchase Agreement is hereby amended as of the date hereof by deleting in its entirety and inserting a new Exhibit F to the Purchase Agreement, a copy of which is annexed hereto as Exhibit D.

(u)  The Purchase Agreement is hereby amended as of the date hereof by deleting in its entirety and inserting a new Exhibit P to the Purchase Agreement, a copy of which is annexed hereto as Exhibit E.

(v)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit Q to the Purchase Agreement, a copy of which is annexed hereto as Exhibit F.

(w)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit R to the Purchase Agreement, a copy of which is annexed hereto as Exhibit G.

(x)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit S to the Purchase Agreement, a copy of which is annexed hereto as Exhibit H.

(y)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit T to the Purchase Agreement, a copy of which is annexed hereto as Exhibit I.

(z)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit U to the Purchase Agreement, a copy of which is annexed hereto as Exhibit J.

9.  Notice Addresses.

If to the Assignee:

Wells Fargo Bank, National Association
as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS I 2007-AC5
Telecopier No.: (410) 715-2380

If to the Assignor:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas  75067
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

If to the Company:

Branch Banking and Trust Company
2713 Forest Hills Road
Wilson, North Carolina 27894-2305
Attention: Andrew Ball
Email: aball@bbandt.com

10.  This Assignment shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of laws principles other than Section 5-1401 of the New York General Obligations Law) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, except to the extent preempted by federal law.

11.  From and after the date hereof, the Company, as servicer shall recognize the Assignee as the owner of the Mortgage Loans, the Company will service the Mortgage Loans in accordance with the Agreements for the benefit of the Assignee, and shall look solely to the Assignee for performance of the obligations of Purchaser under the Agreements with respect to the Mortgage Loans.  From and after the date hereof, the Assignee shall recognize the Company as the seller and servicer of the Mortgage Loans, and shall look solely to the Company for performance of the obligations of the Seller under the Agreements with respect to the Mortgage Loans.

12.  This Assignment shall inure to the benefit of the successors and assigns of the parties hereto.  Any entity into which the Company, the Assignor or the Assignee may be merged or consolidated shall, without the requirement for any further writing, be deemed the Company, the Assignor or the Assignee, respectively, hereunder.

13.  No term or provision of this Assignment may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

14.  This Assignment shall survive the conveyance of the Mortgage Loans and the assignment of the Agreements to the extent of the Mortgage Loans by the Assignor to the Assignee and the termination of the Agreements.

15.  This Assignment may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Assignment, Assumption and Recognition Agreement to be executed by their duly authorized officers as of the date first above written.

EMC MORTGAGE CORPORATION the Assignor and Master Servicer	WELLS FARGO BANK, NATIONAL ASSOCIATION, the Trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5

By:	By:
Name:	Name:
Title:	Title:

BRANCH BANKING AND TRUST COMPANY the Company

By:
Name:
Title:

Acknowledged and Agreed: BEAR STEARNS ASSET BACKED SECURITIES I LLC

By:
Name:
Title:

EXHIBIT A TO THE AAR

Mortgage Loan Schedule

[Provided Upon Request]

EXHIBIT B TO THE AAR

PURCHASE AGREEMENT

TERM SHEET

EXHIBIT C TO THE AAR
Exhibit E to the Purchase Agreement

EMC FORM – REMITTANCE OVERVIEW REPORT

Remittance Overview Report:  Provides loan level detail regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal Name	VARCHAR (15)
Master Servicer Loan Number	NUMERIC (9,0)
Current Investor Category	VARCHAR (5)
Original Investor Category	VARCHAR (5)
Servicer Loan Number	VARCHAR (15)
Cutoff Date	DATE (MM/DD/YYYY)
Loan Next Due Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Pending Interest Rate	NUMERIC (7,7)
Servicing Fee Rate	NUMERIC (7,7)
MI Rate	NUMERIC (7,7)
Scheduled P&I Amount (P & I Constant)	NUMERIC (12,2)
ARM Index	NUMERIC (7,7)
Pending ARM Index	NUMERIC (7,7)
Beginning Scheduled Principal Balance	NUMERIC (12,2)
Actual Principal Remitted	NUMERIC (12,2)
Actual Principal Curtailment Remitted	NUMERIC (12,2)
Curtailment Adjustment Remitted	NUMERIC (12,2)
Liquidation Principal Remitted	NUMERIC (12,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (12,2)
Scheduled Gross Interest	NUMERIC (12,2)
Actual Interest Remitted	NUMERIC (12,2)
Scheduled Service Fee Amount	NUMERIC (12,2)
Soldiers and Sailors Variance	NUMERIC (12,2)
Net Interest Not Advanced	NUMERIC (12,2)
Prepayment Penalty Remitted	NUMERIC (12,2)
PMI Premium Remitted	NUMERIC (12,2)
Additional Fees Remitted	NUMERIC (12,2)
Ending Scheduled Balance	NUMERIC (12,2)
Actual Amount Remitted Total (each loan)	NUMERIC (12,2)
Beginning Actual Balance	NUMERIC (12,2)
Actual Principal Collected	NUMERIC (12,2)
Actual Curtailments Collected	NUMERIC (12,2)
Curtailment Adjustment Collected	NUMERIC (12,2)
Gross Interest Collected	NUMERIC (12,2)
Net Interest Collected	NUMERIC (12,2)
Service Fee Collected	NUMERIC (12,2)
Actual Ending Principal Balance	NUMERIC (12,2)
Liquidation Date	DATE (MM/DD/YYYY)
Liquidation Type	VARCHAR (1)
Gross Liquidation Proceeds	NUMERIC (12,2)
Liquidation Expenses	NUMERIC (12,2)
Principal and Interest Advanced Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Calculated Loss to Trust	NUMERIC (12,2)
Net Interest Remitted	NUMERIC (12,2)
Collected Interest Not Remitted	NUMERIC (12,2)
Ending Advance Balance	NUMERIC (12,2)
Soldiers and Sailors Flag	VARCHAR (1)
Soldiers and Sailors Old Rate	NUMERIC (7,7)
Soldiers and Sailors Old P & I	NUMERIC (12,2)
Modified Date	DATE (MM/DD/YYYY)
Stop Advance Flag
Stop Advance Date	DATE (MM/DD/YYYY)
BPO Value	NUMERIC (12,2)
Cash Flow Group	VARCHAR (2)
MSP Principal Balance	NUMERIC (12,2)
Debt Forgiven / Charged Off	NUMERIC (12,2)
Mortgagor PITI Payment	NUMERIC (12,2)
Bankruptcy Status	VARCHAR (2)
Foreclosure Status	VARCHAR (2)
Modification Status
Interest Only Loan	VARCHAR (2)
Escrowed Loan	VARCHAR (2)
Monthly Escrow Deposit	NUMERIC (12,2)
Escrow Balance	NUMERIC (12,2)
Escrow Advance Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Mortgagor Recoverable Corporate Expense Balance	NUMERIC (12,2)
Non-Recoverable Corporate Expense Balance	NUMERIC (12,2)
HUD 235 Loan Status	VARCHAR (2)
HUD 235 Balance	NUMERIC (12,2)
Late Charge Balance	NUMERIC (12,2)
Buydown Loan Status	VARCHAR (2)
Monthly Buydown Amount	NUMERIC (12,2)
Monthly Buydown Funds Balance	NUMERIC (12,2)
Prepayment Penalty Amount Waived	NUMERIC (12,2)
Prepayment Penalty Waived Reason Code	VARCHAR (3)
Material Breach Status	VARCHAR (3)
Material Breach Code	VARCHAR (3)
Prefunding Date	DATE (MM/DD/YYYY)
3rd Party Recoverable Expenses	NUMERIC (12,2)

EXHIBIT D TO THE AAR
Exhibit F to the Purchase Agreement

EMC FORM – REMITTANCE SUMMARY REPORT

Remittance Summary Report:  Provides summary data at a deal (investor/category) level regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal	VARCHAR (15)
Investor	VARCHAR (5)
Category	VARCHAR (5)
Principal Remitted	NUMERIC (15,2)
Curtailments Remitted	NUMERIC (15,2)
Curtailment Adjustments Remitted	NUMERIC (15,2)
Liquidation Proceeds Remitted	NUMERIC (15,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (15,2)
Principal Amounts Called/Collapsed	NUMERIC (15,2)
Total Principal Remitted	NUMERIC (15,2)
Interest Remitted	NUMERIC (15,2)
PMI Premiums Remitted	NUMERIC (15,2)
Soldiers and Sailors Difference	NUMERIC (15,2)
Net Interest Not Advanced	NUMERIC (15,2)
Non Comp Interest Remitted	NUMERIC (15,2)
Prepayment Penalties Remitted	NUMERIC (15,2)
Total Interest Remitted	NUMERIC (15,2)
Arrearage Amount Remitted	NUMERIC (15,2)
Aggregate Loss to Trust Total Manual Adjustments	NUMERIC (15,2)
Debt Forgiven/ Charged Off	NUMERIC (15,2)
Additional Fees Collected	NUMERIC (15,2)
Total Remittance	NUMERIC (15,2)

EXHIBIT E TO THE AAR
Exhibit P to the Purchase Agreement

EMC FORM - CALCULATION OF GAIN-LOSS DELINQUENT LOANS

EMC Master Servicing Calculation of Gain/Loss on Delinquent Loan Worksheet

Date:         ___________________________________

Prepared By	Phone Number	Email Address

Servicer Loan Number	Servicer Address	EMC Loan Number

Borrower Name	Property Address

Liquidation Type	REO	Third Party	Short Sale	Charge off	Deed In Lieu

Has this loan been previously modified?	Yes	No
Has this loan been crammed down in a bankruptcy?	Yes	No
If “Yes”, provide amount _______________________________

Liquidation and Acquisition Expenses:

Amounts requiring Amortization Schedule for backup:

Actual Unpaid Principal Balance of Mortgage Loan
Interest Accrued at Net Rate Less Servicing Fees
Accrued Servicing Fees

Amounts requiring Additional backup:

Attorney’s Fees	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Attorney’s Costs	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Taxes	Payment history showing disbursements
Property Maintenance	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Property Inspection	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
PMI/Hazard Insurance Premiums	Payment history showing disbursements
Utility Expenses	Payment history showing disbursements
Appraisal/BPO Expenses	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
HOA Dues	Payment history showing disbursements
Cash For Keys	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Miscellaneous (itemized)	Requires Itemization and supporting detail
Total Expenses	------------------------------------------------

Credits to Loan:

Escrow Balance/Advance	Payment history showing disbursements and ending balance
Rental Receipts	Payment history showing application of funds to loan
Hazard Claim Proceeds	Payment history showing credit to account
PMI Funds	EOB document
Government Insurance Funds (Part A Funds)	EOB document
REO Proceeds	HUD 1 Settlement Statement
Government Insurance Funds (Part B Funds)	EOB document
Pool Insurance Proceeds	Payment history showing credit to account
Other Credits (itemized)	Payment history showing credit to account
Total Credits	------------------------------------------------

Total Realized Loss (or Amount of Gain)	$________________

NOTE:  Do not combine or net remit items.  All expenses and credits should be documented individually.   Claim packages are due by the fifth business day of the month following receipt of liquidation proceeds.  Late claims may result in delayed claim payment.  The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

EXHIBIT F TO THE AAR
Exhibit Q to the Purchase Agreement

EMC FORM – DEFAULT OVERVIEW REPORT

Default Overview Report:  Provides loan level detail regarding the defaulted loans that are being serviced and reported to EMC Master Servicing.  The report contains the following data fields in the order below:

Field	Field Description
Servicer loan number	VARCHAR (15)
SBO loan number	VARCHAR (9)
Zip Code	VARCHAR (5)
Original loan amount	NUMERIC (12,2)
Original value amount	NUMERIC (12,2)
Origination date	DATE (MM/DD/YYYY)
Loan type	VARCHAR (2)
Actual due date	DATE (MM/DD/YYYY)
Current loan amount	NUMERIC (12,2)
Corporate expense balance	NUMERIC (12,2)
Escrow balance/advance balance	NUMERIC (12,2)
Suspense balance	NUMERIC (12,2)
Restricted escrow balance	NUMERIC (12,2)
Current Value date	DATE (MM/DD/YYYY)
Current value amount	NUMERIC (12,2)
Current value source	VARCHAR (15)
VA LGC/ FHA Case number	VARCHAR (15)
% of MI coverage	NUMERIC (7,7)
MI certificate number	VARCHAR (15)
LPMI Cost	NUMERIC (7,7)
Occupancy status	VARCHAR (1)
First vacancy date	DATE (MM/DD/YYYY)
Property condition	VARCHAR (2)
Property type	VARCHAR (2)
Delinquency flag	VARCHAR (2)
Reason for default	VARCHAR (2)
FNMA action code	VARCHAR (3)
FNMA delinquency reason code	VARCHAR (3)
Loss mit flag	VARCHAR (2)
Loss mit type	VARCHAR (2)
Loss mit approval date	DATE (MM/DD/YYYY)
Loss mit removal date	DATE (MM/DD/YYYY)
Repay first due date	DATE (MM/DD/YYYY)
Repay next due date	DATE (MM/DD/YYYY)
Repay plan broken/reinstated/closed date	DATE (MM/DD/YYYY)
Repay plan created date	DATE (MM/DD/YYYY)
Foreclosure flag	VARCHAR (2)
Foreclosure attorney referral date	DATE (MM/DD/YYYY)
Actual first legal date	DATE (MM/DD/YYYY)
Date FC sale scheduled	DATE (MM/DD/YYYY)
Foreclosure actual sale date	DATE (MM/DD/YYYY)
Actual redemption end date	DATE (MM/DD/YYYY)
Actual eviction complete date	DATE (MM/DD/YYYY)
Actual eviction start date	DATE (MM/DD/YYYY)
Bankruptcy flag	VARCHAR (2)
Actual bankruptcy start date	DATE (MM/DD/YYYY)
Bankruptcy chapter	VARCHAR (2)
Bankruptcy Case Number	VARCHAR (15)
Post petition due date	DATE (MM/DD/YYYY)
Actual discharge date	DATE (MM/DD/YYYY)
Date relief/dismissal granted	DATE (MM/DD/YYYY)
Actual MI claim filed date	DATE (MM/DD/YYYY)
Actual MI claim amount filed	NUMERIC (12,2)
MI claim amount paid	NUMERIC (12,2)
MI claim funds received date	DATE (MM/DD/YYYY)
Title approval letter received date	DATE (MM/DD/YYYY)
Title package HUD/VA date	DATE (MM/DD/YYYY)
FHA 27011A transmitted date	DATE (MM/DD/YYYY)
FHA Part A funds received date	DATE (MM/DD/YYYY)
FHA 27011 B transmitted date	DATE (MM/DD/YYYY)
FHA Part B funds received date	DATE (MM/DD/YYYY)
VA NOE submitted date	DATE (MM/DD/YYYY)
VA first funds received amount	NUMERIC (12,2)
VA first funds received date	DATE (MM/DD/YYYY)
VA claim funds received date	DATE (MM/DD/YYYY)
VA claim submitted date	DATE (MM/DD/YYYY)
VA claims funds received amount	NUMERIC (12,2)
REO flag	VARCHAR (2)
REO repaired value	NUMERIC (12,2)
REO value (as is)	NUMERIC (12,2)
REO value date	DATE (MM/DD/YYYY)
REO value source	VARCHAR (15)
REO original list date	DATE (MM/DD/YYYY)
REO original list price	NUMERIC (12,2)
REO list price adjustment amount	NUMERIC (12,2)
REO list price adjustment date	DATE (MM/DD/YYYY)
Date REO offer received	DATE (MM/DD/YYYY)
Date REO offer accepted	DATE (MM/DD/YYYY)
REO scheduled close date	DATE (MM/DD/YYYY)
REO actual closing date	DATE (MM/DD/YYYY)
REO sales price	NUMERIC (12,2)
REO net sales proceeds	NUMERIC (12,2)
Estimated loss	NUMERIC (12,2)

EXHIBIT G TO THE AAR
Exhibit R to the Purchase Agreement

EMC FORM – DELINQUENCY SUMMARY REPORT

Delinquency Summary Report:  Provides summary data at the servicer investor level regarding loan performance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Performance type (Current, 30 days, 60 days, 90+ days, Foreclosure, Bankruptcy or PIF)	VARCHAR (6)
Count of Loans	NUMERIC (10,0)
Percent of Investor Number	NUMERIC (7,7)
Deal UPB	NUMERIC (14,2)
Percent of Deal UPB	NUMERIC (7,7)
Arrears Balance	NUMERIC (14,2)
Percent of Arrears Balance	NUMERIC (7,7)
Foreclosure Quick Sale	NUMERIC (12,2)
REO Book Value	NUMERIC (12,2)

EXHIBIT H TO THE AAR
Exhibit S to the Purchase Agreement

EMC FORM - MODIFIED LOANS REPORT

Modified Loans Report:   Provides loan level data regarding all loans that the Servicer has modified with the first modified payment due within thirty days following the end of the reporting cycle.  The report contains the following data fields in the order below:

Field Description	Field Description
Loan	VARCHAR (15)
Investor	VARCHAR (5)
Original Category	VARCHAR (5)
Current Category	VARCHAR (5)
Stop Adv Flag	VARCHAR (3)
Modified Due Date	DATE (MM/DD/YYYY)
Mod Loan Curtailment	NUMERIC (15,2)
Mod Loan Curt Adjustment	NUMERIC (15,2)
Principal Advanced Capped	NUMERIC (15,2)
Net Interest Advanced Capped	NUMERIC (15,2)
Service Fee Advanced Capped	NUMERIC (15,2)
Third Party Bal Capped	NUMERIC (15,2)
Amount of Other Capped	NUMERIC (15,2)
Borrower Interest Contribution	NUMERIC (15,2)
Borrower Fee Code Arrearage Contribution	NUMERIC (15,2)
Borrower Principal Contribution	NUMERIC (15,2)
Amt Forgiven	NUMERIC (15,2)
Beg Delq Prin Bal	NUMERIC (15,2)
Beg Delq Int Bal	NUMERIC (15,2)
Beg Pre Prin Bal	NUMERIC (15,2)
Beg Pre Int Bal	NUMERIC (15,2)
Excess Int Adjust	NUMERIC (15,2)
Excess Interest on Mod	NUMERIC (15,2)

EXHIBIT I TO THE AAR
Exhibit T to the Purchase Agreement

EMC FORM - CLAIMS SUBMITTED REPORT

Claims Submitted Report:  Provides loan level detail regarding claims submitted by the servicer’s investor number that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Loan Number	VARCHAR (15)
Mortgage Group	VARCHAR (1)
Liquidation Type	VARCHAR (1)
Escrow Balance or Advance Balance	NUMERIC (12,2)
Corporate Expense Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Replacement Reserve Balance	NUMERIC (12,2)
Suspense Balance	NUMERIC (12,2)
Third Party Expense Balance	NUMERIC (12,2)
Charge Off Amount	NUMERIC (12,2)
Side Note Collections	NUMERIC (12,2)
Claim Amount Submitted	NUMERIC (12,2)

EXHIBIT J TO THE AAR

Exhibit U to the Purchase Agreement

Loss Severity Summary Report:  Provides summary data at the deal level regarding loss severity that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Month End	DATE (MM/DD/YYYY)
Deal Name	VARCHAR (15)
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Loan Number	VARCHAR (15)
Liquidation Type	VARCHAR (1)
Loan Due Date	DATE (MM/DD/YYYY)
PIF Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Service Fee Rate	NUMERIC (7,7)
P & I Constant	NUMERIC (12,2)
Scheduled Beginning Balance	NUMERIC (12,2)
Arrearage Balance	NUMERIC (12,2)
Total Legal and Other Expenses	NUMERIC (12,2)
Scheduled Advanced Interest	NUMERIC (12,2)
Scheduled Liquidated Amount	NUMERIC (12,2)
Gross Liquidation Proceeds	NUMERIC (12,2)
P & I Advance Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Net Liquidation Proceeds	NUMERIC (12,2)
Scheduled Net Interest	NUMERIC (12,2)
Net Liquidated Funds Remitted	NUMERIC (12,2)
Total Loss (Gain) Amount	NUMERIC (12,2)
Total Loss (Gain) to Trust	NUMERIC (12,2)
Total Loss (Gain) to Servicer	NUMERIC (12,2)
Total Loss Severity %	NUMERIC (7,7)
Total Loss Severity % to Trust	NUMERIC (7,7)
Total Liquidated Remitted	NUMERIC (12,2)
Claim on Trust Loss	NUMERIC (12,2)
Claim on Servicer Loss	NUMERIC (12,2)
Total Claim Amount	NUMERIC (12,2)

EXHIBIT R-3

FORM OF FIFTH THIRD
ASSIGNMENT AGREEMENT
ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT (the “Assignment”) is dated as of June 29, 2007, by and among EMC Mortgage Corporation (the “Assignor”), Wells Fargo Bank, National Association, as trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 (the “Assignee”) and Fifth Third Mortgage Company (the “Company”).

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree that the residential mortgage loans (the “Mortgage Loans”) listed on Exhibit A annexed hereto purchased by the Assignor from the Company and now serviced by Company for the Assignor and its successors and assigns pursuant to (a) that certain Purchase, Warranties and Servicing Agreement, dated as of September 1, 2002, between the Company and the Assignor, as amended by Amendment Number One, dated as of April 1, 2006, between the Company and the Assignor (the “Purchase Agreement”) and (b) the term sheet dated February 28, 2007, between the Company and the Assignor, (the “Term Sheet” and together with the Purchase Agreement, the “Agreements”) shall be subject to the terms of this Assignment.  Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreements.

Assignment and Assumption

1.  Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest as in, to and under (a) the Mortgage Loans and (b) the Agreements with respect to the Mortgage Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title or interest, in, to and under the Agreements with respect to any mortgage loan other than the Mortgage Loans listed on Exhibit A.  Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 and Section 3.02 of the Purchase Agreement and in the Term Sheet, and any obligation of the Company to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 and Section 8.01 of the Purchase Agreement, and the Assignor is retaining the right to enforce the representations and warranties and the obligations of the Company set forth in those sections and in the Term Sheet against the Company.  In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under Section 4.03 and Section 4.13 of the Purchase Agreement (but only insofar as such Sections grant to the Purchaser the right to terminate the servicing of defaulted Mortgage Loans and/or REO Properties by the Company).  Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Agreements or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

2.  The Assignor warrants and represents to the Assignee and to the Company as of the date hereof:

(a)
Attached hereto as Exhibit B are true and accurate copies of the Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
The Assignor was the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Agreements as they relate to the Mortgage Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Mortgage Loans to the Assignee as contemplated herein, the Assignee shall have good title to each and every Mortgage Loan, as well as any and all of the Assignor’s interests, rights and obligations under the Agreements as they relate to the Mortgage Loans, free and clear of any and all liens, claims and encumbrances;

(c)	There are no offsets, counterclaims or other defenses available to the Assignor with respect to the Mortgage Loans or the Agreements;

(d)	The Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Mortgage Loan;

(e)
The Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

(f)
The Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Assignment, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this Assignment is in the ordinary course of the Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignor or its property is subject.  The execution, delivery and performance by the Assignor of this Assignment and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignor.  This Assignment has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee, and the Company, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Assignment, or the consummation by it of the transactions contemplated hereby.  Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans or any interest in the Mortgage Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, or any interest in the Mortgage Loans or otherwise approached or negotiated with respect to the Mortgage Loans, or any interest in the Mortgage Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

(h)
The Assignor has received from the Company, and has delivered to the Assignee, all documents required to be delivered to the Company prior to the date hereof pursuant to Section 2.07 of the Purchase Agreement with respect to the Mortgage Loans and has not received, and has not requested from the Company, any additional documents.

3.  The Assignee represents, warrants and covenants with the Assignor and the Company that:

(a)
The Assignee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States, and has all requisite power and authority to acquire, own and purchase the Mortgage Loans;

(b)
The Assignee has full power and authority to execute, deliver and perform under this Assignment, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this Assignment is in the ordinary course of the Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee’s charter or bylaws, or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject.  The execution, delivery and performance by the Assignee of this Assignment and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee.  This Assignment has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor and the Company, will constitute the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditor’s rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

(c)
No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment, or the consummation by it of the transactions contemplated hereby;

(d)
There is no action, suit, proceeding, investigation or litigation pending or, to the Assignee’s knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to the Assignee, would adversely affect the Assignee’s execution or delivery of, or the enforceability of, this Assignment, or the Assignee’s ability to perform its obligations under this Assignment; and

(e)
The Assignee assumes for the benefit of the Trust, all of the rights of the Purchaser under the Agreements with respect to the Mortgage Loans listed on Exhibit A, other than the right to enforce the obligations of the Company under the Agreements.

4.  The Company warrants and represents to, and covenants with, the Assignor and the Assignee as of the date hereof:

(a)
Attached hereto as Exhibit B are true and accurate copy of the Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Mortgage Loans and to perform its obligations under the Agreements;

(c)
The Company has full corporate power and authority to execute, deliver and perform its obligations under this Assignment, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this Assignment is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of its charter or by-laws or any legal restriction, or any material agreement or instrument to which it is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject.  The execution, delivery and performance by the Company of this Assignment and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.  This Assignment has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Company of this Assignment, or the consummation by it of the transactions contemplated hereby;

(e)
The Company shall establish a Custodial Account and an Escrow Account under the Agreements in favor of Assignee with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account previously established under the Agreements in favor of the Assignor; and

(f)
Pursuant to Section 11.18 of the Purchase Agreement, the Company hereby restates the representations and warranties set forth in Article III of the Purchase Agreement and in the Term Sheet with respect to the Company and the Mortgage Loans as of the date hereof.

5.  The Company warrants and represents to, and covenants with, the Assignor and Bear Stearns Asset Backed Securities I LLC  (“BSABS I”) as of the date hereof:

a.
The Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

b.
No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

c.	The Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

d.
No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Agreements and this Assignment for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the date hereof;

e.
There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Agreements and this Assignment;

f.	There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

g.
There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify the Assignor and BSABS I in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Mortgage Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or BSABS I with respect to the Securitization Transaction and (ii) provide to the Assignor and BSABS I a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com.  Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  Michelle Viner
Facsimile:  (214) 626-4889
Email: mviner@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: General Counsel
Facsimile:  (469) 759-4714

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  Michelle Viner
Facsimile:  (214) 626-4889
Email: mviner@bear.com

6.  The Company hereby acknowledges that EMC Mortgage Corporation (the “Master Servicer”) has been appointed as the master servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2007, among BSABS I, the Assignee, the Master Servicer and the Assignor.  The Company shall deliver all reports required to be delivered under the Agreements to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas  75067
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

Recognition of Assignee

7.  From and after the date hereof the Company shall recognize the Assignee as owner of the Mortgage Loans, and acknowledges that the Mortgage Loans will be part of a REMIC.  The Company will service the Mortgage Loans in accordance with the Agreements, but in no event in a manner that would (i) cause the REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code).  It is the intention of the Assignor, the Company and the Assignee that this Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.  Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Agreements, which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee.

The Company shall prepare for and deliver to the Assignee and the Master Servicer (and the securities administrator, if any) a statement with respect to each mortgaged property acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Assigned Loan (“REO Property”) that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Assignee (or the securities administrator, if any) to comply with the reporting requirements of the REMIC provisions of the Code. The net monthly rental income, if any, from such REO Property shall be deposited in the related collection account no later than the close of business on each determination date.  The Company shall perform, or caused to be performed, the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required.  In the event that the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 acquires any REO Property as aforesaid or otherwise in connection with a default or default becoming reasonably foreseeable on an Assigned Loan, the Company shall cause such REO Property to be disposed prior to three years after its acquisition by the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 or, at the expense of the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Assignee (or the securities administrator, if any) shall have been supplied with an opinion of counsel addressed to the Assignee (and the securities administrator, if any) rendered by nationally recognized tax counsel specializing in such matters (such opinion not to be an expense of the Trustee or the Securities Administrator) to the effect that the holding by the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC as defined in Section 860F of the Code or cause any REMIC to fail to qualify as a REMIC, in which case the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 may continue to hold such REO Property (subject to any conditions contained in such opinion of counsel). Notwithstanding any other provision of the Servicing Agreement, no REO Property acquired by the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 in such a manner or pursuant to any terms that would (i) cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any REMIC to the imposition of any federal, state or local income taxes on the income earned from such REO Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 with respect to the imposition of any such taxes.

In addition, the Company hereby acknowledges that from and after the date hereof, the Mortgage Loans will be subject to the terms and conditions of the Pooling Agreement pursuant to which the Master Servicer is required to monitor the performance by the Company of its servicing obligations under the Agreements and has the right to enforce the obligations of the Company under the Agreements with respect to the servicing of the Mortgage Loans.  Such right will include, without limitation, the right to terminate the Company under the Agreements upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Agreements, the right to receive all monthly reports and other data required to be delivered by the Company under the Agreements, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company.  In connection therewith, the Company hereby agrees to make all remittances required under the Agreements with respect to the Mortgage Loans to the Master Servicer for the benefit of the Assignee in accordance with the following wire transfer instructions:

EMC Master Servicing Remittances
Bank:  Chase Bank of Texas
Branch:  Irving, Texas
Account Name:  EMC Mortgage Corporation
ABA # 113000609
ACCOUNT # 000000709377717
Reference: M/S Remittance June 1, 2007 Remit for Fifth Third Mortgage Company
Attention:  LSBO Group-MS

It is the intention of the Assignor, the Company and the Assignee that this Agreement will be a separate and distinct servicing agreement between the Assignee and the Company, to the extent of the Mortgage Loans, and shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.  Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Agreements which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee.

8.  Modification of the Purchase Agreement :

The Company and the Assignor hereby amend the Purchase Agreement as follows:

(a)  The following definitions are added to Section 1.01 of the Purchase Agreement:

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Master Servicer: EMC Mortgage Corporation.

Nonrecoverable Advance: Any advance previously made by the Company pursuant to Section 5.03 or any Servicing Advance which, in the good faith judgment of the Company, may not be ultimately recoverable by the Company from Liquidation Proceeds or otherwise.  The determination by the Company that it has made a Nonrecoverable Advance, shall be evidenced by an Officer’s Certificate of the Company delivered to the Purchaser and the Master Servicer and detailing the reasons for such determination.

Trustee: Wells Fargo Bank, National Association.

(b)  The definition of “Business Day” in Section 1.01 of the Purchase Agreement is deleted in its entirety and replaced with the following definition:

Business Day:  Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of Maryland, Minnesota, New York or Ohio, or (iii) a day on which banks in the States of Maryland, Minnesota, New York or Ohio are authorized or obligated by law or executive order to be closed.

(c)  The definition of Eligible Account in Section 1.01 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Eligible Account: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody’s is not a Rating Agency) are rated by each Rating Agency in one of its two highest long-term and its highest short-term rating categories, respectively, at the time any amounts are held on deposit therein; provided, that following a downgrade, withdrawal, or suspension of such institution's rating  as set forth above, each account shall promptly (and in any case within not more than 30 calendar days) be moved to one or more segregated trust accounts in the trust department of such institution, or to an account at another institution that complies with the above requirements, or (ii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iii) any other account acceptable to the Rating Agencies, as evidenced in writing. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.

(d)  The definition of Principal Prepayment in Section 1.01 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.  Partial principal Prepayments shall be applied in accordance with the terms of the related Mortgage Note.

(e)  The definition of Servicing Fee Rate in Section 1.01 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Servicing Fee Rate: A per annum rate equal to 0.625%.

(f)  Section 3.01(s) of the Purchase Agreement is hereby amended by changing the reference in Section 3.01(s) of the Purchase Agreement from “15 calendar days” to “30 calendar days”.

(g)  Section 4.01 of the Purchase Agreement is hereby amended by changing the first sentence of the second paragraph to the following:

Consistent with and in addition to the terms set forth in this Agreement, if a Mortgage Loan is in default or such default is reasonably foreseeable, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor, including without limitation, to (1) capitalize any amounts owing on the Mortgage Loan by adding such amount to the outstanding principal balance of the Mortgage Loan, (2) defer such amounts to a later date or the final payment date of such Mortgage Loan, (3) extend the maturity of any such Mortgage Loan, (4) amend the related Mortgage Note to reduce the related Mortgage Interest Rate with respect to any Mortgage Loan, (5) convert the Mortgage Interest Rate on any Mortgage Loan from a fixed rate to an adjustable rate or vice versa, (6) with respect to a mortgage loan with an initial fixed rate period followed by an adjustable rate period, extend the fixed period and reduce the adjustable rate period, and/or (7) forgive the amount of any interest, principal or servicing advances owed by the related Mortgagor; provided that, in the Company's reasonable and prudent determination, such waiver, modification, postponement or indulgence: (A) is not materially adverse to the interests of the Purchaser on a present value basis using reasonable assumptions (including taking into account any estimated Realized Loss that might result absent such action); and (B) does not amend the related Mortgage Note to extend the maturity thereof later than the date of the Latest Possible Maturity Date (as such term is defined in the related pooling and servicing agreement); provided, further, with respect to any Mortgage Loan that is not in default or if default is not reasonably foreseeable, unless the Company has provided to the Purchaser a certification addressed to the Purchaser, based on the advice of counsel or certified public accountants that have a national reputation with respect to taxation of REMICs that a modification of such Mortgage Loan will not result in the imposition of taxes on or disqualify from REMIC status any of the REMICs and has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan.  Notwithstanding the foregoing, for any waiver, modification, postponement or indulgence (not including any partial releases, assumptions of mortgages or modifications of any Mortgage Loan that is done in connection with compliance with the Relief Act) which the Company reasonably anticipates may result in a realized loss of 20% or more of the outstanding principal balance of a Mortgage Loan, the Company shall present such proposed waiver, modification, postponement or indulgence, together with any supporting documentation, to the Master Servicer for consideration and approval.  The Company shall submit all waivers, modifications or variances of the terms of any Mortgage Loan with respect to partial releases, assumptions of mortgages or for modifications done in furtherance of compliance with the Relief Act, together with any supporting documentation, to the Master Servicer for consideration and approval.

(h)  Section 4.03 of the Purchase Agreement is hereby amended by adding the following paragraph to the end of the section:

The Master Servicer shall fully reimburse the Company for Servicing Advances and Monthly Advances related to Liquidation Proceeds on the Remittance Date after such Servicing Advances and Monthly Advances are approved; provided, however, the Company must provide documentation in the form of Exhibit T hereto to the Master Servicer seeking approval within 90 days of final liquidation of a Mortgage Loan.  The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation.  The Company’s obligation to make such Servicing Advances and Monthly Advances as to any Mortgage Loan shall continue through the final liquidation of the Mortgaged Property, unless the Company deems such advance nonrecoverable and submits an Officer’s Certificate in accordance with Section 5.03.

(i)  Section 4.05 of the Purchase Agreement is hereby amended by adding the following as Subsection 4.05(ix):

(vii)    to reimburse itself for Nonrecoverable Advances, to the extent not reimbursed pursuant to clause (ii) or clause (iii), upon prior approval from the Master Servicer.  The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation.

(j)  The following is added as the last paragraph of Section 4.05:

Notwithstanding the foregoing, the Company’s right to reimbursement pursuant to clauses (ii), (iii) and (ix) above shall be subject to the prior approval of the Master Servicer.  The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, the Company must submit such claim with all supporting documentation in order for the Master Servicer to approve or deny such claim within such time period.  Pending such approval, such funds shall be remitted by the Company to the Master Servicer to the extent such funds, in addition to any Servicing Advances and Advances, constitute an amount equal to the outstanding Stated Principal Balance of the related Mortgage Loan plus any accrued interest due and owing on such Mortgage Loan.

(k)  Section 5.02 of the Purchase Agreement is hereby amended by deleting “no later than the fifth Business Day of the following month in hard copy, and” after “mutually agreed upon by both Purchaser and Company, and” in the first paragraph.

(l)  The second sentence of the second paragraph of Section 5.02 of the Purchase Agreement is hereby deleted and replaced with the following:

The Company shall also provide a monthly report in the form of Exhibit J and Exhibit K, with respect to remittances, Exhibit Q, with respect to realized losses and gains, Exhibit R and Exhibit S, with respect to defaulted mortgage loans, Exhibit T, with respect to modified mortgage loans, Exhibit U, with respect to claims submitted and Exhibit V, with respect to loss severity, with each such report.

(m)  Section 6.04 of the Purchase Agreement is hereby amended by adding the following paragraph to the end of the section:

In the event the Servicer or any subservicer or subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to the terms of this Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Annual Statement of Compliance pursuant to this Section 6.04 or to the related section of such other applicable agreement, as the case may be, as to the performance of its obligations with respect to the period of time it was subject to this Agreement or any other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

(n)  Section 6.07 of the Purchase Agreement is hereby amended by adding the following paragraph to the end of the section:

In the event the Servicer or any subservicer or subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to, the terms of this Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Assessment of Compliance and cause to be provided an Attestation Report pursuant to this Section 6.07 or to the related section of such other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

(o)  The first paragrpah of Section 11.04 of the of the Purchase Agreement is hereby deleted and replaced with the following:

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws and except to the extent preempted by Federal law and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(p)  The Purchase Agreement is hereby amended as of the date hereof by deleting in its entirety and inserting a new Exhibit J to the Purchase Agreement, a copy of which is annexed hereto as Exhibit C.

(q)  The Purchase Agreement is hereby amended as of the date hereof by deleting in its entirety and inserting a new Exhibit K to the Purchase Agreement, a copy of which is annexed hereto as Exhibit D.

(r)  The Purchase Agreement is hereby amended as of the date hereof by deleting in its entirety and inserting a new Exhibit Q to the Purchase Agreement, a copy of which is annexed hereto as Exhibit E.

(s)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit R to the Purchase Agreement, a copy of which is annexed hereto as Exhibit F.

(t)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit S to the Purchase Agreement, a copy of which is annexed hereto as Exhibit G.

(u)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit T to the Purchase Agreement, a copy of which is annexed hereto as Exhibit H.

(v)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit U to the Purchase Agreement, a copy of which is annexed hereto as Exhibit I.

(w)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit V to the Purchase Agreement, a copy of which is annexed hereto as Exhibit J.

9.  Notice Addresses.

If to the Assignee:

Wells Fargo Bank, National Association
as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS I 2007-AC5
Telecopier No.: (410) 715-2380

If to the Assignor:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas  75067
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

If to the Company:

Fifth Third Mortgage Company
38 Fountain Square Plaza
MD 1MOB2Y
Cincinnatti, Ohio 45263
Attention:Stephen Johnson
Telecopy: (513) 358-0893

10.  This Assignment shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of laws principles other than Section 5-1401 of the New York General Obligations Law) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, except to the extent preempted by federal law.

11.  From and after the date hereof, the Company, as servicer shall recognize the Assignee as the owner of the Mortgage Loans, the Company will service the Mortgage Loans in accordance with the Agreements for the benefit of the Assignee, and shall look solely to the Assignee for performance of the obligations of Purchaser under the Agreements with respect to the Mortgage Loans.  From and after the date hereof, the Assignee shall recognize the Company as the seller and servicer of the Mortgage Loans, and shall look solely to the Company for performance of the obligations of the Seller under the Agreements with respect to the Mortgage Loans.

12.  This Assignment shall inure to the benefit of the successors and assigns of the parties hereto.  Any entity into which the Company, the Assignor or the Assignee may be merged or consolidated shall, without the requirement for any further writing, be deemed the Company, the Assignor or the Assignee, respectively, hereunder.

13.  No term or provision of this Assignment may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

14.  This Assignment shall survive the conveyance of the Mortgage Loans and the assignment of the Agreements to the extent of the Mortgage Loans by the Assignor to the Assignee and the termination of the Agreements.

15.  This Assignment may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Assignment, Assumption and Recognition Agreement to be executed by their duly authorized officers as of the date first above written.

EMC MORTGAGE CORPORATION the Assignor and Master Servicer	WELLS FARGO BANK, NATIONAL ASSOCIATION, the Trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5
the Assignee

By:	By:
Name:	Name:
Title:	Title:

FIFTH THIRD MORTGAGE COMPANY the Company

By:
Name:
Title:

Acknowledged and Agreed: BEAR STEARNS ASSET BACKEDSECURITIES I LLC

By:
Name:
Title:

EXHIBIT A TO THE AAR

Mortgage Loan Schedule

[Provided Upon Request]

EXHIBIT B TO THE AAR

PURCHASE AGREEMENT

TERM SHEET

EXHIBIT C TO THE AAR
Exhibit J to the Purchase, Warranties and Servicing Agreement

EMC FORM – REMITTANCE OVERVIEW REPORT

Remittance Overview Report:  Provides loan level detail regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal Name	VARCHAR (15)
Master Servicer Loan Number	NUMERIC (9,0)
Current Investor Category	VARCHAR (5)
Original Investor Category	VARCHAR (5)
Servicer Loan Number	VARCHAR (15)
Cutoff Date	DATE (MM/DD/YYYY)
Loan Next Due Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Pending Interest Rate	NUMERIC (7,7)
Servicing Fee Rate	NUMERIC (7,7)
MI Rate	NUMERIC (7,7)
Scheduled P&I Amount (P & I Constant)	NUMERIC (12,2)
ARM Index	NUMERIC (7,7)
Pending ARM Index	NUMERIC (7,7)
Beginning Scheduled Principal Balance	NUMERIC (12,2)
Actual Principal Remitted	NUMERIC (12,2)
Actual Principal Curtailment Remitted	NUMERIC (12,2)
Curtailment Adjustment Remitted	NUMERIC (12,2)
Liquidation Principal Remitted	NUMERIC (12,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (12,2)
Scheduled Gross Interest	NUMERIC (12,2)
Actual Interest Remitted	NUMERIC (12,2)
Scheduled Service Fee Amount	NUMERIC (12,2)
Soldiers and Sailors Variance	NUMERIC (12,2)
Net Interest Not Advanced	NUMERIC (12,2)
Prepayment Penalty Remitted	NUMERIC (12,2)
PMI Premium Remitted	NUMERIC (12,2)
Additional Fees Remitted	NUMERIC (12,2)
Ending Scheduled Balance	NUMERIC (12,2)
Actual Amount Remitted Total (each loan)	NUMERIC (12,2)
Beginning Actual Balance	NUMERIC (12,2)
Actual Principal Collected	NUMERIC (12,2)
Actual Curtailments Collected	NUMERIC (12,2)
Curtailment Adjustment Collected	NUMERIC (12,2)
Gross Interest Collected	NUMERIC (12,2)
Net Interest Collected	NUMERIC (12,2)
Service Fee Collected	NUMERIC (12,2)
Actual Ending Principal Balance	NUMERIC (12,2)
Liquidation Date	DATE (MM/DD/YYYY)
Liquidation Type	VARCHAR (1)
Gross Liquidation Proceeds	NUMERIC (12,2)
Liquidation Expenses	NUMERIC (12,2)
Principal and Interest Advanced Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Calculated Loss to Trust	NUMERIC (12,2)
Net Interest Remitted	NUMERIC (12,2)
Collected Interest Not Remitted	NUMERIC (12,2)
Ending Advance Balance	NUMERIC (12,2)
Soldiers and Sailors Flag	VARCHAR (1)
Soldiers and Sailors Old Rate	NUMERIC (7,7)
Soldiers and Sailors Old P & I	NUMERIC (12,2)
Modified Date	DATE (MM/DD/YYYY)
Stop Advance Flag
Stop Advance Date	DATE (MM/DD/YYYY)
BPO Value	NUMERIC (12,2)
Cash Flow Group	VARCHAR (2)
MSP Principal Balance	NUMERIC (12,2)
Debt Forgiven / Charged Off	NUMERIC (12,2)
Mortgagor PITI Payment	NUMERIC (12,2)
Bankruptcy Status	VARCHAR (2)
Foreclosure Status	VARCHAR (2)
Modification Status
Interest Only Loan	VARCHAR (2)
Escrowed Loan	VARCHAR (2)
Monthly Escrow Deposit	NUMERIC (12,2)
Escrow Balance	NUMERIC (12,2)
Escrow Advance Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Mortgagor Recoverable Corporate Expense Balance	NUMERIC (12,2)
Non-Recoverable Corporate Expense Balance	NUMERIC (12,2)
HUD 235 Loan Status	VARCHAR (2)
HUD 235 Balance	NUMERIC (12,2)
Late Charge Balance	NUMERIC (12,2)
Buydown Loan Status	VARCHAR (2)
Monthly Buydown Amount	NUMERIC (12,2)
Monthly Buydown Funds Balance	NUMERIC (12,2)
Prepayment Penalty Amount Waived	NUMERIC (12,2)
Prepayment Penalty Waived Reason Code	VARCHAR (3)
Material Breach Status	VARCHAR (3)
Material Breach Code	VARCHAR (3)
Prefunding Date	DATE (MM/DD/YYYY)
3rd Party Recoverable Expenses	NUMERIC (12,2)

EXHIBIT D TO THE AAR
Exhibit K to the Purchase, Warranties and Servicing Agreement

EMC FORM – REMITTANCE SUMMARY REPORT

Remittance Summary Report:  Provides summary data at a deal (investor/category) level regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal	VARCHAR (15)
Investor	VARCHAR (5)
Category	VARCHAR (5)
Principal Remitted	NUMERIC (15,2)
Curtailments Remitted	NUMERIC (15,2)
Curtailment Adjustments Remitted	NUMERIC (15,2)
Liquidation Proceeds Remitted	NUMERIC (15,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (15,2)
Principal Amounts Called/Collapsed	NUMERIC (15,2)
Total Principal Remitted	NUMERIC (15,2)
Interest Remitted	NUMERIC (15,2)
PMI Premiums Remitted	NUMERIC (15,2)
Soldiers and Sailors Difference	NUMERIC (15,2)
Net Interest Not Advanced	NUMERIC (15,2)
Non Comp Interest Remitted	NUMERIC (15,2)
Prepayment Penalties Remitted	NUMERIC (15,2)
Total Interest Remitted	NUMERIC (15,2)
Arrearage Amount Remitted	NUMERIC (15,2)
Aggregate Loss to Trust Total Manual Adjustments	NUMERIC (15,2)
Debt Forgiven/ Charged Off	NUMERIC (15,2)
Additional Fees Collected	NUMERIC (15,2)
Total Remittance	NUMERIC (15,2)

EXHIBIT E TO THE AAR
Exhibit Q to the Purchase, Warranties and Servicing Agreement

EMC FORM - CALCULATION OF GAIN-LOSS DELINQUENT LOANS

EMC Master Servicing Calculation of Gain/Loss on Delinquent Loan Worksheet

Date:

Prepared By	Phone Number	Email Address

Servicer Loan Number	Servicer Address	EMC Loan Number

Borrower Name	Property Address

Liquidation Type	REO	Third Party	Short Sale	Charge off	Deed In Lieu

Has this loan been previously modified?                                                                                                            Yes                                No

Has this loan been crammed down in a bankruptcy?                                                                                       Yes                                No

If “Yes”, provide amount _______________________________

Liquidation and Acquisition Expenses:

Amounts requiring Amortization Schedule for backup:

Actual Unpaid Principal Balance of Mortgage Loan
Interest Accrued at Net Rate Less Servicing Fees
Accrued Servicing Fees

Amounts requiring Additional backup:

Attorney’s Fees	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Attorney’s Costs	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Taxes	Payment history showing disbursements
Property Maintenance	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Property Inspection	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
PMI/Hazard Insurance Premiums	Payment history showing disbursements
Utility Expenses	Payment history showing disbursements
Appraisal/BPO Expenses	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
HOA Dues	Payment history showing disbursements
Cash For Keys	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Miscellaneous (itemized)	Requires Itemization and supporting detail
Total Expenses	------------------------------------------------

Credits to Loan:

Escrow Balance/Advance	Payment history showing disbursements and ending balance
Rental Receipts	Payment history showing application of funds to loan
Hazard Claim Proceeds	Payment history showing credit to account
PMI Funds	EOB document
Government Insurance Funds (Part A Funds)	EOB document
REO Proceeds	HUD 1 Settlement Statement
Government Insurance Funds (Part B Funds)	EOB document
Pool Insurance Proceeds	Payment history showing credit to account
Other Credits (itemized)	Payment history showing credit to account
Total Credits	------------------------------------------------

Total Realized Loss (or Amount of Gain)	$________________

NOTE:  Do not combine or net remit items.  All expenses and credits should be documented individually.   Claim packages are due by the fifth business day of the month following receipt of liquidation proceeds.  Late claims may result in delayed claim payment.  The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

EXHIBIT F TO THE AAR
Exhibit R to the Purchase, Warranties and Servicing Agreement

EMC FORM – DEFAULT OVERVIEW REPORT

Default Overview Report:  Provides loan level detail regarding the defaulted loans that are being serviced and reported to EMC Master Servicing.  The report contains the following data fields in the order below:

Field	Field Description
Servicer loan number	VARCHAR (15)
SBO loan number	VARCHAR (9)
Zip Code	VARCHAR (5)
Original loan amount	NUMERIC (12,2)
Original value amount	NUMERIC (12,2)
Origination date	DATE (MM/DD/YYYY)
Loan type	VARCHAR (2)
Actual due date	DATE (MM/DD/YYYY)
Current loan amount	NUMERIC (12,2)
Corporate expense balance	NUMERIC (12,2)
Escrow balance/advance balance	NUMERIC (12,2)
Suspense balance	NUMERIC (12,2)
Restricted escrow balance	NUMERIC (12,2)
Current Value date	DATE (MM/DD/YYYY)
Current value amount	NUMERIC (12,2)
Current value source	VARCHAR (15)
VA LGC/ FHA Case number	VARCHAR (15)
% of MI coverage	NUMERIC (7,7)
MI certificate number	VARCHAR (15)
LPMI Cost	NUMERIC (7,7)
Occupancy status	VARCHAR (1)
First vacancy date	DATE (MM/DD/YYYY)
Property condition	VARCHAR (2)
Property type	VARCHAR (2)
Delinquency flag	VARCHAR (2)
Reason for default	VARCHAR (2)
FNMA action code	VARCHAR (3)
FNMA delinquency reason code	VARCHAR (3)
Loss mit flag	VARCHAR (2)
Loss mit type	VARCHAR (2)
Loss mit approval date	DATE (MM/DD/YYYY)
Loss mit removal date	DATE (MM/DD/YYYY)
Repay first due date	DATE (MM/DD/YYYY)
Repay next due date	DATE (MM/DD/YYYY)
Repay plan broken/reinstated/closed date	DATE (MM/DD/YYYY)
Repay plan created date	DATE (MM/DD/YYYY)
Foreclosure flag	VARCHAR (2)
Foreclosure attorney referral date	DATE (MM/DD/YYYY)
Actual first legal date	DATE (MM/DD/YYYY)
Date FC sale scheduled	DATE (MM/DD/YYYY)
Foreclosure actual sale date	DATE (MM/DD/YYYY)
Actual redemption end date	DATE (MM/DD/YYYY)
Actual eviction complete date	DATE (MM/DD/YYYY)
Actual eviction start date	DATE (MM/DD/YYYY)
Bankruptcy flag	VARCHAR (2)
Actual bankruptcy start date	DATE (MM/DD/YYYY)
Bankruptcy chapter	VARCHAR (2)
Bankruptcy Case Number	VARCHAR (15)
Post petition due date	DATE (MM/DD/YYYY)
Actual discharge date	DATE (MM/DD/YYYY)
Date relief/dismissal granted	DATE (MM/DD/YYYY)
Actual MI claim filed date	DATE (MM/DD/YYYY)
Actual MI claim amount filed	NUMERIC (12,2)
MI claim amount paid	NUMERIC (12,2)
MI claim funds received date	DATE (MM/DD/YYYY)
Title approval letter received date	DATE (MM/DD/YYYY)
Title package HUD/VA date	DATE (MM/DD/YYYY)
FHA 27011A transmitted date	DATE (MM/DD/YYYY)
FHA Part A funds received date	DATE (MM/DD/YYYY)
FHA 27011 B transmitted date	DATE (MM/DD/YYYY)
FHA Part B funds received date	DATE (MM/DD/YYYY)
VA NOE submitted date	DATE (MM/DD/YYYY)
VA first funds received amount	NUMERIC (12,2)
VA first funds received date	DATE (MM/DD/YYYY)
VA claim funds received date	DATE (MM/DD/YYYY)
VA claim submitted date	DATE (MM/DD/YYYY)
VA claims funds received amount	NUMERIC (12,2)
REO flag	VARCHAR (2)
REO repaired value	NUMERIC (12,2)
REO value (as is)	NUMERIC (12,2)
REO value date	DATE (MM/DD/YYYY)
REO value source	VARCHAR (15)
REO original list date	DATE (MM/DD/YYYY)
REO original list price	NUMERIC (12,2)
REO list price adjustment amount	NUMERIC (12,2)
REO list price adjustment date	DATE (MM/DD/YYYY)
Date REO offer received	DATE (MM/DD/YYYY)
Date REO offer accepted	DATE (MM/DD/YYYY)
REO scheduled close date	DATE (MM/DD/YYYY)
REO actual closing date	DATE (MM/DD/YYYY)
REO sales price	NUMERIC (12,2)
REO net sales proceeds	NUMERIC (12,2)
Estimated loss	NUMERIC (12,2)

EXHIBIT G TO THE AAR
Exhibit S to the Purchase, Warranties and Servicing Agreement

EMC FORM – DELINQUENCY SUMMARY REPORT

Delinquency Summary Report:  Provides summary data at the servicer investor level regarding loan performance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Performance type (Current, 30 days, 60 days, 90+ days, Foreclosure, Bankruptcy or PIF)	VARCHAR (6)
Count of Loans	NUMERIC (10,0)
Percent of Investor Number	NUMERIC (7,7)
Deal UPB	NUMERIC (14,2)
Percent of Deal UPB	NUMERIC (7,7)
Arrears Balance	NUMERIC (14,2)
Percent of Arrears Balance	NUMERIC (7,7)
Foreclosure Quick Sale	NUMERIC (12,2)
REO Book Value	NUMERIC (12,2)

EXHIBIT H TO THE AAR
Exhibit T to the Purchase, Warranties and Servicing Agreement

EMC FORM - MODIFIED LOANS REPORT

Modified Loans Report:   Provides loan level data regarding all loans that the Servicer has modified with the first modified payment due within thirty days following the end of the reporting cycle.  The report contains the following data fields in the order below:

Field Description	Field Description
Loan	VARCHAR (15)
Investor	VARCHAR (5)
Original Category	VARCHAR (5)
Current Category	VARCHAR (5)
Stop Adv Flag	VARCHAR (3)
Modified Due Date	DATE (MM/DD/YYYY)
Mod Loan Curtailment	NUMERIC (15,2)
Mod Loan Curt Adjustment	NUMERIC (15,2)
Principal Advanced Capped	NUMERIC (15,2)
Net Interest Advanced Capped	NUMERIC (15,2)
Service Fee Advanced Capped	NUMERIC (15,2)
Third Party Bal Capped	NUMERIC (15,2)
Amount of Other Capped	NUMERIC (15,2)
Borrower Interest Contribution	NUMERIC (15,2)
Borrower Fee Code Arrearage Contribution	NUMERIC (15,2)
Borrower Principal Contribution	NUMERIC (15,2)
Amt Forgiven	NUMERIC (15,2)
Beg Delq Prin Bal	NUMERIC (15,2)
Beg Delq Int Bal	NUMERIC (15,2)
Beg Pre Prin Bal	NUMERIC (15,2)
Beg Pre Int Bal	NUMERIC (15,2)
Excess Int Adjust	NUMERIC (15,2)
Excess Interest on Mod	NUMERIC (15,2)

EXHIBIT I TO THE AAR
Exhibit U to the Purchase, Warranties and Servicing Agreement

EMC FORM - CLAIMS SUBMITTED REPORT

Claims Submitted Report:  Provides loan level detail regarding claims submitted by the servicer’s investor number that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Loan Number	VARCHAR (15)
Mortgage Group	VARCHAR (1)
Liquidation Type	VARCHAR (1)
Escrow Balance or Advance Balance	NUMERIC (12,2)
Corporate Expense Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Replacement Reserve Balance	NUMERIC (12,2)
Suspense Balance	NUMERIC (12,2)
Third Party Expense Balance	NUMERIC (12,2)
Charge Off Amount	NUMERIC (12,2)
Side Note Collections	NUMERIC (12,2)
Claim Amount Submitted	NUMERIC (12,2)

EXHIBIT J TO THE AAR

Exhibit V to the Purchase, Warranties and Servicing Agreement

Loss Severity Summary Report:  Provides summary data at the deal level regarding loss severity that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Month End	DATE (MM/DD/YYYY)
Deal Name	VARCHAR (15)
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Loan Number	VARCHAR (15)
Liquidation Type	VARCHAR (1)
Loan Due Date	DATE (MM/DD/YYYY)
PIF Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Service Fee Rate	NUMERIC (7,7)
P & I Constant	NUMERIC (12,2)
Scheduled Beginning Balance	NUMERIC (12,2)
Arrearage Balance	NUMERIC (12,2)
Total Legal and Other Expenses	NUMERIC (12,2)
Scheduled Advanced Interest	NUMERIC (12,2)
Scheduled Liquidated Amount	NUMERIC (12,2)
Gross Liquidation Proceeds	NUMERIC (12,2)
P & I Advance Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Net Liquidation Proceeds	NUMERIC (12,2)
Scheduled Net Interest	NUMERIC (12,2)
Net Liquidated Funds Remitted	NUMERIC (12,2)
Total Loss (Gain) Amount	NUMERIC (12,2)
Total Loss (Gain) to Trust	NUMERIC (12,2)
Total Loss (Gain) to Servicer	NUMERIC (12,2)
Total Loss Severity %	NUMERIC (7,7)
Total Loss Severity % to Trust	NUMERIC (7,7)
Total Liquidated Remitted	NUMERIC (12,2)
Claim on Trust Loss	NUMERIC (12,2)
Claim on Servicer Loss	NUMERIC (12,2)
Total Claim Amount	NUMERIC (12,2)

EXHIBIT R-4

FORM OF GREENPOINT
ASSIGNMENT AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (this “AAR Agreement”) made as of June 29, 2007 (the “Closing Date”), among EMC Mortgage Corporation (the “Assignor”), Wells Fargo Bank, National Association, not individually but solely as trustee for the holders of the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 (the “Assignee”) and GreenPoint Mortgage Funding, Inc. (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") purchased by the Assignor from the Company and now serviced by Company for Assignor and its successors and assigns pursuant to (a) the Purchase, Warranties and Servicing Agreement, dated as of September 1, 2003, between Assignor and Company, as amended by Amendment Number One, dated as of January 1, 2006 (the “Purchase Agreement”) and (b) the term sheets dated July 25, 2006 and October 11, 2006 between Assignor and Company, (the “Term Sheets” and together with the Purchase Agreement, the “Agreements”) shall be subject to the terms of this AAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Assignment and Assumption

Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest as in, to and under (a) the Assigned Loans and (b) the Purchase Agreement with respect to the Assigned Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title or interest, in, to and under the Purchase Agreement with respect to any mortgage loan other than the Assigned Loans listed on Attachment 1.  Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 and Section 3.02 of the Purchase Agreement and in the Term Sheets, and any obligation of the Company to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 and Section 8.01 of the Purchase Agreement and the Assignor is retaining the right to enforce the representations and warranties and the obligations of the Company set forth in those sections against the Company.  In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under Section 2.09 of the Purchase Agreement and Section 4.03 and Section 4.13 of the Purchase Agreement (but only insofar as such Sections grant to the Purchaser the right to terminate the servicing of defaulted Assigned Loans and/or REO Properties by the Company).  Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Purchase Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

Representations, Warranties and Covenants

1.  Assignor warrants and represents to Assignee and Company as of the date hereof:

(a)  Attached hereto as Attachment 2 are true and accurate copies of the Purchase Agreement and the Term Sheets which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c)  There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d)  Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e)  Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f)  Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject.  The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Assignor.  This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

(i)  The Assignor has received from Company, and has delivered to the Assignee, all documents required to be delivered to Assignor by the Company prior to the date hereof pursuant to the Purchase Agreement with respect to the Assigned Loans and has not received, and has not requested from the Company, any additional documents; and

(j)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement.

2.  Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a)  Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Assigned Loans as trustee on behalf of the holders of the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5;

(b)  Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject.  The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(d)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement; and

(e)  Assignee assumes for the benefit of each of the Assignor and the Company all of the rights of the Purchaser under the Purchase Agreement with respect to the Assigned Loans.

3.  Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a)  Attached hereto as Attachment 2 are true and accurate copies of the Purchase Agreement and the Term Sheets which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c)  Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject.  The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(e)  The Company shall establish a Custodial Account and an Escrow Account under the Purchase Agreement in favor of the Assignee with respect to the Assigned Loans separate from the Custodial Account and Escrow Account previously established under the Purchase Agreement in favor of Assignor;

(f)  No event has occurred from the date of the Term Sheets to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement or in the Term Sheets to be untrue in any material respect;

(g)  Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading; and

(h)  Pursuant to Section 11.18 of the Purchase Agreement, the Company hereby restates the representations and warranties set forth in Article III of the Purchase Agreement and in the Term Sheets with respect to the Company and the Assigned Loans as of the Closing Date.

4.  Company warrants and represents to, and covenants with, Assignor and Bear Stearns Asset Backed Securities I LLC (“BSABS I”) as of the date hereof:

(a)  Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

(b)  No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

(c)  Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

(d)  No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Purchase Agreement and this AAR Agreement for mortgage loans of a type similar to the Assigned Loans have occurred during the three-year period immediately preceding the date hereof;

(e)  There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Purchase Agreement and this AAR Agreement;

(f)  There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

(g)  There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify Assignor and BSABS I in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Assigned Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or BSABS I with respect to the Securitization Transaction and (ii) provide to the Assignor and BSABS I a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com.  Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  Michelle Viner
Facsimile:  (214) 626-4889
Email: mviner@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  General Counsel
Facsimile:  (469) 759-4714

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  Michelle Viner
Facsimile:  (214) 626-4889
Email: mviner@bear.com

5.  Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee

6.  From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Purchase Agreement (as modified by this AAR Agreement) but in no event in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

The Company shall prepare for and deliver to the Master Servicer for the benefit of the Assignee a statement with respect to each mortgaged property acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Assigned Loan (“REO Property”) that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Assignee to comply with the reporting requirements of the REMIC provisions of the Code.  The net monthly rental income, if any, from such REO Property shall be deposited in the related collection account no later than the close of business on each determination date.  The Company shall perform, or cause to be performed, the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required.  In the event that Bear Stearns Asset Backed Securities I Trust, Asset-Backed Certificates, Series 2007-AC5 acquires any REO Property as aforesaid or otherwise in connection with a default or default becoming reasonably foreseeable on an Assigned Loan, the Company shall cause such REO Property to be disposed prior to three years after its acquisition by Bear Stearns Asset Backed Securities I Trust, Asset-Backed Certificates, Series 2007-AC5 or, at the expense of Bear Stearns Asset Backed Securities I Trust, Asset-Backed Certificates, Series 2007-AC5, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Assignee shall have been supplied with an opinion of counsel addressed to the Assignee rendered by nationally recognized tax counsel specializing in such matters (such opinion not to be an expense of the Assignee) to the effect that the holding by Bear Stearns Asset Backed Securities I Trust, Asset-Backed Certificates, Series 2007-AC5 of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC as defined in Section 860F of the Code or cause any REMIC to fail to qualify as a REMIC, in which case Bear Stearns Asset Backed Securities I Trust, Asset-Backed Certificates, Series 2007-AC5 may continue to hold such REO Property (subject to any conditions contained in such opinion of counsel). Notwithstanding any other provision of the Servicing Agreement, no REO Property acquired by Bear Stearns Asset Backed Securities I Trust, Asset-Backed Certificates, Series 2007-AC5 shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of Bear Stearns Asset Backed Securities I Trust, Asset-Backed Certificates, Series 2007-AC5 in such a manner or pursuant to any terms that would (i) cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any REMIC to the imposition of any federal, state or local income taxes on the income earned from such REO Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless Bear Stearns Asset Backed Securities I Trust, Asset-Backed Certificates, Series 2007-AC5 with respect to the imposition of any such taxes.

7.  Notwithstanding any term hereof to the contrary, the execution and delivery of the AAR Agreement by the Assignee is solely in its capacity as trustee for Bear Stearns Asset Backed Securities I Trust 2007-AC5 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns Asset Backed Securities I Trust 2007-AC5.

Company shall indemnify and hold harmless the Assignor, each affiliate of the Assignor, BSABS I, the Assignee, Bear, Stearns & Co. Inc. (the “Underwriter”) and each affiliate of the Underwriter, each Person (including , but not limited to, the Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, each Person who controls the Assignor, BSABS I, the Assignee or the Underwriter (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing (each, an “Indemnified Party”), and shall hold each of them harmless from and against any losses, claims, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)
(A)            any untrue statement of a material fact contained or alleged to be contained in any written information, written report, certification, data, accountants’ letter or other material provided under Section 11.18 of the Purchase Agreement by or on behalf of the Assignor, or provided under Section 11.18 of the Purchase Agreement by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)
any breach by the Company of its obligations under this section, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Section 11.18, including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)
any breach by the Company of a representation or warranty set forth in Section 3.01 of the Purchase Agreement or in a writing furnished pursuant to Section 3.01(q) of the Purchase Agreement and made as of a date prior to the date hereof, to the extent that such breach is not cured by the date hereof, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01(q) of the Purchaser Agreement to the extent made as of a date subsequent to the date hereof; or

(iv)	the negligence bad faith or willful misconduct of the Company in connection with its performance under this Section.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in Section 11.18 of the Purchase Agreement, the Company shall promptly reimburse the Assignor, BSABS I and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

Modification of Purchase Agreement

8.  The Company and Assignor hereby amend the Purchase Agreement as follows:

(a)  The following definitions are added to Article I of the Purchase Agreement:

Assignee: Wells Fargo Bank, National Association, as trustee for the holders of the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5.

BSABS I: Bear Stearns Asset Backed Securities I LLC.

Pooling and Servicing Agreement: That certain pooling and servicing agreement, dated as of June 1, 2007, among BSABS I, the Trustee, EMC Mortgage Corporation, as the master servicer, the seller and the company.

Trustee: Wells Fargo Bank, National Association, or its successor in interest, or any successor trustee appointed as provided in the Pooling and Servicing Agreement.

(b)  The definition of Business Day is deleted in its entirety and replaced with the following:

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of California, New York, Maryland or Minnesota, or (iii) a day on which banks in the States of California, New York, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

(c)  The definition of Eligible Account is deleted in its entirety and replaced with the following:

Eligible Account: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody's is not a Rating Agency) are rated at the time any amounts are held on deposit therein (a) not less than A-2 in its short-term rating category (or not less than BBB+ in its long-term rating category if it has no short-term rating) by S&P and (b) not less than Aa3 in its long term rating category or not less than P-1 in its short term rating category by Moody's; provided, that following a downgrade, withdrawal, or suspension of such institution's rating  as set forth above, each account shall promptly (and in any case within not more than 30 calendar days) be moved to one or more segregated trust accounts in the trust department of such institution, or to an account at another institution that complies with the above requirements, or (ii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iii) any other account acceptable to the Rating Agencies, as evidenced in writing. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.  Notwithstanding Section 11.01, this Agreement may be amended to reduce the rating requirements in clause (i) above, without the consent of any of the Certificateholders, provided that the Person requesting such amendment obtains a letter from each Rating Agency stating that such amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates.

(d)  The definition of Servicing Fee Rate is deleted in its entirety and replaced with the following:

Servicing Fee Rate:  A per annum rate equal to 0.250%.

(e)  The definition of Principal Prepayment is deleted in its entirety and replaced with the following:

Principal Prepayment:  Any payment or other recovery of principal on a Mortgage Loan in full or partial which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.  Partial principal Prepayments shall be applied in accordance with the terms of the related Mortgage Note.

(f)  Section 3.01(s) of the Purchase Agreement is hereby amended by changing the reference in Section 3.01(s) of the Purchase Agreement from “15 calendar days” to “30 calendar days”.

(g)  Section 4.01 of the Purchase Agreement is hereby amended by changing the first sentence of the second paragraph to the following:

Consistent with and in addition to the terms set forth in this Agreement and the related Term Sheets, if a Mortgage Loan is in default or such default is reasonably foreseeable, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor, including without limitation, to (1) capitalize any amounts owing on the Mortgage Loan by adding such amount to the outstanding principal balance of the Mortgage Loan, (2) defer such amounts to a later date or the final payment date of such Mortgage Loan, (3) extend the maturity of any such Mortgage Loan, (4) amend the related Mortgage Note to reduce the related Mortgage Interest Rate with respect to any Mortgage Loan, (5) convert the Mortgage Interest Rate on any Mortgage Loan from a fixed rate to an adjustable rate or vice versa, (6) with respect to a Mortgage Loan with an initial fixed rate period followed by an adjustable rate period, extend the fixed period and reduce the adjustable rate period, and/or (7) forgive the amount of any interest, principal or servicing advances owed by the related Mortgagor; provided that, in the Company's reasonable and prudent determination, such waiver, modification, postponement or indulgence: (A) is not materially adverse to the interests of the Purchaser on a present value basis using reasonable assumptions (including taking into account any estimated Realized Loss that might result absent such action); and (B) does not amend the related Mortgage Note to extend the maturity thereof later than the date of the Latest Possible Maturity Date (as such term is defined in the related pooling and servicing agreement); provided, further, with respect to any Mortgage Loan that is not in default or if default is not reasonably foreseeable, unless the Company has provided to the Purchaser a certification addressed to the Purchaser, based on the advice of counsel or certified public accountants that have a national reputation with respect to taxation of REMICs that a modification of such Mortgage Loan will not result in the imposition of taxes on or disqualify from REMIC status any of the REMICs and has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan.  Notwithstanding the foregoing, for any waiver, modification, postponement or indulgence (not including any partial releases, assumptions of mortgages or modifications of any Mortgage Loan that is done in connection with compliance with the Relief Act) which the Company reasonably anticipates may result in a realized loss of 20% or more of the outstanding principal balance of a Mortgage Loan, the Company shall present such proposed waiver, modification, postponement or indulgence, together with any supporting documentation, to the Master Servicer for consideration and approval.  The Company shall submit all waivers, modifications or variances of the terms of any Mortgage Loan with respect to partial releases, assumptions of mortgages or for modifications done in furtherance of compliance with the Relief Act, together with any supporting documentation, to the Master Servicer for consideration and approval.

(h)  Section 4.03 of the Purchase Agreement is hereby amended by adding the following paragraph to the end of the section:

On each Remittance Date, the Company shall remit to the Master Servicer all Liquidation Proceeds and Insurance Proceeds, along with any Servicing Advances and Advances, such that the sum of the foregoing at least equals in the aggregate the outstanding Stated Principal Balance of the related Mortgage Loans. The Master Servicer shall fully reimburse the Company for Servicing Advances and Monthly Advances related to Liquidation Proceeds on the Remittance Date after such Servicing Advances and Monthly Advances are approved; provided, however, the Company must provide documentation in the form of Exhibit V hereto to the Master Servicer seeking approval within 90 days of final liquidation of a Mortgage Loan.   The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim and all required supporting documentation.  The Company’s obligation to make such Servicing Advances and Monthly Advances as to any Mortgage Loan shall continue through the final liquidation of the Mortgaged Property, unless the Company deems such advance nonrecoverable and submits an officer’s certificate in accordance with Section 5.03.

(i)  Sections 4.05(vi), 4.05(vii) and 4.05(vi) are hereby renumbered as Sections 4.05(vi), 4.05(vii) and 4.05(viii), and the following is added as Section 4.05(ix):

“(ix)to reimburse itself for Nonrecoverable Advances, to the extent not reimbursed pursuant to clause (ii) or clause (iii), upon prior approval from the Master Servicer.  The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation.”

(j)  The following is added as the last paragraph of Section 4.05:

“Notwithstanding the foregoing, the Company’s right to reimbursement pursuant to clauses (ii), (iii) and (ix) above shall be subject to the prior approval of the Master Servicer.  The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, the Company must submit such claim with all supporting documentation in order for the Master Servicer to approve or deny such claim within such time period.  Pending such approval, such funds shall be remitted by the Company to the Master Servicer to the extent such funds, in addition to any Servicing Advances and Advances, constitute an amount equal to the outstanding Stated Principal Balance of the related Mortgage Loan plus any accrued interest due and owing on such Mortgage Loan.”

(k)  The following is added to the first sentence of the fourth paragraph of Section 4.13 of the Purchase Agreement:

“; provided, however, that any REO property shall be disposed of by the Company before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO property, unless the Company is otherwise directed by the Assignee.”

(l)  The following is added as Section 4.13A of the Purchase Agreement:

Section 4.13A    REMIC Administration of REO Property.

The Company shall prepare for and deliver to the Assignee and the Master Servicer (and the securities administrator, if any) a statement with respect to each mortgaged property acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Assigned Loan (“REO Property”) that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Assignee (or the securities administrator, if any) to comply with the reporting requirements of the REMIC provisions of the Code. The net monthly rental income, if any, from such REO Property shall be deposited in the related collection account no later than the close of business on each determination date.  The Company shall perform, or caused to be performed, the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required.  In the event that the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 acquires any REO Property as aforesaid or otherwise in connection with a default or default becoming reasonably foreseeable on an Assigned Loan, the Company shall cause such REO Property to be disposed prior to three years after its acquisition by the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 or, at the expense of the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Assignee (or the securities administrator, if any) shall have been supplied with an opinion of counsel addressed to the Assignee (and the securities administrator, if any) rendered by nationally recognized tax counsel specializing in such matters (such opinion not to be an expense of the Trustee) to the effect that the holding by the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC as defined in Section 860F of the Code or cause any REMIC to fail to qualify as a REMIC, in which case the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 may continue to hold such REO Property (subject to any conditions contained in such opinion of counsel). Notwithstanding any other provision of the Servicing Agreement, no REO Property acquired by the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 in such a manner or pursuant to any terms that would (i) cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any REMIC to the imposition of any federal, state or local income taxes on the income earned from such REO Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 with respect to the imposition of any such taxes.

(m)  Section 5.02 of the Purchase Agreement is hereby amended by deleting “no later than the fifth Business Day of the following month in hard copy, and” after “mutually agreed upon by both Purchaser and Company, and” in the first paragraph.

(n)  The second sentence of the second paragraph of Section 5.02 of the Purchase Agreement is hereby deleted and replaced with the following:

The Company shall also provide a monthly report in the form of Exhibit Q and Exhibit R, with respect to remittances, Exhibit J, with respect to realized losses and gains, Exhibit S and Exhibit T, with respect to defaulted mortgage loans, Exhibit U, with respect to modified mortgage loans, Exhibit V, with respect to claims submitted and Exhibit W, with respect to loss severity, with each such report.

(o)  Section 6.04 of the Purchase Agreement is hereby amended by adding the following paragraph to the end of the section:

In the event the Company or any subservicer or subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to the terms of this Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Annual Statement of Compliance pursuant to this Section 6.04 or to the related section of such other applicable agreement, as the case may be, as to the performance of its obligations with respect to the period of time it was subject to this Agreement or any other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

(p)  Section 6.07 of the Purchase Agreement is hereby amended by adding the following paragraph to the end of the section:

In the event the Company or any subservicer or subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to, the terms of this Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Assessment of Compliance and cause to be provided an Attestation Report pursuant to this Section 6.05 or to the related section of such other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

(q)  Section 11.04 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Section 11.04    Governing Law.

This Agreement and the related Term Sheets shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law) and except to the extent preempted by Federal law and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(r)  The Purchase Agreement is hereby amended as of the date hereof by deleting Exhibit E in its entirety and inserting a new Exhibit E as follows: EXHIBIT E [RESERVED].

(s)  The Purchase Agreement is hereby amended as of the date hereof by deleting Exhibit F in its entirety and inserting a new Exhibit F as follows: EXHIBIT F [RESERVED].

(t)  The Purchase Agreement is hereby amended as of the date hereof by deleting Exhibit P in its entirety and inserting a new Exhibit P as follows: EXHIBIT P [RESERVED].

(u)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit J to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 1.

(v)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit Q to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 2.

(w)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit R to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 3.

(x)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit S to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 4.

(y)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit T to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 5.

(z)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit U to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 6.

(aa)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit V to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 7.

(bb)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit W to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 8.

(cc)  Exhibit O to the Purchase Agreement is hereby amended as of the date hereof by deleting in its entirety and inserting a new Exhibit O to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 9.

Miscellaneous

9.  All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)	In the case of Company:

GreenPoint Mortgage Funding, Inc.
100 Wood Hollow Drive
Novato, California 94945
Attention: Susan Davia

With a copy to:
(b)	In the case of Assignor:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  Michelle Viner
Facsimile:  (214) 626-4889
Email: mviner@bear.com

with a copy  to:
Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
Attention: Robert Durden
Telecopier No.:  (212) 272-5591

(c)	In the case of Assignee:

Wells Fargo Bank, National Association,
as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS  I 2007-AC5
Telecopier No.: (410) 715-2380

10.  The Company hereby acknowledges that EMC Mortgage Corporation (the “Master Servicer”) has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2007, among the Assignor, the Assignee, BSABS I and the Master Servicer, and therefor has the right to enforce all obligations of the Company, as they relate to the Assigned Loans, under the Purchase Agreement.  Such right will include, without limitation, the right to terminate the Company under the Purchase Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Purchase Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Purchase Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company.  The Company shall make all distributions under the Purchase Agreement, as they relate to the Assigned Loans, to the Master Servicer by wire transfer of immediately available funds to:

EMC Master Servicing Remittances
Bank:  Chase Bank of Texas
Branch:  Irving, Texas
Account Name:  EMC Mortgage Corporation
ABA # 113000609
ACCOUNT # 000000709377717
Reference: M/S Remittance June 1, 2007 Remit for GreenPoint Mortgage Funding, Inc.
Attention:  LSBO Group-MS

and the Company shall deliver all reports required to be delivered under the Purchase Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in Section 9 herein and to the Master Servicer at:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas  75067
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

11.  A copy of all assessments, attestations, reports and certificates required to be delivered by the Servicer under this AAR Agreement and the Purchase Agreement shall be delivered to the Master Servicer by the date(s) specified herein or therein, and where such documents are required to be addressed to any party, such addresses shall include the Master Servicer and the Master Servicer shall be entitled to rely on such documents.

12.  Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this AAR Agreement.

13.  This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

14.  No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

15.  This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto.  Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

16.  This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Agreements to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Agreements.

17.  This AAR Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

18.  In the event that any provision of this AAR Agreement conflicts with any provision of the Agreements with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

19.  The Custodian for this transaction is the following:

Wells Fargo Bank, National Association
as Custodian
1015 10th Avenue Southeast, MS 0031
Minneapolis, MN 55414

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION, as Assignor and Master Servicer

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, not individually but solely as Trustee for the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5, as Assignee

By:
Name:
Title:

GREENPOINT MORTGAGE FUNDING, INC., as Company

By:
Name:
Title:

Acknowledged and Agreed: BEAR STEARNS ASSET BACKED SECURITIES I LLC

By:
Name:
Title:

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

(Available upon request)

ATTACHMENT 2

PURCHASE AGREEMENT

TERM SHEETS

Exhibit 1
EXHIBIT J to the Purchase Agreement

EMC FORM - CALCULATION OF GAIN-LOSS DELINQUENT LOANS

EMC Master Servicing Calculation of Gain/Loss on Delinquent Loan Worksheet

Date:

Prepared By	Phone Number	Email Address

Servicer Loan Number	Servicer Address	EMC Loan Number

Borrower Name	Property Address

Liquidation Type	REO	Third Party	Short Sale	Charge off	Deed In Lieu

Has this loan been previously modified?	Yes	No
Has this loan been crammed down in a bankruptcy?	Yes	No
If “Yes”, provide amount _______________________________

Liquidation and Acquisition Expenses:

 Amounts requiring Amortization Schedule for backup:

Actual Unpaid Principal Balance of Mortgage Loan
Interest Accrued at Net Rate Less Servicing Fees
Accrued Servicing Fees

Amounts requiring Additional backup:

Attorney’s Fees	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Attorney’s Costs	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Taxes	Payment history showing disbursements
Property Maintenance	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Property Inspection	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
PMI/Hazard Insurance Premiums	Payment history showing disbursements
Utility Expenses	Payment history showing disbursements
Appraisal/BPO Expenses	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
HOA Dues	Payment history showing disbursements
Cash For Keys	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Miscellaneous (itemized)	Requires Itemization and supporting detail
Total Expenses	------------------------------------------------

Credits to Loan:

Escrow Balance/Advance	Payment history showing disbursements and ending balance
Rental Receipts	Payment history showing application of funds to loan
Hazard Claim Proceeds	Payment history showing credit to account
PMI Funds	EOB document
Government Insurance Funds (Part A Funds)	EOB document
REO Proceeds	HUD 1 Settlement Statement
Government Insurance Funds (Part B Funds)	EOB document
Pool Insurance Proceeds	Payment history showing credit to account
Other Credits (itemized)	Payment history showing credit to account
Total Credits	------------------------------------------------

Total Realized Loss (or Amount of Gain)	$________________

NOTE:  Do not combine or net remit items.  All expenses and credits should be documented individually.   Claim packages are due by the fifth business day of the month following receipt of liquidation proceeds.  Late claims may result in delayed claim payment.  The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

Exhibit 2
EXHIBIT Q to the Purchase Agreement

EMC FORM – REMITTANCE OVERVIEW REPORT

Remittance Overview Report:  Provides loan level detail regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal Name	VARCHAR (15)
Master Servicer Loan Number	NUMERIC (9,0)
Current Investor Category	VARCHAR (5)
Original Investor Category	VARCHAR (5)
Servicer Loan Number	VARCHAR (15)
Cutoff Date	DATE (MM/DD/YYYY)
Loan Next Due Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Pending Interest Rate	NUMERIC (7,7)
Servicing Fee Rate	NUMERIC (7,7)
MI Rate	NUMERIC (7,7)
Scheduled P&I Amount (P & I Constant)	NUMERIC (12,2)
ARM Index	NUMERIC (7,7)
Pending ARM Index	NUMERIC (7,7)
Beginning Scheduled Principal Balance	NUMERIC (12,2)
Actual Principal Remitted	NUMERIC (12,2)
Actual Principal Curtailment Remitted	NUMERIC (12,2)
Curtailment Adjustment Remitted	NUMERIC (12,2)
Liquidation Principal Remitted	NUMERIC (12,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (12,2)
Scheduled Gross Interest	NUMERIC (12,2)
Actual Interest Remitted	NUMERIC (12,2)
Scheduled Service Fee Amount	NUMERIC (12,2)
Soldiers and Sailors Variance	NUMERIC (12,2)
Net Interest Not Advanced	NUMERIC (12,2)
Prepayment Penalty Remitted	NUMERIC (12,2)
PMI Premium Remitted	NUMERIC (12,2)
Additional Fees Remitted	NUMERIC (12,2)
Ending Scheduled Balance	NUMERIC (12,2)
Actual Amount Remitted Total (each loan)	NUMERIC (12,2)
Beginning Actual Balance	NUMERIC (12,2)
Actual Principal Collected	NUMERIC (12,2)
Actual Curtailments Collected	NUMERIC (12,2)
Curtailment Adjustment Collected	NUMERIC (12,2)
Gross Interest Collected	NUMERIC (12,2)
Net Interest Collected	NUMERIC (12,2)
Service Fee Collected	NUMERIC (12,2)
Actual Ending Principal Balance	NUMERIC (12,2)
Liquidation Date	DATE (MM/DD/YYYY)
Liquidation Type	VARCHAR (1)
Gross Liquidation Proceeds	NUMERIC (12,2)
Liquidation Expenses	NUMERIC (12,2)
Principal and Interest Advanced Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Calculated Loss to Trust	NUMERIC (12,2)
Net Interest Remitted	NUMERIC (12,2)
Collected Interest Not Remitted	NUMERIC (12,2)
Ending Advance Balance	NUMERIC (12,2)
Soldiers and Sailors Flag	VARCHAR (1)
Soldiers and Sailors Old Rate	NUMERIC (7,7)
Soldiers and Sailors Old P & I	NUMERIC (12,2)
Modified Date	DATE (MM/DD/YYYY)
Stop Advance Flag
Stop Advance Date	DATE (MM/DD/YYYY)
BPO Value	NUMERIC (12,2)
Cash Flow Group	VARCHAR (2)
MSP Principal Balance	NUMERIC (12,2)
Debt Forgiven / Charged Off	NUMERIC (12,2)
Mortgagor PITI Payment	NUMERIC (12,2)
Bankruptcy Status	VARCHAR (2)
Foreclosure Status	VARCHAR (2)
Modification Status
Interest Only Loan	VARCHAR (2)
Escrowed Loan	VARCHAR (2)
Monthly Escrow Deposit	NUMERIC (12,2)
Escrow Balance	NUMERIC (12,2)
Escrow Advance Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Mortgagor Recoverable Corporate Expense Balance	NUMERIC (12,2)
Non-Recoverable Corporate Expense Balance	NUMERIC (12,2)
HUD 235 Loan Status	VARCHAR (2)
HUD 235 Balance	NUMERIC (12,2)
Late Charge Balance	NUMERIC (12,2)
Buydown Loan Status	VARCHAR (2)
Monthly Buydown Amount	NUMERIC (12,2)
Monthly Buydown Funds Balance	NUMERIC (12,2)
Prepayment Penalty Amount Waived	NUMERIC (12,2)
Prepayment Penalty Waived Reason Code	VARCHAR (3)
Material Breach Status	VARCHAR (3)
Material Breach Code	VARCHAR (3)
Prefunding Date	DATE (MM/DD/YYYY)
3rd Party Recoverable Expenses	NUMERIC (12,2)

Exhibit 3
EXHIBIT R to the Purchase Agreement

EMC FORM – REMITTANCE SUMMARY REPORT

Remittance Summary Report:  Provides summary data at a deal (investor/category) level regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal	VARCHAR (15)
Investor	VARCHAR (5)
Category	VARCHAR (5)
Principal Remitted	NUMERIC (15,2)
Curtailments Remitted	NUMERIC (15,2)
Curtailment Adjustments Remitted	NUMERIC (15,2)
Liquidation Proceeds Remitted	NUMERIC (15,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (15,2)
Principal Amounts Called/Collapsed	NUMERIC (15,2)
Total Principal Remitted	NUMERIC (15,2)
Interest Remitted	NUMERIC (15,2)
PMI Premiums Remitted	NUMERIC (15,2)
Soldiers and Sailors Difference	NUMERIC (15,2)
Net Interest Not Advanced	NUMERIC (15,2)
Non Comp Interest Remitted	NUMERIC (15,2)
Prepayment Penalties Remitted	NUMERIC (15,2)
Total Interest Remitted	NUMERIC (15,2)
Arrearage Amount Remitted	NUMERIC (15,2)
Aggregate Loss to Trust Total Manual Adjustments	NUMERIC (15,2)
Debt Forgiven/ Charged Off	NUMERIC (15,2)
Additional Fees Collected	NUMERIC (15,2)
Total Remittance	NUMERIC (15,2)

Exhibit 4
EXHIBIT S to the Purchase Agreement

EMC FORM – DEFAULT OVERVIEW REPORT

Default Overview Report:  Provides loan level detail regarding the defaulted loans that are being serviced and reported to EMC Master Servicing.  The report contains the following data fields in the order below:

Field	Field Description
Servicer loan number	VARCHAR (15)
SBO loan number	VARCHAR (9)
Zip Code	VARCHAR (5)
Original loan amount	NUMERIC (12,2)
Original value amount	NUMERIC (12,2)
Origination date	DATE (MM/DD/YYYY)
Loan type	VARCHAR (2)
Actual due date	DATE (MM/DD/YYYY)
Current loan amount	NUMERIC (12,2)
Corporate expense balance	NUMERIC (12,2)
Escrow balance/advance balance	NUMERIC (12,2)
Suspense balance	NUMERIC (12,2)
Restricted escrow balance	NUMERIC (12,2)
Current Value date	DATE (MM/DD/YYYY)
Current value amount	NUMERIC (12,2)
Current value source	VARCHAR (15)
VA LGC/ FHA Case number	VARCHAR (15)
% of MI coverage	NUMERIC (7,7)
MI certificate number	VARCHAR (15)
LPMI Cost	NUMERIC (7,7)
Occupancy status	VARCHAR (1)
First vacancy date	DATE (MM/DD/YYYY)
Property condition	VARCHAR (2)
Property type	VARCHAR (2)
Delinquency flag	VARCHAR (2)
Reason for default	VARCHAR (2)
FNMA action code	VARCHAR (3)
FNMA delinquency reason code	VARCHAR (3)
Loss mit flag	VARCHAR (2)
Loss mit type	VARCHAR (2)
Loss mit approval date	DATE (MM/DD/YYYY)
Loss mit removal date	DATE (MM/DD/YYYY)
Repay first due date	DATE (MM/DD/YYYY)
Repay next due date	DATE (MM/DD/YYYY)
Repay plan broken/reinstated/closed date	DATE (MM/DD/YYYY)
Repay plan created date	DATE (MM/DD/YYYY)
Foreclosure flag	VARCHAR (2)
Foreclosure attorney referral date	DATE (MM/DD/YYYY)
Actual first legal date	DATE (MM/DD/YYYY)
Date FC sale scheduled	DATE (MM/DD/YYYY)
Foreclosure actual sale date	DATE (MM/DD/YYYY)
Actual redemption end date	DATE (MM/DD/YYYY)
Actual eviction complete date	DATE (MM/DD/YYYY)
Actual eviction start date	DATE (MM/DD/YYYY)
Bankruptcy flag	VARCHAR (2)
Actual bankruptcy start date	DATE (MM/DD/YYYY)
Bankruptcy chapter	VARCHAR (2)
Bankruptcy Case Number	VARCHAR (15)
Post petition due date	DATE (MM/DD/YYYY)
Actual discharge date	DATE (MM/DD/YYYY)
Date relief/dismissal granted	DATE (MM/DD/YYYY)
Actual MI claim filed date	DATE (MM/DD/YYYY)
Actual MI claim amount filed	NUMERIC (12,2)
MI claim amount paid	NUMERIC (12,2)
MI claim funds received date	DATE (MM/DD/YYYY)
Title approval letter received date	DATE (MM/DD/YYYY)
Title package HUD/VA date	DATE (MM/DD/YYYY)
FHA 27011A transmitted date	DATE (MM/DD/YYYY)
FHA Part A funds received date	DATE (MM/DD/YYYY)
FHA 27011 B transmitted date	DATE (MM/DD/YYYY)
FHA Part B funds received date	DATE (MM/DD/YYYY)
VA NOE submitted date	DATE (MM/DD/YYYY)
VA first funds received amount	NUMERIC (12,2)
VA first funds received date	DATE (MM/DD/YYYY)
VA claim funds received date	DATE (MM/DD/YYYY)
VA claim submitted date	DATE (MM/DD/YYYY)
VA claims funds received amount	NUMERIC (12,2)
REO flag	VARCHAR (2)
REO repaired value	NUMERIC (12,2)
REO value (as is)	NUMERIC (12,2)
REO value date	DATE (MM/DD/YYYY)
REO value source	VARCHAR (15)
REO original list date	DATE (MM/DD/YYYY)
REO original list price	NUMERIC (12,2)
REO list price adjustment amount	NUMERIC (12,2)
REO list price adjustment date	DATE (MM/DD/YYYY)
Date REO offer received	DATE (MM/DD/YYYY)
Date REO offer accepted	DATE (MM/DD/YYYY)
REO scheduled close date	DATE (MM/DD/YYYY)
REO actual closing date	DATE (MM/DD/YYYY)
REO sales price	NUMERIC (12,2)
REO net sales proceeds	NUMERIC (12,2)
Estimated loss	NUMERIC (12,2)

Exhibit 5
EXHIBIT T to the Purchase Agreement

EMC FORM – DELINQUENCY SUMMARY REPORT

Delinquency Summary Report:  Provides summary data at the servicer investor level regarding loan performance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Performance type (Current, 30 days, 60 days, 90+ days, Foreclosure, Bankruptcy or PIF)	VARCHAR (6)
Count of Loans	NUMERIC (10,0)
Percent of Investor Number	NUMERIC (7,7)
Deal UPB	NUMERIC (14,2)
Percent of Deal UPB	NUMERIC (7,7)
Arrears Balance	NUMERIC (14,2)
Percent of Arrears Balance	NUMERIC (7,7)
Foreclosure Quick Sale	NUMERIC (12,2)
REO Book Value	NUMERIC (12,2)

Exhibit 6
EXHIBIT U to the Purchase Agreement

EMC FORM - MODIFIED LOANS REPORT

Modified Loans Report:   Provides loan level data regarding all loans that the Servicer has modified with the first modified payment due within thirty days following the end of the reporting cycle.  The report contains the following data fields in the order below:

Field Description	Field Description
Loan	VARCHAR (15)
Investor	VARCHAR (5)
Original Category	VARCHAR (5)
Current Category	VARCHAR (5)
Stop Adv Flag	VARCHAR (3)
Modified Due Date	DATE (MM/DD/YYYY)
Mod Loan Curtailment	NUMERIC (15,2)
Mod Loan Curt Adjustment	NUMERIC (15,2)
Principal Advanced Capped	NUMERIC (15,2)
Net Interest Advanced Capped	NUMERIC (15,2)
Service Fee Advanced Capped	NUMERIC (15,2)
Third Party Bal Capped	NUMERIC (15,2)
Amount of Other Capped	NUMERIC (15,2)
Borrower Interest Contribution	NUMERIC (15,2)
Borrower Fee Code Arrearage Contribution	NUMERIC (15,2)
Borrower Principal Contribution	NUMERIC (15,2)
Amt Forgiven	NUMERIC (15,2)
Beg Delq Prin Bal	NUMERIC (15,2)
Beg Delq Int Bal	NUMERIC (15,2)
Beg Pre Prin Bal	NUMERIC (15,2)
Beg Pre Int Bal	NUMERIC (15,2)
Excess Int Adjust	NUMERIC (15,2)
Excess Interest on Mod	NUMERIC (15,2)

Exhibit 7
EXHIBIT V to the Purchase Agreement

EMC FORM - CLAIMS SUBMITTED REPORT

Claims Submitted Report:  Provides loan level detail regarding claims submitted by the servicer’s investor number that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Loan Number	VARCHAR (15)
Mortgage Group	VARCHAR (1)
Liquidation Type	VARCHAR (1)
Escrow Balance or Advance Balance	NUMERIC (12,2)
Corporate Expense Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Replacement Reserve Balance	NUMERIC (12,2)
Suspense Balance	NUMERIC (12,2)
Third Party Expense Balance	NUMERIC (12,2)
Charge Off Amount	NUMERIC (12,2)
Side Note Collections	NUMERIC (12,2)
Claim Amount Submitted	NUMERIC (12,2)

Exhibit 8
EXHIBIT W to the Purchase Agreement

EMC FORM - LOSS SEVERITY SUMMARY REPORT

Loss Severity Summary Report:  Provides summary data at the deal level regarding loss severity that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Month End	DATE (MM/DD/YYYY)
Deal Name	VARCHAR (15)
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Loan Number	VARCHAR (15)
Liquidation Type	VARCHAR (1)
Loan Due Date	DATE (MM/DD/YYYY)
PIF Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Service Fee Rate	NUMERIC (7,7)
P & I Constant	NUMERIC (12,2)
Scheduled Beginning Balance	NUMERIC (12,2)
Arrearage Balance	NUMERIC (12,2)
Total Legal and Other Expenses	NUMERIC (12,2)
Scheduled Advanced Interest	NUMERIC (12,2)
Scheduled Liquidated Amount	NUMERIC (12,2)
Gross Liquidation Proceeds	NUMERIC (12,2)
P & I Advance Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Net Liquidation Proceeds	NUMERIC (12,2)
Scheduled Net Interest	NUMERIC (12,2)
Net Liquidated Funds Remitted	NUMERIC (12,2)
Total Loss (Gain) Amount	NUMERIC (12,2)
Total Loss (Gain) to Trust	NUMERIC (12,2)
Total Loss (Gain) to Servicer	NUMERIC (12,2)
Total Loss Severity %	NUMERIC (7,7)
Total Loss Severity % to Trust	NUMERIC (7,7)
Total Liquidated Remitted	NUMERIC (12,2)
Claim on Trust Loss	NUMERIC (12,2)
Claim on Servicer Loss	NUMERIC (12,2)
Total Claim Amount	NUMERIC (12,2)

Exhibit 9
EXHIBIT O to the Purchase Agreement

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Servicer] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
 Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X

Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT R-5

FORM OF HSBC
ASSIGNMENT AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (this “AAR Agreement”) made as of June 29, 2007, among EMC Mortgage Corporation (the “Assignor”), Wells Fargo Bank, National Association, not individually but solely as trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 (the “Assignee”), and HSBC Mortgage Corporation (USA) (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto purchased by the Assignor from the Company and now serviced by Company for Assignor and its successors and assigns pursuant to (a) the Amended and Restated Purchase, Warranties and Servicing Agreement, dated as of September 1, 2005, as amended by Amendment No. 1, dated as of November 21, 2005, and Amendment Reg AB, dated as of November 7, 2005, by and between the Company and the Assignor (as amended, the “Purchase Agreement”) and (b) as to the Mortgage Loans specified therein, the term sheet dated May 1, 2007, between the Company and the Assignor, (the “Term Sheet” and together with the Purchase Agreement, the “Agreements”) shall be subject to the terms of this AAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreements.

Assignment and Assumption

Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest as in, to and under (a) the Assigned Loans and (b) the Agreements with respect to the Assigned Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title or interest, in, to and under the Agreements with respect to any mortgage loan other than the Assigned Loans listed on Attachment 1. Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 and Section 3.02 of the Purchase Agreement and in the Term Sheet, and any obligation of the Company to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 and Section 8.01 of the Purchase Agreement, and the Assignor is retaining the right to enforce the representations and warranties and the obligations of the Company set forth in those sections and in the Term Sheet against the Company.  In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under Section 2.09 of the Purchase Agreement. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Agreements or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

Representations, Warranties and Covenants

1.  Assignor warrants and represents to Assignee and Company as of the date hereof:

(a)  Attached hereto as Attachment 2 are true and accurate copies of the Agreements which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Agreements as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignor’s interests, rights and obligations under the Agreements as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c)  There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Agreements;

(d)  Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e)  Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f)  Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject.  The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Assignor.  This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

(i)  The Assignor has received from Company, and has delivered to the Assignee, all documents required to be delivered to Assignor by the Company prior to the date hereof pursuant to the Purchase Agreement with respect to the Assigned Loans and has not received, and has not requested from the Company, any additional documents; and

(j)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement.

2.  Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a)  Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Assigned Loans as trustee on behalf of the holders of the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5;

(b)  Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject.  The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(d)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement; and

(e)  Assignee assumes for the benefit of each of the Assignor and the Company all of the rights of the Purchaser under the Agreements with respect to the Assigned Loans.

3.  Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a)  Attached hereto as Attachment 2 are true and accurate copies of the Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Agreements;

(c)  Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject.  The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(e)  The Company shall establish a Custodial Account and an Escrow Account under the Agreements in favor of the Assignee with respect to the Assigned Loans separate from the Custodial Account and Escrow Account previously established under the Agreements in favor of Assignor;

(f)  Pursuant to Section 11.18 of the Purchase Agreement, the Company hereby restates the representations and warranties set forth in Sections 3.01 and 3.02 of the Purchase Agreement and in the Term Sheet with respect to the Company and the Assigned Loans; and

(g)  Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

4.  Company warrants and represents to, and covenants with, Assignor and Bear Stearns Asset Backed Securities I LLC (“BSABS I”) as of the date hereof:

(a)  Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

(b)  No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

(c)  Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

(d)  No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Agreements and this AAR Agreement for mortgage loans of a type similar to the Assigned Loans have occurred during the three-year period immediately preceding the date hereof;

(e)  There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Agreements and this AAR Agreement;

(f)  There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

(g)  There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify Assignor and BSABS I in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Assigned Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or BSABS I with respect to the Securitization Transaction and (ii) provide to the Assignor and BSABS I a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com.  Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  Michelle Viner
Facsimile:  (214) 626-4889
Email: mviner@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, New York 10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  General Counsel
Facsimile:  (469) 759-4714

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  Michelle Viner
Facsimile:  (214) 626-4889
Email: mviner@bear.com

5.  Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee

6.  From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Agreements (as modified by this AAR Agreement) but in no event in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Agreements, which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

The Company shall prepare for and deliver to the Assignee and the Master Servicer a statement with respect to each mortgaged property acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Assigned Loan (“REO Property”) that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Assignee to comply with the reporting requirements of the REMIC provisions of the Code. The net monthly rental income, if any, from such REO Property shall be deposited in the related collection account no later than the close of business on each determination date.  The Company shall perform, or caused to be performed, the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required.  In the event that Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 acquires any REO Property as aforesaid or otherwise in connection with a default or default becoming reasonably foreseeable on an Assigned Loan, the Company shall cause such REO Property to be disposed prior to three years after its acquisition by Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 or, at the expense of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Assignee shall have been supplied with an opinion of counsel addressed to the Assignee rendered by nationally recognized tax counsel specializing in such matters (such opinion not to be an expense of the Assignee) to the effect that the holding by Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC as defined in Section 860F of the Code or cause any REMIC to fail to qualify as a REMIC, in which case Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 may continue to hold such REO Property (subject to any conditions contained in such opinion of counsel). Notwithstanding any other provision of the Servicing Agreement, no REO Property acquired by Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 in such a manner or pursuant to any terms that would (i) cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any REMIC to the imposition of any federal, state or local income taxes on the income earned from such REO Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 with respect to the imposition of any such taxes.

7.  Notwithstanding any term hereof to the contrary, the execution and delivery of the AAR Agreement by the Assignee is solely in its capacity as trustee for Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5.

Company shall indemnify and hold harmless the Assignor, each affiliate of the Assignor, BSABS I, the Assignee, Bear, Stearns & Co. Inc. (the “Underwriter”) and each affiliate of the Underwriter, each Person (including, but not limited to, the Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, each Person who controls the Assignor, BSABS I, the Assignee or the Underwriter (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A)
any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided in written or electronic form under Amendment Reg AB to the Amended and Restated Purchase, Warranties and Servicing Agreement, dated as of November 7, 2005 by and between the Assignor and the Company (the “Reg AB Amendment”) by or on behalf of the Assignor, or provided under the Reg AB Amendment by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)
any breach by the Company of its obligations under the Reg AB Amendment, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under the Reg AB Amendment, including any failure by the Company to identify pursuant toSection 2(e)(ii) of the Reg AB Amendment any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)
any breach by the Company of a representation or warranty set forth in Section 2(a)(i) of the Reg AB Amendment or in a writing furnished pursuant to Section 2(a)(ii) of the Reg AB Amendment and made as of a date prior to the date hereof, to the extent that such breach is not cured by the date hereof, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(a)(ii) of the Reg AB Amendment to the extent made as of a date subsequent to the date hereof; or

(iv)	the negligence, bad faith or willful misconduct of the Company in connection with its performance under the Reg AB Amendment.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as determined by a court of competent jurisdiction or arbitrator appointed pursuant to the Purchase Agreement to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in clause (ii) above, the Company shall promptly reimburse the Assignor, the Underwriter, BSABS I and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

Modification of Purchase Agreement

8.  The Company and Assignor hereby amend the Purchase Agreement as follows:

(a)  The following definitions are added to Article I of the Purchase Agreement:

Assignee: Wells Fargo Bank, National Association, as trustee for the holders of the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5.

Nonrecoverable Advance: Any advance previously made by the Company pursuant to Section 5.03 or any Servicing Advance which, in the good faith judgment of the Company, may not be ultimately recoverable by the Company from Liquidation Proceeds or otherwise.  The determination by the Company that it has made a Nonrecoverable Advance, shall be evidenced by an Officer’s Certificate of the Company delivered to the Purchaser and the Master Servicer and detailing the reasons for such determination.

Pooling and Servicing Agreement: That certain pooling and servicing agreement, dated as of June 1, 2007, among BSABS I, the Trustee and EMC Mortgage Corporation as seller, company and master servicer.

BSABS I: Bear Stearns Asset Backed Securities I LLC.

Trustee: Wells Fargo Bank, National Association, or its successor in interest, or any successor trustee appointed as provided in the Pooling and Servicing Agreement.

(b)  The definition of Business Day is deleted in its entirety and replaced with the following:

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of New York, Maryland or Minnesota, or (iii) a day on which banks in the States of New York, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

(c)  The definition of Custodial Account is deleted in its entirety and replaced with the following:

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "HSBC Mortgage Corporation (USA), as Servicer, in trust for Wells Fargo Bank, National Association, as trustee for the holders of the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5”, and shall be established in an Eligible Account.

(d)  The definition of Eligible Account is deleted in its entirety and replaced with the following:

Eligible Account: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody’s is not a Rating Agency) are rated by each Rating Agency in one of its two highest long-term and its highest short-term rating categories, respectively, at the time any amounts are held on deposit therein; provided, that following a downgrade, withdrawal, or suspension of such institution's rating  as set forth above, each account shall promptly (and in any case within not more than 30 calendar days) be moved to one or more segregated trust accounts in the trust department of such institution, or to an account at another institution that complies with the above requirements, or (ii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iii) any other account acceptable to the Rating Agencies, as evidenced in writing. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.

(e)  The definition of Escrow Account is deleted in its entirety and replaced with the following:

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "HSBC Mortgage Corporation (USA), as Servicer, in trust for Wells Fargo Bank, National Association, as trustee for the holders of the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5”, and shall be established in an Eligible Account.

(f)  The definition of Principal Prepayment is deleted in its entirety and replaced with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, excluding any prepayment penalty, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment. The Principal Prepayment, full or partial, shall be applied in accordance with the terms of the related Mortgage Note and or the Agreement.

(g)  The definition of Servicing Fee Rate is deleted in its entirety and replaced with the following:

Servicing Fee Rate: A per annum rate equal to 0.250% or 0.375%.

(h)  Section 3.02(nn) is deleted in its entirety and replaced with the following:

“(nn)                      The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act;”

(i)  Section 2(f)(v) of the Purchase Agreement is hereby amended effective as of the date hereof by changing the reference in Section 2(f)(v) from “15 calendar days” to “30 calendar days”.

(j)  Section 4.01 of the Purchase Agreement is hereby amended by changing the first sentence of the second paragraph to the following:

Consistent with and in addition to the terms set forth in this Agreement, if a Mortgage Loan is in default or such default is reasonably foreseeable, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor, including without limitation, to (1) capitalize any amounts owing on the Mortgage Loan by adding such amount to the outstanding principal balance of the Mortgage Loan, (2) defer such amounts to a later date or the final payment date of such Mortgage Loan, (3) extend the maturity of any such Mortgage Loan, (4) amend the related Mortgage Note to reduce the related Mortgage Interest Rate with respect to any Mortgage Loan, (5) convert the Mortgage Interest Rate on any Mortgage Loan from a fixed rate to an adjustable rate or vice versa, (6) with respect to a mortgage loan with an initial fixed rate period followed by an adjustable rate period, extend the fixed period and reduce the adjustable rate period, and/or (7) forgive the amount of any interest, principal or servicing advances owed by the related Mortgagor; provided that, in the Company's reasonable and prudent determination, such waiver, modification, postponement or indulgence: (A) is not materially adverse to the interests of the Purchaser on a present value basis using reasonable assumptions (including taking into account any estimated Realized Loss that might result absent such action); and (B) does not amend the related Mortgage Note to extend the maturity thereof later than the date of the Latest Possible Maturity Date (as such term is defined in the related pooling and servicing agreement); provided, further, with respect to any Mortgage Loan that is not in default or if default is not reasonably foreseeable, unless the Company has provided to the Purchaser a certification addressed to the Purchaser, based on the advice of counsel or certified public accountants that have a national reputation with respect to taxation of REMICs that a modification of such Mortgage Loan will not result in the imposition of taxes on or disqualify from REMIC status any of the REMICs and has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan.  Notwithstanding the foregoing, for any waiver, modification, postponement or indulgence (not including any partial releases, assumptions of mortgages or modifications of any Mortgage Loan that is done in connection with compliance with the Servicemembers Civil Relief Act) which the Company reasonably anticipates may result in a realized loss of 20% or more of the outstanding principal balance of a Mortgage Loan, the Company shall present such proposed waiver, modification, postponement or indulgence, together with any supporting documentation, to the Master Servicer for consideration and approval.  The Company shall submit all waivers, modifications or variances of the terms of any Mortgage Loan with respect to partial releases, assumptions of mortgages or for modifications done in furtherance of compliance with the Servicemembers Civil Relief Act, together with any supporting documentation, to the Master Servicer for consideration and approval.

(k)  4.03 of the Purchase Agreement is hereby amended by adding the following paragraph to the end of the section:

The Master Servicer shall fully reimburse the Company for Servicing Advances and Monthly Advances related to Liquidation Proceeds on the Remittance Date after such Servicing Advances and Monthly Advances are approved; provided, however, the Company must provide documentation in the form of Exhibit K hereto to the Master Servicer seeking approval within 90 days of final liquidation of a Mortgage Loan.   The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation.  The Company’s obligation to make such Servicing Advances and Monthly Advances as to any Mortgage Loan shall continue through the final liquidation of the Mortgaged Property, unless the Company deems such advance nonrecoverable and submits an officer’s certificate in accordance with Section 5.03.

(l)  The following is added as Subsection 4.05(ix) of the Purchase Agreement:

“(ix)  to reimburse itself for any Nonrecoverable Advances;”

(m)  The following is added as the last paragraph of Section 4.05:

Notwithstanding the foregoing, the Company’s right to reimbursement pursuant to clauses (ii), (iii) and (ix) above shall be subject to the prior approval of the Master Servicer but only to the extent such reimbursement applies to Final Recovery Determination.  The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, the Company must submit such claim with all supporting documentation in order for the Master Servicer to approve or deny such claim within such time period.  Pending such approval, such funds shall be remitted by the Company to the Master Servicer to the extent such funds, in addition to any Servicing Advances and Advances, constitute an amount equal to the outstanding Stated Principal Balance of the related Mortgage Loan plus any accrued interest due and owing on such Mortgage Loan.

(n)  The following is added to the second sentence of the third paragraph of Section 4.13 of the Purchase Agreement:

“; provided, however, that any REO property shall be disposed of by the Company before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO property, unless the Company is otherwise directed by the Assignee.”

(o)  The first two paragraphs of Section 5.02 of the Purchase Agreement is hereby deleted and replaced with the following:

Not later than the fifth Business Day of each month, the Company shall furnish to the Master Servicer in a format as outlined below (or in such other formats mutually agreed between the Servicer and the Master Servicer) (i) a monthly report in the form of Exhibit L, with respect to remittances, Exhibit K, with respect to realized losses and gains, Exhibit M, with respect to defaulted mortgage loans, Exhibit N, with respect to modified mortgage loans, Exhibit O, with respect to claims submitted, and Exhibit P, with respect to loss severity, with each such report, in each case relating to the period ending on the last day of the preceding month, (ii) all such information required pursuant to clause (i) above on a magnetic tape, electronic mail, or other similar media reasonably acceptable to the Master Servicer and (iii) all supporting documentation with respect to the information required pursuant to Exhibit K above. The monthly report in the form of Exhibit L shall contain the following:

(p)  Section 11.04 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Section 11.04    Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law) and except to the extent preempted by Federal law and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(q)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit K, a copy of which is annexed hereto as Attachment 3, or such other format as mutually agreed upon between the Company and the Assignor.

(r)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit L, a copy of which is annexed hereto as Attachment  4, or such other format as mutually agreed upon between the Company and the Assignor.

(s)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit M, a copy of which is annexed hereto as Attachment 5, or such other format as mutually agreed upon between the Company and the Assignor for a period of six (6) months from the Closing Date.

(t)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit N, a copy of which is annexed hereto as Attachment 6.

(u)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit O, a copy of which is annexed hereto as Attachment 7.

(v)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit P, a copy of which is annexed hereto as Attachment  8.

Miscellaneous

9.  All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)	In the case of Company:

HSBC MORTGAGE CORPORATION (USA)
Michael T Stilb/Senior Vice President
2929 Walden Avenue
Depew, New York 14042

(b)	In the case of Assignor:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention:  Michelle Viner
Facsimile:  (214) 626-4889
Email: mviner@bear.com

with a copy  to:
Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
Attention: Deirdre Burke
Telecopier No.:  (212) 272-7646

(c)	In the case of Assignee:

Wells Fargo Bank, National Association,
as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS I 2007-AC5
Telecopier No.: (410) 715-2380

10.  The Company hereby acknowledges that EMC Mortgage Corporation (the “Master Servicer”) has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2007, among the Assignor, the Assignee, Bear Stearns Asset Backed Securities I LLC and the Master Servicer, and therefor has the right to enforce all obligations of the Company, as they relate to the Assigned Loans, under the Agreements.  Such right will include, without limitation, the right to terminate the Company under the Agreements upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Agreements, the right to receive all monthly reports and other data required to be delivered by the Company under the Agreements, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company.  The Company shall make all distributions under the Agreements, as they relate to the Assigned Loans, by wire transfer of immediately available funds to:

BSABS I 2007-AC5
EMC Master Servicing Remittances
Bank:  Chase Bank of Texas
Branch:  Irving, Texas
Account Name:  EMC Mortgage Corporation
ABA # 113000609
ACCOUNT # 000000709377717
Reference: M/S Remittance June 1, 2007 Remit for  HSBC Mortgage Corporation (USA)
Attention:  LSBO Group-MS

and the Company shall deliver all reports required to be delivered under the Purchase Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in Section 8 herein and to the Master Servicer at:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas  75067
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

11.  A copy of all assessments, attestations, reports and certificates required to be delivered by the Servicer under this AAR Agreement and the Purchase Agreement shall be delivered to the Master Servicer by the date(s) specified herein or therein, and where such documents are required to be addressed to any party, such addresses shall include the Master Servicer and the Master Servicer shall be entitled to rely on such documents.

12.  Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this AAR Agreement.

13.  This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

14.  No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

15.  This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto.  Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

16.  This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Agreements to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Agreements.

17.  This AAR Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

18.  In the event that any provision of this AAR Agreement conflicts with any provision of the Agreements with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor and Master Servicer

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, not individually but solely as Trustee for Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 Assignee

By:
Name:
Title:

HSBC MORTGAGE CORPORATION (USA) Company

By:
Name:
Title:

Acknowledged and Agreed:

BEAR STEARNS ASSET BACKED SECURITIES I LLC

By:
Name:
Title:

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

(Available upon request)

ATTACHMENT 2

PURCHASE AGREEMENT

TERM SHEET

(Available upon request)

ATTACHMENT 3

Exhibit K to the Purchase Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

EMC FORM - CALCULATION OF GAIN-LOSS DELINQUENT LOANS

EMC Master Servicing Calculation of Gain/Loss on Delinquent Loan Worksheet

Date:

Prepared By	Phone Number	Email Address

Servicer Loan Number	Servicer Address	EMC Loan Number

Borrower Name	Property Address

Liquidation Type	REO	Third Party	Short Sale	Charge off	Deed In Lieu

Has this loan been previously modified?                                                                                                            Yes                                No
Has this loan been crammed down in a bankruptcy?                                                                                       Yes                                No

If “Yes”, provide amount _______________________________

Liquidation and Acquisition Expenses:

 Amounts requiring Amortization Schedule for backup:

Actual Unpaid Principal Balance of Mortgage Loan
Interest Accrued at Net Rate Less Servicing Fees
Accrued Servicing Fees

Amounts requiring Additional backup:

Attorney’s Fees	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Attorney’s Costs	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Taxes	Payment history showing disbursements
Property Maintenance	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Property Inspection	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
PMI/Hazard Insurance Premiums	Payment history showing disbursements
Utility Expenses	Payment history showing disbursements
Appraisal/BPO Expenses	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
HOA Dues	Payment history showing disbursements
Cash For Keys	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Miscellaneous (itemized)	Requires Itemization and supporting detail
Total Expenses	------------------------------------------------

Credits to Loan:

Escrow Balance/Advance	Payment history showing disbursements and ending balance
Rental Receipts	Payment history showing application of funds to loan
Hazard Claim Proceeds	Payment history showing credit to account
PMI Funds	EOB document
Government Insurance Funds (Part A Funds)	EOB document
REO Proceeds	HUD 1 Settlement Statement
Government Insurance Funds (Part B Funds)	EOB document
Pool Insurance Proceeds	Payment history showing credit to account
Other Credits (itemized)	Payment history showing credit to account
Total Credits	------------------------------------------------

Total Realized Loss (or Amount of Gain)	$________________

NOTE:  Do not combine or net remit items.  All expenses and credits should be documented individually.   Claim packages are due by the fifth business day of the month following receipt of liquidation proceeds.  Late claims may result in delayed claim payment.  The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

ATTACHMENT 4

EXHIBIT L to the Purchase Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

EMC FORM –Remittance Overview Report: Provides loan level detail regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

REMITTANCE OVERVIEW REPORT

FIELD	FIELD	FIELD
#	NAME	DEFINITION

Current Monthly Remit File reported by Investor Services to Master Servicers & Investors:

1	S50YDATE	Cutoff Date
2	CLIENT	WF Client Number
3	INVNUM	WF Investor Number
4	CATNUM	WF Category Number
5	POOLNUM	Pool Number
6	LOANNUMBER	WF Loan Number
7	INVLNNO	Investor Loan Number
8	SCHPRIN	Scheduled Principal Payment
9	SCHNETINT	Scheduled Net Interest Amount
10	CURTDATE	Curtailment Date
11	CURTCOL	Total Curtailment Amount
12	CURTADJ	Total Curtailment Int Adjustment Amount
13	CURTREMIT	Total Curtailment Remittance Amount
14	INTRATE	Interest Rate
15	SFRATE	Service Fee Rate
16	YIELD	Pass Through Rate
17	PANDI	Principal and Interest Payment
18	BEGSCHPB	Beginning Scheduled Balance
19	ENDSCHPB	Ending Scheduled Balance
20	BEGPB	Beginning Principal Balance
21	ENDPB	Ending Principal Balance
22	DUEDATE	Due Date
23	PRINCOL	Principal Collected
24	INTCOL	Interest Collected
25	SFCOL	Service Fee Collected
26	BUYDOWN	Buydown Amount
27	SCHREMIT	Schedule Principal and Net Interest Remittance Amount
28	TYPE	Populated if "ARM" loan
29	PIFDATEPAID	Payoff Date
30	PIFPRINPAID	Payoff Principal Paid
31	PIFNETINTPAID	Payoff Net Interest Paid
32	PIFPENALTYINTPAID	Payoff Prepayment Penalty Paid
33	PIFREMIT	Total Payoff Remittance Amount
34	PENDING	Pending Transfer Flag
35	MESSAGE	Messages
36	SORTABLELOANNUMBER	Loan Number
37	NOTES	Loan Notes from Reporter
38	PRINDIFF	Loan Sale Difference
39	PRINADJ	Loan Sale Difference Interest Adjustment

Additional Fields to be added as a result of REG AB (per CTS):

40	SSCRAREMIT	Soldiers and Sailors Remittance Amount
41	CLAIMSREMIT	Claims Remittance Amount
42	MISCREMIT	Miscellaneous Remittance Amount
43	TOTALREMIT	Total Remittance Amount
44	PPPAMOUNT	Prepayment Penalty Calculated Amount
45	PPPWAIVED	Prepayment Penalty Waived Amount
46	PPPPAIDBYBORROWER	Prepayment Penalty Paid by the Borrower
47	PPPPAIDBYSERVICER	Prepayment Penalty Paid by the Servicer
48	MODEFFDATE	Modification Effective Date
49	MODTYPE	Modification Type (See Mod Type tab)
50	ACTIONCODE	Action Code (See Action Code Tab - Just 63 & 65)
51	ACTUALDUEDATE	Actual loan due date
52	ACTUALPRINBAL	Actual Loan Principal Balance

Calculation:
TotalRemit = Remit + PIFRemit + CurtRemit + SSCRARemit + ClaimsRemit + MiscRemit

ATTACHMENT 5

EXHIBIT M to the Purchase Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

REPORTING DATA FOR DEFAULTED LOANS

Default Overview Report:  Provides loan level detail regarding the defaulted loans that are being serviced and reported to EMC Master Servicing.  The report contains the following data fields in the order below:

Field	Field Description
Servicer loan number	VARCHAR (15)
SBO loan number	VARCHAR (9)
Zip Code	VARCHAR (5)
Original loan amount	NUMERIC (12,2)
Original value amount	NUMERIC (12,2)
Origination date	DATE (MM/DD/YYYY)
Loan type	VARCHAR (2)
Actual due date	DATE (MM/DD/YYYY)
Current loan amount	NUMERIC (12,2)
Corporate expense balance	NUMERIC (12,2)
Escrow balance/advance balance	NUMERIC (12,2)
Suspense balance	NUMERIC (12,2)
Restricted escrow balance	NUMERIC (12,2)
Current Value date	DATE (MM/DD/YYYY)
Current value amount	NUMERIC (12,2)
Current value source	VARCHAR (15)
VA LGC/ FHA Case number	VARCHAR (15)
% of MI coverage	NUMERIC (7,7)
MI certificate number	VARCHAR (15)
LPMI Cost	NUMERIC (7,7)
Occupancy status	VARCHAR (1)
First vacancy date	DATE (MM/DD/YYYY)
Property condition	VARCHAR (2)
Property type	VARCHAR (2)
Delinquency flag	VARCHAR (2)
Reason for default	VARCHAR (2)
FNMA action code	VARCHAR (3)
FNMA delinquency reason code	VARCHAR (3)
Loss mit flag	VARCHAR (2)
Loss mit type	VARCHAR (2)
Loss mit approval date	DATE (MM/DD/YYYY)
Loss mit removal date	DATE (MM/DD/YYYY)
Repay first due date	DATE (MM/DD/YYYY)
Repay next due date	DATE (MM/DD/YYYY)
Repay plan broken/reinstated/closed date	DATE (MM/DD/YYYY)
Repay plan created date	DATE (MM/DD/YYYY)
Foreclosure flag	VARCHAR (2)
Foreclosure attorney referral date	DATE (MM/DD/YYYY)
Actual first legal date	DATE (MM/DD/YYYY)
Date FC sale scheduled	DATE (MM/DD/YYYY)
Foreclosure actual sale date	DATE (MM/DD/YYYY)
Actual redemption end date	DATE (MM/DD/YYYY)
Actual eviction complete date	DATE (MM/DD/YYYY)
Actual eviction start date	DATE (MM/DD/YYYY)
Bankruptcy flag	VARCHAR (2)
Actual bankruptcy start date	DATE (MM/DD/YYYY)
Bankruptcy chapter	VARCHAR (2)
Bankruptcy Case Number	VARCHAR (15)
Post petition due date	DATE (MM/DD/YYYY)
Actual discharge date	DATE (MM/DD/YYYY)
Date relief/dismissal granted	DATE (MM/DD/YYYY)
Actual MI claim filed date	DATE (MM/DD/YYYY)
Actual MI claim amount filed	NUMERIC (12,2)
MI claim amount paid	NUMERIC (12,2)
MI claim funds received date	DATE (MM/DD/YYYY)
Title approval letter received date	DATE (MM/DD/YYYY)
Title package HUD/VA date	DATE (MM/DD/YYYY)
FHA 27011A transmitted date	DATE (MM/DD/YYYY)
FHA Part A funds received date	DATE (MM/DD/YYYY)
FHA 27011 B transmitted date	DATE (MM/DD/YYYY)
FHA Part B funds received date	DATE (MM/DD/YYYY)
VA NOE submitted date	DATE (MM/DD/YYYY)
VA first funds received amount	NUMERIC (12,2)
VA first funds received date	DATE (MM/DD/YYYY)
VA claim funds received date	DATE (MM/DD/YYYY)
VA claim submitted date	DATE (MM/DD/YYYY)
VA claims funds received amount	NUMERIC (12,2)
REO flag	VARCHAR (2)
REO repaired value	NUMERIC (12,2)
REO value (as is)	NUMERIC (12,2)
REO value date	DATE (MM/DD/YYYY)
REO value source	VARCHAR (15)
REO original list date	DATE (MM/DD/YYYY)
REO original list price	NUMERIC (12,2)
REO list price adjustment amount	NUMERIC (12,2)
REO list price adjustment date	DATE (MM/DD/YYYY)
Date REO offer received	DATE (MM/DD/YYYY)
Date REO offer accepted	DATE (MM/DD/YYYY)
REO scheduled close date	DATE (MM/DD/YYYY)
REO actual closing date	DATE (MM/DD/YYYY)
REO sales price	NUMERIC (12,2)
REO net sales proceeds	NUMERIC (12,2)
Estimated loss	NUMERIC (12,2)

ATTACHMENT 6

EXHIBIT N to the Purchase Agreement

EMC FORM - MODIFIED LOANS REPORT

Modified Loans Report:   Provides loan level data regarding all loans that the Servicer has modified with the first modified payment due within thirty days following the end of the reporting cycle.  The report contains the following data fields in the order below:

Field Description	Field Description
Loan	VARCHAR (15)
Investor	VARCHAR (5)
Original Category	VARCHAR (5)
Current Category	VARCHAR (5)
Stop Adv Flag	VARCHAR (3)
Modified Due Date	DATE (MM/DD/YYYY)
Mod Loan Curtailment	NUMERIC (15,2)
Mod Loan Curt Adjustment	NUMERIC (15,2)
Principal Advanced Capped	NUMERIC (15,2)
Net Interest Advanced Capped	NUMERIC (15,2)
Service Fee Advanced Capped	NUMERIC (15,2)
Third Party Bal Capped	NUMERIC (15,2)
Amount of Other Capped	NUMERIC (15,2)
Borrower Interest Contribution	NUMERIC (15,2)
Borrower Fee Code Arrearage Contribution	NUMERIC (15,2)
Borrower Principal Contribution	NUMERIC (15,2)
Amt Forgiven	NUMERIC (15,2)
Beg Delq Prin Bal	NUMERIC (15,2)
Beg Delq Int Bal	NUMERIC (15,2)
Beg Pre Prin Bal	NUMERIC (15,2)
Beg Pre Int Bal	NUMERIC (15,2)
Excess Int Adjust	NUMERIC (15,2)
Excess Interest on Mod	NUMERIC (15,2)

ATTACHMENT 7

EXHIBIT O to the Purchase Agreement

Claims Submitted Report:  Provides loan level detail regarding claims submitted by the servicer’s investor number that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Loan Number	VARCHAR (15)
Mortgage Group	VARCHAR (1)
Liquidation Type	VARCHAR (1)
Escrow Balance or Advance Balance	NUMERIC (12,2)
Corporate Expense Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Replacement Reserve Balance	NUMERIC (12,2)
Suspense Balance	NUMERIC (12,2)
Third Party Expense Balance	NUMERIC (12,2)
Charge Off Amount	NUMERIC (12,2)
Side Note Collections	NUMERIC (12,2)
Claim Amount Submitted	NUMERIC (12,2)

ATTACHMENT 8

EXHIBIT P to the Purchase Agreement

EMC FORM - LOSS SEVERITY SUMMARY REPORT

Loss Severity Summary Report:  Provides final loan liquidation summary data at the deal level regarding loss severity that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Month End	DATE (MM/DD/YYYY)
Deal Name	VARCHAR (15)
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Loan Number	VARCHAR (15)
Liquidation Type	VARCHAR (1)
Loan Due Date	DATE (MM/DD/YYYY)
PIF Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Service Fee Rate	NUMERIC (7,7)
P & I Constant	NUMERIC (12,2)
Scheduled Beginning Balance	NUMERIC (12,2)
Arrearage Balance	NUMERIC (12,2)
Total Legal and Other Expenses	NUMERIC (12,2)
Scheduled Advanced Interest	NUMERIC (12,2)
Scheduled Liquidated Amount	NUMERIC (12,2)
Gross Liquidation Proceeds	NUMERIC (12,2)
P & I Advance Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Net Liquidation Proceeds	NUMERIC (12,2)
Scheduled Net Interest	NUMERIC (12,2)
Net Liquidated Funds Remitted	NUMERIC (12,2)
Total Loss (Gain) Amount	NUMERIC (12,2)
Total Loss (Gain) to Trust	NUMERIC (12,2)
Total Loss (Gain) to Servicer	NUMERIC (12,2)
Total Loss Severity %	NUMERIC (7,7)
Total Loss Severity % to Trust	NUMERIC (7,7)
Total Liquidated Remitted	NUMERIC (12,2)
Claim on Trust Loss	NUMERIC (12,2)
Claim on Servicer Loss	NUMERIC (12,2)
Total Claim Amount	NUMERIC (12,2)

EXHIBIT R-6

FORM OF MID AMERICA
ASSIGNMENT AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (this “AAR Agreement”) made as of June 29, 2007, among EMC Mortgage Corporation (the “Assignor”), Wells Fargo Bank, National Association, not individually but solely as trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 (the “Assignee”) and Mid America Bank, fsb (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto purchased by the Assignor from the Company and now serviced by the Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of February 1, 2006, between Assignor and the Company, as amended by Amendment No. 1, dated  as February 1, 2006 (the “Purchase Agreement”) shall be subject to the terms of this AAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Assignment and Assumption

Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest as in, to and under (a) the Assigned Loans and (b) the Purchase Agreement with respect to the Assigned Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title or interest, in, to and under the Purchase Agreement with respect to any mortgage loan other than the Assigned Loans listed on Attachment 1.  Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 and Section 3.02 of the Purchase Agreement, and any obligation of the Company to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 and Section 8.01 of the Purchase Agreement, and the Assignor is retaining the right to enforce the representations and warranties and the obligations of the Company set forth in those sections against the Company.  In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under (a) Section 2.09 of the Purchase Agreement and (b) Section 4.03 and Section 4.13 of the Purchase Agreement (but only insofar as such Sections grant to the Purchaser the right to terminate the servicing of defaulted Mortgage Loans and/or REO Properties by the Company), and the Assignor is retaining the right to enforce such sections against the Company.  Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Purchase Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

Representations, Warranties and Covenants

1.  Assignor warrants and represents to Assignee and the Company as of the date hereof:

(a)  Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignor’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c)  There are no offsets, counterclaims or other defenses available to the Company with respect to the Assigned Loans or the Purchase Agreement;

(d)  Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e)  Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f)  Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject.  The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Assignor.  This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and the Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

(i)  The Assignor has received from the Company, and has delivered to the Assignee, all documents required to be delivered to Assignor by the Company prior to the date hereof pursuant to the Purchase Agreement with respect to the Assigned Loans and has not received, and has not requested from the Company, any additional documents; and

(j)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement.

2.  Assignee warrants and represents to, and covenants with, Assignor and the Company as of the date hereof:

(a)  Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Assigned Loans as trustee on behalf of the holders of the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5;

(b)  Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject.  The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and the Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(d)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement; and

(e)  Assignee assumes for the benefit of each of the Assignor and the Company all of the rights of the Purchaser under the Purchase Agreement with respect to the Assigned Loans, except as set forth herein.

3.  The Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a)  Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c)  The Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein.  The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject.  The execution, delivery and performance by the Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. This AAR Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(e)  The Company shall establish a Custodial Account and an Escrow Account under the Purchase Agreement in favor of the Assignee with respect to the Assigned Loans separate from the Custodial Account and Escrow Account previously established under the Purchase Agreement in favor of Assignor;

(f)  No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect;

(g)  Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading; and

(h)  The Company hereby restates the representations and warranties set forth in Section 3.01(p) of the Purchase Agreement.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify Assignor and Bear Stearns Asset Backed Securities I LLC (“BSABS I”) in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Assigned Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or BSABS I with respect to the Securitization Transaction and (ii) provide to the Assignor and BSABS I a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to by e-mail to regABnotifications@bear.com.  Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  Michelle Viner
Facsimile:  (214) 626-4889
Email: mviner@bear.com

With a copy to:

Bear Stearns Asset Backed Securities I LLC c/o
Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: General Counsel
Facsimile:  (469) 759-4714

With copies to:

Bear Stearns Asset Backed Securities I LLC c/o
Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention:  Michelle Viner
Facsimile:  (214) 626-4889
Email: mviner@bear.com

4.  Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee

5.  From and after the date hereof, the Company shall recognize Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Purchase Agreement (as modified by this AAR Agreement). It is the intention of Assignor, the Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither the Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

The Company shall prepare for and deliver to the Assignee and the Master Servicer (and the securities administrator, if any) a statement with respect to each mortgaged property acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Assigned Loan (“REO Property”) that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Assignee (or the securities administrator, if any) to comply with the reporting requirements of the REMIC provisions of the Code. The net monthly rental income, if any, from such REO Property shall be deposited in the related collection account no later than the close of business on each determination date.  The Company shall perform, or caused to be performed, the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required.  In the event that the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 acquires any REO Property as aforesaid or otherwise in connection with a default or default becoming reasonably foreseeable on an Assigned Loan, the Company shall cause such REO Property to be disposed prior to three years after its acquisition by the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 or, at the expense of the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Assignee (or the securities administrator, if any) shall have been supplied with an opinion of counsel addressed to the Assignee (and the securities administrator, if any) rendered by nationally recognized tax counsel specializing in such matters (such opinion not to be an expense of the Trustee or the Securities Administrator) to the effect that the holding by the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC as defined in Section 860F of the Code or cause any REMIC to fail to qualify as a REMIC, in which case the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 may continue to hold such REO Property (subject to any conditions contained in such opinion of counsel). Notwithstanding any other provision of the Servicing Agreement, no REO Property acquired by the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 in such a manner or pursuant to any terms that would (i) cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any REMIC to the imposition of any federal, state or local income taxes on the income earned from such REO Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 with respect to the imposition of any such taxes.

6.  Notwithstanding any term hereof to the contrary, it is expressly understood and agreed to by the parties hereto that the execution and delivery of the AAR Agreement by the Assignee is solely in its capacity as trustee for Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5.

7.  BSABS I and the Assignor each agree to indemnify and hold harmless the Company, each director of the Company, each officer of the Company and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Company Indemnified Party”) against any and all losses, claims, expenses, damages or liabilities to which the Company Indemnified Party may become subject, under the 1933 Act or otherwise, including without limitation, with respect to disputes between parties, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, or the omission or the alleged omission to state in the Prospectus Supplement a material fact necessary in order to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission is other than the Company Information.

Modification of Purchase Agreement

8.  The Company and Assignor hereby amend the Purchase Agreement as follows:

(a)  The definition of Eligible Account is deleted in its entirety and replaced with the following:

Eligible Account: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody’s is not a Rating Agency) are rated by each Rating Agency in one of its two highest long-term and its highest short-term rating categories, respectively, at the time any amounts are held on deposit therein; provided, that following a downgrade, withdrawal, or suspension of such institution's rating  as set forth above, each account shall promptly (and in any case within not more than 30 calendar days) be moved to one or more segregated trust accounts in the trust department of such institution, or to an account at another institution that complies with the above requirements, or (ii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iii) any other account acceptable to the Rating Agencies, as evidenced in writing. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.

(b)  The definition of Servicing Fee Rate is deleted in its entirety and replaced with the following:

Servicing Fee Rate:  A per annum rate equal to 0.250%.

(c)  The definition of Principal Prepayment is deleted in its entirety and replaced with the following:

Principal Prepayment:  Any payment or other recovery of principal on a Mortgage Loan in full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon,  and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment. Partial principal Prepayments shall be applied in accordance with the terms of the related Mortgage Note.

(d)  Section 4.01 of the Purchase Agreement is hereby amended by changing the first sentence of the second paragraph to the following:

Consistent with and in addition to the terms set forth in this Agreement and the related Term Sheet, if a Mortgage Loan is in default or such default is reasonably foreseeable, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor, including without limitation, to (1) capitalize any amounts owing on the Mortgage Loan by adding such amount to the outstanding principal balance of the Mortgage Loan, (2) defer such amounts to a later date or the final payment date of such Mortgage Loan, (3) extend the maturity of any such Mortgage Loan, (4) amend the related Mortgage Note to reduce the related Mortgage Interest Rate with respect to any Mortgage Loan, (5) convert the Mortgage Interest Rate on any Mortgage Loan from a fixed rate to an adjustable rate or vice versa, (6) with respect to a mortgage loan with an initial fixed rate period followed by an adjustable rate period, extend the fixed period and reduce the adjustable rate period, and/or (7) forgive the amount of any interest, principal or servicing advances owed by the related Mortgagor; provided that, in the Company's reasonable and prudent determination, such waiver, modification, postponement or indulgence: (A) is not materially adverse to the interests of the Purchaser on a present value basis using reasonable assumptions (including taking into account any estimated Realized Loss that might result absent such action); and (B) does not amend the related Mortgage Note to extend the maturity thereof later than the date of the Latest Possible Maturity Date (as such term is defined in the related pooling and servicing agreement); provided, further, with respect to any Mortgage Loan that is not in default or if default is not reasonably foreseeable, unless the Company has provided to the Purchaser a certification addressed to the Purchaser, based on the advice of counsel or certified public accountants that have a national reputation with respect to taxation of REMICs that a modification of such Mortgage Loan will not result in the imposition of taxes on or disqualify from REMIC status any of the REMICs and has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan.  Notwithstanding the foregoing, for any waiver, modification, postponement or indulgence (not including any partial releases, assumptions of mortgages or modifications of any Mortgage Loan that is done in connection with compliance with the Relief Act) which the Company reasonably anticipates may result in a realized loss of 20% or more of the outstanding principal balance of a Mortgage Loan, the Company shall present such proposed waiver, modification, postponement or indulgence, together with any supporting documentation, to the Master Servicer for consideration and approval.  The Company shall submit all waivers, modifications or variances of the terms of any Mortgage Loan with respect to partial releases, assumptions of mortgages or for modifications done in furtherance of compliance with the Relief Act, together with any supporting documentation, to the Master Servicer for consideration and approval.

(e)  Section 4.03 is hereby amended by adding the following paragraph to the end of the section:

The Master Servicer shall fully reimburse the Company for Servicing Advances and Monthly Advances related to Liquidation Proceeds on the Remittance Date after such Servicing Advances and Monthly Advances are approved; provided, however, the Company must provide documentation in the form of Exhibit P hereto to the Master Servicer seeking approval within 90 days of final liquidation of a Mortgage Loan.   The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation.  The Company’s obligation to make such Servicing Advances and Monthly Advances as to any Mortgage Loan shall continue through the final liquidation of the Mortgaged Property, unless the Company deems such advance nonrecoverable and submits an officer’s certificate in accordance with Section 5.03.

(f)  Section 4.05(ix) is hereby deleted in its entirety and replaced with the following:

“(ix)to reimburse itself for Nonrecoverable Advances, to the extent not reimbursed pursuant to clause (ii) or clause (iii), upon prior approval from the Master Servicer.  The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation.”

(g)  The following is added as the last paragraph of Section 4.05:

Notwithstanding the foregoing, the Company’s right to reimbursement pursuant to clauses (ii), (iii) and (ix) above shall be subject to the prior approval of the Master Servicer.  The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, the Company must submit such claim with all supporting documentation in order for the Master Servicer to approve or deny such claim within such time period.  Pending such approval, such funds shall be remitted by the Company to the Master Servicer to the extent such funds, in addition to any Servicing Advances and Advances, constitute an amount equal to the outstanding Stated Principal Balance of the related Mortgage Loan plus any accrued interest due and owing on such Mortgage Loan.

(h)  The following is added to the first sentence of the fourth paragraph of Section 4.13 of the Purchase Agreement:

“; provided, however, that any REO property shall be disposed of by the Company before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO property, unless the Company is otherwise directed by the Assignee.”

(i)  Section 5.02 of the Purchase Agreement is hereby amended by deleting “no later than the fifth Business Day of the following month in hard copy, and” after “mutually agreed upon by both Purchaser and the Company, and” in the first paragraph.

(j)  The second sentence of the second paragraph of Section 5.02 of the Purchase Agreement is hereby deleted and replaced with the following:

The Company shall also provide a monthly report in the form of Exhibit E and Exhibit S, with respect to remittances, Exhibit P, with respect to realized losses and gains, Exhibit F, with respect to defaulted mortgage loans, Exhibit T, with respect to modified mortgage loans, Exhibit U, with respect to claims submitted and Exhibit V, with respect to loss severity, with each such report. For a period of 90 days from the date hereof, the Company may provide monthly reports in other formats as mutually agreed upon between the Company and the Master Servicer.  After the expiration of that time, the Company shall provide the reports in the forms of the exhibits attached hereto.

(k)  Section 11.04 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Section 11.04    Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law) and except to the extent preempted by Federal law and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(l)  Section 11.18 (ix) is hereby amended effective as of the date hereof by changing the reference in Section 11.18 (ix) from “15 calendar days” to “30 calendar days”.

(m)  The Purchase Agreement is hereby amended as of the date hereof by deleting Exhibit F in its entirety and inserting a new Exhibit F, a copy of which is annexed hereto as Exhibit 1.

(n)  The Purchase Agreement is hereby amended as of the date hereof by deleting Exhibit P in its entirety and inserting a new Exhibit P, a copy of which is annexed hereto as Exhibit 2.

(o)  The Purchase Agreement is hereby amended as of the date hereof by deleting Exhibit E in its entirety and inserting a new Exhibit E, a copy of which is annexed hereto as Exhibit 3.

(p)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit S, a copy of which is annexed hereto as Exhibit 4.

(q)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit T, a copy of which is annexed hereto as Exhibit 5.

(r)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit U, a copy of which is annexed hereto as Exhibit 6.

(s)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit V, a copy of which is annexed hereto as Exhibit 7.

Miscellaneous

9.  All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)  In the case of the Company:

Mid America Bank, fsb
2650 Warrenville Road, Suite 500
Downers Grove, Illinois 60515
Attention: Theresa Mann
Telecopier No.:  (630) 799-7964

With a copy to:

Mid America Bank, fsb
2650 Warrenville Road, Suite 500
Downers Grove, Illinois 60515
Attention:  Ann Ryan
Telecopier No.:  (630) 799-7964

(b) In the case of Assignor:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: Michelle Viner
Fascimilie.: (214) 626-4889
Email: mviner@bear.com

(c) In the case of Assignee:

Wells Fargo Bank, National Association,
as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS I 2007-AC5
Telecopier No.: (410) 715-2380

10.  The Company hereby acknowledges that EMC Mortgage Corporation and any successor thereto (the “Master Servicer”), has been appointed as master servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement dated as of June 1, 2007 (the “Pooling and Servicing Agreement”), among BSABS I, the Assignor, as seller, company and Master Servicer and the Assignee, and therefore has the right to enforce all obligations of the Company under the Purchase Agreement.  Such right will include, without limitation, the right to receive all remittances required to be made by the Company under the Purchase Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Purchase Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company.  The Company hereby acknowledges that the Master Servicer shall be obligated to notify the Assignee in accordance with the Pooling and Servicing Agreement upon the discovery of an event of default by the Company of its obligations under the Purchase Agreement and the Assignee shall have the right to terminate the Company as servicer under the Purchase Agreement upon the occurrence of such an event of default.  All remittances to be provided to the Master Servicer should be sent to:

EMC Master Servicing Remittances
Bank:  Chase Bank of Texas
Branch:  Irving, Texas
Account Name:  EMC Mortgage Corporation
ABA # 113000609
ACCOUNT # 000000709377717
Reference: M/S Remittance June 1, 2007 Remit for Mid America Bank, fsb
Attention:  LSBO Group-MS

and the Company shall deliver all reports required to be delivered under the Purchase Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in Section 9(c) herein and to the Master Servicer at:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas  75067
Attention: Michelle Viner
Facsimile: (214) 626-4889
mviner@bear.com

11.  A copy of all assessments, attestations, reports and certificates required to be delivered by the Servicer under this AAR Agreement and the Purchase Agreement shall be delivered to the Master Servicer by the date(s) specified herein or therein, and where such documents are required to be addressed to any party, such addresses shall include the Master Servicer and the Master Servicer shall be entitled to rely on such documents.

12.  Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this AAR Agreement.

13.  This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles (other than Section 5-1401 of the New York General Obligations Law), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

14.  No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

15.  This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto.  Any entity into which Assignor, Assignee or the Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or the Company, respectively, hereunder.

16.  This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

17.  This AAR Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

18.  In the event that any provision of this AAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor and Master Servicer

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, not individually but solely as Trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5

By:
Name:
Title:

MID AMERICA BANK, FSB

By:
Name:
Title:

Acknowledged and Agreed: BEAR STEARNS ASSET BACKED SECURITIES I LLC

By:
Name:
Title:

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

(Available upon request)

ATTACHMENT 2

PURCHASE AGREEMENT

(Available upon request)

Exhibit 1
EXHIBIT F  to the Purchase Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

Default Overview Report:  Provides loan level detail regarding the defaulted loans that are being serviced and reported to EMC Master Servicing.  The report contains the following data fields in the order below:

Field	Field Description
Servicer loan number	VARCHAR (15)
SBO loan number	VARCHAR (9)
Zip Code	VARCHAR (5)
Original loan amount	NUMERIC (12,2)
Original value amount	NUMERIC (12,2)
Origination date	DATE (MM/DD/YYYY)
Loan type	VARCHAR (2)
Actual due date	DATE (MM/DD/YYYY)
Current loan amount	NUMERIC (12,2)
Corporate expense balance	NUMERIC (12,2)
Escrow balance/advance balance	NUMERIC (12,2)
Suspense balance	NUMERIC (12,2)
Restricted escrow balance	NUMERIC (12,2)
Current Value date	DATE (MM/DD/YYYY)
Current value amount	NUMERIC (12,2)
Current value source	VARCHAR (15)
VA LGC/ FHA Case number	VARCHAR (15)
% of MI coverage	NUMERIC (7,7)
MI certificate number	VARCHAR (15)
LPMI Cost	NUMERIC (7,7)
Occupancy status	VARCHAR (1)
First vacancy date	DATE (MM/DD/YYYY)
Property condition	VARCHAR (2)
Property type	VARCHAR (2)
Delinquency flag	VARCHAR (2)
Reason for default	VARCHAR (2)
FNMA action code	VARCHAR (3)
FNMA delinquency reason code	VARCHAR (3)
Loss mit flag	VARCHAR (2)
Loss mit type	VARCHAR (2)
Loss mit approval date	DATE (MM/DD/YYYY)
Loss mit removal date	DATE (MM/DD/YYYY)
Repay first due date	DATE (MM/DD/YYYY)
Repay next due date	DATE (MM/DD/YYYY)
Repay plan broken/reinstated/closed date	DATE (MM/DD/YYYY)
Repay plan created date	DATE (MM/DD/YYYY)
Foreclosure flag	VARCHAR (2)
Foreclosure attorney referral date	DATE (MM/DD/YYYY)
Actual first legal date	DATE (MM/DD/YYYY)
Date FC sale scheduled	DATE (MM/DD/YYYY)
Foreclosure actual sale date	DATE (MM/DD/YYYY)
Actual redemption end date	DATE (MM/DD/YYYY)
Actual eviction complete date	DATE (MM/DD/YYYY)
Actual eviction start date	DATE (MM/DD/YYYY)
Bankruptcy flag	VARCHAR (2)
Actual bankruptcy start date	DATE (MM/DD/YYYY)
Bankruptcy chapter	VARCHAR (2)
Bankruptcy Case Number	VARCHAR (15)
Post petition due date	DATE (MM/DD/YYYY)
Actual discharge date	DATE (MM/DD/YYYY)
Date relief/dismissal granted	DATE (MM/DD/YYYY)
Actual MI claim filed date	DATE (MM/DD/YYYY)
Actual MI claim amount filed	NUMERIC (12,2)
MI claim amount paid	NUMERIC (12,2)
MI claim funds received date	DATE (MM/DD/YYYY)
Title approval letter received date	DATE (MM/DD/YYYY)
Title package HUD/VA date	DATE (MM/DD/YYYY)
FHA 27011A transmitted date	DATE (MM/DD/YYYY)
FHA Part A funds received date	DATE (MM/DD/YYYY)
FHA 27011 B transmitted date	DATE (MM/DD/YYYY)
FHA Part B funds received date	DATE (MM/DD/YYYY)
VA NOE submitted date	DATE (MM/DD/YYYY)
VA first funds received amount	NUMERIC (12,2)
VA first funds received date	DATE (MM/DD/YYYY)
VA claim funds received date	DATE (MM/DD/YYYY)
VA claim submitted date	DATE (MM/DD/YYYY)
VA claims funds received amount	NUMERIC (12,2)
REO flag	VARCHAR (2)
REO repaired value	NUMERIC (12,2)
REO value (as is)	NUMERIC (12,2)
REO value date	DATE (MM/DD/YYYY)
REO value source	VARCHAR (15)
REO original list date	DATE (MM/DD/YYYY)
REO original list price	NUMERIC (12,2)
REO list price adjustment amount	NUMERIC (12,2)
REO list price adjustment date	DATE (MM/DD/YYYY)
Date REO offer received	DATE (MM/DD/YYYY)
Date REO offer accepted	DATE (MM/DD/YYYY)
REO scheduled close date	DATE (MM/DD/YYYY)
REO actual closing date	DATE (MM/DD/YYYY)
REO sales price	NUMERIC (12,2)
REO net sales proceeds	NUMERIC (12,2)
Estimated loss	NUMERIC (12,2)

Exhibit 2
EXHIBIT P to the Purchase Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

EMC Master Servicing Calculation of Gain/Loss on Delinquent Loan Worksheet

Date:_____________________________

Prepared By	Phone Number	Email Address

Servicer Loan Number	Servicer Address	EMC Loan Number

Borrower Name	Property Address

Liquidation Type	REO	Third Party	Short Sale	Charge off	Deed In Lieu

Has this loan been previously modified?	Yes	No
Has this loan been crammed down in a bankruptcy?	Yes	No
If “Yes”, provide amount _______________________________

Liquidation and Acquisition Expenses:

 Amounts requiring Amortization Schedule for backup:

Actual Unpaid Principal Balance of Mortgage Loan
Interest Accrued at Net Rate Less Servicing Fees
Accrued Servicing Fees

Amounts requiring Additional backup:

Attorney’s Fees	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Attorney’s Costs	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Taxes	Payment history showing disbursements
Property Maintenance	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Property Inspection	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
PMI/Hazard Insurance Premiums	Payment history showing disbursements
Utility Expenses	Payment history showing disbursements
Appraisal/BPO Expenses	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
HOA Dues	Payment history showing disbursements
Cash For Keys	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Miscellaneous (itemized)	Requires Itemization and supporting detail
Total Expenses	------------------------------------------------

Credits to Loan:

Escrow Balance/Advance	Payment history showing disbursements and ending balance
Rental Receipts	Payment history showing application of funds to loan
Hazard Claim Proceeds	Payment history showing credit to account
PMI Funds	EOB document
Government Insurance Funds (Part A Funds)	EOB document
REO Proceeds	HUD 1 Settlement Statement
Government Insurance Funds (Part B Funds)	EOB document
Pool Insurance Proceeds	Payment history showing credit to account
Other Credits (itemized)	Payment history showing credit to account
Total Credits	------------------------------------------------

Total Realized Loss (or Amount of Gain)	$________________

NOTE:  Do not combine or net remit items.  All expenses and credits should be documented individually.   Claim packages are due by the fifth business day of the month following receipt of liquidation proceeds.  Late claims may result in delayed claim payment.  The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

Exhibit 3

EXHIBIT E to the Purchase Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

EMC FORM – REMITTANCE OVERVIEW REPORT

Remittance Overview Report:  Provides loan level detail regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal Name	VARCHAR (15)
Master Servicer Loan Number	NUMERIC (9,0)
Current Investor Category	VARCHAR (5)
Original Investor Category	VARCHAR (5)
Servicer Loan Number	VARCHAR (15)
Cutoff Date	DATE (MM/DD/YYYY)
Loan Next Due Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Pending Interest Rate	NUMERIC (7,7)
Servicing Fee Rate	NUMERIC (7,7)
MI Rate	NUMERIC (7,7)
Scheduled P&I Amount (P & I Constant)	NUMERIC (12,2)
ARM Index	NUMERIC (7,7)
Pending ARM Index	NUMERIC (7,7)
Beginning Scheduled Principal Balance	NUMERIC (12,2)
Actual Principal Remitted	NUMERIC (12,2)
Actual Principal Curtailment Remitted	NUMERIC (12,2)
Curtailment Adjustment Remitted	NUMERIC (12,2)
Liquidation Principal Remitted	NUMERIC (12,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (12,2)
Scheduled Gross Interest	NUMERIC (12,2)
Actual Interest Remitted	NUMERIC (12,2)
Scheduled Service Fee Amount	NUMERIC (12,2)
Soldiers and Sailors Variance	NUMERIC (12,2)
Net Interest Not Advanced	NUMERIC (12,2)
Prepayment Penalty Remitted	NUMERIC (12,2)
PMI Premium Remitted	NUMERIC (12,2)
Additional Fees Remitted	NUMERIC (12,2)
Ending Scheduled Balance	NUMERIC (12,2)
Actual Amount Remitted Total (each loan)	NUMERIC (12,2)
Beginning Actual Balance	NUMERIC (12,2)
Actual Principal Collected	NUMERIC (12,2)
Actual Curtailments Collected	NUMERIC (12,2)
Curtailment Adjustment Collected	NUMERIC (12,2)
Gross Interest Collected	NUMERIC (12,2)
Net Interest Collected	NUMERIC (12,2)
Service Fee Collected	NUMERIC (12,2)
Actual Ending Principal Balance	NUMERIC (12,2)
Liquidation Date	DATE (MM/DD/YYYY)
Liquidation Type	VARCHAR (1)
Gross Liquidation Proceeds	NUMERIC (12,2)
Liquidation Expenses	NUMERIC (12,2)
Principal and Interest Advanced Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Calculated Loss to Trust	NUMERIC (12,2)
Net Interest Remitted	NUMERIC (12,2)
Collected Interest Not Remitted	NUMERIC (12,2)
Ending Advance Balance	NUMERIC (12,2)
Soldiers and Sailors Flag	VARCHAR (1)
Soldiers and Sailors Old Rate	NUMERIC (7,7)
Soldiers and Sailors Old P & I	NUMERIC (12,2)
Modified Date	DATE (MM/DD/YYYY)
Stop Advance Flag
Stop Advance Date	DATE (MM/DD/YYYY)
BPO Value	NUMERIC (12,2)
Cash Flow Group	VARCHAR (2)
MSP Principal Balance	NUMERIC (12,2)
Debt Forgiven / Charged Off	NUMERIC (12,2)
Mortgagor PITI Payment	NUMERIC (12,2)
Bankruptcy Status	VARCHAR (2)
Foreclosure Status	VARCHAR (2)
Modification Status
Interest Only Loan	VARCHAR (2)
Escrowed Loan	VARCHAR (2)
Monthly Escrow Deposit	NUMERIC (12,2)
Escrow Balance	NUMERIC (12,2)
Escrow Advance Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Mortgagor Recoverable Corporate Expense Balance	NUMERIC (12,2)
Non-Recoverable Corporate Expense Balance	NUMERIC (12,2)
HUD 235 Loan Status	VARCHAR (2)
HUD 235 Balance	NUMERIC (12,2)
Late Charge Balance	NUMERIC (12,2)
Buydown Loan Status	VARCHAR (2)
Monthly Buydown Amount	NUMERIC (12,2)
Monthly Buydown Funds Balance	NUMERIC (12,2)
Prepayment Penalty Amount Waived	NUMERIC (12,2)
Prepayment Penalty Waived Reason Code	VARCHAR (3)
Material Breach Status	VARCHAR (3)
Material Breach Code	VARCHAR (3)
Prefunding Date	DATE (MM/DD/YYYY)
3rd Party Recoverable Expenses	NUMERIC (12,2)

Exhibit 4
EXHIBIT S to the Purchase Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

EMC FORM – REMITTANCE SUMMARY REPORT

Remittance Summary Report:  Provides summary data at a deal (investor/category) level regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal	VARCHAR (15)
Investor	VARCHAR (5)
Category	VARCHAR (5)
Principal Remitted	NUMERIC (15,2)
Curtailments Remitted	NUMERIC (15,2)
Curtailment Adjustments Remitted	NUMERIC (15,2)
Liquidation Proceeds Remitted	NUMERIC (15,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (15,2)
Principal Amounts Called/Collapsed	NUMERIC (15,2)
Total Principal Remitted	NUMERIC (15,2)
Interest Remitted	NUMERIC (15,2)
PMI Premiums Remitted	NUMERIC (15,2)
Soldiers and Sailors Difference	NUMERIC (15,2)
Net Interest Not Advanced	NUMERIC (15,2)
Non Comp Interest Remitted	NUMERIC (15,2)
Prepayment Penalties Remitted	NUMERIC (15,2)
Total Interest Remitted	NUMERIC (15,2)
Arrearage Amount Remitted	NUMERIC (15,2)
Aggregate Loss to Trust Total Manual Adjustments	NUMERIC (15,2)
Debt Forgiven/ Charged Off	NUMERIC (15,2)
Additional Fees Collected	NUMERIC (15,2)
Total Remittance	NUMERIC (15,2)

Exhibit 5
EXHIBIT T to the Purchase Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

EMC FORM - MODIFIED LOANS REPORT

Modified Loans Report:   Provides loan level data regarding all loans that the Servicer has modified with the first modified payment due within thirty days following the end of the reporting cycle.  The report contains the following data fields in the order below:

Field Description	Field Description
Loan	VARCHAR (15)
Investor	VARCHAR (5)
Original Category	VARCHAR (5)
Current Category	VARCHAR (5)
Stop Adv Flag	VARCHAR (3)
Modified Due Date	DATE (MM/DD/YYYY)
Mod Loan Curtailment	NUMERIC (15,2)
Mod Loan Curt Adjustment	NUMERIC (15,2)
Principal Advanced Capped	NUMERIC (15,2)
Net Interest Advanced Capped	NUMERIC (15,2)
Service Fee Advanced Capped	NUMERIC (15,2)
Third Party Bal Capped	NUMERIC (15,2)
Amount of Other Capped	NUMERIC (15,2)
Borrower Interest Contribution	NUMERIC (15,2)
Borrower Fee Code Arrearage Contribution	NUMERIC (15,2)
Borrower Principal Contribution	NUMERIC (15,2)
Amt Forgiven	NUMERIC (15,2)
Beg Delq Prin Bal	NUMERIC (15,2)
Beg Delq Int Bal	NUMERIC (15,2)
Beg Pre Prin Bal	NUMERIC (15,2)
Beg Pre Int Bal	NUMERIC (15,2)
Excess Int Adjust	NUMERIC (15,2)
Excess Interest on Mod	NUMERIC (15,2)

Exhibit 6

EXHIBIT U to the Purchase Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

EMC FORM - CLAIMS SUBMITTED REPORT

Claims Submitted Report:  Provides loan level detail regarding claims submitted by the servicer’s investor number that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Loan Number	VARCHAR (15)
Mortgage Group	VARCHAR (1)
Liquidation Type	VARCHAR (1)
Escrow Balance or Advance Balance	NUMERIC (12,2)
Corporate Expense Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Replacement Reserve Balance	NUMERIC (12,2)
Suspense Balance	NUMERIC (12,2)
Third Party Expense Balance	NUMERIC (12,2)
Charge Off Amount	NUMERIC (12,2)
Side Note Collections	NUMERIC (12,2)
Claim Amount Submitted	NUMERIC (12,2)

Exhibit 7

EXHIBIT V to the Purchase Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

EMC FORM - LOSS SEVERITY SUMMARY REPORT

Loss Severity Summary Report:  Provides summary data at the deal level regarding loss severity that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Month End	DATE (MM/DD/YYYY)
Deal Name	VARCHAR (15)
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Loan Number	VARCHAR (15)
Liquidation Type	VARCHAR (1)
Loan Due Date	DATE (MM/DD/YYYY)
PIF Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Service Fee Rate	NUMERIC (7,7)
P & I Constant	NUMERIC (12,2)
Scheduled Beginning Balance	NUMERIC (12,2)
Arrearage Balance	NUMERIC (12,2)
Total Legal and Other Expenses	NUMERIC (12,2)
Scheduled Advanced Interest	NUMERIC (12,2)
Scheduled Liquidated Amount	NUMERIC (12,2)
Gross Liquidation Proceeds	NUMERIC (12,2)
P & I Advance Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Net Liquidation Proceeds	NUMERIC (12,2)
Scheduled Net Interest	NUMERIC (12,2)
Net Liquidated Funds Remitted	NUMERIC (12,2)
Total Loss (Gain) Amount	NUMERIC (12,2)
Total Loss (Gain) to Trust	NUMERIC (12,2)
Total Loss (Gain) to Servicer	NUMERIC (12,2)
Total Loss Severity %	NUMERIC (7,7)
Total Loss Severity % to Trust	NUMERIC (7,7)
Total Liquidated Remitted	NUMERIC (12,2)
Claim on Trust Loss	NUMERIC (12,2)
Claim on Servicer Loss	NUMERIC (12,2)
Total Claim Amount	NUMERIC (12,2)

EXHIBIT R-7

FORM OF NATIONAL CITY
ASSIGNMENT AGREEMENT
ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (this “AAR Agreement”) made as of June 29, 2007, among EMC Mortgage Corporation (the “Assignor”), Wells Fargo Bank, National Association, not individually but solely as trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 (the “Assignee”), National City Mortgage Co. (the “Company”) and Bear Stearns Asset Backed Securities I LLC (“BSABS I”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the “Assigned Loan Schedule”) purchased by Assignor from Company pursuant to (a) the Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001, between Assignor and Company as amended by Amendment Reg AB to the Purchase, Warranties and Servicing Agreement, dated as of March 1, 2006 (the “Purchase Agreement”) and (b) those certain Term Sheets, dated August 14, 2006, March 13, 2007 and March 23, 2007 between Assignor and Company (the “Term Sheets” and together with the Purchase Agreement, the “Agreements”), shall be subject to the terms of this AAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreements.

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Assigned Loans shall be subject to the terms of this AAR Agreement.  Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Assignment and Assumption

1.  Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Agreements. Assignor specifically reserves and does not assign to Assignee any right title and interest in, to or under any Mortgage Loans subject to the Agreements other than those set forth on Attachment l. Notwithstanding anything to the contrary contained herein, the Assignor is retaining the right to enforce the representations and warranties set forth in Article III of the Purchase Agreement and in the Term Sheets, and any obligation of the Company to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 and Section 8.01 of the Purchase Agreement against the Company.  In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under Section 2.09 of the Purchase Agreement and Section 4.03 and Section 4.13 of the Purchase Agreement (but only insofar as such Sections grant to the Purchaser the right to terminate the servicing of defaulted Assigned Loans and/or REO Properties by the Company).

Representations; Warranties and Covenants

2.  Assignor warrants and represents to Assignee and Company as of the date hereof:

a.
Attached hereto as Attachment 2 are true and accurate copies of the Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.
Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Agreements as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignor's interests, rights and obligations under the Agreements as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

c.	Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Agreements;

d.
Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modifications of, the Agreements. Assignor has no knowledge of, and has not received notice of, any waivers under or any amendments or other modifications of, or assignment of rights or obligations under the Agreements;

e.
Assignor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

f.
Assignor has full power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

g.
No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby. Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans, or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans, with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

h.
There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement; and

i.
Assignor has received from Company, and has delivered to Assignee, all documents required to be delivered to Assignor by Company prior to the date hereof pursuant to Section 2.07 of the Purchase Agreement with respect to the Assigned Loans.

3.  Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

a.
Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire and hold the Assigned Loans as trustee on behalf of the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5;

b.
Assignee has full power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

c.
No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby; and

d.
There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement.

4.  Company warrants and represents to, and covenants with, Assignor and Assignee as of the date hereof:

a.
Attached hereto as Attachment 2 are true and accurate copies of the Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.
Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Agreements;

c.
Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

d.
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

e.
Company shall establish a Custodial Account and an Escrow Account under the Purchase Agreement in favor of Assignee with respect to the Assigned Loans separate from the Custodial Account and the Escrow Account previously established under the Purchase Agreement in favor of Assignor;

f.
No event has occurred from the applicable Closing Date to the date hereof which would render the representations and warranties as to the related Mortgage Loans made by the Company in Section 3.02 of the Purchase Agreement or in the related Term Sheets to be untrue in any material respect; and

g.
Pursuant to Section 11.18 of the Purchase Agreement, the Company hereby restates the representations and warranties set forth in Article III of the Purchase Agreement and in the Term Sheets with respect to the Company and the Assigned Loans as of the Closing Date.

5.  Company warrants and represents to, and covenants with, Assignor and BSABS I as of the date hereof:

a.
Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

b.
No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

c.	Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

d.
No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Purchase Agreement and this AAR Agreement for mortgage loans of a type similar to the Assigned Loans have occurred during the three-year period immediately preceding the date hereof;

e.
There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Purchase Agreement and this AAR Agreement;

f.	There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

g.
There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify Assignor and BSABS I in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Assigned Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or BSABS I with respect to the Securitization Transaction and (ii) provide to the Assignor and BSABS I a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com.  Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  Michelle Viner
Facsimile:  (214) 626-4889
Email:  mviner@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  General Counsel
Facsimile:  (469) 759-4714

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention:  Global Credit Administration
Facsimile:  (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  Michelle Viner
Facsimile:  (214) 626-4889
Email:  mviner@bear.com

6.  Notwithstanding any term hereof to the contrary, the execution and delivery of this AAR Agreement by the Assignee is solely in its capacity as trustee for Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5.

Recognition of Assignee

7.  From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans for Assignee as if Assignee and Company had entered into a separate servicing agreement for the servicing of the Assigned Loans in the form of the Purchase Agreement (as modified herein), the terms of which are incorporated herein by reference. In addition, Company hereby acknowledges that from and after the date hereof, the Assigned Loans will be subject to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of June 1, 2007, by and among, Bear Stearns Asset Backed Securities I LLC as depositor, EMC Mortgage Corporation as seller, master servicer (the “Master Servicer”) and company, and Wells Fargo Bank, National Association as trustee. Pursuant to the Pooling and Servicing Agreement, the Master Servicer has the right to monitor and enforce, on behalf of the Assignee, the performance by Company of its servicing obligations under this AAR Agreement. Such right will include, without limitation, the right to terminate the Company under the Purchase Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Purchase Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Purchase Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company.  In connection therewith, Company hereby agrees that all remittances required to be made with respect to the Assigned Loans pursuant to the Purchase Agreement will be made in accordance with the following wire transfer instructions:

EMC Master Servicing Remittances
Bank:  Chase Bank of Texas
Branch:  Irving, Texas
Account Name:  EMC Mortgage Corporation
ABA # 113000609
ACCOUNT # 000000709377717
Reference: M/S Remittance June 1, 2007 Remit for National City Mortgage Company
Attention:  LSBO Group-MS

and the Company shall deliver all reports and other notices required to be delivered under the Purchase Agreement to the Assignee and to the Master Servicer at:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: Michelle Viner
Facsimile:  (469) 759-4714
Email: mviner@bear.com

It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Agreements which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

The Company shall prepare for and deliver to the Assignee and the Master Servicer (and the securities administrator, if any) a statement with respect to each mortgaged property acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Assigned Loan (“REO Property”) that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Assignee (or the securities administrator, if any) to comply with the reporting requirements of the REMIC provisions of the Code. The net monthly rental income, if any, from such REO Property shall be deposited in the related collection account no later than the close of business on each determination date.  The Company shall perform, or caused to be performed, the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required.  In the event that the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 acquires any REO Property as aforesaid or otherwise in connection with a default or default becoming reasonably foreseeable on an Assigned Loan, the Company shall cause such REO Property to be disposed prior to three years after its acquisition by the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 or, at the expense of the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Assignee (or the securities administrator, if any) shall have been supplied with an opinion of counsel addressed to the Assignee (and the securities administrator, if any) rendered by nationally recognized tax counsel specializing in such matters (such opinion not to be an expense of the Trustee or the Securities Administrator) to the effect that the holding by the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC as defined in Section 860F of the Code or cause any REMIC to fail to qualify as a REMIC, in which case the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 may continue to hold such REO Property (subject to any conditions contained in such opinion of counsel). Notwithstanding any other provision of the Servicing Agreement, no REO Property acquired by the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 in such a manner or pursuant to any terms that would (i) cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any REMIC to the imposition of any federal, state or local income taxes on the income earned from such REO Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5 with respect to the imposition of any such taxes.

Company shall indemnify and hold harmless the Assignor, each affiliate of the Assignor, BSABS I, the Assignee, Bear, Stearns & Co. Inc. (the “Underwriter”) and each affiliate of the Underwriter, each Person (including, but not limited to, the Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, each Person who controls the Assignor, BSABS I, the Assignee or the Underwriter (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)  (A)           any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ letter or other material provided under Article 1 of Amendment Reg AB by or on behalf of the Company, or provided under this Article 1 by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information; or

(ii)  any breach by the Company of its obligations under Article I of Amendment Reg AB, including particularly the failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Article I of Amendment Reg AB, including any failure by the Company to identify pursuant to Section 6(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB; or

(iii)  any breach by the Company of a representation or warranty set forth in Section 2(a) or in a writing furnished pursuant to Section 2(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(b) to the extent made as of a date subsequent to such closing date.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in clause (a)(ii) of Section 7 of Amendment Reg AB, the Company shall promptly reimburse the Assignor, each affiliate of the Assignor and BSABS I, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

Modification of the Purchase Agreement

8.  The Purchase Agreement, as it relates to the Assigned Loans, shall be amended by the Company and the Assignor as follows:

(a)           Section 1.01 of the Purchase Agreement shall be amended by adding the following definitions thereto:

Master Servicer: EMC Mortgage Corporation, or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

Nonrecoverable Advance: Any advance previously made by the Company pursuant to Section 5.03 or any Servicing Advance which, in the good faith judgment of the Company, may not be ultimately recoverable by the Company from Liquidation Proceeds or otherwise.  The determination by the Company that it has made a Nonrecoverable Advance, shall be evidenced by an Officer’s Certificate of the Company delivered to the Purchaser and the Master Servicer and detailing the reasons for such determination.

Pooling and Servicing Agreement:  That certain pooling and servicing agreement, dated as of June 1, 2007, among Bear Stearns Asset Backed Securities I LLC, as depositor, EMC Mortgage Corporation, as seller, the Master Servicer, and company, and Wells Fargo Bank, National Association, as trustee.

(b)           The definition of “Eligible Account” is deleted in its entirety and replaced with the following definition:

Eligible Account: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody’s is not a Rating Agency) are rated by each Rating Agency in one of its two highest long-term and its highest short-term rating categories, respectively, at the time any amounts are held on deposit therein; provided, that following a downgrade, withdrawal, or suspension of such institution's rating  as set forth above, each account shall promptly (and in any case within not more than 30 calendar days) be moved to one or more segregated trust accounts in the trust department of such institution, or to an account at another institution that complies with the above requirements, or (ii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iii) any other account acceptable to the Rating Agencies, as evidenced in writing. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.

(c)           The definition of “Servicing Fee Rate” is deleted in its entirety and replaced with the following definition:

Servicing Fee Rate: a per annum rate equal to 0.25%.

(d)           Subsection 3.02(nn) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act;

(e)           The following sentence is added as the last sentence of the definition of Principal Prepayment:

Partial principal Prepayments shall be applied in accordance with the terms of the related Mortgage Note.

(f)           Section 4.01 of the Purchase Agreement is hereby amended by changing the first sentence of the second paragraph to the following:

Consistent with the terms of this Agreement and the related Term Sheet, and in accordance with the guidelines of EMC’s Master Servicing Asset Authority Levels, attached hereto as Exhibit R, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan.

(g)           Section 4.03 of the Purchase Agreement is hereby amended by adding the following paragraph to the end of the section:

The Master Servicer shall fully reimburse the Company for Servicing Advances and Monthly Advances related to Liquidation Proceeds on the Remittance Date after such Servicing Advances and Monthly Advances are approved; provided, however, the Company must provide documentation in the form of Exhibit P hereto to the Master Servicer seeking approval within 90 days of final liquidation of a Mortgage Loan.   The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation.  The Company’s obligation to make such Servicing Advances and Monthly Advances as to any Mortgage Loan shall continue through the final liquidation of the Mortgaged Property, unless the Company deems such advance nonrecoverable and submits an officer’s certificate in accordance with Section 5.03.

(h)           The following is added as Section 4.05(ix) of the Purchase Agreement:

(ix)           to reimburse itself for Nonrecoverable Advances, to the extent not reimbursed pursuant to clause (ii) or clause (iii), upon prior approval from the Master Servicer.  The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation.

(i)           The following is added as the last paragraph of Section 4.05:

Notwithstanding the foregoing, the Company’s right to reimbursement pursuant to clauses (ii), (iii) and (ix) above shall be subject to the prior approval of the Master Servicer.  The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, the Company must submit such claim with all supporting documentation in order for the Master Servicer to approve or deny such claim within such time period.  Pending such approval, such funds shall be remitted by the Company to the Master Servicer to the extent such funds, in addition to any Servicing Advances and Advances, constitute an amount equal to the outstanding Stated Principal Balance of the related Mortgage Loan plus any accrued interest due and owing on such Mortgage Loan.

(j)           The second sentence of the second paragraph of Section 5.02 of the Purchase Agreement is hereby deleted and replaced with the following:

The Company shall also provide a monthly report in the form of Exhibit K and Exhibit L, with respect to remittances, Exhibit J (within fifteen (15) calendar days from remittance of liquidation proceeds), with respect to realized losses and gains, Exhibit M (within five (5) business days of month end), with respect to defaulted mortgage loans, Exhibit N, with respect to delinquent mortgage loans, Exhibit O, with respect to modified mortgage loans, Exhibit P, with respect to claims submitted and Exhibit Q, with respect to loss severity, with each such report.

(k)           Section 6.02 of the Purchase Agreement is hereby amended by including the words “(or if the Company does not, the Master Servicer may)” after the word “will” and before the word “immediately” in the third line thereof.

(l)           Section 6.04 of the Purchase Agreement shall be deleted in its entirety.

(m)           Section 6.05 of the Purchase Agreement shall be deleted in its entirety.

(n)           Section 9.01 of the Purchase Agreement is hereby amended by adding the word “or” at the end of clause (ix) thereof and inserting the following as clause (x):

(x)           failure by the Company to duly perform, within the required time period, its obligations under Section 4 and Section 5 of Article 1 of Amendment Reg. AB to the Servicing Agreement which failure continues unremedied for a period of ten (10) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by any party to this Agreement or by any Master Servicer. This paragraph shall supersede any other provision of this Agreement or other Agreement to the contrary.

(o)           The following is added as Subsection 4.05(vii) of the Purchase Agreement:

(vii)           to reimburse itself for any Nonrecoverable Advances;

(p)           Section 11.04 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Section 11.04                                Governing Law.

This Agreement and the related Term Sheets shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws other than Section 5-1401 of the New York General Obligations Law which shall govern.  The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(q)           The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit J to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 1.

(r)           The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit K to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 2.

(s)           The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit L to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 3.

(t)           The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit M to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 4.

(u)           The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit N to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 5.

  (v)           The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit O to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 6.

(w)           The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit P to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 7.

(x)           The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit Q to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 8.

(y)           The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit R to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 9.

(z)           The following is added as the last sentence of Section 4 of the Amendment Reg AB:

In the event the Servicer or any subservicer or subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to the terms of this Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Annual Statement of Compliance pursuant to this Section 4 or to the related section of such other applicable agreement, as the case may be, as to the performance of its obligations with respect to the period of time it was subject to this Agreement or any other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

(aa)           The following is added as the last sentence of Section 5 of the Amendment Reg AB:

In the event the Servicer or any subservicer or subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to, the terms of this Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Assessment of Compliance and cause to be provided an Attestation Report pursuant to this Section 5 or to the related section of such other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

Miscellaneous

9.  All demands, notices and communications related to the Assigned Loans, the Agreements and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered mail, postage prepaid, as follows:

a.             In the case of Company,

National City Mortgage Co.
3232 Newmark Drive
Miamisburg, Ohio 45342
Attention: Mary Beth Criswell

b.            In the case of Assignor,

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention:  Michelle Viner
Facsimile:  (214) 626-4889
Email: mviner@bear.com

with a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
Attention: Robert Durden
Telecopier No.:  (212) 272-2453

c.             In the case of Assignee,

Wells Fargo Bank, National Association
as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS I 2007-AC5
Telecopier No.: (410) 715-2380
d.             In the case of the Master Servicer,

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention:  General Counsel
Facsimile:  (469) 759-4714

10.  This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

11.  No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

12.  This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively hereunder. Any Master Servicer shall be considered a third party beneficiary of this AAR Agreement, entitled to all the rights and benefits accruing to any Master Servicer herein as if it were a direct party to this AAR Agreement.  A copy of all assessments, attestations, reports and certifications required to be delivered by the servicer under the Purchase Agreement and this AAR Agreement shall be delivered to the Master Servicer by the date(s) specified herein or therein and where such documents are required to be addressed to such party, such addressee shall include the Master Servicer and the Master Servicer shall be entitled to rely on such documents.

13.  This AAR Agreement shall survive the conveyance of the Assigned Loans as contemplated in this AAR Agreement.

14.  This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

15.  In the event that any provision of this AAR Agreement conflicts with any provision of the Agreements with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor and Master Servicer

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
not in its individual capacity but solely as Trustee
for the holders of Bear Stearns Asset Backed Securities
I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5,
as Assignee

By:
Name:
Title:

NATIONAL CITY MORTGAGE CO. Company

By:
Name:
Title:

Acknowledged and Agreed: BEAR STEARNS ASSET BACKED SECURITIES I LLC

By:
Name:
Title:

ATTACHMENT l

ASSIGNED LOAN SCHEDULE

(Provided upon request)

ATTACHMENT 2

PURCHASE AGREEMENT AND TERM SHEETS

(Provided upon request)

Exhibit 1
EXHIBIT J to the Purchase Agreement

EMC FORM - CALCULATION OF GAIN-LOSS DELINQUENT LOANS

EMC Master Servicing Calculation of Gain/Loss on Delinquent Loan Worksheet

Date:                                __________________________

Prepared By	Phone Number	Email Address

Servicer Loan Number	Servicer Address	EMC Loan Number

Borrower Name	Property Address

Liquidation Type	REO	Third Party	Short Sale	Charge off	Deed In Lieu

Has this loan been previously modified?	Yes	No
Has this loan been crammed down in a bankruptcy?	Yes	No
If “Yes”, provide amount _______________________________

Liquidation and Acquisition Expenses:

 Amounts requiring Amortization Schedule for backup:

Actual Unpaid Principal Balance of Mortgage Loan
Interest Accrued at Net Rate Less Servicing Fees
Accrued Servicing Fees

Amounts requiring Additional backup:

Attorney’s Fees	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Attorney’s Costs	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Taxes	Payment history showing disbursements
Property Maintenance	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Property Inspection	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
PMI/Hazard Insurance Premiums	Payment history showing disbursements
Utility Expenses	Payment history showing disbursements
Appraisal/BPO Expenses	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
HOA Dues	Payment history showing disbursements
Cash For Keys	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Miscellaneous (itemized)	Requires Itemization and supporting detail
Total Expenses	------------------------------------------------

Credits to Loan:

Escrow Balance/Advance	Payment history showing disbursements and ending balance
Rental Receipts	Payment history showing application of funds to loan
Hazard Claim Proceeds	Payment history showing credit to account
PMI Funds	EOB document
Government Insurance Funds (Part A Funds)	EOB document
REO Proceeds	HUD 1 Settlement Statement
Government Insurance Funds (Part B Funds)	EOB document
Pool Insurance Proceeds	Payment history showing credit to account
Other Credits (itemized)	Payment history showing credit to account
Total Credits	------------------------------------------------

Total Realized Loss (or Amount of Gain)	$________________

NOTE:  Do not combine or net remit items.  All expenses and credits should be documented individually.   Claim packages are due by the fifth business day of the month following receipt of liquidation proceeds.  Late claims may result in delayed claim payment.  The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

Exhibit 2
EXHIBIT K to the Purchase Agreement

EMC FORM – REMITTANCE OVERVIEW REPORT

Remittance Overview Report:  Provides loan level detail regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal Name	VARCHAR (15)
Master Servicer Loan Number	NUMERIC (9,0)
Current Investor Category	VARCHAR (5)
Original Investor Category	VARCHAR (5)
Servicer Loan Number	VARCHAR (15)
Cutoff Date	DATE (MM/DD/YYYY)
Loan Next Due Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Pending Interest Rate	NUMERIC (7,7)
Servicing Fee Rate	NUMERIC (7,7)
MI Rate	NUMERIC (7,7)
Scheduled P&I Amount (P & I Constant)	NUMERIC (12,2)
ARM Index	NUMERIC (7,7)
Pending ARM Index	NUMERIC (7,7)
Beginning Scheduled Principal Balance	NUMERIC (12,2)
Actual Principal Remitted	NUMERIC (12,2)
Actual Principal Curtailment Remitted	NUMERIC (12,2)
Curtailment Adjustment Remitted	NUMERIC (12,2)
Liquidation Principal Remitted	NUMERIC (12,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (12,2)
Scheduled Gross Interest	NUMERIC (12,2)
Actual Interest Remitted	NUMERIC (12,2)
Scheduled Service Fee Amount	NUMERIC (12,2)
Soldiers and Sailors Variance	NUMERIC (12,2)
Net Interest Not Advanced	NUMERIC (12,2)
Prepayment Penalty Remitted	NUMERIC (12,2)
PMI Premium Remitted	NUMERIC (12,2)
Additional Fees Remitted	NUMERIC (12,2)
Ending Scheduled Balance	NUMERIC (12,2)
Actual Amount Remitted Total (each loan)	NUMERIC (12,2)
Beginning Actual Balance	NUMERIC (12,2)
Actual Principal Collected	NUMERIC (12,2)
Actual Curtailments Collected	NUMERIC (12,2)
Curtailment Adjustment Collected	NUMERIC (12,2)
Gross Interest Collected	NUMERIC (12,2)
Net Interest Collected	NUMERIC (12,2)
Service Fee Collected	NUMERIC (12,2)
Actual Ending Principal Balance	NUMERIC (12,2)
Liquidation Date	DATE (MM/DD/YYYY)
Liquidation Type	VARCHAR (1)
Gross Liquidation Proceeds	NUMERIC (12,2)
Liquidation Expenses	NUMERIC (12,2)
Principal and Interest Advanced Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Calculated Loss to Trust	NUMERIC (12,2)
Net Interest Remitted	NUMERIC (12,2)
Collected Interest Not Remitted	NUMERIC (12,2)
Ending Advance Balance	NUMERIC (12,2)
Soldiers and Sailors Flag	VARCHAR (1)
Soldiers and Sailors Old Rate	NUMERIC (7,7)
Soldiers and Sailors Old P & I	NUMERIC (12,2)
Modified Date	DATE (MM/DD/YYYY)
Stop Advance Flag
Stop Advance Date	DATE (MM/DD/YYYY)
BPO Value	NUMERIC (12,2)
Cash Flow Group	VARCHAR (2)
MSP Principal Balance	NUMERIC (12,2)
Debt Forgiven / Charged Off	NUMERIC (12,2)
Mortgagor PITI Payment	NUMERIC (12,2)
Bankruptcy Status	VARCHAR (2)
Foreclosure Status	VARCHAR (2)
Modification Status
Interest Only Loan	VARCHAR (2)
Escrowed Loan	VARCHAR (2)
Monthly Escrow Deposit	NUMERIC (12,2)
Escrow Balance	NUMERIC (12,2)
Escrow Advance Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Mortgagor Recoverable Corporate Expense Balance	NUMERIC (12,2)
Non-Recoverable Corporate Expense Balance	NUMERIC (12,2)
HUD 235 Loan Status	VARCHAR (2)
HUD 235 Balance	NUMERIC (12,2)
Late Charge Balance	NUMERIC (12,2)
Buydown Loan Status	VARCHAR (2)
Monthly Buydown Amount	NUMERIC (12,2)
Monthly Buydown Funds Balance	NUMERIC (12,2)
Prepayment Penalty Amount Waived	NUMERIC (12,2)
Prepayment Penalty Waived Reason Code	VARCHAR (3)
Material Breach Status	VARCHAR (3)
Material Breach Code	VARCHAR (3)
Prefunding Date	DATE (MM/DD/YYYY)
3rd Party Recoverable Expenses	NUMERIC (12,2)

Exhibit 3
EXHIBIT L to the Purchase Agreement

EMC FORM – REMITTANCE SUMMARY REPORT

Remittance Summary Report:  Provides summary data at a deal (investor/category) level regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal	VARCHAR (15)
Investor	VARCHAR (5)
Category	VARCHAR (5)
Principal Remitted	NUMERIC (15,2)
Curtailments Remitted	NUMERIC (15,2)
Curtailment Adjustments Remitted	NUMERIC (15,2)
Liquidation Proceeds Remitted	NUMERIC (15,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (15,2)
Principal Amounts Called/Collapsed	NUMERIC (15,2)
Total Principal Remitted	NUMERIC (15,2)
Interest Remitted	NUMERIC (15,2)
PMI Premiums Remitted	NUMERIC (15,2)
Soldiers and Sailors Difference	NUMERIC (15,2)
Net Interest Not Advanced	NUMERIC (15,2)
Non Comp Interest Remitted	NUMERIC (15,2)
Prepayment Penalties Remitted	NUMERIC (15,2)
Total Interest Remitted	NUMERIC (15,2)
Arrearage Amount Remitted	NUMERIC (15,2)
Aggregate Loss to Trust Total Manual Adjustments	NUMERIC (15,2)
Debt Forgiven/ Charged Off	NUMERIC (15,2)
Additional Fees Collected	NUMERIC (15,2)
Total Remittance	NUMERIC (15,2)

Exhibit 4
EXHIBIT M to the Purchase Agreement

EMC FORM – DEFAULT OVERVIEW REPORT

Default Overview Report:  Provides loan level detail regarding the defaulted loans that are being serviced and reported to EMC Master Servicing.  The report contains the following data fields in the order below:

Field	Field Description
Servicer loan number	VARCHAR (15)
SBO loan number	VARCHAR (9)
Zip Code	VARCHAR (5)
Original loan amount	NUMERIC (12,2)
Original value amount	NUMERIC (12,2)
Origination date	DATE (MM/DD/YYYY)
Loan type	VARCHAR (2)
Actual due date	DATE (MM/DD/YYYY)
Current loan amount	NUMERIC (12,2)
Corporate expense balance	NUMERIC (12,2)
Escrow balance/advance balance	NUMERIC (12,2)
Suspense balance	NUMERIC (12,2)
Restricted escrow balance	NUMERIC (12,2)
Current Value date	DATE (MM/DD/YYYY)
Current value amount	NUMERIC (12,2)
Current value source	VARCHAR (15)
VA LGC/ FHA Case number	VARCHAR (15)
% of MI coverage	NUMERIC (7,7)
MI certificate number	VARCHAR (15)
LPMI Cost	NUMERIC (7,7)
Occupancy status	VARCHAR (1)
First vacancy date	DATE (MM/DD/YYYY)
Property condition	VARCHAR (2)
Property type	VARCHAR (2)
Delinquency flag	VARCHAR (2)
Reason for default	VARCHAR (2)
FNMA action code	VARCHAR (3)
FNMA delinquency reason code	VARCHAR (3)
Loss mit flag	VARCHAR (2)
Loss mit type	VARCHAR (2)
Loss mit approval date	DATE (MM/DD/YYYY)
Loss mit removal date	DATE (MM/DD/YYYY)
Repay first due date	DATE (MM/DD/YYYY)
Repay next due date	DATE (MM/DD/YYYY)
Repay plan broken/reinstated/closed date	DATE (MM/DD/YYYY)
Repay plan created date	DATE (MM/DD/YYYY)
Foreclosure flag	VARCHAR (2)
Foreclosure attorney referral date	DATE (MM/DD/YYYY)
Actual first legal date	DATE (MM/DD/YYYY)
Date FC sale scheduled	DATE (MM/DD/YYYY)
Foreclosure actual sale date	DATE (MM/DD/YYYY)
Actual redemption end date	DATE (MM/DD/YYYY)
Actual eviction complete date	DATE (MM/DD/YYYY)
Actual eviction start date	DATE (MM/DD/YYYY)
Bankruptcy flag	VARCHAR (2)
Actual bankruptcy start date	DATE (MM/DD/YYYY)
Bankruptcy chapter	VARCHAR (2)
Bankruptcy Case Number	VARCHAR (15)
Post petition due date	DATE (MM/DD/YYYY)
Actual discharge date	DATE (MM/DD/YYYY)
Date relief/dismissal granted	DATE (MM/DD/YYYY)
Actual MI claim filed date	DATE (MM/DD/YYYY)
Actual MI claim amount filed	NUMERIC (12,2)
MI claim amount paid	NUMERIC (12,2)
MI claim funds received date	DATE (MM/DD/YYYY)
Title approval letter received date	DATE (MM/DD/YYYY)
Title package HUD/VA date	DATE (MM/DD/YYYY)
FHA 27011A transmitted date	DATE (MM/DD/YYYY)
FHA Part A funds received date	DATE (MM/DD/YYYY)
FHA 27011 B transmitted date	DATE (MM/DD/YYYY)
FHA Part B funds received date	DATE (MM/DD/YYYY)
VA NOE submitted date	DATE (MM/DD/YYYY)
VA first funds received amount	NUMERIC (12,2)
VA first funds received date	DATE (MM/DD/YYYY)
VA claim funds received date	DATE (MM/DD/YYYY)
VA claim submitted date	DATE (MM/DD/YYYY)
VA claims funds received amount	NUMERIC (12,2)
REO flag	VARCHAR (2)
REO repaired value	NUMERIC (12,2)
REO value (as is)	NUMERIC (12,2)
REO value date	DATE (MM/DD/YYYY)
REO value source	VARCHAR (15)
REO original list date	DATE (MM/DD/YYYY)
REO original list price	NUMERIC (12,2)
REO list price adjustment amount	NUMERIC (12,2)
REO list price adjustment date	DATE (MM/DD/YYYY)
Date REO offer received	DATE (MM/DD/YYYY)
Date REO offer accepted	DATE (MM/DD/YYYY)
REO scheduled close date	DATE (MM/DD/YYYY)
REO actual closing date	DATE (MM/DD/YYYY)
REO sales price	NUMERIC (12,2)
REO net sales proceeds	NUMERIC (12,2)
Estimated loss	NUMERIC (12,2)

Exhibit 5
EXHIBIT N to the Purchase Agreement

EMC FORM – DELINQUENCY SUMMARY REPORT

Delinquency Summary Report:  Provides summary data at the servicer investor level regarding loan performance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Performance type (Current, 30 days, 60 days, 90+ days, Foreclosure, Bankruptcy or PIF)	VARCHAR (6)
Count of Loans	NUMERIC (10,0)
Percent of Investor Number	NUMERIC (7,7)
Deal UPB	NUMERIC (14,2)
Percent of Deal UPB	NUMERIC (7,7)
Arrears Balance	NUMERIC (14,2)
Percent of Arrears Balance	NUMERIC (7,7)
Foreclosure Quick Sale	NUMERIC (12,2)
REO Book Value	NUMERIC (12,2)

Exhibit 6
EXHIBIT O to the Purchase Agreement

EMC FORM - MODIFIED LOANS REPORT

Modified Loans Report:   Provides loan level data regarding all loans that the Servicer has modified with the first modified payment due within thirty days following the end of the reporting cycle.  The report contains the following data fields in the order below:

Field Description	Field Description
Loan	VARCHAR (15)
Investor	VARCHAR (5)
Original Category	VARCHAR (5)
Current Category	VARCHAR (5)
Stop Adv Flag	VARCHAR (3)
Modified Due Date	DATE (MM/DD/YYYY)
Mod Loan Curtailment	NUMERIC (15,2)
Mod Loan Curt Adjustment	NUMERIC (15,2)
Principal Advanced Capped	NUMERIC (15,2)
Net Interest Advanced Capped	NUMERIC (15,2)
Service Fee Advanced Capped	NUMERIC (15,2)
Third Party Bal Capped	NUMERIC (15,2)
Amount of Other Capped	NUMERIC (15,2)
Borrower Interest Contribution	NUMERIC (15,2)
Borrower Fee Code Arrearage Contribution	NUMERIC (15,2)
Borrower Principal Contribution	NUMERIC (15,2)
Amt Forgiven	NUMERIC (15,2)
Beg Delq Prin Bal	NUMERIC (15,2)
Beg Delq Int Bal	NUMERIC (15,2)
Beg Pre Prin Bal	NUMERIC (15,2)
Beg Pre Int Bal	NUMERIC (15,2)
Excess Int Adjust	NUMERIC (15,2)
Excess Interest on Mod	NUMERIC (15,2)

Exhibit 7
EXHIBIT P to the Purchase Agreement

EMC FORM - CLAIMS SUBMITTED REPORT

Claims Submitted Report:  Provides loan level detail regarding claims submitted by the servicer’s investor number that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Loan Number	VARCHAR (15)
Mortgage Group	VARCHAR (1)
Liquidation Type	VARCHAR (1)
Escrow Balance or Advance Balance	NUMERIC (12,2)
Corporate Expense Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Replacement Reserve Balance	NUMERIC (12,2)
Suspense Balance	NUMERIC (12,2)
Third Party Expense Balance	NUMERIC (12,2)
Charge Off Amount	NUMERIC (12,2)
Side Note Collections	NUMERIC (12,2)
Claim Amount Submitted	NUMERIC (12,2)

Exhibit 8
EXHIBIT Q to the Purchase Agreement

EMC FORM - LOSS SEVERITY SUMMARY REPORT

Loss Severity Summary Report:  Provides summary data at the deal level regarding loss severity that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Month End	DATE (MM/DD/YYYY)
Deal Name	VARCHAR (15)
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Loan Number	VARCHAR (15)
Liquidation Type	VARCHAR (1)
Loan Due Date	DATE (MM/DD/YYYY)
PIF Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Service Fee Rate	NUMERIC (7,7)
P & I Constant	NUMERIC (12,2)
Scheduled Beginning Balance	NUMERIC (12,2)
Arrearage Balance	NUMERIC (12,2)
Total Legal and Other Expenses	NUMERIC (12,2)
Scheduled Advanced Interest	NUMERIC (12,2)
Scheduled Liquidated Amount	NUMERIC (12,2)
Gross Liquidation Proceeds	NUMERIC (12,2)
P & I Advance Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Net Liquidation Proceeds	NUMERIC (12,2)
Scheduled Net Interest	NUMERIC (12,2)
Net Liquidated Funds Remitted	NUMERIC (12,2)
Total Loss (Gain) Amount	NUMERIC (12,2)
Total Loss (Gain) to Trust	NUMERIC (12,2)
Total Loss (Gain) to Servicer	NUMERIC (12,2)
Total Loss Severity %	NUMERIC (7,7)
Total Loss Severity % to Trust	NUMERIC (7,7)
Total Liquidated Remitted	NUMERIC (12,2)
Claim on Trust Loss	NUMERIC (12,2)
Claim on Servicer Loss	NUMERIC (12,2)
Total Claim Amount	NUMERIC (12,2)

Exhibit 9
EXHIBIT R to the Purchase Agreement

EMC FORM - DELEGATED AUTHORITY LEVELS

EMC MASTER SERVICING ASSET AUTHORITY LEVELS
All asset management decisions and claim submissions for both standard and delegated authority levels require the servicer to comply with all agency
(ie: FNMA, FHLMC, HUD and VA) and insuring company requirements.

TASK	STANDARD AUTHORITY LEVEL		DELEGATED AUTHORITY LEVEL
	APPROVAL NEEDED?	APPROVAL NEEDED IF….	APPROVAL NEEDED?	APPROVAL NEEDED IF….
Partial Releases[1]	Yes	• In all instances	Yes	• In all instances
Assumptions[1]	Yes	• In all instances	Yes	• In all instances
Relief Provisions[1]	Yes	• In all instances	Yes	• In all instances
Forbearance Plans[1]	Yes	• Plan exceeds 6 months or • Proposes to suspend payments	Yes	• Plan exceeds 12 months or • Plan proposes to suspend payments
Modifications[1,2,3,4]	Yes	• In all instances	Yes	• Only if the terms of the proposed modification exceed the parameters of the governing agreements or the loan is changed from an ARM to fixed rate or the rate is reduced by more than 2%
Pre-Foreclosure (short sales)[1,6]	Yes	• In all instances	Yes	• The loss severity experienced is expected to be greater than 20%
Foreclosure Referral (1st liens)[1]	Yes	• The UPB is less than $30k or greater than $400k or • The mortgagor has paid less than 6 installments	Yes	• The UPB is less than$50k or greater than$750k or • The mortgagor has paid less than 6 installments
Foreclosure Referral (2nd liens)[1],[7]	Yes	• In all instances	Yes	• In all instances
Charge Offs		• In all instances		• If combined LTV is less than 80%
Buyout of 1st lien[1,4],[6]	Yes	• In all instances	Yes	• In all instances
Foreclosure Bid[1,6]	Yes	• The UPB is less than $30k or greater than $400k or • The mortgagor has paid less than 6 installments	Yes	• The UPB is less than $50k or greater than $750k or • The mortgagor has paid less than 6 installments
Third Party Sales[1,6]	Yes	• In all instances	Yes	• In all instances
Note Sales[1,6]	Yes	• In all instances	Yes	• In all instances
Deed-in-Lieu [1,6]	Yes	• In all instances	Yes	• In all instances
REO Listing Price[1,5]	Yes	• The UPB was less than $50k or greater than $400k or • The mortgagor has paid less than 6 installments	Yes	• The UPB was less than $50k or greater than $750k or • The mortgagor has paid less than 6 installments
REO Repairs (excluding property preservation)[1]	Yes	• The necessary repairs total more than 1% of the UPB and an estimated return of less than 15% of cost	Yes	• The necessary repairs total more than 2% of the UPB
REO Offers [1,6]	Yes	• The loss severity of accepting the offer exceeds 25%	Yes	• The loss severity of accepting the offer exceeds 25%

FOOT NOTES:
1.  To request approval, the servicer may be required to submit the following documentation to the Master Servicer:  property appraisals, BPOs, equity analysis documentation, correspondence from/to title insurance companies, copies of insurer approval, loss mitigation documents and agreements with mortgagors, hardship documentation, closing/settlement documents, value reconciliations and repair estimates.  Although master servicer approval may have been obtained as outlined above, the master servicer reserves the right to approve or deny losses at the time of claim submission due to servicer performance related issues.
2.  The Servicer agrees to provide to the Master Servicer copies of executed modifications within 10 days of execution.
3.  The Owner / Master Servicer reserve the right to remove all authority to complete loan modifications to ensure compliance with limitations outlined in governing agreements.
4.  The Servicer is to ensure that lien position is maintained in completing alternatives to foreclosure.
5.  The Servicer agrees to provide to the Master Servicer copies of marketing plans for all REO loans.  Although the servicer may have asset authority as outlined above, the Master Servicer reserves the right to modify anticipated courses of action.
6.  Special notice of the task is required to be provided to the Master Servicer.
7.  The Servicer assumes all risks in addition to financial liability for amounts beyond 100% severity of the Owner / Master Servicer’s original position.

EXHIBIT S

REMITTANCE OVERVIEW REPORT

Remittance Overview Report:  Provides loan level detail regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal Name	VARCHAR (15)
Master Servicer Loan Number	NUMERIC (9,0)
Current Investor Category	VARCHAR (5)
Original Investor Category	VARCHAR (5)
Servicer Loan Number	VARCHAR (15)
Cutoff Date	DATE (MM/DD/YYYY)
Loan Next Due Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Pending Interest Rate	NUMERIC (7,7)
Servicing Fee Rate	NUMERIC (7,7)
MI Rate	NUMERIC (7,7)
Scheduled P&I Amount (P & I Constant)	NUMERIC (12,2)
ARM Index	NUMERIC (7,7)
Pending ARM Index	NUMERIC (7,7)
Beginning Scheduled Principal Balance	NUMERIC (12,2)
Actual Principal Remitted	NUMERIC (12,2)
Actual Principal Curtailment Remitted	NUMERIC (12,2)
Curtailment Adjustment Remitted	NUMERIC (12,2)
Liquidation Principal Remitted	NUMERIC (12,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (12,2)
Scheduled Gross Interest	NUMERIC (12,2)
Actual Interest Remitted	NUMERIC (12,2)
Scheduled Service Fee Amount	NUMERIC (12,2)
Soldiers and Sailors Variance	NUMERIC (12,2)
Net Interest Not Advanced	NUMERIC (12,2)
Prepayment Penalty Remitted	NUMERIC (12,2)
PMI Premium Remitted	NUMERIC (12,2)
Additional Fees Remitted	NUMERIC (12,2)
Ending Scheduled Balance	NUMERIC (12,2)
Actual Amount Remitted Total (each loan)	NUMERIC (12,2)
Beginning Actual Balance	NUMERIC (12,2)
Actual Principal Collected	NUMERIC (12,2)
Actual Curtailments Collected	NUMERIC (12,2)
Curtailment Adjustment Collected	NUMERIC (12,2)
Gross Interest Collected	NUMERIC (12,2)
Net Interest Collected	NUMERIC (12,2)
Service Fee Collected	NUMERIC (12,2)
Actual Ending Principal Balance	NUMERIC (12,2)
Liquidation Date	DATE (MM/DD/YYYY)
Liquidation Type	VARCHAR (1)
Gross Liquidation Proceeds	NUMERIC (12,2)
Liquidation Expenses	NUMERIC (12,2)
Principal and Interest Advanced Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Calculated Loss to Trust	NUMERIC (12,2)
Net Interest Remitted	NUMERIC (12,2)
Collected Interest Not Remitted	NUMERIC (12,2)
Ending Advance Balance	NUMERIC (12,2)
Soldiers and Sailors Flag	VARCHAR (1)
Soldiers and Sailors Old Rate	NUMERIC (7,7)
Soldiers and Sailors Old P & I	NUMERIC (12,2)
Modified Date	DATE (MM/DD/YYYY)
Stop Advance Flag
Stop Advance Date	DATE (MM/DD/YYYY)
BPO Value	NUMERIC (12,2)
Cash Flow Group	VARCHAR (2)
MSP Principal Balance	NUMERIC (12,2)
Debt Forgiven / Charged Off	NUMERIC (12,2)
Mortgagor PITI Payment	NUMERIC (12,2)
Bankruptcy Status	VARCHAR (2)
Foreclosure Status	VARCHAR (2)
Modification Status
Interest Only Loan	VARCHAR (2)
Escrowed Loan	VARCHAR (2)
Monthly Escrow Deposit	NUMERIC (12,2)
Escrow Balance	NUMERIC (12,2)
Escrow Advance Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Mortgagor Recoverable Corporate Expense Balance	NUMERIC (12,2)
Non-Recoverable Corporate Expense Balance	NUMERIC (12,2)
HUD 235 Loan Status	VARCHAR (2)
HUD 235 Balance	NUMERIC (12,2)
Late Charge Balance	NUMERIC (12,2)
Buydown Loan Status	VARCHAR (2)
Monthly Buydown Amount	NUMERIC (12,2)
Monthly Buydown Funds Balance	NUMERIC (12,2)
Prepayment Penalty Amount Waived	NUMERIC (12,2)
Prepayment Penalty Waived Reason Code	VARCHAR (3)
Material Breach Status	VARCHAR (3)
Material Breach Code	VARCHAR (3)
Prefunding Date	DATE (MM/DD/YYYY)
3rd Party Recoverable Expenses	NUMERIC (12,2)

EXHIBIT T

REMITTANCE SUMMARY REPORT

Remittance Summary Report:  Provides summary data at a deal (investor/category) level regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal	VARCHAR (15)
Investor	VARCHAR (5)
Category	VARCHAR (5)
Principal Remitted	NUMERIC (15,2)
Curtailments Remitted	NUMERIC (15,2)
Curtailment Adjustments Remitted	NUMERIC (15,2)
Liquidation Proceeds Remitted	NUMERIC (15,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (15,2)
Principal Amounts Called/Collapsed	NUMERIC (15,2)
Total Principal Remitted	NUMERIC (15,2)
Interest Remitted	NUMERIC (15,2)
PMI Premiums Remitted	NUMERIC (15,2)
Soldiers and Sailors Difference	NUMERIC (15,2)
Net Interest Not Advanced	NUMERIC (15,2)
Non Comp Interest Remitted	NUMERIC (15,2)
Prepayment Penalties Remitted	NUMERIC (15,2)
Total Interest Remitted	NUMERIC (15,2)
Arrearage Amount Remitted	NUMERIC (15,2)
Aggregate Loss to Trust Total Manual Adjustments	NUMERIC (15,2)
Debt Forgiven/ Charged Off	NUMERIC (15,2)
Additional Fees Collected	NUMERIC (15,2)
Total Remittance	NUMERIC (15,2)

EXHIBIT U

CALCULATION OF GAIN-LOSS DELINQUENT LOANS

EMC Master Servicing Calculation of Gain/Loss on Delinquent Loan Worksheet

Date:    ___________________

Prepared By	Phone Number	Email Address

Servicer Loan Number	Servicer Address	EMC Loan Number

Borrower Name	Property Address

Liquidation Type	REO	Third Party	Short Sale	Charge off	Deed In Lieu

Has this loan been previously modified?	Yes	No

Has this loan been crammed down in a bankruptcy?	No	No

If “Yes”, provide amount _______________________________

Liquidation and Acquisition Expenses:

Amounts requiring Amortization Schedule for backup:

Actual Unpaid Principal Balance of Mortgage Loan
Interest Accrued at Net Rate Less Servicing Fees
Accrued Servicing Fees

Amounts requiring Additional backup:

Attorney’s Fees	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Attorney’s Costs	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Taxes	Payment history showing disbursements
Property Maintenance	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Property Inspection	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
PMI/Hazard Insurance Premiums	Payment history showing disbursements
Utility Expenses	Payment history showing disbursements
Appraisal/BPO Expenses	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
HOA Dues	Payment history showing disbursements
Cash For Keys	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Miscellaneous (itemized)	Requires Itemization and supporting detail
Total Expenses	------------------------------------------------

Credits to Loan:

Escrow Balance/Advance	Payment history showing disbursements and ending balance
Rental Receipts	Payment history showing application of funds to loan
Hazard Claim Proceeds	Payment history showing credit to account
PMI Funds	EOB document
Government Insurance Funds (Part A Funds)	EOB document
REO Proceeds	HUD 1 Settlement Statement
Government Insurance Funds (Part B Funds)	EOB document
Pool Insurance Proceeds	Payment history showing credit to account
Other Credits (itemized)	Payment history showing credit to account
Total Credits	------------------------------------------------

Total Realized Loss (or Amount of Gain)        $________________

NOTE:  Do not combine or net remit items.  All expenses and credits should be documented individually.   Claim packages are due by the fifth business day of the month following receipt of liquidation proceeds.  Late claims may result in delayed claim payment.  The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

EXHIBIT V

FORM OF CERTIFICATION TO BE
PROVIDED BY THE TRUSTEE TO DEPOSITOR

Re:
Bear Stearns Asset Backed Securities I Trust 2007-AC5 (the “Trust”), Mortgage Pass-Through Certificates, Series 2007-AC5, issued pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2007 among Bear Stearns Asset Backed Securities I LLC, as Depositor, EMC Mortgage Corporation, as master servicer, seller and company and Wells Fargo Bank, National Association, as trustee.

The Trustee hereby certifies to the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

(1)           I have reviewed the annual report on Form 10-K for the fiscal year [____] (the “Annual Report”), and all reports on Form 10-D required to be filed in respect of period covered by the Annual Report (collectively with the Annual Report, the “Reports”), of the Trust;

(2)           To my knowledge, (a) the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report, and (b) the Trustee’s assessment of compliance and related attestation report referred to below, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such assessment of compliance and attestation report;

(3)           To my knowledge, the distribution information required to be provided by the  Trustee under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

(4)           I am responsible for reviewing the activities performed by the Trustee under the Pooling and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the compliance statement of the Trustee required by the Pooling and Servicing Agreement, and except as disclosed in the Reports, the Trustee has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

(5)           The report on assessment of compliance with servicing criteria applicable to the  Trustee for asset-backed securities of the Trustee and each Subcontractor utilized by the Trustee and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been included as an exhibit to the Annual Report.  Any material instances of non-compliance are described in such report and have been disclosed in the Annual Report.

In giving the certifications above, the Trustee has reasonably relied on information provided to it by the following unaffiliated parties:  [names of servicer(s), master servicer, subservicer, depositor, trustee, custodian(s)]

Date:________________________________

_____________________________________
[Signature]
[Title]

EXHIBIT W

[Reserved]

EXHIBIT X

CLAIMS SUBMITTED

Claims Submitted Report:  Provides loan level detail regarding claims submitted by the servicer’s investor number that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Loan Number	VARCHAR (15)
Mortgage Group	VARCHAR (1)
Liquidation Type	VARCHAR (1)
Escrow Balance or Advance Balance	NUMERIC (12,2)
Corporate Expense Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Replacement Reserve Balance	NUMERIC (12,2)
Suspense Balance	NUMERIC (12,2)
Third Party Expense Balance	NUMERIC (12,2)
Charge Off Amount	NUMERIC (12,2)
Side Note Collections	NUMERIC (12,2)

EXHIBIT Y

DEFAULT OVERVIEW REPORT

Default Overview Report:  Provides loan level detail regarding the defaulted loans that are being serviced and reported to EMC Master Servicing.  The report contains the following data fields in the order below:

Field	Field Description
Servicer loan number	VARCHAR (15)
SBO loan number	VARCHAR (9)
Zip Code	VARCHAR (5)
Original loan amount	NUMERIC (12,2)
Original value amount	NUMERIC (12,2)
Origination date	DATE (MM/DD/YYYY)
Loan type	VARCHAR (2)
Actual due date	DATE (MM/DD/YYYY)
Current loan amount	NUMERIC (12,2)
Corporate expense balance	NUMERIC (12,2)
Escrow balance/advance balance	NUMERIC (12,2)
Suspense balance	NUMERIC (12,2)
Restricted escrow balance	NUMERIC (12,2)
Current Value date	DATE (MM/DD/YYYY)
Current value amount	NUMERIC (12,2)
Current value source	VARCHAR (15)
VA LGC/ FHA Case number	VARCHAR (15)
% of MI coverage	NUMERIC (7,7)
MI certificate number	VARCHAR (15)
LPMI Cost	NUMERIC (7,7)
Occupancy status	VARCHAR (1)
First vacancy date	DATE (MM/DD/YYYY)
Property condition	VARCHAR (2)
Property type	VARCHAR (2)
Delinquency flag	VARCHAR (2)
Reason for default	VARCHAR (2)
FNMA action code	VARCHAR (3)
FNMA delinquency reason code	VARCHAR (3)
Loss mit flag	VARCHAR (2)
Loss mit type	VARCHAR (2)
Loss mit approval date	DATE (MM/DD/YYYY)
Loss mit removal date	DATE (MM/DD/YYYY)
Repay first due date	DATE (MM/DD/YYYY)
Repay next due date	DATE (MM/DD/YYYY)
Repay plan broken/reinstated/closed date	DATE (MM/DD/YYYY)
Repay plan created date	DATE (MM/DD/YYYY)
Foreclosure flag	VARCHAR (2)
Foreclosure attorney referral date	DATE (MM/DD/YYYY)
Actual first legal date	DATE (MM/DD/YYYY)
Date FC sale scheduled	DATE (MM/DD/YYYY)
Foreclosure actual sale date	DATE (MM/DD/YYYY)
Actual redemption end date	DATE (MM/DD/YYYY)
Actual eviction complete date	DATE (MM/DD/YYYY)
Actual eviction start date	DATE (MM/DD/YYYY)
Bankruptcy flag	VARCHAR (2)
Actual bankruptcy start date	DATE (MM/DD/YYYY)
Bankruptcy chapter	VARCHAR (2)
Bankruptcy Case Number	VARCHAR (15)
Post petition due date	DATE (MM/DD/YYYY)
Actual discharge date	DATE (MM/DD/YYYY)
Date relief/dismissal granted	DATE (MM/DD/YYYY)
Actual MI claim filed date	DATE (MM/DD/YYYY)
Actual MI claim amount filed	NUMERIC (12,2)
MI claim amount paid	NUMERIC (12,2)
MI claim funds received date	DATE (MM/DD/YYYY)
Title approval letter received date	DATE (MM/DD/YYYY)
Title package HUD/VA date	DATE (MM/DD/YYYY)
FHA 27011A transmitted date	DATE (MM/DD/YYYY)
FHA Part A funds received date	DATE (MM/DD/YYYY)
FHA 27011 B transmitted date	DATE (MM/DD/YYYY)
FHA Part B funds received date	DATE (MM/DD/YYYY)
VA NOE submitted date	DATE (MM/DD/YYYY)
VA first funds received amount	NUMERIC (12,2)
VA first funds received date	DATE (MM/DD/YYYY)
VA claim funds received date	DATE (MM/DD/YYYY)
VA claim submitted date	DATE (MM/DD/YYYY)
VA claims funds received amount	NUMERIC (12,2)
REO flag	VARCHAR (2)
REO repaired value	NUMERIC (12,2)
REO value (as is)	NUMERIC (12,2)
REO value date	DATE (MM/DD/YYYY)
REO value source	VARCHAR (15)
REO original list date	DATE (MM/DD/YYYY)
REO original list price	NUMERIC (12,2)
REO list price adjustment amount	NUMERIC (12,2)
REO list price adjustment date	DATE (MM/DD/YYYY)
Date REO offer received	DATE (MM/DD/YYYY)
Date REO offer accepted	DATE (MM/DD/YYYY)
REO scheduled close date	DATE (MM/DD/YYYY)
REO actual closing date	DATE (MM/DD/YYYY)
REO sales price	NUMERIC (12,2)
REO net sales proceeds	NUMERIC (12,2)
Estimated loss	NUMERIC (12,2)

EXHIBIT Z

DELINQUENT SUMMARY REPORT

Delinquency Summary Report:  Provides summary data at the servicer investor level regarding loan performance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Performance type (Current, 30 days, 60 days, 90+ days, Foreclosure, Bankruptcy or PIF)	VARCHAR (6)
Count of Loans	NUMERIC (10,0)
Percent of Investor Number	NUMERIC (7,7)
Deal UPB	NUMERIC (14,2)
Percent of Deal UPB	NUMERIC (7,7)
Arrears Balance	NUMERIC (14,2)
Percent of Arrears Balance	NUMERIC (7,7)
Foreclosure Quick Sale	NUMERIC (12,2)
REO Book Value	NUMERIC (12,2)

EXHIBIT AA

LOSS SEVERITY SUMMARY REPORT

Loss Severity Summary Report:  Provides summary data at the deal level regarding loss severity that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Month End	DATE (MM/DD/YYYY)
Deal Name	VARCHAR (15)
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Loan Number	VARCHAR (15)
Liquidation Type	VARCHAR (1)
Loan Due Date	DATE (MM/DD/YYYY)
PIF Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Service Fee Rate	NUMERIC (7,7)
P & I Constant	NUMERIC (12,2)
Scheduled Beginning Balance	NUMERIC (12,2)
Arrearage Balance	NUMERIC (12,2)
Total Legal and Other Expenses	NUMERIC (12,2)
Scheduled Advanced Interest	NUMERIC (12,2)
Scheduled Liquidated Amount	NUMERIC (12,2)
Gross Liquidation Proceeds	NUMERIC (12,2)
P & I Advance Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Net Liquidation Proceeds	NUMERIC (12,2)
Scheduled Net Interest	NUMERIC (12,2)
Net Liquidated Funds Remitted	NUMERIC (12,2)
Total Loss (Gain) Amount	NUMERIC (12,2)
Total Loss (Gain) to Trust	NUMERIC (12,2)
Total Loss (Gain) to Servicer	NUMERIC (12,2)
Total Loss Severity %	NUMERIC (7,7)
Total Loss Severity % to Trust	NUMERIC (7,7)
Total Liquidated Remitted	NUMERIC (12,2)
Claim on Trust Loss	NUMERIC (12,2)
Claim on Servicer Loss	NUMERIC (12,2)
Total Claim Amount	NUMERIC (12,2)

EXHIBIT BB

MODIFIED LOANS REPORT

Modified Loans Report:   Provides loan level data regarding all loans that the Servicer has modified with the first modified payment due within thirty days following the end of the reporting cycle.  The report contains the following data fields in the order below:

Field Description	Field Description
Loan	VARCHAR (15)
Investor	VARCHAR (5)
Original Category	VARCHAR (5)
Current Category	VARCHAR (5)
Stop Adv Flag	VARCHAR (3)
Modified Due Date	DATE (MM/DD/YYYY)
Mod Loan Curtailment	NUMERIC (15,2)
Mod Loan Curt Adjustment	NUMERIC (15,2)
Principal Advanced Capped	NUMERIC (15,2)
Net Interest Advanced Capped	NUMERIC (15,2)
Service Fee Advanced Capped	NUMERIC (15,2)
Third Party Bal Capped	NUMERIC (15,2)
Amount of Other Capped	NUMERIC (15,2)
Borrower Interest Contribution	NUMERIC (15,2)
Borrower Fee Code Arrearage Contribution	NUMERIC (15,2)
Borrower Principal Contribution	NUMERIC (15,2)
Amt Forgiven	NUMERIC (15,2)
Beg Delq Prin Bal	NUMERIC (15,2)
Beg Delq Int Bal	NUMERIC (15,2)
Beg Pre Prin Bal	NUMERIC (15,2)
Beg Pre Int Bal	NUMERIC (15,2)
Excess Int Adjust	NUMERIC (15,2)
Excess Interest on Mod	NUMERIC (15,2)

EXHIBIT CC

FORM OF TRANSFEROR AFFIDAVIT

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

The undersigned is the [Title of Officer] of [Name of Transferor] (the “Owner”), the proposed transferor of an Ownership Interest in the Bear Stearns Asset Backed Securities I LLC Asset-Backed Certificates, Series 2007-AC5, Class [R-1][R-2][R-3]Certificate (the “Certificate”) issued pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2007 (the “Agreement”), among Bear Stearns Asset Backed Securities I LLC, as depositor, EMC Mortgage Corporation, as seller, master servicer and company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and makes this affidavit on behalf of the Owner for the benefit of the Depositor and the Trustee.  Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Agreement.

1.           The Owner is not transferring the Certificate to impede the assessment or collection of any tax.

2.           The Owner has no actual knowledge that the proposed transferee of the Certificate: (i) has insufficient assets to pay any taxes that would be owed by such transferee as Holder of the Certificate; (ii) may become insolvent or subject to a bankruptcy proceeding for so long as the Certificate remains outstanding; and (iii) is not a Permitted Transferee.

3.           The Owner understands that the proposed transferee has delivered to the Trustee and the Depositor a transfer affidavit and agreement in the form attached to the Agreement as Exhibit C.  The Owner does not know or believe that any representation contained therein is false.

4.           At the time of transfer, the Owner has conducted a reasonable investigation of the financial condition of the proposed transferee as contemplated by Treasury Regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Owner has determined that the proposed transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the proposed transferee will not continue to pay its debts as they become due in the future. The Owner understands that the transfer of the Certificate may not be respected for U.S. federal income tax purposes (and the Owner may continue to be liable for U.S. federal income taxes associated therewith) unless the Owner has conducted such an investigation.

IN WITNESS WHEREOF, the Investor has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its [Title of Officer] this ____ day of _________, 20__.

[NAME OF OWNER]

By:
Name:	[Name of Officer]
Title:	[Title of Officer]

Personally appeared before me the above-named [Name of Officer], known or proved to me to be the same person who executed the foregoing instrument and to be the [Title of Officer] of the Owner, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Owner.

Subscribed and sworn before me this ___ day of _________, 20___.

NOTARY PUBLIC

COUNTY OF

STATE OF

My commission expires the ___ day of ___________________, 20___.

EXHIBIT DD

TRUSTEE CERTIFICATION OF EXCHANGE ACT REPORTING

[Date]

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: Michelle D. Viner

RE: Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5

Ladies and Gentlemen:

Reference is made to the Pooling and Servicing Agreement, dated as of June 1, 2007 (the “Pooling and Servicing Agreement”), among Bear Stearns Asset Backed Securities I LLC, as depositor, Wells Fargo Bank, National Association, as trustee, and EMC Mortgage Corporation, as master servicer, seller and company.  This certification is being provided pursuant to Section 4.18.

The Trustee hereby certifies that it has timely filed all required filings with the Securities and Exchange Commission for the certificate payment on [___], 20[__] pursuant to Section 4.18.  Except as indicated in the attached schedule, each such filing was complete, accurate and in agreement with the information provided by the Master Servicer in all material respects with respect to the information contained therein and no information was omitted that should have been reported, in each case as it relates to such bond payment and the related reporting period.

Wells Fargo Bank, National Association, as trustee

By:
Title: